UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Amendment No. 4)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Clearwire Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Class A Common Stock, par value $0.0001 per share, of Clearwire Corporation

(2)

Aggregate number of securities to which transaction applies: (A) 668,248,967 shares of Class A Common Stock outstanding and not beneficially owned by Sprint Nextel Corporation, SOFTBANK CORP. or any of their respective affiliates, (B) 65,644,812 shares of Class B Common Stock and Class B Common Units of Clearwire Communications, LLC outstanding and not beneficially owned by Sprint Nextel Corporation, SOFTBANK CORP. or any of their respective affiliates, which can be exchanged into 65,644,812 shares of Class A Common Stock, (C) 30,840,354 restricted stock units outstanding or reserved for issuance pursuant to awards made under the Company’s 2012 Performance Long-Term Incentive Plan and (D) 2,000,000 shares of Class A Common Stock issuable upon exercise of outstanding warrants with an exercise price of less than $2.97.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): solely for purposes of calculating the registration fee, the maximum aggregate value of the transaction was calculated as the sum of (A) 668,248,967 shares of Class A Common Stock outstanding and not beneficially owned by Sprint Nextel Corporation, SOFTBANK CORP. or any of their respective affiliates, multiplied by $2.97 per share, (B) 65,644,812 shares of Class B Common Stock and Class B Common Units of Clearwire Communications, LLC outstanding and not beneficially owned by Sprint Nextel Corporation, SOFTBANK CORP. or any of their respective affiliates, which can be exchanged into 65,644,812 shares of Class A Common Stock, multiplied by $2.97 per share, (C) 30,840,354 restricted stock units outstanding or reserved for issuance pursuant to awards made under the Company’s 2012 Performance Long-Term Incentive Plan, multiplied by $2.97 per share and (D) 2,000,000 shares of Class A Common Stock issuable upon exercise of outstanding warrants with an exercise price of less than $2.97, multiplied by $1.22 per share (which is the excess of $2.97 over the weighted average exercise price of such warrants)

	(4)	Proposed maximum aggregate value of transaction: $2,273,700,375.01

	(5)	Total fee paid: $310,135.00

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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PRELIMINARY PROXY MATERIAL—SUBJECT TO COMPLETION

Clearwire Corporation

1475 120th Avenue Northeast

Bellevue, Washington 98005

                    , 2013

Dear Stockholders:

You are invited to attend a Special Meeting of the stockholders of Clearwire Corporation, which we refer to as the Company or Clearwire, to be held on                     , 2013, at 9:00 a.m., Pacific Daylight Time at                     .

At the Special Meeting you will be asked to approve the adoption of the Agreement and Plan of Merger, dated as of December 17, 2012, as amended from time to time, by and among Sprint Nextel Corporation, Collie Acquisition Corp., a wholly-owned subsidiary of Sprint, and the Company. Pursuant to the Merger Agreement, Collie Acquisition Corp. will be merged with and into the Company and the Company will continue as the surviving corporation. Following the merger, the Company will be a wholly-owned subsidiary of Sprint.

Your vote is very important. Whether or not you plan to attend the Special Meeting, please complete, date, sign and return, as promptly as possible, the enclosed WHITE proxy card in the accompanying prepaid reply envelope, or submit your proxy over the Internet or by telephone. If you attend the Special Meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

We urge you to discard any gold proxy cards, which were sent to you by a dissident stockholder. If you previously submitted a gold proxy card, we urge you to cast your vote as instructed in your WHITE proxy card, which will revoke any earlier dated proxy card that you submitted, including any gold proxy card.

If the merger is completed, each outstanding share of Clearwire’s Class A common stock, par value $0.0001 per share (other than shares held by Sprint, SOFTBANK CORP., or any of their respective direct or indirect wholly-owned subsidiaries and any stockholders who properly exercise their appraisal rights under Delaware law), will automatically be converted into the right to receive $2.97 in cash, without interest, less any applicable withholding taxes.

In connection with the Merger Agreement, on December 17, 2012, Clearwire, Clearwire Communications, LLC and Clearwire Finance, Inc. also entered into a Note Purchase Agreement with Sprint, in which Sprint has agreed to purchase exchangeable notes from Clearwire. In order to allow Clearwire to request the full amount of potentially available financing, you will also be asked to approve an amendment to the Company’s amended and restated certificate of incorporation, which we refer to as the Certificate of Incorporation, to increase the Company’s authorized share capital and to authorize the issuance of additional shares of Class A common stock and Class B common stock.

Our board of directors, upon the unanimous recommendation of a Special Committee of the board consisting of three independent and disinterested directors who are not officers or employees of the Company or Sprint designees to the Company board, and who will not have an economic interest in the Company or the surviving corporation following the completion of the merger, has unanimously determined that the merger is

i

advisable, is substantively and procedurally fair to, and is in the best interests of our unaffiliated stockholders. The Special Committee made its determination after consultation with its independent legal and financial advisors and consideration of a number of factors. Our board has also unanimously approved and declared advisable the Merger Agreement and resolved to recommend that the stockholders adopt the Merger Agreement and approve the other proposals discussed below. The board of directors made its recommendation after consultation with its legal and financial advisors and consideration of a number of factors, including the recommendation of the Special Committee. The board of directors unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement, “FOR” the proposal to amend the Company’s Certificate of Incorporation to increase the Company’s authorized share capital, “FOR” the proposal to authorize the issuance of additional shares of Class A common stock and Class B common stock in accordance with Rule 5635(d) of the NASDAQ Listing Rules, “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies and “FOR” the non-binding proposal regarding certain merger-related executive compensation arrangements.

Approval of the proposal to adopt the Merger Agreement is independent of approval of the proposal to amend the Company’s Certificate of Incorporation, and each of these approvals is also independent of approval of the proposal to authorize the issuance of additional shares of Class A common stock and Class B common stock.

Pursuant to the terms of the Merger Agreement and the Note Purchase Agreement:

•

the approval of the proposal to adopt the Merger Agreement requires the affirmative vote of the holders of at least 75% of the outstanding shares of Clearwire’s common stock entitled to vote thereon, voting as a single class, and the holders of at least a majority of the outstanding shares of Clearwire’s common stock not held by Sprint, SoftBank or any of their respective affiliates, voting as a single class; and

•

the approval of the proposals to amend the Company’s Certificate of Incorporation to increase the Company’s authorized share capital and to authorize the issuance of additional shares of Class A common stock and Class B common stock each require the affirmative vote of the holders of at least a majority of the outstanding shares of Clearwire’s common stock entitled to vote thereon, voting as a single class, and the holders of at least a majority of the outstanding shares of Clearwire’s common stock not held by Sprint, SoftBank or any of their respective affiliates, voting as a single class.

Approval of the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote thereon at the Special Meeting, whether or not a quorum is present. The non-binding proposal regarding certain merger-related executive compensation arrangements requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote thereon at the Special Meeting.

Sprint beneficially owns approximately 50.2% of our outstanding common stock entitled to vote at the Special Meeting, and has agreed to vote all of its shares of our common stock (and to cause each of its controlled affiliates to vote their shares of our common stock, if any) in favor of the proposal to adopt the Merger Agreement, the proposal to amend the Company’s Certificate of Incorporation and the proposal to authorize the issuance of additional shares of Class A common stock and Class B common stock. In addition, Comcast Corporation, Bright House Networks, LLC, Intel Corporation and certain of their respective affiliates beneficially own approximately 13.0% of our outstanding common stock entitled to vote at the Special Meeting, and have also agreed to vote all of their shares of our common stock in favor of the proposals to adopt the Merger Agreement, to amend the Company’s Certificate of Incorporation, to authorize the issuance of additional shares of Class A common stock and Class B common stock and to adjourn the Special Meeting. As a result of the commitments of Sprint and these stockholders to participate in the Special Meeting, we expect

•	that a quorum will be present at the Special Meeting; and

•

that the holders of at least a majority of the outstanding shares of Clearwire’s Common Stock entitled to vote thereon, voting as a single class, will approve the proposal to amend the Company’s Certificate of Incorporation and the proposal to authorize the issuance of additional shares of Class A common stock and Class B common stock.

The accompanying proxy statement provides you with detailed information about the Special Meeting, the Merger Agreement and the merger and the Note Purchase Agreement. A copy of the Merger Agreement, as well as an amendment thereto, are attached as Annexes A-1 and A-2 to the proxy statement and a copy of the Note Purchase Agreement, as well as two amendments thereto, are attached as Annexes F-1, F-2 and F-3 to the proxy statement. We encourage you to carefully read the entire proxy statement and its annexes, including the Merger Agreement and the Note Purchase Agreement, as well as the Schedule 13E-3, including the exhibits attached thereto, filed by the Company, Sprint and certain of Sprint’s affiliates with the Securities and Exchange Commission. You may also obtain additional information about the Company from other documents we have filed with the Securities and Exchange Commission.

If you have any questions or need assistance voting your shares of Clearwire’s common stock, please call MacKenzie Partners, Inc., the Company’s proxy solicitor in connection with the Special Meeting, toll-free at (800) 322-2885, or collect at (212) 929-5500.

Thank you in advance for your cooperation and continued support.

Sincerely,

Erik Prusch

President and Chief Executive Officer

This proxy statement is dated                     , 2013, and is first being mailed to the Company’s stockholders on or about                     , 2013.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on                     , 2013

Dear Stockholder:

You are cordially invited to attend a Special Meeting of the stockholders of Clearwire Corporation, which we refer to as the Company or Clearwire, to be held on                     , 2013, at 9:00 a.m., Pacific Daylight Time at                     , for the following purposes:

1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of December 17, 2012, as amended from time to time, which we refer to as the Merger Agreement, by and among Sprint Nextel Corporation, which we refer to as Sprint, Collie Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Sprint, which we refer to as Merger Sub, and the Company, which we refer to as the Merger Agreement Proposal. A copy of the Merger Agreement, as well as an amendment thereto, are attached as Annexes A-1 and A-2 to the accompanying proxy statement.

2.	To consider and vote on proposals to amend the Company’s amended and restated certificate of incorporation, which we refer to as the Certificate of Incorporation, to (a) increase the Company’s authorized shares of Class A common stock, par value $0.0001 per share, which we refer to as Class A Common Stock, by 1,019,162,522 shares and (b) increase the Company’s authorized shares of Class B common stock, par value $0.0001 per share, which we refer to as Class B Common Stock, by 1,019,162,522 shares, which we refer to collectively as the Charter Amendment Proposal.

3.	To consider and vote on proposals to authorize the issuance of (a) the Class A Common Stock and (b) the Class B Common Stock that may be issued upon (i) exchange of Clearwire Communications, LLC’s and Clearwire Finance, Inc.’s 1.00% Exchangeable Notes due 2018, which we refer to as the Notes, or (ii) with respect to the Class A Common Stock, upon exchange of the Class B Interests (as defined below), issued upon exchange of the Notes in accordance with Rule 5635(d) of the NASDAQ Listing Rules, which we refer to collectively as the NASDAQ Authorization Proposal.

4.	To consider and vote on a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement Proposal, the Charter Amendment Proposal or the NASDAQ Authorization Proposal, which we refer to as the Adjournment Proposal.

5.	To approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger, which we refer to as the Golden Parachute Proposal.

6.	To transact any other business that may properly come before the Special Meeting, or any adjournment or postponement of the Special Meeting, by or at the direction of the board of directors of the Company.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the Special Meeting is April 2, 2013. Only stockholders of record at the close of business on that date may vote at the Special Meeting or any adjournment or postponement thereof.

Your vote is important. The board of directors unanimously recommends that you vote “FOR” the Merger Agreement Proposal, “FOR” the Charter Amendment Proposal, “FOR” the NASDAQ Authorization Proposal, “FOR” the Adjournment Proposal and “FOR” the Golden Parachute Proposal.

We urge you to discard any gold proxy cards, which were sent to you by a dissident stockholder. If you previously submitted a gold proxy card, we urge you to cast your vote as instructed in your WHITE proxy card, which will revoke any earlier dated proxy card that you submitted, including any gold proxy card.

Submitting your proxy over the Internet or by telephone is fast and convenient, and your proxy is immediately confirmed and tabulated. Using the Internet or telephone helps save the Company money by reducing postage and proxy tabulation costs.

On Behalf of the Board of Directors,

Jillian Harrison

Corporate Secretary

Bellevue, Washington

Dated:                     , 2013

v

Issuance of Additional Shares of Class A Common Stock and Class B Common Stock, in Accordance with NASDAQ Listing Rules (The NASDAQ Authorization Proposal—Proposals 3A and 3B)		144

The Proposals		144

Vote Required and Board Recommendation		144

Adjournment of the Special Meeting (The Adjournment Proposal—Proposal 4)		146

The Proposal		146

Vote Required and Board Recommendation		146

Merger-Related Executive Compensation Arrangements (The Golden Parachute Proposal— Proposal 5)		147

The Proposal		147

Vote Required and Board Recommendation		147

Other Important Information Regarding Clearwire		148

Directors and Officers of the Company		148

Selected Historical Consolidated Financial Data		152

Ratio of Earnings to Fixed Charges		154

Book Value per Share of Common Stock		154

Market Price of Common Stock and Dividends		154

Security Ownership of Certain Beneficial Owners and Management		155

Prior Public Offerings		159

Certain Purchases and Sales of Company Common Stock		159

Description of Capital Stock		160

Other Important Information Regarding the Sprint Parties		166

Appraisal Rights		172

Delisting and Deregistration of Common Stock		176

Stockholder Proposals		176

Incorporation of Certain Documents by Reference		178

Where You Can Find More Information		179

Annex A-1	Agreement and Plan of Merger, dated as of December 17, 2012, by and among Sprint Nextel Corporation, Collie Acquisition Corp. and Clearwire Corporation	A-1-1

Annex A-2	First Amendment to the Agreement and Plan of Merger (dated December 17, 2012), dated as of April 18, 2013, by and among Sprint Nextel Corporation, Collie Acquisition Corp. and Clearwire Corporation	A-2-1

Annex B	Voting and Support Agreement, dated as of December 17, 2012, by and among Clearwire Corporation and the Persons named on Schedule A thereto	B-1

Annex C	Agreement Regarding Right of First Offer, dated as of December 17, 2012, by and among Sprint HoldCo, LLC, Sprint Nextel Corporation, Intel Capital Corporation, Intel Capital (Cayman) Corporation, Intel Capital Wireless Investment Corporation 2008, Comcast Wireless Investment, LLC and BHN Spectrum Investments, LLC	C-1

Annex D	Irrevocable Exchange Agreement, dated as of December 17, 2012, by and among Clearwire Corporation, Sprint Nextel Corporation and Intel Capital Wireless Investment Corporation 2008A	D-1

Annex E-1	Second Amendment to Equityholders’ Agreement (dated as of November 28, 2008), dated as of December 17, 2012, by and among Clearwire Corporation, Sprint HoldCo, LLC, SN UHC 1, Inc., Eagle River Holdings, LLC, Intel Capital Wireless Investment Corporation 2008A, Intel Capital Corporation, Intel Capital (Cayman) Corporation, Middlefield Ventures, Inc., and Comcast Corporation	E-1-1

Annex E-2	Third Amendment to Equityholders’ Agreement (dated as of November 28, 2008), dated as of December 17, 2012, by and among Clearwire Corporation, Sprint HoldCo, LLC, SN UHC 1, Inc., Intel Capital Wireless Investment Corporation 2008A, Intel Capital Corporation, Intel Capital (Cayman) Corporation, Middlefield Ventures, Inc., and Comcast Corporation.	E-2-1

Annex F-1	Note Purchase Agreement, dated as of December 17, 2012, by and among Clearwire Corporation, Clearwire Communications, LLC, Clearwire Finance, Inc. and Sprint Nextel Corporation	F-1

Annex F-2	First Amendment to the Note Purchase Agreement, dated as of January 31, 2013, by and among Clearwire Corporation, Clearwire Communications, LLC, Clearwire Finance, Inc. and Sprint Nextel Corporation	F-2-1

Annex F-3	Second Amendment to the Note Purchase Agreement, dated as of February 26, 2013, by and among Clearwire Corporation, Clearwire Communications LLC, Clearwire Finance, Inc. and Sprint Nextel Corporation	F-3-1

Annex G	Indenture, dated as of March 1, 2013, by and among Clearwire Communications LLC, Clearwire Finance, Inc., the guarantors named therein and Wilmington Trust, National Association	G-1

Annex H	Registration Rights Agreement, dated as of March 1, 2013, by and among Clearwire Corporation, Clearwire Communications LLC, Clearwire Finance, Inc., the entities listed on Schedule 1 thereto and Sprint Nextel Corporation	H-1

Annex I	Stock Delivery Agreement, dated as of March 1, 2013, by and among Clearwire Corporation, Clearwire Finance, Inc., and Clearwire Communications LLC	I-1

Annex J	Opinion of Centerview Partners LLC, dated December 16, 2012	J-1

Annex K	Opinion of Evercore Group L.L.C., dated December 16, 2012	K-1

Annex L	Section 262 of the General Corporation Law of the State of Delaware	L-1

Annex M	Form of Amendment to the Amended and Restated Certificate of Incorporation	M-1

SUMMARY TERM SHEET

The following summary term sheet highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary term sheet includes a page reference directing you to a more complete description of that topic. See “Where You Can Find More Information.” In this proxy statement, we refer to the Agreement and Plan of Merger, dated as of December 17, 2012, as amended on April 18, 2013, by and among Sprint Nextel Corporation, Collie Acquisition Corp. and Clearwire Corporation, as the Merger Agreement, and the merger of Collie Acquisition Corp. with and into Clearwire Corporation pursuant to the Merger Agreement as the Merger, and we refer to the Note Purchase Agreement, dated as of December 17, 2012, as amended on January 31, 2013 and February 26, 2013, by and among Clearwire Corporation, Clearwire Communications, LLC, Clearwire Finance, Inc. and Sprint, as the Note Purchase Agreement. In addition, we refer to Sprint Nextel Corporation as Sprint, Collie Acquisition Corp. as Merger Sub, Clearwire Communications, LLC as Clearwire Communications, Clearwire Finance, Inc. as Clearwire Finance and Clearwire Corporation as the Company, us, our or we.

Special Factors (page 14)

•	Background of the Merger (page 14). A description of the background of the Merger, including our discussions with Sprint, is included in “Special Factors—Background of the Merger.”

•

Recommendation of the Special Committee and the Board of Directors; Fairness of the Merger (page 40). The special committee of the board consisting of three independent and disinterested directors, who are not officers or employees of the Company or Sprint designees to the Company board, and who will not have an economic interest in the Company or the surviving corporation following the completion of the Merger, which committee we refer to as the Special Committee, unanimously determined that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable, are substantively and procedurally fair to, and are in the best interests of our unaffiliated stockholders, and the Special Committee unanimously recommended that the Clearwire board of directors (i) approve the Merger Agreement, the agreements related thereto and the transactions contemplated thereby, including the Merger, (ii) declare the advisability of the Merger Agreement to the stockholders of Clearwire and (iii) recommend the adoption of the Merger Agreement to the stockholders of Clearwire and submit the Merger Agreement to the stockholders of Clearwire for adoption. The Special Committee made its determination after consultation with its independent legal and financial advisors and consideration of a number of factors. Upon such recommendations, the board of directors of the Company has unanimously determined that the Merger is advisable, is substantively and procedurally fair to, and is in the best interests of our unaffiliated stockholders. The board of directors of the Company has also unanimously approved and declared advisable the Merger Agreement and resolved to recommend that the stockholders adopt the Merger Agreement and approve the other proposals discussed below. The board of directors made its recommendation after consultation with its legal and financial advisors and consideration of a number of factors, including the recommendation of the Special Committee. For the factors considered by the Special Committee and the board of directors in reaching its decision to approve the Merger Agreement, please see “Special Factors—Recommendation of the Special Committee and the Board of Directors; Fairness of the Merger.”

In connection with the Merger Agreement, Clearwire, Clearwire Communications and Clearwire Finance also entered into the Note Purchase Agreement with Sprint, pursuant to which Sprint has agreed to purchase exchangeable notes, which we refer to as the Notes, from us at our request, but subject to the conditions set forth in the Note Purchase Agreement. In order to allow Clearwire to request the full amount of potentially available financing provided by Sprint pursuant to the Note Purchase Agreement, you will also be asked to approve an amendment to the Company’s amended and restated certificate of incorporation, which we refer to as the Certificate of Incorporation, to increase the Company’s authorized share capital and to authorize the issuance of additional shares of Class A Common Stock, and Class B common stock, par value $0.0001 per share, which we refer to as Class B Common Stock, that may be issued upon exchange of the Notes or, with respect to the Class A Common Stock, upon exchange of Class B Common Stock and Clearwire Communications Class B units, which we refer to as the Class B Units and which we refer to together with our Class B Common Stock as the Class B Interests, issued upon exchange of the Notes in accordance with Rule 5635(d) of the NASDAQ Listing Rules.

The board of directors unanimously recommends that you vote:

•	“FOR” the proposal to adopt the Merger Agreement, which we refer to as the Merger Agreement Proposal.

•

“FOR” each of the proposals to amend the Certificate of Incorporation to (a) increase the Company’s authorized shares of Class A Common Stock by 1,019,162,522 shares, which we refer to as the Class A Common Stock Charter Amendment Proposal, and (b) increase the Company’s authorized shares of Class B Common Stock by 1,019,162,522 shares, which we refer to as the Class B Common Stock Charter Amendment Proposal and collectively with the Class A Common Stock Charter Amendment Proposal as the Charter Amendment Proposal. The approval of both the Class A Common Stock Charter Amendment Proposal and the Class B Common Stock Charter Amendment Proposal is required to approve the adoption of the Charter Amendment Proposal. Each of the proposals comprising the Charter Amendment Proposal is cross-conditioned upon the approval by our stockholders of the other proposal comprising the Charter Amendment Proposal. Neither the Class A Common Stock Charter Amendment Proposal nor the Class B Common Stock Charter Amendment Proposal will be deemed approved unless both of them are approved.

•

“FOR” each of the proposals to authorize the issuance of (a) the Class A Common Stock, which we refer to as the Class A Common Stock NASDAQ Authorization Proposal, and (b) the Class B Common Stock, which we refer to as the Class B Common Stock NASDAQ Authorization Proposal, that may be issued upon (i) exchange of the Notes or (ii) with respect to the Class A Common Stock, upon exchange of the Class B Interests, issued upon exchange of the Notes in accordance with Rule 5635(d) of the NASDAQ Listing Rules, which we refer to collectively as the NASDAQ Authorization Proposal. The approval of both the Class A Common Stock NASDAQ Authorization Proposal and the Class B Common Stock NASDAQ Authorization Proposal is required to approve the adoption of the NASDAQ Authorization Proposal. Each of the proposals comprising the NASDAQ Authorization Proposal is cross-conditioned upon the approval by our stockholders of the other proposal comprising the NASDAQ Authorization Proposal. Neither the Class A Common Stock NASDAQ Authorization Proposal nor the Class B Common Stock NASDAQ Authorization Proposal will be deemed approved unless both of them are approved.

•

“FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement Proposal, the Charter Amendment Proposal or the NASDAQ Authorization Proposal, which we refer to as the Adjournment Proposal.

•	“FOR” the non-binding proposal regarding certain Merger-related executive compensation arrangements, which we refer to as the Golden Parachute Proposal.

Approval of the Merger Agreement Proposal is independent of approval of the Charter Amendment Proposal, and each of these approvals is also independent of approval of the NASDAQ Authorization Proposal. However, if the Merger Agreement Proposal is not approved by our stockholders, the Note Purchase Agreement will automatically terminate and after such termination we will not be able to request any financing from Sprint under the Note Purchase Agreement, whether or not our stockholders approve the Charter Amendment Proposal or the NASDAQ Authorization Proposal.

•

Intent to Vote in Favor of the Merger (page 87). Our directors and executive officers have informed us that, as of the date of this Proxy Statement, they intend to vote all of the shares of Common Stock owned directly by them in favor of the adoption of the Merger Agreement and approval of each of the other proposals. As of April 2, 2013, the record date for the Special Meeting, our directors and current executive officers directly owned, in the aggregate, 8,111,404 shares of Common Stock entitled to vote at the Special Meeting, or collectively approximately 0.6% of the outstanding shares of Common Stock entitled to vote at the Special Meeting. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 81.

•

Position of Sprint Parties Regarding the Fairness of the Merger (page 47). Sprint and Merger Sub believe that the Merger is fair to our unaffiliated stockholders. Their belief is based upon their knowledge and analysis of the Company, as well as the factors discussed in “Special Factors—Position of Sprint Regarding the Fairness of the Merger.” For purposes of the Merger, and as used in this Proxy Statement, “unaffiliated stockholders” means all stockholders of the Company other than (i) Sprint and its affiliates, (ii) SOFTBANK CORP., a Japanese kabushiki kaisha, which we refer to as SoftBank, and its affiliates and (iii) the Company’s directors and executive officers. SoftBank has informed us that, as of the date of the proxy statement, it does not own any of our Common Stock.

•

Opinion of Financial Advisor to the Special Committee (page 50). In connection with the Special Committee’s analysis and consideration of potential strategic alternatives, including the Merger, on November 21, 2012, the Special Committee retained Centerview Partners LLC, which we refer to as Centerview, to act as financial advisor to the Special Committee. On December 16, 2012, at a joint meeting of the Special Committee and the Audit Committee, Centerview rendered to the Special Committee and the Audit Committee an oral opinion, which was subsequently confirmed by delivery of a written opinion, dated December 16, 2012, to the effect that, as of that date and based upon and subject to the various assumptions and limitations set forth in the written opinion, the merger consideration of $2.97 in cash per share, without interest, less any applicable withholding taxes, which amount we refer to as the Merger Consideration, to be paid to the holders of our Class A Common Stock (other than Sprint, SoftBank, or any of their respective affiliates) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described in “Special Factors—Opinion of Financial Advisor to the Special Committee.”

The full text of Centerview’s opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Centerview. This opinion is attached as Annex J and is incorporated into this proxy statement by reference. Stockholders are encouraged to read Centerview’s opinion carefully in its entirety. Centerview’s opinion was provided for the information and assistance of the Special Committee and the Audit Committee in connection with, and for the purpose of, their consideration of the Merger, and Centerview’s opinion only addresses whether, as of the date of such written opinion, the Merger Consideration to be paid to the holders of our Class A Common Stock (other than Sprint, SoftBank, or any of their respective affiliates) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders and does not address any other term or aspect of the Merger Agreement or the Merger contemplated thereby. The opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or otherwise act with respect to the Merger or any other matter. For a further discussion of Centerview’s opinion, see “Special Factors—Opinion of Financial Advisor to the Special Committee.”

•

Opinion of Financial Advisor to the Board of Directors (page 62). In connection with Clearwire’s board of directors’ analysis and consideration of potential strategic alternatives, including the Merger, on December 7, 2012, Clearwire’s board of directors retained Evercore Group, L.L.C., which we refer to as Evercore, to act as financial advisor to Clearwire’s board of directors. On December 16, 2012, at a meeting of Clearwire’s board of directors, Evercore delivered its oral opinion to Clearwire’s board of directors, which opinion was subsequently confirmed by delivery of a written opinion, dated December 16, 2012, to the effect that, as of that date and based upon and subject to assumptions made, matters considered and limitations on the scope of review undertaken by Evercore as set forth in its opinion, the Merger

Consideration to be paid to the holders of shares of Class A Common Stock (other than Sprint, SoftBank, or any of their respective affiliates) pursuant to the Merger was fair, from a financial point of view, to such holders, as more fully described under the heading “Special Factors—Opinion of Financial Advisor to the Board of Directors.” The full text of Evercore’s written opinion, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken in rendering its opinion, is attached to this proxy statement as Annex K and incorporated herein by reference. Evercore’s opinion was directed to Clearwire’s board of directors and addresses only, as of the date of such opinion, the fairness, from a financial point of view, of the Merger Consideration to be paid to holders of Class A Common Stock (other than Sprint, SoftBank, or any of their respective affiliates). The opinion does not address any other aspect of the proposed Merger and does not constitute a recommendation to Clearwire’s board of directors or to any other persons in respect of the Merger, including to any Clearwire shareholder as to how they should vote or act in respect of the Merger.

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Certain Effects of the Merger; Certain Effects on the Company if the Merger is not Completed (page 75). The Merger Agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the Merger and will continue as a wholly-owned subsidiary of Sprint following the Merger. As a result of the Merger, the Company will cease to be a publicly-traded company. If the Merger is completed, you will not own any shares of the capital stock of the surviving corporation.

In the Merger, each issued and outstanding share of our Class A Common Stock (other than shares held by Sprint, SoftBank, any of their respective affiliates and any stockholders who properly exercise their appraisal rights under Delaware law) will be converted automatically into the right to receive the Merger Consideration.

If the Merger Agreement is not adopted by our stockholders or if the Merger is not completed for any other reason, our stockholders will not receive any payment for their shares of our Class A Common Stock in connection with the Merger. Instead, the Company will remain a public company and the Class A Common Stock will continue to be listed and traded on the NASDAQ Global Select Market, which we refer to as NASDAQ, so long as the Company continues to meet the applicable listing requirements. Under certain circumstances described in “The Merger Agreement—Sprint Termination Fee,” if Sprint terminates the Merger Agreement or if the Merger is not consummated by October 15, 2013 (as may be extended in certain circumstances), which we refer to as the Outside Date, Sprint is required to pay a termination fee of $120 million to Clearwire, which will be satisfied by the cancellation of an equal amount of the Notes issued under the Note Purchase Agreement and, under certain circumstances described in “The Merger Agreement—Sprint Termination Fee,” the termination of the Merger Agreement may require Sprint to pay to Clearwire Communications a wireless broadband services prepayment in the amount of $100 million. If the Merger is not completed, we may be forced to explore all available alternatives, including financial restructuring, which could include seeking protection under the provisions of the United States Bankruptcy Code. Excluding any financing by Sprint pursuant to the Note Purchase Agreement, the Company currently has capital resources that it believes to be sufficient to support its operations into approximately the fourth quarter of 2013. If the Merger is not completed, the Company may not be able to raise sufficient capital to continue its existing operations beyond that time. We can give you no assurance that in a restructuring you would receive any value for your shares or a value equal to or in excess of the Merger Consideration. In addition, our board of directors is actively considering whether to not make the June 1, 2013, interest payment on our approximately $4.5 billion of outstanding debt.

If our stockholders fail to approve the Charter Amendment Proposal or the NASDAQ Authorization Proposal, we will only be able to request up to approximately $503 million or $410 million, respectively, of the financing provided by Sprint under the Note Purchase Agreement and, as a result, we may not have sufficient funds to meet our operating and capital expenditure needs in the near term.

If the Merger Agreement is not adopted by our stockholders, the Note Purchase Agreement will automatically terminate and after such termination we will not be able to request any financing from Sprint under the Note Purchase Agreement and, as a result, we may not have sufficient funds to meet our operating and capital expenditure needs in the near term.

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Interests of Certain Persons in the Merger (page 81). When considering the recommendation of the board of directors, you should be aware that our officers and directors, including the directors who made up the Special Committee, may have interests in the Merger that are different from, or in addition to, your interests as a stockholder. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by our stockholders. These interests include the following:

•	the vesting and cash-out of all restricted stock units and options to purchase our Class A Common Stock held by our officers and directors;

•	the payment of severance to our officers if a termination of employment were to occur in connection with the Merger;

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for a period of six years after the effective time of the Merger, the surviving corporation will continue the indemnification, expense advancement, and exculpation of our present and former officers and directors as provided in our Certificate of Incorporation or the Company’s bylaws, which we refer to as the Bylaws, or any other agreement in effect on December 17, 2012; and

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the surviving corporation will maintain for six years after the effective time of the Merger, our current directors’ and officers’ liability insurance policies providing coverage with respect to matters arising on or before the effective time and naming as insureds thereunder all of our present and former directors and officers.

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Special Committee Compensation (page 87). The board of directors approved a per-meeting fee of $2,000 for each in-person and telephonic meeting and a retainer fee of $40,000 for the chairman and $30,000 for the members of the Special Committee. Compensation of the Special Committee members was not and is not contingent on the Special Committee approving or recommending the Merger or any other strategic alternative or the consummation of the Merger or any other strategic alternative.

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Material United States Federal Income Tax Consequences of the Merger (page 87). The exchange of shares of Class A Common Stock for cash pursuant to the Merger will be a taxable transaction to United States Holders (as defined in “Special Factors—Material United States Federal Income Tax Consequences of the Merger”) for United States federal income tax purposes. A United States Holder will recognize taxable gain or loss, measured by the difference, if any, between the amount of cash received by the holder in the Merger, and the adjusted tax basis of the Class A Common Stock surrendered in exchange therefor. A non-United States Holder (as defined in “Special Factors—Material United States Federal Income Tax Consequences of the Merger”) generally will not be subject to United States federal income tax on the exchange of shares of Class A Common Stock for cash pursuant to the Merger, but may be subject to United States backup withholding unless the non-United States Holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding. Stockholders should read “Special Factors—Material United States Federal Income Tax Consequences of the Merger” below. Stockholders should also consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any United States federal non-income, state, local and non-United States tax laws) of the Merger.

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Financing of the Merger (page 90). The receipt of financing by Sprint to consummate the Merger is not a condition to the obligations of either party to complete the Merger under the terms of the Merger Agreement. See “Special Factors—Financing of the Merger.” We anticipate that the total funds needed to complete the Merger will be approximately $2.2 billion. Sprint has informed us that it expects to fund this amount through cash on hand.

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Regulatory Approvals (page 91). The Communications Act of 1934, as amended, which we refer to as the Communications Act, requires the approval of the Federal Communications Commission, which we refer to as the FCC, prior to any transfer of control of an entity holding certain types of licenses and other authorizations issued by the FCC. Pursuant to the Merger Agreement, the consent of the FCC is a condition to the completion of the Merger.

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Litigation Relating to the Merger (page 91). The Company, its directors, Sprint and Merger Sub are named as defendants in putative class action lawsuits brought by certain stockholders of the Company. The lawsuits allege, among other things, that Sprint and the members of our board of directors breached their fiduciary duties owed to the Company’s stockholders and seek, among other things, to enjoin the defendants from completing the Merger on the agreed-upon terms and to recover damages if the Merger is completed. The Company and the board of directors believe that the claims in these actions are without merit and intend to defend against them vigorously.

The Merger Agreement (page 106)

•	Treatment of Clearwire Stock Options and Other Equity-Based Awards and Convertible Securities (page 108).

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Clearwire Stock Options. At the effective time of the Merger, each option to purchase shares of our Common Stock granted pursuant to any stock option plan or stock compensation plan, program or similar arrangement or any individual employment agreement, including, without limitation, the Company’s 2008 Stock Compensation Plan, 2007 Stock Compensation Plan and the 2003 Stock Option Plan, which we refer to collectively as the Stock Plans, outstanding and unexercised immediately prior to the effective time of the Merger, whether or not then vested, will be cancelled in exchange for the right to receive a lump sum cash amount, if any, by which the Merger Consideration exceeds the exercise price of such option, less applicable withholding taxes.

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Clearwire Director Restricted Stock Units. At the effective time of the Merger, each restricted stock unit granted prior to December 17, 2012 under a Stock Plan and that is outstanding immediately prior to the effective time of the Merger which is held by a non-employee member of the Clearwire board of directors, each of which we refer to as a Director RSU, will be cancelled in exchange for the right to receive a lump sum cash payment equal to the product of the Merger Consideration, without interest, and the number of shares of Class A Common Stock subject to such Director RSU.

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Clearwire Non-Director Restricted Stock Units. At the effective time of the Merger, each restricted stock unit granted prior to December 17, 2012 under a Stock Plan that is not a Director RSU and that is outstanding immediately prior to the effective time of the Merger, each of which we refer to as an Unvested RSU, will be converted into a right to receive a cash payment equal to the product of the Merger Consideration, without interest, and the number of shares of Class A Common Stock subject to such Unvested RSU, each of which we refer to as a Restricted Cash Account. At the effective time of the Merger, each holder of a Restricted Cash Account will receive a lump sum cash payment equal to 50% of the Restricted Cash Account balance, less applicable tax withholdings, from the surviving corporation, which the Merger Agreement provides will be paid as promptly as reasonably practicable following the effective time of the Merger. The remaining balance of the Restricted Cash Account will vest and be paid as described in “Interests of Certain Persons in the Merger—Treatment of Clearwire Stock Options and Other Equity-Based Awards—Clearwire Non-Director Restricted Stock Units.”

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Clearwire Warrants. At the effective time of the Merger, each issued and outstanding warrant to acquire our Common Stock, whether vested or unvested, outstanding immediately prior to the effective time of the Merger will, by virtue of the Merger Agreement and without any further action, be deemed to constitute a warrant to acquire, on the same terms and conditions as were applicable under such warrant, the same aggregate Merger Consideration as the holder of such warrant would have been entitled to receive in the Merger had the holder thereof exercised such warrant in full immediately prior to the effective time of the Merger based on the exercise price set forth in the applicable warrant.

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Treatment of Clearwire Exchangeable Notes. At the effective time of the Merger, the right to exchange each $1,000 principal amount of 8.25% Exchangeable Notes due 2040 will be changed into a right to exchange such principal amount of exchangeable notes into an amount of cash, without interest, equal to the product of the Merger Consideration multiplied by the exchange rate for each such exchangeable note applicable as of immediately prior to the effective time of the Merger.

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Conditions to the Completion of the Merger (page 109). The respective obligations of the Company, Sprint and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of certain customary conditions, including the adoption of the Merger Agreement by our stockholders, receipt of required FCC approvals, the accuracy of the representations and warranties of the parties (subject to materiality qualifications), the absence of any legal restraint or prohibition on the consummation of the Merger and material compliance by the parties with their respective undertakings and agreements under the Merger Agreement. In addition, Sprint’s obligation to consummate the Merger is conditioned upon the absence of any material adverse effect on Clearwire and either the effective time of the merger between Sprint and SoftBank, which we refer to as the Sprint-SoftBank Merger, having occurred or, if Sprint has terminated the Agreement and Plan of Merger, dated as of October 15, 2012, as amended, by and among Sprint, SoftBank, Starburst I, Inc., Starburst II, Inc. and Starburst III, Inc., which we refer to as the Sprint-SoftBank Merger Agreement, in order to enter into a definitive agreement with respect to an alternative transaction, the consummation of such alternative transaction having occurred.

•	Termination (page 115). Clearwire and Sprint may terminate the Merger Agreement at any time before the effective time of the Merger by mutual written consent of Clearwire and Sprint.

In addition, either Clearwire or Sprint may terminate the Merger Agreement at any time before the effective time of the Merger by written notice to the other party, if:

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the Merger has not been consummated on the Outside Date; provided that the Outside Date will be automatically extended to any date to which the end date in the Sprint-SoftBank Merger Agreement is extended (or if Sprint has terminated the Sprint-SoftBank Merger Agreement in order to enter into a definitive agreement with respect to an alternative transaction, the end date of such definitive agreement) but not beyond December 31, 2013; provided, further, that the Outside Date may be extended by Clearwire to any date beyond December 31, 2013 to which the end date in the Sprint-SoftBank Merger Agreement is extended (or if Sprint has terminated the Sprint-SoftBank Merger Agreement in order to enter into a definitive agreement with respect to an alternative transaction, the end date of such definitive agreement); provided, further, that the right to terminate the Merger Agreement pursuant to this provision is not available to any party whose failure to fulfill any obligation under the Merger Agreement has been the principal cause of, or resulted in, the failure of the Merger to occur on or prior to such date;

•	a governmental entity has issued a final nonappealable injunction, order, decree, judgment or ruling, permanently enjoining or otherwise prohibiting the Merger; or

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at the Clearwire stockholders’ meeting or any adjournment thereof at which adoption of the Merger Agreement is voted on, the Clearwire stockholders fail to adopt the Merger Agreement by the required stockholder vote.

Sprint may terminate the Merger Agreement upon written notice to Clearwire:

•	if, at any time before the adoption of the Merger Agreement by the required stockholder vote, the Clearwire board of directors or any committee (including the Special Committee) has withdrawn,

qualified or modified its approval or recommendation of the Merger Agreement in a manner adverse to Sprint, which event we refer to as an adverse company board recommendation;

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upon a breach of any representation, warranty, covenant or agreement on the part of Clearwire set forth in the Merger Agreement such that (if such breach occurred or was continuing as of the closing date of the Merger) the condition with respect to the accuracy of Clearwire’s representations and warranties or the condition with respect to the performance of Clearwire’s undertakings and agreements would be incapable of fulfillment and which breach is incapable of being cured, or is not cured within 60 days following receipt of written notice of such breach; provided, that neither Sprint nor Merger Sub is then in breach of the Merger Agreement so as to cause the condition with respect to the accuracy of Sprint’s and Merger Sub’s representations and warranties or the condition with respect to the performance of Sprint’s and Merger Sub’s undertakings and agreements to be incapable of being satisfied; or

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if the Sprint-SoftBank Merger Agreement has been terminated (other than by Sprint in order to enter into an alternative transaction with respect to the Sprint-SoftBank Merger), provided that Sprint must exercise such right within 10 business days following such termination.

Clearwire may terminate the Merger Agreement upon written notice to Sprint:

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upon a breach of any representation, warranty, covenant or agreement on the part of Sprint or Merger Sub set forth in the Merger Agreement such that (if such breach occurred or was continuing as of the closing date of the Merger) the condition with respect to the accuracy of Sprint’s and Merger Sub’s representations and warranties or the condition with respect to the performance of Sprint’s and Merger Sub’s undertakings and agreements would be incapable of fulfillment and which breach is incapable of being cured, or is not cured within 60 days following receipt of written notice of such breach; provided, that Clearwire is not then in breach of the Merger Agreement so as to cause the condition with respect to the accuracy of Clearwire’s representations and warranties or the condition with respect to the performance of Clearwire’s undertakings and agreements to be incapable of being satisfied.

In certain cases, the termination of the Merger Agreement may require Sprint to pay to Clearwire a termination fee of $120 million, which will be satisfied by the cancellation of an equal amount of the Notes issued under the Note Purchase Agreement and, under certain circumstances described in “The Merger Agreement—Sprint Termination Fee,” the termination of the Merger Agreement may require Sprint to pay to Clearwire Communications a wireless broadband services prepayment in the amount of $100 million.

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Remedies (page 117). If the Merger Agreement is terminated pursuant to the termination rights described in “The Merger Agreement—Termination,” the Merger Agreement will become null and void (except for certain specified provisions that will survive any termination of the Merger Agreement), and, except as provided in “The Merger Agreement—Sprint Termination Fee,” there will be no liability on the part of any party to the Merger Agreement or any of their affiliates (except that certain remedies will be available in the case of fraud or willful or intentional breach of the Merger Agreement prior to any such termination).

The Merger Agreement provides that the parties are entitled to pursue all remedies available at law or in equity in the event of fraud or willful or intentional breach of the Merger Agreement, prior to any termination of the Merger Agreement pursuant to the termination rights described in “The Merger Agreement—Termination.”

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Sprint Termination Fee (page 117). The Merger Agreement provides that, subject to Clearwire’s right to deliver a Fee Waiver to Sprint, as described in “The Merger Agreement—Sprint Termination Fee,” Sprint is required to pay a termination fee to Clearwire in each of the following circumstances:

•	Sprint terminates the Merger Agreement in connection with the Sprint-SoftBank Merger Agreement having been terminated as described in “The Merger Agreement—Termination”; or

•	Sprint or Clearwire terminates the Merger Agreement due to a failure to consummate the Merger by the Outside Date (as it may be extended in certain circumstances), as described in “The Merger

Agreement—Conditions to the Completion of the Merger,” and in connection with such termination, the condition relating to the closing of the Sprint-SoftBank Merger, as described in “The Merger Agreement—Conditions to the Completion of the Merger,” has not been satisfied or waived and the conditions relating to the accuracy of Clearwire’s representations and warranties and the performance of Clearwire’s covenants and obligations, in each case as described in “The Merger Agreement—Conditions to the Completion of the Merger,” have been satisfied or are reasonably capable of being satisfied.

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In connection with either of the termination events described in the immediately preceding bullets, Sprint will pay to Clearwire a termination fee of $120 million, which will be satisfied by the cancellation of an equal amount of the Notes issued under the Note Purchase Agreement.

In the event that Clearwire has received the termination fee as described above and has not delivered a Fee Waiver, as described in “The Merger Agreement—Sprint Termination Fee,” and Clearwire Communications completes construction of at least 5,000 hotspot sites that are on air by January 15, 2014, in accordance with the 4G MVNO Agreement, dated November 28, 2008, among Sprint, Clearwire Communications and certain other parties thereto, as amended, which we refer to as the 4G MVNO Agreement, then Sprint will pay to Clearwire Communications a wireless broadband services prepayment in the amount of $100,000,000 on the date when such 5,000 hotspot sites are on air, provided that if the Merger Agreement has not been terminated by such date, any payment in respect of the wireless broadband prepayment will be made 6 business days after the date Clearwire becomes entitled to receive the termination fee described above, to be credited against Sprint’s use of LTE services under the 4G MVNO Agreement.

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Expenses (page 118). Except as otherwise contemplated by the Merger Agreement, all costs and expenses incurred in connection with the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement will be the obligation of the party incurring such expenses. Clearwire and Sprint will share all fees and expenses, other than attorneys’ fees, incurred in connection with the filing, printing and mailing of this proxy statement and any amendments or supplements hereto and the Schedule 13E-3 and any amendments or supplements thereto.

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Additional Covenants (page 122). The Merger Agreement provides for certain other covenants between the parties relating to, among other things, cooperation in the preparation of this proxy statement and Schedule 13E-3, restrictions on transfers by Sprint of our Common Stock except in certain circumstances (including a conversion of Class B Common Stock held by Sprint or its affiliates into Class A Common Stock), notices and public announcements.

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Specific Performance (page 124). The Merger Agreement provides that the parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof in the Delaware Court of Chancery, in addition to any other remedy to which any such party is entitled in law or in equity.

Parties to the Merger (page 134)

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Clearwire Corporation, which we refer to as Clearwire, the Company, we, us or our, is a Delaware corporation and a leading provider of 4G wireless broadband services offering services in areas of the United States where more than 130 million people live. Clearwire holds the deepest portfolio of wireless spectrum available for data services in the United States. Clearwire serves retail customers through its own CLEAR® brand as well as through wholesale relationships with some of the leading companies in the retail, technology and telecommunications industries, including Sprint and NetZero. We are constructing a next-generation 4G LTE Advanced-ready network to address the capacity needs of the market, and are also working closely with the Global TDD-LTE Initiative and China Mobile to further the TDD-LTE ecosystem. Our principal executive office is located at 1475 120th Avenue Northeast, Bellevue, Washington, 98005, and the telephone number of our principal executive office is (425) 216-7600.

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Sprint Nextel Corporation, which we refer to as Sprint, is a Kansas corporation and offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint served nearly 56 million customers at the end of the third quarter of 2012 and is widely recognized for developing, engineering and deploying innovative technologies, including the first wireless 4G service from a national carrier in the United States; offering industry-leading mobile data services, leading prepaid brands including Virgin Mobile USA, Boost Mobile, and Assurance Wireless; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. The American Customer Satisfaction Index rated Sprint No. 1 among all national carriers in customer satisfaction and most improved, across all 47 industries, during the last four years. Newsweek ranked Sprint No. 3 in both its 2011 and 2012 Green Rankings, listing it as one of the nation’s greenest companies, the highest of any telecommunications company. Sprint’s equity interests in Clearwire are held by certain of its wholly owned subsidiaries, as further described in “Parties to the Merger—Certain Sprint-Related Parties.”

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Collie Acquisition Corp., which we refer to as Merger Sub, is a Delaware corporation and a wholly-owned subsidiary of Sprint and was formed by Sprint solely for purposes of entering into the Merger Agreement and completing the Merger. Upon completion of the Merger, Merger Sub will be merged with and into the Company and will cease to exist.

The Special Meeting (page 136)

•	Time, Place and Purpose of the Special Meeting (page 136). The Special Meeting will be held on , 2013, starting at 9:00 a.m., Pacific Daylight Time at .

At the Special Meeting, holders of our Class A Common Stock or our Class B Common Stock, which we refer together with our Class A Common Stock as Common Stock, will be asked to approve the Merger Agreement Proposal, to approve the Charter Amendment Proposal, to approve the NASDAQ Authorization Proposal, to approve the Adjournment Proposal, and to approve the Golden Parachute Proposal.

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Record Date and Quorum (page 136). You are entitled to receive notice of, and to vote at, the Special Meeting if you owned shares of our Common Stock as of the close of business on April 2, 2013, the record date for the Special Meeting, which we refer to as the Record Date. You will have one vote for each share of Common Stock that you owned on the Record Date. As of the Record Date, there were 698,846,925 shares of Class A Common Stock and 773,732,672 shares of Class B Common Stock outstanding and entitled to vote at the Special Meeting. A majority of the shares of Common Stock outstanding at the close of business on the Record Date and entitled to vote, present in person or represented by proxy, at the Special Meeting constitutes a quorum for purposes of the Special Meeting. 325,000 shares of the 699,171,925 shares of Class A Common Stock that were outstanding as of the Record Date are ineligible to vote at the Special Meeting, due to certain defaults under a stock pledge agreement relating to these shares, and such shares shall be disregarded for all purposes (including quorum and voting) at the Special Meeting.

•	Vote Required (page 137).

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Pursuant to the terms of the Merger Agreement, the approval of the Merger Agreement Proposal requires the affirmative vote of the holders of at least 75% of the outstanding shares of our Common Stock entitled to vote thereon, voting as a single class, and, in accordance with the requirements of a “Qualifying Purchase” under the Equityholders’ Agreement, the holders of at least a majority of the outstanding shares of our Common Stock not held by Sprint, SoftBank or any of their respective affiliates, voting as a single class.

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Pursuant to the terms of the Merger Agreement and the Note Purchase Agreement, the approval of the Charter Amendment Proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of our Common Stock entitled to vote thereon, voting as a single class, and the holders of at least a majority of the outstanding shares of our Common Stock not held by Sprint, SoftBank or any of their respective affiliates, voting as a single class.

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Pursuant to the terms of the Merger Agreement and the Note Purchase Agreement, the approval of the NASDAQ Authorization Proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of our Common Stock entitled to vote thereon, voting as a single class, and the holders of at least a majority of the outstanding shares of our Common Stock not held by Sprint, SoftBank or any of their respective affiliates, voting as a single class.

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Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of our Common Stock present in person or represented by proxy and entitled to vote thereon at the Special Meeting, whether or not a quorum is present.

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Approval of the Golden Parachute Proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote thereon at the Special Meeting.

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Sprint beneficially owns approximately 50.2% of our outstanding Common Stock entitled to vote at the Special Meeting, and has agreed to vote all of its shares of our Common Stock (and to cause each of its controlled affiliates to vote their shares of our Common Stock, if any) in favor of the Merger Agreement Proposal, the Charter Amendment Proposal and the NASDAQ Authorization Proposal. In addition, Comcast Corporation, which we refer to as Comcast, Bright House Networks, LLC, which we refer to as Bright House, Intel Corporation, which we refer to as Intel, and certain of their respective affiliates beneficially own approximately 13.0% of our outstanding Common Stock entitled to vote at the Special Meeting, and as described in “The Voting and Support Agreement” have also agreed to vote all of their shares of our Common Stock in favor of the Merger Agreement Proposal, the Charter Amendment Proposal, the NASDAQ Authorization Proposal and the Adjournment Proposal. As a result of the commitments of Sprint and these stockholders to participate in the Special Meeting, we expect:

•	that a quorum will be present at the Special Meeting.

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that the holders of at least a majority of the outstanding shares of Clearwire’s Common Stock entitled to vote thereon, voting as a single class, will approve the Charter Amendment Proposal and NASDAQ Authorization Proposal.

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Sprint and the parties to the Voting and Support Agreement together hold approximately 63.1% of the total outstanding Common Stock entitled to vote at the Special Meeting. As such, in order to meet the 75% approval threshold for approval of the Merger Agreement Proposal, holders of an additional 11.9% of our outstanding Common Stock entitled to vote at the Special Meeting (or approximately 32.2% of the remaining outstanding Common Stock that is not held by Sprint or the parties to the Voting and Support Agreement) will need to vote in favor of the Merger Agreement Proposal. SoftBank has informed us that, as of the date of the proxy statement, it does not own any of our Common Stock.

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In addition, the approval of the Merger Agreement Proposal requires an affirmative vote of at least a majority of the outstanding shares of our Common Stock not held by Sprint, SoftBank or any of their respective affiliates, voting as a single class. All of the shares of our Common Stock held by the parties to the Voting and Support Agreement will count towards this condition and, as such, in order to meet this condition, holders of an additional 11.9% of our outstanding Common Stock entitled to vote at the Special Meeting (or approximately 32.2% of the remaining outstanding Common Stock that is not held by Sprint or the parties to the Voting and Support Agreement) will need to vote in favor of the Merger Agreement Proposal.

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Approval of the Merger Agreement Proposal is independent of approval of the Charter Amendment Proposal, and each of these approvals is also independent of approval of the NASDAQ Authorization Proposal. However, if the Merger Agreement Proposal is not approved by our stockholders, the Note Purchase Agreement will automatically terminate and after such termination we will not be able to request any financing from Sprint under the Note Purchase Agreement, whether or not our stockholders approve the Charter Amendment Proposal or the NASDAQ Authorization Proposal.

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Proxies and Revocation (page 140). Any stockholder of record entitled to vote at the Special Meeting may submit a proxy over the Internet, by telephone or by returning the enclosed WHITE proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the Special Meeting. If your shares of our Common Stock are held in street name by your bank, broker or other nominee, you should instruct your bank, broker or other nominee on how to vote your shares of our Common Stock using the instructions provided by your bank, broker or other nominee. If you fail to submit a proxy or to vote in person at the Special Meeting, or do not provide your bank, broker or other nominee with instructions, as applicable, your shares of our Common Stock will not be voted, which will have the same effect as a vote cast against the Merger Agreement Proposal, the Charter Amendment Proposal and the NASDAQ Authorization Proposal.

You have the right to revoke a proxy, including any proxy you may have given by submitting a gold proxy card, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by submitting another proxy, including a WHITE proxy card, at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with our Corporate Secretary before the Special Meeting begins, or by attending the Special Meeting and voting in person. If your shares of our Common Stock are held in street name by your bank, broker or other nominee, please refer to the information forwarded by your bank, broker or other nominee for procedures on revoking your proxy.

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Only your last submitted proxy card will be considered. Please cast your vote “FOR” each of the proposals, following the instructions in your WHITE proxy card, as promptly as possible. You do not need to contact the dissident stockholder to revoke any previously granted proxy you may have given by submitting a gold proxy card. Your submission of your vote via the instructions in your WHITE proxy card is sufficient to revoke your gold proxy card.

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Market Price of Common Stock (page 154). The closing price of our Class A Common Stock on the NASDAQ, on December 14, 2012, the last trading day prior to the public announcement of the execution of the Merger Agreement, was $3.37 per share. The closing price of our Class A Common Stock on the NASDAQ, on December 10, 2012, the trading day prior to the date that information about a potential transaction between the Company and Sprint was reported in the press, was $2.40 per share. The closing price of our Class A Common Stock on the NASDAQ, on November 20, 2012, the trading day prior to Sprint’s initial proposal to the Company with respect to the Merger, was $2.12 per share. The closing price of our Class A Common Stock on the NASDAQ, on October 10, 2012, the trading day immediately prior to the date discussions between Sprint and SoftBank were first confirmed in the marketplace, with the Company speculated to be a part of that transaction, was $1.30.

On             , 2013, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for our Class A Common Stock on NASDAQ was $         per share. You are encouraged to obtain current market quotations for our Class A Common Stock in connection with voting your shares of Class A Common Stock.

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Appraisal Rights (page 172). Stockholders are entitled to appraisal rights under the General Corporation Law of the State of Delaware, as amended, which we refer to as the DGCL, with respect to any or all of their shares of our Common Stock in connection with the Merger, provided they meet all of the conditions set forth in Section 262 of the DGCL, a copy of which is attached as Annex L to this proxy statement. This means that you are entitled to have the fair value of your shares of Common Stock determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the Merger Agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before a vote is taken on the Merger Agreement, you must not submit a proxy or otherwise vote in favor of the Merger Agreement Proposal and you must hold your shares continuously through the effective time of the Merger and otherwise comply with Section 262 of the DGCL. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See “Appraisal Rights” and the text of Section 262 of the DGCL reproduced in its entirety as Annex L to this proxy statement. If you hold your shares of Common Stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee. In view of the complexity of Section 262 of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors prior to making any decision whether to pursue appraisal rights with respect to their shares of Common Stock.

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Delisting and Deregistration of Common Stock (page 176). If the Merger is completed, our Class A Common Stock will be delisted from NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. In addition, we will no longer be a public company. As a result, we would no longer file periodic reports with the Securities and Exchange Commission, which we refer to as the SEC, on account of our Class A Common Stock.

SPECIAL FACTORS

This discussion of the Merger summarizes the material terms of the Merger Agreement, as well as an amendment thereto, which are attached to this proxy statement as Annexes A-1 and A-2. You should read the entire Merger Agreement carefully because it is the legal document that governs the Merger.

We are asking our stockholders to vote on the adoption of the Merger Agreement. If the Merger is completed, the Company will become a wholly-owned subsidiary of Sprint, and holders of our Class A Common Stock will have the right to receive $2.97 in cash, without interest, for each share of our Class  A Common Stock.

Background of the Merger

The Company was formed in November 2008 as the result of a combination of Sprint’s mobile WiMAX business with Clearwire Legacy LLC (formerly known as Clearwire Corporation) and a concurrent investment by Comcast Corporation, which, together with its affiliates, we refer to as the Comcast Affiliates; Time Warner Cable Inc., which, together with its affiliates, we refer to as the Time Warner Affiliates; Intel Capital Corporation, which, together with its affiliates, we refer to as the Intel Affiliates; Google, Inc., which we refer to as Google; and BHN Spectrum Investments, LLC, which we refer to as BHN Spectrum. Eagle River Holdings, LLC, which we refer to as Eagle River, an entity controlled by the founder and former director of Clearwire Legacy LLC, Craig O. McCaw, remained a shareholder in the combined company.

In November 2008, concurrently with the Company’s formation, the Company entered into the Equityholders’ Agreement with Sprint, Eagle River, the Intel Affiliates, the Comcast Affiliates, Google, the Time Warner Affiliates and BHN Spectrum. The Equityholders’ Agreement generally provides for corporate governance arrangements between the parties (including Company board nomination rights and certain consent and approval provisions), preemptive rights, standstill obligations and certain transfer restrictions with respect to the Common Stock and corresponding Class B Units, subject to rights of first offer and tag-along rights. The current parties to the Equityholders’ Agreement (other than the Company and Sprint) are the Intel Affiliates, the Comcast Affiliates and BHN Spectrum, which we collectively refer to as the SIGs, as a result of Google’s sale of its entire position in the Company in March 2012, the Time Warner Affiliates’ sale of their entire position in the Company in October 2012, and Eagle River’s sale of its entire position (other than 375,000 warrants) in the Company in December 2012 and an amendment to the Equityholders’ Agreement, entered into concurrently with the execution of the Merger Agreement, that excluded Eagle River as a party thereto.

The Company deployed and now operates a 4G wireless broadband network covering an estimated 135 million people in 71 markets in the United States. The Company’s business plans contemplate selling wireless broadband services directly to consumers through various retail channels and indirectly through wholesale partners. Since the formation of the Company, Sprint has been the Company’s largest wholesale customer accounting for substantially all of the Company’s wholesale revenue, which represents approximately 36% of total revenues of the Company in 2012. To date, the Company has invested heavily in building and maintaining its networks, and it has a history of significant operating losses.

Throughout its history, the Company’s board of directors has continually evaluated the Company’s business plans and potential commercial and strategic alternatives and considered ways to enhance the Company’s performance and prospects in light of then-current business and economic conditions. As the Company’s deployment of its mobile WiMAX network was nearing completion in 2010, the Company’s board of directors focused the Company’s business strategy on cutting costs, driving growth in wholesale revenue by attempting to secure additional wholesale partners with substantial offload data capacity needs and developing a long-term technology and funding plan. At the same time, because of the Company’s need for substantial additional capital to fund its business, the Company’s board of directors began to consider other strategic alternatives.

On September 17, 2010, the Company’s board of directors determined that it was in the best interests of the Company and its stockholders to explore strategic alternatives in order to obtain additional financing and allow the Company to pursue its business plan and enhance stockholder value. In connection with such strategic alternative process and in order to avoid any actual, potential or perceived conflicts of interest with the Company’s stockholders, the Company’s board of directors formed a Strategic Committee comprised of independent and disinterested directors and delegated such Strategic Committee the authority to, among other things, review, evaluate, pursue, negotiate and, if appropriate, recommend for approval by the Company’s board of directors, possible strategic transactions. The members of the Strategic Committee were initially Peter L.S. Currie, Craig O. McCaw, Dennis S. Hersch, Theodore H. Schell, Arvind Sodhani and John W. Stanton. Currently, the Strategic Committee members are Dennis S. Hersch, Theodore H. Schell, John W. Stanton, Bruce Chatterley and Mufit Cinali.

Early in the fall of 2010, representatives of Sprint and the Company engaged in discussions in which Sprint expressed an interest in exploring the possibility of acquiring the shares of the Common Stock that Sprint did not already own. Representatives of the parties engaged in preliminary discussions about the framework of a transaction, including the mixture of consideration to be received by the SIGs and the Company’s other stockholders. In connection with such discussions, the relevant parties waived, for the purposes of these discussions, certain provisions of the standstill obligations under the Equityholders’ Agreement that could have restricted conversations about such a transaction. In November 2010, Sprint informed the Company that its board was unwilling to pursue an acquisition of the Company at that time. Sprint instead proposed an alternative transaction that involved the provision of financing to the Company and the acquisition of the Company’s retail customers and operations. The Company and Sprint exchanged several preliminary proposals, but ceased discussions as they were unable to reach a consensus on mutually favorable terms and the general framework of such a transaction.

While the discussions with Sprint were underway, the Company, which had disclosed that it had less than 12 months’ liquidity in its third quarter 2010 10-Q, also continued to pursue additional funding to meet its needs for additional capital. The Company explored debt and equity financings and also pursued a sale of certain of its assets, including excess spectrum assets, which the Company believed were not essential for its business.

In the fall of 2010, the Company undertook a process to sell excess spectrum in order to raise capital and engaged Deutsche Bank as its financial advisor. During the process, Deutsche Bank contacted 37 major telecommunications providers and potential spectrum purchasers. Out of these 37 parties four submitted preliminary and non-binding offers, including Sprint and a global provider of wireless communication services, which we refer to as Party A, for varying amounts of the Company’s spectrum. Another provider of telecommunication services, which we refer to as Party B, participated in the spectrum sale process. Party B conducted extensive due diligence, but ultimately declined to submit an offer for the Company’s spectrum. The Company terminated the spectrum sale process in part because of the lack of offers it found compelling and in part because the Company completed a successful financing during this time, as described below.

To satisfy the Company’s near term need for additional capital, in late 2010, the Company raised approximately $1.4 billion in a series of bond offerings.

During this period, the Company also experienced a series of changes in the composition of the Company’s board of directors and the Company’s executive officers. Beginning in late 2010, certain Sprint nominees on the Company’s board of directors, including Dan Hesse, Keith Cowan and Steve Elfman, resigned and were subsequently replaced with nominees of Sprint who were not directors, officers or employees of Sprint, including William Blessing, Mufit Cinali and Hossein Eslambolchi. Frank Ianna, also a Sprint nominee, served out his term as director and did not stand for re-election; rather Sprint nominated Jennifer Vogel, who is not a director, officer or employee of Sprint. Subsequently, at the end of 2010, Craig O. McCaw resigned from his position as the Eagle River nominee and chairman of the Company’s board of directors and was replaced by Benjamin Wolff, as the Eagle River nominee, and John W. Stanton, a Sprint nominee, as chairman of the Company’s board of directors. In early 2011, Arvind Sodhani resigned as the Intel Affiliates’ nominee on the Company’s board of directors and was subsequently replaced by Bruce Chatterly. Also in early 2011, William Morrow resigned as the Company’s

Chief Executive Officer and was replaced on an interim basis by Mr. Stanton. Erik Prusch and Hope Cochran were also appointed as the Chief Operating Officer and Chief Financial Officer, respectively.

With the additional liquidity provided by the proceeds from the late 2010 bond offerings, in 2011, the Company continued to pursue its strategy of cutting costs, driving growth in wholesale revenue, developing a long-term technology and funding plan and pursuing other strategic alternatives. The Company decided to focus its business plans on expanding its wholesale business by attempting to secure additional significant wholesale partners and deploying LTE on its network. The Company also continued to pursue additional capital to fund its operations over the long term and its LTE deployment.

From late 2010 through early 2011, the Company held a series of discussions with Party A about possible wholesale and strategic agreements as well as a possible spectrum sale. These discussions came to an end when Party A decided to pursue a change of control transaction with Party B.

During early 2011, the Company also continued to pursue other possible significant wholesale and strategic partners. The Company held preliminary discussions with another provider of wireless communication services, which we refer to as Party C, about the possibility of the two companies combining or otherwise pursuing a commercial agreement or other strategic transaction, including a possible spectrum sale and a joint network build. Towards mid-2011, the Company also engaged in preliminary discussions with DISH Network Corporation, which we refer to as DISH, about possible wholesale or other commercial arrangements. None of these discussions went beyond the preliminary stage.

During early 2011, the Company also held further discussions with Sprint about possible new or modified commercial arrangements as well as financing and other strategic transactions. In particular, during this period, the Company and Sprint held a series of discussions about a number of outstanding wholesale pricing issues under the parties’ existing wholesale agreements, some of which the parties had previously submitted to arbitration. Following extensive negotiations, the parties reached a resolution in April 2011 and executed agreements that resolved the outstanding pricing issues and established a usage based pricing scheme.

Also during early 2011, Sprint and the Company discussed a possible arrangement whereby Sprint would agree to deploy LTE over the Company’s 2.5 GHz spectrum as part of Sprint’s planned upgrade of its own network. As part of the proposed arrangement, the Company would agree to reimburse Sprint for certain costs of its network upgrade, including the cost of the equipment necessary to operate LTE over the Company’s spectrum, and pay Sprint a proportionate share of the expenses incurred in operating the network, in addition to certain other fees intended to compensate Sprint for its efforts. In exchange, the Company would own the data capacity afforded by its spectrum. However, in August 2011, after several months of discussion, the Company concluded that the proposed terms would be substantially more costly than deploying LTE on its own network and, as a result, the parties were unable to reach an agreement on terms acceptable to the Company.

In the spring and summer of 2011, the Company also continued to seek new significant wholesale partners and funding for the deployment of LTE on its network.

In May 2011, Sprint indicated to the Company that it would support the Company’s efforts to secure wholesale arrangements with its competitors. The Company held discussions about possible wholesale or other commercial arrangements with a large number of potential partners, including, among others, certain previously contacted parties such as DISH, Party B and Party C. None of these conversations resulted in an agreement with any party, although the conversations with some of the parties continued.

On April 26, 2011, Eagle River sold 5,000,000 of its shares of Class A Common Stock to a third party in a block sale for $5.15 per share. Also, between May 16, 2011 and June 10, 2011, the Intel Affiliates sold 8,234,600 of their shares of Common Stock at an average price of $4.46 per share.

In summer of 2011, the Company discussed a potential convertible preferred stock or debt investment and technical partnership with a foreign telecommunications company, which we refer to as Party D. Following a series of discussions, the Company and Party D agreed to jointly pursue a technical partnership promoting TDD-LTE in September 2011. However, Party D decided not to make a financial investment in the Company.

Throughout the summer of 2011, the Company discussed a possible sale of spectrum to a U.S.-based provider of Internet-based products and services, which we refer to as Party E. The parties engaged in a series of conversations about, among other things, the Company’s spectrum position, the specific spectrum assets the Company could make available for sale, and potential pricing and technical aspects of the 2.5 GHz spectrum band. The discussions ended without the Company receiving an offer from Party E.

During this period, the Company also pursued potential additional funding from other sources, such as equity or debt financings. It held discussions with three private equity firms about transactions that would provide the Company with additional capital. The discussions, which ranged from rights offerings to sale/leaseback transactions to preferred equity or debt financings, terminated because the parties could not agree upon transaction structures that would satisfy each of their needs. These private equity firms each cited the Company’s existing governance structure as an impediment to completing a transaction.

In July 2011, the Company learned that Sprint had entered into a network hosting agreement with Party F in June 2011. Under this arrangement, Party F agreed to pay Sprint to build out a 4G LTE network and to provide Sprint with data capacity on favorable terms on a 4G LTE network that Party F planned to deploy under the agreement.

In August 2011, Mr. Prusch was appointed President and Chief Executive Officer of Clearwire, relieving Mr. Stanton of his interim CEO role. Since that time, Mr. Stanton has continued to serve as Executive Chairman of the Company’s board of directors. In February 2012, Mr. Prusch was appointed to the Company’s board of directors.

Also in August 2011, Sprint notified the Company that it was concerned with the amount it was paying the Company for its services under the agreements the companies had executed in April 2011 and that Sprint was prepared to take a number of actions to reduce its usage of the Company’s network, including managing the 4G usage by certain of its subscribers. In early September 2011, Sprint proposed a modified wholesale pricing structure to the Company, which the Company countered. Sprint and the Company subsequently entered into discussions about a possible amendment to the parties’ existing wholesale agreement.

By late summer and early fall of 2011, the Company had approximately 12 months of liquidity remaining. The Company’s board of directors was reevaluating the Company’s ability to successfully implement its business plan on a standalone basis, driven by concerns including the changing market and macro-economic environment, the substantial additional funding required to build out the Company’s planned LTE network and support continuing operations and the Company’s inability as of that time to reach agreement with any company to become a significant wholesale customer in addition to Sprint.

During this period, the Company continued to have discussions with potential partners, including DISH, Party B and Party C, about wholesale and other commercial agreements. The Company also restarted conversations with Party A in December 2011 about potential wholesale and capacity offload arrangements. The Company also commenced discussions about a possible commercial relationship with a direct broadcast satellite service provider. None of the discussions the Company had in this period resulted in an agreement with any of these parties, but in some cases the discussions continued.

In the fall of 2011, at the same time it was continuing to pursue discussions about possible significant wholesale agreements with new partners, the Company also held further discussions with Party C about a possible spectrum sale. After extensive discussions, Party C delivered a non-binding indication of interest to purchase a portion of the Company’s spectrum assets. Following receipt of the indication of interest from Party C, the discussions between the parties continued, but the parties were unable to reach agreement on the spectrum to be included in the transaction or the price.

On October 7, 2011, Sprint held an analyst day and made a series of public announcements regarding new business plans and commercial arrangements, including that (1) as part of its plan to rebuild its existing 3G CDMA network and shut down its 2G iDEN network, it would be deploying its own LTE network on its existing, unused 1.9 MHz spectrum in the same markets in which the Company offered its services to Sprint, (2) its network hosting agreement with Party F would provide Sprint with LTE services that would help satisfy its offload data capacity needs, (3) it had made a significant financial commitment to begin selling the iPhone, which would not operate on Clearwire spectrum, (4) it viewed Clearwire as its third priority for LTE services behind its own LTE network and Party F, and (5) it commented on a potential restructuring of the Company. In June 2011, Sprint also separately announced that it had made an election to voluntarily reduce its voting interest in the Company below 50% to avoid the risk that any default by the Company on its debt obligations would trigger a default by Sprint under its own debt instruments. Following the announcements by Sprint on its analyst day that it planned to pursue a 4G LTE network without the Company’s assistance, the Company’s stock price fell 32% from $2.05 per share on October 6, 2011 to $1.39 per share on October 7, 2011. These announcements also caused the Company to reevaluate the amount of additional capital that would be required for its business and its ability to secure such capital.

In this context, in the fall of 2011, while the Company continued to actively seek additional funding, explore strategic alternatives such as a spectrum sale and pursue another significant wholesale customer, the Company also engaged Blackstone Advisory Partners, L.P., which we refer to as Blackstone, and Kirkland & Ellis LLP, which we refer to as Kirkland & Ellis, to explore the possibility of a financial restructuring. The Company held a number of discussions with Blackstone and Kirkland & Ellis throughout the fall of 2011, considered the possibility of not making the interest payment on the First Priority, Second Priority and Exchangeable Notes due on December 1, 2011 and was prepared to pursue a restructuring in the event that it was unable to secure additional funding or reach agreement on another strategic alternative.

While it explored the possibility of a financial restructuring with Blackstone and Kirkland & Ellis, the Company continued to discuss its funding and commercial needs with Sprint. The parties discussed funding options for the Company’s planned LTE network, Sprint’s purchase of LTE services from the Company, pricing for the Company’s LTE services and a flat rate for Sprint’s purchase of the Company’s mobile WiMAX services in 2012 and 2013. On November 30, 2011, the Company and Sprint reached agreement on the terms of an amendment to the Company’s wholesale agreement with Sprint that would modify the mobile WiMAX pricing structure and include Sprint’s commitment to the Company’s planned LTE network. Sprint also committed to participate in an equity offering proposed to be conducted by the Company by purchasing its pro-rata share of up to $347 million of the securities to be sold in such an offering.

With Sprint’s commitments under the newly executed agreements in place, in early December 2011, the Company launched an equity offering. The equity offering resulted in the Company selling 374.8 million shares at $1.91 per share net of underwriter discount and receiving a total of $715.5 million in net proceeds, thereby enabling the Company to commence deployment of its LTE network. The equity financing also enabled the Company to secure $295 million in additional debt financing, which it completed in January 2012.

In March 2012, Google sold its entire stake of 29,411,765 shares of the Common Stock at an average price of $2.26 per share, for aggregate proceeds to Google of $66.5 million.

During the first half of 2012, with the proceeds of the equity and debt financings completed in late 2011 and early 2012 satisfying its near-term liquidity needs, the Company continued to pursue its strategy of expanding its wholesale business by attempting to secure additional significant wholesale partners and deploying its LTE network. At the same time, the Company continued to seek equity and/or debt financing to satisfy its long-term capital needs, including through a possible sale of spectrum, and to pursue other strategic alternatives.

In February 2012, Party B approached the Company about restarting discussions about a possible spectrum sale and commercial agreement. The conversations between the parties focused on technical issues and the spectrum that the Company could potentially make available for sale. Party B made it clear during the discussions that a transaction with the Company was one of the several options it was pursuing in order to satisfy its spectrum needs. Party B terminated further discussions with the Company in May 2012 after it had determined to pursue one of the other options to satisfy its spectrum needs.

With respect to its efforts to seek additional funding for its long-term capital needs, in the first half of 2012, the Company held discussions with a number of financial funds, including, among others, a significant public stockholder of the Company, which we refer to as Party G, about possible equity and debt financing transactions that the Company hoped would partially satisfy its long-term funding needs.

Following such discussions and after reviewing the proposals submitted by Party G, among other financial investors, in early May 2012, the Company entered into a sales agreement with Cantor Fitzgerald & Co., which we refer to as CF&Co., pursuant to which the Company agreed to sell up to $300 million in shares of the Common Stock to CF&Co. from time to time. After selling $58.5 million net of stock through CF&Co. at an average price of $1.23, the Company elected to terminate the agreement because for 30 consecutive days the trading price of the Common Stock fell below the floor price of $1.20 per share established by the Company’s board of directors in approving the sale and, as a result, the Company concluded it was unlikely that the Company would be able to raise sufficient proceeds from the offering to satisfy the Company’s objectives.

The Company also re-engaged in preliminary discussions with Party A and its affiliates in the first half of 2012 and, over the course of several months, the Company proposed a number of possible alternatives for how the companies could work together, including a possible combination between Party A and the Company, a spectrum sale, a network joint venture and a wholesale or other commercial agreement. However, none of these discussions progressed beyond a preliminary stage.

In May 2012, the Company resumed discussions with Party C about possible transactions, including a network joint venture, spectrum sale, an equity investment, certain commercial arrangements, or a possible combination of Party C and the Company, which discussions continued through September 2012. The Company also discussed the possibility of a combination of Party C and the Company with Sprint and, in connection with these conversations, the Company requested that Sprint consider providing additional funding to the Company to facilitate such a transaction. Sprint and the Company engaged in due diligence, but ultimately Sprint declined to provide additional funding in connection with such a transaction. Party C eventually terminated the discussions because it engaged in a change of control transaction with another party.

In June 2012, the Company also tried to engage in discussions with representatives of a wireless services provider, which we refer to as Party H, regarding the possibility of various strategic transactions. Conversations with Party H did not go beyond preliminary stages.

Between July and October 2012, the Company also held preliminary discussions with representatives of a manufacturer of wireless technology and a semiconductor company, which we refer to as Party I, about a possible spectrum sale and other strategic alternatives, including a possible network hosting arrangement.

Beginning in April 2012, the Company also reengaged in a number of discussions with DISH regarding the possibility of various commercial and strategic transactions, including a spectrum sale. These discussions led to the receipt of a proposal from DISH on August 7, 2012, which proposal contemplated a spectrum sale with a transaction value of $2.1894 billion, a commercial agreement and the issuance to DISH of approximately $1.0 billion of PIK senior notes that could be converted to equity (amounting to approximately 45% of the Company’s Common Stock) by DISH at an exercise price of $1.20, subject to certain conditions. Following receipt of this proposal, the Company engaged in several rounds of discussions with DISH in August 2012 and engaged Evercore to evaluate the DISH proposal and its effect on the Company’s liquidity position. In a telephone conversation with a representative of DISH, Mr. Prusch asked DISH to consider a purchase of the shares of Common Stock held by the public stockholders. However, this request was declined. By mid-September, while the parties continued discussions regarding certain deal terms, representatives of DISH indicated that they were concerned about first receiving FCC approval on a pending application filed by DISH which they expected before November 2012. DISH’s application was to modify other satellite spectrum rights already held by DISH to allow terrestrial use.

Also between May and August 2012, the Company engaged in frequent discussions with Sprint regarding the Company’s financial condition and strategic direction, and potential strategic transactions for the Company with Sprint and with other parties.

In the fall of 2012, having been unable to secure a second significant wholesale partner or otherwise complete another strategic transaction, the Company was again facing significant long-term liquidity concerns having only twelve months of cash and significant uncertainty about its ability to obtain financing. While the Company continued to explore other strategic alternatives, it again engaged in extensive discussions with Blackstone and Kirkland & Ellis to explore a potential financial restructuring.

On October 3, 2012, the Time Warner Affiliates sold all 46,404,782 of their shares of the Company’s Common Stock through an underwritten offering at $1.37 per share. Following the sale by the Time Warner Affiliates, two other SIGs, the Comcast Affiliates and BHN Spectrum, each elected to convert all their shares of Class B Common Stock and their Class B Units into shares of Class A Common Stock.

On October 5, 2012, Keith Cowan, President, Strategy and Corporate Initiatives for Sprint, called Mr. Prusch and Mr. Stanton and expressed willingness to increase Sprint’s ownership stake in the Company and suggested that the Company undertake a rights offering. In addition, Sprint indicated that it would seek a waiver from the SIGs and Eagle River of their right to receive 30 days advance notice under the Equityholders’ Agreement in connection with any “Qualifying Purchase” by Sprint. He also specifically indicated a desire of Sprint to buy out the shares of any one of the remaining SIGs. He indicated that if the Company did not respond quickly, Sprint might not be able to address financing issues (such as providing liquidity or participating in a rights offering) with the Company for a period of time. Mr. Cowan was not more specific as to the length of such period of time during which Sprint might not be able to address financing issues. Under the Equityholders’ Agreement, each equityholder party to the Equityholders’ Agreement is subject to a standstill with respect to the Company until at least November 28, 2013 and a “Qualifying Purchase” is an exception to such standstill which requires an offer from any such equityholder to purchase all of the Common Stock not owned by such party, the approval of a simple majority of the members of the Company’s board of directors (excluding the designees of the purchasing equityholder to the Company’s board of directors) and the approval of a majority of the Company’s voting stock (excluding those shares of Company stock owned by the purchasing equityholder).

On October 8, 2012, Mr. Stanton met with Dan Hesse, Chief Executive Officer of Sprint, to discuss Mr. Cowan’s October 5th call to Mr. Stanton. Mr. Hesse indicated that Sprint was interested in acquiring the entire Company, or, alternatively, increasing its stake by participating in a potential rights offering by the Company as suggested by Sprint on October 5, 2012. Mr. Hesse indicated that his top priority was to acquire the stakes of one or more of the SIGs or Eagle River. Mr. Hesse also stressed the urgency of such a transaction and therefore the need to obtain a waiver from the SIGs of their right to receive the 30-day advance notice.

On October 9, 2012, Mr. Stanton updated the Company’s board of directors regarding his conversations with Mr. Hesse and Mr. Cowan, and distributed the proposed waiver to the SIGs. The proposed waiver was not executed at the time because Intel disagreed with, and accordingly refused to execute, the waiver request.

On October 11, 2012, a report surfaced in various press outlets that SoftBank was negotiating with Sprint to buy a stake in Sprint and speculating that the transaction could involve the Company. This was the first time that the Company learned of this potential transaction.

Later on October 11, 2012, Sprint confirmed publicly that it was then engaged in discussions with SoftBank regarding a potential substantial investment by SoftBank in Sprint and further stated that, although there could be no assurances that these discussions would result in any transaction or on what terms any transaction might occur, any transaction with SoftBank could involve a change of control of Sprint.

The closing price of the Class A Common Stock rose from $1.30 per share on October 10, 2012 to $2.22 per share on October 11, 2012 following Sprint’s announcement.

On October 11, 2012, Ben Wolff, acting on behalf of Eagle River, called Mr. Stanton and informed him that Eagle River had been approached by Sprint to determine whether Eagle River wanted to make a right of first offer notice required under the terms of the Equityholders’ Agreement and was considering selling its shares of Class A and/or Class B Common Stock to Sprint and delivering such right of first offer notice.

That same day, Mr. Stanton called Mr. Hesse following Sprint’s October 11 public confirmation of the discussions of a potential transaction with SoftBank and the potential purchase of Eagle River shares by Sprint. Regarding the potential purchase of Eagle River shares, Mr. Hesse also informed Mr. Stanton that Sprint was in discussions to buy the shares of the Company held by one or more of the SIGs and Eagle River. Mr. Hesse then indicated again that Sprint had often been interested in exploring acquiring the entire Company, but had never had the financial resources necessary for such a transaction. He also said that, if the potential investment by SoftBank were to materialize, that would provide Sprint with sufficient funding to potentially pursue an acquisition of the entire Company, but the acquisition would be subject to SoftBank’s consent. At the time, Mr. Stanton told Mr. Hesse that he believed that Sprint should buy the entire Company on attractive terms, not just the shares held by the SIGs and Eagle River, and that Sprint should pay the same price for all shares of Common Stock, both Class A and Class B.

Later on October 11, Mr. Stanton called Charlie Ergen, the Chairman of the board of directors of DISH, and asked Mr. Ergen to consider with a sense of urgency a potential transaction between DISH and the Company. Mr. Ergen highlighted the importance to DISH of first obtaining FCC approval of DISH’s pending application for its satellite spectrum, but indicated to Mr. Stanton that he expected approval soon.

On October 12, 2012, Party I’s representatives expressed concerns to the Company that the potential Sprint-SoftBank transaction made a deal of any kind with the Company unappealing to Party I.

On October 13, 2012, Eagle River delivered a right of first offer notice to all of the SIGs notifying them of its intention to sell its shares of Class A and Class B Common Stock and Sprint responded by electing to purchase 100% of the shares offered by Eagle River. Mr. Hesse called Mr. Stanton to confirm that Sprint was interested in acquiring the shares held by Eagle River. The purpose of Mr. Hesse’s call was not to seek Mr. Stanton’s consent to the Eagle River purchase as, under the terms of the Equityholders’ Agreement, the Company did not have the right to consent to or veto such purchase. However, Mr. Stanton again urged Sprint to consider an acquisition of all of the Class A and Class B Common Stock not already owned by Sprint so as to achieve 100% ownership of the Company, and emphasized the need to pay the same per share consideration in respect of Class A Common Stock and Class B Common Stock in any such transaction. Later that day, Mr. Cowan called Mr. Stanton and indicated that SoftBank was only focused on acquiring shares from one or more of the SIGs or Eagle River at the time.

On October 15, 2012, Sprint and SoftBank issued a joint press release announcing that Sprint and SoftBank had entered into a series of definitive agreements under which SoftBank would acquire a 70% stake in Sprint and provide $8 billion in additional financing to Sprint, and that SoftBank would fund its investment in Sprint with a combination of cash on hand and a syndicated financing facility. The press release expressly indicated that the SoftBank investment did not require Sprint to take any actions involving the Company other than those set forth in existing agreements between Sprint and the Company and certain of its stockholders.

The closing price of the Class A Common Stock rose from $2.32 per share on October 12, 2012 to $2.69 per share on October 15, 2012 following the issuance of the joint press release by Sprint and SoftBank, but dropped to $2.23 per share on October 16, 2012.

On October 17, 2012, after receiving objections from Comcast, Intel and Bright House to the form of the right of first offer notice delivered on October 13, Eagle River delivered a revised right of first offer notice to Sprint and the SIGs, and Sprint responded by electing to purchase 100% of the shares offered by Eagle River at the $2.97 per share blended offer price, subject to the pro rata participation rights of the SIGs. The SIGs did not elect to participate in the purchase, leaving Sprint the right to acquire 100% of the offered shares in accordance with the terms of the Equityholders’ Agreement. The blended price of $2.97 per share was based on a purported allocation by Eagle River of the purchase price of $2.00 per share of Class A Common Stock and $13.98 per share of Class B Common Stock and corresponding equity security in Clearwire Communications. Sprint later completed its acquisition of Eagle River’s shares on December 11, 2012.

On October 26, 2012, Mr. Stanton called Mr. Ergen to discuss the terms of a potential transaction between the Company and DISH, involving a spectrum sale and a commercial agreement.

On October 29, 2012, the Company’s board of directors met. Mr. Stanton and management updated the members of the Company’s board of directors on discussions with Sprint, DISH and Party I.

The Company’s board of directors and management were reminded that the Company continued to have very significant ongoing long-term capital needs of between approximately $2 billion and $4 billion (depending on whether or not the Company was able to secure additional significant wholesale customers) and, given the $4.5 billion of outstanding debt that the Company had raised over the past few years to support its operations and network build, the Company would face significant challenges in securing additional financing. At the same time, it was becoming increasingly apparent, given the Company’s unsuccessful strategic review process (as outlined above) and the Company’s inability to find a second significant wholesale customer, that the strategic and commercial options available to the Company on a standalone basis were limited. The Company’s board of directors was at the time also considering the impact of the recently announced Sprint-SoftBank Merger on the Company’s relationship with Sprint, the increased stake and control Sprint would have in the Company if it completed its desired acquisition of the SIGs’ shares of Common Stock and the position the minority stockholders and the Company’s board of directors might find themselves in with a combined Sprint/SoftBank as a controlling stockholder.

In late October and during the first week of November 2012, representatives of the Company had additional conversations with representatives of Sprint and SoftBank, including at an in-person meeting, regarding a possible transaction in which Sprint would acquire 100% ownership of the Company as well as certain related issues, including the timing of a potential transaction and the Company’s liquidity needs during the interim period.

On November 2, 2012 Mr. Stanton met with Mr. Masayoshi Son, the Chairman and CEO of SoftBank, in person, with Mr. Hesse and Mr. Ron Fisher, a member of the board of directors of SoftBank, participating telephonically. During that meeting, Mr. Stanton conveyed to Mr. Son that Mr. Stanton believed, based on his conversation with the SIGs, that they would not agree to sell their Company shares for a price per share less than the blended $2.97 price per share received by Eagle River in connection with its sale of its Company shares.

Also on November 5, 2012, at a combined meeting of the Audit Committee and the Strategic Committee of the Company’s board of directors, Mr. Stanton provided a report regarding the recent discussions with Sprint and SoftBank. It was the sense of the members of the Audit Committee and the Strategic Committee that a new independent committee of the Company’s board of directors should be established to oversee any discussions with Sprint.

On November 9, 2012, Mr. Hesse called Mr. Stanton and indicated that Sprint had been discussing the possibility of a transaction with the Company internally as well as with SoftBank, and was preparing to submit a preliminary non-binding indication of interest to acquire the Company. Mr. Fisher later called Mr. Stanton and delivered a similar message. In connection with preparing to submit an indication of interest, at around the same time, Mr. Cowan informed Mr. Prusch that Sprint wanted to obtain a waiver from the Company and the SIGs with respect to certain aspects of the provisions of the Equityholders’ Agreement related to the right of the SIGs to participate in any offer by Sprint to acquire the Common Stock that Sprint did not already own, so as to permit Sprint to engage in preliminary negotiations and activities and submit an indication of interest to acquire the Company. Following this conversation, the Company and the SIGs negotiated and executed the waiver requested by Sprint.

Also on November 9, 2012, Mr. Stanton sent an email to the Company’s board of directors updating the other directors on the recent discussions he had with Sprint and SoftBank. Mr. Stanton informed the Company’s board of directors that the Audit Committee and the Strategic Committee of the Company’s board of directors had recommended that the Company’s board of directors form a special committee to evaluate potential strategic alternatives, including a possible sale of the Common Stock that Sprint did not already own to Sprint.

On November 12, 2012, representatives of the Company met in person with representatives of DISH to discuss the potential spectrum sale and certain commercial arrangements. Following this meeting, on November 14, 2012, the Company sent a term sheet to DISH regarding a non-binding proposal for a potential spectrum sale and commercial agreement. Over the next thirty days, a series of discussions were held between the Company and DISH, regarding potential revisions to the term sheet with respect to the pricing structure and retail offering of the potential commercial agreement and the composition of the proposed spectrum portfolio. Throughout these discussions, DISH representatives indicated that DISH first needed to obtain FCC approval of its pending application for its satellite spectrum before entering into a transaction with Clearwire.

On November 13, 2012, the Company’s board of directors adopted by written consent formal resolutions for the formation of the Special Committee. The Special Committee is composed of Dennis Hersch, Kathleen Rae and Ted Schell, each an independent and disinterested director of the Company not nominated by Sprint who is not an officer or employee of the Company and who will not have an economic interest in the Company or the surviving corporation following the completion of the Merger. Mr. Hersch is the chairperson of the Special Committee. The Company’s board of directors exclusively delegated to the Special Committee its power and authority to explore, review, reject, evaluate and negotiate strategic alternatives that were available to Clearwire for the holders of our Class A Common Stock (other than Sprint, SoftBank and their respective affiliates), except to the extent not permitted by law and subject to the powers given to the Audit Committee in certain organizational documents of Clearwire, including empowering the Special Committee, on behalf of the Company to, among other things, determine whether a potential strategic alternative is appropriate or desirable for the Company and the holders of our Class A Common Stock (other than Sprint, SoftBank and their respective affiliates), formulate, structure and negotiate potential strategic transactions (including a transaction with Sprint or DISH), retain and compensate advisors, implement a shareholder rights plan, and/or terminate discussions with any counterparty (including Sprint and DISH) regarding any potential transaction. The Special Committee was not obligated to recommend any strategic alternative and the resolutions provided that (i) the Special Committee could not approve the execution of any definitive agreement evidencing the final terms of any strategic alternative but would instead submit its recommendation of any such agreement to the Company’s board of directors and (ii) the Company’s board of directors could not recommend any strategic alternative without the affirmative recommendation of the Special Committee.

Before and after the formal formation of the Special Committee on November 13, 2012, and before the first meeting of the Special Committee on November 23, 2012, the members of the Special Committee engaged in a series of phone calls related to various organizational matters of the Special Committee, including to engage Simpson Thacher & Bartlett LLP, which we refer to as Simpson Thacher, as counsel to the Special Committee, Richards, Layton & Finger, P.A., which we refer to as Richards Layton, as Delaware counsel to the Special Committee, and Centerview, as financial advisor to the Special Committee, in each case in connection with its review of potential strategic alternatives, including a possible transaction with Sprint or DISH.

On November 17, 2012, representatives of Kirkland & Ellis and Simpson Thacher sent a draft confidentiality agreement to one of Sprint’s counsel, King & Spalding LLP, which we refer to as King & Spalding. Over the course of the next several days, representatives of Kirkland & Ellis and Simpson Thacher and representatives of King & Spalding negotiated the draft confidentiality agreement along with their respective clients and the agreement was executed on November 20, 2012.

On November 21, 2012, after a call from Mr. Hesse, Mr. Stanton received from Sprint a preliminary non-binding term sheet for the acquisition, by way of a merger, of all of the Common Stock not already owned by Sprint, a preliminary non-binding term sheet for an interim financing arrangement and a due diligence request list. The term sheet for the acquisition did not state the merger consideration, but Mr. Hesse indicated in his call that Sprint was proposing the same cash consideration for holders of Class A Common Stock and Class B Common Stock of $2.60 per share. Mr. Hesse also indicated to Mr. Stanton that, in light of certain timing issues related to the regulatory approvals of the Sprint-SoftBank Merger, it was important to Sprint that any transaction with the Company be completed on an accelerated time schedule so as not to delay the approval of the Sprint-SoftBank Merger. The term sheet for interim financing contemplated the purchase by Sprint of up to an aggregate principal amount of $600 million of 1.00% Exchangeable Notes due 2018 that were exchangeable for Common Stock at an exchange price of $1.25 per share, which Sprint asserted was the unaffected trading price for the Common Stock because it approximately equaled the closing price for the Class A Common Stock on the trading day prior to the date that Sprint publicly acknowledged the merger discussions with SoftBank. The term sheet for the interim financing also contemplated that a portion of the interim financing would be conditioned on Clearwire meeting certain build-out targets to be negotiated with Sprint. In addition, the term sheet proposed that one of the closing conditions to the transaction was the termination by the SIGs of the Company’s existing 4G MVNO Agreements with the SIGs.

The closing price of Class A Common Stock on November 20, 2012, the trading day prior to Sprint’s initial proposal to the Company, was $2.12 per share.

Following receipt of Sprint’s proposal, Mr. Stanton called Mr. Prusch. During the call, they concluded that Sprint’s term sheet represented a bona fide offer. Mr. Stanton and Mr. Prusch jointly called Mr. Hersch to ask that the Special Committee begin its review of the proposal. They then delivered a copy of the proposal to the members of the Special Committee. Mr. Stanton then updated the other members of the Company’s board of directors of the receipt of the proposal and the initiation of the Special Committee’s review. Mr. Stanton then called representatives of Comcast and Intel, both of whom indicated that they were supportive of a potential transaction between the Company and Sprint but that their support would depend on the price that Sprint would pay for the shares of Common Stock in any transaction as well as the other terms. The representatives of Comcast and Intel also expressed concerns over the closing condition in the term sheet concerning the termination of the 4G MVNO Agreement.

Mr. Stanton then called Mr. Ergen to encourage him to accelerate the DISH negotiations with the Company. Mr. Ergen indicated that he would be open to supplying financing to the Company in the interim as part of any transaction between the Company and DISH and again indicated that DISH expected approval soon by the FCC of DISH’s pending application.

Later on November 21, 2012, Mr. Prusch informed Mr. Cowan that the Special Committee would be meeting to review Sprint’s proposal the day after Thanksgiving and that the Company would not have any substantive comments or questions until after receiving instructions from the Special Committee.

On November 23, 2012, the Special Committee met with its advisors to discuss the preliminary proposal from Sprint. Mr. Hersch summarized for the Special Committee and its advisors the long-standing strategic review that had been undertaken by the Company and the various strategic alternatives and potential commercial arrangements that had been reviewed at numerous prior meetings of the Company’s board of directors. Representatives of Centerview provided a summary of the principal terms of the Sprint proposal, including the financial terms, and noted in particular that the proposal provided for the Class A Common Stock and Class B Common Stock to receive the same per share consideration and the fact that the Sprint proposal was conditioned on the closing of the Sprint-SoftBank Merger.

At the meeting, representatives of Simpson Thacher made a presentation to the Special Committee of its fiduciary duties in considering any proposed transaction, reviewed with the Special Committee its mandate as set forth in the Company’s board of directors’ resolutions forming the Special Committee and reviewed certain legal aspects of the Sprint proposal, including the conditions to the proposed transaction. The Company’s management provided a summary of the key elements of the interim financing proposal from Sprint and discussed the impact of such financing on the capital structure of the Company in the event the parties failed to complete the merger. Mr. Stanton provided an update on the status of his recent negotiations with representatives of DISH, who had most recently indicated that DISH needed to receive FCC approval on satellite spectrum before making an offer to the Company. After a lengthy discussion, the Special Committee determined that management and the Special Committee’s advisors should continue to explore all available alternatives, including the Sprint proposal, and that no substantive response should be given to Sprint until after a subsequent Special Committee meeting at which Centerview would present its initial financial analysis of the strategic alternatives available to the Company, including Sprint’s proposal. The Special Committee also determined that, given his long-standing experience in the telecom industry and the fact that he had no historical links to Sprint, Mr. Stanton, with the support of management led by Mr. Prusch, should act as the primary negotiator with Sprint on behalf of the Special Committee, with the understanding that he would do so at the direction of, and with the oversight of, the Special Committee.

On November 26, 2012, at the express direction of the Special Committee, the Company provided representatives of Sprint with access to an electronic data room and started providing information to Sprint in connection with Sprint’s due diligence.

On November 29, 2012, the Company’s board of directors met to discuss the Sprint proposal. Messrs. Stanton and Prusch updated the Company’s board of directors on the background of recent discussions with Sprint, and Mr. Stanton summarized the principal terms of the Sprint proposal. Representatives of Kirkland & Ellis gave a presentation on the Company’s board of directors’ fiduciary duties, both in the context of a strategic review process generally and in the context of a potential transaction with Sprint specifically. The Company’s management and representatives of Evercore, a financial advisor to the Company, discussed with the Company’s board of directors the terms of the interim financing proposed by Sprint, the factors that were limiting the Company’s ability to access capital markets, including constraints imposed by the Company’s organizational documents on the Company’s authorized share capital. The Company did not have enough authorized, but unissued shares available to raise sufficient additional capital through an equity financing. With the existing level of indebtedness, and the Company’s inability to issue additional secured indebtedness under the existing indentures, additional debt financings may not have been available on acceptable terms or at all. Even if additional debt financings were available, they could have increased the Company’s future financial commitments, including aggregate interest payments on its indebtedness, to levels that would be difficult to support.

Also, the Company’s management discussed financial restructuring alternatives, including seeking protection under the provisions of the United States Bankruptcy Code, which the Company had been considering during the fall of 2012.

On November 30, 2012, Mr. Stanton spoke with Mr. Ergen to discuss the Company’s need for a written proposal from DISH. Mr. Ergen expressed that he was unwilling to give the Company a written proposal until DISH had received approval from the FCC on its application requesting to build a cellular network on spectrum previously allocated to satellite services.

On December 2, 2012, Mr. Stanton spoke with Mr. Fisher, who confirmed that SoftBank was supportive of the proposal made by Sprint. Mr. Fisher further indicated that, assuming the Sprint-SoftBank Merger closed and the proposed merger between Sprint and the Company failed to close due to the failure to obtain the required stockholder approval, Sprint would seek to purchase the shares held by the SIGs pursuant to the right of first offer that Sprint has on sales of Common Stock by any SIG under the provisions of the Equityholders’ Agreement (which is an exception to the standstill that Sprint is subject to under the provisions of the Equityholders’ Agreement and which does not require the consent of the Company).

On December 3, 2012, the Special Committee met again to discuss the status of various potential strategic alternatives, including the possible transactions with Sprint or DISH as well as a restructuring alternative. Representatives of Simpson Thacher reviewed the fiduciary duties of the members of the Special Committee in connection with their evaluation of any proposed transaction. Mr. Stanton updated the Special Committee on recent conversations with the SIGs, who had indicated that they would be supportive of a potential transaction with Sprint, but that support would depend on the price ultimately offered by Sprint as well as the existing 4G MVNO Agreement remaining in place. Mr. Stanton also summarized his conversations with Mr. Ergen, including that Mr. Stanton had conveyed to him that the timing of receiving a formal proposal from DISH was becoming more pressing. Representatives of Centerview provided an overview of strategic alternatives then available to the Company, including the proposed transaction with Sprint, a commercial deal and spectrum sale with DISH, and a financial restructuring. In discussing a transaction with DISH, the representatives of Centerview noted that such a transaction would provide the Company with an immediate cash infusion; however, they also noted that such a transaction did not address the long term liquidity constraints of Clearwire (which were discussed during the November 29, 2012 meeting), Clearwire’s need to attract a second significant wholesale customer and the complexities, restrictions and challenges inherent in Clearwire’s governance and ownership structure, including provisions under the Equityholders’ Agreement that give Sprint, among other things, significant board representation and approval rights, which limited Clearwire’s flexibility to operate. In discussing the restructuring alternative, representatives of Centerview noted it was difficult to expect greater equity value in a restructuring than Sprint’s $2.60 per share proposal. At the request of the Special Committee, representatives of Centerview also reviewed the issues raised by letters sent by certain Company shareholders to the Company board related to the announcement of the Sprint-SoftBank transaction and the sale by Eagle River of its Common Stock to Sprint, which communications had previously been distributed to the members of the Special Committee and the Company’s board of directors. Mr. Hersch and the Company’s management reviewed the specific terms of a potential transaction with Sprint, including proposed responses to specific deal terms. After discussion, the Special Committee agreed to advise Sprint that its $2.60 per share proposal was rejected and that the Company should pursue discussions with Sprint and seek to improve the price and other terms of the Sprint proposal while continuing to pursue other potential strategic alternatives, including a potential commercial deal and spectrum sale with DISH. Specifically, the Special Committee directed Mr. Stanton to deliver a response to Sprint which would include a counterproposal on price of $3.15 per share, a reverse break-up fee in the event that a transaction is agreed to but does not close as a result of the failure to consummate the Sprint-SoftBank Merger, an increase of the threshold of the condition relating to dissenters’ rights, clarification that the Merger would be subject to the approval of the holders of a majority of the outstanding voting securities not held by Sprint or other interested parties, interim financing in the higher amount of $800 million, draws of the interim financing not conditioned on Clearwire meeting specified build-out targets and a coupon of 2% and an exchange price of $2.20 per share. The Special Committee then met with only its advisors and discussed the long-term viability of the Company in the absence of a strategic transaction as a result of the Company’s ongoing liquidity constraints and continued inability to attract a second significant wholesale customer.

Later that day, pursuant to the instructions from the Special Committee, Messrs. Prusch, Stanton and Scott Hopper, the Company’s Senior Vice President of Strategic Business Development, met in person with Messrs. Hesse, Cowan and Douglas Lynn, Vice President of Corporate Development of Sprint, to have a detailed discussion of the terms of the Sprint proposal, including the conditionality relating to the Sprint-SoftBank Merger, the Company’s build plan for its 4G LTE network, and the terms of interim financing. In that meeting, Mr. Hesse for the first time indicated that Sprint and SoftBank wanted Clearwire to substantially accelerate construction of its LTE network. In addition, in accordance with the Special Committee’s instruction, Mr. Stanton proposed a cash consideration of $3.15 per share. The next day, the Company sent a revised term sheet to Sprint, which reflected the Special Committee’s counterproposal on various deal terms, including the $3.15 per share merger consideration and the other terms discussed by the Special Committee at the December 3rd Special Committee meeting.

From December 4 through December 6, 2012, the Company’s engineers met with their respective counterparts at Sprint for technical diligence and to discuss the Company’s ability to accelerate its planned LTE deployment.

On December 5, 2012, the Company’s board of directors met to receive an update from the Special Committee regarding the Special Committee’s review of strategic alternatives. Mr. Hersch provided a summary of the discussions that took place at the December 3rd Special Committee meeting and informed the Company’s board of directors that it was the sense of the Special Committee that, while Sprint’s initial $2.60 per share proposal was rejected by the Special Committee, the Company should pursue further discussions with Sprint and seek improved terms while continuing to evaluate the other potential strategic alternatives, including a commercial deal and spectrum sale with DISH. Representatives of Centerview reviewed with the Company’s board of directors in summary form the analyses of potential strategic alternatives they had presented to the Special Committee at the December 3rd Special Committee meeting. Mr. Stanton then reviewed with the Company’s board of directors the terms proposed by Sprint and updated the Company’s board of directors on the status of ongoing negotiations with Sprint, including the Special Committee’s counterproposals on specific deal terms. Mr. Stanton also updated the Company’s board of directors on certain conversations with DISH, Party I and the SIGs.

On December 6, 2012, the Company received a revised term sheet from Sprint contemplating a $2.80 per share merger consideration. The revised term sheet also proposed the sale of all of the shares held by the SIGs to Sprint at the same price as the merger consideration in the event the merger failed to close due to failure to obtain the required approval from the Company’s stockholders, did not contain any termination fee payable by Sprint to the Company, included a termination right for Sprint in the event that the increase in authorized shares necessary to issue the exchangeable notes was not approved by stockholders of the Company, conditioned all draws of the interim financing on Clearwire meeting specified build-out targets, and included an exchange price for the notes under the interim financing of $1.50 per share.

Also on December 6, 2012, Mr. Hopper received a preliminary non-binding proposal from DISH to acquire certain spectrum assets of the Company as well as enter into certain commercial arrangements, which proposal we refer to as the Preliminary 2012 DISH Proposal. The Preliminary 2012 DISH Proposal contemplated a purchase price of approximately $2.2 billion in net proceeds to the Company for approximately 11.4 billion MHz-POPs and an option for DISH to purchase or lease an additional 2 MHz of spectrum nationwide. The net cash proceeds were prior to any adjustment for potential tax liabilities which were likely to arise from the sale of spectrum assets even after utilizing the existing net operating losses. The Preliminary 2012 DISH Proposal also contemplated certain commercial arrangements whereby each party would provide a variety of services to the other at cost plus 10%, including, among other things, services relating to building, operating, maintaining and managing a wireless network.

On December 7, 2012, the Special Committee met to discuss the status of the discussions relating to the potential strategic alternatives. Mr. Prusch updated the Special Committee on recent discussions with Sprint and SoftBank, including discussions relating to the Company’s build plan for its LTE network. Mr. Stanton reviewed with the Special Committee his previous response to Sprint, which was based on instructions from the Special Committee, and the response he received from Sprint on December 6, which included an increase of the price component of Sprint’s proposal to $2.80 per share. The Special Committee directed management and Mr. Stanton to continue the negotiation with Sprint with respect to the terms of a potential transaction, including continuing to request merger consideration of $3.15 per share, a reverse break-up fee in the event that the merger did not close due to the termination of the Sprint-SoftBank Merger, an increase of the threshold of the condition relating to dissenters’ rights and an exchange price of $2.20 and a coupon of 2% for the exchangeable notes under the interim financing. Also at this meeting, members of management and Mr. Stanton provided an update on the discussions with DISH concerning the Preliminary 2012 DISH Proposal.

Later in the day on December 7, 2012, at the direction of the Special Committee, Mr. Stanton sent a revised term sheet to Sprint, including a proposed purchase price of $3.15 per share. On the same day, representatives of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Sprint, which we refer to as Skadden, sent drafts of a merger agreement and note purchase agreement for the proposed transaction for review by representatives of Kirkland & Ellis and Simpson Thacher.

On December 9, 2012, Mr. Hesse called Mr. Stanton to propose a revised set of terms for the proposed transaction with Sprint, which included an indicative price of $2.90 per share and agreeing to not include a closing condition related to the termination by the SIGs of the Company’s existing 4G MVNO Agreements with the SIGs.

Later in the day on December 9, 2012, the Special Committee met to discuss the revised proposal from Sprint. Mr. Stanton reviewed various terms of the revised Sprint proposal, including, among other things, the increased offer price, the revised terms with respect to the sale of shares by the SIGs to Sprint in the event of termination of the transaction under certain circumstances, the proposed build out plan, and a termination fee in the form of a prepayment for commercial services in the event that the transaction did not close because of a reason related to Sprint. Following discussion, the Special Committee directed management and Mr. Stanton to continue the negotiation with Sprint with respect to the terms of a potential transaction, including continuing to request a price of $3.15 per share, to seek to improve the terms of the interim financing and to add a reverse break-up fee in the event the transaction did not close for certain reasons.

On December 10, 2012, Mr. Stanton called Mr. Ergen and re-emphasized the urgency of a potential transaction and the need for a document with more finalized offer terms. Mr. Ergen reiterated his unwillingness to submit a more finalized proposal until DISH received approval from the FCC. Mr. Ergen expressed that he believed that this approval was imminent. The next day, engineers from the two companies had a conversation regarding certain technical issues relating to the Preliminary 2012 DISH Proposal.

On December 11, 2012, Messrs. Prusch and Stanton called Mr. Cowan to discuss various deal terms, including, among other things, price and Sprint’s continued insistence on a condition and termination right relating to dissenters’ rights. Mr. Cowan responded that he would discuss the Company’s positions with Sprint management.

On the same day, the media reported that Sprint was in active negotiations to acquire the shares of Common Stock that it did not already own. The trading price of the Class A Common Stock rose from a closing price of $2.40 per share on December 10, 2012 to a closing price of $2.68 per share on December 11, 2012.

Also, on December 11, 2012, the FCC approved DISH’s pending application for its satellite spectrum.

On December 12, 2012, Mr. Ergen called Mr. Stanton to discuss the terms of the Preliminary 2012 DISH Proposal and the results of the December 11 technical diligence discussions held between DISH and the Company. Mr. Ergen indicated to Mr. Stanton that DISH would be making a written proposal.

In the afternoon of December 12, 2012, the Special Committee and Audit Committee of the Company held a joint meeting to discuss the status of potential strategic alternatives. Given a provision in the Equityholders’ Agreement requiring certain related party transactions to be reviewed and recommended by the Audit Committee, it was determined that the Special Committee meetings at which the Sprint proposal was being discussed should be conducted as joint meetings with the Audit Committee. Representatives of Simpson Thacher reviewed the fiduciary duties of the members of the Special Committee in considering any proposed transaction. Mr. Stanton updated the Special Committee and the Audit Committee on the status of negotiations with Sprint regarding various deal terms, including price. He informed the Special Committee and the Audit Committee that despite the Company’s continued insistence on a $3.15 per share price, Sprint’s offer remained at $2.90 per share, although Mr. Stanton believed, based on recent conversations with Mr. Hesse, that Sprint might be able to increase its offer to $2.97 per share, the same price at which Eagle River sold its shares of Common Stock to Sprint. Representatives of Kirkland & Ellis and Simpson Thacher provided an overview of the outstanding legal issues on the draft documentation with Sprint. Messrs. Stanton and Hopper provided an update on recent discussions with DISH regarding a potential spectrum sale and commercial arrangement.

Mr. Stanton informed the Special Committee that, consistent with its instructions, he had told representatives of DISH that the timing of any proposal from them was pressing. Representatives of Centerview then gave a presentation on the potential strategic alternatives available to the Company and the terms of the revised Sprint proposal, and members of the Special Committee and Audit Committee engaged in a discussion regarding available strategic alternatives as well as the financial projections of the Company prepared by management of the Company, as described below under “—Prospective Financial Information,” including the Multi-Customer Case which assumed that Clearwire would achieve substantial non-Sprint network traffic beginning in 2014. The members of the Special Committee and Audit Committee agreed that, in light of extensive efforts by the Company to attract a second significant wholesale customer over the course of the last few years and the obstacles that the Company had encountered in connection with such efforts (including the Company’s ownership and governance structure), it was substantially uncertain whether the Company would be able to attract any such customer in the foreseeable future. The Special Committee then discussed the terms of the interim financing offered by Sprint with management and its advisors. In the course of those discussions, it was noted that if the partial debt forgiveness feature proposed by Sprint in the draft merger agreement was agreed to by Sprint (representing an effective termination fee under specified circumstances), the effective exchange price of the interim financing proposed by Sprint would become, under such circumstances, substantially higher than the proposed $1.50 per share.

After the joint meeting of the Special Committee and Audit Committee, the Company’s board of directors met on the same day to receive an update from the Special Committee on the strategic alternatives review. Mr. Stanton provided the Company’s board of directors with an update on the status of the negotiations with Sprint and the significant terms of Sprint’s most recent proposal. Representatives of Centerview then reviewed with the Company’s board of directors, in summary form, the presentation on potential strategic alternatives they had given to the Special Committee and Audit Committee earlier that day. Representatives of Evercore also provided the Company’s board of directors with a summary of the material terms of Sprint’s proposal.

During this meeting, the Company received by e-mail a formal written proposal from DISH. Mr. Stanton described the DISH proposal that had just been received to the Company’s board of directors. DISH proposed an acquisition of spectrum licenses and certain commercial arrangements, the terms of which, including economic terms, were substantially similar to those contemplated by the outline of terms submitted by the Preliminary 2012 DISH Proposal.

On December 13, 2012, after a Sprint board meeting to consider the terms of the proposed transaction, Sprint filed a beneficial ownership report on Schedule 13D disclosing the fact that Sprint was in discussions with the Company with the intent to attempt to reach a definitive agreement for a potential merger transaction, pursuant to which Sprint would acquire all of the shares of Class A Common Stock and Class B Common Stock that it did not already own at a purchase price of $2.90 per share. Sprint also disclosed its proposal to provide interim financing to the Company from and after the execution of definitive agreements for the proposed transaction in an amount up to an aggregate of $800 million through the purchase of exchangeable notes. In addition, Sprint disclosed that under the Sprint-SoftBank Merger Agreement, Sprint was required to obtain the prior written consent of SoftBank prior to entering into definitive documentation for a transaction with the Company. Following Sprint’s filing of the Schedule 13D, the trading price of the Class A Common Stock rose from a closing price of $2.75 per share on December 12, 2012 to a closing price of $3.37 per share on December 14, 2012.

Following the receipt of draft agreements from Sprint’s counsel on December 7, 2012, representatives of the Company and Sprint, together with representatives of their legal and financial advisors and the Special Committee’s legal and financial advisors, held a series of conference calls to negotiate the terms of various transaction documents for the proposed transaction, including the merger agreement and the note purchase agreement, and exchanged multiple drafts of the transaction documents. Among other things, the parties engaged in negotiations regarding the conditions to the merger (in particular the condition relating to the consummation of the Sprint-SoftBank Merger), the terms of interim financing, the efforts standard for obtaining the required regulatory approvals, the definition of material adverse effect, the ability of each of the Company’s board of directors and the Special Committee to change its respective recommendation with respect to the transaction with Sprint, the circumstances under which each party may terminate the merger agreement, the size and form of the termination fee and the restrictions on the Company’s operation of its business prior to the closing of the merger. As a result of these negotiations, Sprint agreed, among other things, to allow each of the Company’s board of directors and the Special Committee to change its respective recommendation with respect to the merger under specified circumstances if such change is required by the Company’s board of directors’ fiduciary duties, to eliminate a condition relating to dissenters’ rights, to increase the exchange price of the exchangeable notes from $1.25 to $1.50, and to forgive $120 million of the principal amount of the exchangeable notes in the event the merger failed to close due to the failure of the Sprint-SoftBank Merger to close, which effectively would substantially increase the conversion price per share.

Later on December 13, 2012, the Special Committee and the Audit Committee held a joint meeting to discuss the Sprint proposal and the other strategic review process. Mr. Stanton updated the Special Committee on his discussions with representatives of Sprint and with certain of the SIGs. Mr. Stanton informed the Special Committee that although he had continued to press for the $3.15 price, representatives of Sprint and SoftBank had told him that they would only be willing to increase the offer price to $2.97 per share. The Company’s management updated the Special Committee and the Audit Committee regarding the status of draft definitive documentation for the potential transaction with Sprint. The members of the Special Committee and the Audit Committee then discussed the consideration being offered by DISH in its proposal for a spectrum purchase, in comparison with the consideration offered by Sprint to purchase the remainder of the outstanding shares not owned by Sprint as well as the impact on the Company of selling the spectrum identified in the DISH proposal. The Special Committee made no determination at that time as to either proposal and instructed Mr. Stanton and management to continue to pursue the proposals and seek improved terms. Mr. Hopper noted that he had requested that senior management of DISH increase their offer and that DISH management declined to do so. The Special Committee directed Mr. Stanton to continue to seek a higher per share consideration from Sprint.

It was reported in the press later on December 13, 2012 that SoftBank would not agree to consent to any price higher than $2.97 in connection with Sprint’s offer to acquire the remaining shares of Clearwire that it did not own.

Also on December 13, 2012, Mr. Hopper called Thomas Cullen, Executive Vice President of Corporate Development at DISH, to discuss the Preliminary 2012 DISH Proposal and the Schedule 13D filed by Sprint.

On December 14, 2012, pursuant to the direction of the Special Committee, Mr. Stanton called Mr. Hesse to press for the proposed $3.15 per share price. Mr. Hesse indicated that SoftBank would not consent to Sprint entering into the transaction at any price above $2.97 per share. Following this conversation, Mr. Stanton called Mr. Fisher directly to discuss the offer price, and Mr. Fisher indicated that $2.97 per share was the highest offer price by Sprint as to which SoftBank was willing to provide consent.

Later on December 14, 2012, the Special Committee and the Audit Committee held a joint meeting to discuss the Sprint proposal and the other strategic alternatives. Mr. Hersch summarized certain stockholder communications the Company had received following initial media reports of a potential transaction with Sprint and the Schedule 13D filing by Sprint, which communications had previously been distributed to the members of the Special Committee and the Company’s board of directors, and noted that he had requested a detailed review of the statements made in such communications. Mr. Hersch also informed the committee members that he had requested management to contact parties with whom the Company had previously had discussions regarding spectrum sales to determine whether any such parties had any interest in pursuing a transaction. Mr. Stanton updated the Company’s board of directors on recent discussions he had with representatives of a number of such potential purchasers of the Company’s spectrum assets, noting that such purchasers were familiar with the Company’s assets given their participation in prior sales processes. Mr. Stanton noted that all of these potential purchasers that he had previously spoken with affirmatively declined any interest in engaging in a transaction with the Company, but that he, the Company’s management and representatives of Centerview would continue to reach out to potential purchasers for the Company’s spectrum assets in order to determine whether a spectrum sale was a viable alternative to the proposed transaction with Sprint.

Mr. Stanton also updated the members of the committees on the discussions with Sprint, noting that he had specifically requested that Mr. Hesse and Mr. Fisher discuss with Mr. Son the Special Committee’s position to increase the offer to $3.15 per share, especially in light of stockholder communications opposing a transaction with Sprint based on deal price, the convertible note financing and deal risks related to the execution of the Merger Agreement, that had been received by the Company from Mount Kellett Capital Management LP and Crest Financial Limited, which are publicly available, but SoftBank had not shown any willingness to change its position on price as a condition to its consent. Representatives of the Company updated the Special Committee and Audit Committee on the status of the discussions with DISH and the fact that representatives of DISH had not responded to requests for an improved proposal. The members of the Special Committee and its advisors discussed and reviewed the benefits and drawbacks for the Company of a spectrum sale to DISH. In connection with a discussion of any other alternatives to be pursued by the Company, Mr. Prusch confirmed that representatives of Sprint had confirmed to him that they would not be willing to sell their shares of Common Stock. In addition, representatives of the Company discussed that they still had not secured a commitment from another significant wholesale partner and that no other party had recently expressed interest in buying spectrum from the Company. Following these updates, representatives of Centerview reviewed an analysis they had prepared at the request of the Special Committee comparing the economic terms that would need to be offered in a spectrum sale in order to achieve, on a present value basis, the value being offered by Sprint.

After the Special Committee meeting, at the direction of the Special Committee, representatives of the Company and Centerview reached out to additional potential strategic partners with whom the Company had previously had discussions regarding potential strategic transactions and/or commercial arrangements, including, among others, Party A, Party B, Party E and Party I, to assess their interest in exploring a potential transaction at this time. All of the parties contacted by the Company responded that they were not interested in pursuing such a transaction at this time. Additionally, Mr. Hopper spoke with Mr. Cullen again and indicated that the discussions were moving away from DISH and asked Mr. Cullen if he wanted to alter the DISH proposal in any way in light of that. Mr. Cullen declined to alter the offer.

On December 16, 2012, the Special Committee and Audit Committee held a joint meeting to discuss the potential transaction with Sprint and the strategic review process. Mr. Hersch informed the Special Committee and the Audit Committee that, since the previous joint meeting of the committees on December 14, 2012, outstanding issues in the proposed merger agreement with Sprint, including the deletion of a condition related to dissenters’ rights, had been resolved and that Mr. Stanton and Company management had contacted the most likely potential parties to a spectrum sale transaction and that each potential spectrum purchaser contacted (other than DISH) had affirmatively declined any interest in acquiring spectrum assets from the Company at this time. Mr. Hersch also reviewed a summary prepared by management of the Company at his request, of the recent stockholder communications that had opposed the transaction based on deal price, the convertible note financing and deal risks related to the execution of the Merger Agreement, and the actions that management had taken in the past which already addressed the various statements outlined in such communications. Representatives of Simpson Thacher reminded the members of the Special Committee of their fiduciary duties in considering a transaction with Sprint and reviewed certain terms of the proposed merger agreement with Sprint. Mr. Stanton provided an update on his discussions with Sprint and reported that Sprint had increased its offer price to $2.97 per share and there was a discussion of the final terms of the documentation related to the Sprint transaction. Messrs. Stanton and Hopper also provided an update on the discussions with DISH and noted that representatives of DISH had stated that DISH was not willing to increase its offer price for the Company’s spectrum. Representatives of Centerview then summarized the significant issues that Centerview had discussed at prior

Special Committee meetings with each of the strategic alternatives which the Special Committee had been evaluating. In connection with reviewing the restructuring alternative, the representative of Centerview noted that it was difficult to expect greater equity value in a restructuring than the proposed transaction with Sprint. In discussing the spectrum sale to DISH, the representative of Centerview noted that, even at a higher price, such a transaction would not solve the Company’s long-term liquidity issues or the Company’s need to attract a second significant wholesale customer. After such discussions, representatives of Centerview delivered Centerview’s opinion to the Special Committee and the Audit Committee to the effect that, as of December 16, 2012, and based upon and subject to the various assumptions and limitations set forth in Centerview’s written opinion, the Merger Consideration to be paid to the holders of shares of Class A Common Stock (other than Sprint, SoftBank or any of their respective affiliates and any stockholders who properly exercise their appraisal rights under Delaware Law) was fair, from a financial point of view, to such holders. Following additional discussions among the members of the Special Committee and the Audit Committee and their advisors, the Special Committee determined that, among other things, (i) the Merger Agreement and the transactions contemplated thereby, when compared to the other potential transactions reasonably available to the Company at that time, was the most favorable potential transaction to the holders of shares of Class A Common Stock, other than Sprint, SoftBank or any of their respective affiliates, (ii) the terms of the Merger Agreement and the Merger were advisable, fair to and in the best interest of the holders of our Class A Common Stock (other than Sprint, SoftBank and their respective affiliates), (iii) the Special Committee recommended that the Company’s board of directors approve the Merger Agreement and the other agreements to which the Company is a party contemplated by the Merger Agreement, and (iv) the Special Committee recommended that the Company’s board of directors declare the advisability of the Merger Agreement to the Company’s stockholders and recommend the adoption of the Merger Agreement by the Company’s stockholders; and the Audit Committee adopted resolutions to the effect that, among other things, (A) the Merger Agreement and the transactions contemplated thereby, including the Merger, were advisable, fair to and in the best interest of the Company and its stockholders, (B) the Merger Agreement and the other agreements to which the Company is a party contemplated by the Merger Agreement, and the transactions contemplated by these agreements, were approved for all purposes of the Audit Committee Charter and the Equityholders’ Agreement, and (C) the Audit Committee recommended that the Company’s board of directors declare the advisability of the Merger Agreement to the Company’s stockholders and recommend the adoption of the Merger Agreement by the Company’s stockholders.

Immediately following the joint Special Committee and Audit Committee meeting on December 16, 2012, the Company’s board of directors held a meeting to consider the proposed transaction with Sprint. At the meeting, Mr. Stanton reviewed with the Company’s board of directors communications with the SIGs regarding the proposed transaction with Sprint, specifically conversations with Intel regarding pricing protections Intel wanted included in the voting agreement, which Sprint refused to include. Mr. Stanton discussed the result of the Company’s recent market check to determine the possibility of other potential strategic transactions, the status of the current discussions with DISH regarding a spectrum sale, the Company’s board of directors’ efforts in the past two years to seek potential strategic transactions, commercial arrangements and a second significant wholesale customer, as well as the Company’s liquidity constraints and debt burden. Mr. Stanton also reviewed with the Company’s board of directors the review and evaluation process conducted by the Special Committee. Representatives of Evercore then reviewed with the Company’s board of directors their analyses of the Sprint transaction and delivered Evercore’s opinion that, as of December 16, 2012, and based upon and subject to the assumptions made, matters considered and limitations on the scope of review undertaken by Evercore as set forth in its written opinion, the Merger Consideration to be paid to the holders of shares of Class A Common Stock (other than Sprint, SoftBank, any of their respective affiliates and any stockholders who properly exercise their appraisal rights under Delaware law) pursuant to the Merger was fair, from a financial point of view, to such holders. Following these discussions, representatives of Kirkland & Ellis reminded the Company’s board of directors of its fiduciary duties in considering a transaction with Sprint, as well as the material terms and conditions of the proposed merger agreement with Sprint and other related agreements, including agreements for the interim financing and the voting and support agreement with the SIGs. Mr. Hersch then delivered the Special Committee’s recommendations to the Company’s board of directors with respect to the proposed transaction with Sprint, and Mr. Stanton conveyed to the Company’s board of directors the approval of the proposed transaction by the Audit Committee. The six directors who are disinterested and not designated by Sprint on the Company’s board of directors then unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger. Following the action of the six directors who are disinterested and not designated by Sprint, the full Company’s board of directors unanimously determined that, among other things, (i) the Merger Agreement and the other agreements to which the Company is a party contemplated by the Merger Agreement, and the Merger and the other transactions contemplated thereby, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) the Merger Agreement and the other agreements to which the Company is a party contemplated by the Merger Agreement are authorized and approved for all purposes by the Company’s board of directors or any subset of the directors on the Company’s board of directors as may be required under the Equityholders’ Agreement, (iii) the adoption of the Merger Agreement, the approval of an amendment to the Certificate of Incorporation to increase the Company’s authorized share capital, and the approval of the issuance of Class A Common Stock in connection with the exchange of the Notes, be submitted to the Company’s stockholders for consideration, and (iv) recommended that the stockholders of the Company vote their shares of Common Stock in favor of the Merger Agreement Proposal, the Charter Amendment Proposal and the NASDAQ Authorization Proposal.

In the early morning on December 17, 2012, the Company and Sprint executed the Merger Agreement, after which the Company and Sprint issued a joint press release announcing the execution of the Merger Agreement. Later that morning, Mr. Stanton called Mr. Ergen to inform him of the execution of the Merger Agreement.

Later that day, the Company and Sprint held a joint investor call in which senior management of both companies, including Mr. Prusch, participated. Mr. Prusch shared the Company’s view on the desirability of the Sprint transaction and answered several questions raised by investors on this matter, the transcript of which was filed on a Company Form 8-K on the same day.

Subsequent Events

On December 28, 2012, Mr. Ergen called Mr. Stanton to inform him that DISH intended to submit a proposal, and DISH then sent the Company a revised proposal from DISH consisting of the purchase of 11.4 billion MHz-POPs of spectrum for $2.184 billion, certain commercial arrangements and, for the first time, an offer to acquire up to all of Clearwire’s outstanding shares at $3.30 per share and provide interim financing, subject to certain restrictions and conditions. At the end of its proposal, DISH indicated that it would withdraw its proposal if the Company draws on the financing contemplated by the Note Purchase Agreement.

On December 29, 2012, Mr. Stanton called Mr. Hesse and Mr. Fisher to inform them of the receipt of the proposal from DISH. The Company then sent a summary of the proposal to Sprint as required under the Merger Agreement.

On January 2, 2013, the Company received a letter from Sprint responding to the December 28, 2012 revised DISH proposal.

On January 8, 2013, the Company issued a press release disclosing the material terms of DISH’s proposal as well as a summary of Sprint’s January 2nd letter from Sprint, the full text of which is set forth below:

Clearwire Corporation Provides Transaction Update

Clearwire (NASDAQ: CLWR) today announced that it has received an unsolicited, non-binding proposal (the “DISH Proposal”) from DISH Network Corporation (“DISH”). The DISH Proposal, as further summarized below, provides for DISH to purchase certain spectrum assets from Clearwire, enter into a commercial agreement with Clearwire, acquire up to all of Clearwire’s common stock for $3.30 per share (subject to minimum ownership of at least 25% and granting of certain governance rights) and provide Clearwire with financing on specified terms.

The DISH Proposal is only a preliminary indication of interest and is subject to numerous, material uncertainties and conditions, including the negotiation of multiple contractual arrangements being requested by

DISH (some of which, as currently proposed, may not be permitted under the terms of Clearwire’s current legal and contractual obligations). It is also subject to regulatory approval.

As previously announced on December 17, 2012, Clearwire has entered into a definitive agreement with Sprint Nextel Corporation (“Sprint”) for Sprint to acquire the approximately 50 percent stake in Clearwire it does not already own for $2.97 per share (the “Sprint Agreement”). Clearwire’s ability to enter into strategic transactions is significantly limited by its current contractual arrangements, including the Sprint Agreement and its existing Equityholders’ Agreement.

The Special Committee of the Clearwire Board of Directors (the “Special Committee”) has determined that its fiduciary duties require it to engage with DISH to discuss, negotiate and/or provide information in connection with the DISH Proposal. The Special Committee has not made any determination to change its recommendation of the current Sprint transaction. Consistent with its obligations under the Sprint Agreement, Clearwire has provided Sprint with notice, and the material terms, of the DISH Proposal, and received a response from Sprint that is described below.

DISH had, prior to the announcement of the Sprint Agreement, provided Clearwire with a preliminary indication of interest solely with respect to acquiring certain of Clearwire’s spectrum assets, on substantially the same pricing per MHz-POP as the spectrum purchase included in the DISH Proposal described below, and entering into a commercial agreement. Although Clearwire worked with DISH prior to the execution of the Sprint Agreement to improve the overall terms of that proposal, the Special Committee of the Clearwire Board determined that the Sprint transaction was, for a number of reasons, a more-attractive alternative for Clearwire’s non-Sprint Class A stockholders than a transaction with DISH at that time and on the terms then-proposed by DISH.

Summary of DISH Proposal

The following is a summary of the material terms of the proposal:

•

Spectrum Purchase. DISH would acquire from Clearwire spectrum covering approximately 11.4 billion MHz-POPs (“Spectrum Assets”), representing approximately 24% of Clearwire’s total MHz pops of spectrum, for aggregate net cash proceeds to Clearwire of approximately $2.2 billion (the “Spectrum Purchase Price”). The net cash proceeds are prior to any adjustment for potential tax liabilities which are likely to arise from the sale of spectrum assets even after utilizing the existing net operating losses. At DISH’s option, Clearwire would also sell or lease up to an additional 2 MHz of Clearwire’s spectrum to DISH from a channel that is adjacent to the Spectrum Assets at a price to be calculated in the same manner as the Spectrum Assets.

•

Commercial Agreement. Clearwire would, at DISH’s request, provide certain commercial services to DISH, including the construction, operation, maintenance, and management of a wireless network covering AWS-4 spectrum and new deployments of 2.5 GHz spectrum.

•

Acquisition of Clearwire Shares; Governance. DISH would make an offer to Clearwire’s stockholders to purchase up to all of Clearwire’s outstanding shares at a price of $3.30 per share in cash. This tender offer would not be dependent on Sprint’s participation, but would be subject to a number of conditions, including DISH: (i) acquiring no less than 25% of the fully-diluted shares of Clearwire, (ii) being granted the right to designate Clearwire board members commensurate with its pro forma ownership percentage, (iii) receiving certain minority protections, including the right to approve material changes to Clearwire’s organizational documents, change of control and material transactions with related parties (unless these transactions were approved by an independent committee of the Clearwire board and, if over a certain threshold, supported by a written fairness opinion from a nationally recognized investment bank) and (iv) receiving preemptive rights. In addition, the DISH Proposal would require Clearwire to terminate the note purchase agreement under which Sprint has agreed to provide interim financing to Clearwire and is conditional upon the consummation of the spectrum purchase and Clearwire being in compliance with the commercial agreement (both as described above).

•

Spectrum Purchase Price Funding. DISH would pre-fund the Spectrum Purchase Price within three business days of signing through a senior Unsecured PIK Debenture (the “PIK Debenture”) bearing PIK interest at a rate of 6% per annum in the event the Spectrum Assets are sold to DISH or 12% per annum otherwise. Clearwire would be obligated to either apply the proceeds of the pre-funding to reduce outstanding long-term debt through the redemption or repurchase of the 2015 Senior Secured Notes and 2016 Senior Secured Notes of Clearwire Communications LLC or, in the event that a portion of the Network Build Financing described below is unavailable due to the failure to receive shareholder approval, to use an equivalent portion of the proceeds of the PIK Debenture to fund network build-out costs; in that case, any future make up draws on the Network Build Financing following shareholder approval would be applied to reduce debt as provided in this sentence. If Spectrum Assets are not acquired due to a failure to obtain required regulatory approvals, Clearwire would, within 30 days following termination of the spectrum purchase agreement, repay the PIK Debenture plus interest at 6% per annum. If Clearwire is unable to repay the PIK Debenture during this 30 day period, it would be entitled to convert the principal amount and accrued interest on the PIK Debenture into a note on terms comparable to the 2015 Senior Secured Notes previously repaid, having a maturity of December 1, 2015.

•

Network Build Financing. DISH proposes to provide additional capital to fund a portion of Clearwire’s network build-out through a credit facility for the purchase of exchangeable notes on substantially similar terms to those which Sprint has agreed to provide, subject to cancellation of the Sprint Financing Agreements (as described below).

•

Deal Protections. DISH expects appropriate deal protections, including a 5-day match right, similar to those included in the Sprint Agreement. DISH would match Clearwire’s termination rights as provided for in the Sprint transaction (including the possible forgiveness of a portion of the exchangeable notes upon certain termination events).

•	Sprint Financing. DISH has indicated that the proposal will be withdrawn if Clearwire draws on the financing under the Sprint Financing Agreements.

In connection with the Sprint Agreement, Clearwire and Sprint also entered into agreements that provide up to $800 million of additional financing to Clearwire in the form of exchangeable notes, which will be exchangeable under certain conditions for Clearwire common stock at $1.50 per share, subject to adjustment under certain conditions (the “Sprint Financing Agreements”). Under the Sprint Financing Agreements, Sprint has agreed to purchase, at Clearwire’s option, $80 million of exchangeable notes per month for up to 10 months beginning on January 2, 2013. The DISH Proposal indicates that it will be withdrawn if Clearwire draws on the financing under the Sprint Financing Agreements. As a result, in order to allow the Special Committee to evaluate the DISH Proposal, at the direction of the Special Committee, Clearwire has revoked its initial draw notice and has not received the first $80 million under the Sprint Financing Agreements. The Special Committee has not made any determination with respect to any future draws under the Sprint Financing Agreements.

Summary of Sprint Response to DISH Proposal

In response to the DISH Proposal, Clearwire has received a letter from Sprint stating, among other things, that Sprint has reviewed the DISH Proposal and believes that it is illusory, inferior to the Sprint transaction and not viable because it cannot be implemented in light of Clearwire’s current legal and contractual obligations. Sprint has stated that the Sprint Agreement would prohibit Clearwire from entering into agreements for much of the DISH Proposal. The following is a summary of Sprint’s statements in its letter regarding the material terms of the DISH Proposal:

•

Spectrum Purchase. Sprint has stated that, under the Sprint Agreement, Clearwire is prohibited from selling the Spectrum Assets without Sprint’s consent. In addition, Sprint has stated that Clearwire is further subject to various requirements under its commercial agreements with Sprint and the Equityholders’ Agreement applicable to selling Spectrum Assets, even if the Merger Agreement were not in place.

•

Commercial Agreement. Sprint has stated that, under the Merger Agreement, Clearwire is prohibited from entering into the commercial agreement proposed by DISH so long as the Merger Agreement is in place.

•

Acquisition of Clearwire Shares. Sprint has stated that the DISH Proposal may constitute a change of control under the Equityholders’ Agreement, which would require the affirmative vote of 75% of the issued and outstanding shares of Clearwire’s stock. Sprint has stated it would not vote in favor of the proposed transaction with DISH.

•

Governance. Sprint has stated that (i) it would be impermissible under Clearwire’s current Equityholders’ Agreement for Clearwire to agree to nominate DISH’s designees to the Clearwire Board, (ii) it would be impermissible under the Equityholders’ Agreement for Clearwire to create a new independent committee of the Clearwire Board and (iii) under Delaware law, certain governance rights requested by DISH (including the request for proportionate board representation) cannot be granted by Clearwire in a manner that does not require amendment of the certificate of incorporation or consent of Sprint to a shareholder agreement embodying what DISH has requested.

•

Funding. Among other arguments, Sprint has stated that the complex financing provisions of the DISH Proposal must also be considered in light of the existing Clearwire contractual arrangements (including debt arrangements) and that it is not clear from Sprint’s review that such financing is permitted by or would comply with Clearwire’s existing arrangements. In addition, Sprint has stated that Sprint and the other parties to the Equityholders’ Agreement would have preemptive rights with respect to any issuance of exchangeable notes by Clearwire as contemplated by the DISH Proposal, and any issuance of such notes may also require Clearwire stockholder approval in accordance with the NASDAQ listing requirements.

•

Sprint Financing. Sprint has stated that it is concerned with Clearwire’s failure to consummate the January 2 tranche of funding under the Sprint Financing Agreements, that it does not believe Clearwire’s initial draw notice was revocable and that it has reserved its rights relating thereto.

Process

The Special Committee will, consistent with its fiduciary duties and in consultation with its independent financial and legal advisors, continue to evaluate the DISH Proposal and the letter from Sprint and discuss them with each of DISH and Sprint, as appropriate. The Special Committee and Clearwire will pursue the course of action that is in the best interests of Clearwire’s non-Sprint Class A stockholders. Neither Clearwire nor the Special Committee has any further comment on this matter at this time.

Evercore Partners is acting as financial advisor and Kirkland & Ellis LLP is acting as counsel to Clearwire. Centerview Partners is acting as financial advisor and Simpson Thacher & Bartlett LLP and Richards, Layton & Finger, P.A. are acting as counsel to Clearwire’s special committee.

The Company subsequently entered into a confidentiality agreement with DISH. The DISH Proposal is a preliminary indication of interest and is subject to numerous, material uncertainties and conditions. The Special Committee has not made any determination to change its recommendation of the Merger.

On February 1, 2013, the Company issued a press release relating to the Company’s decision not to take the February $80 million draw under the Note Purchase Agreement with Sprint in order to permit the Special Committee to continue to evaluate the DISH proposal, the full text of which is set forth below:

CLEARWIRE CORPORATION PROVIDES TRANSACTION UPDATE

Clearwire (NASDAQ: CLWR) today announced that it has filed a preliminary proxy statement in connection with its definitive agreement with Sprint Nextel Corporation (“Sprint”) for Sprint to acquire the approximately 50 percent stake in Clearwire that it does not already own for $2.97 per share (the “Sprint Agreement”). The background section of the proxy statement describes the Company’s extensive review of strategic alternatives to maximize stockholder value over the past few years.

As previously disclosed on January 8, 2013, Clearwire received an unsolicited, non-binding proposal (the “DISH Proposal”) from DISH Network Corporation (“DISH”). The DISH Proposal provides for DISH to purchase certain spectrum assets from Clearwire, enter into a commercial agreement with Clearwire and acquire up to all of Clearwire’s common stock for $3.30 per share (subject to minimum ownership of at least 25% and granting of certain governance rights) and provide Clearwire with financing on specified terms. The DISH Proposal is only a preliminary indication of interest and is subject to numerous, material uncertainties and conditions, including the negotiation of multiple contractual arrangements being requested by DISH (some of which, as currently proposed, may not be permitted under the terms of Clearwire’s current legal and contractual obligations) as well as regulatory approvals.

In connection with the Sprint Agreement, Clearwire and Sprint also entered into agreements that provide up to $800 million of additional financing to Clearwire in the form of exchangeable notes, which will be exchangeable under certain conditions for Clearwire common stock at $1.50 per share, subject to adjustment under certain conditions (the “Sprint Financing Agreements”). Under the Sprint Financing Agreements, Sprint has agreed to purchase, at Clearwire’s option, $80 million of exchangeable notes per month for up to 10 months.

As previously disclosed on January 8, 2013, Clearwire did not take the initial draw under the Sprint Financing Agreements as DISH indicated that its preliminary proposal would be withdrawn were Clearwire to draw on the financing. In order to allow the Special Committee to continue to evaluate the DISH Proposal, at the direction of the Special Committee, Clearwire has not taken the February $80 million draw. The Special Committee has not made any determination with respect to any future draws under the Sprint Financing Arrangements.

Also, under the terms of the Sprint Financing Agreements, Sprint is only obligated to provide financing for the last three draws (in August, September and October 2013) if an agreement has been reached between Sprint and Clearwire on the accelerated build out of Clearwire’s wireless broadband network by January 31, 2013. Although the parties have not come to an agreement on the accelerated build out, Clearwire and Sprint have amended the Sprint Financing Agreements to extend the date by which agreement on the accelerated build out must be reached to February 28, 2013 for the Company to be able to take the last three draws.

The Special Committee will, consistent with its fiduciary duties and in consultation with its independent financial and legal advisors, continue to evaluate the DISH Proposal and engage in discussions with each of DISH and Sprint, as appropriate. The Special Committee has not made any determination to change its recommendation of the current Sprint transaction.

The Special Committee and Clearwire will pursue the course of action that it believes is in the best interests of Clearwire’s non-Sprint Class A stockholders. Neither Clearwire nor the Special Committee has any further comment on this matter at this time.

On February 27, 2013, the Company issued a press disclosing the Company’s decision to take the March $80 million draw under the Note Purchase Agreement with Sprint and that the Company and Sprint had amended the Note Purchase Agreement to permit the Company to take the final three draws thereunder without entering into an agreement with respect to the proposed accelerated build-out, the full text of which is set forth below:

CLEARWIRE CORPORATION PROVIDES TRANSACTION UPDATE

Clearwire (NASDAQ: CLWR) today announced that it has elected to take the $80 million March draw under the terms of its agreements with Sprint Nextel Corporation (“Sprint”) that provide additional financing to Clearwire in the form of exchangeable notes, which will be exchangeable under certain conditions for Clearwire common stock at $1.50 per share, subject to adjustment under certain conditions (the “Sprint Financing Agreements”). Clearwire no longer has any right to take the first two monthly draws under the Sprint Financing Agreements. The Special Committee has not made any determination as to whether to take any future draws under the Sprint Financing Agreements and has not made any determination to change its recommendation of the current Sprint transaction.

As previously disclosed on January 8, 2013, Clearwire received an unsolicited, non-binding proposal from DISH Network Corporation (“DISH”), which was a preliminary indication of interest and subject to numerous, material uncertainties and conditions. Consistent with its fiduciary duties to Clearwire’s non-Sprint class A stockholders, the Special Committee of Clearwire’s board of directors has engaged in discussions with DISH concerning its proposal and with Sprint over the course of the last two months, and the Special Committee intends to continue such discussions. The Special Committee will pursue the course of action that it believes is in the best interests of Clearwire’s non-Sprint Class A stockholders.

Also, Clearwire and Sprint have amended the Sprint Financing Agreements to remove the condition to Sprint’s obligation to provide financing for the last three draws (in August, September and October 2013) that an agreement has been reached between Sprint and Clearwire on the accelerated build out of Clearwire’s wireless broadband network. This amendment will allow Clearwire, at its option, to take the last three draws under the Sprint Financing Agreements whether or not an accelerated build out agreement has been entered into by the parties. Clearwire does not expect to enter into an accelerated build-out agreement with Sprint at this time.

On March 1, 2013, Clearwire received the $80 million March draw under the Note Purchase Agreement and issued $80 million in Notes to Sprint. In connection with this initial draw under the Note Purchase Agreement, the Company entered into a new indenture, a registration rights agreement with Sprint and a stock delivery agreement, which are attached hereto as Annexes G, H and I, respectively. See “The Note Purchase Agreement.”

On March 28, 2013, the Company issued a press release disclosing the Company’s decision to take the April $80 million draw under the Note Purchase Agreement, the full text of which is set forth below:

CLEARWIRE CORPORATION PROVIDES TRANSACTION UPDATE

Clearwire (NASDAQ: CLWR) today announced that it has elected to take the $80 million April draw under the terms of its agreements with Sprint Nextel Corporation (“Sprint”) that provide additional financing to Clearwire in the form of exchangeable notes, which will be exchangeable under certain conditions for Clearwire common stock at $1.50 per share, subject to adjustment under certain conditions (the “Sprint Financing Agreements”). The Special Committee has not made any determination as to whether to take any future draws under the Sprint Financing Agreements and has not made any determination to change its recommendation of the current Sprint transaction.

As previously disclosed on January 8, 2013, Clearwire received an unsolicited, non-binding proposal from DISH Network Corporation (“DISH”), which was a preliminary indication of interest and subject to numerous, material uncertainties and conditions. Consistent with its fiduciary duties to Clearwire’s non-Sprint class A stockholders, the Special Committee of Clearwire’s board of directors has engaged in discussions with DISH concerning its proposal and with Sprint over the course of the last three months, and the Special Committee intends to continue such discussions. The Special Committee will pursue the course of action that it believes is in the best interests of Clearwire’s non-Sprint Class A stockholders.

Clearwire received the $80 million April draw under the Note Purchase Agreement and issued the $80 million in Notes to Sprint on April 1, 2013.

On April 3, 2013, the Company received an unsolicited, non-binding written proposal from Crest, in which Crest proposed to provide to the Company $240 million in financing through a convertible debt facility, which would be convertible into shares of Common Stock at a price of $2.00 per share. On April 8, 2013, the Company sent a letter to Sprint requesting that Sprint consent, pursuant to Section 4.1(e) of the Merger Agreement, to Clearwire’s incurrence of debt pursuant to Crest’s proposal. On April 10, 2013, Sprint provided a written response indicating that it was not prepared at that time to provide such consent.

On April 8, 2013, the Company received an unsolicited, non-binding written proposal from Verizon Communications Inc., which we refer to as Verizon, a strategic buyer, in which Verizon offered to acquire Clearwire spectrum leases generally located in large markets that cover approximately 5 billion MHz-POPs at a gross price of approximately $1.0 to $1.5 billion, less the present value of the spectrum leases which could be substantial. The Company is prohibited by the terms of the Merger Agreement from selling spectrum leases without the consent of Sprint. The Special Committee will, consistent with its fiduciary duties and in consultation with its independent financial and legal advisors, evaluate this proposal and any other proposal and engage in discussions with each of Verizon and Sprint, as appropriate.

On April 9, 2013, the Company received an unsolicited, non-binding written proposal from Aurelius Capital Management, LP, which we refer to as Aurelius, in which Aurelius proposed to provide the Company $80 million in financing through exchangeable notes, which would be convertible into shares of Common Stock at a price of $2.00 per share. On April 9, 2013, the Company sent a letter to Sprint requesting that Sprint consent, pursuant to Section 4.1(e) of the Merger Agreement, to Clearwire’s incurrence of debt pursuant to Aurelius’s proposal. On April 10, 2013, Sprint provided a written response indicating that it was not prepared at that time to provide such consent.

The Special Committee will, consistent with its fiduciary duties and in consultation with its independent financial and legal advisors, continue to evaluate the DISH Proposal and engage in discussions with each of DISH and Sprint, as appropriate. The Special Committee has not made any determination to change its recommendation of the current Sprint transaction.

The Special Committee will pursue the course of action that it believes is in the best interests of Clearwire’s unaffiliated stockholders.

On April 15, 2013, DISH publicly announced that it had submitted a non-binding proposal to the board of directors of Sprint to acquire all of the outstanding Sprint shares for total cash and stock consideration of $25.5 billion. The Special Committee, Company management and the Company’s board of directors continue to monitor developments relating to this proposal.

Pursuant to its terms, neither the Company nor Sprint has the right to terminate the Merger Agreement if Sprint terminates the Sprint-SoftBank Merger Agreement in order to enter into an agreement with respect to an unsolicited superior offer from a third party, which we refer to as a Sprint Superior Offer. Rather, in the event of such a termination of the Sprint-SoftBank Merger Agreement, the Merger Agreement would remain in effect and Sprint’s consummation of the Merger would be conditioned on the consummation of the transaction contemplated by the Sprint Superior Offer. If Sprint enters into an agreement with respect to a Sprint Superior Offer, the Outside Date under the Merger Agreement is automatically extended to the end date under the agreement relating to the Sprint Superior Offer but may not be extended beyond December 31, 2013 without the Company’s consent. The foregoing description of certain provisions of the Merger Agreement is qualified in is entirety by reference to the Merger Agreement. For more information, see “Merger Agreement.”

Pursuant to the terms of the Voting and Support Agreement, each of the Voting Agreement Stockholders have the right to terminate the Voting and Support Agreement as to each of themselves by written notice to Clearwire and Sprint if Sprint has terminated the Sprint-SoftBank Merger Agreement in order to enter into an agreement with respect to a Sprint Superior Offer. In addition, if a party to the Voting and Support Agreement (other than Clearwire) terminates that agreement then the Agreement Regarding Right of First Offer will also terminate as to that party, and each party also has the right to terminate the Agreement Regarding Right of First Offer as to itself if Sprint has terminated the Sprint-Softbank Merger Agreement in order to enter into an agreement relating to a Sprint Superior Offer. As a result, if Sprint terminates the Sprint-SoftBank Merger Agreement in order to enter into the proposed transaction with DISH, then each of the Voting Agreement Stockholders may terminate their obligations to vote in favor of the Merger Agreement Proposal, the Charter Amendment Proposal, the NASDAQ Authorization Proposal and the Adjournment Proposal (and so such stockholders may vote their shares of Common Stock in their discretion), and the number of shares of Common Stock that Sprint may be obligated to acquire (and the relevant stockholders may be obligated to sell) pursuant to the Agreement Regarding Right of First Offer may decrease. The foregoing description of certain provisions of the Voting and Support Agreement and the Agreement Regarding Right of First Offer is qualified in its entirety by reference to such agreements. For more information, see “The Voting and Support Agreement” and “The Agreement Regarding Right of First Offer.”

Recommendation of the Special Committee and the Board of Directors; Fairness of the Merger

Pursuant to resolutions of the Special Committee, dated December 16, 2012, adopted at a meeting of the Special Committee held on December 16, 2012, the Special Committee unanimously determined that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, were advisable, fair to and in the best interest of the holders of Class A Common Stock (other than Sprint, SoftBank, or any of their respective affiliates) and the Special Committee unanimously recommended that the Clearwire board of directors (i) approve the Merger Agreement, the agreements related thereto and the transactions contemplated thereby, including the Merger, (ii) declare the advisability of the Merger Agreement to the stockholders of Clearwire and (iii) recommend the adoption of the Merger Agreement by the stockholders of Clearwire. The Special Committee believes that, because the Merger Consideration will be received by unaffiliated stockholders of Clearwire as well as potentially certain affiliated stockholders of Clearwire (including certain directors of Clearwire and members of Clearwire’s senior management) and because all such persons are entitled to receive the Merger Consideration, its determination also relates to unaffiliated stockholders of Clearwire. In reaching its conclusion to make such determination and recommendations to the Clearwire board of directors that the transactions contemplated by the Merger Agreement, including the Merger, were advisable, both procedurally and substantively fair to and in the best interest of Clearwire’s unaffiliated stockholders, the Special Committee considered a number of factors, including the following:

•	its knowledge of Clearwire’s business, operations, financial condition, earnings and prospects, as well as the risk in achieving those prospects, including:

•	Clearwire’s reliance on Sprint, which accounts for substantially all of Clearwire’s wholesale revenues;

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the long-standing strategic review undertaken by the board of directors of Clearwire and management of Clearwire with the assistance of various advisors which involved the exploration of various strategic alternatives and commercial arrangements relating to the Company and that had been reviewed by the board of directors of Clearwire at numerous prior meetings; and

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that, considering Clearwire’s inability to attract a second significant wholesale customer despite significant efforts since 2010, there was significant uncertainty (i) that Clearwire would be able to do so in the future and that the viability of Clearwire’s long term business plan was dependent on obtaining a second significant wholesale customer and (ii) of attaining the Multi-Customer Case financial projections of the Company prepared by management of the Company, as described under “—Prospective Financial Information,” which assumes that Clearwire would achieve substantial non-Sprint network traffic beginning in 2014;

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the belief of management of Clearwire that Clearwire required significant additional capital to further develop Clearwire’s network and to fund Clearwire’s business over the long term and the uncertainty around Clearwire’s ability to obtain such capital and the terms upon which such capital could be obtained, including as a result of the limited number of authorized shares of Common Stock, Sprint’s preemptive rights on certain equity issuances under the terms of the Equityholder’s Agreement, the limited capacity of Clearwire to incur additional senior indebtedness under the terms of Clearwire’s existing credit facilities and the unattractive borrowing costs associated with junior indebtedness;

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the fact that the Merger Consideration represents (i) an approximately 40.1% premium to the closing price of our Common Stock on November 20, 2012, the trading day immediately prior to the date of the receipt of the initial non-binding offer from Sprint of $2.60 per share and (ii) an approximately 128.5% premium to the closing price of our Common Stock on October 10, 2012, the trading day immediately prior to the date discussions between Sprint and SoftBank were first confirmed in the marketplace, with Clearwire speculated to be a part of the transaction.

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the current and historical market prices for our Class A Common Stock, including those set forth in the table under “Other Important Information Regarding Clearwire—Market Price of Common Stock and Dividends,” which traded as low as $0.90 per share and as high as $2.69 per share during the 52 weeks prior to the trading day that information about a potential transaction between Clearwire and Sprint was reported in the press;

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the fact that Sprint had confirmed that it was not willing to agree to sell the shares of our Common Stock that it held to a third party and therefore, in light of Sprint’s ownership of more than 50% of our outstanding Common Stock as well as the various restrictions contained in the organizational documents of Clearwire, the Equityholders Agreement and certain commercial agreements with Sprint, there were limited strategic alternatives available to Clearwire;

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its belief that the Merger Agreement and the transactions contemplated thereby, including the Merger, were more favorable to our unaffiliated stockholders when compared with other strategic alternatives that were reasonably available to Clearwire, including the Special Committee’s consideration of the following:

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the fact that, since 2010, the Company undertook an extensive spectrum sale process without success and that, following the date that information about a potential transaction between Clearwire and Sprint was reported in the press and prior to entering into the Merger Agreement, at the direction of the Special Committee, Centerview, management of Clearwire and the executive chairman of Clearwire solicited what they believed to be all reasonably available potential buyers of spectrum assets of Clearwire and that each potential buyer that was solicited affirmatively declined any interest in acquiring spectrum assets from Clearwire, except, to the extent described below, DISH;

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the fact that the Preliminary DISH Proposal would have provided some immediate liquidity to Clearwire but (i) did not address the long term liquidity constraints of Clearwire due to use of proceeds restrictions (including that proceeds must be used to purchase replacement assets within twelve months or used to repurchase outstanding debt) under Clearwire’s debt agreements, (ii) did not address Clearwire’s need to attract a second significant wholesale customer and (iii) related to the acquisition of higher quality spectrum assets of Clearwire and would leave Clearwire with less valuable spectrum assets;

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the belief that a sale of Clearwire as a whole yields a higher value for stockholders of Clearwire than if the Company were to be sold in parts as (i) Clearwire’s assets, which consist primarily of owned and leased spectrum, are worth more as an integrated whole than if sold as individual components and (ii) a sale of Clearwire’s assets would result in a significant tax obligation to Clearwire, which would significantly reduce the net proceeds to Clearwire of any such sale;

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the fact that if the Company did not pursue the Merger, it would need to seek an alternative and, without another source of significant financing, it might be unable to meet its obligations to its creditors and may default under its existing notes and under its other existing contracts, which may result in the Company being required to seek bankruptcy protection and the belief, based on discussions with its financial advisors, that there was significant uncertainty of attaining value equaling the Merger Consideration for Clearwire’s stockholders in any such bankruptcy;

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the oral opinion of Centerview rendered at a joint meeting of the Special Committee and the Audit Committee on December 16, 2012, which was subsequently confirmed by delivery of a written opinion, dated December 16, 2012, to the Special Committee and the Audit Committee, to the effect that, as of that date and based upon and subject to the various assumptions and limitations set forth in the written opinion, the Merger Consideration to be paid to the holders of Class A Common Stock (other than Sprint, SoftBank, or any of their respective affiliates) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described under “—Opinion of Financial Advisor to the Special Committee,” which the Special Committee noted related to the Merger Consideration to be received by our unaffiliated stockholders as well as certain affiliated stockholders of the Company, including certain directors of the Company and members of the Company’s senior management. The fact that the opinion of Centerview also related to the potential Merger Consideration to be received by certain affiliated stockholders of the Company did not affect the fairness determination of the Special Committee with respect to our unaffiliated stockholders because all such persons are entitled to receive the Merger Consideration;

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the presentation of Centerview in support of its opinion presented to the Special Committee at the December 16, 2012 meeting of the Special Committee as more fully described under “—Opinion of Financial Advisor to the Special Committee”;

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the presentations made by Centerview at multiple meetings of the Special Committee prior to the December 16, 2012 meeting of the Special Committee with respect to Centerview’s view of the possible strategic alternatives available to the Company, including the restructuring alternative and the Preliminary 2012 DISH Proposal, in each case which Centerview noted did not appear to be equally attractive alternatives to the final Sprint transaction, including for the reasons described above;

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the fact that under the Merger Agreement the public stockholders of Clearwire will receive the same Merger Consideration as Clearwire’s existing significant equityholders other than Sprint and that the transactions contemplated by the Merger Agreement, including the Merger, mitigate the risk of Sprint acquiring our Common Stock directly from Clearwire’s other existing significant equityholders without also acquiring our Common Stock from the public stockholders of Clearwire;

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the fact that under the Merger Agreement the public stockholders of Clearwire will receive (i) the same per share consideration as Sprint paid to Eagle River for its Common Stock on December 11, 2012, (ii) a higher per share consideration than the $2.26 per share that Google received for its Common Stock on March 1, 2012 and (iii) a higher per share consideration than the $1.37 per share that Time Warner received for its Common Stock on October 3, 2012;

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the commitment from Comcast, BHN Spectrum and Intel, subject to the terms and conditions of the Voting and Support Agreement and the Agreement Regarding Right of First Offer, to vote their shares of Common Stock in support of the Merger and, under certain circumstances if the Clearwire stockholders fail to adopt the Merger Agreement, to sell their shares of Common Stock to Sprint for a price per share equal to the Merger Consideration, as described under “The Voting and Support Agreement” and “The Agreement Regarding Right of First Offer”;

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the fact that in connection with entering into the Merger Agreement Sprint agreed to provide Clearwire financing pursuant to the Note Purchase Agreement during the period between the date of the Merger Agreement and the closing of the Merger, that, if Clearwire chooses to take such financing pursuant to the terms of the Note Purchase Agreement, such financing will potentially allow Clearwire to continue to develop its network, whether or not the Merger is consummated, and would enable Clearwire not to suffer a material deterioration in its financial position during the pendency of the Merger;

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the fact that Sprint confirmed that the Merger Consideration was its final offer and that the Special Committee concluded, after discussions with Centerview and considering it was reported in the press on December 13, 2012 that SoftBank would not approve an offer by Sprint that was higher than the Merger Consideration, it was the best offer that could be obtained by the Special Committee and that further negotiations could have caused Sprint to abandon its offer;

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the fact that the Merger Consideration consists solely of cash, providing Clearwire stockholders (other than Sprint, SoftBank, or any of their respective affiliates) with certainty of value and liquidity;

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the complexities, restrictions and challenges inherent in Clearwire’s governance and ownership structure, including the consent rights of Sprint and of the other existing significant equityholders under the organizational documents of Clearwire and the Equityholders Agreement and, if the Merger is not completed, the ongoing implication of such complexities, restrictions and challenges on Clearwire’s continuing business operations and pursuit of strategic alternatives;

•	the terms and conditions of the Merger Agreement, including:

•	the rights of Clearwire to seek specific performance of Sprint’s obligations under the Merger Agreement, as described under “Merger Agreement—Specific Performance”;

•	the fact that the Merger Agreement does not contain any termination fee payable by Clearwire;

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the fact that, under the terms of the Merger Agreement, in certain circumstances in which the transactions contemplated by the Sprint-SoftBank Merger agreement are not consummated, Sprint is required to pay a termination fee of $120 million to Clearwire, which will be satisfied by the cancellation of an equal amount of the Notes, if any, issued under the Note Purchase Agreement and, under certain circumstances in which such termination fee becomes payable, Sprint is also required to pay to Clearwire Communications a wireless broadband services prepayment in the amount of $100 million, as described under “Merger Agreement—Sprint Termination Fee”;

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the fact that, subject to certain conditions, Clearwire has the ability to furnish information and hold discussions or negotiations in respect of any acquisition proposal received from any third party that was not solicited or knowingly encouraged by Clearwire or any subsidiary of Clearwire or any of Clearwire’s or any subsidiary of Clearwire’s directors, officers, employees, agents or representatives, as described under “Merger Agreement—Non-Solicitation of Alternative Proposals”;

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the fact that the Clearwire board of directors (acting upon the recommendation of the Special Committee) or the Special Committee have the ability, subject to certain conditions, to make an adverse company board recommendation if the Clearwire board of directors or Special Committee, as the case may be, determines in good faith, after consultation with outside legal counsel, that making such adverse company board recommendation is required by its fiduciary duties under applicable laws, as described under “Merger Agreement—Non-Solicitation of Alternative Proposals”;

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the fact that under the terms of the Merger Agreement, the Merger is subject to, in accordance with the requirements of a “Qualifying Purchase” under the Equityholders’ Agreement, approval by 75% of the outstanding shares of our Common Stock, and approval by at least a majority of the outstanding shares of our Common Stock not held by Sprint, SoftBank, or any of their respective affiliates;

•	the fact that the Merger is not subject to any financing contingency; and

•	the fact that the Merger is not subject to review or approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and

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the likelihood that the Merger would be completed, and completed in a reasonably prompt time frame, considering the terms of the Merger Agreement, including the efforts that Sprint must use to consummate the Merger and the commitment from Comcast, BHN Spectrum and Intel, three of Clearwire’s sophisticated founding investors, to vote their shares of our Common Stock in support of the Merger.

The Special Committee also considered a number of potentially countervailing factors and risks. These countervailing factors and risks included the following:

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the risk that the transactions contemplated by the Merger Agreement, including the Merger, and the financing provided by Sprint to Clearwire pursuant to the Note Purchase Agreement, may not be consummated in a timely manner or at all as well as the potential loss of value to Clearwire’s stockholders and the potential negative impact on the operations and prospects of Clearwire if such transactions were delayed or were not consummated;

•	the risk that the pendency of the Merger could adversely affect the relationship of Clearwire and its subsidiaries with their respective employees, agents, and business relationships;

•	the risks and potentially negative factors described in “—Considerations Relating to the Merger; Certain Effects on the Company if the Merger is not Completed”;

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the risk that the Merger is conditioned on the closing of the transactions contemplated by the Sprint-SoftBank Merger Agreement and that a failure of one of the conditions under the Sprint-SoftBank Merger Agreement would allow Sprint to terminate the Merger Agreement;

•	the fact that Clearwire directors, officers and employees have expended and will expend extensive efforts attempting to complete the transactions contemplated by the Merger Agreement and to obtain the financing provided by Sprint to Clearwire pursuant to the Note Purchase Agreement and such persons have experienced and will experience significant distractions from their work during the pendency of such transactions and that Clearwire has incurred and will incur substantial costs in connection with such transactions even if such transactions are not consummated;

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the risk that Clearwire and Sprint may not agree to an accelerated build out of Clearwire’s wireless broadband network within the time period required by the Note Purchase Agreement or that Clearwire may not fulfill its obligations under any such accelerated build out that is agreed with Sprint, in either case reducing the availability of the financing provided by Sprint to Clearwire pursuant to the Note Purchase Agreement (subsequently, pursuant to the second amendment to the Note Purchase Agreement dated February 26, 2013 and attached to this proxy statement as Annex F-3, the Note Purchase Agreement no longer requires Clearwire and Sprint to agree to an accelerated build out of Clearwire’s wireless broadband network as a condition to the availability of a portion of the financing provided by Sprint pursuant to the Note Purchase Agreement);

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the fact that the Notes, if issued, will be exchangeable for our Common Stock under certain circumstances, as described in “The Note Purchase Agreement,” including circumstances in which the Merger is not consummated, and if so exchanged would result in Sprint acquiring additional Clearwire Common Stock, which would dilute the ownership interests of Clearwire’s stockholders, including the public stockholders;

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publicly-available communications from Mount Kellett Capital Management LP and Crest Financial Limited after October 11, 2012, the date that Sprint publicly acknowledged merger discussions between SoftBank and Sprint, and publicly-available communications from Mount Kellett Capital Management LP and Crest Financial Limited after December 13, 2012, the date that Sprint filed a beneficial ownership report on Schedule 13D publicly disclosing its $2.90 per share offer, including the issues, concerns and strategic matters raised by such stockholders in such communications;

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the fact that the receipt of the Merger Consideration in exchange for shares of Class A Common Stock pursuant to the Merger Agreement will generally be a taxable transaction for U.S. federal income tax purposes;

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the fact that consummation of the Merger and receipt of the Merger Consideration, while providing relative certainty of value, would not allow Clearwire stockholders (other than Sprint, SoftBank, or any of their respective affiliates) to participate in potential further appreciation of the Common Stock after the Merger and would not allow such stockholders to participate in potential further appreciation of the spectrum assets of Clearwire;

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the fact that, although Clearwire will continue to exercise, consistent with the terms and conditions of the Merger Agreement, control and supervision over its operations prior to the effective time of the Merger, the Merger Agreement contains restrictions on the conduct of Clearwire’s business prior to the effective time of the Merger, as described in “Merger Agreement—Conduct of Business Pending the Merger,” which may delay or prevent Clearwire from undertaking business opportunities that may arise, including preventing Clearwire from incurring indebtedness or selling spectrum assets;

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the fact that some of Clearwire’s directors and executive officers have other interests in the Merger in addition to their interests as Clearwire stockholders, including the manner in which they would be affected by the Merger as discussed under “—Interests of Certain Persons in the Merger”;

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the fact that following the press reporting information about a potential transaction between Clearwire and Sprint and following Sprint’s filing of a beneficial ownership report on Schedule 13D on December 13, 2012 publicly disclosing its $2.90 per share offer, the trading price of the Class A Common Stock rose above $2.97 per share, closing at $3.16 per share on December 13, 2012 and $3.37 per share on December 14, 2012; and

•	the fact that under the terms of the Merger Agreement, Clearwire does not have a specified right to terminate the Merger Agreement if the Clearwire board of directors (acting upon the recommendation of the Special Committee) or the Special Committee, as applicable, makes an adverse company board recommendation.

The Special Committee believes that sufficient procedural safeguards were and are present to ensure the fairness of the Merger and to permit the Special Committee to represent effectively the interests of our unaffiliated stockholders, and in light of such procedural safeguards the Special Committee did not consider it necessary to retain an unaffiliated representative to act solely on behalf of our unaffiliated stockholders for purposes of negotiating the terms of the Merger Agreement or preparing a report concerning the fairness of the Merger Agreement and the Merger. These procedural safeguards include the following:

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the fact that the Special Committee was established by the board of directors of Clearwire and was authorized and was exclusively delegated the power and authority of the board of directors to review, evaluate and negotiate strategic alternatives that were available to Clearwire for our unaffiliated stockholders, except to the extent permitted by law and subject to the powers given to the Audit Committee in certain organizational documents of Clearwire;

•	the recognition by the Special Committee that it had no obligation to recommend that the Clearwire board of directors approve the Merger or any other transaction;

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the fact that the Special Committee is comprised of three independent and disinterested directors, who are not officers or employees of the Company or Sprint nominees to the Company’s board of directors, and who will not have an economic interest in the Company or the surviving corporation following the completion of the Merger;

•	the fact that the Special Committee received the advice and assistance of Centerview, as financial advisor, and Simpson Thacher and Richards Layton, as legal advisors;

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the fact that the Special Committee received the oral opinion of Centerview rendered at a joint meeting of the Special Committee and the Audit Committee on December 16, 2012, which was subsequently confirmed by delivery of a written opinion, dated December 16, 2012, to the Special Committee and the Audit Committee, to the effect that, as of that date and based upon and subject to the various assumptions and limitations set forth in the written opinion, the Merger Consideration to be paid to the holders of Class A Common Stock (other than Sprint, SoftBank, or any of their respective affiliates) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described under “—Opinion of Financial Advisor to the Special Committee”;

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the fact that, at the direction of the Special Committee, with the assistance of independent legal and financial advisors, active negotiations occurred with representatives of Sprint regarding the Merger Consideration and the other terms of the Merger and the Merger Agreement;

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the fact that the Special Committee met numerous times during the course of negotiations with Sprint to discuss the status of the negotiations with Sprint, to review the terms of the proposed Merger Agreement and to consider the strategic alternatives reasonably available to Clearwire and that during such time the Special Committee had, together with Centerview, full access as needed to management of Clearwire and to the executive chairman of Clearwire;

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the fact that the financial and other terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the Merger, were the product of negotiations conducted by and at the direction of the Special Committee, with the assistance of independent legal and financial advisors, during a process that resulted in, among other things, (i) an approximately 14.2% increase in the merger consideration from the initial offer from Sprint of $2.60 per share on November 21, 2012, to the final $2.97 per share offer, (ii) an increase in the exchange price of the Notes from $1.25 to $1.50, (iii) the removal of the condition to the respective draws under the interim financing to be provided by Sprint under the Note Purchase Agreement (other than the August, September and October 2013 draws) related to Clearwire meeting accelerated build out targets to be negotiated with Sprint, (iv) the addition of the partial cancellation of the Notes and wireless broadband services prepayment as a form of a termination fee, as described in “Merger Agreement—Sprint Termination Fee” and (v) the removal of Sprint’s condition and termination right in the Merger Agreement relating to dissenter’s rights;

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the fact that under the terms of the Merger Agreement, the Merger is subject to, in accordance with the requirements of a “Qualifying Purchase” under the Equityholders’ Agreement, approval by 75% of the outstanding shares of our Common Stock, and approval by at least a majority of the outstanding shares of our Common Stock not held by Sprint, SoftBank, or any of their respective Affiliates;

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the fact that, subject to certain conditions, Clearwire has the ability to furnish information and hold discussions or negotiations in respect of any acquisition proposal received from any third party that was not solicited or knowingly encouraged by Clearwire or any subsidiary of Clearwire or any of Clearwire’s or any subsidiary of Clearwire’s directors, officers, employees, agents or representatives, as described under “Merger Agreement—Non-Solicitation of Alternative Proposals”;

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the fact that the Clearwire board of directors (acting upon the recommendation of the Special Committee) or the Special Committee have the ability, subject to certain conditions, to make an adverse company board recommendation if the Clearwire board of directors or Special Committee, as the case may be, determines in good faith, after consultation with outside legal counsel, that making such adverse company board recommendation is required by its fiduciary duties under applicable laws, as described under “Merger Agreement—Non-Solicitation of Alternative Proposals”; and

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the availability to the stockholders of Clearwire who do not vote in favor of the adoption of the Merger Agreement of appraisal rights under Delaware law, which provide such stockholders an opportunity to have a court determine the fair value of their shares.

This discussion of the risks and factors considered by the Special Committee in making its determination and recommendations is not intended to be exhaustive but includes all material factors considered by the Special Committee. In view of the wide variety of factors and risks considered by the Special Committee in making its determination and recommendations and the complexity of these factors and risks, the Special Committee did not find it useful, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors and risks. In considering the factors and risks described above, individual members of the Special Committee may have given different weight to different factors and risks. The Special Committee conducted an overall analysis of the factors and risks described above, including discussions with, and questioning of, its legal and financial advisors, Clearwire’s management and Clearwire’s executive chairman, and considered the factors and risks overall to be favorable to, and to support, the Special Committee’s determination and recommendations.

In reaching its determination and making its recommendations the Special Committee did not establish a specific going concern value of Clearwire and did not believe that there is a single method for determining going concern value, however the Special Committee believed that each of Centerview’s valuation methodologies described in “—Opinion of Financial Advisor to the Special Committee” represented a valuation of Clearwire as it continues to operate its business, and, to that extent, such analyses could be collectively characterized as forms of going concern valuations and the Special Committee did consider each of these analysis in reaching its determination and making its recommendations. As described above, the Special Committee considered a potential restructuring of the Company in connection with its review of strategic alternatives and was advised by Centerview that it was difficult to expect greater equity value for stockholders of Clearwire in any such restructuring than Sprint’s initial per share proposal of $2.60. Based on this advice, the Special Committee believed that there was significant uncertainty of attaining value equaling the Merger Consideration for Clearwire’s stockholders in a liquidation, the Special Committee did not believe that the liquidation value of Clearwire was appropriate in a determination as to whether the Merger Consideration is fair to our unaffiliated stockholders and no appraisal of liquidation values was sought for purposes of evaluating the Merger Consideration. The Special Committee did not consider net book value to be a useful indicator of Clearwire’s value because the Special Committee believed that net book value is indicative of historical costs but is not a material indicator of the value of Clearwire as a going concern. The Special Committee did not consider firm offers made by unaffiliated persons during the last two years for the merger or consolidation of Clearwire with or into any company, the sale or transfer of all or any substantial part of Clearwire’s assets or a purchase of Clearwire securities that would enable the holder to exercise control of Clearwire, as no such offers were made during that time.

Position of Sprint Parties Regarding the Fairness of the Merger

Under the SEC rules governing “going private” transactions, Sprint, Merger Sub, Sprint HoldCo, LLC, which we refer to as Sprint HoldCo, SN UHC 1, Inc., which we refer to as SN UHC 1, and SN UHC 4, Inc., which we refer to as SN UHC 4, and which we refer to collectively as the Sprint Parties, are required to express their beliefs as to the substantive and procedural fairness of the Merger to unaffiliated stockholders of Clearwire. The Sprint Parties are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Sprint Parties as to fairness of the Merger should not be construed as a recommendation to any stockholder as to how such stockholder should vote on the Merger Agreement Proposal. Merger Sub, Sprint HoldCo, SN UHC 1 and SN UHC 4 are each wholly owned subsidiaries of Sprint. Sprint HoldCo and SN UHC 1 hold the Company equity interests owned by Sprint, and SN UHC 4 is the managing member of Sprint HoldCo.

The Sprint Parties did not participate in the deliberations of the Special Committee regarding, or receive advice from the Company’s or the Special Committee’s legal or financial advisors as to, the fairness of the Merger, nor did the Sprint Parties undertake any independent evaluation of the fairness of the Merger or engage a financial advisor for such purposes. Sprint engaged Citigroup Global Markets Inc., which we refer to as Citigroup, as financial advisor to provide certain financial advisory services with respect to the Merger. Citigroup did not provide an opinion with respect to the fairness of the Merger or the Merger Consideration.

The Sprint Parties believe that the Merger is substantively and procedurally fair to unaffiliated stockholders of Clearwire based on the following factors:

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the Merger Consideration represents approximately a 128.5% premium to the closing share price of the Company’s Class A Common Stock the day before discussions between Sprint and SoftBank were first confirmed in the marketplace on October 11, 2012, with Clearwire speculated to be a part of that transaction; and, approximately a 40.1% premium to the closing price the day before the Company’s receipt of Sprint’s initial $2.60 per share non-binding indication of interest on November 21, 2012;

•	the Merger Consideration represents approximately a 14.2% premium to Sprint’s initial $2.60 per share non-binding indication of interest;

•	the price of $0.21 per MHz-POP for the Company’s spectrum portfolio, including owned and leased spectrum, is consistent with historical precedents for similar spectrum assets;

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the fact that two of the Company’s founding investors, Google and Time Warner Cable Inc., which we refer to as Time Warner, sold all of their shares of Class A Common Stock at prices below the Merger Consideration in the months leading up to the Merger. Google sold on March 1, 2012 at $2.26 per share (according to the amended Schedule 13D filed with the SEC on March 14, 2012 regarding the Company), and Time Warner sold on October 3, 2012 at $1.37 per share (according to the amended Schedule 13D filed with the SEC on October 3, 2012 regarding the Company) and that the Company itself had sold $143 million of equity during 2012 at an average price of $1.66 per share;

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the fact that another significant stockholder of the Company, Eagle River agreed to the same blended price of $2.97 per share for the sale of its Class A Common Stock and Class B Common Stock in October 2012 after Sprint confirmed its discussions with SoftBank;

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the fact that Comcast, Bright House and Intel, who collectively own approximately 13% of the Company’s voting shares or approximately 26% of the non-Sprint voting shares, have agreed to vote their shares in favor of the Merger Agreement Proposal, and in certain circumstances where the Merger Agreement Proposal is not approved by the Company’s stockholders, to offer to sell their equity securities in the Company and Clearwire Communications to the other equityholders (including Sprint) at a price of $2.97 for each share, as described in “The Voting and Support Agreement” and “The Agreement Regarding Right of First Offer”;

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the belief that the sale of the Company as a whole yields a higher value for stockholders (other than Sprint) than if the Company were to be sold in parts as the Company’s assets, which consist primarily of owned and leased spectrum, are worth more if sold as an integrated whole than if sold as individual components with attendant requirements to dispose of less valuable or unwanted assets and deal with liabilities and shutdown costs;

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the belief that the value to the Company’s unaffiliated stockholders continuing as an independent public company would not be as great as the Merger Consideration, due to the public market’s emphasis on short-term results, and the potential risks and uncertainties associated with the near-term prospects of the Company in light of the challenges facing it, including a substantial funding gap and the Company’s continued difficulty attracting major wholesale customers in addition to Sprint;

•	the Merger will provide consideration to the Company’s stockholders entirely in cash, thus eliminating any uncertainty in valuing the Merger Consideration;

•	the Company has never recorded a profit or generated cash flow from operations;

•	although consummation of the Merger is conditioned on prior consummation of the Sprint-SoftBank Merger, Sprint believes the consummation of such transaction is likely to occur by mid-2013;

•

the Merger is not conditioned on any financing being obtained by Sprint, thus increasing the likelihood that the Merger will be consummated and that the consideration to be paid to the Company’s stockholders will be paid;

•

the board of directors of the Company established the Special Committee (consisting of independent and disinterested directors not designated by Sprint) to evaluate Sprint’s proposal and negotiate with Sprint and to evaluate other strategic alternatives;

•	the Special Committee had the authority to reject any transaction proposed by Sprint;

•	the Merger Agreement allows the board of directors of the Company or the Special Committee to withdraw or change its recommendation of the Merger Agreement in certain circumstances;

•

neither Sprint nor its affiliates, participated in or had any influence on the deliberative process of, or the conclusions reached by the Special Committee or the negotiating positions of the Special Committee;

•

the board of directors of the Company and the Special Committee retained independent, internationally recognized financial and legal advisors, each of which has extensive experience in transactions similar to the Merger;

•	the Special Committee was deliberative in its process, meeting numerous times to analyze, evaluate and negotiate the terms of the Merger;

•

the Merger Consideration and the other terms and conditions of the Merger Agreement resulted from negotiations between the Special Committee and the Company and their respective advisors, on the one hand, and Sprint and its advisors, on the other hand;

•

the Special Committee unanimously (i) determined that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable, are substantively and procedurally fair to, and in the best interests of the Company’s unaffiliated stockholders and (ii) recommended that the Clearwire board of directors (a) approve the Merger Agreement, the agreements related thereto and the transactions contemplated thereby, including the Merger, (b) declare the advisability of the Merger Agreement to the stockholders of Clearwire and (c) recommend the adoption of the Merger Agreement to the stockholders of Clearwire and submit the Merger Agreement to the stockholders of Clearwire for adoption;

•

the board of directors of the Company (acting upon the unanimous recommendation of the Special Committee) unanimously (i) approved and declared advisable the Merger Agreement, (ii) determined that the Merger is substantively and procedurally fair to, and in the best interests of the Company’s unaffiliated stockholders, and (iii) resolved to recommend that the stockholders adopt the Merger Agreement;

•

the execution and delivery of the Merger Agreement by the Company and the consummation by the Company of the transactions contemplated by the Merger Agreement were authorized by all requisite corporate action on the part of the Company required under the Equityholders’ Agreement, including (upon the unanimous recommendation of the Special Committee) the review and recommendation by a majority of the directors of the Company on the Audit Committee to the board of directors of the Company and the approval by (i) a majority of the disinterested directors of the Company, (ii) a majority of the directors of the Company (excluding any directors designated by Sprint or its affiliates pursuant to the Equityholders’ Agreement), and (iii) a majority of the directors of the Company with related party directors abstaining;

•

the Special Committee (with respect to the opinion of Centerview) and the board of directors of the Company (with respect to the opinion of Evercore) received opinions from their financial advisors to the effect that, as of the date of the opinions and based upon and subject to the various assumptions and limitations set forth in the respective written opinions, the Merger Consideration to be paid to the holders of the Company’s Class A Common Stock (other than Sprint, SoftBank, or any of their respective affiliates) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as described more fully in “—Opinion of Financial Advisor to the Special Committee” and “—Opinion of Financial Advisor to the Board of Directors”;

•

the Merger is conditioned upon (i) the holders of at least 75% of the outstanding shares of the Company’s Common Stock entitled to vote thereon, voting as a single class, voting in favor of the adoption of the Merger Agreement, and (ii) in accordance with the requirements of a “Qualifying Purchase” under the Equityholders’ Agreement, the holders of at least a majority of the outstanding shares of the Company’s Common Stock not held by Sprint, SoftBank or any of their respective affiliates, voting as a single class, voting in favor of the adoption of the Merger Agreement; and

•

stockholders who do not vote in favor of the Merger Agreement Proposal and who comply with certain procedural requirements will be entitled, upon completion of the Merger, to exercise statutory appraisal rights under Delaware law.

The Sprint Parties did not establish, and did not consider, a pre-merger public company going concern value of the Company’s Common Stock for the purposes of determining the Merger Consideration or the fairness of the Merger Consideration to the Company’s unaffiliated stockholders. However, to the extent the pre-merger going concern value was reflected in the closing share price of the Company’s Class A Common Stock the day before discussions between Sprint and SoftBank were first confirmed in the marketplace on October 11, 2012, with Clearwire speculated to be a part of that transaction, the Merger Consideration represents a premium to the going concern value of the Company. In addition, the Sprint Parties did not consider net book value of the Company’s Common Stock because they believe that net book value, which is an accounting concept, does not reflect, or have any meaningful impact on, either the market trading prices of the Company’s Class A Common Stock or the Company’s value as a going concern. The Sprint Parties did not consider liquidation value in determining the fairness of the Merger to the Company’s unaffiliated stockholders because of their belief that liquidation sales generally result in proceeds substantially less than sales of a going concern, because of the impracticability of determining a liquidation value given the significant execution risk involved in any breakup, and because of Sprint’s belief that the Company’s assets, which consist primarily of owned and leased spectrum, are worth more if sold as an integrated whole than if sold as individual components with attendant requirements to dispose of less valuable assets and deal with liabilities and shutdown costs. The Sprint Parties are aware that certain highly desirable spectrum assets might be valued at a price higher than the average of the blended whole, but believe that the sale of such assets would leave an undesirable residual entity with significant business and liquidity challenges and risks.

The foregoing discussion of the information and factors considered and given weight by the Sprint Parties in connection with the fairness of the Merger is not intended to be exhaustive but includes all material factors considered by the Sprint Parties. The Sprint Parties did not find it practicable to, and did not, quantify or otherwise assign relative weights to the individual factors considered in reaching their conclusions as to the fairness of the Merger. Rather, the fairness determinations were made after consideration of all of the foregoing factors as a whole. The Sprint Parties believe these factors provide a reasonable basis upon which to form their belief that the Merger is substantively and procedurally fair to the Company’s unaffiliated stockholders. This belief should not, however, be construed as a recommendation to any stockholder of the Company to approve the Merger Agreement Proposal. The Sprint Parties do not make any recommendation as to how stockholders of the Company should vote their shares of the Company’s Common Stock relating to the Merger Agreement Proposal or any other related matter.

Opinion of Financial Advisor to the Special Committee

In connection with the Special Committee’s analysis and consideration of potential strategic alternatives, including the Merger, on November 21, 2012, the Special Committee retained Centerview to act as its financial advisor. On December 16, 2012, Centerview delivered to the Special Committee and the Audit Committee its oral opinion, which was subsequently confirmed by delivery of a written opinion, dated December 16, 2012, to the effect that, as of that date and based upon and subject to the various assumptions and limitations set forth in the written opinion, the Merger Consideration to be paid to the holders of our Class A Common Stock (other than Sprint, SoftBank, or any of their respective affiliates) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Centerview, dated December 16, 2012, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Centerview in connection with its opinion, is attached as Annex J to this proxy statement and is incorporated by reference herein in its entirety. Centerview provided its opinion for the information and assistance of the Special Committee and the Audit Committee in connection with, and for purposes of, their consideration of the Merger and its opinion only addresses whether, as of the date of such written opinion, the Merger Consideration to be paid to the holders of our Class A Common Stock (other than Sprint, SoftBank, or any of their respective affiliates) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders and does not address any other term or aspect of the Merger Agreement or the Merger contemplated thereby. Centerview’s opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available with respect to the Company or the Company’s underlying business decision to effect the Merger or any related transaction. The opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or otherwise act with respect to the Merger or any other matter. The summary of the written opinion of Centerview set forth below is qualified in its entirety by reference to the full text of such written opinion.

We encourage you to carefully read the written opinion of Centerview described above in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Centerview in connection with such opinion.

Summary of Centerview’s Opinion

In connection with rendering its opinion and performing its related financial analyses, Centerview reviewed, among other things:

•	a draft, dated December 14, 2012, of the Merger Agreement and certain documents related to the issuance of Clearwire Communications’ and Clearwire Finance’s 1.00% Exchangeable Notes due 2018;

•	the Annual Reports on Form 10-K of the Company for the years ended December 31, 2009, 2010 and 2011;

•	certain interim reports to stockholders, including Quarterly Reports on Form 10-Q of the Company;

•	certain publicly available research analyst reports for the Company;

•	certain other communications from the Company to its stockholders; and

•

certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company furnished to Centerview by the Company, including certain financial forecasts, analyses and projections relating to the Company prepared by management of the Company (including the Single-Customer Case and the Multi-Customer Case more fully described below under “—Prospective Financial Information”) and furnished to Centerview by the Company, which Centerview refers to collectively throughout this section as the internal data (which internal data is the same as the information described under “—Prospective Financial Information”).

Centerview also conducted discussions with members of the senior management and representatives of the Company regarding their assessment of the internal data, the issuance of the Notes and the strategic rationale for the Merger. In addition, Centerview reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared that data with similar data for certain other companies, the securities of which are publicly traded, and Centerview compared certain of the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other transactions that Centerview deemed relevant. In addition, Centerview conducted such other financial studies and analyses and took into account such other information as Centerview deemed appropriate.

Centerview did not assume any responsibility for independent verification of any of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by Centerview for purposes of the opinion and have, with the consent of the Special Committee, relied upon such information as being complete and accurate. In that regard, Centerview assumed, at the direction of the Special Committee, that the internal data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and Centerview relied, at the direction of the Special Committee, on the internal data for purposes of Centerview’s analysis and opinion. Centerview expressed no view or opinion as to the internal data or the assumptions upon which it is based. In addition, at the direction of the Special Committee, Centerview did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor was Centerview furnished with any such evaluation or appraisal, and Centerview was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company. Centerview assumed, at the direction of the Special Committee, that the final executed Merger Agreement would not differ in any respect material to Centerview’s analysis or opinion from the draft, dated December 14, 2012, of the Merger Agreement reviewed by Centerview and that the Merger will be consummated in accordance with the terms of the Merger Agreement, without the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to Centerview’s analysis or opinion. In addition, Centerview assumed that in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to Centerview’s analysis or opinion. Centerview did not evaluate and expressed no opinion as to the solvency or fair value of the Company, or the ability of the Company to pay its obligations when they come due, or as to the impact of the Merger on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Centerview is not a legal, regulatory, tax or accounting advisor, and it expressed no opinion as to any legal, regulatory, tax or accounting matters.

Centerview expressed no view in its opinion as to, and its opinion did not address, the Company’s underlying business decision to proceed with or effect the Merger, or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. In connection with Centerview’s engagement and at the direction of the Special Committee, Centerview was requested to approach, and Centerview held discussions with, selected third parties to solicit indications of interest in the possible acquisition of certain assets of the Company. Centerview’s opinion was limited to and addressed only the fairness, from a financial point of view, to the holders of our Class A Common Stock (other than Sprint, SoftBank, or any of their respective affiliates), as of the date of the opinion, of the Merger Consideration to be paid to such holders pursuant to the Merger Agreement. Centerview was not asked to and did not express any view in the opinion on, and Centerview’s opinion did not address, any other term or aspect of the Merger Agreement or the Merger, including, without limitation, the structure or form of the Merger, or any term or aspect of the issuance of the Notes or any other agreements or arrangements contemplated by the Merger Agreement or entered into in connection with or otherwise contemplated by the Merger, including, without limitation, the fairness of the Merger to, or any consideration to be received in connection therewith by, or the impact of the Merger on, the holders of any other class of securities, creditors, or other constituencies of the Company or any party. In addition, Centerview expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the Merger, whether relative to the Merger Consideration to be paid to the holders of our Class A Common Stock (other than Sprint, SoftBank, or any of their respective affiliates) pursuant to the Merger Agreement or otherwise. Centerview’s opinion was necessarily based on economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Centerview as of the date of the written opinion, and Centerview does not have any obligation or responsibility to update, revise or reaffirm the opinion based on circumstances, developments or events occurring after the date of the written opinion.

Centerview’s opinion does not constitute a recommendation to any stockholder of the Company or any other person as to how any such stockholder or other person should vote or otherwise act with respect to the Merger or any other matter.

Centerview’s financial advisory services and the opinion expressed in the written opinion were provided for the information and assistance of the Special Committee and the Audit Committee in connection with and for purposes of their consideration of the Merger. Centerview’s opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Summary of Financial Analyses

The following is a brief summary of the material financial and comparative analyses that Centerview deemed to be appropriate for this type of transaction and that were reviewed with the Special Committee and the Audit Committee, in connection with rendering Centerview’s opinion. The following summary, however, does not purport to be a complete description of all the financial analyses performed by Centerview in connection with rendering its opinion, nor does the order of analyses described represent relative importance or weight given to those analyses by Centerview.

Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses of Centerview. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 14, 2012 (the last trading day prior to the date that Centerview delivered its oral opinion to the Special Committee and the Audit Committee) and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis

Centerview reviewed, for reference and informational purposes only, the historical trading prices and volumes of the shares of Company Class A Common Stock for the 52-week period ended December 10, 2012 (the trading day prior to the date that information about a potential transaction between the Company and Sprint was reported in the press). Centerview noted that the 52-week closing price low and the 52-week closing price high of the shares over such period were $0.90 and $2.69 per share, respectively. Centerview compared the results of this analysis to the Merger Consideration to be paid to the holders of our Class A Common Stock (other than Sprint, SoftBank, or any of their respective affiliates) pursuant to the Merger Agreement. Centerview noted that the Merger Consideration to be paid to the holders of our Class A Common Stock (other than Sprint, SoftBank or any of their respective affiliates) pursuant to the Merger Agreement was above the range derived from this analysis.

Analyst Price Targets Analysis

Centerview reviewed, for reference and informational purposes only, stock price targets of 12 research analysts for shares of Company Class A Common Stock reflected in certain publicly available Wall Street research analyst reports.

The stock price targets for shares of Company Class A Common Stock and the report date for each stock price target were as follows:

Firm	Report Date	Stock Price Target
Zachary Investment Research	October 2012	$5.00
Bank of America Merrill Lynch	October 2012	$4.00
J.P. Morgan	December 2012	$4.00
Wells Fargo	July 2012	$3.75
Davidson	October 2012	$3.00
Guggenheim Partners	October 2012	$3.00
JANCO Partners	August 2012	$2.75
Macquarie Capital	November 2012	$2.75
Royal Bank of Canada	November 2012	$2.50
Jefferies & Company	October 2012	$2.00
Evercore Partners	October 2012	$1.75
UBS AG	October 2012	$1.75

The stock prices targets in the table above represent one-year price targets, other than in the case of J.P. Morgan and Wells Fargo, where timing of target achievement is not given.

Centerview noted that the low and high analyst stock price targets in such research analyst reports ranged from $2.00 to $4.00 (excluding the highest and lowest price targets) per share. Centerview compared the results of this analysis to the Merger Consideration to be paid to the holders of our Class A Common Stock (other than Sprint, SoftBank, or any of their respective affiliates) pursuant to the Merger Agreement. Centerview noted that the Merger Consideration to be paid to the holders of our Class A Common Stock (other than Sprint, SoftBank or any of their respective affiliates) pursuant to the Merger Agreement was within the range derived from this analysis.

Selected Precedent Spectrum Transactions Analysis

Centerview analyzed certain information relating to selected precedent transactions involving acquisitions of spectrum blocks in the 2.5 GHz, WCS and MSS spectrum bands that Centerview, based on its experience and professional judgment and conversations with senior management and representatives of the Company, deemed comparable to the Company’s spectrum assets and the Merger for purposes of this analysis. In addition, Centerview took into account the preliminary non-binding proposal by DISH on December 6, 2012 to acquire certain spectrum assets of the Company, which proposal we refer to as the Preliminary 2012 DISH Proposal, as well as the blended price paid by Sprint to purchase the shares of Class A Common Stock and Class B Common Stock held by Eagle River and certain of its affiliates. The transactions analyzed were:

2.5 GHz Spectrum

Date Announced	Seller	Acquiror	Transaction Value / MHz-POP
October 18, 2012	Eagle River Holdings, LLC (Clearwire Class A and Class B Common Shares)	Sprint Nextel Corporation	$0.211
May 7, 2008	Sprint Nextel Corporation	Clearwire Corporation	$0.255
February 15, 2007	BellSouth Corporation	Clearwire Corporation	$0.176
Not applicable	Clearwire Corporation	DISH Network Corporation	$0.216

WCS Spectrum

Date Announced	Seller	Acquiror	Transaction Value / MHz-POP
August 2, 2012	NextWave Wireless, Inc.	AT&T Inc.	$0.211(a)

(a)	Includes C/D blocks not immediately usable due to requirement for “guard bands.” Excluding “guard bands” yields implied transaction value / MHz-POP of $0.37.

MSS Spectrum

Date Announced	Seller	Acquiror	Transaction Value / MHz-POP
June 14, 2011	Terrestar Networks Inc.	DISH Network Corporation	$0.209
February 1, 2011	DBSD North America, Inc.	DISH Network Corporation	$0.227
September 23, 2009	SkyTerra Communications, Inc.	Harbinger Capital Partners Funds (LightSquared)	$0.247

While none of the transactions used in this analysis are identical or involve spectrum assets directly comparable to the Company’s spectrum assets or the Merger, the selected transactions were chosen because they involved spectrum blocks that were considered by Centerview to be most similar to the Company’s spectrum assets for purposes of Centerview’s analysis. In addition to the foregoing transactions, Centerview also reviewed certain information relating to selected precedent transactions involving acquisitions of spectrum blocks in the advanced wireless services, which we refer to as AWS, spectrum. Such transactions were not included in this analysis because Centerview, based on its experience and professional judgment and conversations with senior management and representatives of the Company, considered AWS spectrum insufficiently comparable to the Company’s spectrum assets for purposes of Centerview’s analysis due to, among other things, the fact that (i) AWS spectrum has lower frequencies which allow for better propagation characteristics and more effective penetration of foliage and buildings, (ii) AWS spectrum is subject to a different licensing scheme than spectrum in the 2.5 GHZ block, which utilizes non-standard geographic classifications and involves the management of multiple licenses and lessors, and (iii) there is generally a higher demand for AWS spectrum due to the fact that many industry participants already own significant blocks of AWS spectrum.

For each of the selected transactions, based on publicly available information and the Preliminary 2012 DISH Proposal, Centerview calculated and compared the transaction value per MHz-POP, which is the product derived from multiplying the number of megahertz associated with a spectrum license by the population of the license’s service area.

This analysis indicated a minimum transaction value per MHz-POP of $0.176 and a maximum transaction value per MHz-POP of $0.255. Centerview then applied this range to the Company’s 47.0 billion MHz-POPs based on the internal data. This analysis resulted in an illustrative implied equity value range of approximately $1.90 to $4.35 per share. Centerview compared the results of this analysis to the Merger Consideration to be paid to the holders of our Class A Common Stock (other than Sprint, SoftBank, or any of their respective affiliates) pursuant to the Merger Agreement. Centerview noted that the Merger Consideration to be paid to the holders of our Class A Common Stock (other than Sprint, SoftBank or any of their respective affiliates) pursuant to the Merger Agreement was within the illustrative range of implied equity values per share derived from this analysis. Centerview noted that the Merger Consideration to be paid to the holders of Class A Common Stock (other than Sprint, SoftBank, or any of their respective affiliates) pursuant to the Merger Agreement implied a transaction value per MHz-POP of $0.211. Centerview noted that the implied transaction value per MHz-POP of $0.211 was within the range of implied transaction value per MHz-POP derived from this analysis.

Premiums Paid Analysis

Cash Transactions

Utilizing a publicly available transaction research database, Centerview identified cash only transactions for U.S.-based, publicly-traded, non-financial and non-real estate target companies with equity values ranging between $1 billion and $5 billion, announced since January 1, 2009 for which there were relevant premiums paid data, of which there were 108 transactions. Centerview analyzed the premiums paid in such transactions based on the value of the per share consideration received in the relevant transaction relative to the closing stock price of the target company 1-day, 1-week and 4-weeks prior to the announcement date of such transaction.

The following table presents the results of this analysis with respect to the selected transactions:

	1-Day Premium	1-Week Premium	4-Week Premium
25th Percentile	20%	23%	26%
Median	32%	35%	37%
Mean	38%	39%	46%
75th Percentile	45%	44%	52%

Based on the foregoing, Centerview applied the median 1-day premium of 32% to the closing price of the shares of our Class A Common Stock on November 20, 2012 (the trading day prior to Sprint’s initial proposal to the Company with respect to the Merger) of $2.12 and the mean 1-day premium of 38% to the closing price of the shares of our Class A Common Stock on December 10, 2012 (the trading day prior to the date that information about a potential transaction between the Company and Sprint was reported in the press) of $2.40.

This analysis resulted in an illustrative implied equity value range of approximately $2.80 to $3.30 per share of our Class A Common Stock. Centerview compared the results of this analysis to the Merger Consideration to be paid to the holders of our Class A Common Stock (other than Sprint, SoftBank, or any of their respective affiliates) pursuant to the Merger Agreement. Centerview noted that the Merger Consideration to be paid to the holders of our Class A Common Stock (other than Sprint, SoftBank or any of their respective affiliates) pursuant to the Merger Agreement was within the illustrative range of implied equity values per share derived from this analysis.

In addition, Centerview applied the median 1-day premium of 32% to the closing price of the shares of our Class A Common Stock on October 10, 2012 (the trading day immediately prior to the date discussions between Sprint and SoftBank were first confirmed in the marketplace) of $1.30. This analysis extended the above referenced range and resulted in an illustrative implied equity value range of approximately $1.70 to $3.30 per share of our Class A Common Stock. Centerview compared the results of this analysis to the Merger Consideration in cash to be paid to the holders of our Class A Common Stock (other than Sprint, SoftBank, or any of their respective affiliates) pursuant to the Merger Agreement. Centerview noted that the Merger Consideration to be paid to the holders of our Class A Common Stock (other than Sprint, SoftBank or any of their respective affiliates) pursuant to the Merger Agreement was within the illustrative range of implied equity values per share derived from this analysis.

Minority Buy-Outs

Centerview reviewed premiums paid for U.S.-based publicly-traded companies in 9 cash-only transactions with transaction equity value greater than $1.0 billion, involving majority holders’ buyout of minority holders that Centerview, based on its experience and professional judgment, deemed comparable to the Company and the Merger for purposes of this analysis. These transactions were:

Date Announced	Target	Acquiror	1-Day Premium	1-Week Premium	4-Week Premium
June 2, 2010	Gerdau Ameristeel Corp.	Gerdau Steel North America Inc.	53.4%	57.1%	56.9%

September 4, 2009	Odyssey Re Holdings Corp.	Fairfax Financial Holdings Ltd.	30.0%	29.9%	39.9%

August 12, 2008	UnionBanCal Corp.	Mitsubishi UFJ Financial Group Inc.	27.2%	29.5%	104.4%

July 21, 2008	Genentech, Inc.	Roche Holding AG	16.1%	26.0%	28.1%

March 10, 2008	Nationwide Financial Services, Inc.	Nationwide Mutual Insurance Company	40.2%	31.0%	31.0%

November 20, 2006	TD Banknorth Inc.	TD Bank Financial Group	7.3%	9.1%	8.6%

February 6, 2006	Lafarge North America Inc.	Lafarge S.A.	33.8%	34.4%	40.5%

September 1, 2005	7-Eleven, Inc.	Seven & I Holdings Co., Ltd.	32.3%	31.0%	14.1%

August 2, 2004	Cox Communications, Inc.	Cox Enterprises, Inc.	26.0%	24.6%	25.2%

Centerview analyzed the premiums paid in the above transactions based on the value of the per share consideration received in the relevant transaction relative to the closing stock price of the target company 1-day, 1-week and 4-weeks prior to the announcement date of such transaction.

The following table presents the results of this analysis with respect to the selected transactions:

	1-Day Premium	1-Week Premium	4-Week Premium
Minimum	7.3%	9.1%	8.6%
Mean	29.6%	30.3%	38.8%
Median	30.0%	29.9%	31.0%
Maximum	53.4%	57.1%	104.4%

Based on the foregoing, Centerview applied the median 1-day premium of 30% to the closing price of the shares of our Class A Common Stock on November 20, 2012 (the trading day prior to Sprint’s initial proposal to the Company with respect to the Merger) of $2.12 and to the closing price of shares of our Class A Common Stock on December 10, 2012 (the trading day prior to the date that information about a potential transaction between the Company and Sprint was reported in the press) of $2.40.

This analysis resulted in an illustrative implied equity value range of approximately $2.75 to $3.10 per share of our Class A Common Stock. Centerview compared the results of this analysis to the Merger Consideration to be paid to the holders of our Class A Common Stock (other than Sprint, SoftBank, or any of their respective affiliates) pursuant to the Merger Agreement. Centerview noted that the Merger Consideration to be paid to the holders of our Class A Common Stock (other than Sprint, SoftBank or any of their respective affiliates) pursuant to the Merger Agreement was within the illustrative range of implied equity values per share derived from this analysis.

In addition, Centerview applied the median 1-day premium of 30% to the closing price of the shares on October 10, 2012 (the trading day immediately prior to the date discussions between Sprint and SoftBank were first confirmed in the marketplace) of $1.30 of our Class A Common Stock. This analysis extended the above referenced range and resulted in an illustrative implied equity value range of approximately $1.70 to $3.10 per share of our Class A Common Stock. Centerview compared the results of this analysis to the Merger Consideration to be paid to the holders of our Class A Common Stock (other than Sprint, SoftBank, or any of their respective affiliates) pursuant to the Merger Agreement. Centerview noted that the Merger Consideration to be paid to the holders of our Class A Common Stock (other than Sprint, SoftBank or any of their respective affiliates) pursuant to the Merger Agreement was within the illustrative range of implied equity values per share derived from this analysis.

Discounted Cash Flow Analysis

Centerview performed a discounted cash flow analysis of the Company based on two sets of financial projections of the Company for fiscal years 2013 through 2020 prepared by management of the Company: (1) a Single-Customer Case, which we refer to as the SCC, which assumes Sprint will remain the Company’s only major wholesale customer, and (2) a Multi-Customer Case, which we refer to as the MCC, which assumes the Company would achieve substantial non-Sprint network traffic beginning in 2014. See “—Prospective Financial Information.” The financial projections did not reflect any potential proceeds from the hypothetical divestiture of any of the Company’s excess spectrum assets.

Based on each of the SCC and the MCC, Centerview calculated the forecasted unlevered free cash flows of the Company and determined a terminal value for the Company assuming a perpetuity growth rate range of 1% to 3% based on Centerview’s experience and professional judgment, which was informed, in part, by the EBITDA multiples implied by the terminal value calculated assuming various perpetuity growth rates. Centerview then discounted to present value (utilizing a mid-year discounting convention and discounting back to January 1, 2013) the unlevered free cash flows of the Company and the terminal value, in each case using discount rates ranging from 10.0% to 17.5%, reflecting a range of Centerview’s estimates of the Company’s weighted average cost of capital based on Centerview’s review of the Company’s weighted average cost of capital implied by (i) the Company’s cost of equity derived using the capital asset pricing model and (ii) the yield on the Company’s outstanding traded debt securities. For each, Centerview reviewed values at December 10, 2012 (the trading day prior to the date that information about a potential transaction between the Company and Sprint was reported in the press), October 10, 2012 (the trading day immediately prior to the date discussions between Sprint and Softbank were first confirmed in the marketplace) and October 11, 2011 (the trading day on which the Company’s outstanding traded debt securities were traded at a price that implied the maximum yield to worst on these securities). In performing this analysis, Centerview also took into account the present value of the Company’s net operating losses based on the estimated utilization of the Company’s net operating losses per the Company’s management, discounted at a cost of equity ranging from 14% to 31%, which was based on Centerview’s estimate of the Company’s cost of equity assuming a weighted average cost of capital ranging from 10.0% to 17.5%, the Company’s after-tax cost of debt and the Company’s ratio of debt to capitalization.

This analysis resulted in an illustrative implied equity value range of approximately ($2.23) to $0.76 per share of our Class A Common Stock based on the SCC and $3.45 to $15.50 per share of our Class A Common Stock based on the MCC. Centerview compared the results of the above analysis to the Merger Consideration to be paid to the holders of our Class A Common Stock (other than Sprint, SoftBank, or any of their respective affiliates) pursuant to the Merger Agreement. Centerview noted that the Merger Consideration to be paid to the holders of our Class A Common Stock (other than Sprint, SoftBank or any of their respective affiliates) pursuant to the Merger Agreement was below the illustrative range of implied equity values per share derived from this analysis based on the MCC and above the illustrative range of implied equity values per share derived from this analysis based on the SCC.

Centerview noted, however, that its assessment of the results of the discounted cash flow analysis was impacted by (1) with respect to the MCC, the fact that Centerview had been informed by the management of the Company that there were significant historical and continuing challenges and uncertainty in its ability to attract additional wholesale spectrum customers, and (2) the fact that based on management estimates, both the SCC and the MCC are expected to require significant amounts of capital to fully finance the corresponding business plans (approximately $3.9 billion of peak cumulative cash shortfalls for the SCC in 2017 and approximately $2.1 billion of peak cumulative cash shortfalls for the MCC in 2015), which may not be available to the Company.

Other Items

Preliminary Valuation Materials

Prior to December 17, 2012, in connection with its engagement, Centerview prepared discussion materials for the Special Committee which included preliminary valuation analyses based on information available as of earlier dates. Such preliminary valuation materials were provided to the Special Committee on December 3, 2012 and December 12, 2012.

The December 3, 2012 preliminary valuation materials included:

•

a historical trading price analysis similar to that described above under “Summary of Centerview’s Opinion – Summary of Financial Analyses – Historical Stock Trading Analysis” resulting in the same 52-week closing price low of $0.90 per share and 52-week closing price high of $2.69 per share described above under “Summary of Centerview’s Opinion – Summary of Financial Analyses – Historical Stock Trading Analysis”;

•

an analyst price target analysis similar to that described under “Summary of Centerview’s Opinion – Summary of Financial Analyses – Analyst Price Targets Analysis” based on the same stock price targets of 11 of the 12 research analysts described above under “Summary of Centerview’s Opinion – Summary of Financial Analyses – Analyst Price Targets Analysis.” The only stock price target not included in the December 3, 2012 preliminary analysis was the stock price target of JPMorgan, which was not reported until December 5, 2012. This analysis resulted in the same stock price target range of approximately $2.00 to $4.00 per share (excluding the highest and lowest price targets) described above under “Summary of Centerview’s Opinion – Summary of Financial Analyses – Analyst Price Targets Analysis”;

•

a precedent transactions analysis similar to that described under “Summary of Centerview’s Opinion – Summary of Financial Analyses – Selected Precedent Spectrum Transactions Analysis” based on the same eight transactions identified above under such section. This analysis indicated the same minimum transaction value per MHz-POP of $0.176 and maximum transaction value per MHz-POP of $0.255 described above under “Summary of Centerview’s Opinion – Summary of Financial Analyses – Selected Precedent Spectrum Transactions Analysis”;

•

a premiums paid analysis similar to that described under “Summary of Centerview’s Opinion – Summary of Financial Analyses – Premiums Paid Analysis – Cash Transactions” based on 106 of the 108 cash only transactions described above under “Summary of Centerview’s Opinion – Summary of Financial Analyses – Premiums Paid Analysis – Cash Transactions.” The only transactions not included in the December 3, 2012 preliminary analysis were ConAgra Foods Inc.’s acquisition of Ralcorp Holdings announced on November 27, 2012 and Danfoss A/S’s acquisition of Sauer-Danfoss Inc. announced on November 28, 2012. This analysis indicated the same median 1-day premium of 32% and mean 1-day premium of 38% described under “Summary of Centerview’s Opinion – Summary of Financial Analyses – Premiums Paid Analysis – Cash Transactions”;

•

a minority buy-out premiums paid analysis similar to that described under “Summary of Centerview’s Opinion – Summary of Financial Analyses – Premiums Paid Analysis – Minority Buy-Outs” based on the same nine cash only minority buy-out transactions described above under “Summary of Centerview’s Opinion – Summary of Financial Analyses – Premiums Paid Analysis – Minority Buy-Outs.” This analysis indicated the same median 1-day premium of 30% described above under “Summary of Centerview’s Opinion – Summary of Financial Analyses – Premiums Paid Analysis – Minority Buy-Outs”; and

•

a cash flow valuation analysis similar to that described under “Summary of Centerview’s Opinion – Summary of Financial Analyses – Discounted Cash Flow Analysis” for each of the MCC and SCC. On the basis of such analysis, and applying a perpetuity growth rate range of 0% to 3% and a discount rate range of 12.5% to 17.5%, Centerview calculated an illustrative implied equity value range of approximately ($2.29) to ($0.74) per share based on the SCC and $3.22 to $9.55 per share based on the MCC.

The December 12, 2012 preliminary valuation materials included the following updated analysis from the December 3, 2012 preliminary valuation materials:

•

a historical trading price analysis similar to that described above under “Summary of Centerview’s Opinion – Summary of Financial Analyses – Historical Stock Trading Analysis” resulting in the same 52-week closing price low of $0.90 per share and 52-week closing price high of $2.69 per share described above under “Summary of Centerview’s Opinion – Summary of Financial Analyses – Historical Stock Trading Analysis”;

•

an analyst price target analysis similar to that described under “Summary of Centerview’s Opinion – Summary of Financial Analyses – Analyst Price Targets Analysis” based on the same stock price targets of the same 12 research analysts described above under “Summary of Centerview’s Opinion – Summary of Financial Analyses – Analyst Price Targets Analysis.” This analysis resulted in the same stock price target range of approximately $2.00 to $4.00 per share (excluding the highest and lowest price targets) described above under “Summary of Centerview’s Opinion – Summary of Financial Analyses – Analyst Price Targets Analysis”;

•

a precedent transactions analysis similar to that described under “Summary of Centerview’s Opinion – Summary of Financial Analyses – Selected Precedent Spectrum Transactions Analysis” based on the same eight transactions identified above under such section. On the basis of such analysis, and applying the same minimum transaction value per MHz-POP of $0.176 and maximum transaction value per MHz-POP of $0.255 described above under “Summary of Centerview’s Opinion – Summary of Financial Analyses – Selected Precedent Spectrum Transactions Analysis,” Centerview calculated an illustrative implied equity value range of approximately $1.90 to $4.35 per share;

•

a premiums paid analysis similar to that described under “Summary of Centerview’s Opinion – Summary of Financial Analyses – Premiums Paid Analysis – Cash Transactions” based on the same 108 cash only transactions described above under “Summary of Centerview’s Opinion – Summary of Financial Analyses – Premiums Paid Analysis – Cash Transactions.” On the basis of such analysis, and applying the same median 1-day premium of 32% to the Company’s closing price on November 20, 2012 and the same mean 1-day premium of 38% to the Company’s closing price on December 10, 2012 described above under “Summary of Centerview’s Opinion – Summary of Financial Analyses – Premiums Paid Analysis – Cash Transactions,” Centerview calculated an illustrative implied equity value range of approximately $2.80 to $3.30 per share. Centerview also extended the above referenced range by applying the same median 1-day premium of 32% to the Company’s closing price on October 10, 2012 described above under “Summary of Centerview’s Opinion – Summary of Financial Analyses – Premiums Paid Analysis – Cash Transactions,” which resulted in an illustrative implied equity value range of approximately $1.70 to $3.30 per share;

•

a minority buy-out premiums paid analysis similar to that described under “Summary of Centerview’s Opinion – Summary of Financial Analyses – Premiums Paid Analysis – Minority Buy-Outs” based on the same nine cash only minority buy-out transactions described above under “Summary of Centerview’s Opinion – Summary of Financial Analyses – Premiums Paid Analysis – Minority Buy-Outs.” On the basis of such analysis, and applying the same median 1-day premium of 30% to the Company’s closing price on November 20, 2012 and December 10, 2012 described above under “Summary of Centerview’s Opinion – Summary of Financial Analyses – Premiums Paid Analysis – Minority Buy-Outs,” Centerview calculated an illustrative implied equity value range of approximately $2.75 to $3.10 per share. Centerview also extended the above referenced range by applying the same median 1-day premium of 30% to the Company’s closing price on October 10, 2012 described above under “Summary of Centerview’s Opinion – Summary of Financial Analyses – Premiums Paid Analysis – Minority Buy-Outs,” which resulted in an illustrative implied equity value range of approximately $1.70 to $3.10 per share; and

•

a cash flow valuation analysis similar to that described under “Summary of Centerview’s Opinion – Summary of Financial Analyses – Discounted Cash Flow Analysis” for each of the MCC and SCC. On the basis of such analysis, and applying the same perpetuity growth rate range of 1% to 3% and the same discount rate range of 10.0% to 17.5% described above under “Summary of Centerview’s Opinion – Summary of Financial Analyses – Discounted cash Flow Analysis.” Centerview calculated an illustrative implied equity value range of approximately $(2.23) to $0.76 per share based on the SCC and $3.45 to $15.50 per share based on the MCC.

Other Materials

Prior to December 17, 2012, in connection with its engagement, Centerview prepared discussion materials for the Special Committee presented to the Special Committee on December 14, 2012 and December 16, 2012.

The December 14, 2012 discussion materials included a comparative analysis of the economic terms that would need to be offered in a spectrum sale in order to achieve, on a present value basis, the value being offered by Sprint in the transaction. This analysis was based on a hypothetical sale of the remainder of the Company’s spectrum on December 31, 2014 assuming (i) the Company first completed the spectrum sale contemplated by the Preliminary 2012 DISH proposal and (ii) the Company’s financial performance was consistent with the SCC forecast. Based on a range of discount rates from 10.0% to 25.0%, this analysis demonstrated that the Company’s remaining spectrum would need to be valued at $0.316/MHz-pop to $0.359/MHz-pop in order to achieve, on a present value basis, the value being offered by Sprint. Centerview also calculated the implied present value per share of the Company’s Class A Common Stock assuming the Company’s remaining spectrum was valued at $0.200/MHz-pop to $0.500/MHz-pop in a December 31, 2014 spectrum sale. Based on a range of discount rates from 10.0% to 25.0%, this analysis demonstrated that a sale of the Company’s remaining spectrum at this illustrative valuation range would generate $0.54 to $6.60 per share, on a present value basis.

The December 16, 2012 discussion materials included an overview of the key terms of the Preliminary 2012 Dish Proposal as well as (i) an analysis of the cash flow impact of the Preliminary 2012 Dish Proposal under both the SCC and MCC assuming either (a) no proceeds (after reserving for the net present value of the spectrum leases, cash tax payments, capital expenditures and operating expenses as permitted under the Company’s debt agreements) from the spectrum sale are used to repay the Company’s debt or (b) 100% of proceeds (after reserving for the net present value of the spectrum leases, cash tax payments, capital expenditures and operating expenses as permitted under the Company’s debt agreements) from the spectrum sale are used to repay the Company’s debt and (ii) an analysis substantially similar to the comparative analysis included in the December 14, 2012 materials described above.

The analysis of the cash flow impact of the Preliminary 2012 Dish Proposal resulted in the following pro forma ending cash balances as compared to the status quo cash balance for each of the MCC and SCC:

MCC (dollars in millions)

	2013E	2014E	2015E	2016E	2017E
Pro Forma Ending Cash Balance (assuming no holders tender)	$1,733	$429	$8	$1,185	$3,679

Pro Forma Ending Cash Balance (assuming 100% of holders tender)	$578	($566)	($824)	$513	$3,169

Status Quo Cash Balance	($350)	($1,654)	($2,075)	($898)	$1,596

SCC (dollars in millions)

	2013E	2014E	2015E	2016E	2017E
Pro Forma Ending Cash Balance (assuming no holders tender)	$1,782	$201	($1,098)	($1,762)	($1,849)

Pro Forma Ending Cash Balance (assuming 100% of holders tender)	$604	($813)	($1,946)	($2,447)	($2,369)

Status Quo Cash Balance	($301)	($1,882)	($3,181)	($3,845)	($3,932)

Other Considerations

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Centerview believes that selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Centerview’s opinion. In arriving at its fairness determination, Centerview considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Centerview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. In its analyses, Centerview considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. No company or transaction used in the analyses is identical to the Company or the Merger, and an evaluation of the results of the analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies and assets analyzed. The estimates contained in the analyses and the ranges of implied valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, the analyses are inherently subject to substantial uncertainty. Centerview prepared the above analyses for the purpose of providing its opinion to the Special Committee and the Audit Committee regarding whether, as of the date of the written opinion, the Merger Consideration to be paid to the holders of our Class A Common Stock (other than Sprint, SoftBank, or any of their respective affiliates) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Centerview or any other person assumes responsibility if future results are materially different from those forecasted.

The opinion and analyses of Centerview were only one of many factors taken into consideration by the Special Committee and the Audit Committee in their respective evaluations of the Merger. Consequently, the analyses described above should not be viewed as determinative of the views of the Special Committee, the Audit Committee, the Board of Directors or the Company’s management with respect to the Merger Consideration to be paid to the holders of our Class A Common Stock (other than Sprint, SoftBank, or any of their respective affiliates) pursuant to the Merger Agreement or as to whether the Special Committee, the Audit Committee or the Board of Directors would have been willing to determine that a different consideration was fair.

Centerview is a securities firm engaged directly and through affiliates in a number of investment banking, financial advisory and merchant banking activities. Centerview has not in the past two years provided investment banking or other services to the Company. Centerview has not in the past two years provided, and is not currently providing, investment banking or other services to Sprint or SoftBank. Centerview may provide investment banking or other services to the Company, Sprint or SoftBank, or their respective affiliates in the future, for which Centerview may receive compensation.

Under the terms of Centerview’s engagement letter with the Special Committee, Centerview advised the Special Committee that, to the knowledge of Centerview, its controlled affiliates and the principal members of the team working on its engagement, none of Centerview, its controlled affiliates and the principal members of the team working on its engagement had any direct material economic interests in the Company, Sprint or Softbank, other than potential economic interests in accounts over which both (i) such person has no influence or control and (ii) such person has no knowledge of the holdings of such accounts.

In choosing a financial advisor, the Special Committee members discussed whether to engage a number of potential internationally recognized financial services firms to act as financial advisor, including Centerview, based on the knowledge of the members of the Special Committee of firms with expertise in transactions similar to the Merger. The members of the Special Committee then interviewed Centerview and, after consideration and confirmation that Centerview did not have a conflict of interest, selected Centerview as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience and expertise in transactions similar to the Merger. Centerview has acted as financial advisor to the Special Committee in connection with, and has participated in certain of the negotiations leading to, the Merger. In consideration of Centerview’s services, under the terms of Centerview’s engagement letter with the Special Committee, Centerview will receive a transaction fee which is estimated as of March 25, 2013 to be approximately $10.25 million, $1 million of which was non-contingent and paid upon the engagement of Centerview, $2 million of which was paid upon the public announcement of the execution of the Merger Agreement, and the remainder of which will become payable upon the consummation of the Merger. The Special Committee was aware of this fee structure, as well as the fact that Centerview would be entitled to receive a transaction fee in the event the Company entered into certain alternative transactions and an expiration fee if the engagement is terminated under certain circumstances and took such information into account in considering the Centerview opinion and in making its recommendations to the Company board. The Company has also agreed to reimburse Centerview for certain expenses arising, and to indemnify Centerview against certain liabilities that may arise, out of its engagement.

Opinion of Financial Advisor to the Board of Directors

In connection with Clearwire’s board of directors’ analysis and consideration of potential strategic alternatives, including the Merger, on December 7, 2012, Clearwire’s board of directors retained Evercore to act as financial advisor to Clearwire’s board of directors. On December 16, 2012, at a meeting of Clearwire’s board of directors, Evercore delivered its oral opinion to Clearwire’s board of directors, which opinion was subsequently confirmed by delivery of a written opinion, dated December 16, 2012, to the effect that, as of such date and based upon and subject to assumptions made, matters considered and limitations on the scope of review undertaken by Evercore as set forth in its opinion, the Merger Consideration to be paid to the holders of shares of our Class A Common Stock (other than Sprint, SoftBank, or any of their respective affiliates) pursuant to the Merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of Evercore, dated December 16, 2012, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken in rendering its opinion, is attached to this proxy statement as Annex K. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was directed to Clearwire’s board of directors and addresses, as of the date of such opinion, only the fairness, from a financial point of view, of the Merger Consideration to be paid to holders of our Class A Common Stock (other than Sprint, SoftBank, or any of their respective affiliates). The opinion does not address any other aspect of the proposed Merger and does not constitute a recommendation to Clearwire’s board of directors or to any other persons in respect of the proposed Merger, including to any Clearwire shareholder as to how any such holder should vote or act in respect of the proposed Merger. Evercore’s opinion does not address the relative merits of the proposed Merger as compared to other business or financial strategies that might be available to Clearwire, nor does it address the underlying business decision of Clearwire to engage in the proposed Merger. The summary of the Evercore opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion attached to this proxy statement as Annex K.

In connection with rendering its opinion, Evercore has, among other things:

(i)	reviewed certain publicly available business and financial information relating to Clearwire that Evercore deemed to be relevant, including publicly available research analysts’ estimates;

(ii)	reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to Clearwire prepared and furnished to Evercore by management of Clearwire;

(iii)	reviewed certain non-public projected financial data relating to Clearwire prepared and furnished to Evercore by management of Clearwire (including the Single-Customer Case and Multi-Customer Case more fully described below under “—Prospective Financial Information”), which we refer to as the Management Projections (which data is the same as the data contained in “—Prospective Financial Information”);

(iv)	discussed with management of Clearwire, Clearwire’s past and current operations, financial projections and current financial condition, including Clearwire’s liquidity position and capital needs (and including management’s views on the risks and uncertainties related to the foregoing);

(v)	reviewed the reported prices and the historical trading activity of the shares of Class A Common Stock;

(vi)	compared the valuation multiples relating to the Merger with those of certain other transactions that Evercore deemed relevant;

(vii)	reviewed a draft of the Merger Agreement dated December 14, 2012, which Evercore assumed was in substantially final form and from which Evercore assumed the final form would not vary in any material respect to Evercore’s analysis;

(viii)	reviewed drafts of the Note Purchase Agreement and the indenture relating to the Notes, each dated December 14, 2012 which Evercore assumed were in substantially final form and from which Evercore assumed the final form would not vary in any material respect to Evercore’s analysis; and

(ix)	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumed no liability therefor. With respect to the Management Projections, Evercore assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of Clearwire as to the future financial performance of Clearwire under the business assumptions reflected therein. Evercore expressed no view as to any projected financial data relating to Clearwire or the assumptions on which they are based.

For purposes of rendering its opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the proposed Merger will be satisfied without material waiver or modification thereof. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the proposed Merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on Clearwire or the consummation of the proposed Merger or materially reduce the benefits to the holders of the Class A Common Stock in the proposed Merger.

Evercore did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities of Clearwire, nor was Evercore furnished with any such appraisals, nor did Evercore evaluate the solvency or fair value of Clearwire under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to it as of the date of the opinion and financial, economic, market and other conditions as they existed and as can be evaluated on the date of the opinion. It should be understood that subsequent developments may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion. Clearwire advised Evercore that as of the date of the opinion, Clearwire did not expect to generate cumulative positive cash flows during the next twelve months after the date of the Evercore opinion, that Clearwire would need to raise substantial additional capital to fund its business and meet its financial obligations beyond the next twelve months after the date of the Evercore opinion and that the ability of Clearwire to successfully fulfill its additional capital needs in a timely manner was uncertain. In arriving at its opinion, Evercore took these views into account, as well as the impact of Clearwire’s liquidity position and capital needs on the execution of Clearwire’s business plan.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness, as of the date of the Evercore opinion, to the holders of the Class A Common Stock (other than Sprint, SoftBank, or any of their respective affiliates), from a financial point of view, of the Merger Consideration as of the date of its opinion. Evercore did not express any view on, and its opinion did not address, the fairness of the proposed Merger to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of Clearwire, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Clearwire, or any class of such persons, whether relative to the Merger Consideration to be paid to the holders of the Class A Common Stock (other than Sprint, SoftBank, or any of their respective affiliates) or otherwise. Evercore did not express any view on, and its opinion did not address, the fairness of the transactions contemplated by the Note Purchase Agreement or the values of the constituent elements of that transaction. Evercore assumed that any modification to the structure of the transaction will not affect its analysis in any material respect. Evercore’s opinion did not address the relative merits of the Merger as compared to other business or financial strategies that might be available to Evercore, nor did it address the underlying business decision of Clearwire to engage in the proposed Merger.

In arriving at its opinion, Evercore was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the shares of Class A Common Stock or any business combination or other extraordinary transaction involving Clearwire. Evercore’s opinion did not constitute a recommendation to the board of directors or to any other persons in respect of the proposed Merger, including as to how any holder of shares of Class A Common Stock should vote or act in respect of the proposed Merger. Evercore expressed no opinion as to the price at which shares of Clearwire will trade at any time. Evercore’s opinion noted that it is not a legal, regulatory, accounting or tax expert and Evercore assumed the accuracy and completeness of assessments by Clearwire and its advisors with respect to legal, regulatory, accounting and tax matters.

Evercore’s opinion was only one of many factors considered by the board of directors in its evaluation of the proposed Merger and should not be viewed as determinative of the views of the board of directors or our management with respect to the proposed Merger or the Merger Consideration to be paid to holders of Clearwire’s Class A Common Stock (other than Sprint, SoftBank, or any of their respective affiliates). Consequently, the analyses as described below should not be viewed as determinative of the opinion of the Clearwire board of directors with respect to the Merger Consideration or of whether the Clearwire board of directors would have been willing to agree to different consideration.

Set forth below is a summary of the material financial analyses reviewed by Evercore with Clearwire’s board of directors on December 16, 2012 in connection with rendering the Evercore opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before December 14, 2012, the most recent trading day before delivery of the opinion, and is not necessarily indicative of current market conditions.

The following summary of financial analyses includes information presented in tabular format. These tables must be read together with the text of each summary in order to understand fully the financial analyses. The tables alone do not constitute a complete description of the financial analyses. Considering the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Evercore’s financial analyses.

In conducting its analysis, Evercore used various methodologies to review the valuation of Clearwire to assess the fairness of the Merger Consideration to be paid to the holders of shares of Class A Common Stock (other than Sprint, SoftBank, or any of their respective affiliates). Specifically, Evercore conducted analyses of precedent premia paid analysis, selected publicly-traded companies, selected precedent spectrum transactions, discounted cash flow, which we refer to as DCF, historical share price, and research analyst price targets. However, Evercore only relied upon the analyses of precedent premia paid analysis, selected publicly-traded companies, selected precedent spectrum transactions and DCF for purposes of its opinion.

Analysis of Precedent Premia Paid

Evercore conducted a precedent premia paid analysis by analyzing three categories of transactions since January 1, 2000. A description of each of the categories is provided below.

•

All cash transactions wherein equity value purchased was greater than $500 million but less than $10 billion, which we refer to as All Cash transactions, in which the acquirer purchased 100% of the target. There were 611 such transactions, and the median premium paid relative to the trading share prices one day prior to the announcement of these transactions was 26.6%, the median premium paid relative to the trading share prices one week prior to the announcement of these transactions was 28.5%, and the median premium paid relative to the trading share prices four weeks prior to the announcement of these transactions was 31.7%.

•

All cash transactions wherein equity value purchased was greater than $500 million by an acquirer who already had a less than 50% ownership in the target and acquired the rest of the equity stake increasing its ownership to 100%, which we refer to as Minority-Led transactions. There were 23 such transactions, and the median premium paid relative to the trading share prices one day prior to the announcement of these transactions was 30.2%, the median premium paid relative to the trading share prices one week prior to the announcement of these transactions was 32.7%, and the median premium paid relative to the trading share prices four weeks prior to the announcement of these transactions was 44.5%.

•

All cash transactions wherein equity value purchased was greater than $500 million by an acquirer who already had a greater than 50% ownership in the target and acquired the rest of the equity stake increasing its ownership to 100%, which we refer to as Majority-Led transactions. There were 16 such transactions, and the median premium paid relative to the trading share prices one day prior to the announcement of these transactions was 25.8%, the median premium paid relative to the trading share prices one week prior to the announcement of these transactions was 27.7%, and the median premium paid relative to the trading share prices four weeks prior to the announcement of these transactions was 24.7%.

Evercore applied these premia above to Clearwire’s closing share price one day, one week and four weeks prior to the speculation in the markets about the Sprint-SoftBank Merger on October 11, 2012 and to Clearwire’s closing share price one day, one week and four weeks prior to Sprint’s initial proposal to acquire the non-Sprint equity stake in Clearwire on November 21, 2012. The results are provided in the table below.

		Implied Share Price
	Share Price	All Cash	Minority-Led	Majority-Led
Prior to Sprint-SoftBank Speculation (10/11/12)
1-Day Prior	$1.30	$1.65	$1.69	$1.64
1-Week Prior	$1.34	$1.72	$1.78	$1.71
4-Weeks Prior	$1.63	$2.15	$2.36	$2.03

Prior to Initial Sprint Proposal (11/21/12)
1-Day Prior	$2.12	$2.68	$2.76	$2.67
1-Week Prior	$2.22	$2.85	$2.95	$2.84
4-Weeks Prior	$1.91	$2.52	$2.76	$2.38

Based on the above table, Evercore selected the high to low range of implied share prices based on Clearwire’s closing share price prior to October 11, 2012 and on Clearwire’s closing share price prior to November 21, 2012. The table below summarizes the implied per share equity value reference ranges for Clearwire:

Implied Equity Value per share Valuation Reference Range for Clearwire
Prior to Sprint-SoftBank Speculation (10/11/12)	$1.64 – $2.36
Prior to Initial Sprint Proposal (11/21/12)	$2.38 – $2.95

Evercore noted that the Merger Consideration to be paid to holders of Clearwire’s Class A Common Stock (other than Sprint, SoftBank or any of their respective affiliates) pursuant to the Merger Agreement exceeds the ranges of the share prices implied by Evercore’s analysis of precedent premia paid.

Analysis of Selected Publicly-Traded Companies

In order to derive an implied per share equity value reference range for Clearwire, Evercore analyzed the implied spectrum value (or $/MHz-POP) based on public market trading values of similar companies. Evercore, based on its professional judgment and experience in the wireless telecommunications industry, deemed the following two companies, which have either debt and/or equity trading in public markets, sufficiently comparable to Clearwire to serve as a useful basis for comparison:

•	Globalstar, Inc., which we refer to as Globalstar

•	LightSquared Inc., which we refer to as LightSquared

However, because of the inherent differences between the businesses, operations, spectrum portfolio, capital structure, regulatory characteristics and prospects of Clearwire and the selected comparable companies, no comparable company is exactly the same as Clearwire.

Evercore reviewed, among other things, enterprise values as a multiple of the total MHz-POPs of the selected comparable companies. For Globalstar, enterprise value was calculated as public market equity value plus debt, less cash and cash equivalents based on publicly available information. No value was attributed to the existing mobile satellite services business for the purposes of this analysis. The implied spectrum value or implied $/MHz-POP for Globalstar was computed by dividing the calculated enterprise value by Globalstar’s MHz-POPs, derived from the spectrum approved by the FCC for Ancillary Terrestrial Component purposes. For LightSquared, enterprise value was calculated based on the market value of LightSquared outstanding indebtedness less cash and cash equivalents. Since LightSquared is currently in restructuring, there is no publicly-traded market value for the common equity and no value has been attributed to the common equity for the purposes of this analysis. The implied spectrum value or implied $/MHz-POP for LightSquared was computed by dividing the calculated enterprise value by LightSquared’s MHz-POPs, derived from publicly available information on LightSquared’s total spectrum portfolio. Implied $/MHz-POPs multiples for the selected comparable companies is summarized below:

Comparable Company	Implied $/MHz-POPs
Globalstar	$0.17
LightSquared	$0.09

Evercore then applied the range of selected calculated enterprise value to implied MHZ-POPs multiples of $0.09/ MHz-POP -$0.17/ MHz-POP derived from the selected comparable companies to the corresponding total MHz-POPs for Clearwire as furnished to Evercore by the management of Clearwire. This resulted in an implied enterprise value for Clearwire, which was then used to derive an implied price per share of Common Stock. These implied share prices were derived by subtracting management’s estimate of net debt and the present value of spectrum leases as of December 31, 2012 from enterprise value and then dividing those amounts by the number of fully diluted shares of Clearwire at that particular share price. Net debt is the sum of interest bearing debt, minus the cash balance, in each case based on management estimates.

The table below summarizes the implied per share equity value reference ranges for Clearwire:

Implied Equity Value per share Valuation Reference Range for Clearwire
Selected Publicly-Traded Companies	$(0.82) – $1.69

As discussed above, because of the inherent differences between the businesses, operations, spectrum portfolio, capital structure, regulatory characteristics and prospects of Clearwire and the selected comparable companies, no comparable company is exactly the same as Clearwire.

Evercore noted that the Merger Consideration to be paid to holders of Clearwire’s Class A Common Stock (other than Sprint, SoftBank or any of their respective affiliates) pursuant to the Merger Agreement exceeds the range of the share prices implied by Evercore’s analysis of selected publicly-traded companies.

Analysis of Selected Precedent Spectrum Transactions

Evercore reviewed the financial terms, to the extent publicly available, of transactions since 2007 related to the sale of spectrum that Evercore deemed relevant, based on its professional experience with transactions in the wireless telecommunications industry. The set of transactions include the Preliminary 2012 DISH Proposal. For each of the selected precedent transactions, Evercore, using publicly available financial and other information, determined the spectrum value or $/MHz-POP for the spectrum sold in each of these transactions. The implied spectrum value or $/MHz-POP for each of the relevant transactions is listed below:

Acquirer	Target	Spectrum Band	Date Transaction Announced	Implied $/MHz- POP
Preliminary 2012 DISH Proposal	Clearwire	EBS/BRS	N/A	$0.216
Sprint	Clearwire (Represents the sale of Eagle River’s equity interest in Clearwire)	EBS/BRS	October 2012	$0.21
Sprint	Clearwire (Represents Clearwire equity value received by Sprint for its contribution of spectrum)	EBS/BRS	May 2008	$0.26
Clearwire	BellSouth	EBS/BRS	February 2007	$0.18
AT&T	NextWave (Implied price for A&B Block only)	WCS	August 2012	$0.35
AT&T	NextWave (All)	WCS	August 2012	$0.19
DISH	Terrestar	S-Band	June 2011	$0.21
DISH	Terrestar	S-Band	June 2011	$0.13*
DISH	DBSD North America	S-Band	February 2011	$0.23
DISH	DBSD North America	S-Band	February 2011	$0.15*
Harbinger	SkyTerra	L-Band	September 2009	$0.25

*	Evercore also analyzed implied $/MHz-POP multiples for the DISH/DBSD North America and the DISH/Terrestar transactions adjusted for the book value of satellite assets.

None of these precedent transactions is identical or directly comparable to the Merger. Because the reasons for, and the circumstances surrounding, each of the selected precedent transactions analyzed were so diverse, and because of the inherent differences between the operations and the financial condition of Clearwire and the companies involved in the selected precedent transactions, Evercore believes that a comparable transaction analysis is not solely mathematical and involves complex considerations and judgments. As such, based on this analysis and Evercore’s professional judgment, Evercore applied a range of the $0.18-$0.26 /MHz-POP to the aggregate MHz-POPs of Clearwire to calculate the implied enterprise value of Clearwire. The implied equity value of Clearwire was derived by subtracting net debt and the present value of spectrum leases as of December 31, 2012 from enterprise value and then dividing those amounts by the number of fully diluted shares of Clearwire at that particular share price. Net debt is the sum of interest bearing debt, minus the cash balance, in each case based on management estimates.

The Company is expected to continue to generate negative cash flows for the 12 months after the date of the Evercore opinion. As such, in order to illustrate the impact of reduction in cash on equity value, the equity value was derived as of December 31, 2012 and also as of September 30, 2013 using the same range of $0.18-$0.26/MHz-POPs discussed in the preceding paragraph and the estimated net debt corresponding to December 31, 2012 and September 30, 2013 and the present value of spectrum leases each as based on estimates from management of Clearwire.

The table below summarizes the implied per share equity value reference ranges for Clearwire:

Implied Equity Value per share Valuation Reference Range for Clearwire
Selected Precedent Transactions (12/31/12 Est. Net Debt Balance)	$2.01 – $4.52
Selected Precedent Transactions (9/30/13 Est. Net Debt Balance)	$1.53 – $4.04

Evercore noted that the Merger Consideration to be paid to holders of Clearwire’s Class A Common Stock (other than Sprint, SoftBank or any of their respective affiliates) pursuant to the Merger Agreement is within the ranges of the share prices implied by Evercore’s analysis of selected precedent spectrum transactions.

Analysis of Discounted Cash Flow

As part of its analysis, and in order to estimate the implied present value of the equity value per share for Clearwire, Evercore prepared a discounted cash flow analysis for Clearwire.

A discounted cash flow analysis is a valuation methodology used to derive a valuation of an asset by calculating the present value of estimated future cash flows to be generated by the asset. Present value refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate. Evercore performed a discounted cash flow analysis for Clearwire by adding (1) the present value of Clearwire’ projected after-tax unlevered free cash flows for fiscal years 2013 through 2020, (2) the present value of the terminal value of Clearwire as of the end of fiscal year 2020, and (3) the present value of net operating losses of Clearwire. For each year, unlevered free cash flow was derived as follows: EBITDA plus certain non-cash adjustments less taxes less capital expenditures less changes in working capital, where changes in working capital can either be positive or negative. Terminal value refers to the present value of all future cash flows to be generated by an asset for the period after fiscal year 2020. The unlevered free cash flows, range of terminal values and net operating losses were discounted to present values as of December 31, 2012.

Evercore estimated a range of terminal values as of the end of fiscal year 2020 calculated based on perpetuity growth rates of 2.0% to 4.0%, which Evercore selected based on its professional judgment and experience in the wireless telecommunications industry. Evercore performed the discounted cash flow analysis using a range of discount rates from 12.5% to 17.5% which Evercore selected based on discount rate analysis (which took into account macro-economic assumptions and estimates of risk, cost of financial distress, Clearwire’s cost of debt, weighted average cost of capital analysis and other appropriate factors), professional judgment and experience in the wireless telecommunications industry. Evercore calculated per share equity values by first determining a range of enterprise values of Clearwire by adding the present values of the after-tax unlevered free cash flows, certain net operating losses and terminal values for each perpetuity growth rate and discount rate scenario, and then subtracting from the enterprise values the estimated net debt as of December 31, 2012 and then dividing those amounts by the number of fully diluted shares of Clearwire at that particular share price. Net debt is the sum of interest bearing debt, minus the cash balance, in each case based on management estimates at that date.

Evercore prepared discounted cash flow analyses for two sets of projections provided by the Company’s management. One set of projections was based on the assumption that Sprint will continue to be the Company’s only primary wholesale customer, or the SCC; while the other set of projections was based on the assumption that the Company will be able to source additional large wholesale customers in addition to Sprint, or the MCC. Based on management estimates, both sets of projections are expected to require significant amounts of capital to fully finance the corresponding business plans. The SCC and MCC are estimated to have peak cumulative cash shortfalls of approximately $3.9 billion and $2.1 billion in 2017 and 2015, respectively, before the time at which the Company becomes net cash flow positive. The SCC and MCC assume that any existing debt ($3.8 billion of which matures between 2015 and 2017) is refinanced at maturity at existing rates. In addition to the additional capital requirements needed to finance the SCC and MCC, management of Clearwire indicated that Clearwire has encountered historical and continuing significant challenges and uncertainty in its ability to attract additional wholesale spectrum customers.

In the SCC case, the management of Clearwire indicated that the Company may have excess spectrum capacity that may not be required to operate the business. As such, in the SCC case, in addition to the discounted cash flow analysis, Evercore also analyzed the incremental value to the equity of Clearwire from the net proceeds received from a potential sale of excess spectrum. For the purposes of this analysis, Evercore estimated $2.1 billion of net proceeds or $1.39 per share of incremental equity value in addition to the equity value derived from the discounted cash flow analysis.

The table below summarizes the implied per share equity value reference ranges for Clearwire:

Implied Equity Value per share Valuation Reference Range for Clearwire*
DCF (SCC Case)	($1.88) – ($0.01)
DCF (SCC Case + Potential Sale of Excess Spectrum)	($0.49) – $1.39
DCF (MCC Case)	$4.14 – $11.30

*	The SCC and MCC are estimated to have peak cumulative cash shortfalls of approximately $3.9 billion and $2.1 billion, in 2017 and 2015, respectively, before the time at which the Company becomes net cash flow positive. The SCC and MCC assume that any existing debt ($3.8 billion of which matures between 2015 and 2017) is refinanced at maturity at existing rates.

Evercore noted that the Merger Consideration to be paid to holders of Clearwire’s Class A Common Stock (other than Sprint, SoftBank or any of their respective affiliates) pursuant to the Merger Agreement exceeds the ranges of the share prices implied by Evercore’s analysis of the DCF (SCC Case) and the DCF (SCC Case + Potential Sale of Excess Spectrum) and is below the range of the share prices implied by Evercore’s analysis of the DCF (MCC Case).

Review of Historical Share Prices

Evercore reviewed the recent stock price performance of Clearwire based on an analysis of public trading prices for the twelve months ended November 20, 2012 (the last trading day prior to Sprint’s initial offer to acquire Clearwire). During this time period, the trading price of Class A Common Stock ranged from a low of $0.90 to a high of $2.69.

Review of Research Analyst Price Targets

Evercore compared recent publicly available research analyst price targets for Clearwire that were available to Evercore as of December 10, 2012 which was the day before there was speculation in the markets about the Merger. Evercore examined ten such analyst targets set forth in the table below, and noted that the low and high per share equity value price targets for Class A Common Stock were $1.00 and $4.00, respectively. Given that the low target price of $1.00 represented a forward target price as of December 31, 2013, Evercore discounted this target price to December 31, 2012 assuming a cost of equity of 20.0% based on Evercore’s professional judgment and experience in the wireless telecommunications industry, resulting in an adjusted low per-share equity value price target of $0.83 per share. As such, the publicly available analyst price targets indicated a range of $0.83 to $4.00 per share of Class A Common Stock.

Publication Date	Analyst	Price Target	Achievement Date
October 25, 2012	Bank of America Merrill Lynch	$4.00	N/A
October 26, 2012	Guggenheim Partners	3.00	End of 2013
November 8, 2012	RBC	2.50	N/A
October 26, 2012	D.A. Davidson	3.00	12-18 months
October 26, 2012	Jefferies	2.00	Year-end 2013
October 25, 2012	Evercore Partners	1.75	N/A
October 26, 2012	Morgan Stanley	1.00	12 months
December 5, 2012	J.P. Morgan	4.00	N/A
November 1, 2012	Macquarie	2.75	12 months
October 26, 2012	UBS	1.75	12 months

Preliminary Valuation Materials

Prior to December 16, 2012, in connection with its engagement, Evercore prepared discussion materials for the Board of Directors which included preliminary valuation analyses based on information available as of earlier dates. Such preliminary valuation materials were provided to the Board of Directors on December 12, 2012.

The December 12, 2012 preliminary valuation materials included:

•

a premia paid analysis similar to that described under “Opinion of Financial Advisor to the Board of Directors—Analysis of Precedent Premia Paid” based on the same precedent transactions described above under such section. This analysis indicated the same median 1-day, 1-week and 4-weeks premia paid and the same implied equity value per share valuation reference ranges for Clearwire described above under “Opinion of Financial Advisor to the Board of Directors—Analysis of Precedent Premia Paid”;

•

a public peer group analysis similar to that described under “Opinion of Financial Advisor to the Board of Directors—Analysis of Selected Publicly-Traded Companies” based on the same publicly-traded peer companies described above under such section. This analysis indicated the same implied equity value per share valuation reference range for Clearwire described above under “Opinion of Financial Advisor to the Board of Directors—Analysis of Selected Publicly-Traded Companies”;

•

a precedent spectrum transactions analysis similar to that described under “Opinion of Financial Advisor to the Board of Directors—Analysis of Selected Precedent Spectrum Transactions” based on the same 11 transactions identified above under such section. This analysis indicated the same implied equity value per share valuation reference range for Clearwire described above under “Opinion of Financial Advisor to the Board of Directors—Analysis of Selected Precedent Spectrum Transactions”;

•

a discounted cash flow valuation analysis similar to that described under “Opinion of Financial Advisor to the Board of Directors—Analysis of Discounted Cash Flow” for each of the MCC and SCC. On the basis of such analysis, and applying the same perpetuity growth rate ranges and discount rate ranges described in such section, Evercore calculated the same implied equity value per share valuation reference ranges for Clearwire for each of the SCC case and the SCC plus the potential sale of excess spectrum case described above under “Opinion of Financial Advisor to the Board of Directors—Analysis of Discounted Cash Flow” and an implied equity value per share valuation reference range for Clearwire for the MCC case of $4.14 to $11.31;

•

a historical trading price analysis similar to that described above under “Opinion of Financial Advisor to the Board of Directors—Review of Historical Share Prices” resulting in the same 52-week closing price low of $0.90 per share and 52-week closing price high of $2.69 per share described above under “Opinion of Financial Advisor to the Board of Directors—Review of Historical Share Prices”; and

•

an analyst price target analysis similar to that described under “Opinion of Financial Advisor to the Board of Directors—Review of Research Analyst Price Targets” based on the same stock price targets of the 10 research analysts described above under such section. This analysis resulted in the same stock price target range described above under “Opinion of Financial Advisor to the Board of Directors—Review of Research Analyst Price Targets.”

General

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Evercore. In connection with the review of the proposed Merger by Clearwire’s board of directors, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment in the wireless telecommunications industry after considering the results of all the analyses. In addition, Evercore considered various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should therefore not be taken to be Evercore’s view of the value of Clearwire. No precedent spectrum sale transaction used in the above analyses as a comparison is directly comparable to a potential sale of spectrum by Clearwire. Further, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Clearwire or its advisors. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was viewed as any more significant or was or should be given any greater weight than any other analysis.

Evercore prepared these analyses for the purpose of providing an opinion to Clearwire’s board of directors as to the fairness, from a financial point of view, of the Merger Consideration to be paid to holders of shares of Class A Common Stock (other than Sprint, SoftBank, or any of their respective affiliates) pursuant to the proposed Merger. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates.

The issuance of the Evercore opinion was approved by an opinion committee of Evercore Group L.L.C.

Under the terms of Evercore’s engagement, Clearwire agreed to pay Evercore a customary fee for its services. Clearwire agreed to pay Evercore a total fee that is estimated as of March 25, 2013 to be approximately $10.25 million, (i) $1 million of which was non-contingent and paid to Evercore upon the execution of its engagement letter with Clearwire, (ii) $2 million of which was paid to Evercore upon the public announcement by Clearwire of Clearwire’s execution of the Merger Agreement and (iii) the remainder of which is contingent, and payable upon, consummation of the Merger. The board of directors of Clearwire was aware of this fee structure, as well as the fact that Evercore would be entitled to receive a transaction fee in the event the Company entered into certain alternative transactions and an expiration fee if the engagement is terminated under certain circumstances, and took such information into account in considering the Evercore opinion and in approving the Merger. In addition, Clearwire has agreed to reimburse Evercore for its reasonable out-of-pocket expenses (including legal fees, expenses and disbursements) incurred in connection with its engagement, and to indemnify Evercore and its members, partners, officers, directors, advisors, representatives, employees, agents, affiliates or controlling persons against certain losses, claims, damages, liabilities or expense to which any such person may become subject, relating to, arising out of or in connection with Evercore’s engagement, performance of any service in connection therewith or any transaction contemplated thereby. Prior to its engagement, Evercore informed the board of directors of Clearwire that Eduardo Mestre, a Senior Managing Director of Evercore and a member of the Evercore team that would provide services to Clearwire, is a member of the Board of Directors of Comcast. The Clearwire Board engaged Evercore and requested Evercore’s opinion after having been so informed.

During the two year period prior to the date hereof, no material relationship existed between Evercore and its affiliates and Clearwire, Sprint or SoftBank pursuant to which compensation was received by Evercore or its affiliates as a result of such a relationship. Evercore may provide financial or other services to Clearwire, Sprint or SoftBank or their respective affiliates in the future and in connection with any such services Evercore may receive compensation.

In the ordinary course of business, Evercore or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of Clearwire, Sprint and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

In choosing a financial advisor, the Company’s board of directors discussed whether to engage a number of potential internationally recognized financial services firms to act as financial advisor, including Evercore, based on the knowledge of the members of the Company’s board or directors of firms with expertise in the industry in which the Company operates and in transactions similar to the Merger. The members of the Company’s board of directors then interviewed Evercore and certain other firms that the board of directors determined did not have conflicts and, after consideration and determination by the board of directors that Evercore did not have a conflict of interest, selected Evercore as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in the telecommunications industry, is familiar with spectrum, had performed work for the Company in the past and has substantial expertise in transactions similar to the Merger. Evercore is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes.

Purpose and Reasons of Sprint Parties for the Merger

Under the SEC rules governing “going private” transactions, the Sprint Parties are required to express their purposes and reasons for the Merger to our unaffiliated stockholders. The Sprint Parties are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

The purchase of all of the shares in the Company that the Sprint Parties do not already own will enable Sprint to combine the Company’s operations and spectrum with Sprint’s resulting in a robust network and an enhanced spectrum portfolio that will increase Sprint’s competitiveness in the United States wireless industry. Sprint expects after this combination to achieve operational efficiencies and improved service for customers.

In addition, after the Merger, the Company’s Class A Common Stock will cease to be publicly traded and the Company will be a wholly-owned subsidiary. Sprint believes that a 100% ownership structure will provide greater operating flexibility and eliminate some burdens, costs and constraints imposed on public companies, and particularly with respect to the Company in light of the current governance structure.

As detailed above in “Special Factors—Background of the Merger,” Sprint and the Company have periodically engaged in discussions regarding a number of various transactions, including exploring the possibility of Sprint acquiring the shares of the Common Stock that Sprint did not already own; however, for a number of reasons, these discussions had not previously resulted in an agreement between the parties. Sprint had previously been interested in exploring acquiring the entire Company, but, among other reasons, generally did not necessarily have the financial resources readily accessible for such a transaction. In connection with the Sprint-SoftBank Merger in October 2012, SoftBank purchased a convertible bond from Sprint in the amount of $3.1 billion. This cash infusion provided Sprint with increased financial flexibility, and Sprint began to consider its investment alternatives. Sprint began to consider an acquisition of the Company, which would require SoftBank’s consent under the terms of the Sprint-SoftBank Merger Agreement. In November 2012, as Sprint continued to consider an acquisition of the Company, it realized that due to certain timing issues related to regulatory approvals of the Sprint-SoftBank Merger, it was important to Sprint that any transaction with the Company be completed on an accelerated time schedule so as not to delay the approval of the Sprint-SoftBank Merger and that, if such a timetable was not possible, it would cease consideration of such acquisition. In particular, when the Sprint-SoftBank Merger Agreement was announced on October 15, 2012, it was stated that the parties expected to close in mid-2013, given the need for clearance by the SEC, FCC and the Committee on Foreign Investment in the United States and compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Sprint management was aware of this timing and cognizant of the view of Sprint’s board of directors that no transactions be undertaken by Sprint which would interfere with or delay the timing of the Sprint-SoftBank Merger, as originally announced. When a possible transaction with Clearwire was discussed by the Sprint board on December 12, 2012, the Sprint board was advised by Sprint’s management and counsel that they believed that the regulatory requirements to approve the Clearwire transaction would not be expected to significantly delay the regulatory approval or consummation of the Sprint-SoftBank Merger, in large part because many of the involved regulatory agencies would incorporate review of Sprint’s existing equity interests in Clearwire into their analysis in any event. Sprint was prepared, if the discussions in December 2012 had not led to a definitive agreement at the time they ultimately did (or a reasonable period of time thereafter), to cease such discussions so as to avoid regulatory delay of the Sprint-SoftBank Merger. As such, Sprint elected to undertake the transaction in mid-December 2012 due to these factors and the fact that, if the transaction was not undertaken at that time, it would likely not be able to enter into an acquisition transaction with the Company for several months until after the expected closing of the Sprint-SoftBank Merger in mid-2013. Given the Company’s liquidity and funding issues discussed elsewhere in this proxy statement, Sprint was concerned that the operations and financial condition of the Company could significantly deteriorate during that time, possibly to a point which jeopardized the ongoing viability of the Company.

Plans for the Company After the Merger

After the effective time of the Merger, Sprint expects that the Company will continue its current operations, except that Sprint and the Company will operate as an integrated enterprise with combined expertise and resources, and, if the Sprint-SoftBank Merger is consummated, the Company will have access to the expertise and resources of SoftBank as well. With combined expertise and resources, Sprint expects that the Company will have the financial resources needed to continue to transition the Company’s network from WiMAX to LTE technology and improve wireless broadband service to the Company’s and Sprint’s customers. In addition, Sprint expects that its Network Vision architecture will allow the combined enterprise to achieve operational efficiencies and improved service for customers.

Under the terms of the Merger Agreement, the directors of Merger Sub will serve as directors of the Company following completion of the Merger, and thereafter Sprint expects that the directors of the Company will be persons affiliated with Sprint. Sprint will continue to evaluate all aspects of the Company’s business, operations, capitalization and management and personnel and will take such actions from and after the Merger as it deems appropriate under the circumstances. Sprint expressly reserves the right to make any changes that it deems necessary, appropriate or convenient in light of its review, future developments or changes in Sprint’s operating objectives, particularly since, if the Sprint-SoftBank Merger is consummated, SoftBank will have significant control over the operations of Sprint and its subsidiaries.

Following the consummation of the Merger, the registration of the Company’s Class A Common Stock and the Company’s reporting obligation under the Exchange Act with respect to the Company’s Class A Common Stock will be terminated upon application to the SEC. In addition, upon consummation of the Merger, the Company’s Class A Common Stock will no longer be listed on any exchange or quotation system, including NASDAQ, and price quotations will no longer be available.

Sprint may determine to elect to exercise its right to exchange some of its Class B Interests for shares of Class A Common Stock pursuant to the Company’s organizational documents. If elected, it is anticipated that such exchange would occur prior to the closing of the Merger (and possibly before the Special Meeting). Any such exchange by Sprint would not change the voting interest of Sprint in the Company or the overall ownership interest that Sprint holds in the Company and its subsidiaries, but would merely change the form of that ownership from economic interests in Clearwire Communications to economic interests in the Company. Sprint would continue to hold a roughly 50.2% ownership and voting interest in the Company both before and after such exchange.

Certain Effects of the Merger

At the effective time of the Merger, each issued and outstanding share of our Class A Common Stock (other than shares held by Sprint, SoftBank, any of their respective affiliates and any stockholders who properly exercise their appraisal rights under Delaware law) will be converted into the right to receive the Merger Consideration of $2.97.

At the effective time of the Merger, each option to purchase shares of our Common Stock granted pursuant to any Stock Plan outstanding and unexercised immediately prior to the effective time of the Merger, whether or not then vested, will be cancelled in exchange for the right to receive a lump sum cash amount, if any, by which the Merger Consideration exceeds the exercise price of such option, less applicable withholding taxes. At the effective time of the Merger, each Director RSU will be cancelled in exchange for the right to receive a lump sum cash payment equal to the product of the Merger Consideration, without interest, and the number of shares of Class A Common Stock subject to such Director RSU. At the effective time of the Merger, each Unvested RSU (which was granted prior to December 17, 2012) will be converted into a Restricted Cash Account. In addition, each restricted stock unit granted after December 17, 2012 under a Stock Plan that is not a restricted stock unit held by a non-employee member of the Clearwire board of directors and that is outstanding immediately prior to the effective time of the Merger, each of which we refer to as an Unvested 2013 RSU, will be converted into a right to receive a cash payment equal to the product of the Merger Consideration, without interest, and the number of shares of Class A Common Stock subject to such Unvested 2013 RSU, each of which we refer to as a 2013 Restricted Cash Account.

The primary benefit of the Merger to our unaffiliated stockholders (other than any stockholders who properly exercise their appraisal rights under Delaware law) will be their right to receive a cash payment of $2.97, without interest, less applicable withholding taxes, for each share of Class A Common Stock held by such stockholders as described above, representing approximately a 128.5% premium to the closing share price of the Company’s Class A Common Stock the day before discussions between Sprint and SoftBank were first confirmed in the marketplace on October 11, 2012, with Clearwire speculated to be a part of that transaction;

and, approximately a 40.1% premium to the closing price the day before our receipt of Sprint’s initial $2.60 per share non-binding indication of interest on November 21, 2012.

The primary detriments of the Merger to our unaffiliated stockholders include the lack of an interest of such stockholders in the potential future earnings or growth of Clearwire. Additionally, the receipt of cash in exchange for shares of Clearwire Class A Common Stock pursuant to the Merger Agreement will be a taxable transaction for United States federal income tax purposes.

The primary benefits of the Merger to Sprint include its right to all of the potential future earnings and growth of Clearwire which, if Clearwire successfully executes its business strategies, could exceed the value of Sprint’s original investment in Clearwire in 2008. Additionally, following the Merger, Clearwire will be a private company, wholly-owned by Sprint and any additional investors permitted by Sprint, and, as such, will be relieved of the burdens imposed on public companies, including the pressure to meet analyst forecasts and the requirements and restrictions on trading that our directors, officers and beneficial owners of more than 10% of the shares of our Class A Common Stock face as a result of the provisions of Section 16 of the Exchange Act.

The primary detriments of the Merger to Sprint include the fact that all of the risk of any possible decrease in the earnings, growth or value of Clearwire following the Merger will be borne by Sprint and any additional investors permitted by them. Additionally, the investment of Sprint and any additional investors permitted by them in Clearwire will be illiquid, with no public trading market for such securities.

After the completion of the Merger, Sprint’s interest in Clearwire’s net book value and net loss or income will increase from approximately 50.2% to 100%. Based on Clearwire’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, the following table shows what Sprint’s interests in Clearwire’s net loss was for the fiscal year ended December 31, 2012 and Clearwire’s book value as of December 31, 2012, and what those interests would have been had the Merger been completed as of that date.

		Sprint’s Interest Before the Merger		Sprint’s Interest After the Merger
	Total	Dollars	Percent	Dollars	Percent
	(dollars in millions)
Net loss for the fiscal year ended December 31, 2012	$(1,912.1)	$(959.9)	50.2%	$(1,912.1)	100%
Net book value as of December 31, 2012	$1,881.6	$944.6	50.2%	$1,881.6	100%

Our Class A Common Stock is currently registered under the Exchange Act and is quoted on the NASDAQ under the symbol “CLWR.” As a result of the Merger, Clearwire will become a private company, and there will be no public market for its Common Stock. After the Merger, Class A Common Stock will cease to be quoted on the NASDAQ, and price quotations with respect to sales of shares of Class A Common Stock in the public market will no longer be available. In addition, registration of Class A Common Stock under the Exchange Act will be terminated, although we will still be required to comply with the reporting requirements of the Exchange Act (except for those of Section 16 thereof) to the extent required by any indenture governing our outstanding indebtedness at or after the closing of the Merger.

As a result of the Merger, the directors of Merger Sub will become the directors of the surviving corporation following the Merger, and we expect that the officers of Merger Sub will become the officers of the surviving corporation following the Merger. At the effective time of the Merger, the Company’s Certificate of Incorporation and Bylaws, will each be amended and restated in their entirety to read as the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the effective time of the Merger, except that in each case the name of the surviving corporation will remain “Clearwire Corporation,” and as so amended and restated will be the certificate of incorporation and bylaws of the surviving corporation.

Considerations Relating to the Merger; Certain Effects on the Company if the Merger is not Completed

Set forth below are various risks relating to the Merger and certain effects on the Company if the Merger is not completed. The following is not intended to be an exhaustive list of the risks relating to the Merger or effects on the Company if the Merger is not completed, and should be read in conjunction with the other information in this proxy statement. In addition, you should refer to the section entitled “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2012, and other risk factors detailed from time to time in the Company’s reports filed with the SEC and incorporated by reference in this proxy statement for risks relating to our business.

The fairness opinion delivered by Centerview will not reflect changes in circumstances between signing the Merger Agreement and the completion of the Merger.

The Special Committee of Clearwire has not obtained an updated fairness opinion as of the date of this proxy statement from Centerview, financial advisor to the Special Committee. Changes in the operations and prospects of Sprint or Clearwire, general market and economic conditions and other factors that may be beyond the control of Sprint or Clearwire, and on which the fairness opinion was based, may alter the value of Clearwire or the price of Clearwire’s Class A Common Stock by the time the Merger is completed. The Centerview opinion does not speak as of the time the Merger will be completed or as of any date other than the date of the opinion. The Centerview opinion only addresses, as of the date of such opinion, the fairness, from a financial point of view, of the Merger Consideration to be paid to the holders of Clearwire’s Class A Common Stock (other than Sprint, SoftBank, or any of their respective affiliates). The opinion is attached to this proxy statement as Annex J. For a further discussion of the Centerview opinion and a summary of the material financial analyses performed in connection with rendering the Centerview opinion, see “Special Factors—Opinion of Financial Advisor to the Special Committee.”

The fairness opinion delivered by Evercore will not reflect changes in circumstances between signing the Merger Agreement and the completion of the Merger.

Clearwire’s board of directors has not obtained an updated fairness opinion as of the date of this proxy statement from Evercore, Clearwire’s financial advisor. Changes in the operations and prospects of Sprint or Clearwire, general market and economic conditions and other factors that may be beyond the control of Sprint or Clearwire, and on which the fairness opinion was based, may alter the value of Clearwire or the price of Clearwire’s Class A Common Stock by the time the Merger is completed. The Evercore opinion does not speak as of the time the Merger will be completed or as of any date other than the date of the opinion. The Evercore opinion only addresses, as of the date of such opinion, the fairness, from a financial point of view, of the Merger Consideration to be paid to the holders of Clearwire’s Class A Common Stock (other than Sprint, SoftBank, or any of their respective affiliates). The opinion is attached to this proxy statement as Annex K. For a further discussion of the Evercore opinion and a summary of the material financial analyses performed in connection with rendering the Evercore opinion, see “Special Factors—Opinion of Financial Advisor to the Board of Directors.”

The Merger is subject to certain regulatory conditions that may not be satisfied on a timely basis, or at all.

Completion of the Merger is conditioned upon, among other matters, certain communications regulatory approvals. As described in “The Merger—Regulatory Matters,” Sprint and certain of its affiliates have filed applications for approvals with the FCC. There can be no assurance that regulatory approvals will be obtained or that such approvals will not be materially conditioned or delayed. If these regulatory approvals are not obtained, or if they are materially conditioned or delayed, it could result in the termination of the Merger Agreement and abandonment of the Merger. If the Merger is not completed on a timely basis, or at all, our business could be adversely affected. See “—Failure to complete the Merger could negatively impact our business and the market price of our Class A Common Stock, and substantial doubt may arise regarding our ability to continue as a going concern.”

Uncertainties associated with the Merger may cause us to lose key customers and key personnel.

As a result of the uncertainty surrounding the conduct of our business following the completion of the Merger, we may lose key customers and our employees may be uncertain about their future roles and relationships with us following the completion of the Merger, which may adversely affect our ability to retain them.

The consummation of the Merger is conditioned on the consummation of the Sprint-SoftBank Merger or an alternative transaction.

Sprint‘s obligation to complete the Merger is conditioned upon either the consummation of the Sprint-SoftBank Merger or, if Sprint has terminated the Sprint-SoftBank Merger Agreement in order to enter into a definitive agreement with respect to an alternative transaction, the consummation of such alternative transaction. This condition will be deemed satisfied if Sprint has a right to terminate the Merger Agreement because the Sprint-SoftBank Merger Agreement is terminated (except in order for Sprint to enter into a definitive agreement with respect to an alternative transaction) and Sprint does not exercise such termination right within 10 business days following termination of the Sprint-SoftBank Merger Agreement. There can be no assurance that the Sprint-SoftBank Merger or an alternative transaction will be consummated, or that this condition of the Merger Agreement will otherwise be satisfied or waived.

If the Merger Agreement is terminated because it is not adopted by our stockholders, then under certain circumstances Sprint may gain significant control over us.

If the Merger Agreement is terminated because it is not adopted by our stockholders, and either the Sprint-SoftBank Merger has been consummated or the Sprint-SoftBank Merger has been terminated in order for Sprint to enter into an alternative transaction with respect to the Sprint-SoftBank Merger and such alternative transaction has been consummated, then Sprint will gain significant control over Clearwire by increasing its majority stake in the Company to approximately 63.1% pursuant to the Agreement Regarding Right of First Offer, by and among Intel Capital Wireless Investment Corporation 2008A, which we refer to as Intel 2008A, Intel Capital Corporation, Intel Capital (Cayman) Corporation, Comcast Wireless Investment, LLC and BHN Spectrum, which we collectively refer to as the Voting Agreement Stockholders, Sprint and Sprint HoldCo, which agreement we refer to as the Agreement Regarding Right of First Offer. In such case, pursuant to the Agreement Regarding Right of First Offer, each Voting Agreement Stockholder will offer to sell to Sprint HoldCo, and Sprint HoldCo will purchase all of the equity securities of Clearwire and Clearwire Communications that such Voting Agreement Stockholder owns at a price per share equal to the Merger Consideration, as more fully described in “The Agreement Regarding Right of First Offer.”

Failure to complete the Merger could negatively impact our business and the market price of our Class A Common Stock, and substantial doubt may arise regarding our ability to continue as a going concern.

If the Merger is not completed for any reason, we will be subject to a number of material risks, including the following:

•

the disruption to our business resulting from the announcement of the signing of the Merger Agreement, the diversion of management’s attention from our day-to-day business and the substantial restrictions imposed by the Merger Agreement on the operation of our business during the period before the completion of the Merger may make it difficult for us to achieve our business goals if the Merger does not occur; and

•	the market price of our Class A Common Stock will likely decline to the extent that the current market price of our Class A Common Stock reflects a market assumption that the Merger will be completed.

If the Merger is not completed, we may be forced to explore all available alternatives, and substantial doubt may arise regarding the Company’s ability to continue as a going concern. If substantial doubt arises regarding the Company’s ability to continue as a going concern, the Company may have to liquidate its assets, and it may realize significantly less for its assets than the values at which they are carried on its financial statements. Excluding any financing by Sprint pursuant to the Note Purchase Agreement, the Company currently has capital resources that it believes to be sufficient to support its operations into approximately the fourth quarter of 2013. If the Merger is not completed, the Company may not be able to raise sufficient capital to continue its existing operations beyond that time. The Company cannot assure you that any actions that the Company takes would raise or generate sufficient capital to fully address the uncertainties of its financial position. In addition, our board of directors is actively considering whether to not make the June 1, 2013, interest payment on our approximately $4.5 billion of outstanding debt.

The Company may be unable to realize value from its assets and discharge its liabilities in the normal course of business. If the Company is unable to settle its obligations to its creditors or if it is unable to obtain financing to support continued satisfaction of its debt obligations, the Company would likely be in default under its existing notes and other contractual obligations and may need to pursue financial restructuring, which could include seeking protection under the provisions of the United States Bankruptcy Code. In that event, the Company may seek to reorganize its business, or a trustee appointed by the court may be required to liquidate its assets. In either of these events, whether the stockholders would receive any value for their shares or a value equal to or in excess of the Merger Consideration is highly uncertain. We can give you no assurance that, in the event the Company is required to liquidate under the United States Bankruptcy Code, stockholders would receive any value for their shares or value equal to or in excess of the Merger Consideration.

If the Merger is not completed, approval of the Charter Amendment Proposal and the NASDAQ Authorization Proposal has potential anti-takeover and dilutive effects.

If the Charter Amendment Proposal is approved by our stockholders, the number of authorized but unissued and unreserved shares of Common Stock available for future issuance will increase. In addition, if the NASDAQ Authorization Proposal is approved by our stockholders, we will be able to issue Common Stock equal to 20% or more of the Common Stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book value or market value of the stock for the purpose of exchanging the Notes we have issued to Sprint under the Note Purchase Agreement.

Although neither the Charter Amendment Proposal nor the NASDAQ Authorization Proposal are intended to have any anti-takeover effect, our stockholders should note that the availability of additional authorized and unissued shares of Common Stock could make any attempt to gain control of the Company or the Company’s Board of Directors more difficult or time consuming, and the availability of additional authorized and unissued shares might make it more difficult to remove management. Although the Board of Directors currently has no intention of doing so, shares of Common Stock could be issued by the Board of Directors to dilute the percentage of Common Stock owned by a significant stockholder and increase the cost of, or the number of, voting shares necessary to acquire control of the Board of Directors or to meet the voting requirements imposed by applicable law with respect to a merger or other business combinations involving the Company.

Prospective Financial Information

The Company does not as a matter of course make public projections as to future sales, earnings, or other results. However, the management of the Company has prepared the prospective financial information set forth below that was made available to the Special Committee, the Company’s board of directors and the Special Committee’s and the Company’s financial advisors in connection with the approval of the Merger Agreement. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of the Company’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments at the time of preparation, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of the Company at the time of preparation and have not been updated since they were prepared. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the prospective financial information.

Neither the Company’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The prospective financial information is subjective in many respects and reflects numerous judgments, estimates and assumptions that are inherently uncertain, many of which are beyond the Company’s control, including estimates and assumptions regarding industry performance and general business, economic, regulatory, market and financial conditions, as well as other future events. Important factors that may affect actual results and cause this information not to be accurate include, but are not limited to, risks and uncertainties relating to the Company’s business, our dependence on wholesale partners, suppliers and third-party service providers, competition, conflicts of interest, the regulatory environment, data security breaches, and capital adequacy and other factors described in “Cautionary Statement Concerning Forward-Looking Information” in this proxy statement and also described in the section entitled “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2012 and other risk factors detailed from time to time in the Company’s reports filed with the SEC and incorporated by reference in this proxy statement. In addition, the prospective financial information does not reflect any events that could affect the Company’s prospects, changes in general business or economic conditions or any other transaction or event that has occurred since, or that may occur and that was not anticipated at, the time the financial projections were prepared. The prospective financial information also covers multiple years and by its nature becomes subject to greater uncertainty with each successive year. Furthermore, and for the same reasons, this information should not be construed as commentary by the Company’s management as to how the Company’s management expects the Company’s actual results to compare to research analysts’ estimates. There can be no assurance that the prospective financial information is or will be accurate or that the Company’s future financial results will not vary, even materially, from this information. None of the Company, its affiliates, representatives or agents undertakes any obligation to update or otherwise to revise the prospective financial information to reflect circumstances existing or arising after the date such information was generated or to reflect the occurrence of future events, even if any or all of the underlying estimates and assumptions are shown to be in error.

Set forth below is prospective financial information based on two sets of financial projections of the Company for fiscal years 2012 through 2020 prepared by management of the Company: (1) the Single-Customer Case, which we refer to as the SCC, which assumes Sprint will remain the Company’s only major wholesale customer, and (2) the Multi-Customer Case, which we refer to as the MCC, which assumes the Company would achieve substantial non-Sprint network traffic from a second major wholesale partner beginning in 2014. The Company, however, does not expect to be able to obtain a second significant wholesale customer and has been unable to obtain a second significant wholesale customer in spite of its efforts to do so for the last two years. See “—Background of the Merger.”

Single-Customer Case											12-‘20 CAGR
	2011A	2012E	2013E	2014E	2015E	2016E	2017E	2018E	2019E	2020E
	(in millions)
Revenue	$1,253	$1,262	$1,191	$839	$1,211	$1,714	$2,101	$2,434	$2,749	$2,904	11.0%
Adjusted EBITDA (1)	$(305)	$(168)	$(267)	$(717)	$(387)	$106	$745	$1,287	$1,554	$1,640	NM
% Margin	NM	NM	NM	NM	NM	6.2%	35.5%	52.9%	56.5%	56.5%
Capital expenditures (2)	$220	$157	$293	$317	$154	$171	$238	$243	$279	$298	8.4%
Interest Expense	$(477)	$(514)	$(512)	$(511)	$(511)	$(510)	$(510)	$(510)	$(510)	$(510)	-0.1%
Free Cash Flow (3)	$(1,368)	$(624)	$(1,065)	$(1,545)	$(1,267)	$(641)	$(57)	$487	$725	$812	NM
Cash Shortfall (4)	$1,108	$828	$(301)	$(1,882)	$(3,181)	$(3,845)	$(3,932)	$(3,481)	$(2,794)	$(2,021)

Multi-Customer Case											12-‘20 CAGR
	2011A	2012E	2013E	2014E	2015E	2016E	2017E	2018E	2019E	2020E
	(in millions)
Revenue	$1,253	$1,262	$1,207	$1,082	$2,351	$3,905	$5,098	$6,145	$7,141	$7,447	24.8%
Adjusted EBITDA (1)	$(305)	$(168)	$(280)	$(482)	$748	$2,275	$3,696	$4,871	$5,763	$5,940	NM
% Margin	NM	NM	NM	NM	31.8%	58.3%	72.5%	79.3%	80.7%	79.8%
Capital expenditures (2)	$220	$157	$327	$294	$235	$390	$510	$614	$714	$745	21.5%
Interest Expense	$(477)	$(514)	$(512)	$(511)	$(511)	$(510)	$(510)	$(510)	$(510)	$(510)	-0.1%
Free Cash Flow (3)	$(1,368)	$(624)	$(1,113)	$(1,269)	$(389)	$1,200	$2,524	$2,184	$2,600	$2,768	NM
Cash Shortfall (4)	$1,108	$828	$(350)	$(1,654)	$(2,075)	$(898)	$1,596	$3,743	$6,306	$9,036

(1)	Adjusted EBITDA is defined as consolidated operating loss less depreciation and amortization expenses, non-cash expenses related to operating leases (towers, spectrum leases and buildings), stock-based compensation expense, loss from abandonment of network and other assets, charges for differences between recorded amounts and the results of physical counts, and charges for excessive and obsolete network equipment and CPE inventory.
(2)	Capital expenditures include expenditures for the improvement and maintenance of our existing networks and for the deployment of our LTE network.
(3)	Free Cash Flow is defined as Adjusted EBITDA less capital expenditures, changes in net working capital, cash taxes and interest.
(4)	Cash shortfall is defined as cumulative Free Cash Flow adjusted for estimated 2012 year end cash balance of $828 million, and assumes our debt is refinanced at maturity at existing rates and there is no incremental debt or other funding other than vendor financing.

There can be no assurance that any results reflected in any prospective financial information will be, or are likely to be, realized, or that the assumptions on which the prospective financial information is based will prove to be, or are likely to be, correct. You are cautioned not to place undue reliance on this information in making a decision as to whether to vote for the Merger Agreement Proposal or any of the other proposals in this proxy statement.

Interests of Certain Persons in the Merger

In considering the recommendation of the board of directors that you vote to approve the Merger Agreement Proposal and approve the other proposals described herein, you should be aware that our directors and officers, including the directors who made up the Special Committee, have interests in the Merger that are different from, or in addition to, your interests as a stockholder. The Special Committee and the board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by our stockholders. For the purposes of all of the agreements and plans described below, the completion of the transactions contemplated by the Merger Agreement will constitute a change in control.

Treatment of Clearwire Stock Options and Other Equity-Based Awards

Clearwire Stock Options

At the effective time of the Merger, each option to purchase shares of Class A Common Stock under any stock option plan or stock compensation plan, program or similar arrangement or any individual employment agreement, including, without limitation, the Stock Plans, outstanding and unexercised immediately prior to the effective time of the Merger, whether or not then vested, will be cancelled in exchange for the right to receive, in cash and for each share of our Common Stock subject to such option, the amount, if any, by which the Merger Consideration, without interest, exceeds the exercise price of such option, less applicable withholding taxes, which amount the Merger Agreement provides will be paid by the surviving corporation as promptly as reasonably practicable following the effective time of the Merger (and in all events no later than the later of (A) 10 business days following the effective time of the Merger and (B) the last day of the surviving corporation’s first regular payroll cycle following the closing of the Merger). Any such option with a per share exercise price equal to or greater than the Merger Consideration will be cancelled as of the effective time of the

Merger for no consideration. All outstanding options held by executive officers and directors have a per share exercise price greater than the Merger Consideration and will be cancelled as of the effective time of the Merger for no consideration.

Clearwire Director Restricted Stock Units

At the effective time of the Merger, each Director RSU will be cancelled in exchange for the right to receive a lump sum cash payment equal to the product of the Merger Consideration, without interest, and the number of shares of Class A Common Stock subject to such Director RSU. The Merger Agreement provides that all such payments with respect to each Director RSU will be made by the surviving corporation as promptly as reasonably practicable following the effective time of the Merger (and in all events no later than the later of (A) 10 business days following the effective time of the Merger and (B) the last day of the surviving corporation’s first regular payroll cycle following the closing of the Merger).

Clearwire Non-Director Restricted Stock Units

At the effective time of the Merger, each Unvested RSU (which was granted prior to December 17, 2012) will be converted into a Restricted Cash Account. At the effective time of the Merger, each holder of a Restricted Cash Account will receive a lump sum cash payment equal to 50% of the Restricted Cash Account balance, less applicable tax withholdings, by the surviving corporation which the Merger Agreement provides will be paid as promptly as reasonably practicable following the effective time of the Merger (and in all events no later than the later of (A) 10 business days following the effective time of the Merger and (B) the last day of the surviving corporation’s first regular payroll cycle following the closing of the Merger). The Merger Agreement provides that at and following the effective time of the Merger, the remaining balance of the Restricted Cash Account will vest and be paid, subject to the original terms and conditions of the corresponding Unvested RSU, on the earlier of:

•	the original vesting schedule in accordance with the terms set forth in the applicable award agreement to the corresponding Unvested RSU; or

•

the one year anniversary of the effective time of the Merger; provided, however, that the holder of a Restricted Cash Account will be paid the remaining balance in the Restricted Cash Account upon either the holder’s involuntary termination of employment without “Cause,” due to death or “Disability” or the holder’s resignation from employment with “Good Reason” (as such terms are defined in the Company’s 2010 Executive Continuity Plan if the holder is a participant in such plan, and for all other holders the terms “Cause” and Disability” will have the same meanings as provided under the Sprint 2007 Omnibus Incentive Plan and the term “Good Reason” will mean a relocation of the holder’s principal place of employment to a location more than fifty (50) miles from the holder’s principal place of employment immediately preceding such relocation); provided, further, that the Merger Agreement provides that all such payments will be made, less applicable tax withholdings, as promptly as reasonably practicable following the applicable payment date (and in all events no later than the later of (1) 3 business days following the applicable payment date and (2) the last day of the surviving corporation’s first regular payroll cycle following the applicable payment date).

Notwithstanding the foregoing, with respect to Unvested RSUs which are subject to Section 409A of the Code, at and following the effective time of the Merger, the Restricted Cash Account will be paid on the original schedule in accordance with the terms set forth in the applicable award agreement to the corresponding Unvested RSU; provided that any such awards will vest in accordance with the Merger Agreement to the extent such vesting schedule is more favorable to the holder of such Restricted Cash Account.

New Equity Grants

At the effective time of the Merger, each restricted stock unit granted after December 17, 2012 under a Stock Plan that is not a restricted stock unit held by a non-employee member of the Clearwire board of directors and that is outstanding immediately prior to the effective time of the Merger, each of which we refer to as an Unvested 2013 RSU, will be converted into a right to receive a cash payment equal to the product of the Merger Consideration, without interest, and the number of shares of Class A Common Stock subject to such Unvested 2013 RSU, each of which we refer to as a 2013 Restricted Cash Account. This 2013 Restricted Cash Account will be unvested and will vest and be paid out in accordance with the original vesting conditions of the award. A participant who does participate in our Executive Continuity Plan (as defined below) will vest and receive an enhanced pro rated portion of the 2013 Restricted Cash Account in the event of a termination of the participant’s employment by Clearwire without “Cause” by the participant for “Good Reason” or due to the participant’s death or Disability (as such terms are defined in the Executive Continuity Plan). The enhanced pro-ration means a credit of one extra year of service. Other than as described above, a participant who terminates employment will forfeit the unvested balance of the 2013 Restricted Cash Account.

At the effective time of the Merger, each restricted stock unit granted after December 17, 2012 under a Clearwire Stock Plan that is held by a non-employee member of the Clearwire board of directors, each of which we refer to as a 2013 Director RSU, will be cancelled in exchange for the right to receive a lump sum cash payment equal to a pro rated portion of the product of the Merger Consideration, without interest, and the number of shares of Class A Common Stock subject to such 2013 Director RSU, the pro rated portion equal to the percentage of the vesting of period of such award that is served by the director prior to the effective time of the Merger.

Stock Options and Restricted Share Units to be Cashed Out in the Merger

The following table sets forth, the number shares of Class A Common Stock of Clearwire and the number of restricted stock units held by directors and executive officers and the cash proceeds that each of Clearwire’s directors and executive officers would receive at the closing of the Merger in respect of the cash-out of equity-based awards assuming continued service after the Merger and assuming the closing of the Merger occurs on October 15, 2013.

	Unvested Equity Awards That Will Not Vest Upon Completion of the Merger		Unvested Equity Awards That Will Vest Upon Completion of the Merger		Vested Equity Awards and Owned Shares			Total Cash Payment With Respect to All Equity (1)
Executive Officers	Shares (2)	Value	Shares (3)	Value (4)	Shares		Value (5)
Prusch, Erik E.	1,430,976	$4,249,999	2,312,553	$7,743,282	618,934		$1,838,234	$13,831,515
Cochran, Hope F.	353,536	$1,050,002	674,915	$2,241,998	303,438		$901,211	$4,193,210
Draper, Dow	286,196	$850,002	474,653	$1,584,719	152,960		$454,291	$2,889,013
Ednie, Steve	138,048	$410,003	300,134	$991,398	66,271		$196,825	$1,598,225
Hodder, Broady R.	232,324	$690,002	494,841	$1,632,178	246,139		$731,033	$3,053,213
Saw, John C.B.	387,206	$1,150,002	701,545	$2,371,089	309,435		$919,022	$4,440,112
Stroberg, Don	235,691	$700,002	474,909	$1,585,480	581,218		$1,726,217	$4,011,699

Non-Employee Directors			Shares (3)	Value	Shares		Value (5)
Stanton, John W.			184,126	$546,854	4,751,943	(6)	$14,113,271	$14,660,125
Blessing, William R.			42,152	$125,191	89,330		$265,310	$390,502
Chatterley, Bruce A.			50,402	$149,694	71,080		$211,108	$360,802
Cinali, Mufit			42,152	$125,191	79,330		$235,610	$360,802
Collazo, Jose A.			33,652	$99,946	184,720		$548,618	$648,565
Eslambolchi, Hossein			42,152	$125,191	79,330		$235,610	$360,802
Gorton, Slade			150,613	$447,321	—		$—	$447,321
Hersch, Dennis S.			33,652	$99,946	126,720		$376,358	$476,305
McAndrews, Brian P.			33,652	$99,946	126,720	(7)	$376,358	$476,305
Rae, Kathleen H.			63,402	$188,304	109,543		$325,343	$513,647
Schell, Theodore H.			33,652	$99,946	146,720		$435,758	$535,705
Vogel, Jennifer L.			50,402	$149,694	71,080		$211,108	$360,802

(1)	All outstanding options have a per share exercise price greater than the Merger Consideration and will be cancelled as of the effective time of the Merger for no consideration.
(2)	These restricted stock units (RSUs) were granted on March 1, 2013 and will vest in four equal annual installments beginning on March 1, 2014. At the effective time of the merger, each of these RSUs will be converted into a right to receive a cash payment of $2.97 per share upon vesting, the aggregate amount of which we refer to as a 2013 Restricted Cash Account. The 2013 Restricted Cash Account will vest in accordance with the original vesting schedule of the RSUs, subject to partial accelerated vesting in the event of certain terminations of the reporting person’s employment.
(3)	This figure represents the unvested shares as of March 8, 2013 that were granted prior to December 17, 2012, and the prorated value of grants that were approved on March 1, 2013 that will vest upon effectiveness of the merger in a pro-rated amount based on days of service.
(4)	Comprised of full acceleration of stock options and RSUs, assumes a stock price of $2.97 and the target value of Performance RSUs granted on February 12, 2012 and to be released on March 1, 2014. The summary below shows the estimated value for such Performance RSUs. However, the number of shares subject to the Performance RSUs is not currently determinable. Mr. Prusch - $875,000; Ms. Cochran - $237,500; Mr. Draper - $175,000; Mr. Hodder - $162,500; Dr. Saw - $287,500; Mr. Stroberg - $175,000; Mr. Ednie - $100,000
(5)	Assumes a stock price of $2.97. Prior to closing, additional shares may become exercisable or be sold in ordinary course.
(6)	Includes 588,235 shares of Class A Common Stock issued in the name of CW Investments Holdings LLC, an affiliate of the stockholder, 100,000 shares of Class A Common Stock issued in the name of The Aven Foundation, 375,000 shares of Class A Common Stock issued in the name of The Stanton Family Trust, and 100 shares held in the name of the stockholder’s son. Mr. Stanton shares control of The Aven Foundation and disclaims beneficial ownership of the securities held by this entity. Mr. Stanton shares control of The Stanton Family Trust and disclaims beneficial ownership of these securities except to the extent of his pecuniary interest and investment control therein.
(7)	Includes 40 shares of Class A Common Stock issued in the name of LKM Investments LLC, an entity managed by the stockholder.

Executive Continuity Plan

Each executive officer participates in the Company’s 2010 Executive Continuity Plan, which will be referred to as the Executive Continuity Plan. Under the Executive Continuity Plan, Mr. Prusch, as Chief Executive Officer, would be entitled to receive cash severance payments equal to 200% of targeted annual compensation (base salary and target bonus), and the other continuing executive officers would be entitled to receive cash severance payments equal to 150% of targeted annual compensation (base salary and target bonus), if terminated by Clearwire without “Cause” or the executive officer terminates his or her employment with “Good Reason” (as defined in Mr. Prusch’s offer letter, and as defined in the Executive Continuity Plan for the other executive officers) (1) within twenty-four months following a “Change in Control” (as defined in the Executive Continuity Plan) of Clearwire or (2) in the period between the commencement of a Change in Control transaction and the closing of such transaction, if the termination event occurred due to the request or instruction of a third party attempting to effect a Change in Control. These executive officers would also be entitled to receive:

•	Accelerated vesting on all unvested equity grants, with one year to exercise vested options; and

•

Continuation of health care coverage, at no increased cost, for twenty-four months for Mr. Prusch, and for twelve months for the other executive officers, following termination, unless and until such time as an executive officer is otherwise eligible for health care coverage that is substantially similar in cost and in level of benefits provided, from a successor employer or otherwise.

To receive payments under the terms of the Executive Continuity Plan, an executive officer must execute a release and non-compete agreement with the Company upon termination of his or her employment with the length of the non-compete agreements corresponding to the amount of payments to be received. The cash payments would be paid out in regular installments over a two-year period for Mr. Prusch, and an eighteen month period for the other executive officers, which is equal to the term of the non-competition agreements to which the executive officers would be bound.

If the amounts payable to an executive officer under the Executive Continuity Plan result in the executive officer’s becoming liable for the payment of any excise taxes pursuant to Section 4999 of the Internal Revenue Code, the executive officer will receive the greater, on an after-tax basis, of (a) the severance benefits payable or (b) the maximum amount of severance benefits that can be paid without triggering the imposition of the Section 280G excise tax under the Internal Revenue Code.

The cash severance amounts payable to the named executive officers under the Executive Continuity Plan are described on the table under “Golden Parachute Compensation.” Using the same assumption as described on the table under “Golden Parachute Compensation,” the cash severance amounts payable to Don Stroberg and Steve Ednie (the other executive officers that are not named executive officers) under the Executive Continuity Plan are $804,375 and $576,367, respectively.

2013 Bonus

The 2013 bonus for executive officers may, in certain cases, be more favorable to certain of executive officers than our historic annual bonus program. Clearwire may establish a 2013 bonus plan with two 6-month performance periods. Clearwire will otherwise establish the performance measures, targets, maximums and performance award levels in the ordinary course of business consistent with past practices for the period from January 1, 2013 through June 30, 2013. If the closing of the Merger occurs prior to June 30, 2013, then the compensation committee of Clearwire’s board of directors may determine the actual achievement of the performance measure(s) based on the most recent forecast available at that time. Clearwire (or if the closing of the Merger has occurred, Sprint) will establish the performance measures, targets, maximums and performance award levels for the period from July 1, 2013 through December 31, 2013. The Merger Agreement provides that any bonuses earned under the 2013 bonus plan will be paid in the ordinary course of business consistent with past practice in 2014, but in no event later than February 15, 2014. The aggregate amount of bonus opportunities under the 2013 bonus plan will not exceed $18 million. To the extent an employee that is a participant in the Executive Continuity Plan resigns with “Good Reason” (as defined in the Executive Continuity Plan) or is involuntarily terminated by Sprint without “Cause” (as defined in the Executive Continuity Plan) or due to such employee’s death or “Disability” (as defined in the Executive Continuity Plan) before payment of any bonuses earned, and (A) if the employee is so terminated after the completion of a performance period, such employee will be entitled to payment of his actual performance bonus for such performance period, if such 2013 performance bonus has not yet been paid, and (B) if the employee is so terminated during a performance period, such employee will be entitled to payment of a pro-rata portion of his performance bonus at target payout, based on the number of days worked in such performance period through such employee’s termination date; in the case of (A) and (B) above, such payment will be made in all events no later than the later of (x) ten (10) business days following such employee’s termination of employment, and (y) the last day of the surviving corporation’s first regular payroll cycle following such termination of employment. An employee will be entitled to a payment pursuant to (A) and (B) above, if his termination occurs both during and after a performance period and he has not received any 2013 performance bonus payment at the time of his termination.

Indemnification; Directors’ and Officers’ Insurance

For a period of six years after the effective time of the Merger, pursuant to the Merger Agreement, the surviving corporation will continue the indemnification, expense advancement, and exculpation of our present and former officers and directors as provided in our Certificate of Incorporation or Bylaws or any other agreement in effect on December 17, 2012.

Clearwire Golden Parachute Compensation

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding certain compensation which each of the named executive officers of Clearwire may receive that is based on or that otherwise relates to the Merger, as described under “—Interests of Certain Persons in the Merger.” This compensation is referred to as “golden parachute” compensation. The “golden parachute” compensation payable to the named executive officers of Clearwire is subject to a non-binding advisory vote of Clearwire stockholders, as described under “Merger-Related Executive Compensation Arrangements.” Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement/prospectus. As a result, the actual amounts, if any, to be received by a named executive officer may differ from the amounts set forth below. In preparing the table, Clearwire made the following assumptions:

•	the closing of the Merger occurs on October 15, 2013, and

•

the employment of the named executive officers who are employed by Clearwire at the time of the Merger closing will terminate immediately after the Merger on October 15, 2013, either by Clearwire without cause or by the named executive officer for good reason.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)	Perquisites/ Benefits ($)(3)	Tax Reimbursement ($)(4)	Other ($)	Total ($)
Prusch, Erik E.	$3,046,495	$7,743,282	$0	$38,680	$0	$0	$10,828,457
Cochran, Hope F.	$1,113,946	$2,241,998	$0	$19,340	$0	$0	$3,375,284
Draper, Dow	$836,551	$1,570,760	$0	$19,340	$0	$0	$2,426,651
Hodder, Broady R.	$828,121	$1,632,178	$0	$19,340	$0	$0	$2,479,639
Saw, John C.B.	$1,127,421	$2,371,089	$0	$19,340	$0	$0	$3,517,849

(1)	The aggregate dollar value of a cash severance payment to Mr. Prusch is comprised of two times the sum of his annual base salary of $764,623.20 and target bonus of $764,623.20 as of March 8, 2013. The aggregate dollar value of a cash severance payment for Ms. Cochran is comprised of 1.5 times the sum of her annual base salary of $424,360.04 and target bonus of $318,270.03 as of March 8, 2013; the aggregate dollar value of a cash severance payment for Mr. Draper is comprised of 1.5 times the sum of his annual base salary of $338,000.00 and $219,700.00 as of March 8, 2013; the aggregate dollar value of a cash severance payment for Mr. Hodder is comprised of 1.5 times the sum of his annual base salary of $345,050.16 and target bonus of $207,030.10 as of March 8, 2013 and the aggregate dollar value of a cash severance payment for Dr. Saw is comprised of 1.5 times the sum of his annual base salary of $455,523.12 and target bonus of $296,090.03 as of March 8, 2013.
(2)	Comprised of full acceleration of stock spread and RSUs, assumes a stock price of $2.97 and the target value of Performance RSUs. The equity value for Mr. Prusch is comprised of the full acceleration value of stock spread and RSUs at $6,868,282 and the value of Performance RSUs deemed earned at 100% of target of $875,000. The equity value for Ms. Cochran is comprised of the full acceleration value of stock spread and RSUs of $2,004,498 and the value of Performance RSUs deemed earned at 100% of target of $237,500. The equity value for Mr. Draper is comprised of the full acceleration value of stock spread and RSUs of $1,395,760 and the value of Performance RSUs deemed earned at 100% of target of $175,000. The equity value for Mr. Hodder is comprised of the full acceleration value of stock spread and RSUs of $1,469,678 and the value of Performance RSUs deemed earned at 100% of target of $162,500. The equity value for Dr. Saw is comprised of the full acceleration value of stock spread and RSUs of $2,083,589 and the value of Performance RSUs deemed earned at 100% of target of $287,500.
(3)

The health and welfare benefit value is comprised of medical and dental coverage based on the rates as of January 1, 2013. The dollar value of Mr. Prusch's health and welfare benefit coverage is comprised of two times the annual medical rate of $17,605 plus the annual dental rate of $1,735. The dollar value of Ms. Cochran's health and welfare benefit coverage is comprised of one times the annual medical rate of $17,605 plus the annual dental rate of $1,735. The dollar value of Mr. Draper's health and welfare benefit coverage is comprised of one times the annual medical rate of $17,605 plus the annual dental rate of $1,735. The dollar value of Mr. Hodder's health and welfare benefit coverage is comprised of one times the annual medical rate of $17,605 plus the annual dental rate of $1,735. The dollar value of Dr. Saw's health and welfare benefit coverage is comprised of one times the annual medical rate of $17,605 plus the annual dental rate of $1,735.
(4)	None of the named executive officers are entitled to tax reimbursements.

Sprint Golden Parachute Compensation

Pursuant to the information required by Item 402(t) of Regulation S-K, the named executive officers of Sprint will not receive any compensation that is based on or otherwise relates to the Merger.

Intent to Vote in Favor of the Merger

Our directors and executive officers have informed us that, as of the date of this Proxy Statement, they intend to vote all of the shares of Common Stock owned directly by them in favor of the adoption of the Merger Agreement and each of the other proposals. As of April 2, 2013, the record date for the Special Meeting, our directors and current executive officers directly owned, in the aggregate, 8,111,404 shares of Common Stock entitled to vote at the Special Meeting, or collectively approximately 0.6% of the outstanding shares of Common Stock entitled to vote at the Special Meeting.

Special Committee Compensation

The board of directors approved a per-meeting fee of $2,000 for each in-person and telephonic meeting and a retainer fee of $40,000 for the chairman and $30,000 for the members of the Special Committee. Compensation of the Special Committee members was not and is not contingent on the Special Committee approving or recommending the Merger or any other strategic alternative or the consummation of the Merger or any other strategic alternative.

In deciding to approve the per-meeting fee, the Clearwire board of directors considered, among other things, the complexities inherent in the strategic financial alternatives to be considered and the time expected to be required by the Special Committee members, the need for the Special Committee to evaluate a variety of matters and the publicly-reported compensation of the special committees of the boards of directors of other companies.

Material United States Federal Income Tax Consequences of the Merger

The following discussion is a summary of material United States federal income tax consequences of the Merger to holders of shares of Class A Common Stock (other than shares held by Sprint, SoftBank, any of their respective affiliates and any stockholders who properly exercise their appraisal rights under Delaware law). This summary is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a holder of shares of Class A Common Stock in light of its particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any state, local or non-United States jurisdiction and does not consider any aspects of United States federal tax law other than income taxation, nor does it address any aspects of the unearned income Medicare contribution tax enacted pursuant to the Health Care and Education Reconciliation Act of 2010. This summary deals only with shares of Class A Common Stock held as capital assets (generally, property held for investment) within the meaning of Section 1221 of the United States Internal Revenue Code of 1986, as amended, which we refer to as the Code, and does not address tax considerations applicable to any holder of shares of Class A Common Stock that may be subject to special treatment under the United States federal income tax laws, including:

•	a bank or other financial institution;

•	a tax-exempt organization;

•	a retirement plan or other tax-deferred account;

•	a partnership, S corporation or other pass-through entity (or an investor in a partnership, S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a real estate investment trust;

•	a dealer or broker in stocks and securities or in currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a stockholder subject to the alternative minimum tax provisions of the Code;

•	a stockholder that received shares of Class A Common Stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that has a functional currency other than the United States dollar;

•	a person that holds shares of Class A Common Stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•	certain former United States citizens or long-term residents; and

•	a person that is or was a party to the Equityholders’ Agreement.

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds shares of Class A Common Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. Such holders should consult their own tax advisors regarding the tax consequences of exchanging shares of Class A Common Stock pursuant to the Merger.

This summary is based on the Code, the Treasury regulations promulgated under the Code, judicial authority, published administrative positions of the United States Internal Revenue Service, which we refer to as the IRS, and other applicable authorities, all as in effect as of the date of this proxy statement, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

The following summary is for general informational purposes only and is not a substitute for careful tax planning and advice. We urge you to consult your own tax advisor with respect to the specific tax consequences to you of the Merger in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or non-United States tax laws.

United States Holders

The following is a summary of the material United States federal income tax consequences that will apply to you if you are a United States Holder. For purposes of this discussion, the term United States Holder refers to a beneficial owner of Class A Common Stock that is, for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity or arrangement treated as a corporation for United States federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury regulations.

Payments with Respect to Class A Common Stock

The exchange of shares of Class A Common Stock for cash pursuant to the Merger will be a taxable transaction for United States federal income tax purposes. A United States Holder that receives cash for shares of Class A Common Stock pursuant to the Merger will recognize gain or loss, if any, equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares of Class A Common Stock exchanged therefor. Gain or loss will be determined separately for each block of Class A Common Stock (generally, shares of Class A Common Stock acquired at the same cost in a single transaction) held by such United States Holder. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such United States Holder’s holding period for shares of Class A Common Stock is more than one year at the time of the exchange. Long-term capital gain recognized by an individual holder is generally eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Backup Withholding Tax

Proceeds from the exchange of shares of Class A Common Stock pursuant to the Merger generally will be subject to backup withholding tax at the applicable rate (currently 28%) unless the applicable United States Holder or other payee provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed IRS Form W-9) or otherwise establishes an exemption from backup withholding tax. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding tax rules from a payment to a United States Holder will be allowed as a credit against that holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS. Each United States Holder should complete and sign the IRS Form W-9, which will be included with the letter of transmittal to be returned to the paying agent, to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Non-United States Holders

The following is a summary of material United States federal income tax consequences that will apply to you if you are a non-United States Holder. The term non-United States Holder refers to a beneficial owner of shares of Class A Common Stock that is, for United States federal income tax purposes, not a United States Holder.

The following discussion applies only to non-United States Holders, and assumes that no item of income, gain, deduction or loss derived by the non-United States Holder in respect of shares of Class A Common Stock at any time is effectively connected with the conduct of a United States trade or business. Special rules, not discussed herein, may apply to certain non-United States Holders, such as:

•	certain former citizens or residents of the United States;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	corporations that accumulate earnings to avoid United States federal income tax;

•	investors in pass-through entities that are subject to special treatment under the Code; and

•	non-United States Holders that are engaged in the conduct of a United States trade or business.

Payments with Respect to Class A Common Stock

Gain realized by a non-United States Holder on the exchange of shares of Class A Common Stock for cash in the Merger generally will not be subject to United States federal income tax, unless (i) the non-United States Holder is an individual who was present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met, in which case the holder will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on any gain from the exchange of shares of Class A Common Stock, net of applicable United States-source losses from sales or exchanges of other capital assets recognized by the holder during the year, or (ii) in certain circumstances, the Company is or has been a United States real property holding corporation for United States federal income tax purposes during the five years preceding the closing date of the Merger. The Company believes that it is not, and has not been during the applicable five-year period, a United States real property holding corporation.

Backup Withholding Tax

A non-United States Holder may be subject to backup withholding tax at the applicable rate (currently 28%) with respect to the proceeds from the disposition of shares of Class A Common Stock pursuant to the Merger, unless, generally, the non-United States Holder certifies under penalties of perjury on an appropriate IRS Form W-8 that such non-United States Holder is not a United States person, or the non-United States Holder otherwise establishes an exemption in a manner satisfactory to the paying agent. Each non-United States Holder should complete, sign and deliver to the paying agent (in the manner specified in the letter of transmittal) an appropriate IRS Form W-8 to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding tax rules generally will be allowed as a credit against the non-United States Holder’s United States federal income tax liability and may entitle the holder to a refund, provided the required information is timely furnished to the IRS.

The foregoing summary does not discuss all aspects of United States federal income taxation that may be relevant to particular holders of shares of Class A Common Stock. Each stockholder should consult its own tax advisor as to the particular tax consequences to it of exchanging its shares of Class A Common Stock for cash pursuant to the Merger under any federal, state, local or non-United States tax laws.

Financing of the Merger

The Merger is not subject to any financing condition. We anticipate that the total funds needed to complete the Merger will be approximately $2.2 billion. Sprint has informed us that it expects to fund this amount using cash on hand. At December 31, 2012, Sprint had cash, cash equivalents and short-term investments of $8.2 billion. If the Sprint-SoftBank Merger is consummated prior to the Merger, Sprint’s cash on hand is expected to reflect an additional cash infusion of $4.9 billion to be contributed by SoftBank at the effective time of the Sprint-SoftBank Merger.

Fees and Expenses

The estimated fees and expenses incurred or expected to be incurred by Clearwire in connection with the Merger are as follows:

Description	Amount
Financial advisory fee	$20,500,000
Legal fees and expenses	10,000,000
SEC filing fees	307,000
Printing, proxy solicitation and mailing costs	150,000
Miscellaneous	800,000

Total	$31,757,000

In addition, it is expected that Merger Sub and/or Sprint will incur approximately $25,000 in paying agent fees. It is also expected that Merger Sub and/or Sprint will incur approximately $13,200,000 of legal fees and other advisory fees.

Except as provided below in “The Merger Agreement—Expenses,” the Merger Agreement provides that each of Sprint, Merger Sub and Clearwire will pay all costs and expenses incurred by it in connection with the Merger Agreement.

Regulatory Approvals

The Communications Act requires the approval of the FCC, prior to any transfer of control of an entity holding certain types of licenses, leases and other authorizations issued by the FCC. Pursuant to the Merger Agreement, the consent of the FCC is a condition to the completion of the Merger.

On December 20, 2012, SoftBank, its indirect U.S. subsidiary Starburst II, Inc., which we refer to as Starburst II, and Sprint filed an amendment to supplement their applications filed on November 30, 2012, seeking consent to the transfer of control of, among other things, various wireless licenses and leases and authorizations held by Sprint, Clearwire and their respective subsidiaries to SoftBank and Starburst II, and a declaratory ruling that it is in the public interest for the foreign shareholders of SoftBank’s U.S. subsidiaries to hold foreign ownership and voting rights in Sprint and its post-transaction direct and indirect licensee subsidiaries in excess of certain benchmarks under the Communications Act.

In their application, SoftBank, Starburst II and Sprint claimed, among other things, that the Merger would result in numerous public interest benefits, including helping to provide the financial resources needed to transition Clearwire’s network to LTE technology, improving the wireless broadband services provided to Clearwire and Sprint customers and enabling Sprint to use Clearwire’s 2.5 GHz spectrum more effectively. In addition, SoftBank, Starburst II and Sprint claimed that the Merger would have no adverse competitive effects and that similarly, SoftBank’s indirect acquisition of a controlling interest in Clearwire raises no competitive concerns.

There are a number of outstanding procedural and substantive challenges to the pending Merger. In particular, there are two pending petitions for reconsideration of the FCC’s approval of Clearwire’s pro forma application permitting Sprint to reacquire de jure ownership control of Clearwire through Sprint’s acquisition of Clearwire stock held by Eagle River. Ten entities have also filed petitions, comments or ex parte letters regarding the pending FCC applications relating to the Merger. Most of the filing parties requested that the FCC deny the applications or, in the alternative, impose conditions on the Merger. On February 12, 2013 SoftBank, Starburst II and Sprint filed an opposition to those parties opposing the transactions. Reply comments were filed on February 25, 2013, completing the FCC pleading cycle.

There can be no assurance that all of the regulatory approvals described above will be obtained and, if obtained, there can be no assurance as to the timing of any approvals or the absence of any litigation challenging such approvals.

Litigation Relating to the Merger

Between December 12, 2012 and January 11, 2013, eight putative class action lawsuits related to the Merger were filed against some or all of the following: the Company, its directors, Sprint, Sprint HoldCo, Eagle River, Merger Sub and SoftBank.

The Company and the board of directors believe that the claims in these actions are without merit and intend to defend against them vigorously.

Crest Fin. v. Sprint Nextel Corp., et al, C.A. No. 8099-CS (Del. Ch. Ct.)

On or about December 12, 2012, Crest Financial Limited filed a putative class action lawsuit against the Company, its directors, Sprint, Sprint HoldCo and Eagle River, purportedly brought on behalf of the public stockholders of the Company, which action we refer to as the Crest Action. An amended complaint was filed on December 14, 2012, and a second amended complaint was filed on January 2, 2013. The Crest Action alleges that the directors of the Company breached their fiduciary duties in connection with the proposed transaction between Sprint and the Company, that Sprint and Eagle River breached duties owed to the Company’s public stockholders by virtue of their alleged status as controlling stockholders, including with respect to the Sprint-SoftBank Merger, and that the Company aided and abetted the alleged breaches of fiduciary duty by Sprint and Eagle River. The Crest Action also alleges that the Merger Consideration undervalues the Company, and that the controlling stockholders acted to enrich themselves at the expense of the minority stockholders. The Crest Action seeks to permanently enjoin the Sprint-SoftBank Merger, permanently enjoin the Merger, permanently enjoin Sprint from allegedly interfering with the Company’s plans to raise capital or sell its spectrum and to recover other compensatory damages.

On December 12, 2012 the plaintiff in the Crest Action filed a motion seeking an expedited trial. Following a hearing on January 10, 2013, the Court denied the motion to expedite. The Court also indicated that the various Delaware actions should be consolidated, and the parties have agreed to extend Clearwire’s time to respond to the complaints and discovery requests in connection with this action, as well as the below-referenced Delaware actions, pending the filing of a consolidated complaint.

On March 20, 2013, the Company received a letter from Crest Financial Limited demanding that the Company make available its stock ledger and list of stockholders for inspection and copying by Crest Financial Limited. The Company made materials available to Crest Financial Limited starting April 5, 2013.

Katsman v. Prusch et al, C.A. No. 8133-CS (Del. Ch. Ct.)

On or about December 20, 2012 stockholder Abraham Katsman filed a putative class action lawsuit in Delaware Chancery Court against the Company, its directors, Sprint and SoftBank, purportedly bought on behalf of the public stockholders of the Company, which action we refer to as the Katsman Action. The Katsman Action alleges that the directors of the Company breached their fiduciary duties in connection with the Merger, that Sprint breached duties owed to the Company’s public stockholders by virtue of its alleged status as controlling stockholder, and that SoftBank aided and abetted the alleged breaches of fiduciary duty by Sprint and the directors of the Company. The Katsman Action also alleges that the Merger Consideration undervalues the Company and that the Merger was negotiated pursuant to an unfair process. The Katsman Action seeks to enjoin the Merger and, should the Merger be consummated, rescission of the Merger, and to recover unspecified rescissory and compensatory damages.

Kuhnle v. Clearwire Corp. et al, No. 12-2-40219-1 SEA (Wash. Superior Ct., King Cty.)

On or about December 20, 2012 stockholder Joe Kuhnle filed a putative class action lawsuit in the Superior Court of Washington, King County against the Company and its directors, purportedly brought on behalf of the public stockholders of the Company, which action we refer to as the Kuhnle Action. The Kuhnle Action alleges that the directors of the Company breached their fiduciary duties in connection with the Merger, and that the Company aided and abetted the alleged breaches of fiduciary duty by the directors of the Company. The Kuhnle Action also alleges that the Merger Consideration undervalues the Company, that the Merger was negotiated pursuant to an unfair process, that the deal protection devices favor Sprint to the detriment of the public stockholders, and that the directors of the Company failed to make necessary disclosures in their public filings. The Kuhnle Action seeks a declaratory judgment that the Merger was entered into in breach of defendants’ fiduciary duties, a preliminary injunction preventing the Merger and, should the Merger be consummated, rescission of the Merger, and to recover unspecified rescissory and compensatory damages.

On January 11, 2013, plaintiff filed a motion for Limited Expedited Discovery along with an amended complaint. On January 18, 2013 the Company filed an opposition to plaintiff’s motion for Limited Expedited Discovery. The Court denied plaintiff’s motion for Limited Expedited Discovery on January 28, 2013, and ordered discovery to proceed in the ordinary course. On January 18, the Company filed a motion to Stay the Kuhnle Action in favor of the prior-filed Delaware actions. On January 25, 2013, plaintiff filed its opposition to the motion to stay, and, on January 31, 2013, the Company filed its reply. The Court granted the motion to Stay on February 11, 2013, ordering that the Kuhnle Action be stayed pending the resolution of the Delaware action Crest Financial Limited v. Sprint Nextel Corp. et al, C.A. No. 8099-CS, referenced above. The Court required that defendants in the Kuhnle Action note a motion for status review on September 9, 2013. Pursuant to a joint stipulation filed on March 1, 2013, the Washington actions (including those referenced below) are consolidated and defendants need not respond to any complaint filed or discovery request served in the Washington actions during the pendency of the stay.

Millen v. Clearwire Corp. et al, No. 12-2-40220-5 SEA (Wash. Superior Ct., King Cty.)

On or about December 20, 2012, stockholder Doug Millen filed a putative class action lawsuit in the Superior Court of Washington, King County against the Company and its directors, purportedly brought on behalf of the public stockholders of the Company, which action we refer to as the Millen Action. The Millen Action alleges that the directors of the Company breached their fiduciary duties owed to the Company’s public stockholders in connection with the Merger, and that the Company aided and abetted the alleged breaches of fiduciary duty by the directors of the Company. The Millen Action also alleges that the Merger Consideration undervalues the Company, that the Merger was negotiated pursuant to an unfair process, that the deal protection devices favor Sprint to the detriment of the public stockholders, and that the directors of the Company failed to make necessary disclosures in connection with the announcement of the transaction. The Millen Action seeks a declaratory judgment that the Merger was entered into in breach of defendants’ fiduciary duties, an injunction preventing the Merger, and rescission of the Merger to the extent it has already been consummated.

Feigeles v. Clearwire Corp. et al, C.A. No. 8157-CS (Del. Ch. Ct.)

On or about December 28, 2012, stockholder Kenneth L. Feigeles filed a putative class action lawsuit in Delaware Chancery Court against the Company, its directors, Sprint, Merger Sub and Eagle River, purportedly brought on behalf of the public stockholders of the Company, which action we refer to as the Feigeles Action. The Feigeles Action alleges that the directors of the Company breached their fiduciary duties in connection with the Merger, that Sprint breached duties owed to the Company’s public stockholders by virtue of its alleged status as controlling stockholder, and that the Company, Sprint, Merger Sub and Eagle River aided and abetted the alleged breaches of fiduciary duty by Sprint and the directors of the Company. The Feigeles Action also alleges that the Merger Consideration undervalues the Company, and that the Merger was negotiated pursuant to an unfair process. The Feigeles Action seeks to enjoin the Merger and, should the Merger be consummated, to rescind the Merger, and it seeks unspecified rescissory and compensatory damages.

Litwin v. Sprint Nextel Corp. et al, C.A. No. 8158-CS (Del. Ch. Ct.)

On or about December 28, 2012, stockholder Joan Litwin filed a putative class action lawsuit in Delaware Chancery Court against the Company, its directors, Sprint, Sprint HoldCo and Eagle River, purportedly brought on behalf of the public stockholders of the Company, which action we refer to as the Litwin Action. The Litwin Action alleges that the directors of the Company breached their fiduciary duties in connection with the Merger, that Sprint and Eagle River breached duties owed to the Company’s public stockholders by virtue of their alleged status as controlling stockholders, and that the Company aided and abetted the alleged breaches of fiduciary duty by Sprint, Eagle River and the directors of the Company. The Litwin Action also alleges that the Merger Consideration undervalues the Company, that Sprint is using its position as controlling stockholder to obtain Clearwire’s spectrum for itself to the detriment of the public stockholders, and that the directors of the Company allowed the Company to stagnate in order to benefit Sprint and Eagle River. The Litwin Action seeks to enjoin the Merger, to enjoin Sprint from interfering with Clearwire’s build-out plans or any future sale of spectrum, and also unspecified compensatory damages.

Rowe v. Clearwire Corp. et al, No. 12-2-41432-7 SEA (Wash. Superior Ct., King Cty.)

On or about December 31, 2012, stockholder Clinton Rowe filed a putative class action lawsuit in the Superior Court of Washington, King County against the Company, its directors, Sprint and Merger Sub, purportedly brought on behalf of the public stockholders of the Company, which action we refer to as the Rowe Action. The Rowe Action alleges that Sprint and the directors of the Company breached their fiduciary duties in connection with the Merger, and that the Company, Sprint and Merger Sub aided and abetted the alleged breaches of fiduciary duty by the directors of the Company. The Rowe action also alleges that the Merger Consideration undervalues the Company, that the Merger was negotiated pursuant to an unfair process, and that the directors of the Company did not protect the Company against numerous conflicts of interest. The Rowe Action seeks a declaratory judgment that the Merger was entered into in breach of defendants’ fiduciary duties, an injunction preventing the Merger, rescission of the transaction to the extent it has already been implemented, and the imposition of a constructive trust in favor of the plaintiff class upon any benefits improperly received by defendants.

DeLeo v. Schell et al, C.A. No. 8176-CS (Del. Ch. Ct.)

On or about January 3, 2013, stockholder David DeLeo filed a putative class action lawsuit in Delaware Chancery Court against the Company, its directors, Sprint and Merger Sub, purportedly brought on behalf of the public stockholders of the Company, which action we refer to as the DeLeo Action. The DeLeo Action alleges that the directors of the Company breached their fiduciary duties in connection with the Merger, that Sprint breached duties owed to the Company’s public stockholders by virtue of its alleged status as controlling stockholder, and that the Company and Merger Sub aided and abetted the alleged breaches of fiduciary duty by Sprint and the directors of the Company. The DeLeo Action also alleges that the Merger Consideration undervalues the Company, that Sprint and the directors of the Company misappropriated non-public information that was not disclosed to the plaintiffs, and that the Merger was negotiated pursuant to an unfair process. The DeLeo Action seeks a declaratory judgment that the proposed transaction between Sprint and the Company was entered into in breach of Sprint’s fiduciary duties, an injunction preventing the proposed transaction between Sprint and the Company and, should the Merger be consummated, to rescind the Merger, and it seeks unspecified rescissory and compensatory damages.

Effective Time of Merger

The closing of the Merger is expected to take place no later than the third business day following the date on which the last of the conditions to the closing of the Merger (described in “The Merger Agreement—Conditions to the Completion of the Merger”) has been satisfied or waived (other than the conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the satisfaction or written waiver of those conditions).

The effective time of the Merger will occur as soon as practicable following the closing of the Merger upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date as we and Sprint may agree and specify in the certificate of merger).

Payment of Merger Consideration and Surrender of Stock Certificates

Each record holder of shares of our Class A Common Stock (other than Sprint, SoftBank, any of their respective affiliates and any stockholders who properly exercise their appraisal rights under Delaware law) will receive promptly after the completion of the Merger a letter of transmittal describing how such holder may exchange shares of our Class A Common Stock for the Merger Consideration.

You should not return your stock certificates with the enclosed WHITE proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the Merger Consideration for your shares of Class A Common Stock until you deliver a duly completed and executed letter of transmittal to the paying agent. If your shares are certificated, you must also surrender your stock certificate or certificates to the paying agent. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required to evidence and effect transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable. With respect to shares of our Class A Common Stock held by The Depository Trust Company, which we refer to as DTC, the paying agent will transmit to DTC an amount in cash in immediately available funds equal to the number of shares of our Class A Common Stock held of record by DTC immediately prior to the effective time, multiplied by the Merger Consideration. DTC will then appropriately credit the accounts of the holders of our Class A Common Stock that is held by DTC.

Provisions for Unaffiliated Security Holders

No provision has been made to grant Clearwire’s stockholders, other than Sprint or its affiliates or pursuant to the terms of the Equityholders’ Agreement, access to the corporate files of Clearwire or any other party to the Merger or to obtain counsel or appraisal services at the expense of Clearwire or any other such party.

Accounting Treatment

The Merger will be accounted for as a purchase transaction with Sprint as the accounting acquirer for financial accounting purposes, which will include adjusting each asset and liability of Clearwire to fair value and the consolidation of Clearwire with Sprint.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the “Summary Term Sheet” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, all of which you should read carefully. See “Where You Can Find More Information.”

Q.	Why am I receiving this document?

A.	The Company has agreed to be acquired by Sprint pursuant to the terms of the Merger Agreement described in this proxy statement. A copy of the Merger Agreement, as well as an amendment thereto, are attached to this proxy statement as Annexes A-1 and A-2. The Special Committee has unanimously determined that the Merger is advisable, is substantively and procedurally fair to, and is in the best interests of our unaffiliated stockholders. The Special Committee made its determination after consultation with its independent legal and financial advisors and consideration of a number of factors. Upon such recommendations, the board of directors of the Company has unanimously determined that the Merger is advisable, is substantively and procedurally fair to, and in the best interest of our unaffiliated stockholders. The board of directors of the Company has also unanimously approved and declared advisable the Merger Agreement and resolved to recommend that the stockholders adopt the Merger Agreement and approve the other proposals discussed below. The board of directors made its recommendation after consultation with its legal and financial advisors and consideration of a number of factors, including the recommendation of the Special Committee. The Company is holding the Special Meeting so that our stockholders may vote with respect to the Merger Agreement Proposal, the Charter Amendment Proposal and the NASDAQ Authorization Proposal among other matters.

The Company is soliciting proxies for the Special Meeting. You are receiving this proxy statement because you own shares of our Common Stock. This proxy statement contains important information about the proposed transaction and the Special Meeting, and you should read it carefully. The enclosed proxy allows you to vote your shares of our Common Stock without attending the Special Meeting in person.

Your vote is extremely important, and we encourage you to submit your proxy as soon as possible. For more information on how to vote your shares of our Common Stock, please see the section of this proxy statement entitled “The Special Meeting.”

Q.	What is the proposed transaction and what effects will it have on the Company?

A.	The proposed transaction is the acquisition by Sprint of all of the Company’s Common Stock that Sprint and its affiliates do not already own pursuant to the Merger Agreement. If the Merger Agreement Proposal is approved by our stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub, a wholly-owned subsidiary of Sprint, will merge with and into the Company and the Company will continue as the surviving corporation. We refer to this transaction as the Merger. As a result of the Merger, the Company will become a wholly-owned subsidiary of Sprint and will no longer be a publicly-held corporation. In addition, as a result of the Merger, our Class A Common Stock will be delisted from NASDAQ and deregistered under the Exchange Act, we will no longer file periodic reports with the SEC on account of our Class A Common Stock, and you will no longer have any interest in our future earnings or growth.

In connection with the Merger Agreement, Clearwire, Clearwire Communications and Clearwire Finance also entered into the Note Purchase Agreement with Sprint, pursuant to which Sprint has agreed to purchase the Notes from us at our request, but subject to the conditions set forth in the Note Purchase Agreement. In order to allow Clearwire to request the full amount of potentially available financing provided by Sprint pursuant to the Note Purchase Agreement, you will also be asked to approve the Charter Amendment Proposal and the NASDAQ Authorization Proposal.

Q.	What will I receive if the Merger is completed?

A.	Upon completion of the Merger, you will be entitled to receive the Merger Consideration for each share of our Class A Common Stock that you own, unless you properly exercise, and do not withdraw, your appraisal rights under the DGCL with respect to such shares. For example, if you own 100 shares of our Class A Common Stock, you will receive $297.00 in cash in exchange for your 100 shares of our Class A Common Stock, less any applicable withholding taxes. Upon consummation of the Merger, you will not own any shares of the capital stock of the surviving corporation.

Q.	How does the Merger Consideration compare to the market price of the Company’s Class A Common Stock prior to the announcement of the Merger?

A.	The Merger Consideration represents approximately a 128.5% premium to the closing share price of the Company’s Class A Common Stock the day before discussions between Sprint and SoftBank were first confirmed in the marketplace on October 11, 2012, with Clearwire speculated to be a part of that transaction; and, approximately a 40.1% premium to the closing price the day before our receipt of Sprint’s initial $2.60 per share non-binding indication of interest on November 21, 2012.

Q.	When do you expect the Merger to be completed?

A.	We are using our reasonable best efforts to complete the Merger as promptly as practicable. Assuming timely satisfaction of necessary closing conditions, we anticipate that the Merger will be completed by mid-2013. If our stockholders vote to approve the Merger Agreement Proposal, the Merger will become effective as promptly as practicable following the satisfaction or written waiver of the other conditions to the Merger.

Q.	What happens if the Merger is not completed?

A.	If the Merger Agreement Proposal is not approved by our stockholders or if the Merger is not completed for any other reason, our stockholders will not receive any payment for their shares of our Class A Common Stock in connection with the Merger. Instead, the Company will remain a public company and the Class A Common Stock will continue to be listed and traded on NASDAQ, so long as the Company continues to meet the applicable listing requirements. Under certain circumstances described in “The Merger Agreement—Sprint Termination Fee,” if Sprint terminates the Merger Agreement or if the Merger is not consummated by the Outside Date (as it may be extended in certain circumstances), Sprint is required to pay a termination fee of $120 million to Clearwire, which will be satisfied by the cancellation of an equal amount of the Notes issued under the Note Purchase Agreement and, under certain circumstances described in “The Merger Agreement—Sprint Termination Fee,” the termination of the Merger Agreement may require Sprint to pay to Clearwire Communications a wireless broadband services prepayment in the amount of $100 million. If the Merger is not completed, we may be forced to explore all available alternatives, including financial restructuring, which could include seeking protection under the provisions of the United States Bankruptcy Code. Excluding any financing by Sprint pursuant to the Note Purchase Agreement, the Company currently has capital resources that it believes to be sufficient to support its operations into approximately the fourth quarter of 2013. If the Merger is not a completed, the Company may not be able to raise sufficient capital to continue its existing operations beyond that time. We can give you no assurance that in a restructuring you would receive any value for your shares or value equal to or in excess of the Merger Consideration. For more information, see “Special Factors—Considerations Relating to the Merger; Certain Effects on the Company if the Merger is not Completed—Failure to complete the Merger could negatively impact our business and the market price of our Class A Common Stock, and substantial doubt may arise regarding our ability to continue as a going concern.”

In addition, if the Merger Agreement is terminated because it is not adopted by our stockholders, and either the Sprint-SoftBank Merger has been consummated or the Sprint-SoftBank Merger has been terminated in order for Sprint to enter into an alternative transaction with respect to the Sprint-SoftBank Merger and such alternative transaction has been consummated, then Sprint will increase its majority stake in the Company to approximately 63.1% pursuant to the Agreement Regarding Right of First Offer. In such case, pursuant to the Agreement Regarding Right of First Offer, each Voting Agreement Stockholder will offer to sell to Sprint HoldCo, and Sprint HoldCo will purchase all of the equity securities of Clearwire and Clearwire Communications that such Voting Agreement Stockholder owns at a price per share of Class A Common Stock and Class B Common Stock (together with each corresponding equity security in Clearwire Communications) equal to the Merger Consideration, as more fully described in “The Agreement Regarding Right of First Offer.”

Q.	What happens if our stockholders do not approve the Charter Amendment Proposal or the NASDAQ Authorization Proposal?

A.	If our stockholders fail to approve the Charter Amendment Proposal or the NASDAQ Authorization Proposal, we will only be able to request up to approximately $503 million or $410 million, respectively, of the financing provided by Sprint under the Note Purchase Agreement and, as a result, we may not have sufficient funds to meet our operating and capital expenditure needs in the near term.

Q.	Is the Merger expected to be taxable to me?

A.	The exchange of shares of Class A Common Stock for cash pursuant to the Merger will be a taxable transaction to United States Holders (as defined in “Special Factors—Material United States Federal Income Tax Consequences of the Merger” above) for United States federal income tax purposes. A United States Holder will recognize taxable gain or loss, measured by the difference, if any, between the amount of cash received by the holder in the Merger, and the adjusted tax basis of the Class A Common Stock surrendered in exchange therefor. A non-United States Holder (as defined in “Special Factors—Material United States Federal Income Tax Consequences of the Merger”) generally will not be subject to United States federal income tax on the exchange of shares of Class A Common Stock for cash pursuant to the Merger, but may be subject to United States backup withholding unless the non-United States Holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding. Stockholders should read “Special Factors—Material United States Federal Income Tax Consequences of the Merger” above. Stockholders should also consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any United States federal non-income, state, local and non-United States tax laws) of the Merger.

Q:	Do any of the Company’s directors or officers have interests in the Merger that may differ from or be in addition to my interests as a stockholder?

A:	Yes. In considering the recommendation of the board of directors that you vote to approve the adoption of the Merger Agreement and approve the other proposals described herein, you should be aware that our directors and officers, including the directors that made up the Special Committee, have interests in the Merger that are different from, or in addition to, your interests as a stockholder. The Special Committee and the board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by our stockholders. See “Special Factors—Interests of Certain Persons in the Merger” and “Special Factors—Interest of the Special Committee.”

Q.	When and where is the Special Meeting?

A.	The Special Meeting of stockholders of the Company will be held on , 2013, at 9:00 a.m., Pacific Daylight Time at .

Q.	What am I being asked to vote on at the Special Meeting?

A.	You are being asked to consider and vote on the following:

•	a proposal to adopt the Merger Agreement, which we refer to as the Merger Agreement Proposal.

•

proposals to amend the Certificate of Incorporation to (a) increase the Company’s authorized shares of Class A Common Stock, by 1,019,162,522 shares, which we refer to as the Class A Common Stock Charter Amendment Proposal, and (b) increase the Company’s authorized shares of Class B Common Stock, by 1,019,162,522 shares, which we refer to as the Class B Common Stock Charter Amendment Proposal and collectively with the Class A Common Stock Charter Amendment Proposal as the Charter Amendment Proposal. The approval of both the Class A Common Stock Charter Amendment Proposal and the Class B Common Stock Charter Amendment Proposal is required to approve the adoption of the Charter Amendment Proposal. Each of the proposals comprising the Charter Amendment Proposal is cross-conditioned upon the approval by our stockholders of the other proposal comprising the Charter Amendment Proposal. Neither the Class A Common Stock Charter Amendment Proposal nor the Class B Common Stock Charter Amendment Proposal will be deemed approved unless both of them are approved.

•

proposals to authorize the issuance of (a) the Class A Common Stock, which we refer to as the Class A Common NASDAQ Authorization Proposal, and (b) the Class B Common Stock, which we refer to as the Class B Common NASDAQ Authorization Proposal, that may be issued upon (i) exchange of the Notes or (ii) with respect to the Class A Common Stock, upon exchange of the Class B Interests, issued upon exchange of the Notes in accordance with Rule 5635(d) of the NASDAQ Listing Rules, which we refer to collectively as the NASDAQ Authorization Proposal. The approval of both the Class A Common Stock NASDAQ Authorization Proposal and the Class B Common Stock NASDAQ Authorization Proposal is required to approve the adoption of the NASDAQ Authorization Proposal. Each of the proposals comprising NASDAQ Authorization Proposal is cross-conditioned upon the approval by our stockholders of the other proposal comprising the NASDAQ Authorization Proposal. Neither the Class A Common Stock NASDAQ Authorization Proposal nor the Class B Common Stock NASDAQ Authorization Proposal will be deemed approved unless both of them are approved.

•

a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement Proposal, the Charter Amendment Proposal or the NASDAQ Authorization Proposal, which we refer to as the Adjournment Proposal.

•	a non-binding proposal regarding certain Merger-related executive compensation arrangements, which we refer to as the Golden Parachute Proposal.

Q.	What vote is required for the Company’s stockholders to approve the Merger Agreement Proposal?

A.	Pursuant to the terms of the Merger Agreement, the approval of the Merger Agreement Proposal requires the affirmative vote of the holders of at least 75% of the outstanding shares of our Common Stock entitled to vote thereon, voting as a single class, and, in accordance with the requirements of a “Qualifying Purchase” under the Equityholders’ Agreement, the holders of at least a majority of the outstanding shares of our Common Stock not held by Sprint, SoftBank or any of their respective affiliates, voting as a single class.

Because this vote is based upon the total number of outstanding shares of our Common Stock, failing to submit a proxy or to vote in person at the Special Meeting, abstaining from the vote or failing to provide your bank, broker or other nominee with instructions as to how to vote your shares will each have the same effect as a vote cast against the Merger Agreement Proposal.

Approval of the Merger Agreement Proposal is independent of approval of the Charter Amendment Proposal, and each of these approvals is also independent of approval of the NASDAQ Authorization Proposal. However, if the Merger Agreement Proposal is not approved by our stockholders, the Note

Purchase Agreement will automatically terminate and after such termination we will not be able to request any financing from Sprint under the Note Purchase Agreement, whether or not our stockholders approve the Charter Amendment Proposal or the NASDAQ Authorization Proposal.

Q.	What vote is required for the Company’s stockholders to approve the Charter Amendment Proposal?

A.	Pursuant to the terms of the Merger Agreement and the Note Purchase Agreement, the approval of the Charter Amendment Proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of our Common Stock entitled to vote thereon, voting as a single class, and the holders of at least a majority of the outstanding shares of our Common Stock not held by Sprint, SoftBank or any of their respective affiliates, voting as a single class.

Because this vote is based upon the total number of outstanding shares of our Common Stock, failing to submit a proxy or to vote in person at the Special Meeting, abstaining from the vote or failing to provide your bank, broker or other nominee with instructions as to how to vote your shares will each have the same effect as a vote cast against the Charter Amendment Proposal. The approval of both the Class A Common Stock Charter Amendment Proposal and the Class B Common Stock Charter Amendment Proposal is required to approve the adoption of the Charter Amendment Proposal. Each of the proposals comprising the Charter Amendment Proposal is cross-conditioned upon the approval by our stockholders of the other proposal comprising the Charter Amendment Proposal. Neither the Class A Common Stock Charter Amendment Proposal nor the Class B Common Stock Charter Amendment Proposal will be deemed approved unless both of them are approved.

Approval of the Charter Amendment Proposal is independent of approval of the Merger Agreement Proposal, and each of these approvals is also independent of approval of the NASDAQ Authorization Proposal. However, if the Merger Agreement Proposal is not approved by our stockholders, the Note Purchase Agreement will automatically terminate and after such termination we will not be able to request any financing from Sprint under the Note Purchase Agreement, whether or not our stockholders approve the Charter Amendment Proposal or the NASDAQ Authorization Proposal.

Q.	What vote is required for the Company’s stockholders to approve the NASDAQ Authorization Rules?

A.	Pursuant to the terms of the Merger Agreement and the Note Purchase Agreement, the approval of the NASDAQ Authorization Proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of our Common Stock entitled to vote thereon, voting as a single class, and the holders of at least a majority of the outstanding shares of our Common Stock not held by Sprint, SoftBank or any of their respective affiliates, voting as a single class.

Because this vote is based upon the total number of outstanding shares of our Common Stock, failing to submit a proxy or to vote in person at the Special Meeting, abstaining from the vote or failing to provide your bank, broker or other nominee with instructions as to how to vote your shares will each have the same effect as a vote cast against the NASDAQ Authorization Proposal. The approval of both the Class A Common Stock NASDAQ Authorization Proposal and the Class B Common Stock NASDAQ Authorization Proposal is required to approve the adoption of the NASDAQ Authorization Proposal. Each of the proposals comprising the NASDAQ Authorization Proposal is cross-conditioned upon the approval by our stockholders of the other proposal comprising the NASDAQ Authorization Proposal. Neither the Class A Common Stock NASDAQ Authorization Proposal nor the Class B Common Stock NASDAQ Authorization Proposal will be deemed approved unless both of them are approved.

Approval of the NASDAQ Authorization Proposal is independent of approval of the Merger Agreement Proposal, and each of these approvals is also independent of approval of the Charter Amendment Proposal. However, if the Merger Agreement Proposal is not approved by our stockholders, the Note Purchase Agreement will automatically terminate and after such termination we will not be able to request any financing from Sprint under the Note Purchase Agreement, whether or not our stockholders approve the Charter Amendment Proposal or the NASDAQ Authorization Proposal.

Q.	What vote is required for the Company’s stockholders to approve the Adjournment Proposal?

A.	Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote thereon at the Special Meeting, whether or not a quorum is present.

Because this vote is based upon the total number of our outstanding shares of our Common Stock present in person or represented by proxy and entitled to vote thereon at the Special Meeting, whether or not a quorum is present, failing to vote will not have any effect on the Adjournment Proposal. Abstaining from the vote, however, will have the same effect as a vote cast against the Adjournment Proposal.

Q.	What vote is required for the Company’s stockholders to approve the Golden Parachute Proposal?

A.	Approval of the Golden Parachute Proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote thereon at the Special Meeting.

Because this vote is based upon the total number of our outstanding shares of our Common Stock present in person or represented by proxy and entitled to vote thereon at the Special Meeting failing to vote will not have any effect on the Golden Parachute Proposal. Abstaining from the vote, however, will have the same effect as a vote cast against the proposal.

Q.	How does the board of directors recommend that I vote?

A.	The board of directors unanimously recommends that you vote

•	“FOR” the Merger Agreement Proposal,

•	“FOR” the Charter Amendment Proposal,

•	“FOR” the NASDAQ Approval Proposal,

•	“FOR” the Adjournment Proposal, and

•	“FOR” the Golden Parachute Proposal.

Q.	Who can vote at the Special Meeting?

A.	Stockholders of record as of the close of business on April 2, 2013, the record date for the Special Meeting, are entitled to receive notice of, and to vote at, the Special Meeting. Each record holder of shares of our Common Stock as of the Record Date is entitled to cast one vote on each matter properly brought before the Special Meeting for each share of Common Stock that such holder owns as of the Record Date.

Q.	What is a quorum?

A.	A majority of the shares of our Common Stock outstanding at the close of business on the Record Date and entitled to vote, present in person or represented by proxy, at the Special Meeting constitutes a quorum for the purposes of the Special Meeting. Abstentions and broker non-votes, if any, are counted as present for the purpose of establishing a quorum.

Sprint beneficially owns approximately 50.2% of our outstanding Common Stock entitled to vote at the Special Meeting, and has agreed to vote all of its shares of our Common Stock (and to cause each of its controlled affiliates to vote their shares of our Common Stock, if any) in favor of the Merger Agreement

Proposal, the Charter Amendment Proposal and the NASDAQ Authorization Proposal. In addition, Comcast, Bright House, Intel and certain of their respective affiliates beneficially own approximately 13.0% of our outstanding Common Stock entitled to vote at the Special Meeting, and as described in “The Voting and Support Agreement” have also agreed to vote all of their shares of our Common Stock in favor of the Merger Agreement Proposal, the Charter Amendment Proposal, the NASDAQ Authorization Proposal and the Adjournment Proposal. As a result of the commitments of Sprint and these stockholders to participate in the Special Meeting, we expect:

•	that a quorum will be present at the Special Meeting; and

•

that the holders of at least a majority of the outstanding shares of Clearwire’s Common Stock entitled to vote thereon, voting as a single class, will approve the Charter Amendment Proposal and NASDAQ Authorization Proposal.

Q.	How do I vote?

A.	If you are a stockholder of record as of the Record Date, you may vote your shares on matters presented at the Special Meeting in any of the following ways:

•	in person—you may attend the Special Meeting and cast your vote there;

•	by proxy—stockholders of record have a choice of voting by proxy:

•	over the Internet (the website address for Internet voting is printed on your WHITE proxy card);

•	by using the toll-free telephone number noted on your WHITE proxy card; or

•	by signing, dating and returning the enclosed WHITE proxy card in the accompanying prepaid reply envelope.

If you are a beneficial owner of shares of our Common Stock as of the Record Date, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the Special Meeting, you must have a legal proxy from your bank, brokerage firm or other nominee.

The control number located on your WHITE proxy card is designed to verify your identity and allow you to vote your shares of our Common Stock, and to confirm that your voting instructions have been properly recorded when submitting a proxy over the Internet or by telephone.

Please note that if you attend the Special Meeting in person, cameras, recording devices, cell phones and certain other electronic devices will not be permitted at the Special Meeting.

Q.	What is the difference between being a “stockholder of record” and a “beneficial owner”?

A.	If your shares of our Common Stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares of Common Stock, the “stockholder of record.” In that case, this proxy statement, and your WHITE proxy card, have been sent directly to you by the Company.

If your shares of Common Stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of our Common Stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee which may be, with respect to those shares of Common Stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee as to how to vote your shares of Common Stock by following their instructions for voting.

Q.	If my shares of the Company’s Common Stock are held in street name by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares of Common Stock for me?

A.	Your bank, brokerage firm or other nominee will only be permitted to vote your shares of our Common Stock if you instruct your bank, brokerage firm or other nominee as to how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of our Common Stock. If you do not instruct your bank, brokerage firm or other nominee as to how to vote your shares of our Common Stock, your shares of our Common Stock will not be voted and it will have the same effect as a vote cast against the Merger Agreement Proposal, the Charter Amendment Proposal and the NASDAQ Authorization Proposal and will not have any effect on the Adjournment Proposal or the Golden Parachute Proposal.

Q.	What is a proxy?

A.	A proxy is your legal designation of another person to vote your shares of Common Stock. This written document describing the matters to be considered and voted on at the Special Meeting is called a proxy statement. The document used to designate a proxy to vote your shares of stock is called a proxy card.

Q.	Does the color of the proxy card matter?

A.	Yes. WHITE proxy cards are being solicited by the Company from its stockholders in favor of the proposals. If the Company receives a WHITE proxy card, your shares will be voted by the Company proxies as indicated in your voting preference selection. We encourage you to cast your vote “FOR” each the proposals, following the instructions in your WHITE proxy card, as promptly as possible. The gold proxy cards are being sent to you by a dissident stockholder and would be voted by such dissident stockholder as indicated in your voting preference selection. We urge you to discard any gold proxy cards. If you previously submitted a gold proxy card, we urge you to cast your vote as instructed in your WHITE proxy card, which will revoke any earlier dated proxy card that you submitted, including any gold proxy card.

Q.	If a stockholder gives a proxy, how are the shares of Common Stock voted?

A.	Regardless of the method you choose to submit a proxy, the individuals named on the enclosed WHITE proxy card will vote your shares of Common Stock in the way that you indicate. When completing the Internet or telephone processes or the WHITE proxy card, you may specify whether your shares of Common Stock should be voted “FOR” or “AGAINST,” or to “ABSTAIN” from voting on, all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your WHITE proxy card but do not mark the boxes indicating how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the Merger Agreement Proposal, “FOR” the Charter Amendment Proposal, “FOR” the NASDAQ Authorization Proposal, “FOR” the Adjournment Proposal and “FOR” the Golden Parachute Proposal.

Q.	I received a gold proxy card. Should I sign and mail it?

A.	No. We urge you to discard any gold proxy cards, which were sent to you by a dissident stockholder.

Q.	Can I change or revoke my vote?

A.

Yes. You have the right to revoke a proxy, including any proxy you may have given by submitting a gold proxy card, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by submitting another proxy, including a WHITE proxy card, at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with our Corporate Secretary by the time the Special Meeting begins, or by attending the Special Meeting and voting in person. If your shares of our Common Stock are held in street name by your bank, broker or other nominee, please refer to the information forwarded by your bank, broker or other nominee for procedures on changing or revoking your proxy.

Only your last submitted proxy card will be considered. Please cast your vote “FOR” each of the proposals, following the instructions in your WHITE proxy card, as promptly as possible. You do not need to contact the dissident stockholder to revoke any previously granted proxy you may have given by submitting a gold proxy card. Your submission of your vote via the instructions in your WHITE proxy card is sufficient to revoke your gold proxy card.

Q.	What happens if I do not vote or submit a proxy card, or do not instruct my bank, broker or other nominee as to how to vote, or abstain from voting?

A.	If you fail to vote, either in person or by proxy, or fail to instruct your bank, broker or other nominee as to how to vote, it will have the same effect as a vote cast against the Merger Agreement Proposal, the Charter Amendment Proposal and the NASDAQ Authorization Proposal.

If you fail to vote, either in person or by proxy, or fail to instruct your bank, broker or other nominee as to how to vote, it will not have any effect on the Adjournment Proposal or the Golden Parachute Proposal.

If you abstain from voting it will have the same effect as a vote cast against all the proposals.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you hold shares of our Common Stock in street name, or through more than one bank, brokerage firm or other nominee, and also directly as a record holder or otherwise, you may receive more than one proxy or set of voting instructions relating to the Special Meeting. These should each be executed and returned separately in accordance with the instructions provided in this proxy statement in order to ensure that all of your shares of our Common Stock are voted.

Q.	What happens if I sell my shares of the Company’s Common Stock before the Special Meeting?

A.	The Record Date for stockholders entitled to vote at the Special Meeting is prior to both the date of the Special Meeting and the consummation of the Merger. If you transfer your shares of our Common Stock before the Record Date, you will not be entitled to vote at the Special Meeting and will not be entitled to receive the Merger Consideration. If you transfer your shares of our Common Stock after the Record Date but before the Special Meeting you will, unless special arrangements are made, retain your right to vote at the Special Meeting but will transfer the right to receive the Merger Consideration to the person to whom you transfer your shares. Unless special arrangements are made, the person to whom you transfer your shares of our Common Stock after the Record Date will not have a right to vote those shares at the Special Meeting.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.	The Company has engaged MacKenzie Partners, Inc., which we refer to as MacKenzie, to assist in the solicitation of proxies for the Special Meeting. The Company has agreed to pay MacKenzie a fee of $70,000. The Company will reimburse MacKenzie for reasonable out-of-pocket expenses and will indemnify MacKenzie and its affiliates against certain claims, liabilities, losses, damages and expenses. The Company also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of our Common Stock for their expenses in forwarding soliciting materials to beneficial owners of our Common Stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, over the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	What do I need to do now?

A.	Even if you plan to attend the Special Meeting, after carefully reading and considering the information contained in this proxy statement, please submit your proxy promptly to ensure that your shares are represented at the Special Meeting. If you hold your shares of our Common Stock in your own name as the stockholder of record, please submit your proxy for your shares of our Common Stock by completing, signing, dating and returning the enclosed WHITE proxy card in the accompanying prepaid reply envelope, by using the telephone number printed on your WHITE proxy card or by following the Internet proxy instructions printed on your WHITE proxy card. If you decide to attend the Special Meeting and vote in person, your vote by ballot at the Special Meeting will revoke any proxy previously submitted. If you are a beneficial owner of shares of our Common Stock, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my stock certificates now?

A.	No. You will receive a letter of transmittal shortly after the completion of the Merger describing how you may exchange your shares of our Common Stock for the Merger Consideration. If your shares of Common Stock are held in street name by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your street name shares of our Common Stock in exchange for the Merger Consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the Merger Consideration for my shares of the Company’s Class A Common Stock?

A.	Yes. As a holder of our Class A Common Stock, you are entitled to appraisal rights under the DGCL with respect to any or all of your shares of our Class A Common Stock in connection with the Merger if you take certain actions and meet certain conditions. See “Appraisal Rights.”

Q.	Who can help answer my other questions?

A.	If you have additional questions about the Merger, need assistance in submitting your proxy or voting your shares of our Common Stock, or need additional copies of the proxy statement or the enclosed WHITE proxy card, please contact:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Call toll-free: (800) 322-2885

or

Call collect: (212) 929-5500

THE MERGER AGREEMENT

The following describes the material provisions of the Merger Agreement, as well as an amendment thereto, which are attached as Annexes A-1 and A-2 to this proxy statement and which is incorporated by reference herein. The description in this section and elsewhere in this proxy statement summarizes the material terms of the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. Clearwire and Sprint encourage you to read carefully the Merger Agreement in its entirety before making any decisions regarding the Merger because it is the principal document governing the Merger.

The Merger Agreement and this summary of its terms have been included to provide you with information regarding the material provisions of the Merger Agreement. Factual disclosures about Clearwire or Sprint contained in this proxy statement or in Clearwire’s or Sprint’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Clearwire or Sprint contained in the Merger Agreement and described in this summary. The representations, warranties and covenants made in the Merger Agreement by Clearwire, Sprint and Merger Sub were qualified and subject to important limitations agreed to by Clearwire, Sprint and Merger Sub in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters of fact. Information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may or may not have been included in this proxy statement.

The Merger

Upon the terms and subject to conditions of the Merger Agreement and in accordance with the DGCL, at the effective time of the Merger, Merger Sub, a wholly-owned subsidiary of Sprint and a party to the Merger Agreement, will merge with and into Clearwire, the separate corporate existence of Merger Sub will cease and Clearwire will survive the Merger as a wholly-owned subsidiary of Sprint.

Effective Time; Closing

The effective time of the Merger will occur at the time that Clearwire duly files a certificate of merger with the Secretary of State of the State of Delaware or such later time as is permissible under the DGCL and as agreed to by the parties to the Merger Agreement and specified in the certificate of merger. The closing of the Merger will take place on a date to be mutually agreed to by the parties to the Merger Agreement, which will be no later than the third business day after all of the conditions to the Merger set forth in the Merger Agreement have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the closing), or such other time as the parties to the Merger Agreement agree to in writing. Subject to certain exceptions, Clearwire and Sprint each have the right to terminate the Merger Agreement if the closing of the Merger does not occur on or prior to the Outside Date (as it may be extended in certain circumstances). The Outside Date will be automatically extended to any date to which the end date of the Sprint-SoftBank Merger Agreement (or if Sprint has terminated the Sprint-SoftBank Merger Agreement in order to enter into a definitive agreement with respect to an alternative transaction, the end date of such definitive agreement) is extended but not beyond December 31, 2013; provided that if the end date in the Sprint-SoftBank Merger Agreement is extended beyond December 31, 2013, then the Outside Date may be extended by Clearwire to any such later date.

Pursuant to the Merger Agreement, Clearwire, Sprint and Merger Sub agreed to use their respective reasonable best efforts to consummate and make effective the transactions contemplated by the Merger

Agreement as promptly as practicable. Clearwire and Sprint currently expect to complete the Merger by mid-2013, subject to receipt of the required stockholder vote (as discussed below) and regulatory approvals and to the satisfaction or waiver of the other conditions to the Merger described below.

Merger Consideration

Clearwire Common Stock

The Merger Agreement provides that each share of Class A Common Stock that is issued and outstanding immediately prior to the effective time of the Merger (other than shares held by Sprint, SoftBank, any of their respective affiliates and any stockholders who properly exercise their appraisal rights under Delaware law) will be converted automatically at the effective time of the Merger into the right to receive $2.97 in cash, without interest, less applicable withholding taxes. The Merger Agreement provides that each share of Class A Common Stock and Class B Common Stock that is held by SoftBank, Sprint or any of its wholly-owned subsidiaries immediately prior to the effective time of the Merger will be converted into and become one share of class A common stock and one share of class B common stock of the surviving corporation, respectively.

The Merger Agreement provides that each share of our Common Stock held by Clearwire or any wholly-owned subsidiary of Clearwire or held in Clearwire’s treasury will be cancelled and retired and will cease to exist and no consideration will be delivered therefor.

Shares of Class A Common Stock outstanding immediately prior to the effective time of the Merger and held by a holder who has properly demanded appraisal rights in respect of such shares, and has not effectively withdrawn such demand, in each case in accordance with Section 262 of the DGCL, will not be converted into the right to receive the Merger Consideration, but the holder will instead be entitled to such rights as are afforded under the DGCL with respect to such dissenting shares, unless such holder fails to perfect or withdraws or otherwise loses its right to appraisal. The appraisal rights provided under the DGCL are described in “Appraisal Rights.” Each issued and outstanding share of common stock of Merger Sub that is issued and outstanding immediately prior to the effective time of the Merger will be converted into and become one share of class A common stock of the surviving corporation.

Prior to the effective time of the Merger, Sprint will appoint a bank or trust company reasonably acceptable to Clearwire to act as exchange agent for the payment of the Merger Consideration (Sprint’s existing transfer agent is deemed reasonably acceptable to Clearwire). At or prior to the effective time of the Merger, Sprint will have deposited, or caused to be deposited, with the exchange agent, for the benefit of the holders of shares of Class A Common Stock (other than Sprint, SoftBank, any of their respective affiliates and any stockholders who properly exercise their appraisal rights under Delaware law), the aggregate amount of cash payable under the Merger Agreement in exchange for outstanding shares of Class A Common Stock. Promptly after the effective time of the Merger (but no later than five business days after the effective time of the Merger), the exchange agent will mail to each holder of record of Class A Common Stock whose shares were converted into the right to receive the Merger Consideration a letter of transmittal specifying that delivery will be effected upon delivery of the certificates or book-entry shares of Class A Common Stock to the exchange agent and instructions for use in effecting the surrender of such certificates or book-entry shares. Upon surrender to, and acceptance by, the exchange agent of a certificate or book-entry shares of Class A Common Stock in accordance with the Merger Agreement, such holder will be entitled to the amount of cash payable in respect of the number of shares of Class A Common Stock formerly represented by such certificates or book-entry shares of Class A Common Stock surrendered under the Merger Agreement. For information on the treatment of Clearwire stock options, restricted stock units, warrants and exchangeable notes, see “—Treatment of Clearwire Stock Options and Other Equity-Based Awards and Convertible Securities” below.

Treatment of Clearwire Stock Options and Other Equity-Based Awards and Convertible Securities

Clearwire Stock Options

At the effective time of the Merger, each option to purchase shares of Class A Common Stock granted under any stock option plan or stock compensation plan, program or similar arrangement or any individual employment agreement, including, without limitation, the Stock Plans, outstanding and unexercised immediately prior to the effective time of the Merger, whether or not then vested, will be cancelled in exchange for the right to receive, in cash and for each share of our Common Stock subject to such option, the amount, if any, by which the Merger Consideration, without interest, exceeds the exercise price of such option, less applicable withholding taxes, which amount the Merger Agreement provides will be paid by the surviving corporation as promptly as reasonably practicable following the effective time of the Merger (and in all events no later than the later of (A) 10 business days following the effective time of the Merger and (B) the last day of the surviving corporation’s first regular payroll cycle following the closing of the Merger). Any such option with a per share exercise price equal to or greater than the Merger Consideration will be cancelled as of the effective time of the Merger for no consideration.

Clearwire Director Restricted Stock Units

At the effective time of the Merger, each Director RSU will be cancelled in exchange for the right to receive a lump sum cash payment equal to the product of the Merger Consideration, without interest, and the number of shares of Class A Common Stock subject to such Director RSU. The Merger Agreement provides that all such payments with respect to each Director RSU will be made by the surviving corporation as promptly as reasonably practicable following the effective time of the Merger (and in all events no later than the later of (A) 10 business days following the effective time of the Merger and (B) the last day of the surviving corporation’s first regular payroll cycle following the closing of the Merger).

Clearwire Non-Director Restricted Stock Units

At the effective time of the Merger, each Unvested RSU (which was granted prior to December 17, 2012) will be converted into a Restricted Cash Account. At the effective time of the Merger, each holder of a Restricted Cash Account will receive a lump sum cash payment equal to 50% of the Restricted Cash Account balance, less applicable tax withholdings, by the surviving corporation, which the Merger Agreement provides will be paid as promptly as reasonably practicable following the effective time of the Merger (and in all events no later than the later of (A) 10 business days following the effective time of the Merger and (B) the last day of the surviving corporation’s first regular payroll cycle following the closing of the Merger). The Merger Agreement provides that at and following the effective time of the Merger, the remaining balance of the Restricted Cash Account will vest and be paid, subject to the original terms and conditions of the corresponding Unvested RSU, on the earlier of:

•	the original vesting schedule in accordance with the terms set forth in the applicable award agreement to the corresponding Unvested RSU; or

•

the one year anniversary of the effective time of the Merger; provided, however, that the holder of a Restricted Cash Account will be paid the remaining balance in the Restricted Cash Account upon either the holder’s involuntary termination of employment without “Cause,” due to death or “Disability” or the holder’s resignation from employment with “Good Reason” (as such terms are defined in the Company’s 2010 Executive Continuity Plan if the holder is a participant in such plan, and for all other holders the terms “Cause” and Disability” will have the same meanings as provided under the Sprint 2007 Omnibus Incentive Plan and the term “Good Reason” will mean a relocation of the holder’s principal place of employment to a location more than fifty (50) miles from the holder’s principal place of employment immediately preceding such relocation); provided, further, that the Merger Agreement provides that all such payments will be made, less applicable tax withholdings, as promptly as reasonably practicable following the applicable payment date (and in all events no later than the later of (1) 3 business days following the applicable payment date and (2) the last day of the surviving corporation’s first regular payroll cycle following the applicable payment date).

Notwithstanding the foregoing, with respect to Unvested RSUs which are subject to Section 409A of the Code, at and following the effective time of the Merger, the Restricted Cash Account will be paid on the original schedule in accordance with the terms set forth in the applicable award agreement to the corresponding Unvested RSU; provided that any such awards will vest in accordance with the Merger Agreement to the extent such vesting schedule is more favorable to the holder of such Restricted Cash Account.

Treatment of Clearwire Warrants

At the effective time of the Merger, each issued and outstanding warrant to acquire our Common Stock, whether vested or unvested, outstanding immediately prior to the effective time of the Merger will, by virtue of the Merger Agreement and without any further action, be deemed to constitute a warrant to acquire, on the same terms and conditions as were applicable under such warrant, the same aggregate Merger Consideration as the holder of such warrant would have been entitled to receive in the Merger had the holder thereof exercised such warrant in full immediately prior to the effective time of the Merger based on the exercise price set forth in the applicable warrant.

Treatment of Clearwire Exchangeable Notes

At the effective time of the Merger, the right to exchange each $1,000 principal amount of 8.25% Exchangeable Notes due 2040, issued by us in 2012, will be changed into a right to exchange such principal amount of exchangeable notes into an amount of cash, without interest, equal to the product of the Merger Consideration multiplied by the exchange rate for each such exchangeable note applicable as of immediately prior to the effective time of the Merger.

Withholding

Sprint and Merger Sub may deduct and withhold, or may instruct the exchange agent to deduct and withhold, from the consideration otherwise payable under the Merger Agreement to any holder of shares of Class A Common Stock, options, Director RSUs or Unvested RSUs such amounts as Sprint, Merger Sub, the surviving corporation or the exchange agent is required to deduct and withhold under the Code, or any similar state, local or foreign tax law. Any amounts so deducted and withheld and paid over to the appropriate taxing authority, will be treated as having been paid to the holder of the shares of Class A Common Stock, options, Director RSUs or Unvested RSUs in respect of which such deduction and withholding was made for all purposes.

Conditions to the Completion of the Merger

The obligations of each of Clearwire and Sprint to complete the Merger are subject to the satisfaction or waiver of the following conditions:

•

no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger will be in effect nor will any proceeding brought by a governmental entity seeking any of the foregoing be pending; and there will not be any action taken, or any statute, rule, regulation or order (whether temporary, preliminary or permanent) enacted, entered or enforced, which makes the consummation of the Merger illegal or prevents or prohibits the Merger;

•

the affirmative vote in favor of the adoption of the Merger Agreement by the holders of 75% of the outstanding shares of our Common Stock and, in accordance with the requirements of a “Qualifying Purchase” under the Equityholders’ Agreement, the holders of at least a majority of all outstanding shares of our Common Stock not held by Sprint, SoftBank or any of their respective affiliates, which we refer to as the required stockholder vote, will have been obtained; and

•	all required consents, including that of the FCC will have been obtained or effected.

Sprint’s and Merger Sub’s obligations to effect the Merger is subject to the satisfaction or waiver of the following additional conditions:

•

each of the representations and warranties of Clearwire contained in the Merger Agreement, other than Clearwire’s representations relating to authorization to enter into the Merger Agreement and certain of Clearwire’s representations relating to capitalization, will have been accurate in all respects as of the date of the Merger Agreement and will be accurate in all respects as of the closing date of the Merger as if made on and as of the closing date (other than any such representation and warranty made as of a specific earlier date, which will have been accurate in all respects as of such earlier date), other than in each case such failures to be accurate that have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect (defined below) on Clearwire and Clearwire’s representations relating to authorization to enter into the Merger Agreement and certain of Clearwire’s representations relating to capitalization will have been accurate in all respects as of the date of the Merger Agreement and will be accurate in all respects as of the closing date of the Merger as if made on and as of the closing date (other than any such representation and warranty made as of a specific earlier date, which will have been accurate in all respects as of such earlier date) except in each case for immaterial inaccuracies; provided, however, that, for purposes of determining the accuracy of such representations and warranties, all “material adverse effect” and other materiality qualifications limiting the scope of such representations and warranties will be disregarded; and any update of or modification to the Clearwire disclosure schedule made or purported to have been made on or after the date of the Merger Agreement will be disregarded;

•

Clearwire will have performed and complied in all material respects with all of its undertakings and agreements required by the Merger Agreement to be performed or complied with by it prior to or at the closing date of the Merger;

•

since the date of the Merger Agreement, there will have been no change, development, event, fact, circumstance or other matter that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Clearwire;

•

Sprint will have received a certificate of a senior executive officer of Clearwire, dated the closing date of the Merger, certifying that the conditions specified in the immediately preceding three bullets have been fulfilled; and

•

either the consummation of the Sprint-SoftBank Merger will have occurred or if Sprint has terminated the Sprint-SoftBank Merger Agreement in order to enter into a definitive agreement with respect to an alternative transaction, the consummation of such alternative transaction will have occurred. This condition will be deemed satisfied if Sprint has a right to terminate the Merger Agreement because the Sprint-SoftBank Merger Agreement is terminated (except in order for Sprint to enter into a definitive agreement with respect to an alternative transaction) and Sprint does not exercise such termination right within 10 business days following termination of the Sprint-SoftBank Merger Agreement.

Clearwire’s obligation to effect the Merger is subject to the satisfaction or waiver of the following additional conditions:

•

each of the representations and warranties of Sprint and Merger Sub contained in the Merger Agreement will have been accurate in all respects as of the date of the Merger Agreement and will be accurate in all respects as of the closing date of the Merger as if made on and as of the closing date of the Merger (other than any representation and warranty made as of a specific earlier date, which will have been accurate in all respects as of such earlier date), except in each case where the failure of the representations and warranties of Sprint or Merger Sub to be accurate would not reasonably be expected to have a material adverse effect on the ability of Sprint and Merger Sub to consummate the Merger; provided, however, that, for purposes of determining the accuracy of such representations and warranties: all materiality qualifications limiting the scope of such representations and warranties will be disregarded; and any update of or modification to the Sprint disclosure schedule made or purported to have been made on or after the date of the Merger Agreement will be disregarded;

•

each of Sprint and Merger Sub will have performed and complied in all material respects with all its undertakings and agreements required by the Merger Agreement to be performed or complied with by it prior to or at the closing date of the Merger; and

•

Clearwire will have received a certificate of a senior executive officer of Sprint, dated the closing date of the Merger, certifying that the conditions specified in immediately preceding two bullets have been fulfilled.

For purposes of the Merger Agreement, material adverse effect means any change, development, event, fact, circumstance or other matter that, has or has had a material adverse effect on the continuing operations, business or financial condition of Clearwire or its subsidiaries, taken as a whole; provided that no change, development, event, fact or circumstance will be deemed to constitute, nor will any change, development, event, fact or circumstance be taken into account in determining whether there has been a material adverse effect, to the extent that such change, development, event, fact or circumstance results from, arises out of, or relates to:

•

any change in the market price or trading volume of the Class A Common Stock after the date of the Merger Agreement or the failure of Clearwire to meet projections or forecasts (provided the exception in this bullet does not exclude any underlying circumstance, change, event, fact, development or effect that may have caused such change in market price or failure to meet projections or forecasts);

•

changes, circumstances or conditions generally affecting any industry in which Clearwire or any of its subsidiaries participates (except to the extent having a materially disproportionate effect on Clearwire and its subsidiaries, as compared to other comparable companies in its industry);

•	changes in or generally affecting United States, other national, or global economic conditions or financial, banking or securities markets;

•

changes resulting from a change or proposed change in any applicable law or Generally Accepted Accounting Principles, which we refer to as GAAP, or official interpretation thereof or other accounting requirement or principle (except to the extent having a materially disproportionate effect on Clearwire and its subsidiaries, as compared to other comparable companies in its industry);

•	changes resulting from any act of God;

•

changes resulting from any act of war or terrorism (or any escalation thereof) or any national or international political condition, including the engagement by the United States in hostilities or the expansion of hostilities ongoing on the date of the Merger Agreement, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States (except to the extent having a materially disproportionate effect on Clearwire and its subsidiaries);

•

changes relating to the availability to Clearwire of its net operating loss and other tax attributes and/or carry forwards, other than such changes resulting from a failure of Clearwire’s representations and warranties related to taxes in the Merger Agreement to be true, correct and complete or resulting from a breach of Clearwire’s restrictive covenant related to taxes in the Merger Agreement;

•

changes resulting from Sprint’s breach of any contract between Clearwire or any of its subsidiaries, on the one hand, and Sprint or any subsidiary of Sprint, on the other hand or under the Sprint-SoftBank Merger Agreement; or

•

changes, facts, circumstances or conditions attributable to the announcement or existence of the Merger Agreement or any transactions contemplated by or in compliance with any term of the Merger Agreement or the Note Purchase Agreement; provided, however, that the exception in this bullet will not be deemed to apply to references to material adverse effect in Clearwire’s representations and warranties in the Merger Agreement regarding required consents and, to the extent related to such representations and warranties, the conditions in the Merger Agreement regarding the accuracy of Clearwire’s representations and warranties.

Clearwire Stockholder Meeting

Clearwire has agreed to hold a meeting of its stockholders for the purpose of voting upon the adoption of the Merger Agreement and for the approvals required thereunder, on a date selected by Clearwire in consultation with Sprint and Merger Sub, and in any event no later than 45 days after the staff of the SEC advises Clearwire that it has no further comments to this proxy statement subject to any reasonable delay (but no longer than 10 days per event) including to the extent required by the need to supplement or amend the Proxy Statement or as may be required by law or regulatory or judicial process. Sprint has agreed to vote all of their shares of our Common Stock (and to cause each of its controlled affiliates to vote their shares of our Common Stock, if any) in favor of the Merger Agreement Proposal. The Merger Agreement provides that nothing contained therein prohibits Clearwire or the Clearwire board of directors from disclosing to its stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act, or from issuing a “stop, look and listen” statement to Clearwire’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act or prohibits Clearwire from making any disclosure if the Clearwire board of directors in good faith determines (after consultation with its outside legal counsel) that failure to do so would reasonably be expected to violate Clearwire’s disclosure requirements under applicable law; provided that the Clearwire board of directors will not be permitted to make an adverse company board recommendation except to the extent it is permitted to do so as described below. The Merger Agreement requires Clearwire to submit the Merger Agreement to a stockholder vote even if the Clearwire board of directors has made an adverse company board recommendation., unless the Merger Agreement is otherwise terminated in accordance with its terms.

For purposes of the Merger Agreement, “adverse company board recommendation” means the withdrawal, qualification or modification of the Clearwire board of director’s or any committee’s (including the Special Committee) approval or recommendation of the adoption of the Merger Agreement in a manner adverse to Sprint.

Non-Solicitation of Alternative Proposals

The Merger Agreement contains provisions prohibiting Clearwire from seeking an alternative transaction to the Merger. Under these “non-solicitation” provisions, Clearwire has agreed that, from and after the date of the Merger Agreement, it will not, and will not authorize or permit any of its subsidiaries or any of their respective directors, officers, employees, agents or representatives to, directly or indirectly:

•	solicit, initiate or encourage any inquiries or the making of any acquisition proposal (defined below);

•	have any discussions with or provide any confidential information or data to any person relating to an acquisition proposal, or engage in any negotiations concerning an acquisition proposal; or

•	approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, or agreement providing for any acquisition proposal.

The Merger Agreement states that at any time prior to the adoption of the Merger Agreement pursuant to the required stockholder vote, Clearwire may furnish information and hold discussions or negotiations in respect of any acquisition proposal received that was not solicited or knowingly encouraged by Clearwire or any of its subsidiaries or any of its or its subsidiaries’ directors, officers, employees, agents or representatives if:

•	the Special Committee has determined in good faith (after consultation with its outside legal counsel) that doing so is required under its fiduciary duties under applicable law;

•

prior to providing any information in connection with such acquisition proposal, Clearwire has entered into a confidentiality agreement with the third party the terms of which are at least as restrictive on such third party as those contained in the Non-Disclosure Agreement between Clearwire and Sprint, dated November 20, 2012; and

•

reasonably and promptly after providing any information in connection with such acquisition proposal, Clearwire provides such information to Sprint (to the extent that such information has not been previously provided to Sprint).

The Merger Agreement provides that Clearwire will promptly (within one business day) following receipt of any acquisition proposal advise Sprint of the substance and material terms thereof (including the identity of the person making such acquisition proposal), and will keep Sprint apprised of any significant related developments, discussions and negotiations (including the material terms and conditions of the acquisition proposal) on a reasonably current basis (and, in any event, within 24 hours of the occurrence of such developments, discussions or negotiations).

For purposes of the Merger Agreement, the term “acquisition proposal” means a bona fide, unsolicited, proposal from any person or entity (whether or not in writing) which is not withdrawn relating to any direct or indirect acquisition of not less than all of the outstanding shares of our Common Stock, direct or indirect acquisition of all or substantially all of the assets of Clearwire, or merger, consolidation, share exchange, business combination or similar transaction involving Clearwire.

Notwithstanding the terms above or any other term in the Merger Agreement to the contrary, at any time prior to the adoption of the Merger Agreement by the required stockholder vote, the Clearwire board of directors (acting upon the recommendation of the Special Committee) or the Special Committee may, at any time after the date of the Merger Agreement and prior to the adoption of the Merger Agreement by the stockholders of Clearwire make an adverse company board recommendation if:

•	the Special Committee or the Clearwire board of directors, as the case may be, determines in good faith, after consultation with outside legal counsel, that

•	making such adverse company board recommendation is reasonably likely to be required by its fiduciary duties under applicable law, and

•

the facts, circumstances, developments, events or occurrences underlying such intended change, which we refer to as the Underlying Basis, were not known to the Special Committee or the Clearwire board of directors as of the date of the Merger Agreement or if known, the consequences of such Underlying Basis were not reasonably foreseeable,

•

after such determination in the immediately preceding bullets, Clearwire has notified Sprint in writing that it intends to make an adverse company board recommendation, which we refer to as a Change of Recommendation Notice, and such notice includes a reasonably detailed explanation for such adverse company board recommendation, and

•

during the five business day period commencing upon Clearwire’s delivery to Sprint of its Change of Recommendation Notice, (x) Clearwire has offered to negotiate with (and, if accepted, negotiate in good faith with) Sprint in making adjustments to the terms and conditions of the Merger Agreement (and the Clearwire board of directors or the Special Committee, as the case may be, has considered any written submission made by Sprint), (y) the Special Committee or the Clearwire board of directors, as the case may be, has determined in good faith, after consultation with outside legal counsel, after the end of such five (5) business day period, and after considering such negotiations and the results thereof and any revised proposals made by Sprint and any submission by Sprint, that making such adverse company board recommendation is required by its fiduciary duties under applicable law.

The Merger Agreement requires Clearwire to submit the Merger Agreement to a stockholder vote even if the Clearwire board of directors has made an adverse company board recommendation, unless the Merger Agreement is otherwise terminated in accordance with its terms.

Sprint-SoftBank Covenant

Subject to the terms and conditions of the Merger Agreement and to the fiduciary duties of the Sprint board of directors (as determined in good faith after consultation with outside counsel), Sprint will, and will cause each of its affiliates to, use the level of efforts set forth in the Sprint-SoftBank Merger Agreement to consummate the transactions contemplated by the Sprint-SoftBank Merger Agreement in the manner provided and on the terms and conditions described in the Sprint-SoftBank Merger Agreement, including using the level of efforts set forth in the Sprint-SoftBank Merger Agreement to:

•	comply with its obligations under the Sprint-SoftBank Merger Agreement;

•

satisfy all conditions applicable to Sprint contained in the Sprint-SoftBank Merger Agreement (and any other definitive agreements related to transactions contemplated by the Sprint-SoftBank Merger Agreement the consummation of which is a condition thereto) within its control; and

•

upon satisfaction of the conditions referred to in the immediately preceding bullet, enforce all of its rights under the Sprint-SoftBank Merger Agreement (or any other definitive agreements related thereto) in an attempt to consummate the transactions contemplated by the Sprint-SoftBank Merger Agreement at or prior to the end date (as it may be extended) of the Sprint-SoftBank Merger Agreement.

Pursuant to the Merger Agreement, Sprint has agreed to keep Clearwire informed on a reasonable basis and in reasonable detail of the status of its efforts to consummate, and the status of, the transactions contemplated by the Sprint-SoftBank Merger Agreement, and to provide Clearwire, as promptly as reasonably practicable upon request, with updates as to the status and timing of the transactions contemplated by the Sprint-SoftBank Merger Agreement.

Pursuant to the Merger Agreement, Sprint has agreed to notify Clearwire promptly and in any event within 24 hours upon having actual knowledge of any notice of breach or of threatened breach (written or otherwise) received or delivered by Sprint or any notice of termination or of threatened termination (written or otherwise) of the Sprint-SoftBank Merger Agreement received or delivered by Sprint.

Subject to the Sprint board of directors’ fiduciary duties (as determined in good faith after consultation with outside counsel) and applicable law, Sprint has agreed not to amend, modify, supplement or waive any of the conditions to the Sprint-SoftBank Merger Agreement or any other material provision of, or remedies under, the Sprint-SoftBank Merger Agreement, in each case to the extent such amendment, modification, supplement or waiver could reasonably be expected to prevent or delay the consummation of the transactions contemplated thereby beyond the end date of the Sprint-SoftBank Merger Agreement as it may be extended.

Subject to the Sprint board of directors’ fiduciary duties (as determined in good faith after consultation with outside counsel), Sprint has agreed not terminate the Sprint-SoftBank Merger Agreement other than in connection with entering into an alternative transaction with respect to the Sprint-SoftBank Merger.

Reasonable Best Efforts; Cooperation

Pursuant to the Merger Agreement, Clearwire and Sprint agreed to cooperate with each other and use their respective reasonable best efforts to:

•	take all actions and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Merger Agreement as promptly as practicable;

•

obtain from any governmental entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by any party in connection with the Merger Agreement and the consummation of the Merger;

•	defend and contest any lawsuits or other legal proceedings challenging the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement;

•

cooperate to obtain all consents, approvals or waivers from, or take other actions with respect to, third parties necessary or advisable to be obtained or taken in connection with the transactions contemplated by the Merger Agreement; and

•

as promptly as practicable, make all necessary filings with respect to the Merger Agreement and the Merger required under the Exchange Act, and any other applicable federal or state securities laws, and any other applicable law, including FCC rules.

Clearwire and Sprint have agreed to use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be to be included in this proxy statement and the Schedule 13E-3) in connection with the transactions contemplated by the Merger Agreement. The parties have agreed to file all applications required to obtain the consent of the FCC within 30 days of the date of the Merger Agreement, and such applications were filed on December 20, 2012.

Regulatory Matters

Pursuant to the Merger Agreement, with respect to obtaining all necessary FCC and other governmental consents, Clearwire has agreed not to, without Sprint’s prior written consent, and Sprint and its affiliates are not required to offer, accept or agree to any of the restrictions below, which we refer to as the Restrictions, if any such Restrictions would reasonably be expected, individually or in the aggregate, to have a Sprint Regulatory Adverse Effect, as described below:

•

dispose or hold separate any part of its or Clearwire’s businesses, operations, assets or product lines (or a combination of Sprint’s and Clearwire’s or any of its subsidiaries’ respective businesses, operations, assets or product lines);

•	not compete in any geographic area or line of business;

•	restrict the manner in which, or whether, Sprint, Clearwire, the surviving corporation or any of their affiliates may carry on business in any part of the world; or

•	any limitations on the ability of Sprint to acquire or hold or to exercise full rights of ownership of our Common Stock or the capital stock of the surviving corporation and its subsidiaries.

For purposes of the Merger Agreement, we refer to a Sprint Regulatory Adverse Effect as a material adverse effect on Clearwire and its subsidiaries, taken as a whole, or a material adverse effect on Sprint and its subsidiaries, taken as a whole, it being agreed that in the case of measuring a Sprint Regulatory Adverse Effect:

•	subsidiaries of Sprint will not include Clearwire or its subsidiaries;

•

Sprint Regulatory Adverse Effect will be the level of, and will be measured as to, what would be reasonably likely to have a material adverse effect on Clearwire and its subsidiaries, taken as a whole, and not the level or measure of what would be reasonably likely to have a material adverse effect on Sprint and its subsidiaries, taken as a whole; and

•	the effect will be with respect to Sprint and its subsidiaries.

Upon the request of Sprint, and only upon the request of Sprint, Clearwire will agree to any and all divestitures of spectrum and Restrictions with respect to Clearwire and its subsidiaries so long as such divestitures and Restrictions are conditioned on the closing of the Merger.

Termination

Clearwire and Sprint may terminate the Merger Agreement at any time before the effective time of the Merger by mutual written consent of Clearwire and Sprint.

In addition, either Clearwire or Sprint may terminate the Merger Agreement at any time before the effective time of the Merger by written notice to the other party, if:

•

the Merger has not been consummated on or prior to the Outside Date; provided, that the Outside Date will be automatically extended to any date to which the end date in the Sprint-SoftBank Merger Agreement is extended (or if Sprint has terminated the Sprint-SoftBank Merger Agreement in order to enter into a definitive agreement with respect to an alternative transaction, the end date of such definitive agreement) but not beyond December 31, 2013; provided, further, that the Outside Date may be extended by Clearwire to any date beyond December 31, 2013 to which the end date in the Sprint-SoftBank Merger Agreement is extended (or if Sprint has terminated the Sprint-SoftBank Merger Agreement in order to enter into a definitive agreement with respect to an alternative transaction, the end date of such definitive agreement); provided, further, that the right to terminate the Merger Agreement pursuant to this provision is not available to any party whose failure to fulfill any obligation under the Merger Agreement has been the principal cause of, or resulted in, the failure of the Merger to occur on or prior to such date;

•

at any time prior to the effective time of the Merger, a governmental entity has issued a final nonappealable injunction, order, decree, judgment or ruling, permanently enjoining or otherwise prohibiting the Merger; or

•

at the Clearwire stockholders’ meeting or any adjournment thereof at which adoption of the Merger Agreement is voted on, the Clearwire stockholders fail to approve the Merger Agreement Proposal by the required stockholder vote.

Sprint may terminate the Merger Agreement upon written notice to Clearwire:

•	if, at any time before the adoption of the Merger Agreement by the required stockholder vote, an adverse company board recommendation has occurred;

•

upon a breach of any representation, warranty, covenant or agreement on the part of Clearwire set forth in the Merger Agreement such that (if such breach occurred or was continuing as of the closing date of the Merger) the condition with respect to the accuracy of Clearwire’s representations and warranties or the condition with respect to the performance of Clearwire’s undertakings and agreements would be incapable of fulfillment and which breach is incapable of being cured, or is not cured within 60 days following receipt of written notice of such breach; provided, that neither Sprint nor Merger Sub is then in breach of the Merger Agreement so as to cause the condition with respect to the accuracy of Sprint’s and Merger Sub’s representations and warranties or the condition with respect to the performance of Sprint’s and Merger Sub’s undertakings and agreements to be incapable of being satisfied; or

•

if the Sprint-SoftBank Merger Agreement has been terminated (other than by Sprint in order to enter into an alternative transaction with respect to the Sprint-SoftBank Merger), provided that Sprint must exercise such right within 10 business days following such termination.

Clearwire may terminate the Merger Agreement upon written notice to Sprint:

•

upon a breach of any representation, warranty, covenant or agreement on the part of Sprint or Merger Sub set forth in the Merger Agreement such that (if such breach occurred or was continuing as of the closing date of the Merger) the condition with respect to the accuracy of Sprint’s and Merger Sub’s representations and warranties or the condition with respect to the performance of Sprint’s and Merger Sub’s undertakings and agreements would be incapable of fulfillment and which breach is incapable of being cured, or is not cured within 60 days following receipt of written notice of such breach; provided, that Clearwire is not then in breach of the Merger Agreement so as to cause the condition with respect to the accuracy of Clearwire’s representations and warranties or the condition with respect to the performance of Clearwire’s undertakings and agreements to be incapable of being satisfied.

In certain cases, the termination of the Merger Agreement may require Sprint to pay to Clearwire a termination fee of $120 million, which will be satisfied by the cancellation of an equal amount of the Notes issued under the Note Purchase Agreement and, under certain circumstances described below under “—Sprint Termination Fee,” the termination of the Merger Agreement may require Sprint to pay to Clearwire Communications a wireless broadband services prepayment in the amount of $100 million.

Remedies

If the Merger Agreement is terminated pursuant to the termination rights described above under “—Termination,” the Merger Agreement will become null and void (except for certain specified provisions that will survive any termination of the Merger Agreement), and, except as provided below under “—Sprint Termination Fee,” there will be no liability on the part of any party to the Merger Agreement or any of their affiliates (except that no party is relieved from any liability or obligation with respect to any fraud or willful or intentional breach of the Merger Agreement prior to any such termination).

Except as described below under “—Sprint Termination Fee,” the Merger Agreement provides that the parties are entitled to pursue all remedies available at law or in equity in the event of fraud or willful or intentional breach of the Merger Agreement, which we refer to as the Default Remedies, after any termination of the Merger Agreement pursuant to the termination rights described above under “—Termination.”

Sprint Termination Fee

The Merger Agreement provides that, subject to Clearwire’s right to deliver a Fee Waiver to Sprint, as described below, Sprint is required to pay a termination fee to Clearwire in each of the following circumstances:

•	Sprint terminates the Merger Agreement in connection with the Sprint-SoftBank Merger Agreement having been terminated as described above under “—Termination”; or

•

Sprint or Clearwire terminates the Merger Agreement due to a failure to consummate the Merger by the Outside Date (as it may be extended in certain circumstances), as described above under “—Conditions to the Completion of the Merger,” and in connection with such termination, the condition relating to the closing of the Sprint-SoftBank Merger, as described above under “—Conditions to the Completion of the Merger,” has not been satisfied or waived and the conditions relating to the accuracy of Clearwire’s representations and warranties and the performance of Clearwire’s covenants and obligations, in each case as described above under “—Conditions to the Completion of the Merger,” have been satisfied or are reasonably capable of being satisfied.

In connection with either of the termination events described in the immediately preceding bullets, Sprint will pay to Clearwire a termination fee of $120 million which will be satisfied by the cancellation of an equal amount of the Notes issued under the Note Purchase Agreement and, under certain circumstances in which such termination fee becomes payable, Sprint may be required to pay to Clearwire Communications a wireless broadband services prepayment in the amount of $100 million.

In the event that Clearwire has received the termination fee as described above and has not delivered a Fee Waiver, as described below, and Clearwire Communications completes construction of at least 5,000 hotspot sites that are on air by January 15, 2014, in accordance with the 4G MVNO Agreement, then Sprint will pay to Clearwire Communications a wireless broadband services prepayment in the amount of $100,000,000 on the date when such 5,000 hotspot sites are on air; provided that if the Merger Agreement has not been terminated by such date, any payment in respect of the wireless broadband prepayment will be made 6 business days after the date Clearwire becomes entitled to receive the termination fee described above, to be credited against Sprint’s use of LTE services under the 4G MVNO Agreement, which payment will be:

•	in addition to any wireless broadband services prepayment that Clearwire Communications may otherwise receive pursuant to the 4G MVNO Agreement, and

•

otherwise subject to all of the terms and conditions of the 4G MVNO Agreement regarding wireless broadband services prepayments, except the $100 million prepayment discussed above will not be subject to the repayment obligations contained in the 4G MVNO Agreement.

In the event that Clearwire is entitled to receive the termination fee and, if applicable, the $100 million prepayment, Clearwire will have the option to:

•

reject and irrevocably waive, which action we refer to as a Fee Waiver, in writing its entitlement to receive the termination fee and the $100 million prepayment, respectively, within five business days of the date of such termination, in which case the provisions set forth in the immediately following bullet will not apply and the Default Remedies will apply; or

•

if the Fee Waiver has not been delivered, receive the termination fee and, if applicable, the $100 million prepayment, in which case such payment or right to receive such payment or payments will be the sole and exclusive remedy (other than with respect to any liability or obligation resulting from any fraud prior to termination) against Sprint, Merger Sub or any other subsidiary of Sprint or its or their affiliates for any and all losses or damages suffered by Clearwire or its affiliates in connection with, or as a result of the Merger Agreement, the transactions contemplated by the Merger Agreement or the failure of the transactions contemplated by the Merger Agreement to be consummated, and the right to receive such fees will be deemed to be liquidated damages (and not a penalty) for any and all losses or damages suffered or incurred by Clearwire, each of its affiliates and any other person in connection with the Merger Agreement (and the termination hereof) and the transactions contemplated by the Merger Agreement (and the abandonment or termination thereof) or any matter forming the basis for such termination, and none of Clearwire, any affiliate of Clearwire or any other person will be entitled to bring or maintain any legal proceeding against Sprint or its affiliates arising out of or in connection with the Merger Agreement or the transactions contemplated by the Merger Agreement (or the abandonment or termination thereof).

If the Fee Waiver is given, the Merger Agreement provides that the terms or amounts of the termination fee and the $100 million prepayment will not be asserted by Clearwire as indicative qualifications or evidence of any damages, loss or liability to Clearwire.

Expenses

Except as otherwise contemplated by the Merger Agreement, all costs and expenses incurred in connection with the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement will be the obligation of the party incurring such expenses. Clearwire and Sprint will share all fees and expenses, other than attorneys’ fees, incurred in connection with the filing, printing and mailing of this proxy statement and any amendments or supplements hereto and the Schedule 13E-3 and any amendments or supplements thereto.

Conduct of Business Pending the Merger

Under the Merger Agreement, from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement in accordance with its terms and the effective time of the Merger, subject to certain exceptions set forth in the Merger Agreement and the disclosure schedules delivered by Clearwire in connection with the Merger Agreement, unless Sprint gives its prior written consent, Clearwire has agreed to and to cause its subsidiaries to:

•

conduct their respective businesses in the ordinary course of business, consistent with past practice, including maintaining each Clearwire lease and Clearwire license held by it in full force and effect under all applicable laws;

•

use its reasonable best efforts to preserve the terms of each Clearwire lease and to preserve the scope of the Clearwire leased FCC licenses, including proposed changes in duration, geographic coverage and payments, except the foregoing will not require Clearwire or any Clearwire subsidiaries to:

•	file any item or take any particular position with the FCC where Clearwire does not have an independent good faith basis for such filing or position;

•

require Clearwire or any Clearwire subsidiaries to commence or maintain any litigation or other legal proceedings if in Clearwire’s good faith judgment such litigation or legal proceedings are not reasonably necessary to preserve the terms of each Clearwire lease or to preserve the scope of the Clearwire leased FCC licenses;

•	preclude Clearwire or any of its subsidiaries from making a filing or taking a position with the FCC when Clearwire has a reasonable good faith basis for such filing or position; or

•	require Clearwire or any Clearwire subsidiaries to renew any terms of a Clearwire lease unless renewal would be completed in the ordinary course of business consistent with past practice;

•

use its reasonable best efforts to keep available the services of its current officers and key employees and preserve the relationships and goodwill of its business with vendors, distributors, suppliers, employees and other persons having business relationships with the businesses of Clearwire and its subsidiaries;

•	comply in all material respects with all laws applicable to Clearwire and its subsidiaries, wherever its business is conducted; and

•	comply in all material respects with all material contracts.

Subject to certain exceptions set forth in the Merger Agreement and the disclosure schedules delivered by Clearwire in connection with the Merger Agreement, unless Sprint consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed only in certain instances with respect to certain covenants), Clearwire has agreed not to, and to not permit any of its subsidiaries to, take certain actions with respect to the following, subject to specified thresholds and exceptions:

•

incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, or repay such indebtedness other than mandatory payments required pursuant to the terms of such indebtedness as of the date of the Merger Agreement, or enter into any vendor financing arrangement;

•	split, combine or reclassify any of its capital stock;

•	amend its certificate of incorporation, bylaws or other organizational documents;

•	declare or pay any dividend on, make any other distribution with respect to, or purchase or otherwise acquire any shares of, its capital stock;

•	merge or consolidate with any entity, sell or acquire any business or assets or securities of or in any Clearwire subsidiary;

•	issue any additional shares of capital stock or securities convertible into or options to acquire any additional shares of capital stock;

•

establish, adopt, enter into or amend any benefit plan, pay any bonus to or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any of its officers (vice president or above) or director of Clearwire;

•	enter into any transaction with any officer (vice president or above) or director;

•	settle or otherwise compromise any material litigation or proceeding;

•	sell any spectrum licenses, spectrum leases, or any spectrum assets or enter into any swap of spectrum;

•	make any capital, operating or cash expenditures;

•	renew any spectrum leases in effect as of the date of the Merger Agreement;

•	make any change in its methods, practices or principles of accounting;

•	make an investment in, or loan to, any person;

•	enter into, terminate amend or waive any of its rights under certain contracts;

•

commit any act, engage in any activity or fail to take any action that would reasonably be expected to cause the impairment of, loss of service area authorized under, or the revocation, cancellation or suspension of, any material Clearwire license or Clearwire leased FCC license;

•	issue any broadly distributed communication of a general nature to employees or customers;

•

surrender, or permit a materially adverse modification of, revocation of, forfeiture of, or failure to renew under regular terms, any of Clearwire’s material licenses, or cause the FCC to institute any proceedings for the revocation or suspension of any such material licenses; or fail to comply in all material respects with all requirements and conditions of Clearwire’s and its subsidiaries’ licenses;

•

make or change any material tax election, file any material amended tax return, change any tax accounting period or any tax accounting method, enter into any tax-related closing agreement, settle any material tax claim or assessment or surrender any right to claim a material refund of taxes, agree to an extension or waiver of the statute of limitations for any material tax claim or assessment, or obtain any tax ruling;

•	file any registration statement under the Securities Act of 1933, as amended;

•	disclose any confidential or proprietary information;

•

enter into any contract related to additional retail facilities, engage in any marketing or media campaign that is not consistent with such campaigns conducted by Clearwire since January 1, 2012 and prior to the date of the Merger Agreement, or increase spending with respect to such campaigns above the level of spending by Clearwire since January 1, 2012 and prior to the date of the Merger Agreement; or

•	enter into any agreement to, or make any commitment to, take any of the foregoing actions.

Governance of Surviving Corporation

Subject to certain exceptions set forth on the Clearwire disclosure schedules, the Merger Agreement provides that the directors and officers of Merger Sub immediately prior to the effective time of the Merger will become, at the effective time, the directors and officers of the surviving corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed, as the case may be.

At the effective time of the Merger, the Company’s Certificate of Incorporation and Bylaws will each be amended and restated in their entirety to read as the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the effective time of the Merger, except that in each case the name of the surviving corporation will remain “Clearwire Corporation,” and as so amended and restated will be the certificate of incorporation and bylaws of the surviving corporation.

Indemnification; Directors’ and Officers’ Insurance

The Merger Agreement provides that, all rights to indemnification, expense advancement and exculpation existing in favor of each present and former director, officer and employee of Clearwire or any of Clearwire’s subsidiaries as provided in Clearwire or such subsidiaries organizational documents in effect on the date of the Merger Agreement, will survive the Merger and the surviving corporation will, and Sprint will cause the surviving corporation to:

•

continue in full force and effect for a period of at least six years from the effective time of the Merger (or, if any relevant claim is asserted or made within such six year period, until final disposition of such claim) such rights to indemnification; and

•	perform the surviving corporation’s obligation with respect to such indemnification in a timely manner.

The Merger Agreement also provides that the surviving corporation will maintain for six years from the effective time of the Merger the current directors’ and officers’ liability insurance policies applicable to Clearwire and its subsidiaries (or substitute policies of at least the same coverage containing terms and conditions that are not less favorable) providing coverage with respect to matters occurring before the effective time of the Merger, subject to certain limitations, including a cap of 300% of the current annual premiums paid by the Company for that insurance. To the extent that a “tail” policy is available that complies with the foregoing requirements with respect to the coverage, terms and conditions applicable to all present and former directors, officers and employees of Clearwire and its subsidiaries, the surviving corporation may satisfy its obligation by obtaining such policy.

Employee Matters

Pursuant to the Merger Agreement, Sprint has agreed that it will, for a period of 12 months following the effective time of the Merger provide to each employee of Clearwire or subsidiary of Clearwire:

•	base compensation and annual cash incentive compensation opportunity that, in each case, is no less favorable than that in effect immediately prior to the effective time of the Merger;

•

with respect to each continuing employee who is categorized at the director level or above as of the date of the Merger Agreement, long-term equity incentive compensation opportunity that is no less favorable than in effect immediately prior to the effective time of the Merger;

•

employee benefit programs that are substantially comparable in the aggregate to those provided by Clearwire and its subsidiaries to continuing employees immediately prior to the effective time of the Merger; and

•	severance and termination benefits no less favorable to those provided by Clearwire and its subsidiaries to continuing employees immediately prior to the effective time of the Merger.

Notwithstanding the foregoing, Sprint may terminate the employment of any continuing employee for any reason at any time following the effective time of the Merger; provided, however, that in the event of a termination without Cause (as defined in the Sprint 2007 Omnibus Incentive Plan) during such 12-month period, Sprint will provide at least 30-days’ notice to such continuing employee, subject to applicable law.

The Merger Agreement provides that each continuing employee will be given credit for all service with Clearwire and its subsidiaries and their respective predecessors under any employee benefit plan of Sprint or its affiliates, including any such plans providing vacation, sick pay, severance and retirement benefits maintained by Sprint or its affiliates in which such continuing employee participates for purposes of eligibility, vesting and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), to the extent past service was recognized for such continuing employees under the comparable benefit plans immediately prior to the effective time of the Merger. Sprint is not required to credit any continuing employee with service that would result in:

•	duplication of benefits;

•	service credit for benefit accruals under a defined benefit pension plan; or

•	service credit under a newly established plan for which prior service is not taken into account for Sprint employees generally.

In the event of any change in the welfare benefits provided to continuing employees following the effective time of the Merger, the Merger Agreement provides that Sprint will cause the waiver of all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the continuing employees under any such welfare benefit plans to the extent that such conditions, exclusions or waiting periods would not apply in the absence of such change, and for the plan year in which the effective time of the Merger occurs, the crediting of each continuing employee with any co-payments and deductibles paid prior to any such change in satisfying any applicable deductible or out-of-pocket requirements after such change.

Additional Covenants

The Merger Agreement also contains certain other covenants including relating to cooperation in the preparation of this proxy statement and Schedule 13E-3, access to information, stockholder litigation matters, restrictions on transfers by Sprint of our Common Stock (other than transfers to certain Sprint affiliates, a conversion of Class B Common Stock held by Sprint or its affiliates into Class A Common Stock or certain transfers by Sprint to Clearwire pursuant to an election under the Equityholders’ Agreement (provided that Sprint revokes any such election prior to the Special Meeting)), notice of specified matters, public announcements and the delisting of our Class A Common Stock.

Representations and Warranties

The Merger Agreement contains representations and warranties by Clearwire, Sprint and Merger Sub. These representations and warranties:

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to Clearwire or Sprint in connection with the negotiation of the Merger Agreement, which disclosures are not reflected in the Merger Agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time.

The representations and warranties made by Clearwire relate to, among other things:

•	corporate organization, qualification and similar corporate matters;

•	capitalization;

•	subsidiaries;

•	approval and authorization of the Merger Agreement;

•	absence of certain changes or events;

•	required consents and approvals in connection with the transactions contemplated by the Merger Agreement;

•	the recommendation of the Special Committee, the approval of the Clearwire board of directors and the opinions of their respective financial advisors;

•	documents filed with the SEC, financial statements included in those documents and regulatory reports filed with governmental entities;

•	disclosure controls and procedures and internal controls over financial reporting;

•	absence of undisclosed liabilities;

•	legal proceedings;

•	employee plans;

•	tax matters;

•	compliance with applicable laws, licenses (other than FCC licenses) and permits;

•	environmental matters;

•	material contracts;

•	FCC licenses;

•	FCC leases;

•	material network assets;

•	intellectual property matters;

•	title to assets;

•	real property;

•	transactions with affiliates;

•	compliance with data privacy laws;

•	foreign corrupt practices, money laundering;

•	export control laws;

•	insurance;

•	labor and employment matters;

•	information supplied in connection with this proxy statement and Schedule 13E-3;

•	stockholders’ rights agreement and inapplicability of state takeover laws; and

•	brokers and finders.

The representations and warranties made by Sprint and Merger Sub relate to, among other things:

•	corporate organization, qualification and similar corporate matters;

•	capitalization;

•	required consents and approvals in connection with the transactions contemplated by the Merger Agreement;

•	sufficiency of funds for the Merger;

•	the Sprint-SoftBank Merger Agreement;

•	information supplied in connection with this proxy statement and Schedule 13E-3; and

•	brokers and finders.

Amendment and Waiver

The Merger Agreement may be amended only by an agreement in writing executed by each of Clearwire, Sprint and Merger Sub. After approval of the adoption of the Merger Agreement by Clearwire’s stockholders, no amendment to the Merger Agreement which requires approval of Clearwire’s and Merger Sub’s stockholders under the DGCL may be made without first obtaining such approval. At any time prior to the effective time of the Merger, whether before or after the adoption of the Merger Agreement by the required stockholder vote, each of Sprint and Merger Sub, on the one hand, and Clearwire, on the other hand, may:

•	extend the time for the performance of any of the obligations or other acts of the other parties; and

•	waive compliance with any of the agreements of the other parties or fulfillment of any conditions to such waiving party’s obligations contained in the Merger Agreement.

Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party.

Governing Law and Venue; Waiver of Jury Trial; Actions of Clearwire; No Third Party Beneficiaries

The parties have agreed that the Merger Agreement will be governed by Delaware law. Each party has irrevocably submitted to the exclusive jurisdiction of the Delaware Court of Chancery (and in the case of appeals, appropriate appellate courts in Delaware) in any action or proceeding arising out of or relating to the Merger Agreement. Each party has further waived any right such party may have to a trial by jury with respect to any legal or equitable action (whether based on contract, tort or otherwise).

Sprint and Merger Sub have agreed that any action, approval, authorization, waiver, termination or consent taken, given or made by Clearwire (including the Clearwire board of directors) in respect of the Merger Agreement or the Merger, prior to the effective time of the Merger, will not be effective unless such action, approval, authorization, waiver, termination or consent has received the prior approval of the Special Committee.

The Merger Agreement provides that except for the right of any present and former directors, officers or employees of the Company or any of its subsidiaries to enforce the provisions set forth in the indemnification and directors’ and officers’ insurance covenants contained in the Merger Agreement described above “—Indemnification; Directors’ and Officers’ Insurance,” nothing in the Merger Agreement is intended to confer on any person not a party to the Merger Agreement any rights or remedies under or by reason of the Merger Agreement.

Specific Performance

The Merger Agreement provides that the parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof in the Delaware Court of Chancery, in addition to any other remedy to which any such party is entitled in law or in equity.

THE VOTING AND SUPPORT AGREEMENT

The following describes the material provisions of the Voting and Support Agreement, which is attached as Annex B to this proxy statement and which is incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the Voting and Support Agreement that is important to you. Clearwire and Sprint encourage you to read carefully the Voting and Support Agreement in its entirety before making any decisions.

In connection with the Merger Agreement, the Voting Agreement Stockholders entered into an irrevocable voting and support agreement with Clearwire, which we refer to as the Voting and Support Agreement, whereby each Voting Agreement Stockholder agreed to vote all of the shares of our Common Stock beneficially owned by such Voting Agreement Stockholder in favor of:

•	approving the Merger Agreement Proposal;

•	approving the Charter Amendment Proposal;

•	approving the NASDAQ Authorization Proposal; and

•	approving the Adjournment Proposal.

In addition, the Voting Agreement Stockholders have agreed to vote all of the shares of our Common Stock beneficially owned by such Voting Agreement Stockholders against:

•	any acquisition proposal, as defined above under “The Merger Agreement—Non-Solicitation of Alternative Proposals,” other than the Merger;

•

any action, proposal, transaction or agreement that could reasonably be expected to result in a breach by any Voting Agreement Stockholder of the Voting and Support Agreement or, to the knowledge of such Voting Agreement Stockholder, of Clearwire under the Merger Agreement or the Note Purchase Agreement; and

•

any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, postpone, prevent, discourage, adversely affect or inhibit the timely consummation of the Merger, the issuance of the Notes (or our Common Stock or Clearwire Communications units for which the Notes will be exchangeable) pursuant to the Note Purchase Agreement or, to the knowledge of such Voting Agreement Stockholder, the fulfillment of Sprint’s, Clearwire’s, Clearwire Communications’ or Merger Sub’s conditions under the Merger Agreement or the Note Purchase Agreement or such Voting Agreement Stockholder’s obligations under the Voting and Support Agreement or change in any manner the present capitalization of Clearwire or Clearwire Communications or the voting rights of any class of our shares (including any amendments to Clearwire’s Certificate of Incorporation or Bylaws).

The voting obligations of the Voting Agreement Stockholders set forth above, will apply whether or not the Merger or any action described above is recommended by the Clearwire board of directors (or any committee thereof) and whether or not there is an adverse company board recommendation.

The Voting Agreement Stockholders have agreed not to transfer any of their shares of our Common Stock, subject to certain exceptions, during the time period from the date of the Voting and Support Agreement until the earlier to occur of the date on which the required stockholder votes regarding approval of the Merger Agreement Proposal, the Charter Amendment Proposal and the NASDAQ Approval Proposal have occurred, and the expiration of the term of the Voting and Support Agreement.

As used in the Voting and Support Agreement, the term means, with respect to each Voting Agreement Stockholder, the period from the date of the Voting and Support Agreement up to and through the termination of the Voting and Support Agreement.

The Voting and Support Agreement will terminate upon the earliest to occur of the effective time of the Merger, the termination of the Merger Agreement in accordance with its terms, or the written agreement of the Voting Agreement Stockholders, Clearwire and Sprint; provided, however, that each Voting Agreement Stockholder has the right to terminate the Voting and Support Agreement as to itself by written notice to Clearwire and Sprint if:

•

the terms of the Merger Agreement, the Note Purchase Agreement, the Notes or that certain Indenture, to be dated as of the date of the initial draw under the Note Purchase Agreement, by and among Clearwire Communications and Clearwire Finance as issuers, the guarantors named therein and Wilmington Trust, National Association as trustee, which we refer to as the Indenture, are amended, modified or waived without the prior written consent of such Voting Agreement Stockholder,

•

but only if such amendment, modification or waiver creates any additional condition to the consummation of the Merger or the transactions contemplated under the Note Purchase Agreement, the Notes and the Indenture, reduces the amount or changes the form of the Merger Consideration or otherwise adversely affects such Voting Agreement Stockholder (in its capacity as a stockholder of Clearwire or equityholder of Clearwire Communications), and

•

provided that any amendment, waiver or modification that results in a delay in the timing of the closing of the Merger (but not beyond December 31, 2013) but does not have any other adverse effect on such Voting Agreement Stockholder in such capacities will not constitute grounds for termination of the Voting and Support Agreement;

•	the required stockholder vote is not obtained at Clearwire’s stockholders’ meeting or any adjournment thereof; or

•	Sprint has terminated the Sprint-SoftBank Merger Agreement in order to enter into an alternative transaction with respect to the Sprint-SoftBank Merger.

The Voting and Support Agreement also contains certain other covenants, including relating to waivers by the Voting Agreement Stockholders of certain provisions of the Equityholders’ Agreement and Clearwire Communications’ Amended and Restated Operating Agreement, dated as of November 26, 2008, which we refer to as the Operating Agreement, in connection with the transactions contemplated by the Voting and Support Agreement, the Merger Agreement and the Note Purchase Agreement. As of April 2, 2013, the Voting Agreement Stockholders own in the aggregate 191,055,450 shares (or approximately 13.0%) of our Common Stock.

THE AGREEMENT REGARDING RIGHT OF FIRST OFFER

The following describes the material provisions of the Agreement Regarding Right of First Offer, which is attached as Annex C to this proxy statement and which is incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the Agreement Regarding Right of First Offer that is important to you. Clearwire and Sprint encourage you to read carefully the Agreement Regarding Right of First Offer in its entirety before making any decisions.

In connection with the Merger Agreement, Sprint and Sprint HoldCo have entered into the Agreement Regarding Right of First Offer with the Voting Agreement Stockholders, pursuant to which if:

•	the Merger Agreement is terminated due to the failure of the Clearwire stockholders to adopt the Merger Agreement; and

•	either:

•	the Sprint-SoftBank Merger has been consummated; or

•

the Sprint-SoftBank Merger has been terminated in order for Sprint to enter into an alternative transaction with respect to the Sprint-SoftBank Merger and such alternative transaction has been consummated;

then each Voting Agreement Stockholder will, upon the occurrence of the events described in the immediately preceding bullets, offer to sell to Sprint HoldCo, and Sprint HoldCo will purchase from each Voting Agreement Stockholder, all of the equity securities of Clearwire and Clearwire Communications that such Voting Agreement Stockholder owns at a price per share of Class A Common Stock and Class B Common Stock (together with each corresponding equity security in Clearwire Communications) equal to the Merger Consideration.

The Agreement Regarding Right of First Offer also contains certain other covenants, including relating to transfers of our Common Stock (and any equity securities convertible into Common Stock) by Voting Agreement Stockholders and waivers by Sprint and the Voting Agreement Stockholders of certain provisions of the Equityholders’ Agreement in connection with the transactions contemplated by the Voting and Support Agreement, the Merger Agreement, the Note Purchase Agreement and the Agreement Regarding Right of First Offer.

The Agreement Regarding Right of First Offer will terminate, with respect to each Voting Agreement Stockholder and the obligations of Sprint and Sprint HoldCo thereunder will terminate, upon the earliest to occur of:

•	the effective time of the Merger under the Merger Agreement;

•	the sale of such Voting Agreement Stockholder’s Clearwire and Clearwire Communications securities pursuant to the Agreement Regarding Right of First Offer;

•	the termination of the Merger Agreement for any reason other than the failure of the Clearwire stockholders to adopt the Merger Agreement;

•

the termination of the Sprint-SoftBank Merger Agreement for any reason other than the termination by Sprint in order for Sprint to enter into an alternative transaction with respect to the Sprint-SoftBank Merger;

•	if Sprint has terminated the Sprint-SoftBank Merger Agreement in order to enter into a definitive agreement with respect to an alternative transaction, the termination of such agreement;

•	the written agreement of each of the Voting Agreement Stockholders and Sprint; and

•

the termination of the Voting and Support Agreement by a Voting Agreement Stockholder as to itself due to the termination of the Sprint-SoftBank Merger Agreement in order for Sprint to enter into an alternative transaction with respect to the Sprint-SoftBank Merger.

Notwithstanding the foregoing, each Voting Agreement Stockholder has the right to terminate the Agreement Regarding Right of First Offer as to itself (and with respect to the obligations of Sprint to such Voting Agreement Stockholder under the agreement) by written notice to Sprint if the terms of the Merger Agreement are amended or modified to reduce the amount or change the form of the Merger Consideration or if Sprint has terminated the Sprint-SoftBank Merger Agreement in order to enter into an alternative transaction to the Sprint-SoftBank Merger.

THE IRREVOCABLE EXCHANGE AGREEMENT

The following describes the material provisions of the Irrevocable Exchange Agreement, which is attached as Annex D to this proxy statement and which is incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the Irrevocable Exchange Agreement that is important to you. Clearwire and Sprint encourage you to read carefully the Irrevocable Exchange Agreement in its entirety before making any decisions.

In connection with the Merger Agreement, Clearwire has entered into an irrevocable exchange agreement with Sprint and Intel 2008A, the only holder of Clearwire Communications Class B Units other than Clearwire, Sprint and its affiliates, which we refer to as the Irrevocable Exchange Agreement.

Pursuant to the Irrevocable Exchange Agreement, Intel 2008A irrevocably elected to exchange each share of Class B Common Stock (together with each corresponding Class B Unit) held by or on account of Intel 2008A and its affiliates, into the corresponding number of shares of Class A Common Stock, in accordance with the Company’s Certificate of Incorporation and the Clearwire Communications Operating Agreement, effective immediately prior to the effective time of the Merger. If the Merger is not consummated for any reason, the exchange of Intel 2008A’s shares of Class B Interests will be void.

In accordance with the Irrevocable Exchange Agreement, Intel 2008A has deposited all of Intel 2008A’s Clearwire and Clearwire Communications securities with Clearwire to hold such Intel 2008A Clearwire securities in escrow until the earlier to occur of the consummation of the transactions contemplated by the Irrevocable Exchange Agreement or termination of the Irrevocable Exchange Agreement in accordance with its terms. If the Irrevocable Exchange Agreement is terminated, Clearwire is obligated to return to Intel 2008A all Intel 2008A Clearwire and Clearwire Communications securities then being held by Clearwire.

The Irrevocable Exchange Agreement will terminate upon the earliest to occur of:

•	the effective time of the Merger;

•	the termination of the Merger Agreement in accordance with its terms; and

•

the written agreement of Intel 2008A, Clearwire and Sprint; provided, however, that Intel 2008A has the right to terminate the Irrevocable Exchange Agreement by written notice to Clearwire and Sprint if the terms of the Merger Agreement, the Note Purchase Agreement, the Notes or the Indenture are amended, modified or waived without the prior written consent of Intel 2008A, but only if such amendment, modification or waiver creates any additional condition to the consummation of the Merger or the transactions contemplated under the Note Purchase Agreement, the Notes and the Indenture, reduces the amount or form of the Merger Consideration or otherwise adversely affects Intel 2008A (in its capacity as a stockholder of Clearwire or equityholder of Clearwire Communications), provided that any amendment, waiver or modification that results in a delay in the timing of the closing of the Merger (but not beyond December 31, 2013) but does not have any other adverse effect on Intel 2008A in such capacity will not constitute grounds for termination of the Irrevocable Exchange Agreement.

AMENDMENTS TO THE EQUITYHOLDERS’ AGREEMENT

The following describes the material provisions of the second amendment and third amendment to the Equityholders’ Agreement, which are attached as Annex E-1 and E-2, respectively, to this proxy statement and which are incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the second amendment and third amendment to the Equityholders’ Agreement that is important to you. Clearwire and Sprint encourage you to read carefully the second amendment and third amendment to the Equityholders’ Agreement in their entirety before making any decisions.

In connection with the Merger Agreement, Clearwire, Sprint (and certain affiliates of Sprint), Eagle River, Intel 2008A, Intel Capital Corporation, Intel Capital (Cayman) Corporation, Middlefield Ventures, Inc. and Comcast Corporation, as Strategic Investor representative, entered into a second amendment to the Equityholders’ Agreement and each such party (except Eagle River) entered into a and third amendment to the Equityholders’ Agreement. Under the terms of the second amendment, the Equityholders’ Agreement was terminated with respect to Eagle River (subject to certain limited exceptions).

The third amendment to the Equityholders’ Agreement provides that the shares of our Common Stock (together with any corresponding Class B Units) that underlie the Notes issued pursuant to the Note Purchase Agreement are to be disregarded for purposes of calculating each party to the Equityholders’ Agreement ownership percentages, determining the number of Clearwire voting securities held by each party to the Equityholders’ Agreement, and for purposes of certain tag-along rights granted under the Equityholders’ Agreement.

THE NOTE PURCHASE AGREEMENT

The following describes the material provisions of the Note Purchase Agreement and the first and second amendments thereto, which are attached as Annexes F-1, F-2 and F-3 to this proxy statement, respectively, and which are incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the Note Purchase Agreement that is important to you. Clearwire and Sprint encourage you to read carefully the Note Purchase Agreement in its entirety before making any decisions.

In connection with the Merger Agreement, on December 17, 2012, Clearwire and Clearwire Communications and Clearwire Finance, both wholly-owned subsidiaries of Clearwire Corporation which we refer to together as the Issuers, entered into the Note Purchase Agreement with Sprint, as amended on January 31, 2013 and February 26, 2013, pursuant to which Sprint has agreed, subject to the terms of the Note Purchase Agreement, to purchase from the Issuers up to an aggregate principal amount of $800 million of 1.00% Exchangeable Notes due 2018, which we refer to as the Notes, upon the request of the Issuers, in $80 million monthly installments on the first business day of each month, which we refer to as a Draw Date, beginning January 2013. The amount of Notes that the Issuers can request that Sprint purchase is subject to, among other things, the authorization and reservation of the underlying securities and the underlying securities being eligible for issuance pursuant to the applicable rules and regulations of NASDAQ.

As previously disclosed on January 8, 2013, the Company did not take the initial draw under the Note Purchase Agreement as DISH indicated that its preliminary proposal would be withdrawn were the Company to draw on the financing. In order to allow the Special Committee to continue to evaluate the proposal from DISH, at the direction of the Special Committee, the Company also did not take the February $80 million draw. On February 27, 2013, the Company announced that it had elected to take the March $80 million draw, and on March 1, 2013, the Issuers issued, and Sprint purchased, $80 million of Notes and the parties entered into the agreements discussed below. In addition, on March 28, 2013, the Company announced that it had elected to take the April $80 million draw, and on April 1, 2013, the Issuers issued, and Sprint purchased, $80 million of Notes. The Special Committee has not made any determination with respect to any further draws under the Note Purchase Agreement.

Under the terms of the Note Purchase Agreement, the terms of the Notes are governed by an indenture, which the Issuers entered into on March 1, 2013, the date of the first draw, which we refer to as the New Indenture. The terms of the New Indenture are substantially similar (except as described below) to the indenture dated as of December 8, 2010, by and among the Issuers, the guarantors named therein and the trustee named therein, governing the Issuers’ existing 8.25% Exchangeable Notes due 2040, which we refer to as the Existing Indenture, which were issued in December 2010. However, under the New Indenture, the Notes will be exchangeable by Sprint into either our Class A Common Stock or the Class B Interests, at Sprint’s election. The Notes will become exchangeable if:

•	the Merger Agreement is terminated for any reason; or

•	if the Merger is consummated,

at an exchange rate of 666.6700 shares per $1,000 aggregate principal amount of Notes (equivalent to a price of $1.50 per share), subject to anti-dilution protections, which we refer to as the Exchange Rate. If the Merger Agreement is terminated under circumstances where Clearwire is entitled to the termination fee and Clearwire does not deliver a Fee Waiver, then $120 million principal amount of the Notes will be automatically cancelled. In addition, if Sprint terminates the Merger Agreement in connection with the Sprint-SoftBank Merger Agreement having been terminated as described above under “The Merger Agreement—Termination Fee,” Clearwire will have the option to exchange, at the Exchange Rate, the Notes that remain outstanding for 15 business days following such termination. Unlike the terms of the Existing Indenture, the terms of the New Indenture do not include an option to call or redeem the Notes, and Sprint does not have the right to put Notes at specified dates. The New Indenture is attached as Annex G to this proxy statement.

The Notes bear interest at a rate of 1.00% per annum, with interest payable semi-annually in arrears on June 1 and December 1, beginning on June 1, 2013, and have a stated maturity of June 1, 2018.

The Note Purchase Agreement includes customary representations, warranties and covenants, and also includes a covenant that Clearwire holds a stockholders’ meeting to approve, among other things, an amendment to the Company’s Certificate of Incorporation to increase its authorized share capital and to the authorize the issuance of the Class A Common Stock and Class B Common Stock which may be issued upon exchange of the Notes or, with respect to the Class A Common Stock, upon exchange of the Class B Interests issued upon exchange of the Notes in accordance with Rule 5635(d) of the NASDAQ Listing Rules, in each case by (a) the affirmative vote of the holders of at least a majority of our Common Stock and (b) the affirmative vote of the holders of at least a majority of our Common Stock not held by Sprint, SoftBank or their affiliates, voting as a single class.

The Note Purchase Agreement also includes customary conditions to the sale of Notes.

The Note Purchase Agreement provides that it will be terminated, among other things:

•	by mutual consent;

•	automatically if the required vote to adopt the Merger Agreement is not obtained at our stockholder meeting; or

•

automatically if the Merger Agreement is terminated; provided that if the Merger Agreement is terminated due to a failure of the Sprint-SoftBank Merger to be consummated or a breach of Sprint’s representations, warranties, covenants or agreements thereunder (subject to certain conditions), then the Note Purchase Agreement will instead terminate upon Clearwire exercising its option to exchange the Notes.

In connection with the first draw on March 1, 2013, Sprint, Clearwire, the Issuers and the guarantors of the Notes entered into a registration rights agreement, which we refer to as the Registration Rights Agreement, that provides that Clearwire must use its reasonable best efforts to file a registration statement under the federal securities laws registering the sale of the shares of Class A Common Stock deliverable upon exchange of Notes or upon exchange of the Class B Interests issued upon exchange of Notes. Also in connection with the first draw on March 1, 2013, Clearwire and the Issuers entered into a stock delivery agreement, which we refer to as the Stock Delivery Agreement, that provides, among other things, that Clearwire will deliver shares of its Class A Common Stock and Class B Common Stock to the Issuers upon exchange of the Notes. The Registration Rights Agreement and the Stock Delivery Agreement are attached as Annex H and Annex I, respectively, to this proxy statement.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us, contain statements that, in our opinion, may constitute forward-looking statements. Statements containing words such as expect, anticipate, believe, estimate, likely or similar words that are used herein or in other written or oral information conveyed by or on behalf of the Company, are intended to identify forward-looking statements. Forward-looking statements are made based upon management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Such forward-looking statements are not guarantees of future events. Actual results may differ, even materially, from those contemplated by the forward-looking statements due to, among others, the following factors:

•	our stockholders may not adopt the Merger Agreement;

•	litigation in respect of the Merger could delay or prevent the closing of the Merger;

•

the parties may be unable to obtain governmental and regulatory approvals required for the Merger, or required governmental and regulatory approvals may delay the Merger or result in the imposition of conditions that could cause the parties to abandon the Merger;

•	the parties may be unable to complete the Merger because, among other reasons, conditions to the closing of the Merger may not be satisfied or waived;

•

our announcement and pursuit of the Merger may disrupt our business and make it more difficult to maintain our business and operational relationships and the restrictions imposed on us prior to the closing of the Merger or termination of the Merger Agreement may prevent us from growing our business or operating outside of the ordinary course of business without the consent of Sprint;

•	developments beyond the parties’ control, including but not limited to, changes in economic and employment conditions, competitive conditions and health care reform;

•	we may not be able to incur additional debt;

•	our stockholders may not approve the Charter Amendment Proposal or the NASDAQ Approval Proposal; or

•	the risk factors and other factors referred to in the Company’s reports filed with or furnished to the SEC.

Consequently, all of the forward-looking statements we make in this document are qualified by the information contained or referred to herein, including, but not limited to, (i) the information contained under this heading and (ii) the information contained under the heading “Risk Factors” and that is otherwise disclosed in our annual report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 14, 2013. See “Where You Can Find More Information.”

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. Except as required by law, we undertake no obligation to update any of these forward-looking statements.

PARTIES TO THE MERGER

The Company

Clearwire Corporation

1475 120th Avenue Northeast

Bellevue, Washington 98005

(425) 216-7600

The Company is a Delaware corporation and a leading provider of 4G wireless broadband services offering services in areas of the United States where more than 130 million people live. Clearwire holds the deepest portfolio of wireless spectrum available for data services in the United States. Clearwire serves retail customers through its own CLEAR® brand as well as through wholesale relationships with some of the leading companies in the retail, technology and telecommunications industries, including Sprint and NetZero. We are constructing a next-generation 4G LTE Advanced-ready network to address the capacity needs of the market, and are also working closely with the Global TDD-LTE Initiative and China Mobile to further the TDD-LTE ecosystem. For more information about the Company, please visit the Company’s website at http://www.clearwire.com. The information contained on the Company’s website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also “Where You Can Find More Information.” The Company’s Class A Common Stock is publicly traded on NASDAQ under the symbol “CLWR.”

Sprint

Sprint Nextel Corporation

6200 Sprint Parkway

Overland Park, Kansas 66251

(855) 848-3280

Sprint is a Kansas corporation headquartered in Overland Park, Kansas. Sprint is mainly a holding company and offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint served nearly 56 million customers at the end of the third quarter of 2012 and is widely recognized for developing, engineering and deploying innovative technologies, including the first wireless 4G service from a national carrier in the United States; offering industry-leading mobile data services, leading prepaid brands including Virgin Mobile USA, Boost Mobile, and Assurance Wireless; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. The American Customer Satisfaction Index rated Sprint No. 1 among all national carriers in customer satisfaction and most improved, across all 47 industries, during the last four years. Newsweek ranked Sprint No. 3 in both its 2011 and 2012 Green Rankings, listing it as one of the nation’s greenest companies, the highest of any telecommunications company. Sprint is a publicly-traded company on the NYSE (ticker symbol: S). Sprint is the beneficial owner of 50.2% of the Company’s Common Stock and 50.2% of the Company’s Common Stock entitled to vote at the Special Meeting.

Merger Sub

Collie Acquisition Corp.

c/o Sprint Nextel Corporation

6200 Sprint Parkway

Overland Park, Kansas 66251

(855) 848-3280

Merger Sub is a Delaware corporation and a wholly-owned subsidiary of Sprint that was formed by Sprint solely for purposes of entering into the Merger Agreement and completing the Merger. Merger Sub has not engaged in any business except for activities incidental to its formation and as contemplated by the Merger Agreement. At the effective time of the Merger, Merger Sub will merge with and into the Company and will cease to exist and the Company will continue as the surviving corporation and a wholly-owned subsidiary of Sprint.

Certain Sprint-Related Parties

SN UHC 1, SN UHC 4 and Sprint HoldCo

c/o Sprint Nextel Corporation

6200 Sprint Parkway

Overland Park, Kansas 66251

(855) 848-3280

SN UHC 1 is a Delaware corporation and a wholly-owned subsidiary of Sprint. SN UHC 1 holds certain of Sprint’s wireless broadband communications investments. SN UHC 1 currently owns 30,922,958 shares of Class A Common Stock and 2,728,512 shares of Class B Common Stock. SN UHC 1 is a party to the Equityholders’ Agreement.

Sprint HoldCo is a Delaware limited liability company and a wholly-owned subsidiary of Sprint. Sprint HoldCo holds certain of Sprint’s wireless broadband communications investments. Sprint HoldCo currently owns 705,359,348 shares of Class B Common Stock. Sprint HoldCo is a party to the Equityholders’ Agreement and the Agreement Regarding Right of First Offer, attached hereto as Annex C.

SN UHC 4 is a Delaware corporation and a wholly-owned subsidiary of Sprint. SN UHC 4 holds certain of Sprint’s wireless broadband communications investments. SN UHC 4 is the managing member of Sprint HoldCo. SN UHC 4 is not a party to the Equityholders’ Agreement or any other agreements related to the Merger.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the board of directors for use at the Special Meeting to be held on                     , 2013, starting at 9:00 a.m., Pacific Daylight Time at                     , or at any postponement or adjournment thereof. At the Special Meeting, holders of our Common Stock will be asked to approve the Merger Agreement Proposal, to approve the Charter Amendment Proposal, to approve the NASDAQ Authorization Proposal, to approve the Adjournment Proposal, and to approve the Golden Parachute Proposal.

Our stockholders must approve the Merger Agreement Proposal in order for the Merger to occur. If our stockholders fail to approve the Merger Agreement Proposal, the Merger will not occur. A copy of the Merger Agreement, as well as an amendment thereto, are attached as Annexes A-1 and A-2 to this proxy statement. We encourage you to read the Merger Agreement carefully in its entirety.

Our stockholders must approve the Charter Amendment Proposal and the NASDAQ Approval Proposal in order for us to request the full amount of potentially available financing provided by Sprint pursuant to the Note Purchase Agreement. If our stockholders fail to approve the Charter Amendment Proposal or the NASDAQ Authorization Proposal, we will only be able to request up to approximately $503 million or $410 million, respectively, of the financing provided by Sprint under the Note Purchase Agreement and, as a result, we may not have sufficient funds to meet our operating and capital expenditure needs in the near term. A copy of the Note Purchase Agreement, as well as two amendments thereto, are attached as Annexes F-1, F-2 and F-3 to this proxy statement. We encourage you to read the Note Purchase Agreement carefully and in its entirety.

If the Merger Agreement is not adopted by our stockholders, the Note Purchase Agreement will automatically terminate and after such termination we will not be able to request any financing from Sprint under the Note Purchase Agreement and, as a result, we may not have sufficient funds to meet our operating and capital expenditure needs in the near term.

Record Date and Quorum

We have fixed the close of business on April 2, 2013 as the Record Date for the Special Meeting, and only record holders of shares of our Common Stock on the Record Date are entitled to vote at the Special Meeting. You are entitled to receive notice of, and to vote at, the Special Meeting if you are a record holder of Common Stock at the close of business on the Record Date. You will have one vote for each share of Common Stock that you owned on the Record Date. As of the Record Date, there were 698,846,925 shares of Class A Common Stock and 773,732,672 shares of Class B Common Stock outstanding and entitled to vote. 325,000 shares of the 699,171,925 shares of Class A Common Stock that were outstanding as of the Record Date are ineligible to vote at the Special Meeting, due to certain defaults under a stock pledge agreement relating to these shares, and such shares shall be disregarded for all purposes (including quorum and voting) at the Special Meeting.

A majority of the shares of Common Stock outstanding at the close of business on the Record Date and entitled to vote, present in person or represented by proxy, at the Special Meeting constitutes a quorum for the purposes of the Special Meeting.

Sprint beneficially owns approximately 50.2% of our outstanding Common Stock entitled to vote at the Special Meeting, and has agreed to vote all of its shares of our Common Stock (and to cause each of its controlled affiliates to vote their shares of our Common Stock, if any) in favor of the Merger Agreement Proposal, the Charter Amendment Proposal and the NASDAQ Authorization Proposal. In addition, Comcast, Bright House, Intel and certain of their respective affiliates beneficially own approximately 13.0% of our outstanding Common Stock entitled to vote at the Special Meeting, and as described in “The Voting and Support Agreement” have also agreed to vote all of their shares of our Common Stock in favor of the Merger Agreement Proposal, the Charter Amendment Proposal, the NASDAQ Authorization Proposal and the Adjournment Proposal. As a result of the commitments of Sprint and these stockholders to participate in the Special Meeting, we expect that a quorum will be present at the Special Meeting.

Shares of our Common Stock represented at the Special Meeting but not voted, including shares of Common Stock for which a stockholder directs an abstention from voting, as well as broker non-votes, as described below, if any, will be counted for purposes of establishing a quorum. A quorum is necessary to transact business at the Special Meeting. Once a share of Common Stock is represented at the Special Meeting, it will be counted for the purpose of determining a quorum at the Special Meeting and any adjournment of the Special Meeting. However, if a new record date is set for the adjourned Special Meeting, a new quorum will have to be established. In the event that a quorum is not present at the Special Meeting, the stockholders who are present in person or represented by proxy may be asked to vote as to whether the Special Meeting will be adjourned to solicit additional proxies.

Attendance

Only stockholders or their duly authorized proxies have the right to attend the Special Meeting. To gain admittance, you must present valid photo identification, such as a driver’s license or passport. If your shares of Common Stock are held through a bank, brokerage firm or other nominee, please bring to the Special Meeting a copy of your brokerage statement evidencing your beneficial ownership of Common Stock and valid photo identification. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the Special Meeting.

Vote Required

Pursuant to the terms of the Merger Agreement, the approval of the Merger Agreement Proposal requires the affirmative vote of the holders at least 75% of the outstanding shares of our Common Stock entitled to vote thereon, voting as a single class, and, in accordance with the requirements of a “Qualifying Purchase” under the Equityholders’ Agreement, the holders of at least a majority of the outstanding shares of our Common Stock not held by Sprint, SoftBank or any of their respective affiliates, voting as a single class. For the Merger Agreement Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will have the same effect as a vote cast against the Merger Agreement Proposal, and will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to attend the Special Meeting, it will have the same effect as a vote cast against the Merger Agreement Proposal.

Pursuant to the terms of the Merger Agreement and the Note Purchase Agreement, the approval of the Charter Amendment Proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of our Common Stock entitled to vote thereon, voting as a single class, and the holders of at least a majority of the outstanding shares of our Common Stock not held by Sprint, SoftBank or any of their respective affiliates, voting as a single class. As a result of the commitments of Sprint, as well as the commitments from Comcast, Bright House and Intel, to participate in the Special Meeting, we expect that the holders of at least a majority of the outstanding shares of Clearwire’s Common Stock entitled to vote thereon, voting as a single class, will approve the Charter Amendment Proposal. For the Charter Amendment Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will have the same effect as a vote cast against the Charter Amendment Proposal, and will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to attend the Special Meeting, it will have the same effect as a vote cast against the Charter Amendment Proposal.

Pursuant to the terms of the Merger Agreement and the Note Purchase Agreement, the approval of the NASDAQ Authorization Proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of our Common Stock entitled to vote thereon, voting as a single class, and the holders of at least a majority of the outstanding shares of our Common Stock not held by Sprint, SoftBank or any of their respective affiliates, voting as a single class. As a result of the commitments of Sprint, as well as the commitments from Comcast, Bright House and Intel, to participate in the Special Meeting, we expect that the holders of at least a majority of the outstanding shares of Clearwire’s Common Stock entitled to vote thereon, voting as a single class, will approve the NASDAQ Authorization Proposal. For the NASDAQ Authorization

Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will have the same effect as a vote cast against the NASDAQ Authorization Proposal, and will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to attend the Special Meeting, it will have the same effect as a vote cast against the NASDAQ Authorization Proposal.

The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote thereon at the Special Meeting, whether or not a quorum is present. For the Adjournment Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of this proposal, if your shares of our Common Stock are present at the Special Meeting but are not voted with respect to this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted against the proposal. If you fail to submit a proxy or to attend the Special Meeting, or if there are broker non-votes on the issue, as applicable, this will not have any effect on the Adjournment Proposal.

The approval of the Golden Parachute Proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote thereon at the Special Meeting. For the Golden Parachute Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of this proposal, if your shares of our Common Stock are present at the Special Meeting but are not voted with respect to this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted against the proposal. If you fail to submit a proxy or to attend the Special Meeting, or if there are broker non-votes on the issue, as applicable, this will not have any effect on the Golden Parachute Proposal.

Our directors and executive officers have informed us that, as of the date of this Proxy Statement, they intend to vote all of the shares of Common Stock owned directly by them in favor of the adoption of the Merger Agreement and approval of each of the other proposals. As of April 2, 2013 the record date for the Special Meeting, our directors and current executive officers directly owned, in the aggregate, 8,111,404 shares of Common Stock entitled to vote at the Special Meeting, or collectively approximately 0.6% of the outstanding shares of Common Stock entitled to vote at the Special Meeting.

Sprint beneficially owns approximately 50.2% of our outstanding Common Stock entitled to vote at the Special Meeting, and has agreed to vote all of its shares of our Common Stock (and to cause each of its controlled affiliates to vote their shares of our Common Stock, if any) in favor of the Merger Agreement Proposal, the Charter Amendment Proposal and the NASDAQ Authorization Proposal. In addition, Comcast, Bright House, Intel and certain of their respective affiliates beneficially own approximately 13.0% of our outstanding Common Stock entitled to vote at the Special Meeting, and as described in “The Voting and Support Agreement” have also agreed to vote all of their shares of our Common Stock in favor of the Merger Agreement Proposal, the Charter Amendment Proposal, the NASDAQ Authorization Proposal and the Adjournment Proposal.”

Together, these parties hold approximately 63.1% of the total outstanding Common Stock entitled to vote at the Special Meeting. As such, in order to meet the 75% approval threshold for approval of the Merger Agreement Proposal, holders of an additional 11.9% of our outstanding Common Stock entitled to vote at the Special Meeting (or approximately 32.2% of the remaining outstanding Common Stock that is not held by Sprint or the parties to the Voting and Support Agreement) will need to vote in favor of the Merger Agreement Proposal. SoftBank has informed us that, as of the date of the proxy statement, it does not own any of our Common Stock.

In addition, the approval of the Merger Agreement Proposal requires an affirmative vote of at least a majority of the outstanding shares of our Common Stock not held by Sprint, SoftBank or any of their respective affiliates, voting as a single class. All of the shares of our Common Stock held by the parties to the Voting and Support Agreement will count towards this condition and, as such, in order to meet this condition, holders of an additional 11.9% of our outstanding Common Stock entitled to vote at the Special Meeting (or approximately 32.2% of the remaining outstanding Common Stock that is not held by Sprint or the parties to the Voting and Support Agreement) will need to vote in favor of the Merger Agreement Proposal.

If your shares of Common Stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company LLC, you are considered, with respect to those shares of Common Stock, the stockholder of record. This proxy statement and WHITE proxy card have been sent directly to you by the Company.

If your shares of our Common Stock are held through a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares of Common Stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Common Stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee as to how to vote your shares by following their instructions for voting.

Under the rules of NASDAQ, brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approving non-routine matters. The Merger Agreement Proposal, the Charter Amendment Proposal, the NASDAQ Authorization Proposal and the Golden Parachute Proposal are considered non-routine proposals and, as a result, brokers are not empowered to vote shares of Common Stock absent specific instructions from the beneficial owner of such shares of our Common Stock. We generally refer to situations where brokers do not vote on a particular matter because brokers do not have discretionary voting power with respect to that matter, and have not received such specific instructions from beneficial owners of our Common Stock, as broker non-votes. Broker non-votes, if any, will be counted for purposes of determining a quorum, but will have the same effect as a vote cast against the Merger Agreement Proposal, the Charter Amendment Proposal and the NASDAQ Approval Proposal.

If you are a stockholder of record, you may vote your shares of our Common Stock on matters presented at the Special Meeting in any of the following ways:

•	in person — you may attend the Special Meeting and cast your vote there;

•	by proxy — stockholders of record have a choice of voting by proxy:

•	over the Internet (the website address for Internet proxies is printed on your WHITE proxy card);

•	by using the toll-free telephone number noted on your WHITE proxy card; or

•	by signing, dating and returning the enclosed WHITE proxy card in the accompanying prepaid reply envelope.

If you are a beneficial owner of shares of our Common Stock as of the Record Date, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of our Common Stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the Special Meeting, you must have a legal proxy from your bank, brokerage firm or other nominee naming you as the proxy.

The control number located on your WHITE proxy card is designed to verify your identity and allow you to submit a proxy for your shares of our Common Stock, and to confirm that your voting instructions have been properly recorded when submitting a proxy over the Internet or by telephone.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for submitting a proxy over the Internet or by telephone. If you choose to submit your proxy by mailing a WHITE proxy card, your WHITE proxy card must be filed with our Corporate Secretary by the time the Special Meeting begins. Please do not send in your stock certificates with your proxy card. When the Merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the Merger Consideration in exchange for your stock certificates.

If you vote by proxy, regardless of the method you choose to submit a proxy, the individuals named on the enclosed WHITE proxy card, and each of them, with full power of substitution will vote your shares of Common Stock in the way that you indicate. When completing the Internet or telephone proxy processes or the WHITE proxy card, you may specify whether your shares of our Common Stock should be voted “FOR” or “AGAINST,” or to “ABSTAIN” from voting on, all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your WHITE proxy card but do not mark the boxes indicating how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the Merger Agreement Proposal, “FOR” the Charter Amendment Proposal, “FOR” the NASDAQ Authorization Proposal, “FOR” the Adjournment Proposal and “FOR” the Golden Parachute Proposal.

If you have any questions or need assistance voting your shares of our Common Stock, please call MacKenzie, our proxy solicitor, toll-free at (800) 322-2885, or collect at (212) 929-5500.

IT IS IMPORTANT THAT YOU SUBMIT A PROXY FOR YOUR SHARES OF COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED WHITE PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY OVER THE INTERNET OR BY TELEPHONE. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

Proxies and Revocation

Any stockholder of record entitled to vote at the Special Meeting may submit a proxy over the Internet, by telephone or by returning the enclosed WHITE proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the Special Meeting. If your shares of our Common Stock are held in street name by your bank, broker or other nominee, you should instruct your bank, broker or other nominee, on how to vote your shares of our Common Stock using the instructions provided by your bank, broker or other nominee. If you fail to submit a proxy or to vote in person at the Special Meeting, or you do not provide your bank, broker or other nominee, with instructions, as applicable, your shares of our Common Stock will not be voted at the Special Meeting, which will have the same effect as a vote cast against the Merger Agreement Proposal the Charter Amendment Proposal and the NASDAQ Proposal, and will not have any effect on the Adjournment Proposal and the Golden Parachute Proposal.

You have the right to revoke a proxy, including any proxy you may have given by submitting a gold proxy card, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by submitting another proxy, including a WHITE proxy card, at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with our Corporate Secretary before the Special Meeting begins, or by attending the Special Meeting and voting in person. If your shares of our Common Stock are held in street name by your bank, broker or other nominee, please refer to the information forwarded by your bank, broker or other nominee for procedures on revoking your proxy.

Only your last submitted proxy card will be considered. Please cast your vote “FOR” each of the proposals, following the instructions in your WHITE proxy card, as promptly as possible. You do not need to contact the dissident stockholder to revoke any previously granted proxy you may have given by submitting a gold proxy card. Your submission of your vote via the instructions in your WHITE proxy card is sufficient to revoke your gold proxy card.

Adjournments and Postponements

Any adjournment of the Special Meeting may be made from time to time by approval of the holders of a majority of the shares of our Common Stock present in person or represented by proxy at the Special Meeting, whether or not a quorum exists, without further notice other than by an announcement made at the Special Meeting. If a quorum is not present at the Special Meeting, or if a quorum is present at the Special Meeting but there are not sufficient votes at the time of the Special Meeting to approve the Merger Agreement Proposal, the Charter Amendment Proposal or the NASDAQ Authorization Proposal then our stockholders may be asked to vote on a proposal to adjourn the Special Meeting so as to permit further solicitation of proxies (as further described in “Adjournment of the Special Meeting (the Adjournment Proposal—Proposal 4)—the Proposal”). Any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies with respect to any such proposal will allow our stockholders who have already sent in their proxies to revoke them at any time with respect to such proposal prior to their use at the Special Meeting as adjourned or postponed.

Anticipated Date of Completion of the Merger

We are using our reasonable best efforts to complete the Merger as promptly as practicable. Assuming timely satisfaction of necessary closing conditions, we anticipate that the Merger will be completed by mid-2013. If our stockholders vote to approve the Merger Agreement Proposal, the Merger will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the Merger.

Rights of Stockholders Who Seek Appraisal

Stockholders are entitled to appraisal rights under the DGCL with respect to any or all of their shares of our Common Stock in connection with the Merger. This means that you are entitled to have the fair value of your shares of Common Stock determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the Merger Agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before a vote is taken on the Merger Agreement, you must not submit a proxy or otherwise vote in favor of the Merger Agreement Proposal and you must hold your shares continuously through the effective time and otherwise comply with Section 262 of the DGCL. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See “Appraisal Rights” and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex L to this proxy statement. If you hold your shares of Class A Common Stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

Solicitation of Proxies; Payment of Solicitation Expenses

The Company has engaged MacKenzie to assist in the solicitation of proxies for the Special Meeting. The Company has agreed to pay MacKenzie a fee of $70,000. The Company will reimburse MacKenzie for reasonable out-of-pocket expenses and will indemnify MacKenzie and its affiliates against certain claims, liabilities, losses, damages and expenses. The Company also will reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of our Common Stock for their expenses in forwarding soliciting materials to beneficial owners of our Common Stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, over the Internet or in person. Our directors, officers and employees will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed WHITE proxy card or voting instructions, please call MacKenzie, our proxy solicitor, toll-free at (800) 322-2885, or collect at (212) 929-5500.

THE MERGER (THE MERGER AGREEMENT PROPOSAL—PROPOSAL 1)

The Proposal

The Company is asking you to approve the Merger Agreement Proposal. A copy of the Merger Agreement, as well as an amendment thereto, are attached as Annexes A-1 and A-2 to this proxy statement.

Vote Required and Board Recommendation

Pursuant to the terms of the Merger Agreement, the approval of the Merger Agreement Proposal requires the affirmative vote of the holders of at least 75% of the outstanding shares of our Common Stock entitled to vote thereon, voting as a single class, and, in accordance with the requirements of a “Qualifying Purchase” under the Equityholders’ Agreement, the holders of at least a majority of the outstanding shares of our Common Stock not held by Sprint, SoftBank or any of their respective affiliates, voting as a single class.

Approval of the Merger Agreement Proposal is independent of approval of the Charter Amendment Proposal, and each of these approvals is also independent of approval of the NASDAQ Authorization Proposal. However, if the Merger Agreement Proposal is not approved by our stockholders, the Note Purchase Agreement will automatically terminate and after such termination we will not be able to request any financing from Sprint under the Note Purchase Agreement, whether or not our stockholders approve the Charter Amendment Proposal or the NASDAQ Authorization Proposal.

The board of directors unanimously recommends that you vote “FOR” the Merger Agreement Proposal.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION (THE CHARTER AMENDMENT PROPOSAL—PROPOSALS 2A and 2B)

The Proposal

The Company is asking you to approve proposals to amend the Company’s Certificate of Incorporation to (a) increase the Company’s authorized shares of Class A Common Stock by 1,019,162,522 shares, which we refer to as the Class A Common Stock Charter Amendment Proposal, and (b) increase the Company’s authorized shares of Class B Common Stock by 1,019,162,522 shares, which we refer to as the Class B Common Stock Charter Amendment Proposal and collectively with the Class A Common Stock Charter Amendment Proposal as the Charter Amendment Proposal.

The increase in the Company’s authorized shares of Class A Common Stock and Class B Common Stock is necessary in order to allow for the exchange of more than $503 million of the Notes that can be sold to Sprint pursuant to the Note Purchase Agreement, and to allow for an additional 300 million shares of Common Stock to provide for future flexibility and to maintain liquidity.

The approval of both the Class A Common Stock Charter Amendment Proposal and the Class B Common Stock Charter Amendment Proposal is required to approve the adoption of the Charter Amendment Proposal. Each of the proposals comprising the Charter Amendment Proposal is cross-conditioned upon the approval by our stockholders of the other proposal comprising the Charter Amendment Proposal. Neither the Class A Common Stock Charter Amendment Proposal nor the Class B Common Stock Charter Amendment Proposal will be deemed approved unless both of them are approved.

Vote Required and Board Recommendation

Pursuant to the terms of the Merger Agreement and the Note Purchase Agreement, the approval of the Charter Amendment Proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of our Common Stock entitled to vote thereon, voting as a single class, and the holders of at least a majority of the outstanding shares of our Common Stock not held by Sprint, SoftBank or any of their respective affiliates, voting as a single class.

The board of directors believes that it is in the best interests of the Company and its stockholders to amend the Company’s Certificate of Incorporation to increase the Company’s authorized shares of Class A Common Stock and Class B Common Stock to allow the Company to request more than $503 million of financing provided by Sprint pursuant to the Note Purchase Agreement, and to allow for an additional 300 million shares of Common Stock to provide for future flexibility and to maintain liquidity.

The full text of the amendment to the Company’s Certificate of Incorporation is attached to this proxy statement as Annex M.

Approval of the Charter Amendment Proposal is independent of approval of the Merger Agreement Proposal, and each of these approvals is also independent of approval of the NASDAQ Authorization Proposal. However, if the Merger Agreement Proposal is not approved by our stockholders, the Note Purchase Agreement will automatically terminate and after such termination we will not be able to request any financing from Sprint under the Note Purchase Agreement, whether or not our stockholders approve the Charter Amendment Proposal or the NASDAQ Authorization Proposal.

The board of directors unanimously recommends that you vote “FOR” the Charter Amendment Proposal.

ISSUANCE OF ADDITIONAL SHARES OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK, IN ACCORDANCE WITH NASDAQ LISTING RULES (THE NASDAQ AUTHORIZATION PROPOSAL—PROPOSALS 3A AND 3B)

The Proposal

The Company is asking you to approve a proposal to authorize the issuance of (a) the Class A Common Stock, which we refer to as the Class A Common Stock NASDAQ Authorization Proposal, and (b) Class B Common Stock, which we refer to as the Class B Common Stock NASDAQ Authorization Proposal, that may be issued upon exchange of the Notes or, with respect to the Class A Common Stock, upon exchange of the Class B Interests issued upon exchange of the Notes in accordance with Rule 5635(d) of the NASDAQ Listing Rules. We refer to the Class A Common NASDAQ Authorization Proposal and the Class B Common NASDAQ Authorization Proposal collectively as the NASDAQ Authorization Proposal.

The approval of both the Class A Common Stock NASDAQ Authorization Proposal and the Class B Common Stock NASDAQ Authorization Proposal is required to approve the adoption of the NASDAQ Authorization Proposal. Each of the proposals comprising the NASDAQ Authorization Proposal is cross-conditioned upon the approval by our stockholders of the other proposal comprising the NASDAQ Authorization Proposal. Neither the Class A Common Stock NASDAQ Authorization Proposal nor the Class B Common Stock NASDAQ Authorization Proposal will be deemed approved unless both of them are approved.

Because our Class A Common Stock is listed on NASDAQ, we are subject to the NASDAQ Listing Rules. NASDAQ Listing Rule 5635(d) requires shareholder approval prior to the issuance of securities in connection with a transaction, other than a public offering, involving the sale, issuance or potential issuance by a company of common stock, or securities convertible into or exercisable for common stock, equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book value or market value of the stock.

Pursuant to and subject to the conditions set forth in the Note Purchase Agreement, Sprint has agreed to purchase from the Issuers through private placements up to an aggregate principal amount of $800 million of Notes, upon the request of the Issuers, in $80 million monthly installments. The Notes will become exchangeable, under certain circumstances, at an exchange rate of 666.6700 shares of Common Stock per $1,000 aggregate principal amount of Notes (equivalent to a price of $1.50 per share), subject to adjustment in accordance with the indenture governing the Notes.

The market value of the Class A Common Stock was $3.37 on December 14, 2012 (the closing price of our Class A Common Stock on the last trading day before the date the Note Purchase Agreement was executed), which is greater than the exchange price of the Notes. As of December 14, 2012 (the last trading day before the date the Note Purchase Agreement was executed), the total number of shares outstanding of our Class A Common Stock and Class B Common Stock were 691,314,595 and 773,732,672, respectively, and therefore the total number of voting shares outstanding was 1,465,047,267. Therefore, stockholder approval is required under NASDAQ Listing Rule 5635(d) to sell more than approximately $410 million of Notes to Sprint (assuming the initial maximum exchange rate under the New Indenture).

Vote Required and Board Recommendation

Pursuant to the terms of the Merger Agreement and the Note Purchase Agreement, the approval of the NASDAQ Authorization Proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of our Common Stock entitled to vote thereon, voting as a single class, and the holders of at least a majority of the outstanding shares of our Common Stock not held by Sprint, SoftBank or any of their respective affiliates, voting as a single class.

The board of directors believes that it is in the best interests of the Company and its stockholders to authorize the issuance of the Class A Common Stock and Class B Common Stock which may be issued upon exchange of the Notes or, with respect to the Class A Common Stock, upon exchange of the Class B Interests issued upon exchange of the Notes, to allow the Company to request more than $410 million of financing provided by Sprint pursuant to the Note Purchase Agreement.

Approval of the NASDAQ Authorization Proposal is independent of approval of the Merger Agreement Proposal, and each of these approvals is also independent of approval of the Charter Amendment Proposal. However, if the Merger Agreement Proposal is not approved by our stockholders, the Note Purchase Agreement will automatically terminate and after such termination we will not be able to request any financing from Sprint under the Note Purchase Agreement, whether or not our stockholders approve the Charter Amendment Proposal or the NASDAQ Authorization Proposal.

The board of directors unanimously recommends that you vote “FOR” the NASDAQ Approval Proposal.

ADJOURNMENT OF THE SPECIAL MEETING (THE ADJOURNMENT PROPOSAL—PROPOSAL 4)

The Proposal

The Company is asking you to approve a proposal to grant discretionary authority to the presiding officer of the Special Meeting to adjourn the Special Meeting for the purpose of soliciting additional proxies in respect of the Merger Agreement Proposal, the Charter Amendment Proposal and/or the NASDAQ Authorization Proposal. If the Company stockholders approve the Adjournment Proposal, the Company could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against adoption of the Merger Agreement, the Charter Amendment Proposal and/or the NASDAQ Authorization Proposal (other than in respect of any proposal for which the vote has been taken and the polls have been closed at the Special Meeting). Among other things, approval of the Adjournment Proposal could mean that, even if the Company had received proxies representing a sufficient number of votes against the Merger Agreement Proposal, the Charter Amendment Proposal or the NASDAQ Authorization Proposal such that any such proposal would be defeated, the Company could adjourn the Special Meeting without a vote on the proposal or proposals for which there is an insufficient number of votes in favor and seek to convince the holders of those shares to change their votes to votes in favor of any such proposal. Additionally, the Company may seek to adjourn the Special Meeting if a quorum is not present at the Special Meeting, whether or not a quorum is present.

Vote Required and Board Recommendation

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote thereon at the Special Meeting.

The board of directors believes that if the number of shares of Common Stock present in person or represented by proxy at the Special Meeting voting in favor of the Merger Agreement Proposal, the Charter Amendment Proposal or the NASDAQ Authorization Proposal is not a sufficient number of shares to approve any such proposal, it is in the best interests of the Company and its stockholders to enable the board of directors to continue to seek to obtain a sufficient number of additional votes in favor of any such proposal.

The board of directors unanimously recommends that you vote “FOR” the Adjournment Proposal.

MERGER-RELATED EXECUTIVE COMPENSATION ARRANGEMENTS (THE GOLDEN PARACHUTE PROPOSAL—PROPOSAL 5)

The Proposal

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that the Company provide its stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the “golden parachute” compensation arrangements for its named executive officers, as disclosed in “Special Factors—Interests of Certain Persons in the Merger—Clearwire Golden Parachute Compensation.”

The Company is asking its stockholders to indicate their approval of the various change-in-control payments which its named executive officers will or may be eligible to receive in connection with the Merger. These payments are set forth in the table entitled “Golden Parachute Compensation” under the heading “Special Factors—Interests of Certain Persons in the Merger—Clearwire Golden Parachute Compensation” in this proxy statement and the accompanying footnotes. The various plans and arrangements pursuant to which these compensation payments may be made have historically formed part of the Company’s overall compensation program for its named executive officers, which has been disclosed to its stockholders as part of the Compensation Discussion and Analysis and related sections of our annual proxy statements. These historical arrangements were adopted and approved by the Compensation Committee of the board of directors, which is composed solely of non-management directors, and are believed to be reasonable and in line with marketplace norms.

Accordingly, stockholders are being asked to approve the following non-binding resolution at the Special Meeting:

“RESOLVED, that the stockholders of Clearwire Corporation approve, solely on a non-binding, advisory basis, the golden parachute compensation which may be paid to the Company’s named executive officers in connection the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “Special Factors—Interests of Certain Persons in the Merger—Clearwire Golden Parachute Compensation” in the Company’s proxy statement for the Special Meeting.”

Stockholders should note that the vote with respect to this proposal is merely an advisory vote which will not be binding on the Clearwire, Clearwire’s board of directors, Sprint or the surviving corporation. Approval of the Merger-related executive compensation arrangements is not a condition to consummation of the Merger. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated, the Clearwire’s named executive officers will be eligible to receive the various change in control payments in accordance with the terms and conditions applicable to those arrangements.

Vote Required and Board Recommendation

Approval of the Golden Parachute Proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote thereon at the Special Meeting, whether or not a quorum is present.

The board of directors believes that it is in the best interests of Clearwire and its stockholders to approve the non-binding, advisory proposal regarding certain Merger-related executive compensation arrangements.

The board of directors unanimously recommends that you vote “FOR” the Golden Parachute Proposal.

OTHER IMPORTANT INFORMATION REGARDING CLEARWIRE

Directors and Officers of the Company

The following persons are the directors and executive officers of Clearwire as of the date of this proxy statement. Unless a director resigns, dies or is removed, each director elected will hold office for the longer of one year or until that director’s successor is elected and qualified. The Merger Agreement provides, however, that the directors of Merger Sub immediately prior to the effective time of the Merger will be the initial directors of Clearwire following the Merger. None of our current directors are expected to be directors of the surviving corporation following the Merger.

Following the Merger, each executive officer will serve until a successor is elected by the board of directors of Clearwire or until the earlier of his or her resignation or removal. The Merger Agreement provides that the officers of Merger Sub immediately prior to the closing of the Merger will be the initial officers of the surviving corporation following the Merger.

Neither any of these persons nor Clearwire has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and none of these persons has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

All of the directors and executive officers can be reached c/o Clearwire Corporation, 1475 120th Avenue Northeast, Bellevue, Washington 98005, and each of the directors and executive officers is a citizen of the United States.

Directors

Name	Age	Position
John W. Stanton	57	Executive Chairman
William R. Blessing	57	Director
Bruce A. Chatterley	51	Director
Mufit Cinali	55	Director
Jose A. Collazo	69	Director
Hossein Eslambolchi	55	Director
Slade Gorton	85	Director
Dennis S. Hersch	66	Director
Brian P. McAndrews	54	Director
Erik E. Prusch	46	Director, President and Chief Executive Officer
Kathleen H. Rae	56	Director
Theodore H. Schell	68	Director
Jennifer L. Vogel	51	Director

John W. Stanton. Mr. Stanton has served as a director of Clearwire since November 2008, as Executive Chairman of the Board since August 2011, as Interim Chief Executive Officer from March 2011 to August 2011 and as Chairman of the Board from January 2011 to August 2011. He has served as Managing Director of Trilogy Partners LLC, a private investment firm, Trilogy International Partners LLC, an operator of wireless systems in South and Central America, and Trilogy Equity Partners LLC, an investor in small wireless-related companies, since 2005 (each located at 155 108th Avenue NE Suite 400 Bellevue, WA 98004). Mr. Stanton served as Chairman and Chief Executive Officer of Western Wireless Corporation, a wireless telecommunications company, from 1992 until shortly after its acquisition by Alltel Corporation in 2005. Mr. Stanton was Chairman and a director of T-Mobile USA, formerly VoiceStream Wireless Corporation, which we refer to as T-Mobile USA, a mobile telecommunications company, from 1994 to 2004 and was Chief Executive Officer of T-Mobile USA from 1998 to 2003. Mr. Stanton is a member of the board of directors of Columbia Sportswear, Inc., a manufacturer of active outdoor apparel and footwear.

William R. Blessing. Mr. Blessing has served as a director of Clearwire Corporation since December 2010. He served as Senior Vice President, Corporate Strategy and Development for Embarq Corporation (located at 5454 West 110th Street Overland Park, KS 66211), an integrated communications services provider, from 2005 to 2007. Prior to that, he served as Sprint’s Senior Vice President, Corporate Strategy and Development from 2003 to 2005, and held various executive positions with Sprint and predecessors from 1981 to 2005 including Vice President, Business Development and Strategy, PCS Division, Vice President of Wireless and Vice President of International Product Management and Marketing. Mr. Blessing was a Senior Vice President, Global Partnerships with Global One from 1996 to 1997. He currently serves as a board member of Kansas City Life Insurance and a member of its executive and compensation committees.

Bruce A. Chatterley. Mr. Chatterley has served as a director of Clearwire since June 2011. In March 2012, Mr. Chatterley was appointed President and CEO of Broadvox (located at 1950 N. Stemmons Frwy., Suite 3031, Dallas, TX 75207), a hosted VoIP and hosted communications provider. He formerly served as President—Business Markets of Megapath, Inc. (located at 6800 Koll Center Parkway, Suite 200, Pleasanton, CA 94566), a nationwide competitive local exchange carrier, from August 2010 until April 2011. From May 2007 to August 2010, Mr. Chatterley served as President and Chief Executive Officer of Speakeasy (located at 1212 6th Ave, New York, NY 10036), a division of Best Buy Co., Inc., which we refer to as Best Buy, and a Vice President of Best Buy. From September 2003 to May 2007, Mr. Chatterley served as President and Chief Executive Officer and as a director of Speakeasy, Inc., a nationwide provider of broadband-based voice and data communication services, until its sale to Best Buy. Prior to that, he was CEO of ViAir Inc., a developer of wireless mobile messaging software, until its sale in 2003. Prior to ViAir Inc., Mr. Chatterley served as President Small and Mid Markets for Concur Technologies, Inc., which we refer to as Concur, a developer of travel and expense management services. Before starting at Concur in 1999, Mr. Chatterley served in a variety of executive and management positions for a number of public companies including Ameritech Corporation, US West, Inc., General Electric Company and IBM.

Mufit Cinali. Mr. Cinali has served as a director of Clearwire since December 2010. He is a Managing Director with Springwell Capital Partners, LLC (located at Six Landmark Square, 4th Floor, Stamford, CT 06901), a boutique advisory firm. Prior to co-founding Springwell Capital Partners in 2001, he was the Corporate Vice President, Strategy and Business Development with Hughes Electronic Corporation. Mr. Cinali was a Vice President of Mergers and Acquisitions with AT&T Corporation from 1995 to 1999 and a Vice President with GE Capital Corporation from 1989 to 1995. Before joining GE Capital Corporation, Mr. Cinali was a strategy consultant with Bain and Company.

Jose A. Collazo. Mr. Collazo has served as a director of Clearwire since November 2008. He has served as President—Products and Partners of BT Global Services (located at BT Centre, 81 Newgate Street, London EC1A 7AJ), a division of BT Group plc, the world’s oldest telecommunications company, since 2007. Previously, Mr. Collazo served as Chairman, Chief Executive Officer and President of Infonet Services Corporation, a provider of international data, fax and voice communications solutions, from 1971.

Hossein Eslambolchi, Ph.D. Dr. Eslambolchi has served as a director of Clearwire since December 2010. He is currently an adviser to Ericsson Corporation (located at 6300 Legacy Dr., Plano, TX 75024), a provider of telecommunications equipment and services. Previously, he served in various senior executive roles at AT&T Corporation, a telecommunications company, from 2001 to 2006, including global Chief Technology Officer, global Chief Information Officer, and President and Chief Executive Officer of AT&T Labs and AT&T Global Network Services. He is currently the Chairman of 2020 Venture Partners (located at 3705 Haven Avenue, Menlo Park, CA 94025), which provides technology and operations consulting services to clients in areas including telecommunications and all IP communications. Dr. Eslambolchi also serves on the board of directors of Real Dice, Inc.

Slade Gorton. Mr. Gorton was appointed a director of Clearwire in July 2012. Since 2003 he has served as a director of Microvision, Inc. (located at 6222 185th Ave NE, Redmond, WA 98052). Mr. Gorton was recently Of Counsel at the law firm K&L Gates, LLP (located at 925 4th Avenue # 2900, Seattle, WA 98104), and now serves as a consultant to the firm. Prior to joining the firm, he represented Washington State in the United States Senate for 18 years. Mr. Gorton began his political career in 1958 as a Washington State Representative and went on to serve as State House Majority Leader. He served as Attorney General of Washington from 1969-1981, and during that time argued 14 cases before the United States Supreme Court. After leaving the Senate, he served as a Commissioner on the National Commission on Terrorist Attacks upon the United States (“9-11 Commission”); as a member of the National War Powers Commission; and is Co-Chairman of the National Transportation Policy Project. He also served in the U.S. Army, U.S. Air Force, and the U.S. Air Force Reserves. He is currently Co-Chairman of the Bipartisan Policy Center’s NTPP.

Dennis S. Hersch. Mr. Hersch has served as a director of Clearwire since November 2008. Mr. Hersch is President of N.A. Property, Inc. (located at 8000 Walton Pkwy, New Albany, OH 43054-7073), through which he acts as a business advisor to Mr. and Mrs. L. H. Wexner, and has done so since February 2008. He also serves as a trustee of trusts established by Mr. and Mrs. Wexner. He was a Managing Director of JP Morgan Securities, Inc., an investment bank, from December 2005 through January 2008, where he served as the Global Chairman of its Mergers & Acquisitions Department. Mr. Hersch was a partner of Davis Polk & Wardwell, a New York law firm, from 1978 until December 2005.

Brian P. McAndrews. Mr. McAndrews has served as a director of Clearwire since February 2009. He is currently a Venture Partner with Madrona Venture Group (located at 1000 2nd Avenue, #3700, Seattle, WA 98104), a venture capital firm. Mr. McAndrews served as CEO of aQuantive Inc., a digital marketing company, from 1999 to 2007. aQuantive was acquired by Microsoft in August of 2007, at which time Mr. McAndrews joined Microsoft Corporation, to lead the Advertiser and Publisher Solutions Group until December 2008. Prior to joining aQuantive, Mr. McAndrews worked for ABC Inc., a broadcasting and communications company, holding executive positions at ABC Sports, ABC Entertainment, and ABC Television Network and eventually becoming Executive Vice President and General Manager for ABC Sports. Mr. McAndrews currently sits on the Board of Directors for Fisher Communications Inc. and the New York Times Company.

Erik E. Prusch. Mr. Prusch has served as a director of Clearwire since February 2012. Prior to being appointed as Chief Executive Officer in August 2011, Mr. Prusch served as Chief Operating Officer from March 2011 to August 2011, and Chief Financial Officer from August 2009 to March 2011. Prior to that, Mr. Prusch served as President and Chief Executive Officer of Borland Software (located at 8310 North Capital of Texas Highway, Building 2, Suite 100, Austin, TX 78731) from December 2008 to July 2009. He served as Chief Financial Officer of Borland from November 2006 to December 2008. Prior to Borland, he was Vice President of Finance in Intuit’s Turbo Tax division from January 2004 to November 2006. Prior to Intuit, he served as Chief Financial Officer of Identix Incorporated. Before that, Prusch served as Vice President, Finance and Operations at Gateway Computers, Incorporated. He began his career at Touche Ross and PepsiCo.

Kathleen H. Rae. Ms. Rae has served as a director of Clearwire since June 2011. Ms. Rae served as President and Chief Operating Officer at InfoSpace, Inc., a mobile media and online search company from 2003 to 2005. Prior to InfoSpace, Ms. Rae was a partner at Ignition Partners, a venture capital firm, from 2000 to 2001. From 1996 to 1999, Ms. Rae was at NEXTLINK Communications, Inc., now XO Communications, a provider of voice and data services to businesses, where she served as Chief Financial Officer.

Theodore H. Schell. Mr. Schell has served as a director of Clearwire since January 2009. He is currently a Managing Director at Associated Partners LP (located at 1230 Avenue of the Americas—810, New York, NY 10020), a private equity firm focusing on all aspects of media and telecommunications. Prior to joining Associated Partners LP, he was a General Partner at Apax Partners beginning in 2000, where he oversaw U.S. investments in telecommunications, wireless and related technology companies. Mr. Schell is also a founder of

Enforta, a WiMax operator that provides broadband access in more than 100 cities across Russia. Prior to joining Apax, Mr. Schell served for eleven years at Sprint as its Senior Vice President for Strategy and Corporate Development. Before joining Sprint, Mr. Schell was the founder, President and CEO of Realcom Communications Corporation, established in 1983. Mr. Schell is also a member of the boards of Tekelec, Airvana and Enforta. Mr. Schell is a member of the Council on Foreign Relations.

Jennifer L. Vogel. Ms. Vogel has served as a director of Clearwire Corporation since June 2011. Ms. Vogel served as General Counsel, Secretary and Chief Compliance Officer of Continental Airlines Inc. (located at 1600 Smith Street, Dept HQSEO, Houston, TX 77002) from 2001 until 2010, when it merged with United Airlines, and served as a Senior Vice President of Continental from 2003 to 2010. She also served on Continental’s Management Committee and its Diversity Council and chaired its Ethics and Compliance Committee. Prior to joining Continental in 1995, she began her career at Vinson & Elkins LLP, a law firm, in its Corporate Finance and Securities Department where she specialized in mergers and acquisitions, international project finance, and public debt and equity issuances. Ms. Vogel currently serves on the national Board of Directors of the General Counsel Forum (located at 1601 Elm St, Suite 2320, Dallas, TX 75201), serving as Chair in 2010, and on the Board of Directors of American Science and Engineering, Inc. (located at 829 Middlesex Turnpike, Billerica, MA 01821), a leading supplier of innovative X-ray detection solutions.

Executive Officers

Clearwire’s executive officers are as follows:

Name	Age	Position
Erik E. Prusch	46	Director, President and Chief Executive Officer
Hope F. Cochran	41	Chief Financial Officer and Senior Vice President
John C.B. Saw	51	Chief Technology Officer and Senior Vice President
Broady R. Hodder	41	General Counsel and Senior Vice President
Dow Draper	43	Senior Vice President and General Manager of Retail
Don A. Stroberg	47	Senior Vice President of Strategic Partnerships and Wholesale
Steve A. Ednie	45	Chief Accounting Officer

Erik E. Prusch— President and Chief Executive Officer. See above under “—Directors” for the biography of Mr. Prusch.

Hope F. Cochran—Chief Financial Officer and Senior Vice President. Prior to being appointed as Clearwire’s Chief Financial Officer in March 2011, Ms. Cochran served as Senior Vice President, Finance and Treasurer since November 2008, and as Old Clearwire’s Senior Vice President, Finance since August 2008 and as Treasurer since June 2006. From November 2005 to August 2008, Ms. Cochran was Old Clearwire’s Vice President, Finance. Previously, from May 2003 to August 2005, Ms. Cochran served as the Chief Financial Officer of Evant Incorporated, a planning and logistics software developer. From May 2001 to May 2003, Ms. Cochran served as the Controller of the Americas - Sales Operations for PeopleSoft, Inc. Before 2001, Ms. Cochran was a founder and served as the Chief Financial Officer of SkillsVillage, a contractor supply chain management software provider, until its sale to PeopleSoft, Inc. In both chief financial officer positions, Ms. Cochran managed corporate finance, accounting, human resources, legal and facilities. Ms. Cochran began her career as an auditor at Deloitte & Touche.

John C.B. Saw—Chief Technology Officer and Senior Vice President. Prior to being appointed as our Chief Technology Officer and Senior Vice President in November 2008, Dr. Saw served as Old Clearwire’s Chief Technology Officer since July 2007. From October 2003 to July 2007, Dr. Saw served as Old Clearwire’s Vice President of Engineering. Before joining Old Clearwire, from 2002 to 2003, Dr. Saw was Senior Vice President and General Manager of Fixed Wireless Access at Netro Corp (now SR Telecom) where he initiated the rollout of Netro’s broadband wireless product in Europe. From 1997 to 2002 Dr. Saw served as Chief Engineer and Vice President of Engineering at AT&T Wireless (now AT&T). At AT&T Wireless, Dr. Saw was instrumental in the development and rollout of the company’s digital broadband wireless service, one of the earliest orthogonal frequency-division multiplexing (OFDM)-based wireless systems deployed and foreshadowed the subsequent development of the WiMAX 802.16 standards. Before joining AT&T Wireless, Dr. Saw spent nine years in various leadership positions at Nortel where he was involved in the development of TDMA, GSM, CDMA, fixed wireless cellular infrastructure and microwave radio products.

Broady R. Hodder—General Counsel and Senior Vice President. Prior to being appointed as Clearwire’s Senior Vice President and General Counsel in November 2008, Mr. Hodder served as Old Clearwire’s Vice President and General Counsel since May 2006. Mr. Hodder was also Corporate Secretary from May 2006 to June 2011. Previously, Mr. Hodder served as Old Clearwire’s Corporate Counsel from November 2004 to November 2005 and Vice President Legal, Finance and Corporate Development from November 2005 to May 2006. Before joining Old Clearwire, from April 2001 to November 2004, Mr. Hodder was a lawyer with Davis Wright Tremaine LLP, where he became a partner in January 2004. Before joining Davis Wright Tremaine LLP, Mr. Hodder was a lawyer with Gray Cary Ware & Freidenrich LLP and Lionel Sawyer and Collins Ltd.

Dow Draper—Senior Vice President and General Manager of Retail. Prior to be appointed as our Senior Vice President and General Manager of Retail in October 2011, Mr. Draper served as the Senior Vice President of Marketing and Products since February 2009. Before joining Clearwire, Mr. Draper held various roles at Alltel Wireless including Senior Vice President of Device and Data Services from January 2008 to March 2009 and Senior Vice President of Financial Planning and Analysis from August 2005 to December 2007. Mr. Draper was also a part of a small executive team that oversaw Alltel’s sale to TPG and Goldman Sachs. From July 2004 to August 2005, he was Executive Director of Financial Planning and Analysis at Western Wireless. Prior to that, he worked at McKinsey and Company and was involved in strategic and marketing business engagements for various industries including Software, Automotive, Commercial Aviation and Telecommunications.

Don A. Stroberg—Senior Vice President of Strategic Partnerships and Wholesale. Prior to being appointed Clearwire’s Senior Vice President of Strategic Partnerships and Wholesale, Mr. Stroberg served as Senior Vice President of Wholesale since November 2008. From August 2005 to November 2008, Mr. Stroberg served in multiple roles at Sprint including Vice President of 4G Sales, Vice President of Customer Experience, and Vice President of Consumer Strategy & Business Development. Before Sprint, Mr. Stroberg was a Senior Manager in Deloitte’s Consulting Telecommunications practice.

Steve A. Ednie—Chief Accounting Officer. Prior to being made Clearwire’s Chief Accounting Officer in January 2011, Mr. Ednie served as the Vice President of Tax and Chief Tax Officer since August 2004. Before working at Clearwire, Mr. Ednie worked at Expedia, Inc. from 2002 to 2004 and XO Communications, Inc. from 1997 to 2002. Mr. Ednie started his career with Coopers  & Lybrand, LLP as a Certified Public Accountant.

Selected Historical Consolidated Financial Data

Set forth below is certain selected historical consolidated financial data relating to Clearwire. The financial data has been derived from the audited financial statements contained in Clearwire’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2012, 2011, 2010 and 2009. This data should be read in conjunction with the audited financial statements and other financial information contained in (i) Item 7 (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”), Item 7A (“Quantitative and Qualitative Disclosures about Market Risk”), Item 8 (“Financial Statements and Supplementary Data”) and Item 9A (“Controls and Procedures”) of Part II of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, (ii) Item 7 (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”), Item 7A (“Quantitative and Qualitative Disclosures about Market Risk”), Item 8 (“Financial Statements and Supplementary Data”), Item 9A (“Controls and Procedures”) of Part II of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, (iii) Item 7 (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”), Item 7A (“Quantitative and Qualitative Disclosures about Market Risk”), Item 8 (“Financial Statements and

Supplementary Data”) and Item 9A (“Controls and Procedures”) of Part II of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. More comprehensive financial information is included in such reports, including management’s discussion and analysis of financial condition and results of operations, and other documents filed by Clearwire with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained in those documents. See “Where You Can Find More Information.”

	Year ended December 31,
	2012	2011	2010	2009	2008 (1)
	(in thousands, except per share and purchase data)
Statements of operations data:
Revenues	$1,264,694	$1,253,466	$535,103	$243,772	$17,846
Cost of goods and services and network costs (exclusive of items shown separately below)	908,078	1,249,966	912,776	410,899	131,192
Selling, general and administrative expense	558,202	698,067	870,980	515,296	146,681
Depreciation and amortization	768,193	687,636	454,003	190,273	56,106
Spectrum lease expense	326,798	308,693	279,993	259,359	90,032
Loss from abandonment of network and other assets	82,206	700,341	180,001	7,864	—
Transaction related expenses	—	—	—	—	82,960

Total operating expenses	2,643,477	3,644,703	2,697,753	1,383,691	506,971

Operating loss	(1,378,783)	(2,391,237)	(2,162,650)	(1,139,919)	(489,125)
Total other income (expense), net	(562,361)	(357,668)	(87,334)	(68,509)	(37,873)

Loss from continuing operations before income taxes	(1,941,144)	(2,748,905)	(2,249,984)	(1,208,428)	(526,998)
Income tax benefit (provision)	197,399	(106,828)	(1,218)	(160)	(61,369)

Net loss from continuing operations	(1,743,745)	(2,855,733)	(2,251,202)	(1,208,588)	(588,367)
Less: non-controlling interests in net loss from continuing operations of consolidated subsidiaries	1,182,183	2,158,831	1,775,840	894,841	156,829

Net loss from continuing operations attributable to Clearwire Corporation	(561,562)	(696,902)	(475,362)	(313,747)	(431,538)
Net loss from discontinued operations attributable to Clearwire Corporation	(167,005)	(20,431)	(12,075)	(11,835)	(1,088)

Net loss attributable to Clearwire Corporation	$(728,567)	$(717,333)	$(487,437)	$(325,582)	$(432,626)

Net loss from continuing operations per Clearwire Corporation Class A Common Share (2):
Basic	$(1.01)	$(2.70)	$(2.14)	$(1.66)	$(0.15)

Diluted	$(1.27)	$(2.99)	$(2.41)	$(1.68)	$(0.27)

Net loss per Clearwire Corporation Class A Common Share (2):
Basic	$(1.31)	$(2.78)	$(2.19)	$(1.72)	$(0.16)

Diluted	$(1.39)	$(3.07)	$(2.46)	$(1.74)	$(0.28)

Other financial data:
Capital expenditures	$182,401	$225,672	$2,654,612	$1,533,918	$573,537

Operating data
Subscribers:
Retail (3)	1,361	1,292	1,099	595	424
Wholesale (4)	8,220	9,122	3,246	46	—

	As of December 31,
	2012	2011	2010	2009	2008 (1)
		(in thousands)
Balance sheet data
Cash and cash equivalents	$193,445	$891,929	$1,230,242	$1,690,552	$1,194,449
Investments (short- and long-term)	675,112	215,655	517,567	2,194,348	1,920,723
Property, plant and equipment, net	2,259,004	3,014,277	4,447,374	2,573,530	1,278,188
Spectrum licenses, net	4,249,621	4,298,254	4,348,882	4,404,727	4,378,850
Assets of discontinued operations	—	36,696	96,765	136,128	163,737
Total assets	7,665,789	8,842,652	11,040,486	11,267,853	9,124,167
Long-term debt, net	4,271,357	4,019,605	4,017,019	2,714,731	1,350,498
Liabilities of discontinued operations	—	25,196	32,071	39,804	32,269
Non-controlling interests	1,069,631	2,546,309	4,546,788	6,181,525	5,436,618
Total stockholders’ equity	1,881,622	3,646,038	5,869,998	7,772,368	7,502,810

Notes:

On November 28, 2008, Clearwire (formerly known as New Clearwire Corporation) completed the transactions contemplated by the Transaction Agreement and Plan of Merger dated as of May 7, 2008, as amended, which we refer to as the Transaction Agreement, with Clearwire Legacy LLC (formerly known as Clearwire Corporation), which we refer to as Old Clearwire, Sprint, Comcast, Time Warner Cable Inc., which we refer to as Time Warner Cable, Bright House, Google Inc., which we refer to as Google, and Intel, which we refer to together with Comcast, Time Warner Cable, Bright House and Google, the Investors. Under the Transaction Agreement, Old Clearwire was combined with Sprint’s mobile WiMAX business, which we refer to as the Sprint WiMAX Business, and the Investors invested an aggregate of $3.2 billion in the combined entity. We were formed on November 28, 2008, as a result of the closing of the transactions, which we refer to as the Closing, under the Transaction Agreement, which we refer to as the Transactions.

(1)	The year ended December 31, 2008 includes the results of operations for the Sprint WiMAX Business for the first eleven months of 2008 prior to the closing of the Transactions and the results of the combined operations of the Sprint WiMAX Business and Old Clearwire operations subsequent to the Closing.
(2)	Prior to the Closing, we had no equity as we were a wholly-owned division of Sprint. As such, we did not calculate or present net loss per share for the period from January 1, 2008 to November 28, 2008. We have calculated and presented basic and diluted net loss per share for the period from November 29, 2008 through December 31, 2008, for the years ended December 31, 2009, 2010, 2011 and 2012.
(3)	Represents the number of household individuals and business or governmental entities receiving wireless broadband connectivity through our networks.
(4)	Represents the number of devices on our networks.

Ratio of Earnings to Fixed Charges

	Year ended December 31, 2011		Year ended December 31, 2012
Ratio of earnings to fixed charges	—	(1)	—	(1)

Notes:

(1)	Losses, as adjusted were inadequate to cover fixed charges by $1.9 billion and $2.8 billion for the years ended December 31, 2012 and 2011, respectively.

Book Value per Share of Common Stock

As of December 31, 2012, the book value per share of the Company’s Common Stock (Class A Common Stock and Class B Common Stock) was $1.28.

Market Price of Common Stock and Dividends

Our Class A Common Stock is listed for trading on NASDAQ under the symbol “CLWR.” We have not declared or paid any cash dividends on our Class A Common Stock. The Merger Agreement does not permit us to pay any additional dividends on our Class A Common Stock without the prior written consent of Sprint. The table below shows, for the periods indicated, the price range of our Class A Common Stock, as reported by NASDAQ.

	High		Low
Year Ended December 31, 2011:
First Quarter		$6.00		$4.71
Second Quarter		$6.11		$3.35
Third Quarter		$4.07		$1.32
Fourth Quarter		$2.64		$1.24
Year Ended December 31, 2012:
First Quarter		$2.48		$1.69
Second Quarter		$2.32		$1.00
Third Quarter		$1.95		$0.83
Fourth Quarter		$3.40		$1.21
Year Ended December 31, 2013:
First Quarter		$3.42		$2.85
Second Quarter (through , 2013)	$		$

The closing price of our Class A Common Stock on the NASDAQ, on December 14, 2012, the last trading day prior to the public announcement of the execution of the Merger Agreement, was $3.37 per share. The closing price of our Class A Common Stock on the NASDAQ, on December 10, 2012, the trading day prior to the date that information about a potential transaction between the Company and Sprint was reported in the press, was $2.40 per share. The closing price of our Class A Common Stock on the NASDAQ, on November 20, 2012, the trading day prior to Sprint’s initial proposal to the Company with respect to the Merger, was $2.12 per share. The closing price of our Class A Common Stock on the NASDAQ, on October 10, 2012, the trading day immediately prior to the date discussions between Sprint and SoftBank were first confirmed in the marketplace, with the Company speculated to be part of that transaction, was $1.30 per share.

On                 , 2013, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for our Class A Common Stock on NASDAQ was $             per share. You are encouraged to obtain current market quotations for our Class A Common Stock in connection with voting your shares of Class A Common Stock.

If the Merger is completed, there will be no further market for shares of our Class A Common Stock and our Class A Common Stock will be delisted from NASDAQ and deregistered under the Exchange Act.

Security Ownership of Certain Beneficial Owners and Management

The following table shows information regarding the beneficial ownership of shares of Class A Common Stock and Class B Common Stock as of April 2, 2013 and shows the number of and percentage owned by:

•	each person who is known by us to own beneficially more than 5% of Class A Common Stock or Class B Common Stock;

•	each member of our board of directors;

•	each of the Company’s named executive officers; and

•	all current members of our board of directors and our executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of April 2, 2013 are deemed outstanding and beneficially owned by the person holding such options for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them.

Information provided for Crest Financial Limited and Mount Kellett Capital Management LP are based on the latest Schedule 13D or 13G reports that such investors had filed with the SEC as of the date of this Information Statement. Except as indicated in the footnotes to this table, each person has sole voting and investment power with respect to all shares attributable to such person and each person’s address is c/o Clearwire Corporation, 1475 120th Avenue Northeast, Bellevue WA 98005.

Name	Class A (1)	% of Class A	Class B	% of Class B	% Voting
5% Stockholders:
Sprint HoldCo LLC (2)(3)	739,010,818	52.5%	708,087,860	91.5%	50.2%
Intel Capital Corporation (2)(4)	94,076,878	12.3%	65,644,812	8.5%	6.4%
Comcast Corporation (2)(5)	88,504,132	12.7%	—	—	6.0%
Crest Financial Limited (6)	57,653,419	8.2%	—	—	3.9%
Mount Kellett Capital Management LP (7)	53,188,166	7.6%	—	—	3.6%

Named Executive Officers and Directors:
John W. Stanton (8)	4,896,107	*	—	—	*
William R. Blessing	89,330	*	—	—	*
Bruce A. Chatterley	71,080	*	—	—	*
Mufit Cinali	79,330	*	—	—	*
Jose A. Collazo	184,720	*	—	—	*
Hossein Eslambolchi	79,330	*	—	—	*
Slade Gorton	130,540	*	—	—	*
Dennis S. Hersch	126,720	*	—	—	*
Brian P. McAndrews (9)	126,760	*	—	—	*
Kathleen H. Rae	122,363	*	—	—	*
Theodore H. Schell	146,720	*	—	—	*
Jennifer L. Vogel	71,080	*	—	—	*
Erik E. Prusch	618,934	*	—	—	*
Hope F. Cochran (10)	340,938	*	—	—	*
Dow Draper (11)	223,310	*	—	—	*
Broady R. Hodder (12)	319,471	*	—	—	*
John C.B. Saw (13)	403,655	*	—	—	*
All directors and executive officers as a group 19 persons	8,790,284	1.3%		*	*

*	Less than 1%
(1)

Shares of Class A Common Stock beneficially owned and the respective percentages of beneficial ownership of Class A Common Stock assumes the conversion of all shares of Class B Common Stock beneficially owned by such person or entity into Class A Common Stock, and the exercise of all options, warrants and other securities convertible into common stock beneficially owned by such person or entity currently exercisable or exercisable within 60 days of April 2, 2013. Shares issuable pursuant to the conversion of Class B Common Stock or the exercise of stock options and warrants exercisable within 60 days are deemed outstanding and held by the holder of such shares of Class B Common Stock, options or warrants for computing the percentage of outstanding common stock beneficially owned by such person, but are not deemed outstanding for computing the percentage of outstanding common stock beneficially owned by any other person. The respective percentages of beneficial ownership of Class A Common Stock beneficially owned is based on 699,171,925 shares of Class A Common Stock and 773,732,672 shares of Class B Common Stock outstanding as of April 2, 2013. 325,000 shares of the 699,171,925 shares of Class A Common Stock that were outstanding as of the Record Date are ineligible to vote at the Special Meeting, due to certain defaults under a stock pledge agreement relating to these shares, and such shares shall be disregarded for all purposes (including quorum and voting) at the Special Meeting.

(2)	Pursuant to the Equityholders’ Agreement, which includes a voting agreement under which the parties to the Equityholders’ Agreement and their respective affiliates share the ability to elect a majority of Clearwire directors, each of Sprint, Comcast, Bright House, and Intel may be deemed to beneficially own the shares beneficially owned by each other, including through their subsidiaries or affiliates, including, 30,922,958 shares of Class A Common Stock and 2,728, 512 shares of Class B Common Stock issued to SN UHC 1, Inc., and 705,359,348 shares of Class B Common Stock issued to Sprint HoldCo, LLC, which we refer to as the Sprint Shares; 88,504,132 shares of Class A Common Stock issued to Comcast Wireless Investment, LLC, which we refer to as the Comcast Shares; and 3,333,333 shares of Class A Common Stock beneficially owned by Intel Capital (Cayman) Corporation, which we refer to as the Intel Cayman Shares, 25,098,733 shares of Class A Common Stock beneficially owned by Intel Capital Corporation, a subsidiary of Intel, which we refer to as the Intel Capital Shares, 65,644,812 shares of Class B Common Stock issued to Intel 2008A, which we refer to as the Intel 2008A Shares, which together with the Intel Cayman Shares, the Intel Capital Shares, and the Intel 2008A Shares, we refer to as the Intel Shares. Each of the above-referenced stockholders disclaims beneficial ownership of the shares of capital stock held by such other stockholder, except to the extent of his pecuniary interest therein.
(3)	Includes the Sprint Shares. Excludes 106,667,200 shares of Common Stock issuable upon exchange of $160 million of Notes purchased by Sprint pursuant to the Note Purchase Agreement as of April 11, 2013. See “The Note Purchase Agreement” on page 129. The address of such stockholder is 6200 Sprint Parkway, Overland Park, Kansas 66251.
(4)	Includes the Intel Shares. The address of each holder of Intel Shares is 2200 Mission College Boulevard, Santa Clara, California 95054-1549.
(5)	Includes the Comcast Shares. The address of such stockholder is One Comcast Center, 1701 John F. Kennedy Boulevard, Philadelphia, Pennsylvania 19103.
(6)

As reported on Form 13D/A filed with the SEC on April 4, 2013, the persons listed below may be deemed to be the beneficial owners of, in the aggregate, 57,653,419 Shares of Class A Common Stock. Crest Financial Limited, which we refer to as CFL, may be deemed to be the beneficial owner of 36,183,649 of shares of Class A Common Stock because CFL is (i) the direct owner of 35,883,649 of shares of Class A Common Stock and (ii) owns 50% of the membership interests in Crest Switzerland LLC, which we refer to as Crest Switzerland. Crest Investment Company, which we refer to as CIC, may be deemed to be the beneficial owner of 36,183,649 of shares of Class A Common Stock because CIC is the general partner of CFL. The Jamal and Rania Daniel Revocable Trust, which we refer to as the Jamal and Rania Daniel Trust, may be deemed to be the beneficial owner of 36,183,649 of shares of Class A Common Stock because the Jamal and Rania Daniel Trust owns a 100% interest in CIC and a 99% interest in CFL. Mr. Jamal Daniel may be deemed to be the beneficial owner of 36,183,649 of shares of Class A Common Stock because Mr. Jamal Daniel is (i) the trustee under the Jamal and Rania Daniel Trust, with the power to vote or direct the vote, and the power to dispose or direct the disposition of, securities, and (ii) a grantor under the Jamal and Rania Daniel Trust with the joint power to revoke such trust. Mrs. Rania Daniel may be deemed to be the beneficial owner of 36,183,649 of shares of Class A Common Stock because Mrs. Daniel is a grantor under the Jamal and Rania Daniel Trust with the joint power to revoke such trust. DTN LNG, LLC, which we refer to as DTN LNG, may be deemed to be the beneficial owner of 9,623,249 of shares of Class A Common Stock because DTN LNG is the direct owner of 9,623,249 of the Purchase Shares. DTN Investments, LLC, which we refer to as DTN Investments, may be deemed to be the beneficial owner of 10,173,249 of shares of Class A Common Stock because DTN Investments is (i) the owner of a 100% interest in DTN LNG, (ii) the direct owner of 250,000 of shares of Class A Common Stock and (iii) owns 50% of the membership interests in Crest Switzerland. The Daria Daniel 2003 Trust, which we refer to as the Daria Daniel Trust, may be deemed to be the beneficial owner of 3,391,083 of shares of Class A Common Stock because the Daria Daniel Trust owns a 33 1/3% interest in DTN Investments. The Thalia Daniel 2003 Trust, which we refer to as the Thalia Daniel Trust, may be deemed to be the beneficial owner of 3,391,083 of shares of Class A Common Stock because the Thalia Daniel Trust owns a 33 1/3% interest in DTN Investments. The Naia Daniel 2003 Trust, which we refer to as the Naia Daniel Trust, may be deemed to be the beneficial owner of 3,391,083 of shares of Class A Common Stock because the Naia Daniel Trust owns a 33 1/3% interest in DTN Investments. Mr. John M. Howland may be deemed to be the beneficial owner of

10,196,249 of shares of Class A Common Stock because Mr. Howland is (i) the trustee under the Daria Daniel Trust, with the power to vote or direct the vote, and the power to dispose or direct the disposition of, securities, (ii) the trustee under the Thalia Daniel Trust, with the power to vote or direct the vote, and the power to dispose or direct the disposition of, securities, (iii) the trustee under the Naia Daniel Trust, with the power to vote or direct the vote, and the power to dispose or direct the disposition of, securities, and (iv) the direct owner of 23,000 of shares of Class A Common Stock. Mr. Eric E. Stoerr may be deemed to be the beneficial owner of 22,000 of shares of Class A Common Stock because Mr. Stoerr is the direct owner of 22,000 of the Purchase Shares. The Halim Daniel 2012 Trust, which we refer to as the HD Trust, may be deemed to be the beneficial owner of 11,051,521 shares because the HD Trust is the direct owner of 11,051,521 of shares of Class A Common Stock. Mr. Halim Daniel may be deemed to be the beneficial owner of 11,251,521 shares because Mr. Halim Daniel is (i) the direct owner of 200,000 of shares of Class A Common Stock and (ii) the grantor under the HD Trust, with the power to revoke such trust. Mr. Michael Wheaton may be deemed to be the beneficial owner of 11,051,521 shares because Mr. Wheaton is the trustee under the HD Trust, with the power to vote, or direct the vote, and the power to dispose or direct the disposition of, securities. Crest Switzerland may be deemed to be the beneficial owner of 600,000 of Shares because it is the owner of 100% of the ownership interests in Uniteg Holding SA, which we refer to as Uniteg. Uniteg may be deemed to be the beneficial owner of 600,000 of Shares because it is (i) the owner of 100% of the ownership interests in Mila Hotels International SA, which we refer to as Mila, and (ii) the direct owner of 300,000 of shares of Class A Common Stock. Mila may be deemed to be the beneficial owner of 300,000 of Shares because it is the direct owner of 300,000 of shares of Class A Common Stock. The address of the principal business and the address of the principal office of CFL, CIC, the Jamal and Rania Daniel Trust, Mr. Jamal Daniel, Mrs. Rania Daniel, DTN LNG, DTN Investments, the Daria Daniel Trust, the Thalia Daniel Trust, the Nadia Daniel Trust, Mr. Howland, Mr. Stoerr, Uniteg, Mila and Crest Switzerland is JP Morgan Chase Tower, 600 Travis, Suite 6800, Houston, TX 77002. The address of the principal business and the address of the principal office of the HD Trust and Mr. Wheaton is 2nd Floor Windward III, Regatta Office Park, 85 Peninsula Ave. P.O. Box 31661, Grand Cayman KY1-1207, Cayman Islands. The address of the principal business and the address of the principal office of Mr. Halim Daniel is 8 Chemin de la Tour de Champel, CH1206 Geneva, Switzerland.
(7)

As reported on Form 13D/A filed with the SEC on January 17, 2013, Mount Kellett Capital Management LP may be deemed to be the beneficial owner of 53,188,166 of Class A Common Stock because it possesses, through one or more intermediate entities, the sole power to vote and the sole power to direct the disposition of all securities of the Company held by the certain funds and accounts affiliated with Mount Kellett Capital Management LP. The address of such stockholder is 623 Fifth Avenue, 18th Floor, New York, New York 10022.

(8)	Includes 588,235 shares of Class A Common Stock issued in the name of CW Investments Holdings LLC, an affiliate of the stockholder, 100,000 shares of Class A Common Stock issued in the name of The Aven Foundation, 375,000 shares of Class A Common Stock issued in the name of The Stanton Family Trust, and 100 shares held in the name of the stockholder’s son. Mr. Stanton shares control of The Aven Foundation and disclaims beneficial ownership of the securities held by this entity. Mr. Stanton shares control of The Stanton Family Trust and disclaims beneficial ownership of these securities except to the extent of his pecuniary interest and investment control therein.
(9)	Includes 40 shares of Class A Common Stock issued in the name of LKM Investments LLC, an entity managed by the stockholder.
(10)	Includes 37,500 shares of Class A Common Stock subject to options granted to Ms. Cochran and exercisable within 60 days of April 2, 2013.
(11)	Includes 70,350 shares of Class A Common Stock subject to options granted to Mr. Draper and exercisable within 60 days of April 2, 2013.
(12)	Includes 73,332 shares of Class A Common Stock subject to options granted to Mr. Hodder and exercisable within 60 days of April 2, 2013.
(13)	Includes 56,666 shares of Class A Common Stock subject to options granted to Dr. Saw and exercisable within 60 days of April 2, 2013.

Prior Public Offerings

The Company sold 201,500,000 shares of Class A Common Stock at a price of $2.00 per share in an underwritten public offering that closed on December 13, 2011. The aggregate proceeds received by the Company before expenses were approximately $384.1 million.

On March 15, 2012, the Company entered into securities purchase agreements with certain institutional investors, pursuant to which the Company sold 37,964,015 shares of Class A Common Stock at a price of $2.20 a share in a public offering that closed on March 22, 2012. The aggregate proceeds received by the Company before expenses were approximately $83.5 million.

On May 4, 2012, the Company entered into a sales agreement, which we refer to as the Sales Agreement, with CF&Co pursuant to which the Company could offer and sell shares of Class A Common Stock having an aggregate offering price of up to $300.0 million from time to time through CF&Co, as sales agent. Pursuant to the terms of the Sales Agreement, the Company could designate the parameters by which CF&Co will sell shares of Class A Common Stock on its behalf, including the total number of shares of Class A Common Stock to be issued, the time period during which sales are requested to be made, any limitation on the number of shares of Class A Common Stock that may be sold in any one trading day and any minimum price below which sales may not be made. In total, the Company sold 48,433,400 shares of its Class A Common Stock at an average price of $1.23, with aggregate net sales proceeds of $58.5 million related to the Sales Agreement. The sales were all made during the second quarter of 2012. On July 26, 2012, the Company announced that it had elected to cease further sales of Class A Common Stock under this Sales Agreement.

Certain Purchases and Sales of Company Common Stock

Other than as set forth below, there have been no transactions in the Company’s Common Stock during the past 60 days by the Company or any Sprint Party or their directors or executive officers, or by any pension, profit-sharing or similar plan of the Company or any Sprint Party.

The following table sets forth information regarding purchases and sales of Class A Common Stock by the Company’s executive officers and directors within the 60 days prior to the date of this proxy statement, showing the date of such transaction, the number of shares of Class A Common Stock sold and the price received for those shares. Unless otherwise indicated, each of the sales set out below represent the automatic sale of Class A Common Stock to satisfy tax withholding obligations.

Officer		Date	Price	Shares
Erik E. Prusch	Sell	3/5/2013	3.14	153,455
Hope F. Cochran	Sell	3/5/2013	3.14	75,384
	Sell	3/6/2013	3.15	1,748
Dow Draper	Sell	3/5/2013	3.14	41,358
Steven A. Ednie	Sell	3/5/2013	3.14	34,961
	Sell (1)	3/6/2013	3.14	24,925
	Sell	3/6/2013	3.15	1,399
	Sell (1)	3/7/2013	3.13	3,601
Broady R. Hodder	Sell	3/5/2013	3.14	55,172
	Sell	3/6/2013	3.15	1,748
John Saw	Sell	3/5/2013	3.14	63,009
	Sell	3/6/2013	3.15	3,496
Don Stroberg	Sell	3/5/2013	3.14	34,143

(1)	This sale was effected pursuant to a Rule 10b5-1 trading plan adopted by the reporting person on March 8, 2012.

On January 23, 2013, the Company issued 640,123 shares of Class A Common Stock, and on January 28, 2013, issued warrants for the purchase of two million shares of Class A Common Stock at a strike price of $1.75 to Roman Catholic Communications Corporation of the Bay Area pursuant to the terms of a royalty agreement, dated September 21, 2012, between Roman Catholic Communications Corporation of the Bay Area and Clearwire Spectrum Holdings III LLC.

The following table shows purchases of Company Common Stock during the past two years effected by any Sprint Party, showing the number of shares of Company Common Stock purchased by each, the range of prices paid for those shares and the average price paid per each applicable quarter for the past two years.

Name of Filer	Fiscal Quarter	Amount of Shares Purchased	Range of Prices Paid	Average Purchase Price
Sprint HoldCo (1)	Quarter Ended 12/31/2011	173,635,000	$1.91	$1.91

Sprint HoldCo (2)	Quarter Ended 6/30/2012	77,413,434	—	—

SN UHC 1 (3)	Quarter Ended 12/31/2012	33,651,470	$2.97	$2.97

(1)	As more fully described in the amended Schedule 13D filed by Sprint with the SEC on December 16, 2011 regarding the Company, on December 13, 2011, Sprint HoldCo purchased 173,635,000 shares of Class B Common Stock for an aggregate purchase price of $331,399,761.
(2)	As more fully described in the amended Schedule 13D filed by Sprint with the SEC on June 15, 2012 regarding the Company, in connection with a revocation by Sprint and Sprint HoldCo of the surrender of 77,413,434 shares of Class B Common Stock and the reissuance to Sprint HoldCo of such shares, Sprint HoldCo made a payment to the Company equal to $7,741.34, which is the aggregate par value of such shares.
(3)	As more fully described in the amended Schedule 13D filed by Sprint with the SEC on October 18, 2012 regarding the Company and the Schedule 13D filed by Sprint with the SEC on December 13, 2012 regarding the Company, on December 11, 2012, SN UHC 1 purchased 30,922,958 shares of Class A Common Stock and 2,728,512 shares of Class B Common Stock for a blended price of $2.97164 per share.

In addition, the following table shows purchases of Company Common Stock during the past two years effected by Clearwire, showing the number of shares of Company Common Stock purchased, the range of prices paid for those shares and the average price paid per each applicable quarter for the past two years.

Fiscal Quarter	Amount of Shares Purchased	Range of Prices Paid	Average Purchase Price
Quarter Ended 6/30/2011	152	$4.62	$4.62
Quarter Ended 9/30/2011	90	$3.00	$3.00
Quarter Ended 12/31/2011	426	$2.42	$2.42
Quarter Ended 3/31/2012	569	$2.12 – $2.36	$2.25

The shares indicated in the above table relate to a repurchase by us of shares inadvertently issued and sold in connection with a restricted stock unit award for the account of a terminated employee.

Description of Capital Stock

The following is a summary of the material terms of our capital stock is not meant to be complete. We encourage you to review the Company’s Certificate of Incorporation, Bylaws and the provisions of applicable law.

Authorized Capital Stock

Under the Company’s Certificate of Incorporation, Clearwire has the authority to issue 3.4 billion shares of stock, consisting of 2.0 billion shares of Class A Common Stock, 1.4 billion shares of Class B Common Stock and 15 million shares of preferred stock, par value $0.0001 per share. As of April 2, 2013, there were 699,171,925 shares of Class A Common Stock, 773,732,672 shares of Class B Common Stock and no shares of preferred stock outstanding.

Subject to adjustment and to applicable lockup periods, holders of Class B Common Stock are entitled to exchange one share of Class B Common Stock, together with one Class B Unit, for one share of Class A Common Stock.

Clearwire Common Stock

Clearwire Common Stock Outstanding

The shares of Class A Common Stock and Class B Common Stock issued are duly authorized, validly issued, fully paid and non-assessable. The rights, preferences and privileges of the holders of Class A Common Stock and Class B Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Clearwire preferred stock which Clearwire may designate and issue in the future.

To the greatest extent permitted by applicable Delaware law, the shares of Class A Common Stock are uncertificated, and transfer will be reflected by book-entry, unless a physical certificate is requested by a holder.

Voting Rights

Holders of Class A Common Stock are entitled to one vote for each share of Class A Common Stock held. Holders of Class B Common Stock are entitled to one vote for each share of Class B Common Stock held. Holders of Class A Common Stock and Class B Common Stock vote together as a single class on each matter submitted to a stockholder vote. Holders of Class A Common Stock and Class B Common Stock, as the case may be, have no voting power with respect to, and are not be entitled to vote on, any amendment to the Company’s Certificate of Incorporation that relates solely to the terms of one or more outstanding classes or series of Common Stock (other than the Class A Common Stock or Class B Common Stock, as applicable) or preferred stock if the holders of the class or series affected by such amendment are entitled to vote on such terms, either separately or together with the holders of one or more other classes or series.

The Company’s Bylaws provide that unless provided otherwise in the Company’s Bylaws, the Company’s Certificate of Incorporation, the Equityholders’ Agreement or under applicable laws or rules, any corporate action that requires stockholder approval must be authorized by the affirmative vote of the majority in voting power of the shares entitled to vote and present in person or by proxy at a meeting duly called and held at which a quorum is present; provided that where a separate vote of a class or classes is required, corporate action to be taken by such class or classes must be authorized by a majority of the votes cast by such class or classes. The Company’s Bylaws provide that, subject to the Company’s Certificate of Incorporation and agreements entered into by our stockholders (including the Equityholders’ Agreement), our stockholders may only adopt, amend, alter or repeal the Company’s Bylaws by an affirmative vote of the holders of not less than 50% of the voting power of all outstanding shares of Clearwire stock entitled to vote generally at an election of directors, voting together as a single class. Further, the Company’s Bylaws also provide that, subject to the Company’s Certificate of Incorporation and agreements entered into by our stockholders (including the Equityholders’ Agreement), the board of directors may adopt, amend, alter or repeal the Company’s Bylaws.

The Certificate of Incorporation may be amended by the affirmative vote of the holders of a majority of the voting rights of all classes of capital stock of Clearwire entitled to vote. However, the Company’s Certificate of Incorporation provides that, in order to amend or repeal certain sections of the Company’s Certificate of

Incorporation, including the sections covering supermajority approval of certain transactions constituting a change of control of Clearwire or Clearwire Communications and corporate opportunities and certain stockholder transactions, the approval of the holders of at least 75% of all of the then-outstanding shares of capital stock of Clearwire entitled to vote in the election of directors will be required. In addition, to amend the provision of the Company’s Certificate of Incorporation covering the exchange of Class B Interests for Class A Common Stock, the approval of the holders of at least 75% in voting power of Class B Common Stock are required.

Further, the Equityholders’ Agreement provides that, subject to certain exceptions based on beneficial ownership of Clearwire’s voting stock, any amendment to the Company’s Certificate of Incorporation or the Company’s Bylaws requires the approval of Sprint HoldCo, SN UHC 1, Intel 2008A, Intel Capital Corporation, Intel Capital (Cayman) Corporation, Middlefield Ventures, Inc. and Comcast Wireless Investment, LLC and BHN Spectrum which we refer to, together with Comcast Wireless Investment, LLC, as the Strategic Investors, as a group.

Dividend Rights

Only the holders of Class A Common Stock are entitled to receive dividends, if any, payable in cash or property, as may be declared by the board of directors out of assets legally available for the payment of dividends, subject to any preferential dividend rights of any outstanding Clearwire preferred stock and the restrictions set forth in the DGCL.

Liquidation Rights

On the consolidation, merger, recapitalization, reorganization or similar event or liquidation, dissolution or winding up of Clearwire, after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Clearwire preferred stock, the holders of Class A Common Stock and Class B Common Stock will be entitled to share pari passu in the net assets of Clearwire up to their per share par value amounts and subject to the structurally prior rights of equityholders of Clearwire Communications as set forth in the Operating Agreement. After all Class A Common Stock and Class B Common Stock holders have received their per share par value amounts, the holders of all outstanding shares of Class A Common Stock will be entitled to receive the remaining net assets ratably in proportion to each holder’s respective number of shares of Class A Common Stock.

Preemptive Rights

Under the Company’s Certificate of Incorporation, the holders of Class A Common Stock and Class B Common Stock have no preemptive rights except as set forth in the Equityholders’ Agreement. The Equityholders’ Agreement provides that if Clearwire proposes to issue any securities, other than in certain issuances, each of Sprint HoldCo, Intel 2008A, Intel Capital Corporation, Intel Capital (Cayman) Corporation, Middlefield Ventures, Inc., and each Strategic Investor, together with each of their respective Permitted Transferees and Permitted Designees, as defined in the Equityholders’ Agreement, that becomes a party to the Equityholders’ Agreement in accordance with Article 3 of the Equityholders’ Agreement, has the right to purchase its pro rata share of such securities, based on such holder’s voting power in Clearwire before such issuance.

Exchange Rights

Under the Company’s Certificate of Incorporation and subject to restrictions imposed in the Operating Agreement, the holders of Class B Common Stock are entitled to exchange one share of Class B Common Stock and one Class B Unit for one share of Class A Common Stock at any time and from time to time.

Use of Certain Proceeds

Pursuant to the Company’s Certificate of Incorporation, except to the extent that the board of directors has approved the expansion of our business activities to include other business activities, and has approved the funding of any such other business activities out of net proceeds from the issuance of equity securities in accordance with the Equityholders’ Agreement, the net proceeds from any issuance of Clearwire equity securities will be contributed to Clearwire Communications. In addition, except to the extent that the board of directors has approved the expansion of our business activities to include other business activities, and has approved the funding of any such other business activities out of net proceeds of any indebtedness issued or incurred by Clearwire, to the extent permitted by law and subject to restrictions imposed under the Operating Agreement, Clearwire is required to lend the net proceeds to Clearwire Communications on substantially the same terms and conditions as the indebtedness issued or incurred by Clearwire.

Change in Control Provisions

Under the Company’s Certificate of Incorporation, approval of the holders of at least 75% of all of the outstanding shares of capital stock of Clearwire entitled to vote in the election of directors, voting together as a single class, is required to approve: (1) any merger, consolidation, share exchange recapitalization, business combination or other similar transaction involving Clearwire or Clearwire Communications, that upon completion, would constitute a change of control of Clearwire or Clearwire Communications, respectively, (2) the issuance of capital stock of Clearwire or of Clearwire Communications that, upon completion, would constitute a change of control of Clearwire or Clearwire Communications, respectively, and (3) any sale or other disposition of all or substantially all of the assets of Clearwire or Clearwire Communications.

In addition, the Equityholders’ Agreement provides that the approval of Sprint HoldCo, Intel 2008A, Intel Capital Corporation, Intel Capital (Cayman) Corporation, Middlefield Ventures, Inc., and the Strategic Investors as a group (for so long as each maintains certain minimum ownership interests in Clearwire) is required for any restructuring or reorganization of Clearwire (excluding certain financings in the ordinary course of business), any bankruptcy of Clearwire or its subsidiaries, or any liquidation, dissolution or winding up of Clearwire or Clearwire Communications. In addition, the approval of at least ten directors (or, if there are fewer than ten directors, then all of the directors) on the board of directors will be required before any change of control transaction. Also, the Equityholders’ Agreement provides that the approval of the holders of at least 75% of the outstanding voting securities of the Company is required to approve (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction involving the Company or Clearwire Communications, (ii) any issuance of capital stock of the Company or Clearwire Communications, in either case that constitutes a “change of control” of the Company or Clearwire Communications or (iii) any sale or other disposition of all or substantially all of the assets of the Company or of Clearwire Communications. The parties to the Equityholders’ Agreement are subject to a standstill with respect to the Company until at least November 28, 2013. The Equityholders’ Agreement provides an exception to this standstill for a “Qualifying Purchase” by any equityholder, which requires an offer by any equityholder to purchase 100% of the Company’s outstanding Common Stock not owned by such equityholder, the approval of a simple majority of the Company’s board (excluding the offering equityholder’s designees to the Company board) and the approval of the holders of a majority of the outstanding voting securities of the Company (excluding those voting securities owned by the offering equityholder and its Permitted Transferees and Permitted Designees (each as defined in the Equityholders’ Agreement)).

Transfer Restrictions

Under the Company’s Certificate of Incorporation, one share of Class B Common Stock may only be transferred in exchange for one share of Class A Common Stock when exchanged in combination with one Class B Unit. Following the exchange, the shares of Class B Common Stock surrendered in the exchange will be retired, will cease to be outstanding, and may not be reissued. Under the Equityholders’ Agreement, if any shares of Class B Interests are transferred without also transferring to the same transferee an identical number of Class

B Units or shares of Class B Common Stock, respectively, then the transferred shares of Class B Common Stock or the shares of Class B Common Stock corresponding to those transferred Class B Units, as applicable, will be redeemed by Clearwire for par value.

Further, under the Company’s Certificate of Incorporation, if a holder of Common Stock acquires additional shares, or is otherwise attributed with ownership of such shares, that would cause Clearwire to violate any requirement of the federal communications laws regarding foreign ownership, then we may, at the option of its board of directors, redeem from the holder a sufficient number of shares to eliminate the violation, at a market price determined in accordance with the Company’s Certificate of Incorporation.

Delaware Takeover Statute

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless: (1) the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (2) the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (3) the merger transaction is approved by the board of directors and by the affirmative vote at a meeting, not by written consent, of stockholders of 2/3 of the holders of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.

Under the Company’s Certificate of Incorporation, we have elected to opt out of Section 203 of the DGCL, and are therefore not subject to Section 203.

Preferred Stock

Preferred Stock Outstanding

No shares of Clearwire preferred stock are issued and outstanding.

Blank Check Preferred Stock

Under the Company’s Certificate of Incorporation, the board of directors is expressly authorized, by resolution or resolutions, to provide one or more series of preferred stock (including convertible preferred stock) and, with respect to each series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of the series. The powers, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

Corporate Opportunities and Transactions with Founding Stockholders

In recognition that directors, officers, stockholders, members, managers or employees of any Founding Stockholder (as such term is defined in the Company’s Certificate of Incorporation) may engage in similar activities or lines of business to those of Clearwire, the Company’s Certificate of Incorporation provides for the allocation of certain corporate opportunities between Clearwire and the Founding Stockholders. Specifically, none of the Founding Stockholders have any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business to those of Clearwire, competing against Clearwire, doing business with any competitor, customer or supplier of Clearwire or employing any officer or employee of Clearwire. In the event that a Founding Stockholder acquires knowledge of a potential transaction or matter which may be a corporate opportunity for it and Clearwire, Clearwire will not have any interest or expectancy in such corporate opportunity, and such Founding Stockholder will not have any duty to communicate or present such corporate opportunity to Clearwire and may pursue or acquire such corporate opportunity for itself or direct such opportunity to another person. In addition, if any director, officer, member, manager or employee of any Founding Stockholder acquires knowledge, in his capacity as a director, board observer or officer of Clearwire, of a potential transaction or matter which may be a corporate opportunity for Clearwire and a Founding Stockholder, Clearwire will not have any expectancy in such corporate opportunity as long as the Founding Stockholder also learns of or develops such opportunity independently.

The Certificate of Incorporation provides that any of our directors or officers who also serves as a director, officer or employee of a Founding Stockholder and who acquires knowledge of a potential transaction that may be a corporate opportunity of Clearwire and the Founding Stockholder (1) will have fully satisfied and fulfilled his or her fiduciary duty to Clearwire and its stockholders with respect to such transaction; (2) will not be obligated to communicate information regarding the corporate opportunity to Clearwire or the Founding Stockholder’s pursuing or acquiring the corporate opportunity for itself or directing the corporate opportunity to another person; (3) will, to the fullest extent permitted by law, be presumed to have acted in good faith and in a manner reasonably believed to be in the best interests of Clearwire; and (4) will be deemed not to have breached any duty of loyalty to Clearwire or its stockholders and not to have derived improper benefit therefrom, if the corporate opportunity is offered or disclosed in accordance with the policy set forth in the Company’s Certificate of Incorporation. Such policy states, in general, that unless a director is an employee of Clearwire, such person will not have a duty to present to Clearwire a corporate opportunity of which he or she becomes aware, except where the corporate opportunity is expressly offered to such person primarily in his or her capacity as a director of Clearwire.

By becoming a stockholder in our company, you will be deemed to have notice of and consented to these provisions of the Company’s Certificate of Incorporation. Any amendment to the foregoing provisions of the Company’s Certificate of Incorporation requires the affirmative vote of the holders of at least 75% of the voting power of all of the then-outstanding shares of Clearwire capital stock.

Transfer Agent and Registrar

American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for our Class A Common Stock.

Listing of Our Common Stock

Our Class A Common Stock is listed on NASDAQ under the trading symbol “CLWR.”

OTHER IMPORTANT INFORMATION REGARDING THE SPRINT PARTIES

Set forth below are the names, the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of Sprint, Merger Sub, Sprint HoldCo, SN UHC 1 and SN UHC 4. Merger Sub, Sprint HoldCo, SN UHC 1 and SN UHC 4 are each wholly owned subsidiaries of Sprint. Sprint HoldCo and SN UHC 1 hold the Company equity interests owned by Sprint, and SN UHC 4 is the managing member of Sprint HoldCo.

Name/Title	Business Address	Employment History
Robert R. Bennett Director of Sprint	Hilltop Investments, LLC 10900 Hilltop Road Parker, CO 80134	Mr. Bennett is a Principal of Hilltop Investments, LLC, a private investment company. Mr. Bennett served as President of Discovery Holding Company, located at 12300 Liberty Boulevard, Englewood, CO 80112, from March 2005 until September 2008, when the company merged with Discovery Communications, Inc. creating a new public company.

Gordon M. Bethune Director of Sprint	Sprint Nextel Corporation 6200 Sprint Parkway Overland Park, KS 66251	Mr. Bethune is the retired Chairman and Chief Executive Officer of Continental Airlines, Inc., an international commercial airline company, located at 77 West Wacker Drive, Chicago, IL 60601. He served as Chief Executive Officer of Continental Airlines from 1994 and as Chairman and Chief Executive Officer from 1996 until December 30, 2004. He is currently a director of Honeywell International Inc., located at 101 Columbia Road, Morristown, NJ 07962, and Prudential Financial, Inc., located at 751 Broad Street, Newark, NJ 07102.

Larry C. Glasscock Director of Sprint	Sprint Nextel Corporation 6200 Sprint Parkway Overland Park, KS 66251	Mr. Glasscock is the retired Chairman of the Board of WellPoint, Inc., a health benefits company located at 120 Monument Circle, Indianapolis, IN 46204. Mr. Glasscock served as President and Chief Executive Officer of WellPoint, Inc. from November 2004 (following the merger between Anthem, Inc. and WellPoint Health Networks Inc.) until June 2007 and as Chairman of WellPoint, Inc. from November 2005 until March 2010. He is currently a director of Simon Property Group, Inc., located at 225 West Washington Street, Indianapolis, IN 46204, Sysco Corporation, located at 1390 Enclave Parkway, Houston, TX 77077, and Zimmer Holdings, Inc., located at 345 East Main Street, Warsaw, IN 46580.

James H. Hance, Jr. Chairman of the Board of Sprint	Sprint Nextel Corporation 6200 Sprint Parkway Overland Park, KS 66251	Mr. Hance is the Chairman of the Board of Sprint. He is a Senior Advisor to The Carlyle Group, located at 1001 Pennsylvania Avenue, NW, Washington, D.C. 20004. He is currently a director of Cousins Properties Incorporated, located at 191 Peachtree Street NE, Suite 500, Atlanta, GA 30303, Duke Energy Corporation, located at 550 South Tryon Street, Charlotte, NC 28202, Ford Motor Company, located at 1 American Road, Dearborn, MI 48126, and The Carlyle Group.

Daniel R. Hesse President and Chief Executive Officer of Sprint; Director of Sprint	Sprint Nextel Corporation 6200 Sprint Parkway Overland Park, KS 66251	Mr. Hesse has served as President and Chief Executive Officer of Sprint since December 17, 2007. Mr. Hesse served as a director of Clearwire from November 2008 until September 2010.

V. Janet Hill Director of Sprint	Hill Family Advisors 4000 Legato Road, Suite 1100 Fairfax, VA 22033	Mrs. Hill is a Principal of Hill Family Advisors. In 2010, Mrs. Hill retired from Alexander & Associates, Inc., a corporate consulting firm located at 301 4th Street, NE, Washington, D.C. 20002, after serving as a Vice President since 1981. Mrs. Hill also serves as a director of The Carlyle Group, located at 1001 Pennsylvania Avenue, NW, Washington, D.C. 20004, The Wendy’s Company, located at 1 Dave Thomas Boulevard, Dublin, OH, 43017, and Dean Foods, Inc., located at 2711 North Haskell Avenue, Suite 3400, Dallas, TX 75204.

Frank Ianna Director of Sprint	Sprint Nextel Corporation 6200 Sprint Parkway Overland Park, KS 66251	Mr. Ianna has served as Chief Executive Officer of Attila Technologies LLC, a Technogenesis Company incubated at Stevens Institute of Technology and located at 425 Devonshire Drive, Franklin Lakes, NJ 07417, since 2007 and as a director of Attila Technologies LLC since 2011. Mr. Ianna has served as a director of Tellabs, Inc., located at 1 Tellabs Center, 1415 West Diehl Road, Naperville, IL 60563, since 2004. He served as a director of Clearwire from November 2008 until June 2011.

Sven-Christer Nilsson Director of Sprint	Ripasso AB Utsiktsvagen 2 SE-260 83 Vejbystrand Sweden	Mr. Nilsson is the Owner and Founder of Ripasso AB, Ängelholm, Sweden, a private business advisory company. Mr. Nilsson is a director of Ripasso AB, Magle Life Science AB, located at Magle Stora Kyrkogata 6, SE-223 50 Lund, Sweden, Ceva, Inc., located at 1943 Landings Drive, Mountain View, CA 94043, and Assa Abloy AB, located at P.O. Box 70340, SE-107 23 Stockholm, Sweden. He also serves as a director for the (Swedish) Defense Materiel Administration, located at SE- 115 88 Stockholm, Sweden.

William R. Nuti Director of Sprint	NCR Corporation 250 Greenwich Street 35th Floor New York, NY 10007	Mr. Nuti is the Chairman of the Board, Chief Executive Officer and President of NCR Corporation, a global technology company. Mr. Nuti has served as Chief Executive Officer and President of NCR since August 2005, and as Chairman of NCR since October 2007.

Rodney O’Neal Director of Sprint	Delphi Automotive PLC 5725 Delphi Drive Troy, MI 48098	Mr. O’Neal has served as Chief Executive Officer, President and board member of Delphi Automotive PLC, a global supplier of mobile electronics and transportation systems, since 2007.

Paget L. Alves Chief Sales Officer of Sprint; Vice President of SN UHC 1; Vice President of Sprint HoldCo; Vice President of SN UHC 4	Sprint Nextel Corporation 6200 Sprint Parkway Overland Park, KS 66251	Mr. Alves has served as Chief Sales Officer since January 2012. Prior to that, he served as President—Business Markets from February 2009 through January 2012. He served as President— Sales and Distribution from March 2008 through February 2009, and as Regional President from September 2006 through March 2008.

Mark V. Beshears
Senior Counsel—State and Local Tax of Sprint United Management Company; Vice President of SN UHC 1; Vice President of Sprint HoldCo; Vice President of Merger Sub; Vice President of SN UHC 4	Sprint United Management Company 6500 Sprint Parkway Overland Park, KS 66251	Mr. Beshears has served as Senior Counsel—State and Local Tax of Sprint United Management Company since August 1992.

Greg D. Block Vice President and Treasurer of SN UHC 1; Vice President and Treasurer of Sprint HoldCo; Vice President and Treasurer of Merger Sub; Vice President and Treasurer of SN UHC 4	Sprint Nextel Corporation 6200 Sprint Parkway Overland Park, KS 66251	Mr. Block has served as Vice President and Treasurer of Sprint since September 2008. Prior to that, he served as Vice President and Assistant Treasurer of Sprint, located at 2001 Edmund Halley Drive, Reston, VA 20191, from August 2005 to August 2008.

Matthew Carter President—Global Wholesale and Emerging Solutions of Sprint	Sprint Nextel Corporation 6200 Sprint Parkway Overland Park, KS 66251	Mr. Carter was appointed President—4G in January 2010 and his role has changed to include Wholesale and Emerging Solutions. He served as Senior Vice President, Boost Mobile from April 2008 until January 2010 and as Senior Vice President, Base Management from December 2006 until April 2008.

John W. Chapman Vice President and Assistant Secretary of SN UHC 1; Vice President and Assistant Secretary of SN UHC 4	Sprint Nextel Corporation 6200 Sprint Parkway Overland Park, KS 66251	Mr. Chapman has served as Vice President—Legal, Corporate Transactions of Sprint since October 2008. Prior to that, he served as Senior Counsel of Sprint.

Gary E. Charde Vice President of SN UHC 1; Vice President of Sprint HoldCo; Vice President of Merger Sub; Vice President of SN UHC 4	Sprint Nextel Corporation 6200 Sprint Parkway Overland Park, KS 66251	Mr. Charde has served as Vice President—Tax of Sprint since 2008.

Steven L. Elfman President—Network Operations and Wholesale of Sprint	Sprint Nextel Corporation 6200 Sprint Parkway Overland Park, KS 66251	Mr. Elfman was appointed President— Network Operations and Wholesale in May 2008. Mr. Elfman served as a director of Clearwire from January 2009 until September 2010. He served as President and Chief Operating Officer of Motricity, a mobile data technology company located at 3535 Factoria Boulevard SE, Bellevue, WA 98006, from January 2008 to May 2008.

Joseph J. Euteneuer Chief Financial Officer of Sprint	Sprint Nextel Corporation 6200 Sprint Parkway Overland Park, KS 66251	Mr. Euteneuer has served as Chief Financial Officer since April 2011. Mr. Euteneuer served as Executive Vice President and Chief Financial Officer of Qwest, a wireline telecom company located at 100 CenturyLink Drive, Monroe, LA 71203, from September 12, 2008 until April 2011. Previously, Mr. Euteneuer served as Executive Vice President and Chief Financial Officer of XM Satellite Radio Holdings Inc., a satellite radio provider located at 1500 Eckington Place, NE, Washington, D.C. 20002, from 2002 until September 2008 after it merged with SIRIUS Satellite Radio, Inc.

Robert L. Johnson Chief Service and Information Technology Officer of Sprint	Sprint Nextel Corporation 6200 Sprint Parkway Overland Park, KS 66251	Mr. Johnson has served as Chief Service Officer since October 2007 and his role was expanded to Chief Service and Information Technology Officer in August 2011.

Lawrence R. Krevor Vice President of SN UHC 1; Vice President of SN UHC 4	Sprint Nextel Corporation 900 7th Street, NW Washington, DC 20001	Mr. Krevor has served as Vice President—Legal and Government Affairs, Spectrum of Sprint since 2008.

Douglas B. Lynn Vice President of Sprint HoldCo	Sprint Nextel Corporation 6200 Sprint Parkway Overland Park, KS 66251	Mr. Lynn has served as Vice President— Corporate Development of Sprint since 2008.

William M. Malloy Chief Marketing Officer of Sprint	Sprint Nextel Corporation 6200 Sprint Parkway Overland Park, KS 66251	Mr. Malloy has served as Chief Marketing Officer since September 2011. Prior to joining Sprint, he was a venture partner with Ignition Partners, a venture capital firm located at 11400 Southeast 6th Street, Suite 100, Bellevue, WA 98004. He joined Ignition in 2002 and was a member of the firm’s wireless communications team. In addition to working on early-stage investments, he represented the firm from 2004 through 2009 as chairman and CEO of Sparkplug Communications, a company created from within Ignition located at 3220 Keller Springs Road, Suite 108, Carrollton, TX 75006, that later merged with Airband Communications.

John J. Mutrie, Jr. Vice President of Sprint HoldCo	Sprint Nextel Corporation 6200 Sprint Parkway Overland Park, KS 66251	Mr. Mutrie has served as Assistant Controller of Sprint since March 2011. Prior to that, he served as Senior Manager of KPMG LLP, located at 2 Financial Center, Boston, MA 02210, from July 1995 until July 2010.

Timothy P. O’Grady
Vice President and Secretary of SN UHC 1; Director of SN UHC 1; Vice President and Secretary of Sprint HoldCo; Vice President and Secretary of Merger Sub; Director of Merger Sub; Vice President and Secretary of SN UHC 4; Director of SN UHC 4	Sprint Nextel Corporation 6200 Sprint Parkway Overland Park, KS 66251	Mr. O’Grady has served as Vice President—Legal, Securities & Governance of Sprint since April 2008. Prior to that, he served as Senior Counsel of Sprint from August 2005 until April 2008.

Todd A. Rowley Vice President of SN UHC 1; Vice President of Sprint HoldCo; Vice President of SN UHC 4	Sprint Nextel Corporation 6200 Sprint Parkway Overland Park, KS 66251	Mr. Rowley has served as Vice President— Business Development of Sprint since 2012. Prior to that, he served as Vice President—Wholesale Business Development of Sprint from 2011 to 2012, Vice President—4G of Sprint from 2009 to 2010, and Vice President—Corporate Development from 2008 to 2009.

Stefan K. Schnopp Director of SN UHC 1; Director of Merger Sub; Director of SN UHC 4	Sprint Nextel Corporation 6200 Sprint Parkway Overland Park, KS 66251	Mr. Schnopp has served as Senior Counsel—Securities & Finance of Sprint since August 2008. Prior to that, he was an attorney in private practice, located at 111 West Monroe Street, Suite 1212, Phoenix, AZ 85003.

Michael C. Schwartz Senior Vice President— Corporate and Business Development of Sprint	Sprint Nextel Corporation 6200 Sprint Parkway Overland Park, KS 66251	Mr. Schwartz has served as Senior Vice President—Corporate and Business Development since January 2, 2013. Mr. Schwartz served as Vice President, Marketing, Corporate Development and Regulatory at Telesat Canada, a satellite communications company located at 1601 Telesat Court, Ottawa, Ontario, Canada K1B 5P4, from 2007 to 2012.

Ryan H. Siurek Vice President— Controller of Sprint; Vice President and Controller of SN UHC 1; Vice President and Controller of Sprint HoldCo; Vice President and Controller of SN UHC 4	Sprint Nextel Corporation 6200 Sprint Parkway Overland Park, KS 66251	Mr. Siurek was appointed Vice President—Controller in November 2009. He served as Vice President and Assistant Controller from January 2009 to November 2009. Prior to joining Sprint, he worked for LyondellBasell Industries, a chemical manufacturing company located at Stationsplein 45, 3013 AK Rotterdam, The Netherlands, from January 2004 through January 2009, where he held various executive level finance and accounting positions, including Controller—European Operations.

Patricia C. Tikkala Vice President of SN UHC 1; Vice President of SN UHC 4	Sprint Nextel Corporation 12502 Sunrise Valley Drive Reston, VA 20196.	Ms. Tikkala has served as Vice President—Spectrum of Sprint since 2006.

Charles R. Wunsch
Senior Vice President, General Counsel and Corporate Secretary of Sprint; President of SN UHC 1; Director of SN UHC 1; President of Sprint HoldCo; President of Merger Sub; Director of Merger Sub; President of SN UHC 4; Director of SN UHC 4	Sprint Nextel Corporation 6200 Sprint Parkway Overland Park, KS 66251	Mr. Wunsch was appointed Senior Vice President, General Counsel and Corporate Secretary of Sprint in October 2008. He served as Sprint’s Vice President for corporate transactions and business law and has served in various legal positions at Sprint since 1990.

During the past five years, none of the persons described above or the Sprint Parties has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Each person identified above is a United States citizen except for Mr. Nilsson, who is a citizen of Sweden, and Mr. Schnopp, who is a dual citizen of the United States and Germany.

APPRAISAL RIGHTS

Under the DGCL, and as more fully described below, if you do not wish to accept the Merger Consideration provided for in the Merger Agreement and the Merger is consummated, you have the right to seek appraisal of your shares of our Class A Common Stock and to receive payment in cash for the fair value of your Class A Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of Class A Common Stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the $2.97 per share that you are otherwise entitled to receive under the terms of the Merger Agreement. These rights are known as appraisal rights. Our stockholders who elect to exercise appraisal rights must not vote in favor of the Merger Agreement Proposal and must comply with the provisions of Section 262 of the DGCL, which we refer to as Section 262, in order to perfect their rights. Strict compliance with the statutory procedures in Section 262 is required.

This section is intended as a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements, and it is qualified in its entirety by reference to Section 262, the full text of which appears in Annex L to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Section 262 requires that, where a Merger Agreement is to be submitted for adoption at a meeting of stockholders, the stockholders must be notified not less than 20 days before the meeting to vote on the Merger Agreement that appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to our stockholders that appraisal rights are available in connection with the Merger, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex L. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares of Class A Common Stock, you must deliver to the Company a written demand for appraisal of your shares of Class A Common Stock before the vote is taken to approve the Merger Agreement Proposal. That demand must be executed by or on behalf of the stockholder of record and must reasonably inform us of the identity of the holder of record of our Class A Common Stock and the intention of such stockholder to demand appraisal of his, her or its shares of Class A Common Stock. Holders of our Class A Common Stock who desire to exercise their appraisal rights must not vote or submit a proxy in favor of the Merger Agreement Proposal. Voting against or failing to vote for the Merger Agreement Proposal by itself does not constitute a demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the Merger Agreement Proposal.

A holder of shares of our Class A Common Stock wishing to exercise appraisal rights must hold of record the shares of Class A Common Stock on the date the written demand for appraisal is made and must continue to hold the shares of Class A Common Stock of record through the effective time of the Merger, because appraisal rights will be lost if the shares of Class A Common Stock are transferred prior to the effective time. If you fail to comply with these conditions and the Merger is completed, you will be entitled to receive payment for your shares of our Class A Common Stock as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your shares of our Class A Common Stock. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the Merger Agreement Proposal, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the Merger Agreement Proposal or abstain from voting on the Merger Agreement Proposal. All demands for appraisal should be addressed to Clearwire Corporation, Attn: Corporate Secretary, 1475 120th Avenue Northeast, Bellevue, Washington 98005.

A demand for appraisal in respect of shares of capital stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s name and mailing address and the number of shares registered in the holder’s name and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the Merger. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of our Class A Common Stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, broker or other nominee, submit the required demand in respect of those shares of Class A Common Stock. If you hold your shares of our Class A Common Stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of our Class A Common Stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian) or other nominee, a demand for appraisal must be executed by or for such record holder. If the shares of our Class A Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record holder or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record holder. If a stockholder holds shares of our Class A Common Stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co. (the nominee for The Depository Trust Company), a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as a record holder. A record holder, such as a broker, who holds shares of our Class A Common Stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Class A Common Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Class A Common Stock as to which appraisal is sought. Where no number of shares of Class A Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Class A Common Stock held in the name of the record holder.

Within 10 days after the effective time of the Merger, the surviving corporation in the Merger must give notice that the Merger has become effective to each of our stockholders who did not vote in favor of the Merger Agreement Proposal and otherwise complied with Section 262. At any time within 60 days after the effective time of the Merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the Merger Consideration for that stockholder’s shares of our Class A Common Stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder within 60 days after the effective date of the Merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the Merger Agreement.

Within 120 days after the effective time of the Merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Class A Common Stock held by all stockholders entitled to appraisal. Upon the filing of such a petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. Sprint has no present intent to cause Clearwire to file such a petition and has no obligation to cause such a petition to be filed, and holders should not assume that the surviving corporation will file a petition. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the effective time of the Merger, any stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the Merger Agreement Proposal, upon written request, will be entitled to receive from the surviving corporation, a statement setting forth the aggregate number of shares of our Class A Common Stock not voted in favor of the Merger Agreement Proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by the surviving corporation. A person who is the beneficial owner of shares of our Class A Common Stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares of our Class A Common Stock and with whom agreements as to the value of their shares of our Class A Common Stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of our Class A Common Stock and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of our Class A Common Stock, the Delaware Court of Chancery will appraise the shares of Class A Common Stock, determining their fair value as of the effective time after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of Class A Common Stock. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment.

You should be aware that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although we believe that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Moreover, we do not anticipate offering more than the Merger Consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of our Class A Common Stock is less than the Merger Consideration. In determining “fair value,” the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Each stockholder seeking appraisal is responsible for his or her attorneys’ and expert witness expenses, although, upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of our Class A Common Stock entitled to appraisal. Any stockholder who duly demanded appraisal in compliance with Section 262 will not, after the effective time of the Merger, be entitled to vote shares of Class A Common Stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Class A Common Stock, other than with respect to payment as of a record date prior to the effective time. However, if no petition for appraisal is filed within 120 days after the effective time, or if the stockholder otherwise fails to perfect his, her or its appraisal rights, successfully withdraws his, her or its demand for appraisal or loses his, her or its right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the $2.97 per share cash payment, without interest, for his, her or its shares of our Class A Common Stock pursuant to the Merger Agreement.

In view of the complexity of Section 262 of the DGCL, the Company’s stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

DELISTING AND DEREGISTRATION OF COMMON STOCK

If the Merger is completed, our Class A Common Stock will be delisted from NASDAQ and deregistered under the Exchange Act. As a result, we would no longer file periodic reports with the SEC on account of our Class  A Common Stock.

STOCKHOLDER PROPOSALS

If the Merger is completed, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. As of the date of this proxy statement, the 2013 annual meeting of stockholders has been indefinitely postponed. However, if the Merger is not completed, or if we are otherwise required to do so under applicable law, we will hold a 2013 annual meeting of stockholders. Any stockholder nominations or proposals for other business intended to be presented at our next annual meeting must be submitted to us as set forth below.

Stockholder proposals for the 2013 annual meeting must be received at our principal executive offices by April 15, 2013, and must otherwise comply with the SEC’s rules, to be considered for inclusion in our proxy materials relating to our 2013 annual meeting.

If you intend to present a proposal at the 2013 annual meeting, or if you want to nominate one or more directors, you must give timely notice thereof in writing to the Secretary at the address below. The Secretary must receive this notice no earlier than March 18, 2013 and no later than April 15, 2013.

Notice of a proposal must include, as to each matter, (i) a brief description of the business desired to be brought before the annual meeting, (ii) your name and address, as they appear on Clearwire’s books, (iii) the class and number of shares of our Common Stock which you own beneficially or of record, (iv) the class and number of shares of Derivative Securities (as defined below) of Clearwire which you own beneficially or of record and (v) any material interest you may have in such business.

Notice of a nomination must include:

(i)	as to each person whom you propose to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of Common Stock of Clearwire which are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act; and

(ii)

(A) your name and address, as they appear on Clearwire’s books, (B) the class or series and number of shares of Common Stock of Clearwire which you own beneficially or of record, (C) the class or series and number of options, warrants, puts, calls, convertible securities, stock appreciation rights or similar rights, obligations or commitments with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares or other securities of Clearwire or with a value derived in whole or in part from the value of any class or series of shares or other securities of Clearwire, whether or not such instrument, right, obligation or commitment will be subject to settlement in the underlying class or series of shares or other securities of Clearwire, which we refer to as Derivative Securities, which you own beneficially or of record, (D) a description of all arrangements or understandings between you and each proposed nominee and any other person or persons pursuant to which your nominations are to be made, (E) a representation that you intend to appear in person or by proxy at the meeting to nominate the persons named in your notice and (F) any other information relating to you that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act.

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

You may contact our Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. Our Bylaws are also available in the Investor Relations section of our website at www.clearwire.com.

Proponents must submit notices of proposals and nominations in writing to the following address:

Secretary, Clearwire Corporation, 1475 120th Avenue Northeast, Bellevue, Washington 98005

The Secretary will forward the notices of proposals and nominations to the Nominating and Governance Committee for consideration.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. We incorporate by reference into this prospectus the documents listed below (other than portions of these documents that are described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC).

•	Our Annual Report on Form 10-K for the year ended December 31, 2012;

•

Our Current Reports on Form 8-K as filed with the SEC on January 9, 2013, January 23, 2013, January 30, 2013, February 1, 2013, February 12, 2013, February 27, 2013, March 1, 2013, March 28, 2013 (two reports) and April 1, 2013 (other than portions of a Current Report on Form 8-K that are furnished under Item 2.02 or Item 7.01, including any exhibits included with such Items unless otherwise indicated therein); and

•	Our Definitive Proxy Statement under Regulation 14A in connection with our Annual Meeting of Stockholders, filed with the SEC on April 30, 2012.

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein) after the date hereof, and prior to the date of the Special Meeting, shall be deemed to be incorporated by reference in this proxy statement and to be a part hereof from the date of filing of such documents with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Definitive Proxy Statement and amendments to those filings, are available free of charge on our website (www.clearwire.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this proxy statement. You may also obtain a copy of these filings at no cost by writing or telephoning us at the following address:

Clearwire Corporation

1475 120th Avenue Northeast

Bellevue, Washington 98005

Attention: Investor Relations

Telephone: (425) 216-7600

Except for the documents incorporated by reference as noted above, we do not intend to incorporate into this prospectus any of the information included on our website.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the “Investor Relations” page of our corporate website at www.clearwire.com. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of this proxy statement or other information concerning us, without charge, by written or telephonic request directed to Clearwire Corporation, Attn: Investor Relations, 1475 120th Avenue Northeast, Bellevue, Washington 98005, Telephone (425) 636-5828; or from our proxy solicitor, MacKenzie toll-free at (800) 322-2885, or collect at (212) 929-5500; or from the SEC through the SEC website at the address provided above.

Because the Merger is a “going private” transaction, the Company and Sprint have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the proposed Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED , 2013. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A-1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

SPRINT NEXTEL CORPORATION,

COLLIE ACQUISITION CORP.

and

CLEARWIRE CORPORATION

Dated as of December 17, 2012

This Agreement and Plan of Merger has been provided solely to inform investors of its terms. This Agreement and Plan of Merger contains customary representations, warranties and covenants, which were made for the purposes of such agreement and as of specific dates, and may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate. In addition, such representations, warranties and covenants may be subject to important qualifications and limitations agreed to by the Sprint Nextel Corporation, Collie Acquisition Corp. and Clearwire Corporation in connection with the negotiated terms or with certain disclosures not reflected in the text of This Agreement and Plan of Merger, may not be accurate or complete as of any specified date or may be subject to a contractual standard of materiality different from those generally applicable to stockholders or other investors in Clearwire Corporation or Sprint Nextel Corporation. Clearwire Corporation’s and Sprint Nextel Corporation’s stockholders and other investors are not third-party beneficiaries under this Agreement and Plan of Merger and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of Sprint Nextel Corporation, Collie Acquisition Corp. and Clearwire Corporation or any of their respective subsidiaries or affiliates.

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Page
Company Disclosure Schedule Index

Schedule 2.2 -	Capitalization of the Company
Schedule 2.3 -	Subsidiaries
Schedule 2.5 -	Consents
Schedule 2.9 -	SEC Documents; Financial Statements; Sarbanes-Oxley; NASDAQ
Schedule 2.13 -	Litigation and Claims
Schedule 2.14 -	Employee Plans
Schedule 2.15 -	Tax Matters
Schedule 2.16(a) -	Specified Company Contracts
Schedule 2.16(b) -	Material Contracts
Schedule 2.17 -	Company Licenses
Schedule 2.18 -	Company Leases
Schedule 2.19 -	Company Network Assets
Schedule 2.22 -	Transactions with Affiliates
Schedule 2.23 -	Real Property; Leasehold; Title to Assets
Schedule 2.24(a) -	Labor and Employment Matters
Schedule 2.25(f) -	Intellectual Property
Schedule 2.26 -	Data Privacy
Schedule 4.1 -	Certain Actions Pending Merger
Schedule 4.140 -	Employee Matters
Schedule 5.1(c) -	Required Consents
Schedule 7.1 -	Company Knowledge

Sprint Disclosure Schedule Index

Schedule 3.3 -	Consents
Schedule 7.1 -	Sprint Knowledge

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of December 17, 2012 (this “Agreement”), by and among Sprint Nextel Corporation, a Kansas corporation (“Sprint”), Collie Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Sprint (“Acquisition Corp.” and, together with Sprint, the “Sprint Parties”), and Clearwire Corporation, a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 7.1.

RECITALS:

A. Sprint owns, directly or indirectly, (i) 30,922,958 shares of Class A common stock, par value $0.0001 per share, of the Company (“Class A Common Stock”), (ii) 708,087,860 shares of Class B common stock, par value $0.0001 per share, of the Company (“Class B Common Stock”, and, together with Class A Common Stock, “Company Common Stock”), and (iii) 708,087,860 Class B Common Interests (“Class B Units”) of Clearwire Communications, LLC, a Delaware limited liability company (“Clearwire Communications”).

B. Sprint desires to acquire all of the shares of Company Common Stock and all of the Class B Units not owned by it, directly or indirectly, and to provide for the payment of $2.97 in cash, without interest (the “Merger Consideration”), for each such share of Class A Common Stock by means of a merger of Acquisition Corp. with and into the Company in accordance with Section 251 of the Delaware General Corporation Law (the “DGCL”), upon the terms and subject to the conditions of this Agreement (the “Merger”).

C. The respective Boards of Directors of the Company, Sprint and Acquisition Corp. have (and in the case of the Company, upon the recommendation of a special committee of its Board of Directors (the “Special Committee”)) approved this Agreement and declared it advisable and in the best interests of their respective companies and stockholders to consummate the Merger on the terms and subject to the conditions set forth herein.

E. Sprint, the Company, Clearwire Communications and Clearwire Finance, Inc. have entered into a Note Purchase Agreement of even date herewith (the “Note Purchase Agreement”), pursuant to which Sprint has agreed to purchase from Clearwire Communications and Clearwire Finance, Inc., exchangeable notes (the “Notes”) in the aggregate principal amount of up to $800 million, which Notes are exchangeable for Class A Common Stock or Class B Common Stock and Class B Units, subject to the conditions of, and adjustments set forth in, the Notes and the related indenture.

F. Sprint, the Company and Intel Capital Wireless Investment Corporation 2008A (“Intel”) have entered into an Irrevocable Exchange Agreement, of even date herewith, pursuant to which Intel has agreed to exchange its shares of Class B Common Stock together with each of its corresponding Class B Units for a corresponding number of shares of Class A Common Stock on the Closing Date, such that at the Effective Time, Sprint will own, directly or indirectly, all outstanding shares of Class B Common Stock and all outstanding Class B Units.

G. Clearwire has entered into a Voting and Support Agreement of even date herewith with each of Intel Capital Corporation, Intel Capital (Cayman) Corporation, Intel Capital Wireless Investment Corporation 2008A, Comcast Wireless Investment, LLC, and Bright House Networks, LLC (each, an “Equityholder” and such agreement, the “Voting and Support Agreement”) pursuant to which each Equityholder has agreed to vote in favor of the adoption of this Agreement and in favor of certain other matters as contemplated by the Note Purchase Agreement at the Company Stockholders’ Meeting and has, among other things, agreed to grant certain consents, waive certain rights under the Company Equityholders’ Agreement, the operating agreement of Clearwire Communications and related agreements.

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H. In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the Parties hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1. The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Acquisition Corp. will be merged with and into the Company, the separate existence of Acquisition Corp. will cease, and the Company will continue as the surviving corporation (the “Surviving Corporation”). The Merger will have the effects as provided by the DGCL, other applicable Law and this Agreement.

Section 1.2. Effective Time. As soon as practicable on the Closing Date, the Company will file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as is permissible in accordance with the DGCL and as the Parties may agree, as specified in the Certificate of Merger (the time the Merger becomes effective, the “Effective Time”).

Section 1.3. Closing. Unless this Agreement shall have been terminated in accordance with Section 6.1, the closing of the Merger (the “Closing”) will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036 at 10:00 a.m. (eastern time) on a date to be mutually agreed to by the Parties, which date shall be no later than the third Business Day after the satisfaction or waiver of the conditions (other than conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions at the Closing) provided in Article V, or at such other time and place as the Parties may agree to in writing (the “Closing Date”).

Section 1.4. Certificate of Incorporation; By-laws; Directors and Officers. At the Effective Time:

(a)	except as required by Section 4.8(a), the Amended and Restated Certificate of Incorporation of the Company shall be amended in the Merger to be the same as the certificate of incorporation of Acquisition Corp. as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be “Clearwire Corporation”) and until thereafter further amended in accordance with its terms and as provided by the DGCL, shall be the Amended and Restated Certificate of Incorporation of the Surviving Corporation;

(b)	except as required by Section 4.8(a), the By-laws of the Company as in effect immediately prior to the Effective Time shall be amended in their entirety to read as the By-laws of Acquisition Corp. as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be “Clearwire Corporation”), and as so amended shall be the By-laws of the Surviving Corporation until thereafter amended as provided in the DGCL or in the Amended and Restated Certificate of Incorporation or By-laws of the Surviving Corporation;

(c)	the directors of Acquisition Corp. immediately prior to the Effective Time shall be the directors of the Surviving Corporation following the Merger until the earlier of (i) their death, resignation or removal or (ii) such time as their respective successors are duly elected or appointed as provided in the Amended and Restated Certificate of Incorporation or By-laws of the Surviving Corporation; and

(d)	subject to Section 4.14 of the Company Disclosure Schedule, the officers of Acquisition Corp. immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of (i) their death, resignation or removal or (ii) such time as their respective successors are duly appointed as provided in the Amended and Restated Certificate of Incorporation or By-laws of the Surviving Corporation.

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Section 1.5. Effect of Merger on Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Acquisition Corp., the Company or the holders of any shares of capital stock of the Company:

(a)	subject to Section 1.9, each share of common stock, par value $0.0001 per share, of Acquisition Corp. that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of Class A common stock, par value $0.0001 per share, of the Surviving Corporation;

(b)	subject to Sections 1.5(c), 1.6 and 1.9:

(i)	each share of Class A Common Stock that is issued and outstanding immediately prior to the Effective Time held by the Public Stockholders will be converted into the right to receive the Merger Consideration, and, when so converted, will automatically be canceled and will cease to exist;

(ii)	(A) each share of Class A Common Stock that is issued and outstanding immediately prior to the Effective Time and held by SoftBank, Sprint or any of its wholly owned Subsidiaries will be converted into and become one share of class A common stock, par value $0.0001 per share, of the Surviving Corporation and (B) each share of Class B Common Stock that is issued and outstanding immediately prior to the Effective Time will be converted into and become one share of class B common stock, par value $0.0001 per share, of the Surviving Corporation; and

(iii)	each Public Stockholder that holds a certificate or certificates, which represented outstanding shares of Class A Common Stock immediately prior to the Effective Time (“Certificates”), and each Public Stockholder that holds uncertificated shares of Class A Common Stock represented by book entry immediately prior to the Effective Time (“Book-Entry Shares”), will cease to have any rights with respect to such shares of Class A Common Stock to the extent such Certificate or Book-Entry Shares represent such shares of Class A Common Stock, except for the right to receive the Merger Consideration payable in respect of the shares of Class A Common Stock formerly represented by such Certificate or Book-Entry Shares upon surrender of such Certificate or Book-Entry Shares in accordance with Section 1.8; and

(c)	any shares of Company Common Stock then held by the Company or any wholly-owned Subsidiary of the Company or held in the Company’s treasury will be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

Section 1.6. Dissenting Shares.

(a)	Notwithstanding anything in this Agreement to the contrary, shares of Class A Common Stock outstanding immediately prior to the Effective Time and held by a holder who has properly demanded appraisal rights in respect of such shares, and has not effectively withdrawn such demand, in each case in accordance with Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into or represent the right to receive the Merger Consideration, but their holder will instead be entitled to such rights as are afforded under the DGCL with respect to Dissenting Shares, unless such holder fails to perfect or withdraws or otherwise loses its right to appraisal.

(b)	If any holder of shares of Class A Common Stock who demands appraisal of such holder’s shares pursuant to the DGCL fails to perfect or withdraws or otherwise loses such holder’s right to appraisal, at the later of the Effective Time or upon the occurrence of such event, such holder’s Dissenting Shares will be converted into and will represent the right to receive the Merger Consideration, without interest, in accordance with Section 1.5(b).

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(c)	The Company shall give Sprint:

(i)	prompt notice of any written demand for appraisal or payment of the fair value of any shares of Class A Common Stock, withdrawals or attempted withdrawals of such demands, and any other instruments served pursuant to the DGCL received by the Company; and

(ii)	the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL.

(d)	The Company shall not, except with the prior written consent of Sprint, make any payment with respect to any demands for appraisal of Class A Common Stock, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 1.7. Equity Awards.

(a)	Options. At the Effective Time, each option to purchase shares of Class A Common Stock granted under any stock option plan or stock compensation plan, program or similar arrangement or any individual employment agreement, including, without limitation, the Company’s 2008 Stock Compensation Plan, 2007 Stock Compensation Plan and the 2003 Stock Option Plan (such plans, agreements, programs or similar arrangements, collectively, the “Stock Plans”) that is outstanding and unexercised immediately prior to the Effective Time, whether vested or not vested, (each, an “Option”) shall be canceled in exchange for the right to receive a lump sum cash payment equal to the product of (i) the excess, if any, of (A) the Merger Consideration, without interest, over (B) the per share exercise price for such Option and (ii) the total number of shares of Class A Common Stock underlying such Option. All such payments with respect to each Option shall be made by the Surviving Corporation, less applicable tax withholdings, as promptly as reasonably practicable following the Effective Time (and in all events no later than the later of (A) ten (10) Business Days following the Effective Time and (B) the last day of the Surviving Corporation’s first regular payroll cycle following the Closing). For avoidance of doubt, any Option with a per share exercise price equal to or greater than the Merger Consideration shall be cancelled as of the Effective Time for no consideration.

(b)	Director Restricted Stock Units. At the Effective Time, each restricted stock unit granted under a Stock Plan that is outstanding immediately prior to the Effective Time which is held by a non-employee member of the Board of Directors of the Company (each, a “Director RSU”) shall be cancelled in exchange for the right to receive a lump sum cash payment equal to the product of (i) the Merger Consideration, without interest, and (ii) the number of shares of Class A Common Stock subject to such Director RSU. All such payments with respect to each Director RSU shall be made by the Surviving Corporation as promptly as reasonably practicable following the Effective Time (and in all events no later than the later of (A) ten (10) Business Days following the Effective Time and (B) the last day of the Surviving Corporation’s first regular payroll cycle following the Closing).

(c)	Non-Director Restricted Stock Units. At the Effective Time, each restricted stock unit granted under a Stock Plan that is not a Director RSU and that is outstanding immediately prior to the Effective Time (each, an “Unvested RSU”) shall be converted to a right to receive a cash payment equal to the product of (i) the Merger Consideration, without interest, and (ii) the number of shares of Class A Common Stock subject to such Unvested RSU (each, a “Restricted Cash Account”). Except as provided on Section 4.1(c) of the Company Disclosure Schedule:

(i)	as of the Effective Time, each holder of a Restricted Cash Account shall receive a lump sum cash payment equal to fifty-percent (50%) of the Restricted Cash Account balance, less applicable tax withholdings, by the Surviving Corporation as promptly as reasonably practicable following the Effective Time (and in all events no later than the later of (A) ten (10) Business Days following the Effective Time and (B) the last day of the Surviving Corporation’s first regular payroll cycle following the Closing);

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(ii)	at and following the Effective Time, the remaining balance of the Restricted Cash Account shall vest and be paid, subject to the original terms and conditions of the corresponding Unvested RSU, on the earlier of (a) the original vesting schedule in accordance with the terms set forth in the applicable award agreement to the corresponding Unvested RSU or (b) the one year anniversary of the Effective Time; provided, however, that the holder of a Restricted Cash Account shall be paid the remaining balance in the Restricted Cash Account upon either the holder’s involuntary termination of employment without “Cause” (as defined below) or due to death or “Disability” (as defined below) or the holder’s resignation from employment with “Good Reason” (as defined below); provided, further, that all such payments shall be made, less applicable tax withholdings, as promptly as reasonably practicable following the applicable payment date (and in all events no later than the later of (1) three (3) Business Days following the applicable payment date and (2) the last day of the Surviving Corporation’s first regular payroll cycle following the applicable payment date);

(iii)	the terms “Cause”, “Disability” and “Good Reason” shall have the same definitions as provided under the Sprint 2007 Omnibus Incentive Plan; and

(iv)	notwithstanding the foregoing, with respect to Unvested RSUs which are subject to Section 409A of the Code, at and following the Effective Time, the Restricted Cash Account shall be paid on the original schedule in accordance with the terms set forth in the applicable award agreement to the corresponding Unvested RSU; provided that any such awards shall vest in accordance with Section 1.7(c)(ii) above to the extent such vesting schedule is more favorable to the holder.

(d)	Company Actions. Prior to the Effective Time, the Company shall take all actions necessary to permit the treatment of such awards as set forth in this Section 1.7 and shall terminate all Stock Plans as of the Effective Time; provided that the Company shall not be required to obtain the consent of any holder of any Option or Unvested RSU to the provisions of this Section 1.7.

Section 1.8. Exchange of Certificates and Book-Entry Shares; Payment for Company Common Stock.

(a)	Exchange Agent. Prior to the Effective Time, Sprint will appoint a bank or trust company reasonably acceptable to the Company (provided that Sprint’s existing transfer agent shall be deemed to be reasonably acceptable to the Company) to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration. At or prior to the Effective Time, Sprint will have deposited, or caused to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Class A Common Stock (other than Sprint and its wholly owned Subsidiaries), the aggregate amount of cash payable under Section 1.5(b)(i) in exchange for outstanding shares of Class A Common Stock in accordance with this Section 1.8 (the “Exchange Fund”).

(b)	Exchange Procedures.

(i)	Promptly after the Effective Time (but no later than five (5) Business Days after the Effective Time), the Exchange Agent will mail to each holder of record of a Certificate and to each holder of Book-Entry Shares, in each case, whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.5(b)(i):

(1)	a letter of transmittal (which will be in customary form and reviewed by the Company prior to delivery thereof) specifying that delivery will be effected, and risk of loss and title to the Certificates or Book-Entry Shares held by such holder will pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent; and

(2)	instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration with respect to such shares.

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(ii)	Upon surrender to, and acceptance in accordance with Section 1.8(b)(iii) below by, the Exchange Agent of a Certificate or Book-Entry Shares, the holder will be entitled to the amount of cash payable in respect of the number of shares of Class A Common Stock formerly represented by such Certificate or Book-Entry Shares surrendered under this Agreement.

(iii)	The Exchange Agent will accept Certificates or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange of the Certificates and Book-Entry Shares in accordance with customary exchange practices.

(iv)	From and after the Effective Time, no further transfers may be made on the records of the Company or its transfer agent of Certificates or Book-Entry Shares and if such Certificates or Book-Entry Shares are presented to the Company for transfer, they will be canceled against delivery of the Merger Consideration allocable to the shares of Class A Common Stock represented by such Certificates or allocable to such Book-Entry Shares.

(v)	If any Merger Consideration is to be remitted to a name other than that in which the Certificate or Book-Entry Share is registered, no Merger Consideration may be paid in exchange for such surrendered Certificate or Book-Entry Share unless:

(1)	either (A) the Certificate so surrendered is properly endorsed, with signature guaranteed, or otherwise in proper form for transfer, or (B) the Book-Entry Share is properly transferred; and

(2)	the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate or Book-Entry Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(vi)	Until surrendered as contemplated by this Section 1.8 and at any time after the Effective Time, each Certificate or Book-Entry Share held by Public Stockholders (other than Dissenting Shares) will be deemed to represent only the right to receive upon such surrender the Merger Consideration allocable to the shares represented by such Certificate or Book-Entry Shares as contemplated by Section 1.5(b). No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration payable in respect of Certificates or Book-Entry Shares.

(c)	No Further Ownership Rights in Company Common Stock. The Merger Consideration paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with this Section 1.8 will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates or Book-Entry Shares.

(d)	Termination of Exchange Fund. The Exchange Agent will deliver to the Surviving Corporation any portion of the Exchange Fund (including any interest and other income received by the Exchange Agent in respect of all such funds) which remains undistributed to the holders of the Certificates or Book-Entry Shares upon expiry of the period of six (6) months following the Effective Time. Any holders of shares of Class A Common Stock prior to the Merger who have not complied with this Section 1.8 prior to such time, may look only to the Surviving Corporation for payment of their claim for Merger Consideration to which such holders may be entitled.

(e)	No Liability. No Party will be liable to any Person in respect of any amount from the Exchange Fund delivered to a public official in accordance with any applicable abandoned property, escheat or similar Law.

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(f)	Lost, Stolen or Destroyed Certificates. If any Certificate is lost, stolen or destroyed, the Exchange Agent will issue the Merger Consideration deliverable in respect of, and in exchange for, such lost, stolen or destroyed Certificate, as determined in accordance with this Section 1.8, only upon:

(i)	the making of an affidavit of such loss, theft or destruction by the Person claiming such Certificate to be lost, stolen or destroyed; and

(ii)	if required by the Surviving Corporation or the Exchange Agent, either (A) the posting by such Person of a bond in such amount as the Surviving Corporation may reasonably require as indemnity against any claim that may be made against it with respect to such Certificate or (B) the entering into an indemnity agreement by such Person reasonably satisfactory to the Surviving Corporation and the Exchange Agent to indemnify the Surviving Corporation and the Exchange Agent against any claim that may be made against it with respect to such Certificate.

(g)	Withholding Rights. The Sprint Parties and the Surviving Corporation may deduct and withhold, or may instruct the Exchange Agent to deduct and withhold, from the consideration otherwise payable under this Agreement to any holder of shares of Class A Common Stock, Options or RSUs such amounts as the Sprint Parties, the Surviving Corporation or the Exchange Agent is required to deduct and withhold under the Code, or any similar provision of state, local or foreign tax Law with respect to the making of such payment. Any amounts so deducted and withheld by the Sprint Parties, the Surviving Corporation or the Exchange Agent and paid over to the appropriate taxing authority will be treated as having been paid to the holder of the shares of Class A Common Stock, Options or RSUs in respect of which such deduction and withholding was made for all purposes.

Section 1.9. Adjustments to Merger Consideration. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Merger Consideration and any other number or amount which is based upon the number of shares of Company Common Stock shall be appropriately adjusted.

Section 1.10. Warrants; Exchangeable Notes.

(a)	At the Effective Time, each issued and outstanding warrant to acquire Company Common Stock (each, a “Warrant”), whether vested or unvested, outstanding immediately prior to the Effective Time shall, by virtue of this Agreement and without any further action, be deemed to constitute a warrant to acquire, on the same terms and conditions as were applicable under such Warrant, the same aggregate Merger Consideration as the holder of such Warrant would have been entitled to receive in the Merger had the holder thereof exercised such Warrant in full immediately prior to the Effective Time based on the exercise price set forth in the applicable Warrant. Promptly following the date of this Agreement, the Company shall deliver written notice to each holder of a Warrant informing such holder of the effect of the Merger on the Warrant.

(b)	At and after the Effective Time, the right to exchange each $1,000 principal amount of Exchangeable Notes shall be changed into a right to exchange such principal amount of Exchangeable Notes into an amount of cash (without interest) equal to the product of (i) the Merger Consideration multiplied by (ii) the Exchange Rate (as defined in the Exchangeable Notes Indenture) applicable as of immediately prior to the Effective Time. At or prior to the Effective Time, the Company shall execute with the trustee under the Exchangeable Notes Indenture a supplemental indenture providing for such change in the right to exchange each $1,000 principal amount of Exchangeable Notes.

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ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) the corresponding sections of the disclosure letter delivered by the Company to Sprint prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”) (it being understood that any exception or disclosure set forth in any part or subpart of the Company Disclosure Schedule will be deemed an exception or disclosure, as applicable, with respect to: (i) the corresponding Section or subsection of this Article II; (ii) the Section or subsection of this Article II corresponding to any other part or subpart of the Company Disclosure Schedule that is explicitly cross-referenced therein; and (iii) any other Section or subsection of this Article II with respect to which the relevance of such exception or disclosure is reasonably apparent, and notwithstanding anything in this Agreement to the contrary, the inclusion of an item in the Company Disclosure Schedule will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect) or (b) the SEC Documents filed after January 1, 2012 and prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are cautionary, predictive or forward-looking in nature, other than any specific factual information contained in such risk factor or such other section), the Company hereby represents and warrants to the Sprint Parties as follows:

Section 2.1. Organization and Qualification.

(a)	The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all the requisite corporate power and authority to carry on its business as now being conducted and to own, lease, use and operate the properties owned and used by it. Clearwire Communications, and, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each other Company Subsidiary, is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all the requisite corporate or other power and authority to carry on its business as now being conducted and to own, lease, use and operate the properties owned and used by it.

(b)	The Company and each Company Subsidiary is qualified and in good standing to do business in each jurisdiction in which the nature of its business requires it to be so qualified, except to the extent the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.2. Capitalization.

(a)

As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 2,000,000,000 shares of Class A Common Stock; (ii) 1,400,000,000 shares of Class B Common Stock; and (iii) 15,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”). As of December 13, 2012, there were 691,314,595 shares of Class A Common Stock issued and outstanding, 773,732,672 shares of Class B Common Stock issued and outstanding and no shares of Preferred Stock issued or outstanding. As of December 13, 2012, there were 3,250,605 shares of Class A Common Stock issuable upon the exercise of issued and outstanding Options, 21,968,607 shares of Class A Common Stock issuable upon vesting of issued and outstanding RSUs, 375,000 shares of Class A Common Stock issuable upon the exercise of Warrants, and 773,732,672 shares of Class A Common Stock reserved for issuance upon exchange of Class B Common Stock together with the corresponding Class B Units and 106,652,526 shares of Class A Common Stock reserved for issuance upon exchange of the 2010 Exchangeable Notes (in either case, an “Exchange”). Section 2.2(a) of the Company Disclosure Schedule sets forth the members of Clearwire Communications and the limited liability company interests of Clearwire Communications (the “Clearwire Communications Units”) held by each such member, in each case as of the date of this

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Agreement. There are no other equity interests in Clearwire Communications other than the Clearwire Communications Units. All of the issued and outstanding shares of capital stock and other equity interests of the Company and each Company Subsidiary are duly authorized, validly issued, fully paid and non-assessable. No shares of capital stock of the Company are held in the treasury of the Company, and no shares of capital stock of the Company are held by any wholly-owned Company Subsidiary. Neither the Company nor Clearwire Communications is under (and will not as a result of the Merger or any of the other transactions contemplated by this Agreement become under) any contractual obligation to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock, Clearwire Communications Units or other securities of the Company, except for obligations under the Stock Plans.

(b)	Except as set forth in Section 2.2(b) of the Company Disclosure Schedule and for Company Common Stock issuable upon (i) the exercise of outstanding Options (“Option Exercise”), (ii) an Exchange, (iii) the exercise of Warrants (a “Warrant Exercise”), (iv) the settlement of RSUs, or (v) the exchange of Notes, there are no outstanding options, warrants or other rights of any kind issued or granted by the Company or any Company Subsidiary to acquire (including preemptive rights) from the Company or any Company Subsidiary any additional shares of capital stock or other equity interests in the Company or any Company Subsidiary or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares or interests from the Company or any Company Subsidiary, nor is the Company or any Company Subsidiary committed to issue any such option, warrant, right or security.

(c)	Section 2.2(c) of the Company Disclosure Schedule sets forth a correct and complete list, as of the date of this Agreement, of all outstanding Options, RSUs or other rights to purchase or receive shares of capital stock of the Company granted under the Stock Plans or otherwise, and, for each such Option or other right, the number of shares of capital stock subject thereto, the terms of vesting, the grant and expiration dates and exercise price thereof and the name of the holder thereof.

(d)	All outstanding shares of Company Common Stock, Options, RSUs, Warrants and other securities of any of the Company and the Company Subsidiaries have been issued and granted in compliance in all material respects with all applicable securities laws and other applicable Laws.

Section 2.3. Subsidiaries. Except for the entities set forth in Section 2.3 of the Company Disclosure Schedule (the “Company Subsidiaries”), the Company does not own, directly or indirectly, any capital stock, voting securities, partnership interests or equity securities of any Person. Except as set forth in Section 2.3 of the Company Disclosure Schedule, all the outstanding shares of capital stock of, or partnership interests or other equity interests in, each Company Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all Liens.

Section 2.4. Authorization.

(a)	The Company has all requisite corporate power and authority to enter into this Agreement and, subject to any necessary approval of this Agreement by the stockholders of the Company as provided below in this Section 2.4(a), to carry out its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The affirmative vote in favor of the adoption of this Agreement by the holders of (i) 75% of the outstanding shares of Company Common Stock, and (ii) at least a majority of all outstanding shares of Company Common Stock not held by SoftBank, Sprint and their respective Affiliates are the only votes or approvals of any class of capital stock of the Company necessary to adopt this Agreement (collectively, the “Required Company Stockholder Vote”).

(b)

The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all requisite corporate action on the part of the Company (other than obtaining the Required Company Stockholder Vote and filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL). Upon the unanimous recommendation of the Special Committee, the Board of

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Directors of the Company has in accordance with the requirements of the DGCL unanimously approved and declared advisable this Agreement and has determined that the terms of the Merger are fair to, and in the best interests of, the Company and the Public Stockholders. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all requisite corporate action on the part of the Company required under the Company Equityholders’ Agreement, including (upon unanimous recommendation of the Special Committee) the review and recommendation by a majority of the directors of the Company on the Company’s audit committee to the Board of Directors of the Company and the approval by (i) a majority of the disinterested directors of the Company, (ii) a majority of the directors of the Company (excluding any directors designated by the Sprint Parties or their Affiliates pursuant to the Company Equityholders’ Agreement), and (iii) a majority of the directors of the Company with related party directors abstaining.

(c)	This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by each Sprint Party, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally or by general equitable principles (the “Bankruptcy Exceptions”).

Section 2.5. Consents.

(a)	Assuming that the consents, approvals, qualifications, orders, authorizations and filings referred to in Section 2.5(b) have been made or obtained, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company will not (with or without notice or lapse of time) result in any violation of or be in conflict with, or result in a breach of, or constitute a default (or trigger or accelerate loss of rights or benefits or accelerate performance or obligations required) under:

(i)	any provision of the Company’s or any of the Company Subsidiaries’ certificates of incorporation or bylaws (or comparable organizational documents);

(ii)	any term or provision of any Law to which the Company or a Company Subsidiary or any of their respective properties is subject or bound, except for such violations, breaches or defaults that would not reasonably be expected to have, together with all such other violations, breaches and defaults, a Material Adverse Effect; or

(iii)	(A) any Contract, or (B) result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary, except, with respect to (A) and (B) for such violations, breaches, defaults or Liens that would not reasonably be expected to have a Material Adverse Effect.

(b)	No consent, approval, qualification, order or authorization of, or filing with, any Governmental Entity is required in connection with the Company’s execution, delivery or performance of this Agreement, or the consummation of any transaction contemplated on the part of the Company or any Company Subsidiary under this Agreement, except (1) in connection, or in compliance, with the Securities Act or the Exchange Act, (2) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate related documents with the relevant authorities of other states in which the Company is qualified to do business, (3) the FCC Consent, (4) the filings required under, and compliance with other applicable requirements of, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (4) in connection with the joint voluntary notice provided to the Committee on Foreign Investment in the United States (“CFIUS”) pursuant to Section 721 of the Defense Production Act of 1950, as amended (“Section 721”) in connection with the transactions contemplated by the Sprint-SoftBank Merger Agreement and (5) approvals, qualifications, orders, authorizations, or filings, in each case, the failure to obtain which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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Section 2.6. Recommendation of Special Committee; Approval of Board of Directors; Opinion of Financial Advisor.

(a)	On or prior to the date of this Agreement, the Special Committee has unanimously (i) determined that the terms of this Agreement and the Merger are fair to and in the best interest of the Public Stockholders and (ii) recommended to the Board of Directors of the Company that the Board of Directors of the Company recommend to the Public Stockholders that the Public Stockholders approve the adoption of this Agreement.

(b)	On or prior to the date of this Agreement, the Board of Directors of the Company (acting upon the unanimous recommendation of the Special Committee) has unanimously (i) approved and declared advisable the terms of this Agreement and the Merger, (ii) determined that this Agreement and the Merger are fair to and in the best interest of the Company and its stockholders, and (iii) resolved to recommend to its stockholders that they approve the adoption of this Agreement.

(c)	The Special Committee has received an opinion of Centerview Partners LLC to the effect that, as of the date of such opinion and subject to the assumptions, matters covered and limitations described in such opinion, the Merger Consideration is fair, from a financial point of view, to the Public Stockholders. A true, complete and signed copy of such opinion will promptly be delivered to Sprint for informational purposes only.

(d)	The Board of Directors of the Company has received an opinion of Evercore Group L.L.C. to the effect that, as of the date of such opinion and subject to the assumptions, matters covered and limitations described in such opinion, the Merger Consideration is fair, from a financial point of view, to the Public Stockholders. A true, complete and signed copy of such opinion will promptly be delivered to Sprint for informational purposes only.

Section 2.7. Brokers and Finders. Other than Centerview Partners LLC, Evercore Group L.L.C. and Blackstone Advisory Partners L.P., neither the Company nor any Company Subsidiary has employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement that would be entitled to a broker’s, finder’s or similar fee or commission in connection with or upon the consummation of the transactions contemplated by this Agreement. The Company has disclosed to Sprint all amounts payable to Centerview Partners LLC, Evercore Group L.L.C. and Blackstone Advisory Partners L.P.

Section 2.8. Proxy Statement; Schedule 13E-3.

(a)	None of the information to be supplied by the Company for inclusion in the Proxy Statement or the Schedule 13E-3 will, in the case of the Schedule 13E-3, as of the date thereof and the date of any amendment thereto and, in the case of the Proxy Statement, as of the time the Proxy Statement (or any amendment thereof or supplement thereto) is filed with the SEC and at the time the Proxy Statement is mailed to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference in the Proxy Statement or Schedule 13E-3 based on information supplied by any other party for inclusion or incorporation by reference in any of the foregoing documents.

(b)	Each of the Proxy Statement and the Schedule 13E-3 will, as of its first date of use, comply as to form in all material respects with the provisions of the Exchange Act.

Section 2.9. SEC Documents; Financial Statements; Sarbanes-Oxley; NASDAQ.

(a)	The Company has filed with the SEC all reports, schedules, forms, statements, amendments, supplements and other documents required to be filed with the SEC since January 1, 2011, and all amendments thereto, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (these documents, and together with all information incorporated by reference therein and exhibits thereto, the “SEC Documents”).

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(b)	As of the respective dates that they were filed, the SEC Documents complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be. None of the SEC Documents, at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state any material fact required to be stated in or necessary in order to make the statements in the SEC Documents, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the SEC Documents. To the Knowledge of the Company, none of the SEC Documents is the subject of ongoing SEC review.

(c)	The financial statements of the Company included in the SEC Documents (i) complied in all material respects with applicable accounting requirements and the applicable published rules and regulations of the SEC as of the respective dates they were filed, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by applicable instructions or regulations of the SEC) applied on a consistent basis during the period involved (except as may be indicated in the notes to the financial statements), and (iii) fairly present in all material respects the consolidated financial position of the Company as of the respective dates and the Company’s consolidated results of operations and cash flows for the periods then ended except as otherwise noted therein (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(d)	The Company maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. Neither the Company nor any Company Subsidiary is a party to any off-balance sheet arrangements (as defined in Item 303(c) of Regulation S-K promulgated under the Exchange Act).

(e)	The Company maintains a system of internal controls over financial reporting (as defined in, and required by, Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP for external purposes. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2011, and the description of such assessment set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 is accurate. Based solely upon such assessment, (i) the Company had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting, and (ii) the Company does not have Knowledge of any fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the Company’s internal control over financial reporting.

(f)	As of the date of this Agreement, the Company is in compliance in all material respects with the applicable rules and regulations of the NASDAQ Stock Market LLC and the applicable listing requirements of the NASDAQ Global Select Market, and has not since January 1, 2011 to the date of this Agreement received any written notice asserting any non-compliance with the rules and regulations of the NASDAQ Stock Market LLC or the listing requirements of the NASDAQ Global Select Market.

Section 2.10. Absence of Certain Changes or Events.

(a)	Except as contemplated by this Agreement, since December 31, 2011 through the date of this Agreement, the Company and the Company Subsidiaries have conducted their respective businesses, in all material respects, in the ordinary course of such businesses.

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(b)	Since December 31, 2011 through the date of this Agreement, there has not been any change, development, event, fact, circumstance or other matter that, individually or in the aggregate, has or had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.11. No Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries has any liabilities of any kind whatsoever (whether accrued, contingent, absolute or otherwise, whether known or unknown) whether or not required by GAAP, if known, to be reflected, reserved for or disclosed on the consolidated financial statements of the Company prepared in accordance with GAAP or the notes thereto, except liabilities:

(a)	reflected, reserved for or disclosed in the Company’s audited consolidated balance sheets (or notes thereto) included in the SEC Documents filed by the Company and publicly available prior to the date of this Agreement;

(b)	incurred after December 31, 2011 in the ordinary course of business consistent with past practice;

(c)	that, individually or in the aggregate, have not and could not reasonably be expected to be material to the Company; or

(d)	as permitted or contemplated by this Agreement or in connection with the transactions contemplated by this Agreement or the Note Purchase Agreement.

Section 2.12. Compliance with Laws; Non-FCC Licenses.

(a)	Each of the Company and each Company Subsidiary (since the time of formation or acquisition thereof by the Company) has been operated at all times in compliance with all Laws applicable to the Company or any of the Company Subsidiaries or by which any property, business or asset of the Company or any of Company Subsidiary is bound or affected and has not been given written notice of any violation of any such Laws, other than failures to comply with or violation of such Laws which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)	The Company and the Company Subsidiaries own or possess all of the Governmental Licenses (other than the Company Licenses) that are necessary to enable them to carry on their respective businesses except where the failure to so own or possess would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All Governmental Licenses owned or possessed by the Company or any Company Subsidiary (other than the Company Licenses) are valid, binding, and in full force and effect, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.13. Litigation and Claims. Neither the Company nor any Company Subsidiary is subject to any continuing order of, or written agreement or memorandum of understanding with, any Governmental Entity or any judgment, order, writ, injunction, decree, or award of any Governmental Entity or any court or arbitrator, and there is no Proceeding pending or, to the Knowledge of any of the Company, threatened, except for matters which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Section 2.13 of the Company Disclosure Schedule lists, as of the date of this Agreement, all pending Proceedings and material disputes regarding any Company License or Company Lease.

Section 2.14. Employee Plans. Section 2.14 of the Company Disclosure Schedule sets forth a list of all Benefit Plans in place as of the date of this Agreement. For purposes of this Section 2.14, the term “Benefit Plan” means each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program,

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agreement or arrangement, in each case, under which any Company Associate has any present or future right to benefits and (i) that is or has been sponsored, maintained or contributed to or required to be contributed to, by any of the Companies or any Company Affiliate; or (ii) with respect to which any of the Companies or any Company Affiliate has or may incur or become subject to any liability or obligation.

(a)	Except as would not reasonably be expected to have a Material Adverse Effect, each Benefit Plan has been operated and administered in accordance with its terms and applicable Law, including but not limited to ERISA and the Code.

(b)	Except as would not reasonably be expected to have a Material Adverse Effect, no liability under Title IV or section 302 of ERISA has been incurred by any of the Companies or any Company Affiliate which has not been satisfied in full, and no event has occurred and no condition exists that could reasonably be expected to result in the Companies or any Company Affiliate incurring a liability under Title IV of ERISA.

(c)	Except as expressly required or provided by this Agreement or as would not be expected to have a Material Adverse Effect, neither the execution and delivery of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement will (either alone or upon the occurrence of a termination of employment) constitute an event under any Benefit Plan that may result (either alone or in connection with any other circumstance or event) in or give rise directly or indirectly to: (i) any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate; (ii) any “parachute payment” within the meaning of Section 280G(b)(2) of the Code or (iii) the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code.

Section 2.15. Tax Matters.

(a)	All material Tax Returns of or that include any of the Company or the Company Subsidiaries that are required to have been filed have been timely and duly filed, except for such failures to timely and duly file as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such Tax Returns are true, correct and complete in all material respects. All material Tax liabilities, whether or not shown on any Tax Return, of or relating to the Company and the Company Subsidiaries (including all material Taxes that any of the Company or the Company Subsidiaries is obligated to withhold from amounts owing to any Person or collect from any Person) have been paid in the manner and time required by Law. There is no pending audit, examination, proceeding, investigation, suit, action or claim relating to material Taxes of the Company or any of the Company Subsidiaries, and neither the Company nor any of the Company Subsidiaries has received any written notice of any audit, examination, proceeding, investigation, suit, action, claim, deficiency or assessment from any taxing authority with respect to liabilities for Taxes of the Company or any of the Company Subsidiaries, which have not been fully paid or finally settled. Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code within the five-year period prior to the date of this Agreement.

(b)	There are no material Liens arising from or related to Taxes on or pending against the Company or any Company Subsidiary or any of their respective assets.

(c)	Neither the Company nor any of the Company Subsidiaries has participated, within the meaning of Treasury Regulation section 1.6011-4(c), in any “listed transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(2).

(d)

Neither the Company nor any of the Company Subsidiaries is or has ever been a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement, and neither the Company nor

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any of the Company Subsidiaries has, or has assumed under contract, any Tax liability of any other Person, other than pursuant to an agreement or arrangement (i) to which Sprint or any Subsidiary of Sprint is a party; (ii) with customers, vendors or lessors entered into in the ordinary course of business; or (iii) that is expected to terminate without any further payments being required to be made.

(e)	The Company is not providing any representation or warranty under this Section 2.15: (i) with respect to any Company Subsidiary, which was previously a Subsidiary of Sprint, for any taxable period or portion thereof prior to such Subsidiary’s becoming a Company Subsidiary; or (ii) with respect to any matter for which the Company or any Company Subsidiary is entitled to indemnification by Sprint under that certain Transaction Agreement, dated as of May 7, 2008, by and among the Company, Sprint and the other parties thereto.

Section 2.16. Contracts.

(a)	Section 2.16(a) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of the Specified Company Contracts and true, correct and complete copies of all Specified Company Contracts and all amendments and waivers thereunder have been made available to Sprint.

(b)	Subject to the Bankruptcy Exceptions, each Specified Company Contract, and the Contracts set forth in Section 2.16(b) of the Company Disclosure Schedule (together with the Specified Company Contracts, the “Material Contracts”), is valid and binding on the Company or the applicable Company Subsidiary, as the case may be, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no breach or default under any Material Contracts by the Company or the Company Subsidiaries and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a breach or default thereunder by the Company or the Company Subsidiaries, and, to the Knowledge of the Company, there is no breach or default under any Material Contract by any third party to any Material Contract and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a breach or default thereunder by any third party to any Material Contract, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written notice or, to the Knowledge of the Company, other overt communication regarding any material violation or breach of, or material default under, any Material Contract.

Section 2.17. Company Licenses.

(a)	Description. Section 2.17 of the Company Disclosure Schedule sets forth: (i) a true, correct and complete list, as of the date of this Agreement, of each of the Company Licenses, (ii) the lawful, beneficial and exclusive holder of each Company License, (iii) the BTA, call sign or other identifying information for each Company License, and (iv) the number of MHz-POPs, as of December 14, 2012, covered by Company Licenses and spectrum rights that are subject to Company In-Leases less the number of MHz-POPs covered by the spectrum rights that are subject to Company Out-Leases.

(b)	Validity.

(i)	The Company Licenses are validly issued and in full force and effect.

(ii)	Other than Proceedings or application processes of general applicability, there is no Proceeding pending or, to the Knowledge of the Company, threatened before the FCC, that, if determined as requested by the moving party or as indicated in any document initiating the Proceeding, could result in the revocation, modification, restriction, cancellation, termination, suspension or non-renewal of any Company License or the imposition of a material monetary fine, nor does the Company have Knowledge of any facts which, if asserted, would be reasonably likely to result in any such action.

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(iii)	Neither the Company nor any of its Affiliates is a party to any contract, agreement or other arrangement to assign or otherwise dispose of, or that would materially and adversely affect, the Company’s or its Affiliates’ ownership of, any material Company License whether before or after the Effective Time.

(c)	License Facilities.

(i)	The facilities subject to a Company License, including, as applicable, any Company Network Assets (the “Company License Facilities”) were or are being constructed and operated within the timeframes required by applicable FCC Rules (or waivers or extensions thereof) to satisfy construction and operating requirements applicable to each Company License.

(ii)	The Company License Facilities since the acquisition of the Company Licenses, and to the Knowledge of the Company, at all times, have been operating in material compliance with the FCC authorizations and the FCC Rules, except where the facilities were not required to operate under FCC Rules or by grant of authority from the FCC.

(iii)	None of the Company License Facilities (A) is authorized under an authorization that is subject to challenge before any court of competent jurisdiction or (B) is subject to any lease, sublease or any agreement that grants to any third Person the right, contingent or otherwise, to use, acquire or make it available to, or for use by, a third Person.

(iv)	No Company License is subject to (A) a revocation, forfeiture, suspension or other enforcement proceeding or (B) a pending request for waiver under Part 27 or any other provision of the FCC Rules or any successor provision thereto.

(v)	Except as set forth in Section 2.17(c)(v) of the Company Disclosure Schedule, no Company Licenses or Company License Facilities are subject to any contract or other agreement providing for the relocation of wireless facilities or the sharing of any costs associated with any such relocation with respect to the Company Licenses.

(vi)	No Company License Facilities are operating under special temporary, experimental or developmental authority.

(d)	All reports required to be filed by the Company or any Company Subsidiary with the FCC with respect to the Company Licenses have been timely filed except where the failure to so timely file would not reasonably be expected to result in a Material Adverse Effect. To the Knowledge of the Company, all reports filed with the FCC relating to the Company Licenses are complete and accurate.

(e)	As of the date of this Agreement, the Company has delivered or made available to Sprint true, correct and complete copies of all authorizations comprising each Company License, and, except for documents otherwise publicly available, all documents filed in and all notices or orders issued in connection with, any Proceeding pending at the FCC relating to Company Licenses.

Section 2.18. Company Leases.

(a)	Section 2.18 of the Company Disclosure Schedule sets forth: (i) a true, correct and complete list, as of the date of this Agreement, of each of the Company Leases, (ii) the lawful, beneficial and exclusive holder of each Company Lease, (iii) the licensee or sublessor, as applicable, for each such Company Lease, and (iv) the BTA, call sign or other identifying information for each Company Lease.

(b)

Each Company Lease is valid, binding and in full force and effect, meets in all material respects all requirements of Law, and is enforceable in accordance with its terms, except as may be modified by FCC Rules and except as such enforceability may be limited by the Bankruptcy Exceptions. The Company or the applicable Company Subsidiary is the lessee or sublessee under each Company Lease (by entry into the Company Lease, assignment of the Lease, transfer of rights or other means) and, except with respect to any capacity of EBS spectrum retained by the holder of the License, has the sole

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right to use the spectrum under each Company Lease. To the Knowledge of the Company, other than the terms of each Company Lease, the FCC Rules limiting the duration of any Company Lease, the FCC’s renewal of the underlying License and the FCC’s renewal of its consent to any Company De Facto Transfer Lease, there are no facts or circumstances that would reasonably be likely to (whether with or without notice, lapse of time or the occurrence of any other event) preclude the renewal or extension of any Company Lease in the ordinary course of business consistent with past practice.

(c)	The Company and the Domestic Company Subsidiaries are not, nor, to the Knowledge of the Company, is any other party to any of the material Company Leases, in material breach or default under the material Company Leases, and any material breach or default that has been asserted by such other party has been waived, cured or otherwise settled.

(d)	The Company and the Domestic Company Subsidiaries have not, nor, to the Knowledge of the Company, has any other party to any of the material Company Leases claimed in a written statement that the counterparty is in breach or default under the Company Leases and any past breach or default has been waived, cured or otherwise settled.

(e)	No party to any material Company Lease has claimed, and to the Knowledge of the Company, no party has threatened, that the party has a right to terminate any material Company Lease at any time or to seek damages against any transferor for the violation, breach or default by any transferor of any material Company Lease.

(f)	The Company has delivered or made available to Sprint copies of all Company Leases, which are true, correct and complete in all material respects.

(g)	Neither the Company nor any of its Affiliates is a party to any contract, agreement or other arrangement to assign or otherwise dispose of, or that would adversely affect, the Company or any Company Subsidiary’s ownership of, any material Company Lease after the Effective Time.

(h)	The grant, renewal or assignment of the FCC licenses subject to the Company Leases (the “Company Leased FCC Licenses”) to the existing licensee of the Company Lease was approved by the FCC by Final Order, other than such Company Leased FCC Licenses that are pending approval by the FCC.

(i)	The Company Leased FCC Licenses are validly issued and in full force and effect.

(j)	Other than Proceedings or application processes of general applicability, there is no Proceeding pending or, to the Knowledge of the Company, threatened before the FCC that, if determined as requested by the moving party or as indicated in any document initiating the Proceeding, could result in the revocation, modification, restriction, cancellation, termination, suspension or non-renewal of the Company Leased FCC Licenses or other action that is adverse to the licensee of the Company Lease, nor does the Company have Knowledge of any facts which, if asserted, would be reasonably likely to result in any such action.

(k)	Company Lease Facilities.

(i)	The facilities subject to a Company Leased FCC License, including, as applicable, any Company Network Assets (the “Company Lease Facilities”) were constructed and operated within the timeframe required by then-applicable FCC Rules (or waivers or extensions thereof) to satisfy construction and operating requirements applicable to each Company Leased FCC License;

(ii)	the Company Lease Facilities since the effective date of the respective Company Leases, and to the Knowledge of the Company, at all times, have been operating in material compliance with the FCC authorizations and the FCC Rules, except where such facilities were not required to operate under FCC Rules or by grant of authority from the FCC;

(iii)	none of the Company Lease Facilities (A) is authorized under an authorization that is subject to challenge before any court of competent jurisdiction or (B) is subject to any lease, sublease or any agreement that grants to any third Person the right, contingent or otherwise, to use, acquire or make it available to, or for use by, a third Person;

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(iv)	no Company Leased FCC License is subject to (A) a revocation, forfeiture, suspension or other enforcement proceeding or (B) a pending request for waiver under Part 27 of the FCC Rules or any successor provision thereto;

(v)	no Company Leases or Company Lease Facilities are subject to any contract or other agreement providing for the relocation of wireless facilities or the sharing of any costs associated with any such relocation with respect to the Company Leases; and

(vi)	no Company Lease Facilities are operating under special temporary, experimental or developmental authority.

(l)	Except for Company De Facto Transfer Leases which are the subject of pending extension applications, each Company De Facto Transfer Lease has been granted by the FCC by Final Order.

Section 2.19. Company Network Assets. Except as would not reasonably be expected to have a Material Adverse Effect, the Company or one of the Domestic Company Subsidiaries has good and marketable title to each Company Network Asset, free and clear of all Liens. In the aggregate, the Company Network Assets are:

(a)	in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted;

(b)	usable in the ordinary course of business consistent with past practice;

(c)	operating as intended in accordance with normal industry practice;

(d)	in compliance in all material respects with all applicable Laws; and

(e)	in compliance in all material respects with all relevant requirements of the Federal Aviation Administration and all environmental requirements in the FCC Rules.

The Company has no Knowledge of any material defect with respect to any of the material Company Network Assets.

Section 2.20. Environmental Matters. Each of the Company, the Company Subsidiaries and the Company Network Assets is in compliance with applicable Environmental Laws other than such noncompliance which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no pending or, to the Knowledge of the Company, threatened Proceedings alleging any liability of, or noncompliance by, the Company or the Company Subsidiaries under applicable Environmental Laws, other than such Proceedings which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company or the applicable Company Subsidiary, as the case may be, holds and is in compliance in all material respects with all Governmental Licenses required under applicable Environmental Laws for their operations, including of the Company Network Assets other than such failures to hold or comply with such Governmental Licenses would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Notwithstanding anything to the contrary in this Agreement, including Section 2.12, the representations contained in this Section 2.20 (and in Section 2.19(e)) contain all representations and warranties made by the Company in this Agreement with respect to Environmental Laws.

Section 2.21. Insurance. Except for failures to maintain insurance or self-insurance that would not reasonably be expected to have a Material Adverse Effect, since January 1, 2009 each of the Company and each Company Subsidiary has been continuously insured with reputable insurers or has self-insured, in each case in such amounts and with respect to such risks and losses as the Company reasonably believes are adequate for the business and operations of the Company and the Company Subsidiaries (taking into account the cost and availability of such insurance). As of the date of this Agreement, neither the Company nor any Company Subsidiary has received any written notice of any pending or threatened cancellation or termination with respect to any material insurance policy of the Company or any Company Subsidiary.

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Section 2.22. Transactions with Affiliates. As of the date of this Agreement, other than compensation payable to officers and directors and employee expense reimbursement obligations and except to the extent not required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act, there are no existing contracts or transactions between the Company or any Company Subsidiary, on the one hand, and any of the directors, officers or other Affiliates (which are not themselves the Company or a Company Subsidiary, and in any case excluding Sprint and its Subsidiaries) of the Company or any Company Subsidiary, on the other hand.

Section 2.23. Real Property; Leasehold; Title to Assets.

(a)	There are no outstanding options or other Contracts of the Company or any Company Subsidiary to purchase, lease or use, or rights of first refusal to purchase, any real property having a value in excess of $5,000,000 owned by the Company or any Company Subsidiary (the “Owned Real Property”).

(b)	All real property leased to the Company or any Company Subsidiary pursuant to any lease or sublease, including all buildings, structures, fixtures and other improvements leased to the Company or any Company Subsidiary, is referred to as the “Leased Real Property.” Except as would not reasonably be expected to have a Material Adverse Effect, the Merger will not affect the enforceability against the Company or any Company Subsidiary, as applicable, or, to the Company’s Knowledge, any other Person of any material lease or sublease or any material rights of the Company or any Company Subsidiary thereunder or otherwise with respect to any material Company Real Property, including the right to the continued use and possession of the Company Real Property for the conduct of business as presently conducted.

(c)	Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all of the buildings, fixtures and other improvements located on the Company Real Property are adequate and suitable in all material respects for the purpose of conducting the business of the Company and the Company Subsidiaries as presently conducted, and the operation thereof as presently conducted is not in violation in any material respect of any Law.

(d)	The Company and the Company Subsidiaries either (i) own, and have good and valid title to, all material assets purported to be owned by them, including all material assets reflected on the Unaudited Interim Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business consistent with past practice since the date of the Unaudited Interim Balance Sheet), or (ii) are the lessees or sublessees of, and hold valid leasehold interests in, all material assets purported to have been leased by them, including all material assets reflected as leased on the Unaudited Interim Balance Sheet (except for leased assets that have been returned or vacated pursuant to the terms of the leases).

Section 2.24. Labor and Employment Matters.

(a)	As of the date of this Agreement, neither the Company nor any of the Company Subsidiaries is a party to, or bound by, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract, arrangement, agreement or understanding with a labor union or labor organization and, to the Knowledge of the Company, since January 1, 2011 through the date of this Agreement, there has not been any activity or proceeding of any labor organization or employee group to organize any employees of the Company or any of the Company Subsidiaries.

(b)	Neither the Company nor any of the Company Subsidiaries has taken any action within the 90 days preceding the date of this Agreement that would constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act or would otherwise trigger notice requirements or liability under any state, local or foreign plant closing notice Law.

(c)

There are no investigations, administrative proceedings, charges or formal complaints of discrimination (including discrimination based on sex, age, marital status, race, national origin, sexual preference, disability, handicap or veteran status) that are reasonably expected to have, individually or in the

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aggregate, a Material Adverse Effect pending or, to the Knowledge of the Company, threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against or involving the Company or any Company Subsidiary. No discrimination, sexual harassment, retaliation or wrongful or tortious conduct claim that is reasonably expected to have a Material Adverse Effect is pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary under the 1866, 1877, 1964 or 1991 Civil Rights Acts, the Equal Pay Act, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, ERISA, or any other federal Law relating to employment or any comparable state or local fair employment practices act regulating discrimination in the workplace, and no wrongful discharge, libel, slander, invasion of privacy or other claim that is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect (including violations of the Fair Credit Reporting Act, as amended, and any applicable whistleblower statutes) under any state or federal Law is pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary.

(d)	If the Company or any Company Subsidiary is a federal, state or local contractor obligated to develop and maintain an affirmative action plan, no discrimination claim, show-cause notice, conciliation proceeding, sanction or debarment proceeding that is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect is pending or, to the Knowledge of the Company, has been threatened against the Company or any Company Subsidiary with the Office of Federal Contract Compliance Programs or any other federal agency or any comparable state or local agency or court and no desk audit or on-site review is in progress.

Section 2.25. Intellectual Property.

(a)	Each of the Company and each Company Subsidiary owns or possesses the right to use all Intellectual Property used by it in connection with and material to the conduct of the businesses it operates, and no such ownership or right would be adversely affected by the execution, delivery or performance of this Agreement, or the consummation of the Merger and the other transactions contemplated by this Agreement, except (in each case) as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)	To the Knowledge of the Company, none of the Company or any Company Subsidiary and none of the Company Products is infringing (directly, contributorily, by inducement or otherwise), misappropriating or otherwise violating (or has infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated since January 1, 2009) any Intellectual Property of any other Person, except as would not, individually or in the aggregate, reasonably be expected to have a have a Material Adverse Effect.

(c)	No Legal Proceeding pertaining to infringement or misappropriation of any Intellectual Property of any Third Party is pending or, to the Knowledge of the Company, has been threatened in writing since January 1, 2009 against the Company or any Company Subsidiary, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)	Since January 1, 2009, to the Knowledge of the Company, none of the Company or any Company Subsidiary has received any notice or other communication (in writing or otherwise) relating to any actual or alleged infringement, misappropriation, or violation of any Intellectual Property of any Third Party, or any unsolicited invitation in writing to take a license under the Intellectual Property of any Third Party, except (i) with respect to Intellectual Property under which the Company or any Company Subsidiary are licensed pursuant to agreements with such Third Party or (ii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e)

Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will, with or without notice or the lapse of time or both, (i) result in any Third Party having (or give any Third Party) the right or option to

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modify or terminate any Contract to which the Company or any Company Subsidiary is a party with respect to any Intellectual Property licensed to the Company or any Company Subsidiary, or (ii) result in any Third Party having (or give any Third Party) the right or option to receive, or to modify or accelerate the right or option to receive, any payment under any Contract to which the Company or any Company Subsidiary is a party with respect to Intellectual Property licensed to the Company or any Company Subsidiary, except (in each case) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f)	To the Knowledge of the Company, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement will, with or without notice or the lapse of time or both, (i) result in any Third Party having a license under any Contract to which the Company or any Company Subsidiary is a party with respect to the Intellectual Property of Sprint or any of its Affiliates or (ii) impose a covenant not to sue on Sprint or any of its present or future Affiliates under any Contract to which the Company or any Company Subsidiary is a party with respect to the Intellectual Property of Sprint or any of its present or future Affiliates, except (in each case) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(g)	None of the Company or any Company Subsidiary is a party to or bound by any decree, judgment, order or arbitration award that is reasonably expected to require the Company or any Company Subsidiary to grant to any Third Party any license with respect to any Intellectual Property, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 2.26. Data Privacy. The Company and each Company Subsidiary (a) is and since January 1, 2011 has been in compliance in all material respects with all Company Privacy Policies and with all applicable Laws pertaining to privacy, data protection, user data or Personal Data; and (b) has implemented and maintained commercially reasonable administrative, technical and physical safeguards to protect Personal Data against unauthorized access and use. Since January 1, 2011, there has been no loss, damage, or unauthorized access, disclosure, use or breach of security of Personal Data maintained by or on behalf of any of the Company or any Company Subsidiary, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Since January 1, 2011, no Person (including any Governmental Entity) has made any claim or commenced any action with respect to unauthorized access, disclosure or use of Personal Data maintained by or on behalf of any of the Company or any Company Subsidiary, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of (i) the execution, delivery, or performance of this Agreement or (ii) the consummation of the Merger or any of the other transactions contemplated by this Agreement will violate any Company Privacy Policy or any Law pertaining to privacy, data protection user data or Personal Data, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 2.27. Certain Business Practices.

(a)	Since January 1, 2011, to the Knowledge of the Company, neither the Company nor any Company Subsidiary, nor any director, officer, employee or agent of any of the Company or any Company Subsidiary has, directly or indirectly, (i) offered, paid, promised to pay, or authorized a payment, of any money or other thing of value (including any fee, gift, sample, travel expense or entertainment) or any commission payment, or any payment related to political activity, to any government official or employee, to any employee of any organization owned or controlled in part or in full by any Governmental Entity, or to any political party or candidate, to influence the official or employee to act or refrain from acting in relation to the performance of official duties, with the purpose of obtaining or retaining business or any other improper business advantage, or (ii) taken any action which would cause them to be in violation of (x) the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder; (y) the UK Bribery Act 2010; or (z) any other anti-corruption or anti-bribery Law applicable to the Company or a Company Subsidiary (whether by virtue of jurisdiction or organization or conduct of business).

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(b)	Since January 1, 2011, to the Knowledge of the Company, neither the Company nor any Company Subsidiary, nor any director, officer, employee or agent of any of the Company or any Company Subsidiary, has made any payments or transfers of value with the intent of engaging in commercial bribery, or acceptance of or acquiescence in kickbacks or other unlawful or improper means of obtaining business.

(c)	The Company and each Company Subsidiary has conducted its export transactions in material compliance with all applicable Laws where it is located and where it conducts business, and is in material compliance in all respects with all U.S. import and export Laws and all comparable Laws outside the United States. To the Knowledge of the Company, none of the Company or any Company Subsidiary engages in any transactions that may be subject to regulation under the International Traffic in Arms Regulations (as set forth at 22 CFR Parts 120-129).

Section 2.28. Stockholders’ Rights Agreement; Antitakeover Statutes.

(a)	Neither the Company nor any Company Subsidiary has adopted a stockholders’ rights agreement or any similar plan or agreement that limits or impairs the ability to purchase, or become the direct or indirect beneficial owner of, Company Common Stock or any other equity or debt securities of the Company or any Company Subsidiary.

(b)	The Company has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated by this Agreement from Section 203 of the DGCL, and, accordingly, neither such Section nor any other antitakeover or similar statute or regulation applies to any such transactions. No other “control share acquisition,” “fair price,” “moratorium,” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SPRINT PARTIES

Except as set forth in (a) the corresponding sections of the disclosure letter delivered by Sprint to the Company prior to the execution and delivery of this Agreement (the “Sprint Disclosure Schedule”) (it being understood that any exception or disclosure set forth in any part or subpart of the Sprint Disclosure Schedule will be deemed an exception or disclosure, as applicable, with respect to: (i) the corresponding Section or subsection of this Article III; (ii) the Section or subsection of this Article III corresponding to any other part or subpart of the Sprint Disclosure Schedule that is explicitly cross-referenced therein; and (iii) any other Section or subsection of this Article III with respect to which the relevance of such exception or disclosure is reasonably apparent) or (b) any report, schedule, form, statement, amendment, supplement and other document (including all information incorporated by reference therein and exhibits thereto), or any amendment thereto, filed by Sprint with the SEC after January 1, 2012 and prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are cautionary, predictive or forward-looking in nature, other than any specific factual information contained in such risk factor or such other section), the Sprint Parties hereby represent and warrant to the Company as follows:

Section 3.1. Organization and Qualification. Sprint is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas. Acquisition Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquisition Corp. has been incorporated solely for the purpose of merging with and into the Company and taking action incident to the Merger and this Agreement. Except for obligations or liabilities and activities contemplated by this Agreement, Acquisition Corp. has not incurred any obligations or liabilities or engaged in any business activities of any kind prior to the Closing. All issued and outstanding shares of Acquisition Corp. are and will remain owned, directly or indirectly, by Sprint prior to the Closing.

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Section 3.2. Authorization.

(a)	Each Sprint Party has all requisite corporate power and authority to enter into this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.

(b)	The execution and delivery of this Agreement by each Sprint Party and the consummation by each Sprint Party of the transactions contemplated by this Agreement have been duly authorized by all requisite corporate action on the part of each Sprint Party.

(c)	This Agreement has been duly executed and delivered by each Sprint Party and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the valid and binding obligation of each Sprint Party, enforceable against each Sprint Party in accordance with its terms, except as such enforceability may be limited by the Bankruptcy Exceptions.

Section 3.3. Consents.

(a)	Assuming that the consents, approvals, qualifications, orders, authorizations and filings referred to in Section 3.3(b) have been made or obtained, the execution, delivery and performance by each Sprint Party of this Agreement and the consummation of the transactions contemplated by this Agreement by each Sprint Party will not (with or without notice or lapse of time) result in any violation of or be in conflict with, or result in a breach of, or constitute a default (or trigger or accelerate loss of rights or benefits or accelerate performance or obligations required) under:

(i)	any term or provision of any Law to which any Sprint Party is subject and which violation, breach or default would, together with all such other violations, breaches and defaults, prevent or materially delay the consummation of the transactions contemplated by this Agreement; or

(ii)	the Certificate of Incorporation or By-Laws or other organizational documents of each Sprint Party, as amended and in effect on the date of this Agreement or the Closing Date, or any Contract to which any Sprint Party is a party or by which any Sprint Party is bound, or result in the creation of any Lien upon any of the properties or assets of any Sprint Party, which breach, or default or Lien would, together with all such other breaches, defaults and Liens prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(b)	No consent, approval, qualification, order or authorization of, or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this Agreement by any Sprint Party, or the consummation of any transaction contemplated on the part of any Sprint Party under this Agreement, except (1) in connection, or in compliance, with the Securities Act or the Exchange Act, (2) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (3) the FCC Consent, (4) any filings required under, and compliance with other applicable requirements of, the HSR Act, (5) in connection with the joint voluntary notice provided to CFIUS pursuant to Section 721 in connection with the transactions contemplated by the Sprint-SoftBank Merger Agreement and (5) approvals, qualifications, orders, authorizations, or filings, in each case the failure to obtain which would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(c)	Sprint has received a written consent of SoftBank (the “SoftBank Consent”) in accordance with and pursuant to the terms of the Sprint-SoftBank Merger Agreement to execute and deliver this Agreement, perform its obligations hereunder and consummate the transactions contemplated by this Agreement. Prior to the date of this Agreement, Sprint has delivered to the Company a true and correct copy of the SoftBank Consent.

Section 3.4. Financing; Sprint-SoftBank Merger Agreement. Sprint has and will cause Acquisition Corp. to have funds sufficient to pay the aggregate Merger Consideration at the Effective Time. To Sprint’s Knowledge (which definition of Knowledge shall, for purposes of this Section 3.4, not include an obligation of reasonable inquiry), as of the date of this Agreement, Sprint is not in breach of any of the terms or conditions set forth in the

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Sprint-SoftBank Merger Agreement, and as of the date of this Agreement, to Sprint’s Knowledge no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach, default or failure to satisfy any condition precedent set forth therein to the consummation of the transactions contemplated thereby. As of the date of this Agreement, Sprint has no Knowledge that any of the conditions in the Sprint-SoftBank Merger Agreement will not be satisfied prior to the End Date, or that the full amount of funding required to be funded by SoftBank in the Sprint-SoftBank Merger Agreement will not be made available to Sprint in accordance with the terms of the Sprint-SoftBank Merger Agreement. As of the date of this Agreement, Sprint has not received written notice that SoftBank intends to terminate the Sprint-SoftBank Merger Agreement or refuse to fund the consideration required to be delivered thereunder. Sprint hereby represents and warrants that (i) all conditions required to consummate the transactions contemplated by the Sprint-SoftBank Merger Agreement are set forth therein or in the financing commitment letter delivered by SoftBank to Sprint, and (ii) as of the date of this Agreement, there are no side letters, agreements, Contracts or other similar arrangements that add conditions to the consummation of the transactions contemplated by the Sprint-SoftBank Merger Agreement or are inconsistent with the terms of the Sprint-SoftBank Merger Agreement and the transactions contemplated thereby to which Sprint and SoftBank are parties relating to the transactions contemplated by the Sprint-SoftBank Merger Agreement that, as of the date of this Agreement, have not been made available to the Company.

Section 3.5. Brokers and Finders. Other than Citigroup Global Markets, Inc., no Sprint Party has employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement that would be entitled to a broker’s, finder’s, or similar fee or commission in connection with or upon the consummation of the transactions contemplated by this Agreement

Section 3.6. Proxy Statement; Schedule 13E-3. None of the information to be supplied by a Sprint Party for inclusion in the Proxy Statement or Schedule 13E-3 will, in the case of the Schedule 13E-3, as of the date thereof and the date of any amendment thereto and, in the case of the Proxy Statement, as of the time the Proxy Statement (or any amendment thereof or supplement thereto) is filed with the SEC and at the time the Proxy Statement is mailed to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein with respect to the information provided by a Sprint Party, in light of the circumstances under which they are made, not misleading (excluding, for purposes of this Section 3.6, information with respect to Clearwire that may be supplied by a Sprint Party). The Schedule 13E-3 will, as of its first date of use, comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, Sprint makes no representation or warranty with respect to statements made or incorporated by reference in the Proxy Statement or Schedule 13E-3 based on information supplied by any other party for inclusion or incorporation by reference in any of the foregoing documents.

Section 3.7. Certain Arrangements.

(a)	Other than this Agreement, the Company Equityholders’ Agreement and the Voting and Support Agreement, there are no Contracts, undertakings, commitments, or obligations or understandings between the Sprint Parties or any of their respective Affiliates, on the one hand, and any member of the Company’s management or the Company’s Board of Directors or any Equityholder of the Company (other than a Sprint Party of any Affiliate thereof), on the other hand, relating to (i) the transactions contemplated by this Agreement or (ii) the operations of the Company after the Effective Time (other than commercial arrangements in effect as of the date of this Agreement).

(b)	Neither of the Sprint Parties nor any of their respective Affiliates has entered into any agreement, arrangement or understanding (in each case, whether written or unwritten), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether written or unwritten), other than the Voting and Support Agreement, pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to adopt this Agreement or the Merger.

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ARTICLE IV

CERTAIN COVENANTS AND AGREEMENTS

Section 4.1. Certain Actions Pending Merger. Prior to the Effective Time or the earlier termination of this Agreement in accordance with its terms, except (w) as set forth in Section 4.1 of the Company Disclosure Schedule, (x) as otherwise expressly contemplated or expressly permitted by this Agreement or the Note Purchase Agreement, (y) to the extent consented to in writing by Sprint (which consent, as to subsections (h), (k) (but only with respect to spectrum acquisitions), (l) (but only with respect to spectrum swaps), (o) (but only with respect to clauses (i) and (iv) thereof) and (v) (but only with respect to marketing campaigns) hereof, will not be unreasonably withheld, conditioned or delayed) or (z) as required by applicable Law or by a Governmental Entity, the Company shall, and shall cause the Company Subsidiaries to, (i) conduct their respective businesses in the ordinary course of business, consistent with past practice, including maintaining each Company Lease and Company License held by it in full force and effect under all applicable Laws; (ii) use its reasonable best efforts to preserve the terms of each Company Lease and to preserve the scope of the Company Leased FCC Licenses, including proposed changes in duration, geographic coverage and payments, except the foregoing will not (A) require the Company or any Company Subsidiaries to file any item or take any particular position with the FCC where the Company does not have an independent good faith basis for such filing or position, (B) require the Company or any of the Company Subsidiaries to commence or maintain any litigation or other legal proceedings if in the Company’s good faith judgment such litigation or legal proceedings are not reasonably necessary to preserve the terms of each Company Lease or to preserve the scope of the Company Leased FCC Licenses, (C) preclude the Company or any of the Company Subsidiaries from making a filing or taking a position with the FCC when the Company has a reasonable good faith basis for such filing or position, or (D) require the Company or any of the Company Subsidiaries to renew any terms of a Company Lease unless renewal would be completed in the ordinary course of business consistent with past practice; (iii) use its reasonable best efforts to keep available the services of its current officers and key employees and preserve the relationships and goodwill of its business with vendors, distributors, suppliers, employees and other Persons having business relations with the businesses of the Company and the Company Subsidiaries; (iv) comply in all material respects with all Laws applicable to the Company and the Company Subsidiaries wherever its business is conducted, including the timely filing of all reports, forms or other documents with the SEC required under the Securities Act or Exchange Act; and (v) comply in all material respects with all Material Contracts. Prior to the Effective Time, the Company shall not, and shall cause the Company Subsidiaries not to, take any of the following actions, subject to the exceptions set forth in clauses (w), (x), (y) and (z) above:

(a)	declare, set aside or pay any dividends on or make any other distribution in respect of any of its capital stock; provided, however, that this clause (a) shall not apply to (i) any wholly-owned Subsidiary of the Company with respect to distributions to the Company or any other wholly-owned Subsidiary of the Company, and (ii) any distributions that are required pursuant to the operating agreement of such Company Subsidiary, including Tax distributions;

(b)	split, combine or reclassify any of its capital stock or other equity interests or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock or other equity interests or repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests;

(c)

except as set forth on Section 4.1(c) of the Company Disclosure Schedule, issue, deliver, pledge, encumber or sell, or authorize the issuance, delivery, pledge, encumbrance or sale of, or purchase or propose the purchase of, any shares of its capital stock (including Company Common Stock or Clearwire Communications Units) or other equity interests or securities convertible into, or rights, warrants or options to acquire, any such shares of capital stock or other equity interests or other convertible securities (other than the issuance on Option Exercise, an Exchange, a Warrant Exercise or settlement of an RSU, in each case in accordance with their respective present terms or an issuance in exchange for the Notes, and other than as provided for in the terms of any agreement in effect on or

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prior to the date of this Agreement and set forth on Section 4.1(c) of the Company Disclosure Schedule (true, correct and complete copies of which have been delivered to Sprint)), authorize or propose any change in its equity capitalization, or amend any of the financial or other economic terms of such securities or the financial or other economic terms of any agreement relating to such securities;

(d)	amend its Certificate of Incorporation, By-laws or other organizational documents in any manner;

(e)	incur any indebtedness for money borrowed (except for the issuance of the Notes pursuant to the Note Purchase Agreement) or guarantee any such indebtedness of another Person, or repay any such indebtedness other than mandatory payments required pursuant to the terms of such indebtedness as of the date of this Agreement, or enter into any vendor financing arrangement;

(f)	make or authorize any capital, operating or cash expenditures, other than capital, operating and cash expenditures that are in the aggregate no greater than the amount set forth in Section 4.1(f) of the Company Disclosure Schedule in accordance with the plan set forth in Section 4.1(f) of the Company Disclosure Schedule;

(g)	except as may be required by changes in applicable Law or GAAP, change any method, practice or principle of accounting;

(h)	except as set forth on Section 4.1(h) of the Company Disclosure Schedule, establish, adopt, enter into or amend any Benefit Plan, pay any bonus to or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any of its officers (vice president or above) or director of the Company (except that the Company (A) may provide routine, reasonable salary increases to employees in the ordinary course of business consistent with past practice in connection with the Company’s customary employee review process and (B) may amend the Benefit Plans to the extent required by applicable Law);

(i)	enter into any transaction with any officer (vice president or above) or director of the Company or any Company Subsidiary, other than as provided for in the terms of any agreement in effect on or prior to the date of this Agreement and set forth on Section 4.1(i) of the Company Disclosure Schedule (true and complete copies of which have been delivered to Sprint);

(j)	settle or otherwise compromise any material litigation, arbitration or other judicial or administrative dispute or proceeding involving amounts in excess of $5,000,000 individually or $25,000,000 in the aggregate, other than any settlement or compromise (A) in the ordinary course of business consistent with past practice, (B) in amounts equal to or lesser than the amounts (if any) reserved with respect thereto on the most recent balance sheet included in the SEC Documents filed prior to the date of this Agreement, or (C) covered by any existing insurance policies subject to the deductible of such insurance policies;

(k)	(i) merge or consolidate with any other entity in any transaction or (ii) sell or acquire any business or assets or any securities of or in any Company Subsidiary, or enter into any agreement to do any of the foregoing, other than (A) purchases or sales of products and inventory in the ordinary course of business consistent with past practice, (B) sales of short or long term investments (each as defined under GAAP) in financial instruments in connection with cash management or pursuant to agreements in effect on the date of this Agreement and set forth on Section 4.1(k) of the Company Disclosure Schedule (true, correct and complete copies of which have been delivered to Sprint), or (C) acquisitions of spectrum assets in the ordinary course of business consistent with past practice for aggregate consideration of less than $5,000,000;

(l)	sell any spectrum Licenses, spectrum Leases, or any spectrum assets or enter into any swap of spectrum;

(m)	renew any spectrum leases in effect as of the date of this Agreement, other than in the ordinary course of business consistent with past practice at a time reasonably prior to the expiration of such lease;

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(n)	make an investment in, or loan to, any Person, except wholly-owned Company Subsidiaries;

(o)	(i) amend, modify, supplement or grant any waivers under (other than in the ordinary course of business consistent with past practices and that do not materially increase the term commitment, termination fee or scope of services), or enter into or terminate, any Material Contract, or any Contract with an Equityholder, (ii) enter into or extend the term or scope of any Contract that purports to materially restrict any of the Company, or any existing or future Subsidiary or Affiliate of any of the Company, from engaging in any line of business or in any geographic area, (iii) enter into any material Contract that would be breached by, or require the consent of any third party in order to continue in full force and effect following, consummation of the transactions contemplated by this Agreement, or (iv) release any Person from any material provision of any confidentiality, standstill or similar agreement, other than as a result of the passage of time or expiration according to its terms;

(p)	commit any act, engage in any activity or fail to take any action that would reasonably be expected to cause the impairment of, loss of service area authorized under, or the revocation, cancellation or suspension of, any material Company License or Company Leased FCC License, except the foregoing will not (A) require the Company to file any item or take any particular position with the FCC when the Company does not have a reasonable good faith basis for such filing or action or (B) preclude the Company from making a filing or taking a position with the FCC when the Company has a reasonable good faith basis for such filing or position;

(q)	issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) or customers without the prior approval of Sprint, except for (i) communications in the ordinary course of business consistent with past practice that do not relate to the transactions contemplated by this Agreement or (ii) as contemplated by this Agreement or as required by applicable Law (provided that Clearwire may issue such communications if Sprint has not commented on and approved such communications within a reasonably prompt time period);

(r)	(i) surrender, or permit a materially adverse modification of, revocation of, forfeiture of, or failure to renew under regular terms, any of the licenses that are material to the business of the Company or any of the Company Subsidiaries or their Affiliates, or cause the FCC to institute any proceedings for the revocation or suspension of any such licenses that are material to the business of any of the Company or any of the Company Subsidiaries; or (ii) fail to comply in all material respects with all requirements and conditions of the licenses of the Companies or any Company Subsidiary;

(s)	other than in the ordinary course of business consistent with past practice, (i) make or change any material election concerning Taxes or Tax Returns, (ii) file any material amended Tax Return, (iii) change any Tax accounting period or any Tax accounting method, (iv) enter into any closing agreement with respect to material Taxes, (v) settle any material Tax claim or assessment or surrender any right to claim a material refund of Taxes, (vi) agree to an extension or waiver of the statute of limitations for any material Tax claim or assessment, or (vii) obtain any Tax ruling;

(t)	file any registration statement under the Securities Act, except pursuant to an agreement in effect on the date of this Agreement and set forth on Section 4.1(t) of the Company Disclosure Schedule (true, correct and complete copies of which have been delivered to Sprint);

(u)	disclose any confidential or proprietary information, except (i) pursuant to a customary confidentiality or non-disclosure agreement or (ii) as required by applicable Law; provided that the Company uses its best efforts to obtain assurances that confidential treatment will be accorded to such information;

(v)	enter into any Contract related to additional retail facilities, engage in any marketing or media campaign that is not consistent in all material respects with such campaigns conducted by the Company since January 1, 2012 and prior to the date of this Agreement, or increase spending with respect to such campaigns above the level of spending by the Company since January 1, 2012 and prior to the date of this Agreement; or

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(w)	enter into any agreement to, or make any commitment to, take any of the actions prohibited by this Section 4.1.

Section 4.2. Proxy Statement; Schedule 13E-3.

(a)	As promptly as practicable after the date of this Agreement, and in no event later than 45 days after the date of this Agreement (and provided that the Sprint Parties shall have provided the information set forth in the fourth sentence of this Section 4.2(a)), the Company will prepare and file with the SEC a proxy statement relating to the Company Stockholders’ Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Proxy Statement”), and the Company and Sprint shall jointly prepare and file with the SEC a Rule 13E-3 Transaction Statement on Schedule 13E-3 (together with any amendments thereof or supplements thereto, the “Schedule 13E-3”) relating to the transactions contemplated by this Agreement. The Company shall use its reasonable best efforts to respond to any comments of the SEC and to cause the Proxy Statement to be mailed to the Company Stockholders as promptly as practicable and each of the Sprint Parties and the Company shall use their reasonable best efforts to jointly respond to and resolve all SEC comments with respect to the Schedule 13E-3 as promptly as reasonably practicable after receipt thereof; provided, however, that (i) prior to the filing and mailing of the Proxy Statement, the Company will provide the Sprint Parties and their counsel with reasonable opportunity to review and comment on the Proxy Statement and will consider in good faith all comments proposed by the Sprint Parties and their representatives and (ii) prior to the filing the Schedule 13E-3, each of Sprint and the Company will provide the other Party and the other Party’s counsel with reasonable opportunity to review and comment on the Schedule 13E-3 and will consider in good faith all comments proposed by the other Party and the other Party’s representatives. The Sprint Parties will provide the Company with any information for inclusion in the Proxy Statement which may be required under applicable Law and which is reasonably requested by the Company. Each of the Sprint Parties and the Company will promptly notify the other party of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or the Schedule 13E-3 or for additional information, and will supply the other party with copies of all correspondence between the Company or the Sprint Parties and their respective representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement, the Schedule 13E-3 or the transactions contemplated by this Agreement. If at any time prior to the Company Stockholders’ Meeting any event should occur which is required by applicable Law to be set forth in an amendment of, or a supplement to, the Proxy Statement or the Schedule 13E-3, the Company and the Sprint Parties will as promptly as practicable cooperate to prepare and, if appropriate, mail to stockholders such amendment or supplement; provided, however, that prior to such mailing of the Proxy Statement or any amendment thereto, the Parties will consult with each other and their respective counsel with respect to such amendment or supplement and each party shall be afforded reasonable opportunity to review and comment thereon and will consider in good faith all comments proposed by such party and their representatives.

(b)	Subject to Section 4.3, the Company through the Company’s Board of Directors (acting upon the unanimous recommendation of the Special Committee) shall unanimously recommend to its stockholders the adoption of this Agreement and such recommendation and a copy of the opinions referred to in Section 2.6 shall be included in the Proxy Statement and the Schedule 13E-3.

Section 4.3. Company Stockholders’ Meeting; No Solicitation.

(a)

The Company will call and hold a meeting of the stockholders of the Company for the purpose of voting upon the adoption of this Agreement and for the approval of the Note Purchase Approvals (such meeting, the “Company Stockholders’ Meeting”). The Company will hold the Company Stockholders’ Meeting on a date selected by the Company in consultation with the Sprint Parties and in any event no later than 45 days after the staff of the SEC advises the Company it has no further comments to the Proxy Statement subject to any reasonable delay (but not longer than ten days per event), including to

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the extent required by the need to supplement or amend the Proxy Statement or as may be required by Law or regulatory or judicial process. Sprint agrees to vote all shares of its Company Common Stock (and to cause each of its controlled Affiliates to vote their shares of Company Common Stock, if any) in favor of the adoption of this Agreement. Neither the Board of Directors of the Company nor any committee thereof (including the Special Committee) shall, except as expressly permitted by this Section 4.3, withdraw, qualify or modify its approval or recommendation of the adoption of this Agreement in a manner adverse to Sprint (an “Adverse Company Board Recommendation”). Nothing contained in this Agreement will prohibit the Company or the Board of Directors of the Company from disclosing to its stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act, or from issuing a “stop, look and listen” statement to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act or prohibit the Company from making any disclosure if the Board of Directors of the Company in good faith determines (after consultation with its outside legal counsel) that failure to do so would reasonably be expected to violate the Company’s disclosure requirements under Law; provided that the Board of Directors of the Company will not be permitted to make an Adverse Company Board Recommendation except to the extent it is permitted to do so under Section 4.3(c).

(b)	From and after the date of this Agreement, the Company shall not, and shall not authorize or permit any of the Company Subsidiaries or any of its or the Company Subsidiaries’ directors, officers, employees, agents or representatives to, directly or indirectly, (i) solicit, initiate or encourage any inquiries or the making of any Acquisition Proposal, (ii) have any discussions with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal or (iii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, or agreement providing for any Acquisition Proposal; provided, however, that at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, the Company may furnish information and hold discussions or negotiations in respect of any Acquisition Proposal received that was not solicited or knowingly encouraged by the Company or any Company Subsidiary or any of its or the Company Subsidiaries’ directors, officers, employees, agents or representatives if (x) the Special Committee has determined in good faith (after consultation with its outside legal counsel) that doing so is required under its fiduciary duties under applicable Law, (y) prior to providing any information pursuant to this proviso, the Company shall have entered into a confidentiality agreement with such third party the terms of which are at least as restrictive on the other party thereto as those contained in the Non-Disclosure Agreement between the Company and Sprint, dated November 20, 2012 and (z) reasonably and promptly after providing any information pursuant to this proviso, the Company provides such information to Sprint (to the extent that such information has not been previously so provided). The Company will promptly (within one Business Day) following receipt of any Acquisition Proposal advise Sprint of the substance and material terms thereof (including the identity of the Person making such Acquisition Proposal), and will keep Sprint apprised of any significant related developments, discussions and negotiations (including the material terms and conditions of the Acquisition Proposal) on a reasonably current basis (and, in any event, within 24 hours of the occurrence of such developments, discussions or negotiations).

(c)

Notwithstanding anything to the contrary contained herein, at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, the Board of Directors of the Company (acting upon the recommendation of the Special Committee) or the Special Committee may make an Adverse Company Board Recommendation if: (A) the Special Committee or the Company Board, as the case may be, determines in good faith, after consultation with outside legal counsel, that (i) making such Adverse Company Board Recommendation is reasonably likely to be required by its fiduciary duties under applicable Law, and (ii) the facts, circumstances, developments, events or occurrences underlying such intended change (the “Underlying Basis”) were not known to the Special Committee or the Board of Directors of the Company as of the date of this Agreement or if known, the consequences of such Underlying Basis shall not have been reasonably foreseeable, (B) after such

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determination in clause (A), the Company has notified Sprint in writing that it intends to make an Adverse Company Board Recommendation (a “Change of Recommendation Notice”) and such notice includes a reasonably detailed explanation for such Adverse Company Board Recommendation, and (C) during the five (5) Business Day period commencing upon the Company’s delivery to Sprint of its Change of Recommendation Notice, (x) the Company shall have offered to negotiate with (and, if accepted, negotiate in good faith with) Sprint in making adjustments to the terms and conditions of this Agreement (and the Board of Directors of the Company or the Special Committee, as the case may be, shall have considered any written submission made by Sprint, (y) the Special Committee or the Company Board, as the case may be, shall have determined in good faith, after consultation with outside legal counsel, after the end of such five (5) Business Day period, and after considering such negotiations and the results thereof and any revised proposals made by Sprint and any submission by Sprint, that making such Adverse Company Board Recommendation is required by its fiduciary duties under applicable Law.

Notwithstanding any Adverse Company Board Recommendation, this Agreement shall be submitted to the stockholders of the Company at the Company Stockholders’ Meeting for the purpose of adopting this Agreement, and nothing contained herein (unless this Agreement is otherwise terminated in accordance with its terms) shall relieve the Company of such obligation.

Section 4.4. Reasonable Best Efforts; Cooperation.

(a)

Subject to the terms and conditions herein provided, each of the Parties agrees to use its reasonable best efforts to (i) take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or required to be taken by any Governmental Entity or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by any Party in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger, (iii) defend and contest any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered into by any Governmental Entity vacated or reversed, (iv) cooperate in obtaining and obtain all consents, approvals or waivers from, or take other actions with respect to, third parties necessary or advisable to be obtained or taken in connection with the transactions contemplated by this Agreement and (v) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities Laws, and (B) any other applicable Law, including the FCC Rules; provided that the Parties shall cooperate with each other in connection with the making of all such filings, including (subject to applicable Law) providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Parties shall use reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement and the Schedule 13E-3) in connection with the transactions contemplated by this Agreement. The Parties agree to file all applications required to obtain the FCC Consent within 30 days of the date of this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party to this Agreement shall take all such necessary or desirable action. Notwithstanding the foregoing or any other provision of this Agreement, the Company shall not, without Sprint’s prior written consent, and nothing in this Section 4.4 or elsewhere in this Agreement shall require Sprint or its Affiliates to offer, accept or agree to (A) dispose or hold separate any part of its or the Company’s businesses, operations, assets or product lines (or a combination of Sprint’s and the Company’s or any Company Subsidiaries’ respective businesses, operations, assets or product lines), (B) not compete in

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any geographic area or line of business, (C) restrict the manner in which, or whether, Sprint, the Company, the Surviving Corporation or any of their Affiliates may carry on business in any part of the world or (D) any limitations on the ability of Sprint to acquire or hold or to exercise full rights of ownership of the Company Common Stock or the capital stock of the Surviving Corporation and its Subsidiaries ((A) through (D) collectively, “Restrictions”) if such Restrictions would reasonably be expected, individually or in the aggregate, to have a material adverse effect on the Company and the Company Subsidiaries, taken as a whole, or a material adverse effect on Sprint and its Subsidiaries, taken as a whole (a “Sprint Regulatory Adverse Effect”), it being agreed that in the case of measuring a Sprint Regulatory Adverse Effect (I) “Subsidiaries” shall not include the Company or the Company Subsidiaries, (II) Sprint Regulatory Adverse Effect shall be the level of, and shall be measured as to, what would be reasonably likely to have a material adverse effect on the Company and the Company Subsidiaries, taken as a whole, and not the level or measure of what would be reasonably likely to have a material adverse effect on Sprint and its Subsidiaries, taken as a whole, and (III) the effect shall be with respect to Sprint and its Subsidiaries. Upon the request of Sprint, and only upon the request of Sprint, the Company shall agree to any and all divestitures of spectrum and Restrictions with respect to the Company and the Company Subsidiaries so long as such divestitures and Restrictions are conditioned on the Closing.

(b)	The Company shall, upon Sprint’s request and at Sprint’s expense, cooperate with Sprint and use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to facilitate the occurrence of the consummation of the merger contemplated by the Sprint-SoftBank Merger Agreement. In furtherance and not in limitation thereof, the Parties agree to use their reasonable best efforts to take the following actions at Sprint’s expense:

(i)	To facilitate the preparation of certain pro forma financial information to be prepared in connection with the Sprint-SoftBank Merger Agreement, within 4 days of the date of this Agreement, Sprint shall select a third-party valuation expert reasonably acceptable to the Company to perform a valuation of the Company’s business (assets and liabilities). The Parties agree to cooperate and use their respective reasonable best efforts to cause the valuation expert to deliver a preliminary valuation estimate of the Company as soon as reasonably practicable after the date of this Agreement, but in any event within thirty (30) days of the date of this Agreement; provided, that as between the Sprint Parties and the Company, the Sprint Parties shall pay all expenses incurred by such valuation expert.

(ii)	The Company agrees to cooperate with Sprint and, upon Sprint’s reasonable request, use its reasonable best efforts to initiate the process of conversion of the Company’s financial statements from GAAP to International Financial Reporting Standards; provided, that Sprint shall reimburse the Company for any out-of-pocket costs incurred in connection with such request.

(iii)	The Company shall use its reasonable best efforts to promptly provide any information necessary or advisable in connection with the regulatory reviews contemplated by Section 5.8(a)(C) of the Sprint-SoftBank Merger Agreement, including the joint voluntary notice to CFIUS provided pursuant to Section 721 as contemplated in Section 5.8(b) of the Sprint-SoftBank Merger Agreement, and as required to fully and accurately respond to any follow-up request for information by CFIUS.

(iv)	The Company shall cooperate with the Sprint Parties, and at the request of Sprint, use its reasonable best efforts to obtain any requisite consents, amendments, modifications or waivers under the Company’s and the Company’s Subsidiaries’ existing indebtedness for borrowed money reasonably requested by Sprint, provided that (A) Sprint shall reimburse the Company for any out-of-pocket costs incurred in connection with such request and (B) any such consents, amendments, modifications or waivers shall be conditioned on the Closing.

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provided, however, that neither the Company nor any of the Company Subsidiaries shall be required (other than to comply with obligations imposed by CFIUS to enter into agreements which are terminable by the Company if this Agreement terminates and which do not impose material non-indemnified obligations on the Company prior to Closing) to enter into agreements or take board actions not contingent on the Closing or that would be effective prior to the Effective Time. Sprint shall indemnify and hold harmless the Company and its Subsidiaries from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with any action taken in accordance with this Section 4.4(b) and any information utilized in connection therewith. Sprint shall, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with this Section 4.4(b).

Section 4.5. Sprint-SoftBank Merger Agreement. Subject to the terms and conditions of this Agreement and to the fiduciary duties of the Board of Directors of Sprint determined in good faith by such Board after consultation with outside legal counsel (“Sprint Fiduciary Duties”), Sprint will, and will cause each of its Affiliates to, use the level of efforts set forth in the Sprint-SoftBank Merger Agreement to consummate the transactions contemplated by the Sprint-SoftBank Merger Agreement in the manner provided and on the terms and conditions described therein, including using the level of efforts set forth in the Sprint-SoftBank Merger Agreement to (i) comply with its obligations under the Sprint-SoftBank Merger Agreement, (ii) satisfy all conditions applicable to Sprint contained in the Sprint-SoftBank Merger Agreement (and any other definitive agreements related to transactions contemplated by the Sprint-SoftBank Merger Agreement the consummation of which is a condition thereto) within its control, and (iii) upon satisfaction of such conditions, enforce all of its rights under the Sprint-SoftBank Merger Agreement (or any other definitive agreements related thereto) in an attempt to consummate the transactions contemplated by the Sprint-SoftBank Merger Agreement at or prior to the End Date (as it may be extended) of the Sprint-SoftBank Merger Agreement. Sprint will keep the Company informed on a reasonable basis and in reasonable detail of the status of its efforts to consummate, and the status of, the transactions contemplated by the Sprint-SoftBank Merger Agreement, and will provide the Company, as promptly as reasonably practicable upon request, with updates as to the status and timing of the transactions contemplated by the Sprint-SoftBank Merger Agreement. Sprint will notify the Company promptly and in any event within twenty-four hours upon having Knowledge (which definition of Knowledge shall, for purposes of this Section 4.5, not include an obligation of reasonable inquiry) of any notice of breach or of threatened breach (written or otherwise) received or delivered by Sprint or any notice of termination or of threatened termination (written or otherwise) of the Sprint-SoftBank Merger Agreement received or delivered by Sprint. Subject to Sprint Fiduciary Duties and applicable Law, Sprint will not amend, modify, supplement or waive any of the conditions to the Sprint-SoftBank Merger Agreement or any other material provision of, or remedies under, the Sprint-SoftBank Merger Agreement, in each case to the extent such amendment, modification, supplement or waiver could reasonably be expected to prevent or delay the consummation of the transactions contemplated thereby beyond the End Date (as defined in the Sprint-SoftBank Merger Agreement) as it may be extended. Subject to the Sprint Fiduciary duties, Sprint shall not terminate the Sprint-SoftBank Merger Agreement other than in connection with entering into a Replacement Sprint Merger Agreement.

Section 4.6. Inspection of Records.

(a)	From the date of this Agreement to the Effective Time, the Company shall (i) allow all designated officers, attorneys, financial advisors, accountants and other representatives of Sprint reasonable access at all reasonable times to the personnel, auditors, offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, Contracts, titles and financial position, or otherwise pertaining to the business and affairs, of the Company and (ii) make available for inspection by Sprint and its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request. No investigation by any Party, whether prior to the execution of this Agreement or pursuant to this Section 4.6, shall affect any representation or warranty in this Agreement of any Party or any condition to the obligations of any Party.

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(b)	Nothing contained in this Section 4.6 shall require the Company to permit any access, or to disclose any information, that in the reasonable, good faith judgment (after consultation with counsel, which may be in-house counsel) of the Company would reasonably be expected to result in any violation of any Material Contract or Law to which the Company or its Subsidiaries is subject (provided that the Company shall in good faith use commercially reasonable efforts to obtain consent to such access or disclosure under any such Contract) or cause any privilege (including attorney-client privilege) which the Company or any of its Subsidiaries would be entitled to assert to be undermined with respect to such information and such undermining of such privilege could in the Company’s good faith judgment (after consultation with counsel, which may be in-house counsel) adversely affect in any material respect the Company’s position in any pending or, what the Company believes in good faith (after consultation with counsel, which may be in-house counsel) could be, future litigation.

Section 4.7. Notification of Certain Matters. From and after the date of this Agreement until the Effective Time, each Party shall promptly notify the other Parties of:

(a)	any change or event, or series of changes or events, having, or which would be reasonably likely to cause any of the conditions in Article V not to be satisfied or to cause the satisfaction thereof to be materially delayed;

(b)	the receipt of any material notice or other material communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(c)	the receipt of any material notice or other material communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

(d)	any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of the Party, threatened against any Party which seeks to prohibit, prevent or materially delay consummation of the transactions contemplated by this Agreement;

in each case, to the extent such event or circumstance is or becomes known to the Party required to give such notice; provided, however, that the delivery of any notice pursuant to this Section 4.7 shall not be deemed to be an amendment of this Agreement and shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or in the Company Disclosure Schedule or the Sprint Disclosure Schedule. The notification obligations in this Section 4.7 shall not constitute an undertaking or covenant for purposes of this Agreement, including an undertaking or an agreement for purposes of Sections 5.2(b) and 5.3(b).

Section 4.8. Public Announcements. The Parties have agreed upon the form and substance of press releases announcing the execution of this Agreement and the transactions contemplated by this Agreement, which shall be issued promptly following the execution and delivery hereof. Thereafter until the earlier of the Closing and the termination of this Agreement, no Party will, and no Party will permit any of its Affiliates to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, this Agreement and the transactions contemplated by this Agreement without the prior consent (which consent will not be unreasonably withheld) of the other Parties, except that any Party may, without the prior consent of any other Party, issue or cause the publication of any press release or other public announcement to the extent it determines that so doing is or may be required by Law or by the rules and regulations of a stock exchange or by its fiduciary duty, or any public filing contemplated by Sections 4.2 or 4.3. Notwithstanding anything herein to the contrary, the restrictions set forth in this Section 4.8 will not apply to any release or public statement made or proposed to be made by any of the Parties in connection with any dispute between the Parties regarding this Agreement, the Merger, the transaction contemplated by this Agreement or the transactions contemplated by the Note Purchase Agreement.

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Section 4.9. Directors’ and Officers’ Indemnification.

(a)	It is understood and agreed that all rights to indemnification, expense advancement, and exculpation existing in favor of each present and former director, officer and employee of the Company or any of the Company Subsidiaries as provided in the Company’s Certificate of Incorporation or Bylaws or the charter or organizational documents of the Company Subsidiaries, in each case as in effect on the date of this Agreement, or under any other agreements in effect on the date of this Agreement (true, correct and complete copies of which have been delivered to Sprint), will survive the Merger and the Surviving Corporation will, and Sprint will cause the Surviving Corporation to, (i) continue in full force and effect for a period of at least 6 years from the Effective Time (or, if any relevant claim is asserted or made within such six year period, until final disposition of such claim) such rights to indemnification and (ii) perform, in a timely manner, the Surviving Corporation’s obligation with respect thereto. Any claims for indemnification pursuant to such agreements and organizational documents as to which the Surviving Corporation has received written notice before the sixth anniversary of the Effective Time will survive, whether or not those claims will have been finally adjudicated or settled, and no action taken during such period may be deemed to diminish the obligations set forth in this Section 4.9.

(b)	The Surviving Corporation will maintain in effect for 6 years from the Effective Time the current directors’ and officers’ liability insurance policies applicable to the Company and the Company Subsidiaries (except the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable) providing coverage with respect to matters occurring before the Effective Time and such policies or endorsements must name as insureds thereunder all present and former directors, officers and employees of the Company and the Company Subsidiaries, except that in no event will the Surviving Corporation be required to expend under this Section 4.9(b) more than an amount per year equal to three hundred percent (300%) of current annual premiums paid by the Company for that insurance. If, but for the proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more than three hundred percent (300%) of current annual premiums, the Surviving Entity will obtain the maximum amount of that insurance obtainable by payment of annual premiums equal to three hundred percent (300%) of current annual premiums. To the extent that a “tail” policy is available that complies with the foregoing requirements of this Section 4.9(b) with respect to the coverage, terms, and conditions applicable to all present and former directors, officers and employees of the Company and the Company Subsidiaries, the Surviving Corporation may satisfy its obligation under this Section 4.9(b) by obtaining such policy.

(c)	If the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity of that consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision will be made so that the successors and assigns of the Surviving Corporation will assume the obligations set forth in this Section 4.9.

Section 4.10. Stockholder Litigation. Each of the Parties shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation against any Party or their respective directors and officers, as applicable, relating to this Agreement and the transactions contemplated by this Agreement. No settlement that imposes obligations (monetary or otherwise) on the Company or the Surviving Corporation shall be agreed to without the prior written consent of Sprint, which shall not be unreasonably withheld.

Section 4.11. Section 16 Matters. Prior to the Effective Time, the Company shall take such steps as may be reasonably requested by any Party to cause dispositions of Company equity securities (including any derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

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Section 4.12. Stock Exchange Delisting. Prior to the Effective Time, the Company shall cooperate with Sprint and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of the NASDAQ Global Select Market to enable the de-listing by the Surviving Corporation of the Class A Common Stock from the NASDAQ Global Select Market and the deregistration of the Class A Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Effective Time.

Section 4.13. Company Equityholders’ Agreement. The Company and Sprint agree that the Company Equityholders’ Agreement shall terminate immediately after the Effective Time.

Section 4.14. Employee Matters.

(a)	For a period of no less than twelve months following the Effective Time (the “Continuation Period”), Sprint shall provide or cause to be provided to each employee of the Company or any Company Subsidiary (each, a “Continuing Employee”) (i) base compensation and annual cash incentive compensation opportunity that, in each case, is no less favorable than that in effect immediately prior to the Effective Time, (ii) with respect to each Continuing Employee who is categorized at the director level or above as of the date of the Agreement, long-term equity incentive compensation opportunity that is no less favorable than in effect immediately prior to the Effective Time, (iii) employee benefit programs that are substantially comparable in the aggregate to those provided by the Company and Company Subsidiaries to such Continuing Employee immediately prior to the Effective Time and (iv) severance and termination benefits no less favorable to those provided by the Company and Company Subsidiaries to such Continuing Employee immediately prior to the Effective Time. The preceding sentence shall not preclude Sprint or its Subsidiaries at any time following the Effective Time from terminating the employment of any Continuing Employee for any reason (or no reason); provided, however, that in the event of a termination without “Cause” (as defined in the Sprint 2007 Omnibus Incentive Plan) during the Continuation Period, Sprint shall provide at least thirty-days’ notice to such Continuing Employee, subject to applicable Law. Sprint shall honor, or shall cause to be honored, the terms of all Benefit Plans, subject to the amendment and termination provisions thereof. The consummation of the transactions contemplated by this Agreement shall be deemed to constitute a “Change in Control” (or terms of like import) under all Benefit Plans.

(b)	Each Continuing Employee shall be given credit for all service with the Company and the Company Subsidiaries and their respective predecessors under any employee benefit plan of Sprint or its Affiliates, including any such plans providing vacation, sick pay, severance and retirement benefits maintained by Sprint or its Affiliates in which such Continuing Employee participates for purposes of eligibility, vesting and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), to the extent past service was recognized for such Continuing Employees under the comparable Benefit Plans immediately prior to the Effective Time. Notwithstanding the foregoing, nothing in this Section 4.14(b) shall be construed to require crediting of service that would result in (i) duplication of benefits, (ii) service credit for benefit accruals under a defined benefit pension plan, or (iii) service credit under a newly established plan for which prior service is not taken into account for employees of Sprint and its Subsidiaries generally.

(c)	In the event of any change in the welfare benefits provided to Continuing Employees following the Effective Time, Sprint shall cause (i) the waiver of all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any such welfare benefit plans to the extent that such conditions, exclusions or waiting periods would not apply in the absence of such change, and (ii) for the plan year in which the Effective Time occurs, the crediting of each Continuing Employee with any co-payments and deductibles paid prior to any such change in satisfying any applicable deductible or out-of-pocket requirements after such change.

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(d)	Notwithstanding anything to the contrary contained herein, the Company may take all actions necessary or appropriate to implement before the Effective Time the matters described in Section 4.14 of the Company Disclosure Schedule.

(e)	Notwithstanding anything in this Section 4.14 to the contrary, but subject to Section 4.14(a), nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any employee benefit plan of Sprint or its Affiliates, or shall limit the right of Sprint or its Affiliates to amend, terminate or otherwise modify any particular employee benefit plan of Sprint or its Affiliates following the Effective Time.

(f)	The parties hereto acknowledge and agree that all provisions contained in this Section 4.14 are included for the sole benefit of the Parties hereto, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including any employees or former employees of the Company, any Company Subsidiary or any Affiliate of the Company, any Continuing Employee, or any dependent or beneficiary thereof, or (ii) to continued employment with Sprint or any of its Affiliates.

Section 4.15. No Transfers. Prior to the Effective Time or the earlier termination of this Agreement in accordance with its terms, Sprint will not directly or indirectly (other than (a) in a transfer to a controlled Affiliate, (b) a conversion of Class B Common Stock into Class A Common Stock or (c) a transfer to the Company pursuant to an election under Section 2.13(j) of the Company Equityholders’ Agreement, provided that Sprint shall revoke any such election prior to the Company Stockholders’ Meeting), sell, transfer, pledge, encumber, assign, distribute, hypothecate, tender or otherwise dispose of, including by way of merger, consolidation, share exchange or similar transaction, the shares of Company Common Stock held by Sprint or its Affiliates as of the date of this Agreement.

ARTICLE V

CONDITIONS PRECEDENT

Section 5.1. Conditions to each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any of which may be waived by the Parties in writing, in whole or in part, to the extent permitted by applicable Law):

(a)	No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect nor shall any proceeding brought by a Governmental Entity seeking any of the foregoing be pending; and there shall not be any action taken, or any statute, rule, regulation or order (whether temporary, preliminary or permanent) enacted, entered or enforced, which makes the consummation of the Merger illegal or prevents or prohibits the Merger.

(b)	Approval of Stockholders. The Required Company Stockholder Vote shall have been obtained.

(c)	Consents. The FCC Consent and the consents listed in Section 5.1(c) of the Company Disclosure Schedule (collectively, the “Required Consents”) shall have been obtained or effected.

Section 5.2. Conditions to the Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver of each of the following conditions prior to or at the Closing Date:

(a)	Representations and Warranties. Each of the representations and warranties of the Sprint Parties contained in this Agreement shall have been accurate in all respects as of the date of this Agreement

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and will be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (other than any representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except in each case where the failure of the representations and warranties of the Sprint Parties to be accurate would not reasonably be expected to have a material adverse effect on the ability of the Sprint Parties to consummate the Merger; provided, however, that, for purposes of determining the accuracy of such representations and warranties: (i) all materiality qualifications limiting the scope of such representations and warranties will be disregarded; and (ii) any update of or modification to the Sprint Disclosure Schedule made or purported to have been made on or after the date of this Agreement will be disregarded.

(b)	Agreements. Each Sprint Party shall have performed and complied in all material respects with all its undertakings and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

(c)	Certificate. The Company shall have received a certificate of a senior executive officer of Sprint, dated the Closing Date, certifying that the conditions specified in Section 5.2(a) and Section 5.2(b) have been fulfilled.

Section 5.3. Conditions to the Obligation of the Sprint Parties to Effect the Merger. The obligation of the Sprint Parties to effect the Merger is further subject to the satisfaction or waiver of each of the following conditions prior to or at the Closing Date:

(a)	Representations and Warranties. (i) Each of the representations and warranties of the Company contained in this Agreement, other than the representations and warranties contained in Sections 2.2(a), 2.2(b) and 2.4, shall have been accurate in all respects as of the date of this Agreement and will be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), other than in each case such failures to be accurate that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) each of the representations and warranties contained in Sections 2.2(a), 2.2(b) and 2.4 shall have been accurate in all respects as of the date of this Agreement and will be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date) except in each case for immaterial inaccuracies; provided, however, that, for purposes of determining the accuracy of such representations and warranties in each of clause (i) and (ii), (A) all “Material Adverse Effect” and other materiality qualifications limiting the scope of such representations and warranties will be disregarded; and (B) any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement will be disregarded.

(b)	Agreements. The Company shall have performed and complied in all material respects with all of its undertakings and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

(c)	Material Adverse Effect. Since the date of this Agreement, there shall have been no change, development, event, fact, circumstance or other matter that, individually or in the aggregate, has had or would be reasonably be expected to have a Material Adverse Effect.

(d)	Certificate. Sprint shall have received a certificate of a senior executive officer of the Company, dated the Closing Date, certifying that the conditions specified in Sections 5.3(a), 5.3(b) and 5.3(c) have been fulfilled.

(e)

SoftBank Closing. Either (i) the Effective Time (as defined in the Sprint-SoftBank Merger Agreement) shall have occurred or (ii) if Sprint shall have terminated the Sprint-SoftBank Merger Agreement pursuant to Section 8.1(j) of the Sprint-SoftBank Merger Agreement in order to enter into a definitive

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agreement (a “Replacement Sprint Merger Agreement”) with respect to an alternative transaction, the consummation of such alternative transaction shall have occurred; provided, however that this condition shall be deemed satisfied if the termination right set forth in Section 6.1(c)(iii) becomes exercisable and Sprint does not exercise such termination right within the time period set forth therein.

ARTICLE VI

TERMINATION, AMENDMENT AND WAIVER

Section 6.1. Termination. This Agreement may be terminated and the Merger may be abandoned as follows:

(a)	at any time prior to the Effective Time by the mutual written consent of Sprint and the Company;

(b)	by either Sprint or the Company, in each case by written notice to the other, if:

(i)	the Merger has not been consummated on or prior to October 15, 2013 (the “Outside Date”); provided, that the Outside Date will be automatically extended to any date to which the End Date in the Sprint-SoftBank Merger Agreement (or any Replacement Sprint Merger Agreement) is extended but not beyond December 31, 2013; provided, further, that the Outside Date may be extended by the Company to any date beyond December 31, 2013 to which the End Date in the Sprint-SoftBank Merger Agreement (or any Replacement Sprint Merger Agreement) is extended which is beyond December 31, 2013; provided, further, that the right to terminate this Agreement under this Section 6.1(b)(i) will not be available to any Party whose failure to fulfill any obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Merger to occur on or prior to such date;

(ii)	at any time prior to the Effective Time, a Governmental Entity shall have issued a final nonappealable injunction, order, decree, judgment or ruling, permanently enjoining or otherwise prohibiting the Merger; or

(iii)	at the Company Stockholders’ Meeting or any adjournment thereof at which adoption of this Agreement has been voted upon, the stockholders of the Company fail to adopt this Agreement by the Required Company Stockholder Vote;

(c)	by Sprint upon written notice to the Company:

(i)	if, at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, there has occurred an Adverse Company Board Recommendation;

(ii)	upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that (if such breach occurred or was continuing as of the Closing Date) the conditions set forth in Section 5.3(a) or Section 5.3(b) would be incapable of fulfillment and which breach is incapable of being cured, or is not cured within 60 days following receipt of written notice of such breach; provided, that neither of the Sprint Parties is then in breach of this Agreement so as to cause a condition to Closing set forth in either Section 5.2(a) or Section 5.2(b) to be incapable of being satisfied; or

(iii)	if the Sprint-SoftBank Merger Agreement shall have been terminated (other than by Sprint pursuant to Section 8.1(j) thereof in order to enter into a Replacement Sprint Merger Agreement), provided that Sprint must exercise such right within 10 Business Days following such termination; or

(d)

by the Company upon written notice to Sprint upon a breach of any representation, warranty, covenant or agreement on the part of a Sprint Party set forth in this Agreement such that (if such breach occurred or was continuing as of the Closing Date) the conditions set forth in Section 5.2(a) or Section 5.2(b) would be incapable of fulfillment and which breach is incapable of being cured, or is not cured within

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60 days following receipt of written notice of such breach; provided, that the Company is not then in breach of this Agreement so as to cause a condition to Closing set forth in either Section 5.3(a) or Section 5.3(b) to be incapable of being satisfied.

Section 6.2. Effect of Termination.

(a)	If this Agreement is terminated as provided in Section 6.1, this Agreement will become null and void (except that the provisions of Sections 6.2, 6.3, 7.3 and 7.4 will survive any termination of this Agreement), and, except as provided in Section 6.3, there will be no liability on the part of any Party or any of their Affiliates; provided that nothing in this Agreement will relieve any party from any liability or obligation with respect to any fraud or willful or intentional breach of this Agreement prior to such termination. The termination of this Agreement shall have no effect on the Company Equityholders’ Agreement, the Note Purchase Agreement, the Voting and Support Agreement or any other agreements among the Company, Sprint or the Equityholders, except to the extent provided in such agreements.

(b)	In the event of the termination of this Agreement by any Party hereto pursuant to this Article 6, written notice of such termination shall be given by the terminating Party to the other Party in accordance with Section 7.5.

Section 6.3. Termination Fee.

(a)

Subject to Section 6.3(c), if this Agreement is terminated (i) by Sprint pursuant to Section 6.1(c)(iii) or (ii) by Sprint or the Company pursuant to Section 6.1(b)(i) and, at the time of such termination, the condition set forth in Section 5.3(e) shall not have been satisfied and the conditions set forth in Sections 5.3(a) and 5.3(b) shall have been satisfied or reasonably capable of being satisfied (each termination described in clause (i) or clause (ii), a “Fee Entitlement Termination”), then Sprint and the Company agree that Sprint shall pay the Company a termination fee of $120,000,000 (the “Sprint Termination Fee”), which shall be satisfied in full by the cancellation (on the 6th Business Day after termination, so long as no Fee Waiver (as defined below) has been delivered) of $120,000,000 aggregate principal amount of Notes issued by the Company (or the applicable Company Subsidiaries) pursuant to Section 13.01(b) of the indenture related to the Notes.

(b)	Subject to Section 6.3(c),in the event that (i) the Company has received the Sprint Termination Fee pursuant to the terms of Section 6.3(a) (and no Fee Waiver (as defined below) has been delivered) and (ii) Clearwire Communications completes construction of at least 5,000 Hotspot Sites that are On Air by January 15, 2014, in accordance with Section 8.10 of that certain 4G MVNO Agreement, dated November 28, 2008, among Sprint, Clearwire Communications and certain other parties thereto, as amended (the “4G MVNO Agreement”), then Sprint shall pay to Clearwire Communications a Wireless Broadband Services Prepayment in the amount of $100,000,000 (the “4G MVNO Prepayment”) on the date when such 5,000 Hotspot Sites are On Air (provided that if this Agreement has not been terminated by such date, any payment required to be paid pursuant to this Section 6.3(b) will be made 6 Business Days after the date the Company becomes entitled to receive the Sprint Termination Fee pursuant to the terms of Section 6.3(a)), to be credited against Sprint’s use of LTE Services under the 4G MVNO Agreement, which payment shall be (x) in addition to any Wireless Broadband Services Prepayment that Clearwire Communications may otherwise receive pursuant to Section 8.10 of the 4G MVNO Agreement, and (y) otherwise subject to all of the terms and conditions of the 4G MVNO Agreement regarding Wireless Broadband Services Prepayments, except the 4G MNVO Prepayment will not be subject to the repayment obligations contained in Section 8.10(e) of the 4G MVNO Agreement. Capitalized terms used in this Section 6.3(b) which are not otherwise defined in this Agreement shall have the meaning given to such terms in the 4G MVNO Agreement.

(c)

In the event that a Fee Entitlement Termination occurs, the Company shall have the option to (i) reject and irrevocably waive (a “Fee Waiver”) in writing its entitlement under Section 6.3(a) and Section 6.3(b) to receive the Sprint Termination Fee and the 4G MVNO Prepayment, respectively,

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within five (5) Business Days of the date of such termination, in which case clause (ii) of this Section 6.3(c) shall not apply to such termination and the proviso in Section 6.2(a) shall remain effective as to all Parties, or (ii) (if the Fee Waiver has not been delivered) receive the Sprint Termination Fee pursuant to Section 6.3(a) and (if applicable) the 4G MVNO Prepayment pursuant to Section 6.3(b), in which case such payment or right to receive such payment or payments (in the manner set forth in Section 6.3(a) and (if applicable) Section 6.3(b)) shall be the sole and exclusive remedy (other than with respect to any liability or obligation resulting from any fraud prior to termination) against Sprint, Acquisition Corp. or any other Subsidiary of Sprint or its or their Affiliates for any and all losses or damages suffered by the Company or its Affiliates in connection with, or as a result of this Agreement, the transactions contemplated by this Agreement or the failure of the transactions contemplated by this Agreement to be consummated, and the right to receive such fees shall be deemed to be liquidated damages (and not a penalty) for any and all losses or damages suffered or incurred by the Company, each of its Affiliates and any other Person in connection with this Agreement (and the termination hereof) and the transactions contemplated by this Agreement (and the abandonment or termination thereof) or any matter forming the basis for such termination, and none of the Company, any Affiliate of the Company or any other Person shall be entitled to bring or maintain any legal proceeding against Sprint or its Affiliates arising out of or in connection with this Agreement or the transactions contemplated by this Agreement (or the abandonment or termination thereof). If the Fee Waiver is given, the terms or amounts of the Sprint Termination Fee and the 4G MVNO Prepayment shall not be asserted by the Company as indicative qualifications or evidence of any damages, loss or liability to the Company.

(d)	Each of the Parties acknowledges that the agreements contained in Section 6.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other Parties would not enter into this Agreement.

Section 6.4. Amendment. This Agreement may be amended only by an agreement in writing executed by all of the Parties. After the approval of the adoption of this Agreement by the stockholders of the Company, no amendment requiring approval of the stockholders of the Company and Acquisition Corp. under the DGCL shall be made without first obtaining such approval.

Section 6.5. Waiver. At any time prior to the Effective Time, whether before or after the satisfaction of the condition set forth in Section 5.1(b), each of the Sprint Parties, on the one hand, and the Company, on the other hand, may:

(a)	extend the time for the performance of any of the obligations or other acts of the other Party; or

(b)	waive compliance with any of the agreements of the other Party or fulfillment of any conditions to its own obligations under this Agreement.

Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party by a duly authorized officer.

ARTICLE VII

MISCELLANEOUS

Section 7.1. Definitions. In this Agreement, unless the context otherwise provides, the following terms have the following meanings:

“2010 Exchangeable Notes” means the Clearwire Communications 8.25% exchangeable notes due 2040.

“4G MVNO Agreement” has the meaning specified in Section 6.3(b).

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“4G MVNO Prepayment” has the meaning specified in Section 6.3(b).

“Adverse Company Board Recommendation” has the meaning specified in Section 4.3(a).

“Acquisition Corp.” has the meaning specified in the introductory paragraph of this Agreement.

“Acquisition Proposal” means a bona fide, unsolicited, proposal from any Person (whether or not in writing) which is not withdrawn relating to any (i) direct or indirect acquisition of not less than all of the outstanding shares of Company Common Stock, (ii) direct or indirect acquisition of all or substantially all of the assets of the Company, or (iii) merger, consolidation, share exchange, business combination or similar transaction involving the Company.

“Affiliates” means, with respect to any Person, (i) any other Person that directly or indirectly Controls, is Controlled by or is under common Control with, such Person, or (ii) any director, officer, partner or member of management of such Person; provided that (a) Sprint and its Affiliates (other than the Company and the Company Subsidiaries) shall not be deemed Affiliates of the Company and the Company Subsidiaries and (b) the Company and the Company Subsidiaries shall not be deemed to be Affiliates of Sprint and its Affiliates (other than the Company and the Company Subsidiaries) for any purpose hereunder.

“Bankruptcy Exceptions” has the meaning specified in Section 2.4(c).

“Benefit Plan” has the meaning specified in Section 2.14.

“Book-Entry Shares” has the meaning specified in Section 1.5(b)(iii).

“BTA” means a Basic Trading Area, as determined by the FCC.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Certificates” has the meaning specified in Section 1.5(b)(iii).

“Certificate of Merger” has the meaning specified in Section 1.2.

“CFIUS” has the meaning specified in Section 2.5(b).

“Change of Recommendation Notice” has the meaning specified in Section 4.3(c).

“Class A Common Stock” has the meaning specified in the Recitals of this Agreement.

“Class B Common Stock” has the meaning specified in the Recitals of this Agreement.

“Class B Units” has the meaning specified in the Recitals of this Agreement.

“Clearwire Communications” has the meaning specified in the Recitals of this Agreement.

“Closing” has the meaning specified in Section 1.3.

“Closing Date” has the meaning specified in Section 1.3.

“Code” means the US Internal Revenue Code of 1986, as amended.

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“Company” has the meaning specified in the introductory paragraph of this Agreement.

“Company Affiliate” means any Person under common control with the Company within the meaning of Section 414(b), (c), (m) and (o) of the Code or Section 4001 of ERISA, and the regulations thereunder.

“Company Associate” means any current or former employee, independent contractor, consultant or director of or to any of the Company or any Company Affiliate or the beneficiary or dependent of such Person.

“Company Common Stock” has the meaning specified in the Recitals of this Agreement.

“Company De Facto Transfer Lease” means a Company Lease that is a long term de facto transfer leasing arrangement pursuant 47 C.F.R. 1.9030.

“Company Disclosure Schedule” has the meaning specified in Article II.

“Company Equityholders’ Agreement” means that certain Equityholders’ Agreement, dated November 28, 2008, among the Company, Sprint HoldCo, LLC, Eagle River Holdings, LLC, Intel Capital Wireless Investment Corporation 2008A, Intel Capital Wireless Investment Corporation 2008B, Intel Capital Wireless Investment Corporation 2008C, Intel Capital Corporation, Intel Capital (Cayman) Corporation, Middlefield Ventures, Inc., Comcast Wireless Investment I, Inc., Comcast Wireless Investment II, Inc., Comcast Wireless Investment III, Inc., Comcast Wireless Investment IV, Inc., Comcast Wireless Investment V, Inc., Google Inc., TWC Wireless Holdings I LLC, TWC Wireless Holdings II LLC, TWC Wireless Holdings III LLC, and BHN Spectrum Investments, LLC.

“Company In-Lease” means any Company Lease other than a Company Out-Lease.

“Company Lease” means any Lease under which the Company or any of the Domestic Company Subsidiaries is a party and that encumbers any License.

“Company Lease Facilities” has the meaning set forth in Section 2.18(i)(i).

“Company Leased FCC Licenses” has the meaning set forth in Section 2.18(h)(i).

“Company Licenses” means the Licenses held by the Company or any of the Domestic Company Subsidiaries.

“Company License Facilities” has the meaning set forth in Section 2.17(c)(i).

“Company Network Assets” means the tower sites, equipment and related assets (including design plans) owned by the Company or any of the Company Subsidiaries and used in connection with the Company Licenses or Company Leases.

“Company Out-Lease” means any Company Lease under which the Company or any of the Company Subsidiaries is the lessor or sublessor.

“Company Privacy Policy” means each published privacy policy of the Company or any Company Subsidiary, including any policy relating to (a) the privacy of any user of any Company Product or any user of any website of the Company or any Company Subsidiary or (b) the collection, storage, disclosure or transfer of any Personal Data including any employee information that constitutes Personal Data.

“Company Product” means any product or service that the Company or any Company Subsidiary has manufactured, marketed, distributed, leased (as lessor), licensed (as licensor) or sold.

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“Company Real Property” means the Owned Real Property and the Leased Real Property.

“Company Stockholders’ Meeting” has the meaning set forth in Section 4.3(a).

“Company Subsidiaries” has the meaning specified in Section 2.3.

“Continuation Period” has the meaning specified in Section 4.14(a).

“Continuing Employee” has the meaning specified in Section 4.3(a).

“Contract” means any contract, license, lease, commitment, arrangement, purchase or sale order, undertaking, understanding or other agreement, whether written or oral.

“Control” means the power to direct or cause the direction of management or policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“DGCL” has the meaning specified in the Recitals of this Agreement.

“Director RSU” has the meaning specified in Section 1.7(b).

“Dissenting Shares” has the meaning specified in Section 1.6(a).

“Domestic Company Subsidiary” means any Company Subsidiary other than Clearwire International LLC and its Subsidiaries.

“EBS” means Educational Broadband Service licensed by the FCC under Part 27 of Title 47 of the Code of Federal Regulations, as amended and interpreted by the FCC, which can be used to provide fixed and mobile wireless services.

“Effective Time” has the meaning specified in Section 1.2.

“End Date” has the meaning specified in the Sprint-SoftBank Merger Agreement, or any similar term set forth in a Replacement Sprint Merger Agreement.

“Environmental Laws” means any Law as in effect on or prior to the Closing Date relating to the protection of the environment, to pollutants, contaminants, wastes, chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, wastes or materials.

“Equityholders” means the “Equityholders” (as defined in the Company Equityholders Agreement), other than Sprint.

“ERISA” has the meaning specified in Section 2.14.

“Exchange” has the meaning specified in Section 2.2(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated under such Act from time to time.

“Exchange Agent” has the meaning specified in Section 1.8(a).

“Exchange Fund” has the meaning specified in Section 1.8(a).

“Exchangeable Notes” shall mean the 8.25% Exchangeable Notes due 2040 and issued on December 8, 2010 pursuant to the Exchangeable Notes Indenture.

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“Exchangeable Notes Indenture” shall mean that certain indenture dated as of December 8, 2010 among Clearwire Communications, Clearwire Finance, Inc., a Delaware corporation, and Wilmington Trust FSB, a federal savings bank, as trustee.

“FCC” means the Federal Communications Commission.

“FCC Consent” means all FCC approvals required to consummate the Merger.

“FCC Rules” means the Communications Act of 1934, and the rules and regulations established by the FCC under the Communications Act, as codified in Title 47 of the Code of Federal Regulations, as any of them may be modified or amended from time to time hereafter, together with all orders and public notices of the FCC.

“Fee Entitlement Termination” has the meaning specified in Section 6.3(a).

“Fee Waiver” has the meaning specified in Section 6.3(c).

“Final Order” means that 41 days have elapsed from the date of the FCC’s issuance of public notice of an action without any filing of any adverse request, petition or appeal by any third Person or adverse action by the FCC on its own motion, or, if challenged, the action will have been reaffirmed or upheld and the applicable period for seeking further administrative or judicial review will have expired without the filing of any action, petition or request for further review.

“GAAP” means accounting principles and practices generally accepted from time to time in the United States.

“Governmental Entity” means a court, legislature or other agency or instrumentality or political subdivision of any United States or foreign federal, national, multi-national, state, provincial or local government.

“Governmental Licenses” means all notifications, licenses, permits (including environmental, construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by a Governmental Entity, and applications therefor, except Licenses issued by the FCC.

“HSR Act” has the meaning specified in Section 2.5(b).

“Intel” has the meaning specified in the Recitals of this Agreement.

“Intellectual Property” means all rights of the following types, which may exist under the laws of any jurisdiction in the world: (i) rights associated with works of authorship, including copyrights, moral rights and mask works; (ii) trademark, service mark and trade name rights and similar rights in indicia of source; (iii) trade secret rights; (iv) patent and industrial property rights; and (v) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses (i) through (iv) above including all rights of the foregoing types which may exist in software, designs, schematics, protocols, documentation, databases, interfaces, web sites, domain names, algorithms, methods, processes, inventions, proprietary information, and other technology.

“Knowledge” means (i) with respect to the Company, all facts actually known after reasonable inquiry by any of the individuals listed on Section 7.1 of the Company Disclosure Schedule and (ii) with respect to the Sprint Parties, all facts actually known after reasonable inquiry by any of the individuals listed on Section 7.1 of the Sprint Disclosure Schedule.

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“Law” means any applicable foreign or domestic, federal, state or local law (including common law), statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or requirement of any Governmental Entity or any arbitration tribunal.

“Lease” means any written agreements, together with all amendments, waivers and notices to these written agreements, under which a Person leases the right to use the transmission capacity associated with a License.

“Leased Real Property” has the meaning specified in Section 2.23(b).

“License” means any license, permit or similar authorization issued or granted by the FCC allowing the use of electromagnetic spectrum or the construction and operation of a radio station, including any application for a License and any application to renew any previously existing License

“Lien” means any mortgage, pledge, lien, charge, restriction, claim or encumbrance of any nature whatsoever (other than statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings and for which adequate reserves have been established in accordance with GAAP), including any restriction on use, transfer, voting or other exercise of any attributes of ownership.

“Material Adverse Effect” means any change, development, event, fact, circumstance or other matter that, has or has had a material adverse effect on the continuing operations, business or financial condition of the Company or the Company Subsidiaries, taken as a whole; provided that no change, development, event, fact or circumstance shall be deemed to constitute, nor shall any change, development, event, fact or circumstance be taken into account in determining whether there has been a Material Adverse Effect, to the extent that such change, development, event, fact or circumstance results from, arises out of, or relates to: (a) any change in the market price or trading volume of the Class A Common Stock after the date of this Agreement or the failure of the Company to meet projections or forecasts (except this clause (a) does not exclude any underlying circumstance, change, event, fact, development or effect that may have caused such change in market price or failure to meet projections or forecasts); (b) changes, circumstances or conditions generally affecting any industry in which the Company or any Company Subsidiary participate (except to the extent having a materially disproportionate effect on the Company and the Company Subsidiaries, as compared to other comparable companies in its industry); (c) changes in or generally affecting United States, other national, or global economic conditions or financial, banking or securities markets; (d) changes resulting from a change or proposed change in any applicable Law or GAAP or official interpretation thereof or other accounting requirement or principle (except to the extent having a materially disproportionate effect on the Company and the Company Subsidiaries, as compared to other comparable companies in its industry); (e) changes resulting from any act of God; (f) changes resulting from any act of war or terrorism (or any escalation thereof) or any national or international political condition, including the engagement by the United States in hostilities or the expansion of hostilities ongoing on the date of this Agreement, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States (except to the extent having a materially disproportionate effect on the Company and the Company Subsidiaries), (g) changes relating to the availability to the Company of its net operating loss and other Tax attributes and/or carry forwards, other than such changes resulting from a failure of the representations and warranties set forth in Section 2.15 to be true, correct and complete or resulting from a breach of the covenant set forth in Section 4.1(s); (h) changes resulting from Sprint’s breach of any Contract between the Company or any Company Subsidiary, on the one hand, and Sprint or any Subsidiary of Sprint, on the other hand or under the Sprint-SoftBank Merger Agreement, or (i) changes, facts, circumstances or conditions attributable to the announcement or existence of this Agreement or any transactions contemplated by or in compliance with any term of this Agreement or the Note Purchase Agreement; provided, however, that the exception in this clause (i) will not be deemed to apply to references to Material Adverse Effect in the representations and warranties set forth in Sections 2.5 and, to the extent related to such representations and warranties, the conditions set forth in Sections 5.3(a).

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“Material Contract” has the meaning specified in Section 2.16(b).

“Merger” has the meaning specified in the Recitals of this Agreement.

“Merger Consideration” has the meaning specified in the Recitals of this Agreement.

“MHz-Pops” means, with respect to any set of spectrum rights, the number of MHz of spectrum bandwidth to which such rights apply, multiplied by the population residing within the Geographic Service Area (as defined in Section 27.1206 of the FCC Rules, a GSA ) covered by such rights. For the purpose of calculating MHz and MHz-Pops, only the MHz and MHz-Pops associated with Licenses that are in full force and effect shall be included in any calculation. Determination of population for any GSA or BTA will be based upon the current SRC, LLC population database, or such other industry-standard database as may be mutually agreed upon by the Parties. Clearwire will use MapInfo and its proprietary software to determine GSA boundaries and associated population counts as well as to plot such GSAs for graphical presentation.

“Note Purchase Agreement” has the meaning specified in the Recitals of this Agreement.

“Note Purchase Approvals” means the affirmative vote of (i) at least the majority of the outstanding shares of Company Common Stock and (ii) at least the majority of all outstanding shares of Company Common Stock not held by SoftBank, Sprint and their respective Affiliates in favor of: (a) amending the Company’s amended and restated certificate of incorporation to (x) increase the Company’s authorized shares of Class A Common Stock by 1,019,162,522 shares and (y) increase the Company’s authorized shares of Class B Common Stock by 1,019,162,522 shares; and (ii) authorizing the issuance of the Class A Common Stock which may be issued upon exchange of the Notes or upon the exchange of the Class B Common Stock and Class B Units, as applicable, in accordance with the NASDAQ listing requirements.

“Notes” has the meaning specified in the Recitals of this Agreement.

“Option” has the meaning specified in Section 1.7(a).

“Option Exercise” has the meaning specified in Section 2.2(b).

“Outside Date” has the meaning specified in Section 6.1(b)(i).

“Owned Real Property” has the meaning specified in Section 2.23(a).

“Party” means each of Sprint, Acquisition Corp. and the Company, and “Parties” means all of the foregoing.

“Person” means any individual, corporation, joint venture, partnership, limited liability company, trust, unincorporated organization, Governmental Entity or other entity.

“Personal Data” includes any information that allows the identification of a natural person, including (a) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number and customer or account number, (b) any other piece of information that allows the identification of a natural person, and (c) any other data or information collected by or on behalf of the Company or a Company Subsidiary from users of Company Products or any website of the Company or any Company Subsidiary.

“Preferred Stock” has the meaning specified in Section 2.2(a).

“Proceeding” means any claim, action, arbitration, hearing, legal complaint, investigation, litigation, or suit (whether civil, criminal, administrative) commenced, brought, conducted, or heard by or before, any Governmental Entity or arbitrator.

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“Proxy Statement” has the meaning specified in Section 4.2(a).

“Public Stockholders” means all of the holders of shares of Company Common Stock, excluding Sprint, SoftBank and their respective Affiliates; provided that, for purposes of Section 2.6, “Public Stockholders” shall only include holders of shares of Class A Common Stock, in their capacity as such, excluding Sprint, SoftBank and their respective Affiliates.

“Required Company Stockholder Vote” has the meaning specified in Section 2.4(a).

“Required Consents” has the meaning specified in Section 5.1(c).

“Restricted Cash Account” has the meaning specified in Section 1.7(c).

“Restrictions” has the meaning specified in Section 4.4(a).

“RSUs” means the Director RSUs and the Unvested RSUs.

“Schedule 13E-3” has the meaning specified in Section 4.2(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated under such Act from time to time.

“SEC” means the Securities and Exchange Commission, and any successor or replacement entity.

“SEC Documents” has the meaning specified in Section 2.9(a).

“Section 721” has the meaning specified in Section 2.5(b).

“SoftBank” means SOFTBANK CORP., a Japanese kabushiki kaisha.

“SoftBank Consent” has the meaning specified in Section 3.3(c).

“Special Committee” has the meaning specified in the Recitals of this Agreement.

“Specified Company Contracts” means Contracts of the Company or any of the Company Subsidiaries (other than Company Licenses and Company Leases) (a) which involve obligations of, or payments to the Company or any Company Subsidiary in excess of $10 million, (b) which involve the granting of any rights or any provisions that, individually or in the aggregate, materially restrict or adversely affect the development, licensing, marketing, distribution or sale of the Company’s or its Affiliates’ products or services, (c) which limit or purport to limit the freedom of the Company or any of its Affiliates to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Surviving Corporation or any of its Affiliates after the Effective Time, (d) which grant any exclusive license or supply or distribution agreement or right or other exclusive rights, (e) which involve “most favored nation” or similar obligations or restrictions, (f) that would, after the Closing, purport to bind (or otherwise restrict in any way) any Affiliate of the Surviving Corporation (other than the Surviving Corporation or any of its Subsidiaries), (g) with any U.S. federal Governmental Entity or (h) with any Equityholder or any Affiliates of an Equityholder (excluding the Company and the Company Subsidiaries).

“Sprint” has the meaning specified in the introductory paragraph of this Agreement.

“Sprint Disclosure Schedule” has the meaning specified in Article III.

“Sprint Fiduciary Duties” has the meaning specified in Section 4.5.

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“Sprint Parties” has the meaning specified in the introductory paragraph of this Agreement.

“Sprint Regulatory Adverse Effect” has the meaning specified in Section 4.4(a).

“Sprint-SoftBank Merger Agreement” means that certain Agreement and Plan of Merger, dated as of October 15, 2012, as amended, by and among Sprint, SoftBank, Starburst I, Inc., Starburst II, Inc. and Starburst III, Inc.

“Sprint Termination Fee” has the meaning specified in Section 6.3(a).

“Stock Plans” has the meaning specified in Section 1.7(a).

“Subsidiary” of a Person means a corporation, association, subsidiary, partnership, limited liability company or other entity of which such Person controls, directly or indirectly, 50% or more of the outstanding equity interests; provided that neither the Company nor any of the Company Subsidiaries shall be considered a Subsidiary of Sprint or its Affiliates.

“Surviving Corporation” has the meaning specified in Section 1.1.

“Tax” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duties, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy, license, estimated, real property, personal property, windfall profits or other taxes, duties, fees or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) supplied or required to be supplied to a Tax authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Unaudited Interim Balance Sheet” means the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of September 30, 2012, included in the Company’s Report on Form 10-Q for the fiscal quarter ended September 30, 2012.

“Underlying Basis” has the meaning specified in Section 4.3(c).

“Unvested RSU” has the meaning specified in Section 1.7(c).

“Voting and Support Agreement” has the meaning specified in the Recitals of this Agreement.

Section 7.2. Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time, and none of the Sprint Parties and the Company, their respective Affiliates and any of the officers, directors, employees or stockholders of any of the foregoing, will have any liability whatsoever with respect to any such representation or warranty after such time.

Section 7.3. Expenses. Except as contemplated by this Agreement, all costs and expenses incurred in connection with the Agreement and the consummation of the transactions contemplated by this Agreement will be the obligation of the Party incurring such expenses; provided, however, that Sprint and the Company will share all fees and expenses, other than attorneys’ fees, incurred in connection with the filing, printing and mailing of the Proxy Statement and any amendments or supplements thereto and Schedule 13E-3 and any amendments or supplements thereto.

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Section 7.4. Applicable Law; Jurisdiction; Specific Enforcement.

(a)	This Agreement will be governed by the laws of the State of Delaware without regard to the conflicts of law principles thereof. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Court of Chancery of the State of Delaware, and the Parties hereto hereby irrevocably submit to the exclusive jurisdiction of such court (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties hereto. The Parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. EACH PARTY FURTHER HEREBY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL OR EQUITABLE ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) AND ANY OBJECTION THAT SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE AFOREMENTIONED COURTS.

(b)	The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which such Party is entitled at law or in equity.

Section 7.5. Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States, return receipt requested upon receipt, five Business Days after being so sent; (b) if sent by reputable overnight air courier, two Business Days after being so sent; (c) if sent by telecopy transmission, with a copy mailed on the same day in the manner provided in clause (a) or (b) above, when transmitted and receipt is confirmed by telephone; or (d) if otherwise actually personally delivered, when delivered, and shall be sent or delivered as follows:

If to the Company, to:

Clearwire Corporation

1475 120th Avenue Northeast

Bellevue, Washington 98005

Attention: Chief Executive Officer

Fax: (425) 505-6505

with copies to:

Clearwire Corporation

1475 120th Avenue Northeast

Bellevue, Washington 98005

Attention: Legal Department

Fax: (425) 216-7776

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: David Fox

                 Joshua Korff

                 David Feirstein

Fax: (212) 446-4640

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And a copy on behalf of the Special Committee to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Robert E. Spatt

                 Marni J. Lerner

Fax: (212) 455-2502

If to any Sprint Party, to:

Sprint Nextel Corporation

6200 Sprint Parkway

Overland Park, Kansas 66251

Attention: General Counsel

Fax:(913) 794-1432

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention: Thomas H. Kennedy

                 Jeremy D. London

Fax: (212) 735-2000

King & Spalding LLP

1180 Peachtree Street, N.E.

Atlanta, Georgia 30309

Attention: Michael J. Egan

Fax: (404) 572-5100

Such names and addresses may be changed by such notice.

Section 7.6. Entire Agreement. This Agreement (including the documents and instruments referred to in this Agreement) contains the entire understanding of the Parties with respect to the subject matter hereof, and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the Parties, oral or written, respecting such subject matter. Nothing in this Agreement is intended to affect the 4G MVNO Agreement, which will remain in full force and effect in accordance with its existing terms, whether or not this Agreement remains effective or is terminated.

Section 7.7. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Party or Parties, as the case may be; provided, however, that, prior to the mailing of the Proxy Statement to the Public Stockholders, each of the Sprint Parties may assign its rights under this Agreement without such prior written consent to any of its Affiliates; provided, further, that any such assignment shall not relieve the Sprint Parties of their obligations hereunder.

Section 7.8. Headings References. The article, section and paragraph headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

Section 7.9. Construction.

(a)	The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

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(b)	As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The term “or” is not exclusive.

(c)	Except as otherwise indicated, all references in this Agreement to “Section,” “Sections,” “Article” or “Recital” are intended to refer to the Section, Sections, Article or Recital, as the case may be, of this Agreement.

Section 7.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which will be considered one and the same agreement.

Section 7.11. No Third Party Beneficiaries. Except as provided in Section 4.9, nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies under or by reason of this Agreement.

Section 7.12. Actions of the Company. The Sprint Parties agree that any action, approval, authorization, waiver, termination or consent taken, given or made by the Company (including the Board of Directors of the Company) in respect of this Agreement or the Merger, prior to the Effective Time, shall not be effective unless such action, approval, authorization, waiver, termination or consent shall have received the prior approval of the Special Committee.

Section 7.13. Severability; Enforcement. Any term or provision of this Agreement that is held invalid or unenforceable in any jurisdiction by a court of competent jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or unenforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be held unenforceable by a court of competent jurisdiction, such provision shall be interpreted to be only so broad as is enforceable.

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

SPRINT NEXTEL CORPORATION

By:	/s/ Daniel R. Hesse
	Name:	Daniel R. Hesse
	Title:	Chief Executive Officer

COLLIE ACQUISITION CORP.

By:	/s/ Charles R. Wunsch
	Name:	Charles R. Wunsch
	Title:	President

CLEARWIRE CORPORATION

By:	/s/ Erik E. Prusch
	Name:	Erik E. Prusch
	Title:	Chief Executive Officer

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ANNEX A-2

FIRST AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

This First Amendment (the “Amendment”) to the Merger Agreement (defined below) is made as of April 18, 2013 by and among: Sprint Nextel Corporation, a Kansas corporation (“Sprint”), Collie Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Sprint (“Acquisition Corp.”), and Clearwire Corporation, a Delaware corporation (the “Company”, and together with Sprint and Acquisition Corp., the “Parties”).

RECITALS

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger dated as of December 17, 2012 (the “Merger Agreement”); and

WHEREAS, the Parties desire to amend Section 1.7(c)(iii) of the Merger Agreement to amend the definition of “Good Reason” therein.

NOW, THEREFORE, in consideration of the foregoing and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	AMENDMENT TO MERGER AGREEMENT

1.1	Amendment to Section 1.7(c)(iii) of the Merger Agreement.

Section 1.7(c)(iii) of the Merger Agreement shall be deleted and replaced in its entirety by the following:

“the terms “Cause”, “Disability” and “Good Reason” shall have the same definitions as provided in the Company’s 2010 Executive Continuity Plan for holders who are participants in such plan, and for all other holders the terms “Cause” and “Disability” shall have the same definitions as provided under the Sprint 2007 Omnibus Incentive Plan and the term “Good Reason” shall mean a relocation of the holder’s principal place of employment to a location more than fifty (50) miles from the holder’s principal place of employment immediately preceding such relocation; and”

2.	GENERAL

2.1 Full Force and Effect. Except to the extent specifically amended herein or supplemented hereby, the Merger Agreement remains in full force and effect.

2.2 Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

A-2-1

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

SPRINT NEXTEL CORP.

By:	/s/ Charles Wunsch

Name:	Charles Wunsch

Title:	Senior Vice President, General Counsel and Corporate Secretary

COLLIE ACQUISITION CORP.

By:	/s/ Charles Wunsch

Name:	Charles Wunsch

Title:	President

CLEARWIRE CORPORATION

By:	/s/ Erik Prusch

Name:	Erik Prusch

Title:	President and Chief Executive Officer

[Signature page to the First Amendment to the Merger Agreement]

Annex B

EXECUTION VERSION

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of December 17, 2012, is entered into among Clearwire Corporation, a Delaware corporation (“Clearwire”), and the Persons named on Schedule A hereto (each is referred to as a “Stockholder” and collectively as the “Stockholders”), solely in their respective individual capacities as stockholders of Clearwire, and equityholders of Clearwire Communications, LLC, a Delaware limited liability company (the “Clearwire LLC”), as applicable.

W I T N E S S E T H:

WHEREAS, Clearwire and Sprint Nextel Corporation, a Kansas corporation (“Sprint”), and Collie Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Sprint (“Acquisition Corp.”), are parties to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, whereby Acquisition Corp. will be merged with and into Clearwire (the “Merger”) with Clearwire surviving the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the Stockholders, Clearwire and Sprint HoldCo, LLC, a wholly owned subsidiary of Sprint, are parties to that certain Equityholders’ Agreement, dated as of November 28, 2008, as amended (the “Equityholders’ Agreement”);

WHEREAS, the Stockholders, Clearwire and Sprint Holdco, LLC are entering into a Third Amendment to the Equityholders’ Agreement contemporaneously with the execution and delivery hereof;

WHEREAS, each Stockholder is the sole beneficial owner and holds sole voting power of the shares of Class A common stock, par value $0.0001 per share, of Clearwire (the “Class A Common Stock”) and Class B common stock, par value $0.0001 per share, of Clearwire (the “Class B Common Stock” and, together with the Class A Common Stock, the “Clearwire Common Stock”), set forth opposite such Stockholder’s name on Schedule A attached hereto (all of the shares of Clearwire Common Stock owned by the Stockholders as of the date hereof being hereinafter referred to as the “Existing Clearwire Shares” and, together with any shares of Clearwire Common Stock or other voting capital stock of Clearwire and any voting securities convertible into or exercisable or exchangeable for shares of Clearwire Common Stock or other voting capital stock of Clearwire, in each case that the Stockholder has or acquires ownership of on or after the date hereof, as the “Clearwire Shares”); and

WHEREAS, as a condition and inducement to the willingness of each of Clearwire and Sprint to enter into the Merger Agreement, each Stockholder has agreed to vote all of its Clearwire Shares pursuant to, and in accordance with, the terms and conditions of this Agreement and to certain other matters set forth herein.

NOW, THEREFORE, in consideration of the foregoing and in consideration of the mutual covenants and agreements contained herein and intending to be legally bound, the parties agree as follows:

1. Capitalized Terms. Capitalized terms used herein and not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

2. Voting of Shares. During the Term (as hereinafter defined), each Stockholder (severally and not jointly) hereby irrevocably and unconditionally agrees that, at any annual, special or other meeting of the stockholders of Clearwire (“Clearwire Stockholders”) called for the purpose of voting upon the adoption of the Merger

Agreement and the approval of the transactions contemplated by the Merger Agreement, the approval of matters subject to a vote of the Clearwire Stockholders pursuant to the Note Purchase Agreement, or the approval of any Acquisition Proposal (a “CIC Stockholders Meeting”), and at any adjournment or postponement thereof, such Stockholder will:

(a) appear in person or by proxy at each CIC Stockholders Meeting or otherwise cause all of the Clearwire Shares beneficially owned by such Stockholder at such time to be counted as present at such meeting for purposes of calculating a quorum; and

(b) vote (or cause to be voted) all of the Clearwire Shares beneficially owned by such Stockholder at such time, in person or by proxy, (i) in favor of approving and adopting the Merger Agreement, (ii) in favor of the matters to be voted upon by Clearwire Stockholders at the Parent Stockholders Meeting (as defined in the Note Purchase Agreement) pursuant to Section 7.01(c) of the Note Purchase Agreement (the “Note Issuance Required Vote”), (iii) in favor of any proposal to adjourn or postpone any CIC Stockholders Meeting to a later date (but prior to the expiration of the Term) if there are not sufficient votes for approval of such matters on the date on which such CIC Stockholders Meeting is held to vote on any of the foregoing matters (the “Covered Matters”), and (iv) against (A) any Acquisition Proposal (other than the Merger), (B) any action, proposal, transaction or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of such Stockholder under this Agreement or, to the knowledge of such Stockholder, of Clearwire under the Merger Agreement or the Note Purchase Agreement and (C) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, postpone, prevent, discourage, adversely affect or inhibit the timely consummation of the Merger, the issuance of the Notes (or Clearwire Common Stock or Clearwire LLC units for which such Notes will be exchangeable) pursuant to the Note Purchase Agreement or, to the knowledge of such Stockholder, the fulfillment of Sprint’s, Clearwire’s, Clearwire LLC’s or Acquisition Corp.’s conditions under the Merger Agreement or the Note Purchase Agreement or such Stockholder’s obligations under this Agreement or change in any manner the present capitalization of Clearwire or Clearwire LLC or the voting rights of any class of shares of Clearwire (including any amendments to Clearwire’s Certificate of Incorporation or Bylaws).

(c) The obligations of such Stockholder specified in Sections 2(a) and 2(b) shall apply whether or not the Merger or any action described above is recommended by the Board of Directors of Clearwire (or any committee thereof).

(d) Except as expressly set forth in this Agreement or the Equityholders’ Agreement, each Stockholder may vote the Clearwire Shares beneficially owned by it in its discretion on all matters submitted for the vote of stockholders of Clearwire.

3. Stop Transfer Instruction; Legend. Each Stockholder hereby directs Clearwire to, promptly following the date hereof, deliver written instructions to Clearwire’s transfer agent stating that the Clearwire Shares owned by such Stockholder may not be Transferred (as hereinafter defined) during the Term without the prior written consent of Clearwire and Sprint or except as provided in this Agreement and requesting that a legend be placed on the certificates (to the extent the Clearwire Shares are certificated) representing the Existing Clearwire Shares owned by such Stockholder as set forth below:

“The Securities represented by this certificate are subject to restrictions on transfer and may not be sold, transferred, pledged, encumbered, assigned, distributed, hypothecated, tendered or otherwise disposed of, including by way of merger, consolidation, share exchange or similar transaction, whether voluntarily or by operation of law, except in accordance with and subject to the terms and conditions of the Voting and Support Agreement dated December 17, 2012, between the registered holder hereof and Clearwire Corporation.”

4. No Inconsistent Agreements. Each Stockholder hereby covenants and agrees that such Stockholder, except as expressly provided in any Equityholder Related Agreements (as defined below) or this Agreement, (a) has not entered, and shall not enter at any time during the Term, into any voting agreement, voting trust or option agreement with respect to the Clearwire Shares owned by such Stockholder, (b) has not granted, and shall not grant at any time during the Term, a proxy, a consent or power of attorney with respect to a CIC Stockholders Meeting and with respect to the Clearwire Shares owned by such Stockholder, and (c) has not taken and shall not take any action with the express intention of making any representation or warranty of such Stockholder contained herein untrue or incorrect or preventing or disabling such Stockholder from performing any of its obligations under this Agreement.

5. Representations and Warranties of the Stockholders. Each Stockholder (severally and not jointly) hereby represents and warrants, severally as to such Stockholder and not jointly, to Clearwire as follows:

(a) Authorization; Validity of Agreement; Necessary Action. Such Stockholder (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and (ii) has the requisite corporate or other entity power and authority to execute and deliver this Agreement, and to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. No other corporate or other entity actions or proceedings on the part of such Stockholder are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and, assuming this Agreement constitutes a valid and binding obligation of and is enforceable against Clearwire and the other Stockholders, constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally, and (B) general equitable principles.

(b) Ownership. As of the date hereof, (i) Schedule A attached hereto sets forth the Existing Clearwire Shares beneficially owned by such Stockholder, and (ii) such Existing Clearwire Shares constitute all of the shares of Clearwire Common Stock beneficially owned by such Stockholder. Except as set forth on Schedule B (the agreements set forth on Schedule B, the “Equityholder Related Agreements”), there are no existing agreements or arrangements between such Stockholder or any of its affiliates (other than Clearwire), on one hand, and any other Stockholder or any of its Subsidiaries, on the other hand, relating to the Existing Clearwire Shares beneficially owned by such Stockholder or any of its affiliates (other than Clearwire) that would, either individually or in the aggregate, prevent, delay or impair the ability of such Stockholder to perform its obligations hereunder and to consummate the transactions contemplated hereby on a timely basis. Subject to Sections 7(a), 8(a) and 8(q), such Stockholder has and will have at all times, directly or indirectly, through the Term, sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in this Agreement, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Clearwire Shares beneficially owned by such Stockholder at any closing date of the Merger, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws, the terms of this Agreement and any Equityholder Related Agreements. Subject to Sections 7(a), 8(a) and 8(q), such Stockholder has and, until consummation of the Merger, will have, good and marketable title to the Clearwire Shares owned by such Stockholder, free and clear of any security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and encumbrances of any nature whatsoever (“Liens”), except for Liens expressly provided in any of the Equityholder Related Agreements or this Agreement.

(c) No Violation. Subject to Section 5(d), the execution and delivery of this Agreement by such Stockholder do not, and the performance by such Stockholder of its obligations under this Agreement will not, (i) conflict with or violate any Law (as defined in the Equityholders’ Agreement) applicable to such Stockholder or by which any of its assets or properties is bound or any certificate of incorporation, bylaws or other organizational documents of such Stockholder or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or require redemption or repurchase of or otherwise require the purchase or sale of, or result in the creation of any Lien on, the Existing Clearwire Shares owned by such Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of the Existing Clearwire Shares owned by such Stockholder is bound, except for any of the foregoing as would not, either individually or in the aggregate, prevent or delay or impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(d) Consents and Approvals. The execution and delivery of this Agreement by such Stockholder do not, and the performance by such Stockholder of its obligations under this Agreement will not, require such Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing (other than filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with or notification to, any Governmental Entity based on any applicable Law, except for any of the foregoing as would not, either individually or in the aggregate, prevent or delay or impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(e) Absence of Litigation. As of the date hereof, there is no suit, action, investigation or proceeding pending or, to the knowledge of such Stockholder, threatened against such Stockholder before or by any Governmental Entity that would impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(f) Reliance by Clearwire and Sprint. Such Stockholder understands, acknowledges and agrees that Clearwire and Sprint are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement. Such Stockholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other matters specified therein.

6. Representations and Warranties of Clearwire. Clearwire hereby represents and warrants to each Stockholder as follows:

(a) Authorization; Validity of Agreement; Necessary Action. It (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and (ii) has the corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby. No other actions or proceedings on its part are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by it and, assuming this Agreement constitutes a valid and binding obligation of and is enforceable against the Stockholders, this Agreement constitutes its valid and binding obligation, enforceable against it in accordance with the terms hereof, subject to (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally, and (B) general equitable principles.

(b) No Violation. Except as set forth in the Company Disclosure Letter or in the exceptions to the representations and warranties contained in Section 2.5 of the Merger Agreement, its execution and delivery of this Agreement does not, and its performance of its obligations under this Agreement will not, (a) conflict with or violate any Law applicable to it or by which any of its assets or properties is bound or its certificate of incorporation, bylaws or other organizational documents or (b) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is a party or by which it is bound, except for any of the foregoing as would not, either individually or in the aggregate, prevent or delay or impair its ability to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(c) Consents and Approvals. Except as set forth in the Company Disclosure Letter or in the exceptions to the representations and warranties contained in Section 2.5 of the Merger Agreement, its execution and delivery of this Agreement does not, and its performance of its obligations under this Agreement will not, require it to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity based on any applicable Law, except for any of the foregoing as would not, either individually or in the aggregate, prevent or delay or impair its ability to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

7. Covenants of the Stockholders. Each Stockholder (severally and not jointly) hereby covenants and agrees, severally as to such Stockholder and not jointly, that:

(a) Transfers. Except (i) as expressly contemplated hereby or by the Merger Agreement or as required by a court of competent jurisdiction or by any applicable Law, (ii) any Transfer (as defined below) of shares of capital stock of, or any other securities, rights, warrants, options or obligations to acquire or exchangeable for or convertible into shares of capital stock of, any Parent (as defined in the Equityholders’ Agreement) of any Stockholder or (iii) any Transfer (as defined below) of Clearwire Shares by a Stockholder to a wholly-owned subsidiary of any Parent (as defined in the Equityholders’ Agreement) of such Stockholder (a “Transferee Subsidiary”) that agrees to be bound by the terms of, and signs a joinder to, this Agreement as a “Stockholder”, during the time period from the date hereof through the earlier to occur of (x) the first date on which both the Required Company Stockholder Vote and Note Issuance Required Vote have been obtained and (y) the expiration of the Term, such Stockholder shall not (directly or indirectly), sell, transfer, pledge, encumber, assign, distribute, hypothecate, tender or otherwise dispose of, including by way of merger, consolidation, share exchange or similar transaction, whether voluntarily or by operation of law (collectively, a “Transfer”), or enforce the provisions of any redemption, share purchase or sale, recapitalization or other agreement with Clearwire or any other person, or enter into any contract, option or other arrangement or understanding with respect to the voting of or any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of the Existing Clearwire Shares beneficially owned by such Stockholder, any Clearwire Shares acquired by such Stockholder after the date hereof, any securities exercisable or exchangeable for or convertible into shares of Clearwire Common Stock, any other capital stock of Clearwire or any interest in any of the foregoing.

(b) Stock Dividends and Distributions. In case of a stock dividend or distribution, or any change in Clearwire Common Stock by reason of any stock dividend or other distribution of stock, split-up, recapitalization, reverse stock split, reclassification, reincorporation, combination, exchange of shares or the like, the term “Clearwire Shares” shall be deemed to refer to and include the Clearwire Shares as well as all such stock dividends and stock distributions and any securities into which or for which any or all of the Clearwire Shares may be changed or exchanged or that are received in any such transaction.

(c) Additional Shares. Until the expiration of the Term, such Stockholder shall notify Clearwire promptly (and in any event within two Business Days) in writing of the number of any additional Clearwire Shares acquired by such Stockholder, if any, after the date hereof.

(d) Prohibited Actions. Such Stockholder agrees that, until the expiration of the Term, subject to the provisions of Section 8(r), such Stockholder shall not, and shall not knowingly permit any of such Stockholder’s representatives or agents to, (i) engage in any conduct described in Section 4.3(b)(i), (ii) or (iii) of the Merger Agreement as it relates to an Acquisition Proposal (other than the Merger) or (ii) exercise, assert or perfect, or attempt to exercise, assert or perfect, any rights under Section 262 of the DGCL with respect to the Merger.

(e) Waivers. (i) Each Stockholder, for itself and any of its Affiliates, hereby waives any rights it or any of its Affiliates has or may have pursuant to Section 3.1, Section 3.2, Section 3.3, Section 3.5, Section 3.7 and Section 3.8 of the Equityholders’ Agreement, Section 7.10 and Article VIII of the Amended and Restated Operating Agreement of Clearwire LLC (as in effect on the date hereof, the “Clearwire LLC Agreement”), any provision of the Strategic Investor Agreement or the requirement pursuant to Section 1 of the Qualifying Purchase Waiver (as hereinafter defined) to give a Qualifying Purchase Notice (as defined in the Equityholders’ Agreement) prior to or in connection with the Merger Agreement, in each case in connection with the transactions contemplated by the Merger Agreement, the Note Purchase Agreement and this Agreement; provided that, in the event that the Merger Agreement is terminated other than pursuant to Section 6.1(b)(iii) of the Merger Agreement, Clearwire (i) provides prompt written notice of such termination to each Stockholder and (ii) takes all steps necessary to enable each Stockholder other than Sprint to effectively exercise, within 30 days of receipt of such notice, its rights under Section 3.5 of the Equityholders’ Agreement and/or Section 7.10 of the Clearwire LLC Agreement (as applicable) with respect to its purchase of its Preemptive Right Pro Rata Share (as defined in the Equityholders’ Agreement and the Clearwire LLC Agreement, respectively, and based on the relative ownership of Clearwire Shares and/or

Common Units (as defined in the Clearwire LLC Agreement), as applicable, of such Stockholder, the other Stockholders and Sprint immediately prior to the issuance of any Notes to Sprint pursuant to the Note Purchase Agreement and this Section 7(e)) of the Notes issued to Sprint under the Note Purchase Agreement (through the purchase of Notes identical to those issued to Sprint or its Affiliates thereunder) on the terms specified in Section 3.5 of the Equityholders’ Agreement and/or Section 7.10 of the Clearwire LLC Agreement, as applicable, with such necessary changes to the terms thereof as are necessitated to give effect to the foregoing. Each Stockholder, for itself and any of its Affiliates, acknowledges that the transactions contemplated by this Agreement and the Merger Agreement constitute a Qualifying Purchase (as defined in the Equityholders’ Agreement). For purposes of this Section 7(e), “Qualifying Purchase Waiver” means the Waiver, dated as of December 5, 2012, by and among Clearwire, Sprint Holdco, LLC, the Stockholders and the other parties thereto, with respect to Section 3.8 of the Equityholders’ Agreement.

(f) Consents. Each Stockholder, for itself and any of its Affiliates, hereby approves, adopts and authorizes the following actions to be taken by Clearwire or Clearwire LLC, as applicable: (i) the matters to be voted upon in the Note Issuance Required Vote; (ii) the issuance of shares of Class B Common Stock and Class B Common Units (as defined in the Equityholders’ Agreement) (or securities convertible into such shares or units) as contemplated by the Note Purchase Agreement; and (iii) the transactions contemplated by the Merger Agreement and Note Purchase Agreement to the extent such transactions require approval under Section 2.7(a) of the Equityholders’ Agreement.

8. Miscellaneous.

(a) Termination. This Agreement shall terminate upon the earliest to occur of: (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, and (iii) the written agreement of all Stockholders, Clearwire and Sprint; provided, however, that each Stockholder shall have the right to terminate this Agreement as to itself by written notice to Clearwire and Sprint if (x) the terms of the Merger Agreement, the Note Purchase Agreement, the Notes or the Indenture are amended, modified or waived without the prior written consent of such Stockholder, but only if such amendment, modification or waiver creates any additional condition to the consummation of the Merger or the transactions contemplated under the Note Purchase Agreement, the Notes and the Indenture, reduces the amount of the Merger Consideration, changes the form of the Merger Consideration or otherwise adversely affects such Stockholder (in its capacity as a stockholder of Clearwire or equityholder of Clearwire LLC), provided that any amendment, waiver or modification that results in a delay in the timing of the Closing (but not beyond December 31, 2013) but does not have any other adverse effect on such Stockholder in such capacities will not constitute grounds for termination of this Agreement, (y) the Required Company Stockholder Vote is not obtained at the Company Stockholders’ Meeting or any adjournment thereof or (z) Sprint shall have terminated the Sprint-SoftBank Merger Agreement pursuant to Section 8.1(j) of the Sprint-SoftBank Merger Agreement in order to enter into a Replacement Sprint Merger Agreement. With respect to each Stockholder, the period from the date of this Agreement up to and through the termination of this Agreement in accordance with the foregoing is referred to herein as the “Term” (it being understood, for the avoidance of doubt, that the term “Term” shall be determined on a Stockholder-by-Stockholder basis). Notwithstanding the foregoing, however, Sections 8(c) through 8(s) shall not terminate and shall remain in full force and effect after termination of this Agreement and no termination of this Agreement shall relieve any of the parties hereto from the consequences of any breach of this Agreement by such party prior to the termination of this Agreement.

(b) Further Assurances. From time to time, (i) at Clearwire’s request and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary (without adverse consequences to such Stockholder) to consummate the transactions contemplated by this Agreement, including, without limitation, any consent or other documents or actions necessary under the operating agreement of Clearwire LLC or the Equityholders’ Agreement, and (ii) at any Stockholder’s request and without further consideration, Clearwire shall execute and deliver such additional documents and take all such further action as may be reasonably necessary (without adverse consequences to it) to consummate the transactions contemplated by this Agreement.

(c) No Ownership Interest. All rights, ownership and economic benefits of and relating to the Clearwire Shares shall remain vested in and belong to such Stockholder, and neither Clearwire nor Sprint shall have any authority to exercise any power or authority to direct any Stockholder in the voting of any of the Clearwire Shares, except in each case as otherwise provided herein or in the Equityholders’ Agreement.

(d) Expenses. All costs and expenses (including legal fees) incurred in connection with the preparation and negotiation of this Agreement shall be paid by the party incurring such expenses.

(e) Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by nationally recognized overnight courier (providing proof of delivery) or mailed by prepaid registered or certified mail (return receipt requested) or sent by facsimile transmission (providing confirmation of such facsimile transmission) addressed as follows:

if to Clearwire to:

Clearwire Corporation

1475 120th Avenue Northeast

Bellevue, Washington 98005

Attention: Chief Executive Officer

Fax: (425) 505-6505

with required copies to (which shall not constitute notice):

Clearwire Corporation

1475 120th Avenue Northeast

Bellevue, Washington 98005

Attention: Legal Department

Fax: (425) 216-7776

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: David Fox

       Joshua Korff

       David Feirstein

Fax: (212) 446-4640

And a copy on behalf of the Special Committee to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Robert E. Spatt

       Marni J. Lerner

Fax: (212) 455-2502

if to Sprint to:

Sprint Nextel Corporation

6200 Sprint Parkway

Overland Park, Kansas 66251

Attention: General Counsel

Fax: (913) 794-1432

with required copies to (which shall not constitute notice):

King & Spalding LLP

1180 Peachtree Street, N.E.

Atlanta, Georgia 30309

Attention: Michael J. Egan

Fax: (404) 572-5100

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attention: Thomas H. Kennedy

       Jeremy D. London

Fax: (212) 735-2000

if to any Stockholder, to the address set forth on such Stockholder’s signature page hereto, with a copy to (which shall not constitute notice) to such other person as noted on such signature page;

or as to any addressee to such other address as shall be furnished in writing by such addressee, and any such notice or communication shall be deemed to have been given as of the date received by the addressee as provided above; provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received by such addressee at 9:00 a.m. (addressee’s local time) on the next Business Day.

(f) Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Definitions used herein are applicable to the singular as well as the plural forms of such terms and pronouns shall include the corresponding masculine, feminine or neuter forms.

(g) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by means of facsimile transmission or e-mailed signature pages, and the parties adopt any signatures so received as original signatures of the parties.

(h) Entire Agreement. This Agreement, together with the Merger Agreement as applicable, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of law thereof.

(j) Venue. The parties (i) agree that any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby will be brought solely in the state or federal courts of the State of Delaware, (ii) consent to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to arising out of this Agreement or the transactions contemplated hereby and (iii) waive any objection that it may have to the laying of venue in any such suit, action or proceeding in any such court.

(k) Service of Process. Each party irrevocably consents to service of process in the manner provided for the giving of notices pursuant to this Agreement. Nothing in this Agreement will affect the right of a party to serve process in another manner permitted by Law.

(l) Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND WHETHER MADE BY CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR OTHERWISE.

(m) Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of (i) each of the parties and (ii) Sprint. Each party may only waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the other party or parties that are the intended beneficiary or beneficiaries of such waiver provided that any waiver by Clearwire shall also require the written consent of Sprint. Notwithstanding anything to the contrary contained in this Agreement, any action, approval, authorization, waiver, termination or consent taken, given or made by Clearwire in respect of this Agreement, after the date hereof but prior to the Effective Time, shall not be effective unless such action, approval, authorization, waiver, termination or consent shall have received the prior approval of the Special Committee.

(n) Specific Performance. Clearwire acknowledges and agrees that each Stockholder would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, Clearwire agrees that each Stockholder shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, this being in addition to any other remedy to which such Stockholder shall be entitled at law or in equity. Each Stockholder acknowledges and agrees that each of Clearwire and Sprint would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Stockholder agrees that each of Clearwire and Sprint shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, this being in addition to any other remedy to which Clearwire or Sprint shall be entitled at law or in equity.

(o) Public Announcement; Disclosure. Each Stockholder shall not issue any press releases or otherwise make any public statements with respect to the transactions contemplated herein, except as permitted under the confidentiality agreement entered into by such Stockholder with Clearwire in connection with the transactions contemplated hereby. Each Stockholder hereby authorizes Clearwire and Sprint to publish and disclose in any announcement or disclosure required by the SEC or the New York Stock Exchange and in the Proxy Statement its identity and ownership of the Clearwire Shares and the nature of its commitments, arrangements and understandings under this Agreement.

(p) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(q) Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by such party (whether by operation of law or otherwise) without the prior written consent of the other party; provided, however, that (i) Clearwire shall be permitted to transfer its rights hereunder to any affiliate of Clearwire, so long as Clearwire continues to be liable for its obligations under this Agreement and (ii) any Stockholder shall be permitted to transfer its rights and obligations hereunder to a Transferee Subsidiary, so long as such Tranferee Subsidiary agrees to be bound by the terms of, and sign a joinder to, this Agreement as a “Stockholder” and notice thereof is given to Clearwire and Sprint. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective heirs, successors and permitted assigns. This Agreement is not intended to confer upon any person or entity other than the parties hereto any rights or remedies hereunder. Notwithstanding the foregoing, Sprint is an express third party beneficiary of this Agreement and may enforce this Agreement directly against Clearwire and each of the Stockholders, and this Agreement may not be amended, modified or supplemented by the parties hereto without the prior written consent of Sprint.

(r) Fiduciary Duties. Each Stockholder is entering into this Agreement solely in such Stockholder’s capacity as a beneficial owner of its Clearwire Shares and not in its capacity as a director or officer of

Clearwire. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Agreement shall limit, govern, restrict, impair or otherwise affect any Stockholder’s ability or right to act in its capacity as a director or officer of Clearwire or to discharge its fiduciary and other duties to the stockholders of Clearwire in any such capacity under any applicable Law.

(s) Other Agreements. Clearwire acknowledges and agrees that none of the execution and delivery of this Agreement or the Merger Agreement by any of the parties hereto or thereto, or the consummation of the transactions contemplated hereby or thereby, shall in any way modify, amend or affect the rights and obligations of any of the parties under (i) the 4G MVNO Agreement, dated as of November 28, 2008, among Clearwire LLC, Comcast MVNO II, LLC, TWC Wireless, LLC, BHN Spectrum Investments, LLC and Sprint Spectrum L.P., (ii) the MVNO Support Agreement, dated as of May 7, 2008, among Sprint Spectrum L.P., Comcast MVNO II, LLC, TWC Wireless, LLC and BHN Spectrum Investments, LLC, and (iii) the Market Development Agreement, dated as of November 28, 2008, between Intel Corporation and Clearwire LLC, in each case as amended from time to time, all of which shall remain in full force and effect in accordance with the terms thereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties have signed or have caused this Agreement to be signed by their respective officers or other authorized persons thereunto duly authorized as of the date first above written.

CLEARWIRE CORPORATION

By:	/s/ Hope F. Cochran
	Name:	Hope F. Cochran
	Title:	Chief Financial Officer

STOCKHOLDERS:

INTEL CAPITAL CORPORATION

By:	/s/ Arvind Sodhani
	Name:	Arvind Sodhani
	Title:	President

INTEL CAPITAL WIRELESS INVESTMENT CORPORATION 2008A

By:	/s/ Arvind Sodhani
	Name:	Arvind Sodhani
	Title:	President

INTEL CAPITAL (CAYMAN) CORPORATION

By:	/s/ Arvind Sodhani
	Name:	Arvind Sodhani
	Title:	President

if to any of the Stockholders listed on this page to:

Intel Corporation

220 Mission College Blvd., MS RN6-65

Santa Clara, California 95054-1549

Attention: President, Intel Capital

Facsimile No.: (408) 765-8871

Intel Corporation

220 Mission College Blvd., MS RN6-59

Santa Clara, California 95054-1549

Attention: Intel Capital Portfolio Manager

Facsimile No.: (408) 653-6796

Intel Corporation

220 Mission College Blvd., MS RN4-151

Santa Clara, California 95054-1549

Attention: Intel Capital Group General Counsel

Facsimile No.: (408) 653-9098

with required copies to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP

1881 Page Mill Road, Palo Alto, CA 94304-1211

Fax: + 1 650.849.5050

Attn: Gregory T. Davidson

BHN SPECTRUM INVESTMENTS, LLC

By:	/s/ Leo Cloutier
	Name:	Leo Cloutier
	Title:	Senior Vice President

if to the above Stockholder to:

c/o Bright House Networks, LLC

c/o Advance/Newhouse Partnership

5000 Campuswood Drive

East Syracuse, NY 13057

Attn: Leo Cloutier

Facsimile No.: (315) 438-4642

with required copies to (which shall not constitute notice):

Sabin, Bermant & Gould LLP

Four Time Square

New York, NY 10036

Attn: Arthur J. Steinhauer, Esq.

Facsimile No.: (212) 381-7218

COMCAST WIRELESS INVESTMENT, LLC

By:	/s/ Robert S. Pick
	Name:	Robert S. Pick
	Title:	Senior Vice President

if to the Stockholder above to:

Comcast Corporation

One Comcast Center

Philadelphia, Pennsylvania 19103

Attention: Chief Financial Officer

Facsimile No.: (215) 286-1240

with required copies to (which shall not constitute notice):

Comcast Corporation

One Comcast Center

Philadelphia, Pennsylvania 19103

Attention: General Counsel

Facsimile No.: (215) 286-7794

Davis Polk & Wardwell

450 Lexington Avenue

New York, New York 10017

Attention: David L. Caplan

         William J. Chudd

Facsimile No.: (212) 450-3800

Schedule A

Existing Clearwire Shares

Name of Stockholder	Number of Existing Clearwire Shares Beneficially Owned
Intel Capital Corporation	25,098,733 shares of Class A Common Stock

Intel Capital (Cayman) Corporation	3,333,333 shares of Class A Common Stock

Intel Capital Wireless Investment Corporation 2008A	65,644,812 shares of Class B Common Stock

Comcast Wireless Investment, LLC	88,504,132 shares of Class A Common Stock

BHN Spectrum Investments, LLC	8,474,440 shares of Class A Common Stock

Schedule B

Equityholders’ Agreement;

Registration Rights Agreement, dated November 28, 2008, among Clearwire Corporation, Sprint HoldCo, LLC, Eagle River Holdings, LLC, Intel Corporation, Comcast Corporation, Google Inc., Time Warner Cable Inc. and BHN Spectrum Investments LLC;

Amended and Restated Operating Agreement of Clearwire Communications LLC, dated November 28, 2008;

Strategic Investor Agreement, dated as of November 28, 2008 (the “Strategic Investor Agreement”) among Comcast Wireless Investment I, Inc., Comcast Wireless Investment II, Inc., Comcast Wireless Investment III, Inc., Comcast Wireless Investment IV, Inc., Comcast Wireless Investment V, Inc., TWC Wireless Holdings I LLC, TWC Wireless Holdings II LLC, TWC Wireless Holdings III LLC, BHN Spectrum Investments, LLC, Google Inc., Comcast Corporation, Time Warner Cable Inc. and Bright House Networks, LLC; and

All modifications, agreements, consents, waivers and amendments of or relating to any of the foregoing entered or delivered on or prior to the date hereof, provided that, in the case of the Strategic Investor Agreement, copies of any such modifications, agreements, consents, waivers and amendments have been given to Clearwire and Sprint on or prior to the date hereof.

Annex C

AGREEMENT REGARDING RIGHT OF FIRST OFFER

THIS AGREEMENT REGARDING RIGHT OF FIRST OFFER (this “Agreement”), dated as of December 17, 2012, is entered into among Sprint Holdco, LLC, a Delaware limited liability company (“Sprint Holdco”), Sprint Nextel Corporation, a Kansas corporation (“Sprint”) (solely for purposes of Section 3 and 8(s) hereof), and the Persons named on Schedule A hereto (each is referred to as a “Stockholder” and collectively as the “Stockholders”), solely in their respective individual capacities as stockholders of Clearwire Corporation, a Delaware corporation (the “Company”), and equityholders of Clearwire Communications, LLC, a Delaware limited liability company (“Clearwire Communications”), as applicable.

W I T N E S S E T H:

WHEREAS, the Company, Sprint and Collie Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Sprint (“Acquisition Corp.”), are parties to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, whereby Acquisition Corp. will be merged with and into the Company (the “Merger”) with the Company surviving the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the Stockholders, the Company and Sprint Holdco are parties to that certain Equityholders’ Agreement, dated as of November 28, 2008, as amended (the “Equityholders’ Agreement”);

WHEREAS, each Stockholder is the sole beneficial owner and holds sole voting power of the shares of Class A common stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”), Class B common stock, par value $0.0001 per share, of the Company (the “Class B Common Stock” and, together with the Class A Common Stock, the “Company Common Stock”) and Class B Units of Clearwire Communications, set forth opposite such Stockholder’s name on Schedule A attached hereto (all of the shares of Company Common Stock owned by the Stockholders as of the date hereof being hereinafter referred to as the “Existing Company Shares” and, together with any shares of Company Common Stock or other voting capital stock of the Company and any voting securities convertible into or exercisable or exchangeable for shares of Company Common Stock or other voting capital stock of the Company, in each case that the Stockholder has or acquires ownership of on or after the date hereof, as the “Company Shares”); and

WHEREAS, as a condition and inducement to the willingness of Sprint to enter into the Merger Agreement and the Stockholders entering into the Voting and Support Agreement, the Stockholders and Sprint Holdco desire to enter into this Agreement regarding, among other things, the sale by each Stockholder of all of the Company Shares owned by it to Sprint Holdco in the circumstances, and on the terms and conditions, set forth herein.

NOW, THEREFORE, in consideration of the foregoing and in consideration of the mutual covenants and agreements contained herein and intending to be legally bound, the parties agree as follows:

1. Capitalized Terms. Capitalized terms used herein and not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

2. Representations and Warranties of the Stockholders. Each Stockholder (severally and not jointly) hereby represents and warrants, severally as to such Stockholder and not jointly, to Sprint Holdco as follows:

(a) Authorization; Validity of Agreement; Necessary Action. Such Stockholder (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and (ii) has the requisite corporate or other entity power and authority to execute and deliver this Agreement, and to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. No other corporate or other entity actions or proceedings on the part of such Stockholder are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and, assuming this Agreement constitutes a valid and binding obligation of and is enforceable against Sprint Holdco, Sprint and the other Stockholders, constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally, and (B) general equitable principles.

(b) Ownership. As of the date hereof, (i) Schedule A attached hereto sets forth the Existing Company Shares beneficially owned by such Stockholder, and (ii) such Existing Company Shares constitute all of the shares of Company Common Stock beneficially owned by such Stockholder. Except as set forth on Schedule B (the agreements set forth on Schedule B, the “Equityholder Related Agreements”), there are no existing agreements or arrangements between such Stockholder or any of its affiliates (other than the Company), on one hand, and any other Stockholder or any of its Subsidiaries, on the other hand, relating to the Existing Company Shares beneficially owned by such Stockholder or any of its affiliates (other than the Company) that would, either individually or in the aggregate, prevent, delay or impair the ability of such Stockholder to perform its obligations hereunder and to consummate the transactions contemplated hereby on a timely basis. Subject to Sections 5(a), 7(a) and 7(q), such Stockholder has and will have at all times, directly or indirectly, through the Term, sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in this Agreement, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Company Shares beneficially owned by such Stockholder at any closing of any Sale (as defined below), with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws, the terms of this Agreement and any Equityholder Related Agreements. Subject to Sections 5(a), 7(a) and 7(q), such Stockholder has and, until consummation of any Sale, will have, good and marketable title to the Company Shares owned by such Stockholder, free and clear of any security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and encumbrances of any nature whatsoever (“Liens”), except for Liens expressly provided in any of the Equityholder Related Agreements or this Agreement.

(c) No Violation. Subject to Section 2(d), the execution and delivery of this Agreement by such Stockholder do not, and the performance by such Stockholder of its obligations under this Agreement will not, (i) conflict with or violate any Law (as defined in the Equityholders’ Agreement) applicable to such Stockholder or by which any of its assets or properties is bound, (ii) conflict with any certificate of incorporation, bylaws or other organizational documents of such Stockholder or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or require redemption or repurchase of or otherwise require the purchase or sale of, or result in the creation of any Lien on, the Existing Company Shares owned by such Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of the Existing Company Shares owned by such Stockholder is bound, except for any of the foregoing as would not, either individually or in the aggregate, prevent or delay or impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(d) Consents and Approvals. The execution and delivery of this Agreement by such Stockholder do not, and the performance by such Stockholder of its obligations under this Agreement will not, require such Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing (other than filings under the Securities Exchange Act of 1934, as amended) with or notification to, any Governmental Entity based on any applicable Law, except for any of the foregoing as would not, either individually or in the aggregate, prevent or delay or impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis; provided that such Stockholder makes no representation or warranty in this Section 2(d) or in Section 2(c)(i) with respect to the consummation of the transactions contemplated by Section 4 or the performance of its obligations under this Agreement in connection therewith.

(e) Absence of Litigation. As of the date hereof, there is no suit, action, investigation or proceeding pending or, to the knowledge of such Stockholder, threatened against such Stockholder before or by any Governmental Entity that would impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(f) Reliance by Sprint Holdco. Such Stockholder understands, acknowledges and agrees that Sprint is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement. Such Stockholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other matters specified therein.

3. Representations and Warranties of Sprint Holdco. Each of Sprint and Sprint Holdco (severally and not jointly) hereby represents and warrants, severally as to itself and not jointly, to each Stockholder as follows:

(a) Authorization; Validity of Agreement; Necessary Action. It (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and (ii) has the limited liability company or corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby. No other actions or proceedings on its part are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by it and, assuming this Agreement constitutes a valid and binding obligation of and is enforceable against the Stockholders, this Agreement constitutes its valid and binding obligation, enforceable against it in accordance with the terms hereof, subject to (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally, and (B) general equitable principles.

(b) No Violation. Except as set forth in the exceptions to the representations and warranties contained in Section 3.3 of the Merger Agreement, its execution and delivery of this Agreement does not, and its performance of its obligations under this Agreement will not, (i) conflict with or violate any Law applicable to it or by which any of its assets or properties is bound, (ii) conflict with its organizational documents or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is a party or by which it is bound, except for any of the foregoing as would not, either individually or in the aggregate, prevent or delay or impair its ability to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(c) Consents and Approvals. Except as set forth in the exceptions to the representations and warranties contained in Section 3.3 of the Merger Agreement, its execution and delivery of this Agreement does not, and its performance of its obligations under this Agreement will not, require it to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity based on any applicable Law, except for any of the foregoing as would not, either individually or in the aggregate, prevent or delay or impair its ability to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis; provided that it makes no representation or warranty in this Section 3(c) or in Section 3(b)(i) with respect to the consummation of the transactions contemplated by Section 4 or the performance of its obligations under this Agreement in connection therewith.

(d) Reliance by Stockholders. It understands, acknowledges and agrees that each Stockholder is entering into the Voting and Support Agreement in reliance upon its execution and delivery of this Agreement.

4. Right of First Offer upon Termination of Merger Agreement. If (a) the Merger Agreement is terminated in accordance with its terms pursuant to Section 6.1(b)(iii) of the Merger Agreement, and (b) either (i) the Effective Time (as defined in the Sprint-SoftBank Merger Agreement) shall have occurred or (ii) if Sprint shall have terminated the Sprint-SoftBank Merger Agreement pursuant to Section 8.1(j) of the Sprint-SoftBank Merger Agreement in order to enter into a Replacement Sprint Merger Agreement, the consummation of the alternative transaction contemplated thereby shall have occurred, then Sprint Holdco shall promptly deliver notice thereof to each Stockholder upon the later to occur of the events described in the foregoing clauses (a) and (b) (the “Termination Notice”). Within five (5) Business Days of receipt of such Termination Notice, each Stockholder shall deliver, pursuant to Section 3.3 of the Equityholders’ Agreement, an Interest Notice (as defined in the Equityholders’ Agreement) substantially in the form attached hereto as Exhibit A (the “Transferor Interest Notice”) to each Non-Selling Equityholder (as defined in the Equityholders’ Agreement) offering for sale (each, a “Sale” and collectively, the “Sales”) all of the Equity Securities (as defined in the Equityholders’ Agreement) owned by such Stockholder, including those Equity Securities shown on Schedule A hereto as being owned by such Stockholder. Sprint Holdco shall elect to purchase all such Equity Securities in all such Sales by delivery of a timely (but in any event delivered within five (5) Business Days of receipt of the applicable Transferor Interest Notice) Response Notice (as defined in the Equityholders’ Agreement). Each Stockholder agrees that it (i) will not deliver a Response Notice (as defined in the Equityholders’ Agreement) to any Transferor Interest Notice and (ii) hereby waives, for itself and any of its Affiliates, its rights pursuant to the Equityholders’ Agreement with respect to any Transferor Interest Notice delivered by any other Stockholder in each case in accordance with this Section 4. Each Stockholder further agrees that it will not revoke its Transferor Interest Notice. Each of Sprint Holdco and each Stockholder agrees that it will (a) consummate the applicable Sale pursuant to the Response Notice delivered by Sprint Holdco or any of its Affiliates and the Transferor Interest Notice delivered by such Stockholder in accordance with the terms of the Equityholders’ Agreement and (b) provide any other consents, approvals or other documents reasonably necessary to consummate such Sale. Notwithstanding anything to the contrary set forth in Section 3.3 of the Equityholders’ Agreement, (x) Intel A (as defined in the Equityholders’ Agreement) agrees that any Transferor Interest Notice required to be delivered by it pursuant to this Section 4 shall include an offer to sell the Existing Intel Shares (as defined in the Equityholders’ Agreement) in accordance with the terms hereof and (y) each of Sprint Holdco and each of the Stockholders agrees that such proposed sale of the Existing Intel Shares in accordance with this Section 4 shall not constitute an Excluded Transfer (as defined in the Equityholders’ Agreement) for purposes of Section 3.3 of the Equityholders’ Agreement and Sprint Holdco shall elect to purchase all such Existing Intel Shares in such Sales. Each Stockholder that is a party to the Strategic Investor Agreement, for itself and its Affiliates, hereby waives any rights it or any of its Affiliates has or may have pursuant to or under the Strategic Investor Agreement in connection with the transactions contemplated by this Section 4.

5. No Transfers; Stock Dividends and Distributions; Additional Shares.

(a) No Transfers. Each Stockholder (severally and not jointly) hereby covenants and agrees, severally as to such Stockholder and not jointly, that, except (i) as expressly contemplated hereby or by the Merger Agreement or as required by a court of competent jurisdiction or by any applicable Law, (ii) any Transfer (as defined below) of shares of capital stock of, or any other securities, rights, warrants, options or obligations to acquire or exchangeable for or convertible into shares of capital stock of, any Parent (as defined in the Equityholders’ Agreement) of any Stockholder or (iii) any Transfer (as defined below) of Company Shares by a Stockholder to a wholly-owned subsidiary of any Parent (as defined in the Equityholders’ Agreement) of such Stockholder (a “Transferee Subsidiary”) that agrees to be bound by the terms of, and signs a joinder to, this Agreement as a “Stockholder”, during the time period from the date hereof through the expiration of the Term, such Stockholder shall not (directly or indirectly), sell, transfer, pledge, encumber, assign, distribute, hypothecate, tender or otherwise dispose of, including by way of merger, consolidation, share exchange or similar transaction, whether voluntarily or by operation of law (collectively, a “Transfer”), or enforce the provisions of any redemption, share purchase or sale, recapitalization or other agreement with the Company or any other person, or enter into any contract, option or other arrangement or understanding with respect to the voting of or any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of the Existing Company Shares beneficially owned by such Stockholder, any Company Shares acquired by such Stockholder after the date hereof, any securities exercisable or exchangeable for or convertible into shares of Company Common Stock, any other capital stock of the Company or any interest in any of the foregoing.

(b) Stock Dividends and Distributions. In case of a stock dividend or distribution, or any change in Company Common Stock by reason of any stock dividend or other distribution of stock, split-up, recapitalization, reverse stock split, reclassification, reincorporation, combination, exchange of shares or the like, the term “Company Shares” shall be deemed to refer to and include the Company Shares as well as all such stock dividends and stock distributions and any securities into which or for which any or all of the Company Shares may be changed or exchanged or that are received in any such transaction.

(c) Additional Shares. Until the expiration of the Term, each Stockholder shall notify Sprint Holdco promptly (and in any event within two Business Days) in writing of the number of any additional Company Shares acquired by such Stockholder, if any, after the date hereof.

6. Waivers; Consents.

(a) Waivers. Except as otherwise specifically contemplated by this Agreement, the Merger Agreement and the Note Purchase Agreement, Sprint Holdco, for itself and any of its Affiliates, hereby waives any rights it or any of its Affiliates has or may have pursuant to Section 3.1, Section 3.2, Section 3.3, Section 3.5, Section 3.7 and Section 3.8 of the Equityholders’ Agreement and Section 7.10 and Article VIII of the Amended and Restated Operating Agreement of Clearwire Communications (as in effect as of the date hereof, the “Clearwire LLC Agreement”), in each case in connection with the transactions contemplated by the Voting and Support Agreement, the Merger Agreement, the Note Purchase Agreement, and this Agreement. Sprint Holdco, for itself and any of its Affiliates, acknowledges that the transactions contemplated by the Merger Agreement constitute a Qualifying Purchase (as defined in the Equityholders’ Agreement).

(b) Consents. Sprint Holdco, for itself and its Affiliates, hereby approves, adopts and authorizes the following actions to be taken by the Company or Clearwire Communications, as applicable: (i) the matters to be voted upon in the Note Issuance Required Vote; (ii) the issuance of shares of Class B Common Stock and Class B Common Units (as defined in the Equityholders’ Agreement) (or securities convertible into such shares or units) as contemplated by the Note Purchase Agreement; and (iii) the transactions contemplated by the Merger Agreement and Note Purchase Agreement to the extent such transactions require approval under Section 2.7(a) of the Equityholders’ Agreement.

7. Miscellaneous.

(a) Termination. This Agreement shall terminate, with respect to each Stockholder and with respect to the obligations of Sprint Holdco and Sprint to such Stockholder, upon the earliest to occur of:

(i) the Effective Time under the Merger Agreement;

(ii) the consummation of the Sale pursuant to this Agreement applicable to such Stockholder;

(iii) the termination of the Merger Agreement for any reason other than pursuant to Section 6.1(b)(iii) of the Merger Agreement;

(iv) (A) the termination of the Sprint-SoftBank Merger Agreement for any reason other than the termination by Sprint of such agreement pursuant to Section 8.1(j) thereof in order to enter into a Replacement Sprint Merger Agreement or (B) if Sprint shall have entered into a Replacement Sprint Merger Agreement, the termination of such agreement;

(v) the written agreement of each of the Stockholders and Sprint Holdco; and

(vi) the termination of the Voting and Support Agreement by such Stockholder as to itself pursuant to clause (z) of the proviso to Section 8(a) of the Voting and Support Agreement;

provided that each Stockholder shall have the right to terminate this Agreement as to itself (and with respect to the obligations of Sprint Holdco and Sprint to such Stockholder pursuant to this Agreement) by written notice to Sprint Holdco (x) if the terms of the Merger Agreement are amended or modified to reduce the amount of the Merger Consideration or change the form of the Merger Consideration or (y) if Sprint shall have terminated the Sprint-SoftBank Merger Agreement pursuant to Section 8.1(j) of the Sprint-SoftBank Merger Agreement in order to enter into a Replacement Sprint Merger Agreement. With respect to each Stockholder, the period from the date of this Agreement up to and through the termination of this Agreement in accordance with the foregoing is referred to herein as the “Term” (it being understood, for the avoidance of doubt, that the term “Term” shall be determined on a Stockholder-by-Stockholder basis). Notwithstanding the foregoing, however, Sections 7(c) through 7(r) shall not terminate and shall remain in full force and effect after termination of this Agreement and no termination of this Agreement shall relieve any party hereto from the consequences of any breach of this Agreement by such party prior to the termination of this Agreement.

(b) Further Assurances. From time to time, (i) at Sprint Holdco’s request and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary (without adverse consequences to such Stockholder) to consummate the transactions contemplated by this Agreement, and (ii) at any Stockholder’s request and without further consideration, Sprint Holdco shall execute and deliver such additional documents and take all such further action as may be reasonably necessary (without adverse consequences to it) to consummate the transactions contemplated by this Agreement.

(c) No Ownership Interest. Without limiting any rights of Sprint Holdco hereunder, and except in the case of the consummation of the Sales, all rights, ownership and economic benefits of and relating to the Company Shares shall remain vested in and belong to such Stockholder, and Sprint Holdco shall have no authority to exercise any power or authority to direct any Stockholder in the voting of any of the Company Shares, except in each case as otherwise provided in the Voting and Support Agreement or in the Equityholders’ Agreement.

(d) Expenses. All costs and expenses (including legal fees) incurred in connection with the preparation and negotiation of this Agreement shall be paid by the party incurring such expenses.

(e) Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by nationally recognized overnight courier (providing proof of delivery) or mailed by prepaid registered or certified mail (return receipt requested) or sent by facsimile transmission (providing confirmation of such facsimile transmission) addressed as follows:

if to Sprint Holdco to:

Sprint Holdco, LLC

c/o Sprint Nextel Corporation

6200 Sprint Parkway

Overland Park, Kansas 66251

Attention:    General Counsel

Fax: (913) 794-1432

with required copies to (which shall not constitute notice):

King & Spalding LLP

1180 Peachtree Street, N.E.

Atlanta, Georgia 30309

Attention:    Michael J. Egan

Fax: (404) 572-5100

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention:    Thomas H. Kennedy

                     Jeremy D. London

Fax: (212) 735-2000

if to any Stockholder, to the address set forth on such Stockholder’s signature page hereto, with a copy to (which shall not constitute notice) to such other person as noted on such signature page;

or as to any addressee to such other address as shall be furnished in writing by such addressee, and any such notice or communication shall be deemed to have been given as of the date received by the addressee as provided above; provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received by such addressee at 9:00 a.m. (addressee’s local time) on the next Business Day.

(f) Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Definitions used herein are applicable to the singular as well as the plural forms of such terms and pronouns shall include the corresponding masculine, feminine or neuter forms.

(g) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by means of facsimile transmission or e-mailed signature pages, and the parties adopt any signatures so received as original signatures of the parties.

(h) Entire Agreement. This Agreement, together with the Equityholders’ Agreement and the Parent Agreement (as defined below), constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of law thereof.

(j) Venue. The parties (i) agree that any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby will be brought solely in the state or federal courts of the State of Delaware, (ii) consent to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to arising out of this Agreement or the transactions contemplated hereby and (iii) waive any objection that it may have to the laying of venue in any such suit, action or proceeding in any such court.

(k) Service of Process. Each party irrevocably consents to service of process in the manner provided for the giving of notices pursuant to this Agreement. Nothing in this Agreement will affect the right of a party to serve process in another manner permitted by Law.

(l) Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND WHETHER MADE BY CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR OTHERWISE.

(m) Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of (i) each of the Stockholders and (ii) Sprint Holdco. Each party may only waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the other party or parties that are the intended beneficiary or beneficiaries of such waiver.

(n) Specific Performance. Each of Sprint Holdco and Sprint acknowledges and agrees that each Stockholder would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of Sprint and Sprint Holdco agrees that each Stockholder shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, this being in addition to any other remedy to which such Stockholder shall be entitled at law or in equity. Each Stockholder acknowledges and agrees that Sprint Holdco would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Stockholder agrees that Sprint Holdco shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, this being in addition to any other remedy to which Sprint Holdco shall be entitled at law or in equity.

(o) Public Announcement; Disclosure. Each Stockholder shall not issue any press releases or otherwise make any public statements with respect to the transactions contemplated herein, except as permitted under the confidentiality agreement entered into by such Stockholder with the Company in connection with the transactions contemplated by the Merger Agreement. Each Stockholder hereby authorizes Sprint Holdco and Sprint to publish and disclose in any announcement or disclosure required by the SEC or the New York Stock Exchange and in the Proxy Statement its identity and ownership of the Company Shares and the nature of its commitments, arrangements and understandings under this Agreement.

(p) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(q) Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by such party (whether by operation of law or otherwise) without the prior written consent of the other party; provided, however, that (i) Sprint Holdco shall be permitted to transfer its rights hereunder to any affiliate of Sprint Holdco, so long as Sprint Holdco continues to be liable for its obligations under this Agreement and (ii) any Stockholder shall be permitted to transfer its rights and obligations hereunder to a Transferee Subsidiary, so long as such Transferee Subsidiary agrees to be bound by the terms of, and sign a joinder to, this Agreement as a “Stockholder” and notice thereof is given to Sprint Holdco. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective heirs, successors and permitted assigns. This Agreement is not intended to confer upon any person or entity other than the parties hereto any rights or remedies hereunder.

(r) Other Agreements. Each of Sprint and Sprint Holdco acknowledges and agrees that none of the execution and delivery of this Agreement, the Voting and Support Agreement or the Merger Agreement by any of the parties hereto or thereto, or the consummation of the transactions contemplated hereby or thereby, shall in any way modify, amend or affect the rights and obligations of any of the parties under (i) the 4G MVNO Agreement, dated as of November 28, 2008, among Clearwire Communications, Comcast MVNO II, LLC, TWC Wireless, LLC, BHN Spectrum Investments, LLC and Sprint Spectrum L.P., (ii) the MVNO Support Agreement, dated as of May 7, 2008, among Sprint Spectrum L.P., Comcast MVNO II, LLC, TWC Wireless, LLC and BHN Spectrum Investments, LLC, and (iii) the Market Development Agreement, dated as of November 28, 2008, between Intel Corporation and Clearwire Communications, in each case as amended from time to time, all of which shall remain in full force and effect in accordance with the terms thereof.

(s) Guaranteed Obligations. Sprint hereby acknowledges and agrees that (i) this Agreement shall constitute a “Guaranteed Agreement”, (ii) the obligations of Sprint Holdco and its Affiliates and their respective successors and permitted assigns (the “Sprint Parties”) under this Agreement shall constitute “Guaranteed Obligations” and (iii) for such purposes, each of the Sprint Parties shall be a “Guaranteed Party”, in each case for purposes of and under the Parent Agreement dated as of November 28, 2008 made by Sprint for the benefit of the Company, the Stockholders and the other Beneficiaries (as defined therein) (the “Parent Agreement”).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties have signed or have caused this Agreement to be signed by their respective officers or other authorized persons thereunto duly authorized as of the date first above written.

SPRINT HOLDCO, LLC

By:	/s/ Charles Wunsch
Name: Charles Wunsch Title: President

SPRINT NEXTEL CORPORATION

By:	/s/ Charles Wunsch
Name: Charles Wunsch Title: Senior Vice President, General Counsel and Corporate Secretary

[Signature Page to Agreement Regarding Right of First Offer]

STOCKHOLDERS: INTEL CAPITAL CORPORATION

By:	/s/ Arvind Sodhani
Name: Arvind Sodhani Title: President

INTEL CAPITAL WIRELESS INVESTMENT CORPORATION 2008A

By:	/s/ Arvind Sodhani
Name: Arvind Sodhani Title: President

INTEL CAPITAL (CAYMAN) CORPORATION

By:	/s/ Arvind Sodhani
Name: Arvind Sodhani Title: President

if to any of the Stockholders listed on this page to:

Intel Corporation

2200 Mission College Blvd., MS RN6-65

Santa Clara, California 95054-1549

Attention: President, Intel Capital

Facsimile No.: (408) 765-8871

Intel Corporation

2200 Mission College Blvd., MS RN6-59

Santa Clara, California 95054-1549

Attention: Intel Capital Portfolio Manager

Facsimile No.: (408) 653-6796

Intel Corporation

2200 Mission College Blvd., MS RN4-IS1

Santa Clara, California 95054-1549

Attention: Intel Capital Group General Counsel

Facsimile No.: (408) 653-9098

with required copies to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP

1881 Page Mill Road, Palo Alto, CA 94304-1211

Fax: +1 650.849.5050

Attn: Gregory T. Davidson

[Signature Page to Agreement Regarding Right of First Offer, by and among Sprint Holdco, LLC, Sprint Nextel Corporation (solely for purposes of Section 3 and 8(s) hereof), and the Persons named on Schedule A thereto, solely in their respective individual capacities as stockholders of Clearwire Corporation, and equityholders of Clearwire Communications, LLC]

BHN SPECTRUM INVESTMENTS, LLC

By:	/s/ Leo Cloutier
Name: Leo Cloutier Title: Senior Vice President

if to the above Stockholder to:

c/o Bright House Networks, LLC

c/o Advance/Newhouse Partnership

5000 Campuswood Drive

East Syracuse, NY 13057

Attn: Leo Cloutier

Facsimile No.: (315) 438-4643

with required copies to (which shall not constitute notice):

Sabin, Bermant & Gould LLP

Four Times Square

New York, NY 10036

Attn: Arthur J. Steinhauer, Esq.

Facsimile No.: (212) 381-7218

[Signature Page to Agreement Regarding Right of First Offer, by and among Sprint Holdco, Sprint Nextel, Intel Capital Corporation and the other Persons named on Schedule A thereto, solely in their respective individual capacities as stockholders of Clearwire Corporation, and equityholders of Clearwire Communications, LLC]

COMCAST WIRELESS INVESTMENT, LLC

By:	/s/ Robert S. Pick
Name: Robert S. Pick Title: Senior Vice President

if to the Stockholder above to:

Comcast Corporation

One Comcast Center

Philadelphia, Pennsylvania 19103

Attention: Chief Financial Officer

Facsimile No.: (215) 286-1240

with required copies to (which shall not constitute notice):

Comcast Corporation

One Comcast Center

Philadelphia, Pennsylvania 19103

Attention: General Counsel

Facsimile No.: (215) 286-7794

Davis Polk & Wardwell

450 Lexington Avenue

New York, New York 10017

Attention: David L. Caplan

William J. Chudd

Facsimile No. : (212) 450-3800

[Signature Page to Agreement Regarding Right of First Offer, by and among Sprint Holdco, Sprint Nextel, Intel Capital Corporation and the other Persons named on Schedule A thereto, solely in their respective individual capacities as stockholders of Clearwire Corporation, and equityholders of Clearwire Communications, LLC]

Schedule A

Existing Company Shares

Name of Stockholder	Number of Existing Company Shares Beneficially Owned
Intel Capital Corporation	25,098,733 shares of Class A Common Stock
Intel Capital (Cayman) Corporation	3,333,333 shares of Class A Common Stock
Intel Capital Wireless Investment Corporation 2008A	65,644,812 shares of Class B Common Stock
65,644,812 Class B Units
Comcast Wireless Investment, LLC	88,504,132 shares of Class A Common Stock
BHN Spectrum Investments, LLC	8,474,440 shares of Class A Common Stock

Schedule B

Equityholders’ Agreement;

Registration Rights Agreement, dated November 28, 2008, among Clearwire Corporation, Sprint, Eagle River Holdings, LLC, Intel Corporation, Comcast Corporation, Google Inc., Time Warner Cable Inc. and BHN Spectrum Investments LLC;

Amended and Restated Operating Agreement of Clearwire Communications LLC, dated November 28, 2008;

Strategic Investor Agreement, dated as of November 28, 2008 (the “Strategic Investor Agreement”) among Comcast Wireless Investment I, Inc., Comcast Wireless Investment II, Inc., Comcast Wireless Investment III, Inc., Comcast Wireless Investment IV, Inc., Comcast Wireless Investment V, Inc., TWC Wireless Holdings I LLC, TWC Wireless Holdings II LLC, TWC Wireless Holdings III LLC, BHN Spectrum Investments, LLC, Google Inc., Comcast Corporation, Time Warner Cable Inc. and Bright House Networks, LLC;

Voting and Support Agreement; and

All modifications, agreements, consents, waivers and amendments of or relating to any of the foregoing entered or delivered on or prior to the date hereof, provided that, in the case of the Strategic Investor Agreement, copies of any such modifications, agreements, consents, waivers and amendments have been given to Sprint on or prior to the date hereof.

Exhibit A

Transferor Interest Notice

To:        The Persons listed on Appendix A hereto

Re:        Interest Notice

Ladies and Gentlemen:

Reference is made to that certain Equityholders’ Agreement, dated as of November 28, 2008, by and among Clearwire Corporation, [Stockholder] (the “Transferor”), and the other equityholders parties thereto, as amended (the “Equityholders’ Agreement”). Capitalized terms not defined herein have the meanings set forth in the Equityholders’ Agreement.

Pursuant to Section 3.3 of the Equityholders’ Agreement, Transferor hereby notifies you of its desire to Transfer [            ] shares of Class A Common Stock of the Company (the “Class A Shares”) [and [            ] shares of Class B Common Stock of the Company and the corresponding Units in the LLC (the “Class B Interests” and, together with the Class A Shares, the “Interests”)], which the Transferor represents constitutes all of the Transferor’s Equity Securities, at a cash per Class A Share [and per Class B Interest] sale price equal to the Merger Consideration (as such term is defined in the Agreement and Plan of Merger, dated as of December 17, 2012, among Sprint Nextel Corporation, Collie Acquisition Corp. and Clearwire Corporation, as amended through the date of such agreement’s termination).

Very truly yours, [STOCKHOLDER]

By:
Name: Title:

Annex D

EXECUTION VERSION

IRREVOCABLE EXCHANGE AGREEMENT

This Irrevocable Exchange Agreement (this “Agreement”), dated as of December 17, 2012, is made by and among Clearwire Corporation, a Delaware corporation (the “Company”), Sprint Nextel Corporation, a Kansas corporation (“Sprint”) and Intel Capital Wireless Investment Corporation 2008A, a Delaware corporation (“Intel”).

WHEREAS, reference is hereby made to: (i) that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 17, 2012, by and among the Company, Sprint and Collie Acquisition Corp., a Delaware corporation (“Merger Sub”); (ii) that certain Amended and Restated Operating Agreement (the “Operating Agreement”) of Clearwire Communications LLC (“Clearwire Communications”), dated as of November 28, 2008, by and among the Company, Sprint HoldCo, LLC, a Delaware limited liability company, and Intel; (iii) the Restated Certificate of Incorporation of the Company, dated as of November 28, 2008, as amended (the “Charter”); and (iv) that certain Voting and Support Agreement (the “Voting Agreement”), dated as of December 17, 2012, among the Company and the persons named on Schedule A thereto. Capitalized terms used herein but not defined shall have the meanings given to such terms in the Merger Agreement, the Operating Agreement or the Charter (as the context may require).

WHEREAS, Intel is the record and/or beneficial owner of 65,644,812 shares of the Company’s Class B Common Stock and 65,644,812 Class B Units;

WHEREAS, subject to the terms and conditions of the Merger Agreement, at the Effective Time: (i) Merger Sub will be merged with and into the Company (the “Merger”) with the Company as the surviving corporation in the Merger and as a wholly-owned subsidiary of Sprint; and (ii) each share of the Company’s Class A Common Stock that is issued and outstanding prior to the Effective Time held by the Public Stockholders will be converted into the right to receive the Merger Consideration, and, when so converted, will automatically be canceled and will cease to exist, subject to the provisions of Section 1.6 thereof; and

WHEREAS, Intel desires to exchange the Intel Interests (as defined below) for shares of the Company’s Class A Common Stock immediately prior to the Effective Time, which shall be converted into the right to receive the Merger Consideration at the Effective Time.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

*    *    *    *    *    *

1. Irrevocable Exchange of Shares.

(a) Upon execution of this Agreement, Intel hereby irrevocably elects to exchange (the “Share Exchange”) each share of Class B Common Stock (together with each corresponding Class B Unit) held by or on account of itself and its Affiliates (collectively, the “Intel Interests”), into the corresponding number of shares of Class A Common Stock, in accordance with Section 7.9 of the Operating Agreement and Section 5.1 of the Charter, effective immediately prior to the Effective Time (as defined in the Merger Agreement); provided, however, that if the Merger is not consummated for any reason at such time, the Share Exchange shall be void ab initio and Intel shall retain the Intel Interests.

(b) Notwithstanding anything to the contrary contained in Section 7.9 of the Operating Agreement, the parties to this Agreement agree that execution of this Agreement shall constitute timely delivery of an Exchange Notice to the Company.

2. Escrow. Upon execution of this Agreement by the parties hereto, Intel covenants and agrees to deposit, within five (5) Business Days after the date hereof, all of the Intel Interests with the Company to hold such Intel Interests in escrow (the “Escrow”) until the earlier to occur of (i) the consummation of the Share Exchange or (ii) termination of this Agreement in accordance with its terms. If this Agreement is terminated in accordance with its terms, the Company shall promptly return to Intel all Intel Interests then being held by the Company. At any time that the Intel Shares are being held in the Escrow in accordance with this Agreement, Intel shall not Transfer the Intel Shares except as permitted by the Voting Agreement. Following any Transfer permitted by the Voting Agreement, the Intel Interests shall remain in the Escrow in accordance with this Agreement and, prior to any such transfer, Intel shall cause the transferee to be bound by the terms of, and execute a joinder to, this Agreement with respect to the Intel Interests.

3. Termination. This Agreement shall terminate upon the earliest to occur of: (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, and (iii) the written agreement of Intel, the Company and Sprint; provided, however, that Intel shall have the right to terminate this Agreement by written notice to the Company and Sprint if the terms of the Merger Agreement, the Note Purchase Agreement, the Notes or the Indenture are amended, modified or waived without the prior written consent of Intel, but only if such amendment, modification or waiver creates any additional condition to the consummation of the Merger or the transactions contemplated under the Note Purchase Agreement, the Notes and the Indenture, reduces the amount of the Merger Consideration, changes the form of the Merger Consideration or otherwise adversely affects Intel (in its capacity as a stockholder of Clearwire or equityholder of Clearwire LLC), provided that any amendment, waiver or modification that results in a delay in the timing of the Closing (but not beyond December 31, 2013) but does not have any other adverse effect on Intel in such capacity will not constitute grounds for termination of this Agreement.

4. Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

5. Assignment. No party may assign its rights or obligations hereunder without the prior written consent of the other parties hereto.

6. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company, Clearwire Communications or Sprint any direct or indirect ownership or incidence of ownership of or with respect to the Intel Interests. All rights, ownership and economic benefits of and relating to the Intel Interests shall remain vested in and belong to Intel, including without limitation the right to vote of any of the Intel Interests.

7. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8. Governing Law. This Agreement will be governed by the laws of the State of Delaware without regard to the conflicts of law principles thereof. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the courts of the State of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

9. Notices. All notices required to be provided hereunder shall be provided in accordance with Section 7.5 of the Merger Agreement, as between the Company and Sprint, and Section 11.5 of the Operating Agreement, as between or among the Company or Sprint, on the one hand, and Intel, on the other hand.

10. Specific Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which such Party is entitled at law or in equity.

11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CLEARWIRE CORPORATION

By:	/s/ Hope Cochran
Name:	Hope Cochran
Title:	Chief Financial Officer

SPRINT NEXTEL CORPORATION

By:	/s/ Charles Wunsch
Name:	Charles Wunsch
Title:	Senior Vice President, General Counsel and Corporate Secretary

INTEL CAPITAL WIRELESS INVESTMENT CORPORATION 2008A

By:	/s/ Arvind Sodhani
Name:	Arvind Sodhani
Title:	President

Annex E-1

EXECUTION VERSION

SECOND AMENDMENT TO EQUITYHOLDERS’ AGREEMENT

THIS SECOND AMENDMENT (this “Amendment”) of that certain Equityholders’ Agreement dated as of November 28, 2008 (the “Original Agreement”) is entered into as of December 17, 2012, by and among CLEARWIRE CORPORATION, a Delaware corporation (the “Company”), SPRINT HOLDCO, LLC, a Delaware limited liability company (“Sprint”), SN UHC 1, INC., a Delaware corporation (“SN UHC”), EAGLE RIVER HOLDINGS, LLC, a Washington limited liability company (“Eagle River”), INTEL CAPITAL WIRELESS INVESTMENT CORPORATION 2008A, a Delaware corporation (“Intel A”), INTEL CAPITAL CORPORATION, a Delaware corporation (“Intel Capital”), INTEL CAPITAL (CAYMAN) CORPORATION, a Cayman Islands corporation (“Intel Cayman”), MIDDLEFIELD VENTURES, INC., a Delaware corporation (“Middlefield”, and together with Intel A, Intel Capital and Intel Cayman, “Intel”), and COMCAST CORPORATION, a Pennsylvania corporation, in its capacity as the Strategic Investor Representative (“Comcast”), as amended by Amendment to Equityholders’ Agreement, dated as of December 8, 2010 (together with the Original Agreement, the “Agreement”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

RECITALS

WHEREAS, Eagle River and the other parties to the Agreement desire to amend the Agreement such that the Agreement will terminate with respect to Eagle River, except as provided below.

NOW THEREFORE, the parties hereto agree as follows:

AGREEMENT

1. Termination. The parties agree that the Agreement is hereby amended such that Eagle River is no longer an Equityholder thereunder and all provisions of the Agreement are hereby terminated with respect to Eagle River, except that Sections 4.4, 4.6, 4.7, 4.9, 4.10, 4.15, and 4.17 through 4.20 of the Agreement (which shall be deemed incorporated into this Amendment) shall not terminate with respect to Eagle River and shall survive this Amendment.

2. Other Provisions. This Amendment shall be limited as written and nothing herein shall be deemed to constitute an amendment of any other term, provision or condition of the Agreement or prejudice any right or remedy that any party hereto may have or may in the future have under the Agreement or otherwise. Except as expressly set forth herein and in any waiver executed in accordance with the terms of the Agreement, all provisions of the Agreement shall remain in full force and effect.

3. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Amendment.

4. Confidential Information. This Amendment shall be deemed Confidential Information as defined in Section 4.7 of the Agreement.

5. Amendment/Assignment. This Amendment may only be amended by an instrument in writing signed on behalf of each of the parties hereto. No party may assign his or its rights or delegate his or its duties and obligations to be performed under this Amendment without the prior written consent of each of the other parties. Other than with respect to Sprint Nextel and the Strategic Investors (other than Comcast), which are not signatories to this Amendment but which shall be third party beneficiaries of this Amendment, no other Person that is not a party hereto may exercise any right or enforce any obligation under this Amendment.

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6. Agreement. This Amendment sets forth the entire understanding of the parties with respect to the subject matter contemplated hereby. This Amendment is binding on and will inure to the benefit of Sprint Nextel and all of the Equityholders as well as all other parties hereto and their respective successors and permitted assigns.

7. Effectiveness; References. This Amendment shall become effective as of the date hereof upon the execution and delivery of counterparts hereof by each of the parties hereto. Each reference to “hereof”, “hereunder” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference in the Agreement shall, after the amendments herein become effective, refer to the Agreement as amended hereby.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties to this Amendment have executed this Amendment as of the date set forth in the first paragraph hereof.

INTEL CAPITAL WIRELESS INVESTMENT CORPORATION 2008A		INTEL CAPITAL CORPORATION

/s/ Arvind Sodhani		/s/ Arvind Sodhani
Name:	Arvind Sodhani	Name:	Arvind Sodhani
Title:	President	Title:	President

CLEARWIRE CORPORATION		INTEL CAPITAL (CAYMAN) CORPORATION

/s/ Hope Cochran		/s/ Arvind Sodhani
Name:	Hope Cochran	Name:	Arvind Sodhani
Title:	Chief Financial Officer	Title:	President

MIDDLEFIELD VENTURES, INC.

/s/ Arvind Sodhani
		Name:	Arvind Sodhani
		Title:	President

[Signature Page to the Second Amendment to the Equityholders’ Agreement by and among Clearwire Corporation, Sprint Holdco, LLC, SN UHC 1, Inc., Eagle River Holdings, LLC, Intel Capital Wireless Investment Corporation 2008A, Intel Capital Corporation, Intel Capital (Cayman) Corporation, Middlefield Ventures, Inc., and Comcast Corporation in its capacity as the Strategic Investor Representative]

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SPRINT HOLDCO, LLC

By:	/s/ Charles R. Wunsch
	Name:	Charles R. Wunsch
	Title:	President

SN UHC 1, INC.

By:	/s/ Charles R. Wunsch
	Name:	Charles R. Wunsch
	Title:	President

[Signature Page to the Second Amendment to the Equityholders’ Agreement by and among Clearwire Corporation, Sprint Holdco, LLC, SN UHC 1, Inc., Eagle River Holdings, LLC, Intel Capital Wireless Investment Corporation 2008A, Intel Capital Corporation, Intel Capital (Cayman) Corporation, Middlefield Ventures, Inc., and Comcast Corporation in its capacity as the Strategic Investor Representative]

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EAGLE RIVER HOLDINGS, LLC
By:	Eagle River Inc., its Manager

By:	/s/ Amit Mehta
	Name:	Amit Mehta
	Title:	Vice President

[Signature Page to the Second Amendment to the Equityholders’ Agreement by and among Clearwire Corporation, Sprint Holdco, LLC, SN UHC 1, Inc., Eagle River Holdings, LLC, Intel Capital Wireless Investment Corporation 2008A, Intel Capital Corporation, Intel Capital (Cayman) Corporation, Middlefield Ventures, Inc., and Comcast Corporation in its capacity as the Strategic Investor Representative]

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COMCAST CORPORATION, as the Strategic Investor Representative

By:	/s/ Robert S. Pick
	Name:	Robert S. Pick
	Title:	Senior Vice President

[Signature Page to the Second Amendment to the Equityholders’ Agreement by and among Clearwire Corporation, Sprint Holdco, LLC, SN UHC 1, Inc., Eagle River Holdings, LLC, Intel Capital Wireless Investment Corporation 2008A, Intel Capital Corporation, Intel Capital (Cayman) Corporation, Middlefield Ventures, Inc., and Comcast Corporation in its capacity as the Strategic Investor Representative]

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Annex E-2

EXECUTION VERSION

THIRD AMENDMENT TO EQUITYHOLDERS’ AGREEMENT

THIS THIRD AMENDMENT (this “Amendment”) of that certain Equityholders’ Agreement dated as of November 28, 2008 (the “Original Agreement”) is entered into as of December 17, 2012, by and among CLEARWIRE CORPORATION, a Delaware corporation (the “Company”), SPRINT HOLDCO, LLC, a Delaware limited liability company (“Sprint”), SN UHC 1, INC., a Delaware corporation (“SN UHC”), INTEL CAPITAL WIRELESS INVESTMENT CORPORATION 2008A, a Delaware corporation (“Intel A”), INTEL CAPITAL CORPORATION, a Delaware corporation (“Intel Capital”), INTEL CAPITAL (CAYMAN) CORPORATION, a Cayman Islands corporation (“Intel Cayman”), MIDDLEFIELD VENTURES, INC., a Delaware corporation (“Middlefield”, and together with Intel A, Intel Capital and Intel Cayman, “Intel”), and COMCAST CORPORATION, a Pennsylvania corporation, in its capacity as the Strategic Investor Representative (“Comcast”), as amended by Amendment to Equityholders’ Agreement, dated as of December 8, 2010 and Second Amendment to Equityholders’ Agreement, dated as of December 17, 2012 (together with the Original Agreement, the “Agreement”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

RECITALS

WHEREAS, the Company, Sprint Nextel Corporation, a Kansas corporation (“Sprint Nextel”), and Collie Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Sprint Nextel (“Acquisition Corp.”), are parties to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of even date herewith, pursuant to which Acquisition Corp. will be merged with and into the Company (the “Merger”) with the Company surviving the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, in connection with the execution of the Merger Agreement, Sprint Nextel, the Company, Clearwire Communications LLC, and Clearwire Finance, Inc. have entered into a Note Purchase Agreement (the “Note Purchase Agreement”), dated as of even date herewith, pursuant to which Sprint Nextel has agreed to purchase from Clearwire Communications LLC and Clearwire Finance, Inc., exchangeable notes (the “Notes”) in the aggregate principal amount of up to $800,000,000, which Notes will be exchangeable for Class A Common Stock or Class B Common Stock (together with corresponding Class B Units), upon the terms and subject to the conditions set forth in the Notes and the related indenture; and

WHEREAS, in connection with the issuance of the Notes, the parties hereto desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties hereto agree as follows:

AGREEMENT

1. Amendments to the Agreement.

(a) The definition of “Percentage Interest” set forth in Exhibit A of the Agreement is hereby amended and restated in its entirety to read as follows:

“‘Percentage Interest’ means, at the time of determination with respect to any Person, the voting power represented by the Voting Securities then collectively held by that Person and its Permitted Transferees and

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Permitted Designees (or, in the case of a Person that is not an Equityholder, its Affiliates) as a percentage of the voting power attributable to all Voting Securities then outstanding; provided that (a) the Percentage Interest of Intel will be calculated as though Intel did not hold any Existing Intel Shares (i.e., the Existing Intel Shares will be counted in the denominator, but not in the numerator, in any calculation of Intel’s Percentage Interest) and (b) (i) any Equity Securities issued by the Company under Section 10.1(b)(iv)(E), (F), (H) or (I) of the Transaction Agreement or in connection with the transactions described in Items 2, 3, 4 and 8 of Section 6.13(c)(ii) or Item 4 of Section 10.1(b)(iv) of the Clearwire Disclosure Schedules (as defined in the Transaction Agreement) and (ii) any Equity Securities issued by the Company to Sprint Nextel or any of its Affiliates under or in connection with the Note Purchase Agreement, in each case including any Equity Securities issued upon exercise, conversion or exchange of such Equity Securities, will be deemed not to be outstanding for the purpose of calculating an Equityholder’s Percentage Interest (including, for the avoidance of doubt, the Strategic Investor Group’s Percentage Interest); provided, further, that clause (b)(ii) of the foregoing proviso shall not apply with respect to the provisions of Section 2.13(f)(i).”

(b) The definition of “Voting Securities” set forth in Exhibit A of the Agreement is hereby amended and restated in its entirety to read as follows:

“‘Voting Securities’ means, at any time, any class of Equity Securities of the Company that are then entitled to vote generally in the election of Directors; provided that, solely for purposes of Section 2.7(d) and the definition of “Preemptive Right Pro Rata Share” set forth in Section 3.5(a), Voting Securities shall not be deemed to include and shall not take into account any Equity Securities issued by the Company to Sprint Nextel or any of its Affiliates under or in connection with the Note Purchase Agreement, including any Equity Securities issued upon exercise, conversion or exchange of such Equity Securities.”

(c) The following definition is hereby added to Exhibit A of the Agreement in the correct alphabetical order:

“‘Note Purchase Agreement’ means the Note Purchase Agreement, dated as of December 17, 2012, among the Company, the LLC, Clearwire Finance, Inc. and Sprint Nextel.”

(d) Section 3.4(b) of the Agreement is hereby amended by adding the following proviso at the end of the penultimate sentence of such section and before the period in such penultimate sentence:

“provided that, for purposes of the foregoing, “Equity Securities” shall not be deemed to include and shall not take into account any Equity Securities issued by the Company to Sprint Nextel or any of its Affiliates under or in connection with the Note Purchase Agreement, including any Equity Securities issued upon exercise, conversion or exchange of such Equity Securities”

2. Other Provisions. This Amendment shall be limited as written and nothing herein shall be deemed to constitute an amendment of any other term, provision or condition of the Agreement or prejudice any right or remedy that any party hereto may have or may in the future have under the Agreement or otherwise. Except as expressly set forth herein and in any waiver executed in accordance with the terms of the Agreement, all provisions of the Agreement shall remain in full force and effect. Without limiting the generality of the preceding sentence, except as specifically set forth herein, nothing in this Amendment shall affect, or be deemed a waiver of, any Board or Equityholder approval provision in the Agreement.

3. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Amendment.

4. Confidential Information. This Amendment shall be deemed Confidential Information as defined in Section 4.7 of the Agreement.

5. Amendment/Assignment. This Amendment may only be amended by an instrument in writing signed on behalf of each of the parties hereto. No party may assign his or its rights or delegate his or its duties and

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obligations to be performed under this Amendment without the prior written consent of each of the other parties. Other than with respect to Sprint Nextel and the Strategic Investors (other than Comcast), which are not signatories to this Amendment but which shall be third party beneficiaries of this Amendment, no other Person that is not a party hereto may exercise any right or enforce any obligation under this Amendment.

6. Agreement. This Amendment sets forth the entire understanding of the parties with respect to the subject matter contemplated hereby. This Amendment is binding on and will inure to the benefit of Sprint Nextel and all of the Equityholders as well as all other parties hereto and their respective successors and permitted assigns.

7. Effectiveness; References. This Amendment shall become effective as of the date hereof upon the execution and delivery of counterparts hereof by each of the parties hereto. Each reference to “hereof”, “hereunder” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference in the Agreement shall, after the amendments herein become effective, refer to the Agreement as amended hereby.

[Remainder of page intentionally left blank]

E-2-3

IN WITNESS WHEREOF, the parties to this Amendment have executed this Amendment as of the date set forth in the first paragraph hereof.

INTEL CAPITAL WIRELESS INVESTMENT CORPORATION 2008A		INTEL CAPITAL CORPORATION

/s/ Arvind Sodhani		/s/ Arvind Sodhani
Name:	Arvind Sodhani	Name:	Arvind Sodhani
Title:	President	Title:	President

CLEARWIRE CORPORATION		INTEL CAPITAL (CAYMAN) CORPORATION

/s/ Hope Cochran		/s/ Arvind Sodhani
Name:	Hope Cochran	Name:	Arvind Sodhani
Title:	Chief Financial Officer	Title:	President

MIDDLEFIELD VENTURES, INC.

/s/ Arvind Sodhani
		Name:	Arvind Sodhani
		Title:	President

[Signature Page to the Third Amendment to the Equityholders’ Agreement by and among Clearwire Corporation, Sprint Holdco, LLC, SN UHC 1, Inc., Intel Capital Wireless Investment Corporation 2008A, Intel Capital Corporation, Intel Capital (Cayman) Corporation, Middlefield Ventures, Inc., and Comcast Corporation in its capacity as the Strategic Investor Representative]

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SPRINT HOLDCO, LLC

By:	/s/ Charles R. Wunsch
	Name:	Charles R. Wunsch
	Title:	President

SN UHC 1, INC.

By:	/s/ Charles R. Wunsch
	Name:	Charles R. Wunsch
	Title:	President

[Signature Page to the Third Amendment to the Equityholders’ Agreement by and among Clearwire Corporation, Sprint Holdco, LLC, SN UHC 1, Inc., Intel Capital Wireless Investment Corporation 2008A, Intel Capital Corporation, Intel Capital (Cayman) Corporation, Middlefield Ventures, Inc., and Comcast Corporation in its capacity as the Strategic Investor Representative]

E-2-5

COMCAST CORPORATION, as the Strategic Investor Representative

By:	/s/ Robert S. Pick
	Name:	Robert S. Pick
	Title:	Senior Vice President

[Signature Page to the Third Amendment to the Equityholders’ Agreement by and among Clearwire Corporation, Sprint Holdco, LLC, SN UHC 1, Inc., Intel Capital Wireless Investment Corporation 2008A, Intel Capital Corporation, Intel Capital (Cayman) Corporation, Middlefield Ventures, Inc., and Comcast Corporation in its capacity as the Strategic Investor Representative]

E-2-6

Annex F-1

NOTE PURCHASE AGREEMENT

dated as of December 17, 2012

among

CLEARWIRE CORPORATION

and

CLEARWIRE COMMUNICATIONS, LLC

and CLEARWIRE FINANCE, INC.,

as Issuers,

and

SPRINT NEXTEL CORPORATION,

as Purchaser

F-1-i

Page
Section 3.33	No General Solicitation	F-1-12
Section 3.34	Securities Law Exemptions	F-1-12
Section 3.35	Sarbanes-Oxley Act	F-1-13
Section 3.36	[Reserved]	F-1-13
Section 3.37	FCC Licenses and Underlying Licenses and Spectrum Leases	F-1-13

ARTICLE IV

Representations and Warranties of the Purchaser

Section 4.01	Agreement	F-1-14
Section 4.02	Governmental Approvals; No Conflicts	F-1-15
Section 4.03	Purchase Entirely for Own Account	F-1-15
Section 4.04	Restricted Securities	F-1-15
Section 4.05	No Solicitation	F-1-15

ARTICLE V

Conditions to the Purchaser’s Obligations

Section 5.01	Effective Date	F-1-16
Section 5.02	Note Issuance	F-1-16

ARTICLE VI

Conditions to the Issuers’ Obligations

Section 6.01	Note Issuance	F-1-18

ARTICLE VII

Covenants

Section 7.01	Covenants of the Parent	F-1-18
Section 7.02	Covenants of the Company	F-1-18
Section 7.03	Covenants of the Parent and the Issuers	F-1-18
Section 7.04	Covenants of the Parent, the Issuers and the Purchaser	F-1-19

ARTICLE VIII

Termination

Section 8.01	Termination	F-1-19
Section 8.02	Effect of Termination	F-1-20

ARTICLE IX

Miscellaneous

Section 9.01	Survival	F-1-20
Section 9.02	Reinstatement of Pre-Emptive Rights	F-1-20
Section 9.03	Waivers; Amendments	F-1-20
Section 9.04	Entire Agreement; Counterparts	F-1-20
Section 9.05	Applicable Law; Jurisdiction; Waiver of Jury Trial	F-1-20
Section 9.06	Attorneys’ Fees	F-1-21
Section 9.07	Assignability; Third-Party Beneficiaries	F-1-21
Section 9.08	Notices	F-1-21
Section 9.09	Cooperation	F-1-22
Section 9.10	Severability	F-1-22
Section 9.11	Headings	F-1-22

F-1-ii

Page
ANNEXES

Annex A	Draw Schedule	F-1-24
Annex B	Form of Draw Notice	F-1-25
Annex C	Spectrum Entities	F-1-26

EXHIBITS:

Exhibit A	Form of Opinion of Kirkland & Ellis, LLP	F-1-28
Exhibit B	Form of Indenture	F-1-29
Exhibit C	Form of Registration Rights Agreement	F-1-30
Exhibit D	Form of Stock Delivery Agreement	F-1-31

F-1-iii

NOTE PURCHASE AGREEMENT, dated as of December 17, 2012, among CLEARWIRE CORPORATON, a Delaware corporation (the “Parent”), CLEARWIRE COMMUNICATIONS, LLC, a Delaware limited liability company (the “Company”), CLEARWIRE FINANCE, INC., a Delaware corporation (“Finance Co” and, together with the Company, the “Issuers”) and SPRINT NEXTEL CORPORATION, a Kansas corporation (the “Purchaser”).

WHEREAS, the Issuers have authorized the issue and sale of up to $800,000,000 aggregate principal amount of 1.00% Exchangeable Notes due 2018 (the “Notes”);

WHEREAS, the Issuers propose to issue the Notes pursuant to the Indenture (as defined below);

WHEREAS, the Notes will be fully and unconditionally guaranteed as to payment of principal, premium, if any, and interest by certain Subsidiaries (as defined below) of the Company pursuant to the Indenture (the “Guarantees” and, together with the Notes, the “Securities”);

WHEREAS, the Exchange Securities (as defined below) will be delivered by the Parent pursuant to the Stock Delivery Agreement (the “Stock Delivery Agreement”), dated as of the Initial Draw Date (as defined below), among the Issuers and the Parent; and

WHEREAS, the Issuers desire to issue and sell the Securities to the Purchaser, and the Purchaser desires to purchase the Securities from the Issuers, in each case upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

Definitions

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agreement Condition” means a Build-Out Agreement shall have been executed by the Purchaser, on the one hand, and the Parent or the Company, on the other hand, within 45 calendar days of the date hereof.

“Available Funding Amount” means, in respect of a Draw Date, the aggregate principal amount of Notes set forth opposite such Draw Date in Annex A hereto, less the aggregate principal amount of such Notes for which Exchange Securities issuable upon exchange thereof shall not have been duly authorized and reserved as of such Draw Date or shall not be eligible for issuance as of such Draw Date pursuant to the applicable rules and regulations of NASDAQ (an “Exchange Security Cut-Back”).

“Build-Out Agreement” an agreement in respect of the Parent’s accelerated build-out of its wireless broadband network.

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“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to close.

“Class B Common Stock” means Class B common stock of the Parent, par value $0.0001 per share.

“Class B Units” means Class B common units of the Company.

“Code” has the meaning set forth in Section 3.24.

“Communications Act” means the Communications Act of 1934, as amended.

“Common Stock” means Class A common stock of the Parent, par value $0.0001 per share.

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Company Equityholders’ Agreement” has the meaning set forth in the Merger Agreement.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, warrant, note, debenture, indenture, guaranty, guarantee, security agreement, pledge agreement or other collateral agreement, option, warranty, purchase order, license, sublicense, or legally binding commitment or undertaking, and any supplements, amendments or other modifications to any of the foregoing.

“Draw Date” means a date specified in the column entitled “Draw Date” in Annex A hereto.

“Draw Notice” has the meaning set forth in Section 2.02.

“Effective Date” has the meaning set forth in Section 5.01.

“Enforceability Exceptions” has the meaning set forth in Section 3.07.

“Environmental Laws” has the meaning set forth in Section 3.23.

“ERISA” has the meaning set forth in Section 3.24.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Security Cut-Back” has the meaning set forth in the definition of Available Funding Amount.

“Exchange Securities” means the Class B Common Stock, Class B Units and Common Stock, as applicable, issued in exchange for Notes pursuant to the terms of the Indenture and the Notes.

“FCC” means the Federal Communications Commission or any United States Governmental Body substituted therefor.

“FCC License” means any paging, mobile telephone, specialized mobile radio, microwave or personal communications services and any other license, permit, consent, certificate of compliance, franchise, approval, waiver or authorization granted or issued by the FCC, including any of the foregoing authorizing or permitting the acquisition, construction or operation of any Wireless Communications System.

“Finance Co” has the meaning set forth in the first paragraph of this Agreement.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other governmental jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, and any court or other tribunal); or (d) self-regulatory organization.

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“Guarantees” has the meaning set forth in the Recitals herein.

“Guarantor” means each Subsidiary of the Company that is required to provide a Guarantee pursuant to the terms of the Indenture.

“Indenture” means the Indenture (in the form attached hereto as Exhibit B), to be dated as of the Initial Draw Date, among the Issuers, the Guarantors and the trustee named therein, as the same may be amended, supplemented or otherwise modified from time to time.

“Initial Draw Date” means the first Draw Date on which Notes are issued and sold to the Purchaser pursuant to the terms of this Agreement.

“Issuers” has the meaning set forth in the first paragraph of this Agreement.

“Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, Order, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“License” means any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Material Adverse Effect” has the meaning set forth in Section 3.04.

“Merger” has the meaning set forth in the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of December 17, 2012, by and among the Purchaser, Collie Acquisition Corp. and the Parent, as such agreement may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Money Laundering Laws” has the meaning set forth in Section 3.29.

“NASDAQ” means NASDAQ Global Select Market.

“Note Documents” means this Agreement, the Indenture, the Notes, the Guarantees, the Registration Rights Agreement, the Stock Delivery Agreement and any joinder, amendment, waiver, supplement or other modification to any of the foregoing.

“Notes” has the meaning set forth in the Recitals herein.

“OFAC” has the meaning set forth in Section 3.30.

“Operating Agreement” means the Amended and Restated Operating Agreement of the Company, dated as of November 28, 2008, as such agreement may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Order” means any order, writ, injunction, judgment or decree issued, entered or otherwise promulgated by a court of competent jurisdiction or other Governmental Body.

“Parent” has the meaning set forth in the first paragraph of this Agreement.

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“Parent Common Stock” means the Common Stock and the Class B Common Stock.

“Parent Intellectual Property” means the rights of the Parent and its Subsidiaries to all patents, patent applications, patent rights, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses, inventions and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) or other intellectual property to the extent necessary for the conduct of their respective businesses.

“Parent SEC Documents” has the meaning set forth in Section 3.01.

“Parent Stockholders’ Meeting” has the meaning set forth in Section 7.01(c).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan” has the meaning set forth in Section 3.24.

“Proxy Statement” means a proxy statement filed with the SEC relating to the Parent Stockholders’ Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials).

“Purchaser” has the meaning set forth in the first paragraph of this Agreement.

“Registration Rights Agreement” means the Registration Rights Agreement (in the form attached hereto as Exhibit C), dated as of the Initial Draw Date, among the Parent, the Issuers, the Guarantors and the Purchaser, as the same may be amended, supplemented or otherwise modified from time to time.

“Required Company Stockholder Vote” has the meaning given such term in the Merger Agreement.

“Required Parent Stockholder Approvals” means the affirmative vote of (i) at least the majority of the outstanding shares of Parent Common Stock and (ii) at least the majority of all outstanding shares of Parent Common Stock not held by SoftBank Corp., the Purchaser and their respective Affiliates in favor of:

(i) amending the Parent’s amended and restated certificate of incorporation to (x) increase the Parent’s authorized shares of Common Stock by 1,019,162,522 shares and (y) increase the Parent’s authorized shares of Class B Common Stock by 1,019,162,522 shares; and

(ii) authorizing the issuance of the Common Stock which may be issued upon exchange of the Notes or upon the exchange of the Class B Common Stock and Class B Units, as applicable, in accordance with the NASDAQ listing requirements.

“SEC” means the Securities and Exchange Commission.

“Securities” has the meaning set forth in the Recitals herein.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Spectrum Entities” means the entities listed on Annex C.

F-1-4

“Spectrum Lease” means any lease, license, agreement or other arrangement pursuant to which the Issuers or any Guarantor leases, licenses or otherwise acquires or obtains any rights, whether exclusive or non-exclusive, with respect to any FCC License, to which the Issuers or any Guarantor is now or may hereafter become a party, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms of the Indenture.

“State Commissions” means any state public utility commission, public service commission or similar state regulatory authority having jurisdiction over the Parent, any Issuer or any Guarantor.

“State Licenses” means all material Licenses issued or granted to any of the Company or its Subsidiaries by State Commissions for the conduct of any telecommunications business.

“Stock Delivery Agreement” has the meaning set forth in the Recitals herein.

“Subsidiary” means, with respect to any Person,

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2) any partnership, joint venture, limited liability company or similar entity of which

(x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y) such Person or any Subsidiary of such Person is a controlling general partner managing member of such entity.

“Telecommunications Laws” has the meaning set forth in Section 3.37.

“Trust Indenture Act” has the meaning set forth in Section 3.08.

“Underlying Licenses” has the meaning set forth in Section 3.37.

“Voting and Support Agreement” has the meaning given to such term in the Merger Agreement.

“Wireless Communications System” means any system to provide telecommunications services, including, without limitation, specialized mobile radio system, radio paging system, mobile telephone system, cellular radio telecommunications system, conventional mobile telephone system, personal communications system, EBS/ITFS-based system or BRS/MDS/MMDS-based system, data transmission system or any other paging, mobile telephone, radio, microwave, communications, broadband or data transmission system.

Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise or except as expressly provided herein, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, (b) any definition of or reference to any statute, rule or regulation shall be construed as referring

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thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), unless otherwise expressly stated to the contrary, (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (e) all references herein to Articles, Sections, Annexes and Exhibits shall be construed to refer to Articles and Sections of, and Annexes and Exhibits to, this Agreement.

ARTICLE II

The Notes; Additional Funding

Section 2.01 Agreement to Purchase. Purchaser hereby agrees, subject to the conditions hereinafter stated, to purchase from the Issuers on the applicable Draw Date set forth in Annex A hereto, at a purchase price equal to 100% of the aggregate principal amount thereof, an aggregate principal amount of Notes equal to:

(a) the Available Funding Amount; plus

(b) to the extent the Available Funding Amount in respect of a previous Draw Date shall have been decreased as a result of an Exchange Security Cut-Back, an aggregate principal amount of Notes equal to the amount of such Exchange Security Cut-Back (but only if the Exchange Securities issuable upon exchange of such Notes shall have been duly authorized and reserved as of such Draw Date);

provided, that the Purchaser shall have no obligation to purchase any further Notes hereunder with respect to the Draw Dates of August 1, 2013, September 3, 2013 and October 1, 2013, if (i) the Agreement Condition shall not have been satisfied, (ii) as of any such Draw Date, the Build-Out Agreement shall not be in full force and effect or (iii) as of any such Draw Date, the Parent or the Issuers shall have breached any of their respective obligations under the Build-Out Agreement.

Section 2.02 Agreement to Sell. The Issuers shall be entitled to deliver to the Purchaser, no later than the third Business Day preceding such Draw Date, a Draw Notice in the form of Annex B hereto (a “Draw Notice”) specifying the aggregate principal amount of Notes that the Issuers agree to issue and sell to the Purchaser on the related Draw Date, which aggregate principal amount of Notes shall equal the aggregate principal amount of Notes in respect of such Draw Date calculated in accordance with Section 2.01.

Section 2.03 Payment; Delivery; Transfer Taxes. Payment for Notes shall be made by wire transfer in immediately available funds to the account(s) specified by the Issuers to the Purchaser at 10:00 A.M., New York City time, on the applicable Draw Date. Payment for Notes shall be made against delivery to the Purchaser on the applicable Draw Date of certificates representing such Notes registered in such names and in such denominations as the Purchaser shall request in writing not later than one Business Day prior to such Draw Date, with any transfer taxes payable in connection with the transfer of such Notes to the Purchaser duly paid by the Issuers.

ARTICLE III

Representations and Warranties of the Parent and the Issuers

The Parent and each Issuer, jointly and severally, represent and warrant to the Purchaser that:

Section 3.01 Parent SEC Documents. The Parent has filed with the SEC all statements, reports, schedules, forms, amendments, supplements and other documents required to be filed by the Parent with the SEC since January 1, 2011, and all amendments thereto, together with all certifications required pursuant to the Sarbanes Oxley Act of 2002 (these documents, and together with all information incorporated by reference therein and

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exhibits thereto, the “Parent SEC Documents”). None of the Parent’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (a) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and the applicable rules and regulations of the SEC thereunder; and (b) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no unresolved comments issued by the staff of the SEC in comment letters with respect to any of the Parent SEC Documents.

Section 3.02 Financial Statements. The financial statements and the related notes included or incorporated by reference in the Parent SEC Documents present fairly in all material respects the financial position of the Parent and its Subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; such financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby; the other financial information included or incorporated by reference in the Parent SEC Documents has been derived from the accounting records of the Parent and its Subsidiaries and presents fairly the information shown thereby.

Section 3.03 No Material Adverse Change. Since September 30, 2012, there has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition (financial or otherwise), earnings, business or properties of the Parent and its Subsidiaries (including the Issuers), taken as a whole, whether or not arising from transactions in the ordinary course of business.

Section 3.04 Organization and Good Standing. The Parent and each of its Subsidiaries (including the Issuers) have been duly organized and are validly existing and in good standing under the laws of their respective jurisdictions of organization, are duly qualified to do business and are in good standing in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, and have all power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are engaged, except where the failure to be so qualified, in good standing or have such power or authority would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on the condition (financial or otherwise), earnings, business or properties of the Parent and its Subsidiaries (including the Issuers), taken as a whole, or on the performance by the Parent, the Issuers or the Guarantors of their respective obligations under the applicable Note Documents (a “Material Adverse Effect”).

Section 3.05 Capitalization. All the outstanding shares of capital stock of the Parent have been duly and validly authorized and issued and are fully paid and non-assessable and, except in respect of the Company Equityholders’ Agreement, are not subject to any pre-emptive or similar rights. All the outstanding shares of capital stock or other equity interests of each Subsidiary have been duly and validly authorized and issued, are fully paid and non-assessable (if such Subsidiary is a corporation) and are owned directly or indirectly by the Parent, free and clear of any lien, charge, encumbrance, security interest, restriction on voting or transfer (other than transfer restrictions imposed under applicable securities laws) or any other claim of any third party, except as otherwise described in the Parent SEC Documents.

Section 3.06 Due Authorization. The Parent, each Issuer and each Guarantor has full power and authority to execute and deliver this Agreement and the other Note Documents to which it is a party and to perform its respective obligations hereunder and thereunder; and all action required to be taken for the due and proper authorization, execution and delivery of each of this Agreement and the other Note Documents and the consummation of the transactions contemplated hereby and thereby has been duly and validly taken.

Section 3.07 This Agreement. This Agreement has been duly executed and delivered by the Parent and each Issuer and constitutes a valid and legally binding obligation of the Parent and each Issuer, enforceable against the

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Parent and each Issuer in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, fraudulent conveyance, reorganization, moratorium, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles (whether considered in a proceeding in equity or law) relating to enforceability (collectively, the “Enforceability Exceptions”).

Section 3.08 The Indenture. When duly executed and delivered in accordance with its terms by the Issuers and the Guarantors, and when duly executed and delivered in accordance with its terms by each of the other parties thereto, the Indenture will constitute a valid and legally binding agreement of each Issuers and each Guarantor, enforceable against each Issuer and each Guarantors in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions; and on the Initial Draw Date, the Indenture will conform in all material respects to the requirements of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and the rules and regulations of the SEC applicable to an indenture that is qualified thereunder.

Section 3.09 The Notes and the Guarantees. When duly executed, authenticated, issued and delivered as provided in the Indenture and paid for as provided herein, the Notes will be duly and validly issued and outstanding and will constitute valid and legally binding obligations of each Issuer enforceable against each Issuer in accordance with their terms, except as enforceability may be limited by the Enforceability Exceptions, and will be entitled to the benefits of the Indenture; and, when the Notes have been duly executed, authenticated, issued and delivered as provided in the Indenture and paid for as provided herein, each Guarantee will be a valid and legally binding obligation of the applicable Guarantor, enforceable against such Guarantor in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions, and will be entitled to the benefits of the Indenture.

Section 3.10 Stock Delivery Agreement. When executed and delivered in accordance with its terms by the Parent and the Issuers, the Stock Delivery Agreement will constitute a valid and legally binding agreement of the Parent and each Issuer, enforceable against the Parent and each Issuer in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

Section 3.11 Registration Rights Agreement. When executed and delivered in accordance with its terms by the Parent, the Issuers and the Guarantors, and when duly executed and delivered in accordance with its terms by each of the other parties thereto, the Registration Rights Agreement will constitute a valid and legally binding agreement of the Parent, each Issuer and each Guarantor, enforceable against the Parent, each Issuer and each Guarantor in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

Section 3.12 No Violation or Default. Neither the Parent nor any of its Subsidiaries is (a) in violation of its charter or by-laws or similar organizational documents; (b) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any Contract to which the Parent or any of its Subsidiaries is a party or by which the Parent or any of its Subsidiaries is bound or to which any of the property or assets of the Parent or any of its Subsidiaries is subject; or (c) in violation of any law, statute or Order, except, in the case of clauses (b) and (c) above, for any such default or violation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.13 No Conflicts. The execution, delivery and performance by the Parent, the Issuers and the Guarantors of the Note Documents, as applicable, the issuance and sale of the Securities and compliance by the Parent, the Issuers and the Guarantors with the terms thereof and the consummation of the transactions contemplated hereby and by the other Note Documents will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Parent or any of its Subsidiaries pursuant to any Contract to which the Parent or any of its Subsidiaries is a party or by which the Parent or any of its Subsidiaries is bound or to which any of the property or assets of the Parent or any of its Subsidiaries is subject, (b) conflict with or result in any breach of the certificate of incorporation or bylaws or similar organizational documents of

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the Parent or any of its Subsidiaries or (c) assuming the approvals and authorizations contemplated by Section 3.14 have been obtained, conflict with or result in a violation by the Parent, the Issuers or the Guarantors of any Legal Requirement or Order to which any of them may be subject, except, in the case of clauses (a) and (c) above, for any such conflict, breach, violation, lien, charge, encumbrance or default that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.14 No Consents Required. None of the Parent, any Issuer or any Guarantor is required to make any filing with or give any notice to, or to obtain any approval, consent, ratification, permission, waiver or authorization from, any Governmental Body in connection with the execution, delivery or performance of any of the Note Documents, including the issuance and sale of the Securities (including the Guarantees), and the compliance by the Parent, the Issuers and the Guarantors with the terms thereof, except for (a) such filings as may be required under the Communications Act and (b) such filings as may be required under any state securities laws.

Section 3.15 Legal Proceedings. Except as described in the Parent SEC Documents, there are no legal or governmental or regulatory investigations, actions, suits or proceedings pending to which the Parent or any of its Subsidiaries is a party or to which any property of the Parent or any of its Subsidiaries is the subject that, individually or in the aggregate, if determined adversely to the Parent or any of its Subsidiaries, would reasonably be expected to have a Material Adverse Effect; and to the knowledge of the Parent and each Issuer, no such investigations, actions, suits or proceedings are threatened or contemplated by any governmental or regulatory authority or threatened by others.

Section 3.16 Independent Accountant. Deloitte & Touche, LLP, who have certified certain financial statements of the Parent and its Subsidiaries contained in the Parent SEC Documents, is an independent public accountant with respect to the Parent and its Subsidiaries within the applicable rules and regulations adopted by the SEC and the Public Company Accounting Oversight Board (United States) and as required by the Securities Act.

Section 3.17 Title to Real and Personal Property. Except as described in the Parent SEC Documents, the Parent and its Subsidiaries have good and marketable title in fee simple to, or have valid interest and rights to use, all items of real and personal property that are material to the respective businesses of the Parent and its Subsidiaries, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except those that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The assets and properties owned, leased or otherwise used by the Parent and its Subsidiaries are in good repair, working order and condition (reasonable wear and tear excepted), except in such cases as their use does not so require or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.18 Title to Intellectual Property. Except as described in the Parent SEC Documents, to the knowledge of the Parent and each Issuer (a) the conduct of the business of the Parent and its Subsidiaries does not infringe, misappropriate, dilute or otherwise conflict with any intellectual property rights of others, except for those infringements, misappropriations, dilutions or conflicts that would not, individually or in the aggregate, reasonably be expected to have Material Adverse Effect, (b) the Parent and its Subsidiaries have not received any written notice of any claim of infringement, misappropriation, dilution of, or conflict with, any such rights of others that if determined in a manner adverse to the Parent or any of its Subsidiaries, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (c) there is no infringement, misappropriation, dilution or other conflict with Parent Intellectual Property by any third party, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.19 Investment Company Act. Neither the Parent nor any of the Guarantors is, and after giving effect to the issuance of Securities and the application of the proceeds thereof none of them will be, an “investment company” or any entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

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Section 3.20 Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Parent and its Subsidiaries have paid all federal, state, local and foreign taxes and filed all tax returns required to be paid or filed and, except as described in the Parent SEC Documents, there is no tax deficiency that has been, or could reasonably be expected to be, asserted against the Parent or any of its Subsidiaries or any of their respective properties or assets (except for such taxes that are not delinquent or that are being contested in good faith and by proper proceedings and against which adequate reserves are being maintained in accordance with generally accepted accounting principles).

Section 3.21 Licenses and Permits. Except with respect to the FCC Licenses, the State Licenses and the Underlying Licenses, the Parent and its Subsidiaries possess all Licenses issued by, and have made all declarations and filings with, the appropriate Governmental Body that are necessary for the ownership, lease and operation of their respective properties or the conduct of their respective businesses, except where the failure to possess or make the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and neither the Parent nor any of its Subsidiaries has received notice of any revocation modification of any such License or has any reason to believe that any such License will not be renewed in the ordinary course.

Section 3.22 No Labor Disputes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) no labor disturbance by or dispute with employees of the Parent or any of its Subsidiaries exists or, to the knowledge of the Parent and each Issuer, is contemplated or threatened and (b) none of the Parent or any Issuer is aware of any existing or imminent labor disturbance by, or dispute with, the employees of any of the Parent or any of Parent’s Subsidiaries’ principal suppliers, contractors or customers.

Section 3.23 Compliance With Environmental Laws. Except as described in the Parent SEC Documents, (a) the Parent and its Subsidiaries (i) are, and at all prior times were, in compliance with any and all applicable federal, state, local and foreign laws, rules, regulations, requirements, decisions and orders relating to the protection of worker or public health or safety, the environment, natural resources, hazardous or toxic substances or wastes, or pollutants or contaminants, including without limitation petroleum and other products (collectively, “Environmental Laws”), (ii) have received and are in compliance with all Licenses or approvals required of them under applicable Environmental Laws to conduct their respective businesses, and (iii) have not received written notice of any actual or potential liability under or relating to any Environmental Laws, including for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, or pollutants or contaminants, including without limitation petroleum and other products, that would with respect to clause (i), (ii) or (iii), individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, and have no knowledge of any event or condition that would reasonably be expected to result in any such notice, and (b) there are no costs or liabilities associated with Environmental Laws of or relating to the Parent or its Subsidiaries, except for any such cost or liability as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) (i) there are no proceedings that are pending, or that are known to be contemplated, against the Parent or any of its Subsidiaries under any Environmental Laws in which a Governmental Body is also a party, other than such proceedings which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) the Parent and its Subsidiaries are not aware of any issues regarding compliance with Environmental Laws, or liabilities or other obligations under Environmental Laws or concerning hazardous or toxic substances or wastes or pollutants or contaminants, including without limitation petroleum and other products, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (iii) none of the Parent and its Subsidiaries anticipates material capital expenditures relating to any Environmental Laws that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.24 Compliance With ERISA. (a) Each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is or, in the past six years has been, maintained, administered or contributed to by the Parent or any member of its “Controlled Group”

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(defined as any organization which is a member of a controlled group of corporations within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”)) for employees or former employees of the Parent or any member of its Controlled Group (each, a “Plan”) has been maintained in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code, except where any noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Plan (excluding transactions effected pursuant to a statutory or administrative exemption), except where any such transaction would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (c) for each Plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no failure to meet the minimum funding standard under Section 412 of the Code or Section 302 or ERISA, whether or not waived, has occurred or is reasonably expected to occur and, with respect to any such Plan, all minimum required contributions determined under Section 430 of the Code have been timely made; (d) the fair market value of the assets of each Plan, which is subject to Section 412 of the Code or Section 302 of ERISA, exceeds the present value of all benefits accrued under such Plan (determined based on those assumptions used to fund such Plan), except where any funding deficiency or the amount by which benefits accrued exceed the fair market value of assets would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (e) no “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur (other than an event for which the 30-day notice period is waived by regulation); and (f) neither the Parent nor any member of its Controlled Group has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than administrative expenses, contributions to the Plan or premiums to the PBGC, each in the ordinary course and without default) in respect of a Plan (including a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA) in an amount that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.25 Disclosure Controls. The Parent and its Subsidiaries maintain an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) under the Exchange Act) that is designed to ensure that information required to be disclosed by the Parent in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Parent’s management as appropriate to allow timely decisions regarding required disclosure. The Parent and its Subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 under the Exchange Act.

Section 3.26 Accounting Controls. The Parent and its Subsidiaries maintain systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) under the Exchange Act) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Parent and its Subsidiaries maintain internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. There are no material weaknesses or significant deficiencies in the Parent’s internal controls.

Section 3.27 Insurance. The Parent and its Subsidiaries have insurance covering their respective properties, operations, personnel and businesses, including business interruption insurance, which insurance is in amounts and insures against such losses and risks as the Parent’s management reasonably believes are adequate to protect the Parent and its Subsidiaries and their respective businesses; and neither the Parent nor any of its Subsidiaries

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has (a) received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (b) any reason to believe that it will not be able to renew its existing insurance coverage when such coverage expires or to obtain similar coverage at a reasonable cost from similar insurers, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.28 No Unlawful Payments. Neither the Parent nor any of its Subsidiaries nor, to the knowledge of the Parent and each Issuer, any director, officer, agent, employee or other person associated with or acting on behalf of the Parent or any of its Subsidiaries has (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (d) made any bribe, rebate, payoff, influence payment, kick-back or other unlawful payment.

Section 3.29 Compliance with Money Laundering Laws. The operations of the Parent and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or Governmental Body or any arbitrator involving the Parent or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of Parent or any Issuer, threatened.

Section 3.30 Compliance with OFAC. Neither the Parent nor any of its Subsidiaries nor, to the knowledge of the Parent and each Issuer, any director, officer, agent, employee or affiliate of the Parent or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Asset Control of the U.S. Department of the Treasury (“OFAC”); and the Issuers will not directly or indirectly use the proceeds of the offering of the Notes hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

Section 3.31 No Restrictions on Subsidiaries. No Subsidiary of the Parent is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends or from making any other distribution on such Subsidiary’s capital stock or membership interests, from repaying to the Parent, any Issuer or any Guarantor any loans or advances to such Subsidiary from the Parent, any Issuer or any Guarantor or from transferring any of such Subsidiary’s properties or assets to the Parent, any Issuer or any Guarantor or any other Subsidiary of the Parent.

Section 3.32 No Integration. None of the Parent, any Issuer or any of their respective Affiliates has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) that is or will be integrated with the sale of the Securities in a manner that would require registration of the Securities under the Securities Act.

Section 3.33 No General Solicitation. None of the Parent, any Issuer or any of their respective Affiliates or any other person acting on its or their behalf has solicited offers for, or offered or sold, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D under the Securities Act or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

Section 3.34 Securities Law Exemptions. Assuming the accuracy of the representations and warranties of the Purchaser contained in Article 4 of this Agreement, it is not necessary, in connection with the issuance and sale of the Securities to the Purchaser, to register the Securities under the Securities Act or to qualify the Indenture under the Trust Indenture Act.

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Section 3.35 Sarbanes-Oxley Act. There is and has been no failure on the part of the Parent, any of its Subsidiaries or any of their respective directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

Section 3.36 [Reserved].

Section 3.37 FCC Licenses and Underlying Licenses and Spectrum Leases.

(a) The business of the Parent and its Subsidiaries is being conducted in compliance with applicable requirements under the Communications Act and the regulations issued thereunder and all relevant rules, regulations and published policies of the FCC (collectively, the “Telecommunications Laws”), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All Licenses issued by the FCC required for the operations of the Parent and its Subsidiaries, including the Spectrum Entities, are in full force and effect. Except for certain license renewal filings made by the Parent in the ordinary course, there are no pending modifications or amendments to any FCC Licenses or State Licenses or, to the best of the Parent’s and each Issuer’s knowledge, to any license granted by the FCC to the lessor to the Spectrum Entities under a Spectrum Lease (the “Underlying Licenses”), or any revocation proceedings pending with respect to any of such FCC Licenses or State Licenses, or, to the best of the Parent’s and each Issuer’s knowledge, to any of such Underlying Licenses, in each case, which, if implemented or adversely decided, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No event has occurred with respect to such FCC Licenses or State Licenses, or to the best of the Parent’s and each Issuer’s knowledge, the Underlying Licenses, which, with the giving of notice or the lapse of time or both, would constitute grounds for revocation of any of the FCC Licenses or State Licenses, or the Underlying Licenses, respectively, other than the expiration of such FCC Licenses or State Licenses, or such Underlying Licenses, respectively, in accordance with their terms. Except as described in the Parent SEC Documents, there is no condition, event or occurrence existing, nor, to the best of the Parent’s and each Issuer’s knowledge, there any no proceeding being conducted or threatened by any Governmental Body which would reasonably be expected to cause the termination, suspension, cancellation or nonrenewal of any of the FCC Licenses or State Licenses, or, to the best of the Parent’s and each Issuer’s knowledge, the Underlying Licenses, or the imposition of any penalty or fine by any Governmental Body with respect to any of the FCC Licenses or State Licenses, or, to the best of the Parent’s and each Issuer’s knowledge, the Underlying Licenses, on the Parent or its Subsidiaries, in each case which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) No consent, approval, authorization, order or waiver of, or filing with, the FCC is required under the Telecommunications Laws to be obtained or made by the Parent or any of its Subsidiaries for the issuance and sale of the Securities or the Exchange Securities, if any, or the execution, delivery and performance of this Agreement or the other Note Documents or the transactions contemplated herein and therein.

(c) The execution, delivery and performance by the Parent, the Issuers and the Guarantors of this Agreement and the other Note Documents do not and will not violate any of the terms or provisions of, or constitute a default under, any of the Telecommunications Laws.

(d) The Parent and its Subsidiaries each have filed with the FCC all necessary reports, documents, instruments, information and applications required to be filed pursuant to the Telecommunications Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) The issuance and sale of the Securities and the Exchange Securities, if any, and the compliance by the Parent with this Agreement and the consummation of the transactions herein contemplated will not result in a transfer of control of the Parent within the meaning of the Telecommunications Laws and the rules and policies of the FCC.

(f) The Parent and each of its Subsidiaries, including the Spectrum Entities, are legally qualified to hold the FCC Licenses or State Licenses held by such entities.

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(g) Except as described in the Parent SEC Documents, there is no (i)outstanding Order that has been issued by the FCC against the Parent or any of its Subsidiaries or with respect to the FCC Licenses or State Licenses, or (ii) notice of violation, order to show cause, complaint, investigation or other administrative or judicial proceeding pending or, to the best of the Parent’s and each Issuer’s knowledge, threatened by or before the FCC against the Parent, any of its Subsidiaries, the FCC Licenses or State Licenses or, to the best of the Parent’s and each Issuer’s knowledge, any Underlying Licenses, that, assuming an unfavorable decision, ruling or finding, in the case of each of (i) or (ii) above, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(h) All fees required by the FCC in connection with the FCC Licenses, State Licenses and Underlying Licenses, including any and all down payments or installment payments required by FCC rules to be paid, have been timely and fully paid.

(i) (i) With respect to spectrum rights in the form of an FCC License, a Spectrum Entity holds the FCC License and the FCC License is currently effective in accordance with its terms and authorizes the present use of the entire portion of the radiofrequency specified in such FCC License; and (ii) to the knowledge of the Parent and each Issuer, with respect to spectrum rights in the form of a Spectrum Lease: (x) the lessor under the Spectrum Lease (or, in the case of a sublease, the sublessor’s lessor) is the authorized holder of an FCC License that is currently effective in accordance with its terms and authorizes the present use of the entire portion of the radiofrequency specified in such FCC License throughout the entirety of the Geographic Service Area specified in such FCC License without any further authorization from the FCC, except to the extent that a change in FCC rules or policies affects the ability of a Spectrum Entity to use the entire portion of the radiofrequency specified in such Spectrum Lease; (y) the Geographic Service Area and the portion of the radiofrequency spectrum authorized for use by the lessor in the FCC License held by the lessor includes the entirety of both the Geographic Service Area and the portion of the radiofrequency spectrum specified in the Spectrum Lease; and the FCC License permits the lessor to lease and the Spectrum Lease validly leases to the Spectrum Entity that is a party thereto the entire portion of the radiofrequency spectrum specified in the Spectrum Lease throughout the entire Geographic Service Area specified in such Spectrum Lease for use by such Spectrum Entity in its business, except to the extent that a change in FCC rules or policies affects the ability of a Spectrum Entity to use the entire portion of the radiofrequency specified in such Spectrum Lease; and (z) either (A) the Spectrum Lease is of a type and category that requires FCC approval to be valid and has currently effective FCC approval, or (B) the Spectrum Lease is not of a type and category that requires FCC approval.

(j) The Parent and each of its Subsidiaries possess such valid and current Licenses issued by the FCC as necessary to conduct their respective businesses as currently conducted, and neither the Parent nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such License which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Material Adverse Effect.

ARTICLE IV

Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Issuers that:

Section 4.01 Agreement. The Purchaser has full power and authority to execute and deliver this Agreement. This Agreement has been duly executed and delivered by the Purchaser and constitutes a valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

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Section 4.02 Governmental Approvals; No Conflicts.

(a) The execution, delivery and performance of this Agreement by the Purchaser will not: (i) conflict with or result in any breach of the certificate of incorporation or bylaws or similar organizational documents of the Purchaser; or (ii) assuming the approvals and authorizations contemplated by Section 4.02(b) have been obtained, conflict with or result in a violation by the Purchaser of any Legal Requirement or Order to which the Purchaser is subject, except for any violation that will not prevent or materially impede or delay the consummation of the transactions hereunder by the Purchaser.

(b) The Purchaser is not required to make any filing with or give any notice to, or to obtain any approval, consent, ratification, permission, waiver or authorization from any Governmental Body in connection with the execution, delivery or performance of this Agreement, except for (a) such filings as may be required under the Communications Act and (b) such filings as may be required under any state securities laws.

Section 4.03 Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Issuers, which by the Purchaser’s execution of this Agreement the Purchaser hereby confirms, that the Securities to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. The Purchaser further represents and warrants that it (a) will not sell, transfer or otherwise dispose of the Securities or the Exchange Securities except in a transaction exempt from or not subject to the registration requirements of the Securities Act or pursuant to an effective registration statement under the Securities Act and (b) was given the opportunity to ask questions and receive answers concerning the terms and conditions of the offering and to obtain any additional information which the Issuers possess or can acquire without unreasonable effort or expense.

Section 4.04 Restricted Securities. The Purchaser understands that neither the Securities nor the Exchange Securities have been, and will not be, except to the extent contemplated in the Registration Rights Agreement, registered under the Securities Act. The Purchaser understands that the Securities and the Exchange Securities, if any, are “restricted securities” under applicable United States federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Securities and the Exchange Securities, if any, indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser further understands that the Securities and the Exchange Securities, if any, and any securities issued in respect thereof or exchange therefor, will be subject to restrictions on transfer set forth in the Indenture and will bear a legend setting forth such restrictions on transfer. The Purchaser acknowledges that neither the Parent nor the Company has any obligation to register or qualify the Securities or the Exchange Securities, as applicable, for resale except as set forth in the Registration Rights Agreement.

Section 4.05 No Solicitation. The Purchaser has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D under the Securities Act or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act

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ARTICLE V

Conditions to the Purchaser’s Obligations

Section 5.01 Effective Date. The obligations of the Purchaser hereunder shall not become effective until the date (the “Effective Date”) on which each of the following conditions is satisfied (unless otherwise waived by the Purchaser):

(a) The Purchaser shall have received from the Parent and each Issuer a counterpart of this Agreement signed on behalf of such party.

(b) The Purchaser shall have received a certificate, dated as of the Effective Date and signed by an executive officer of the Parent and each Issuer, stating that the representations and warranties of the Parent and the Issuers contained in this Agreement, if specifically qualified by materiality, Material Adverse Effect or other similar materiality qualifiers, shall be true and correct as of the Effective Date as if made on and as of the Effective Date (other than any representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be true and correct as of such earlier date) and, if not so qualified, shall be true and correct in all material respects as of the Effective Date as if made on and as of the Effective Date (other than any representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date).

(c) The Purchaser shall have received such documents and certificates as the Purchaser may reasonably request relating to the organization, existence and good standing of the Parent, the Issuers and the Guarantors and the authorization of the transactions hereunder, all in form and substance reasonably satisfactory to the Purchaser.

(d) The Voting and Support Agreement shall have been duly executed and delivered by each of the parties thereto and shall be in full force and effect.

Section 5.02 Note Issuance. The obligation of the Purchaser to purchase and pay for Notes on a Draw Date is subject to the satisfaction of the following conditions (unless otherwise waived by the Purchaser):

(a) The Purchaser shall have received the applicable Draw Notice in accordance with the provisions set forth in Section 2.02.

(b) The Parent and the Issuers shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Parent and the Issuers at or before such Draw Date, except to the extent that such failure to perform or comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; after giving effect to the issuance and sale of such Notes, no Default or Event of Default shall have occurred and be continuing under the Indenture.

(c) The Exchange Securities issuable upon exchange of such Notes (including the Common Stock issuable upon exchange of Class B Common Stock and Class B Units comprising the applicable Exchange Securities) shall have been duly authorized and reserved and, when issued upon exchange of such Notes in accordance with the terms of the Indenture (or upon exchange of such Class B Common Stock and Class B Units in accordance with the terms of the Company Equityholders’ Agreement), shall be validly issued, and, in the case of the Common Stock and Class B Common Stock, fully paid and non-assessable, and the issuance of such Exchange Securities (including the Common Stock issuable upon exchange of Class B Common Stock and Class B Units comprising such Exchange Securities) shall not be subject to any preemptive or similar rights (other than, in the event of the termination of the Merger Agreement, as described in Section 9.02); provided, that this clause (c) shall be a condition to the Purchaser’s obligations hereunder if, and only if, the Purchaser shall have provided on a timely basis all approvals that may be necessary on its part in order to authorize the issuance of such Exchange Securities or waive any preemptive or similar rights that it may then have.

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(d) The Purchaser shall not be permitted to terminate the Merger Agreement pursuant to Section 6.1(c)(ii) thereof.

(e) (x) The Agreement Condition shall have been satisfied, (y) the Build-Out Agreement shall be in full force and effect and (z) the Parent and the Issuers shall be in compliance with their respective obligations under the Build-Out Agreement; provided that this Section 5.02(e) shall not apply in respect of Draw Dates prior to August 1, 2013.

(f) The Purchaser shall have received a certificate, dated such Draw Date and signed by an executive officer of the Parent and each Issuer, as to the matters set forth in clauses (b), (c), (d) and, if applicable, (e) of this Section 5.02.

(g) All authorizations, approvals or permits, if any, of any Governmental Body or regulatory body of the United States or of any state that are required in connection with and prior to the lawful issuance and sale of such Notes (including the related Guarantees) shall have been obtained and effective as of such Draw Date (it being understood that this condition shall not apply to the Communications Act, the rules and regulations of the FCC, and applicable state and public utility law).

(h) The Purchaser shall have received the written opinion of Kirkland & Ellis, LLP, special New York counsel for the Parent, the Issuers and the Guarantors, substantially in the form of Exhibit A, dated as of such Draw Date.

(i) The Indenture, in the form attached hereto as Exhibit B, shall have been duly executed and delivered by the Issuers and the Guarantors and shall be in full force and effect.

(j) The Registration Rights Agreement, in the form attached hereto as Exhibit C, shall have been duly executed and delivered by the Parent, the Issuers and the Guarantors and shall be in full force and effect.

(k) The Stock Delivery Agreement, in the form attached hereto as Exhibit D, shall have been duly executed and delivered by the Parent and the Issuers and shall be in full force and effect.

(l) All corporate and other proceedings in connection with the transactions hereunder shall have been taken, and all documents and instruments incident to such transactions shall be satisfactory in substance and form to the Purchaser, and the Purchaser shall have received all copies of such documents as it may reasonably request; provided, that this clause shall be a condition to the Purchaser’s obligations hereunder if, and only if, the Purchaser shall have provided on a timely basis all approvals that may be necessary on its part in connection with the transactions hereunder.

(m) The Purchaser shall have received such documents and certificates as the Purchaser may reasonably request relating to the organization, existence and good standing of the Parent, the Issuers and the Guarantors and the authorization of the transactions hereunder, all in form and substance reasonably satisfactory to the Purchaser.

(n) The Common Stock issuable upon exchange of such Notes (including the Common Stock issuable upon exchange of Class B Common Stock and Class B Units comprising the applicable Exchange Securities) shall have been approved for listing on NASDAQ.

(o) The Issuers shall have provided the Purchaser with written instructions setting forth wire instructions for payment of the purchase price of the such Notes, including (a) the name and address of the transferee bank, (b) such transferee bank’s ABA number and (c) the account name and number into which the purchase price for such Notes is to be deposited.

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ARTICLE VI

Conditions to the Issuers’ Obligations

Section 6.01 Note Issuance. The obligation of the Issuers to issue and sell Notes on a Draw Date is subject to the satisfaction of the following conditions (unless otherwise waived by the Issuers):

(a) The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct as of the Effective Date and shall be true and correct as of such Draw Date as if made on and as of such Draw Date (other than any representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b) The Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Purchaser at or before such Draw Date.

ARTICLE VII

Covenants

Section 7.01 Covenants of the Parent.

(a) The Parent will reserve and keep available at all times, free of pre-emptive rights, Common Stock and Class B Common Stock, as applicable, for the purpose of enabling the Parent to satisfy its obligations to issue Common Stock and Class B Common Stock upon the exchange of any issued and outstanding Notes and to satisfy its obligations to issue Common Stock upon the exchange of Class B Common Stock and Class B Units comprising Exchange Securities.

(b) The Parent will use its commercially reasonable best efforts to cause the Common Stock issuable upon exchange of the Notes (including the Common Stock issuable upon exchange of Class B Common Stock and Class B Units comprising Exchange Securities) to be listed on NASDAQ.

(c) The Parent will call and hold a meeting of the stockholders of the Parent for the purpose of obtaining the approval of the Required Parent Stockholder Approvals (such meeting, the “Parent Stockholders’ Meeting”). The Parent Stockholders’ Meeting will be held on a date selected by the Parent in consultation with the Purchaser no later than 45 days after the staff of the SEC advises the Parent that it has no further comments to the Proxy Statement, subject to any reasonable delay (but not longer than ten days per event) including to the extent required by the need to supplement or amend the Proxy Statement or as may be required by applicable law or regulatory or judicial process. Parent agrees to endorse in the Proxy Statement the approvals set forth above.

Section 7.02 Covenants of the Company.

(a) The Company will reserve and keep available at all times, free of pre-emptive rights, Class B Units for the purpose of enabling the Company to satisfy its obligations to issue Class B Units upon exchange of the Notes.

Section 7.03 Covenants of the Parent and the Issuers.

(a) The Parent and the Issuers will qualify the Securities and the Exchange Securities, as applicable, for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Purchaser shall reasonably request and will continue such qualifications in effect so long as required for the offering and resale of the

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Securities or the Exchange Securities; provided that neither the Parent, any Issuer nor any Guarantor shall be required to (i) qualify as a foreign corporation or other entity or as a dealer in securities in any such jurisdiction where it would not otherwise be required to so qualify, (ii) file any general consent to service of process in any such jurisdiction or (iii) subject itself to taxation in any such jurisdiction if it is not otherwise so subject.

(b) The Parent and the Issuers will use commercially reasonable efforts to arrange for the Common Stock issuable upon exchange of the Notes (including the Common Stock issuable upon exchange of Class B Common Stock and Class B Units comprising Exchange Securities) to be eligible for clearance and settlement through The Depository Trust Company.

(c) The Parent and the Issuers will promptly notify the Purchaser in writing of (i) any fact, circumstance, event or action the existence, occurrence or taking of which has resulted in any representation or warranty made by the Parent or the Issuers hereunder not being true and correct, (ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, and (iii) any notice or other communication from any Governmental Body in connection with the transactions contemplated by this Agreement.

Section 7.04 Covenants of the Parent, the Issuers and the Purchaser. Each party will use its commercially reasonable best efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents as may be required to be filed by such party with any Governmental Body with respect to this Agreement, the other Note Documents and the transactions contemplated hereby and thereby, including the issuance of the Securities and the exchange of the Notes for Exchange Securities, and to submit promptly any additional information requested by any such Governmental Body. The Parent, the Issuers and the Purchaser will respond as promptly as practicable to any inquiries or requests received for additional information or documentation, in each case as may be required in connection with this Agreement, the other Note Documents and the transactions contemplated hereby and thereby, including the issuance of the Securities and the exchange of the Notes for Exchange Securities. Further, the Parent, the Issuers and the Purchaser shall use commercially reasonable best efforts to satisfy the Agreement Condition.

ARTICLE VIII

Termination

Section 8.01 Termination. This Agreement may be terminated:

(a) by mutual written consent of the Purchaser, the Parent and the Issuers at any time;

(b) automatically, without any further action by the Parent, the Issuers or the Purchaser, if the Required Company Stockholder Vote is not obtained at the Parent Stockholders’ Meeting;

(c) automatically, without any further action by the Parent, the Issuers or the Purchaser, if the Merger Agreement is terminated pursuant to its terms; provided, that, if the Merger Agreement is terminated pursuant to Section 6.1(c)(iii) or Section 6.1(d) thereof, this Agreement shall not be automatically terminated, but instead shall terminate pursuant to this Section 8.01(c) upon the earlier to occur of (i) the election by the Issuers to exchange any Notes for Exchange Securities pursuant to the terms of the Indenture and (ii) July 2, 2013; provided, further, that clause (ii) of the preceding proviso shall not apply so long as (x) the Agreement Condition shall have been satisfied, (y) the Build-Out Agreement shall be in full force and effect and (z) the Parent and the Issuers shall not have breached any of their respective obligations under the Build-Out Agreement;

(d) by the Purchaser if after the execution and delivery of this Agreement the Parent or the Issuers shall fail to perform or comply with any of the covenants set forth in Article VII that are required to be performed or

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complied with by the Parent or the Issuers such that (if such breach occurred or was continuing as of a Draw Date) the conditions set forth in Section 5.02(b) would be incapable of fulfillment and which breach is incapable of being cured, or is not cured within 60 days following receipt of written notice of such breach; provided, that the Purchaser is not then in breach of this Agreement so as to cause a condition to such Draw Date set forth in Section 6.01 to be incapable of being satisfied; and

(e) by (i) Parent and the Issuers if any of the conditions set forth in Article VI shall have become incapable of fulfillment, and shall not have been waived by Parent and the Issuers, or (ii) the Purchaser if any of the conditions set forth in Article V shall have become incapable of fulfillment, and shall not have been waived by Purchaser; provided, that, in the case of this clause (d), the party seeking to terminate its obligation to effect the purchase or sale of the Notes shall not then be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement if such breach has resulted in the circumstances giving rise to such party’s seeking to terminate its obligation to effect the purchase or sale of the Notes.

Section 8.02 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.01, this Agreement will be of no further force or effect; provided, however, that (i) this Section 8.02 will survive the termination of this Agreement and will remain in full force and effect, (ii) Article VII and Article IX will survive the termination of this Agreement and will remain in full force and effect if any Notes have been issued to the Purchaser in accordance with the terms of this Agreement, (iii) the termination of this Agreement will not relieve any party from any liability for any intentional or willful inaccuracy in or intentional or willful breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement, and (iv) no termination of this Agreement will in any way affect any of the parties’ rights or obligations under the Merger Agreement or any agreement other than this Agreement.

ARTICLE IX

Miscellaneous

Section 9.01 Survival. Unless otherwise set forth in this Agreement, the warranties, representations, covenants, and all other provisions contained in (or made pursuant to) this Agreement will survive the execution and delivery of this Agreement, any Draw Date and any exchange of Notes for Exchange Securities.

Section 9.02 Reinstatement of Pre-Emptive Rights. It is understood by the parties hereto, that in the event that the Merger Agreement is terminated for any reason, the pre-emptive rights of the parties to the Company Equityholders’ Agreement and the Operating Agreement, other than the Purchaser, as such rights are set forth in each such agreement, shall be reinstated and honored by the Parent and the Company from and after such termination, regardless of any prior waiver thereof.

Section 9.03 Waivers; Amendments. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Parent, the Issuers and the Purchaser.

Section 9.04 Entire Agreement; Counterparts. This Agreement and the other Note Documents constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which will be deemed an original and all of which will constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery will be sufficient to bind the parties to the terms of this Agreement.

Section 9.05 Applicable Law; Jurisdiction; Waiver of Jury Trial. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York. In any action between any of the parties arising

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out of or relating to this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the courts of the State of New York; and (b)  each of the parties irrevocably waives the right to trial by jury.

Section  9.06 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit will be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable out-of-pocket costs and expenses incurred in such action or suit.

Section 9.07 Assignability; Third-Party Beneficiaries. This Agreement will be binding upon, will be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that (i) the Parent and the Issuers may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of the Purchaser, and (ii) the Purchaser may not assign or otherwise transfer any of its rights or obligations hereunder, other than to an Affiliate of the Purchaser, without the prior written consent of the Issuers or the Parent (and in each case any attempted assignment or transfer without such consent will be null and void and of no effect). Nothing in this Agreement, express or implied, is intended to or will confer any right, benefit or remedy of any nature whatsoever upon any Person (other than the parties hereto).

Section 9.08 Notices. Each notice, request, demand or other communication under this Agreement will be in writing and will be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States, return receipt requested, then such communication will be deemed duly given and made upon receipt; (b) if sent by nationally recognized overnight air courier (such as DHL or Federal Express), then such communication will be deemed duly given and made two Business Days after being sent; (c) if sent by facsimile transmission before 5:00 p.m. (New York City time) on any Business Day, then such communication will be deemed duly given and made when receipt is confirmed (including by electronic confirmation of transmittal); (d) if sent by facsimile transmission on a day other than a Business Day and receipt is confirmed, or if sent after 5:00 p.m. (New York City time) on any Business Day and receipt is confirmed, then such communication will be deemed duly given and made on the Business Day following the date which receipt is confirmed (including by electronic confirmation of transmittal); and (e) if otherwise actually personally delivered to a duly authorized representative of the recipient, then such communication will be deemed duly given and made when delivered to such authorized representative; provided that, in all cases, such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party will provide by like notice to the other parties to this Agreement:

If to the Purchaser:

Sprint Nextel Corporation
6200 Sprint Parkway
Overland Park, Kansas 66251
Attention:	General Counsel
Facsimile: +1	913 794 1432

with a copy (which will not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036
Attention:	Thomas H. Kennedy
Richard Aftanas
Facsimile: +1	212 735 2000

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If to the Parent or the Issuers:

Clearwire Communications LLC
1475 120th Avenue NE
Bellevue, Washington 98005
Attention:	Broady Hodder
Facsimile: +1	425 216 7776

with a copy (which will not constitute notice) to:

Kirkland & Ellis, LLP
601 Lexington Avenue
New York, New York 10022
Attention:	Joshua N. Korff
Christopher A. Kitchen
Facsimile: +1	212 446 6460

Section 9.09 Cooperation. Each party will cooperate with each other and use, and will cause its Subsidiaries to use, its commercially reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things necessary, proper or advisable on its part under this Agreement and applicable Legal Requirements to satisfy the conditions to this Agreement set forth in Article V and Article VI.

Section 9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination will have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto will replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Section 9.11 Headings. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CLEARWIRE CORPORATION

By:	/s/ Hope Cochran
	Name:	Hope Cochran
	Title:	Chief Financial Officer

CLEARWIRE COMMUNICATIONS, LLC

By:	/s/ Hope Cochran
	Name:	Hope Cochran
	Title:	Chief Financial Officer

CLEARWIRE FINANCE, INC.

By:	/s/ Hope Cochran
	Name:	Hope Cochran
	Title:	Chief Financial Officer

SPRINT NEXTEL CORPORATION

By:	/s/ Daniel R. Hesse
	Name:	Daniel R. Hesse
	Title:	Chief Executive Officer

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Annex A

Draw Schedule

Draw Date	Aggregate Principal Amount of Notes
January 2, 2013	$80,000,000
February 1, 2013	$80,000,000
March 1, 2013	$80,000,000
April 1, 2013	$80,000,000
May 1, 2013	$80,000,000
June 3, 2013	$80,000,000
July 1, 2013	$80,000,000
August 1, 2013	$80,000,000
September 3, 2013	$80,000,000
October 1, 2013	$80,000,000

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Annex B

Form of Draw Notice

[                     ], 2013

Sprint Nextel Corporation

6200 Sprint Parkway

Overland Park, Kansas 66251

Attention: Chief Financial Officer

Ladies and Gentlemen:

This Draw Notice is delivered to you as of [                    ], 2013 pursuant to Section 2.02 of that certain Note Purchase Agreement, dated as of December 17, 2012 (the “Note Purchase Agreement”), among Clearwire Corporation, a Delaware corporation, Clearwire Communications, LLC, a Delaware limited liability company (the “Company”), Clearwire Finance, Inc., a Delaware corporation (together with the Company, the “Issuers”), and Sprint Nextel Corporation, a Kansas corporation (the “Purchaser”). Capitalized terms used herein without definition shall have the meanings assigned thereto in the Note Purchase Agreement.

Pursuant to Section 2.02 of the Note Purchase Agreement, the Issuers hereby notify the Purchaser that the Issuers hereby agree to issue and sell to the Purchaser on [                    ], 2013 (the “Draw Date”) $[        ] aggregate principal amount of Notes in accordance with the terms of, and subject to the conditions set forth in, the Note Purchase Agreement.

The Issuers hereby request that the Purchaser wire $[        ] (representing the purchase price for the Notes) to the account set forth below:

[Bank Name]

[Bank Address]

ABA #:

Account Name:

Account Number:

Ref:

CLEARWIRE COMMUNICATIONS, LLC

By:
Name:
Title:

CLEARWIRE FINANCE, INC.

By:
Name:
Title:

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Annex C

Spectrum Entities

Alda Wireless Holdings, LLC

American Telecasting Development, LLC

American Telecasting of Anchorage, LLC

American Telecasting of Bend, LLC

American Telecasting of Columbus, LLC

American Telecasting of Denver, LLC

American Telecasting of Fort Myers, LLC

American Telecasting of Ft. Collins, LLC

American Telecasting of Green Bay, LLC

American Telecasting of Lansing, LLC

American Telecasting of Lincoln, LLC

American Telecasting of Little Rock, LLC

American Telecasting of Louisville, LLC

American Telecasting of Medford, LLC

American Telecasting of Michiana, LLC

American Telecasting of Monterey, LLC

American Telecasting of Redding, LLC

American Telecasting of Santa Barbara, LLC

American Telecasting of Seattle, LLC

American Telecasting of Sheridan, LLC

American Telecasting of Yuba City, LLC

ATI of Santa Rosa, LLC

ATI Sub, LLC

ATL MDS, LLC

Bay Area Cablevision, LLC

Broadcast Cable, LLC

Clearwire Hawaii Partners Spectrum, LLC

Clearwire Spectrum Holdings II LLC

Clearwire Spectrum Holdings III LLC

Clearwire Spectrum Holdings LLC

Fixed Wireless Holdings, LLC

Fresno MMDS Associates, LLC

Kennewick Licensing, LLC

NSAC, LLC

PCTV Gold II, LLC

PCTV Sub, LLC

People’s Choice TV of Houston, LLC

SCC X, LLC

Speedchoice of Phoenix, LLC

TDI Acquisition Sub, LLC

Wavepath Sub, LLC

WBS of Sacramento, LLC

WBSY Licensing, LLC

Wireless Broadband Services of America, LLC

PCTV of Salt Lake City, LLC

People’s Choice TV of St. Louis, LLC

People’s Choice TV of Albuquerque, LLC

Speedchoice of Detroit, LLC

F-1-26

Sprint (Bay Area), LLC

Transworld Telecom II, LLC

WBS Of America, LLC

WCOF, LLC

WBSFP Licensing, LLC

MVS Net, S.A. de C.V.

Imagine Communications Group Limited

F-1-27

Exhibit A

Form of Opinion of Kirkland & Ellis, LLP

F-1-28

Exhibit B

Form of Indenture

F-1-29

Exhibit C

Form of Registration Rights Agreement

F-1-30

Exhibit D

Form of Stock Delivery Agreement

F-1-31

Annex F-2

FIRST AMENDMENT TO

NOTE PURCHASE AGREEMENT

This First Amendment (the “Amendment”) to the Note Purchase Agreement (defined below) is made as of January 31, 2013 by and among: Clearwire Corporation, a Delaware corporation (the “Parent”); Clearwire Communications LLC, a Delaware limited liability company (the “Company”); Clearwire Finance, Inc., a Delaware corporation (“Finance Co” and, together with the Company, the “Issuers”); and Sprint Nextel Corporation, a Kansas corporation (the “Purchaser”, and together with the Parent and the Issuers, collectively the “Parties”).

RECITALS

WHEREAS, the Parties entered into that certain Note Purchase Agreement, dated as of December 17, 2012 (the “Note Purchase Agreement”);

WHEREAS, the Purchaser’s obligation to purchase and pay for Notes on Draw Dates occurring on or after August 1, 2013 is subject to, among other things, the execution of a Build-Out Agreement by the Purchaser, on the one hand, and the Parent or the Company, on the other hand, within 45 calendar days of the date of the Note Purchase Agreement (the “Build-Out Agreement Deadline”); and

WHEREAS, the Parties wish to extend the Build-Out Agreement Deadline as provided below.

NOW, THEREFORE, in consideration of the foregoing and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	AMENDMENT TO NOTE PURCHASE AGREEMENT

1.1    Amendment to Section 1.01 of the Note Purchase Agreement. The definition of “Agreement Condition” set forth in Section 1.01 of the Note Purchase Agreement is hereby amended and restated in its entirety as follows:

“Agreement Condition” means a Build-Out Agreement shall have been executed by the Purchaser, on the one hand, and the Parent or the Company, on the other hand, by February 28, 2013.

2.	GENERAL

2.1    Defined Terms. Capitalized terms used herein which are not otherwise defined herein shall have the meaning given to such terms in the Note Purchase Agreement.

2.2    Full Force and Effect. Except to the extent specifically amended herein or supplemented hereby, the Note Purchase Agreement remains in full force and effect.

2.3    Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page immediately follows]

F-2-1

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

CLEARWIRE CORPORATION

By:	/s/ Scott A. Hopper
Name:	Scott A. Hopper
Title:	Senior Vice President

CLEARWIRE COMMUNICATIONS LLC

By:	/s/ Scott A. Hopper
Name:	Scott A. Hopper
Title:	Senior Vice President

CLEARWIRE FINANCE, INC.

By:	/s/ Scott A. Hopper
Name:	Scott A. Hopper
Title:	Senior Vice President

SPRINT NEXTEL CORPORATION

By:	/s/ Charles R. Wunsch
Name:	Charles R. Wunsch
Title:	SVP, General Counsel and Corporate Secretary

[Signature page to the First Amendment to the Note Purchase Agreement]

F-2-2

Annex F-3

SECOND AMENDMENT TO NOTE PURCHASE AGREEMENT

This Second Amendment (this “Amendment”) to the Note Purchase Agreement (defined below) is made as of February 26, 2013 by and among: Clearwire Corporation, a Delaware corporation (the “Parent”); Clearwire Communications LLC, a Delaware limited liability company (the “Company”); Clearwire Finance, Inc., a Delaware corporation (“Finance Co” and, together with the Company, the “Issuers”); and Sprint Nextel Corporation, a Kansas corporation (the “Purchaser”, and together with the Parent and the Issuers are collectively referred to as the “Parties”).

RECITALS

WHEREAS, the Parties entered into that certain Note Purchase Agreement, dated as of December 17, 2012, as amended by that certain First Amendment to Note Purchase Agreement, dated as of January 31, 2013 (as amended through the date hereof, the “Note Purchase Agreement”).

NOW, THEREFORE, in consideration of the foregoing and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.    AMENDMENTS / ACKNOWLEDGMENT

1.1    Amendments to the Note Purchase Agreement. The Note Purchase Agreement is hereby amended as follows:

(a)	the definitions of “Agreement Condition” and “Build-Out Agreement” are hereby deleted from Section 1.01 of the Note Purchase Agreement;

(b)	Section 2.01 of the Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Agreement to Purchase. Purchaser hereby agrees, subject to the conditions hereinafter stated, to purchase from the Issuers on the applicable Draw Date set forth in Annex A hereto, at a purchase price equal to 100% of the aggregate principal amount thereof, an aggregate principal amount of Notes equal to:

(a) the Available Funding Amount; plus

(b) to the extent the Available Funding Amount in respect of a previous Draw Date shall have been decreased as a result of an Exchange Security Cut-Back, an aggregate principal amount of Notes equal to the amount of such Exchange Security Cut-Back (but only if the Exchange Securities issuable upon exchange of such Notes shall have been duly authorized and reserved as of such Draw Date).”;

(c) Section 5.02(e) of the Note Purchase Agreement is hereby deleted in its entirety, and the reference to such Section in Section 5.02(f) of the Note Purchase Agreement is hereby deleted in its entirety;

(d) the last sentence of Section 7.04 of the Note Purchase Agreement is hereby deleted in its entirety; and

(e) Section 8.01(c) of the Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:

F-3-1

“automatically, without any further action by the Parent, the Issuers or the Purchaser, if the Merger Agreement is terminated pursuant to its terms; provided, that, if the Merger Agreement is terminated pursuant to Section 6.1(c)(iii) or Section 6.1(d) thereof, this Agreement shall not be automatically terminated, but instead shall terminate pursuant to this Section 8.01(c) upon the election by the Issuers to exchange any Notes for Exchange Securities pursuant to the terms of the Indenture;”.

1.2    Acknowledgment. The Parties hereby acknowledge and agree that the Issuers failed to satisfy the conditions set forth in Section 5.02 of the Note Purchase Agreement in respect of the January 2, 2013 and February 1, 2013 Draw Dates, and the Parties hereby acknowledge and agree that the Purchaser is under no obligation to purchase any Notes that would otherwise have been available for purchase and sale as of such Draw Dates.

2.    GENERAL

2.1    Defined Terms. Capitalized terms used herein which are not otherwise defined herein shall have the meaning given to such terms in the Note Purchase Agreement.

2.1    Full Force and Effect. Except to the extent specifically amended herein or supplemented hereby, the Note Purchase Agreement remains in full force and effect.

2.2    Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

F-3-2

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

CLEARWIRE CORPORATION

By:	/s/ Hope Cochran
Name:	Hope Cochran
Title:	Chief Financial Officer

CLEARWIRE COMMUNICATIONS LLC

By:	/s/ Hope Cochran
Name:	Hope Cochran
Title:	Chief Financial Officer

CLEARWIRE FINANCE, INC.

By:	/s/ Hope Cochran
Name:	Hope Cochran
Title:	Chief Financial Officer

SPRINT NEXTEL CORPORATION

By:	/s/ Charles Wunsch
Name:	Charles Wunsch
Title:	Sr. VP, General Counsel, Corp. Secretary

[Signature page to the Second Amendment to the Note Purchase Agreement]

F-3-3

Annex G

CLEARWIRE COMMUNICATIONS LLC

and

CLEARWIRE FINANCE, INC.,

as Issuers,

GUARANTORS NAMED HEREIN,

as Guarantors,

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee

Indenture

Dated as of March 1, 2013

1.00% Exchangeable Notes due 2018

Clearwire Communications LLC

and

Clearwire Finance, Inc.*

Reconciliation and tie between Trust Indenture Act

of 1939 and Indenture, dated as of March 1, 2013

Trust Indenture Act Section	Indenture Section
§ 310 (a)(1)	6.08
(a)(2)	6.08
(a)(5)	6.08
(b)	6.09
§ 312 (a)	7.01
(b)	7.02
(c)	7.02
§ 313 (a)	7.03
(b)(1)	1.02
(b)(2)	1.02
(c)(1)	1.02, 7.03
(c)(2)	1.02, 7.03
§ 314 (a)	N/A
(a)(4)	N/A
(b)	N/A
(c)(1)	N/A
(c)(2)	N/A
(c)(3)	N/A
d)	N/A
e)	N/A
f)	N/A
§ 315 a)	6.01
b)	6.02
c)	6.01
d)	6.01
e)	6.01, 6.03
§ 316 (a)(last sentence)	1.01 (“Outstanding”)
(a)(1)(A)	5.02, 5.12
(a)(1)(B)	5.13
(b)	5.08
(c)	1.04(d)
§ 317 (a)(1)	5.03
(a)(2)	5.04
(b)	10.03
§ 318 (a)	1.11

*	This reconciliation and tie shall not, for any purpose, be deemed to be a part of this Indenture.

TABLE OF CONTENTS1

[1]	This table of contents shall not, for any purpose, be deemed to be a part of this Indenture.

EXHIBITS

EXHIBIT A — Form of Note

EXHIBIT B — Form of Certificate of Transfer

EXHIBIT C — Form of Certificate of Exchange

EXHIBIT D — Form of Supplemental Indenture

EXHIBIT E — Form of Incumbency Certificate

EXHIBIT F — Form of Notice of Exchange

EXHIBIT G — Form of Repurchase Notice

INDENTURE, dated as of March 1, 2013 (this “Indenture”), among CLEARWIRE COMMUNICATIONS LLC, a Delaware limited liability company (the “Company”) having its principal executive offices at 1475 120th Avenue NE, Bellevue, WA 98005, the direct subsidiary of the Company, CLEARWIRE FINANCE, INC., a Delaware corporation (“Finance Co” and, together with the Company, the “Issuers”) having its principal executive offices at 1475 120th Avenue NE, Bellevue, WA 98005, the Guarantors (as defined below) from time to time party hereto, and WILMINGTON TRUST, NATIONAL ASSOCIATION, a national association, as trustee (in such capacity, the “Trustee”).

RECITALS OF THE ISSUERS

The Issuers have duly authorized the creation of an issue of 1.00% Exchangeable Notes due 2018 (the “Notes”), and to provide therefor the Issuers have duly authorized the execution and delivery of this Indenture. As used herein, “Notes” shall include any Additional Notes that are issued pursuant to this Indenture unless the context otherwise requires.

Each Guarantor named in the signature pages hereto has duly authorized its Guarantee of the Notes and to provide therefor each such Guarantor has duly authorized the execution and delivery of this Indenture.

All things necessary have been done to make the Notes, when executed by the Issuers and authenticated and delivered hereunder and duly issued by the Issuers, the valid and legally binding obligations of the Issuers and to make this Indenture a valid and legally binding agreement of the Issuers, in accordance with their and its terms.

All things necessary have been done to make the Guarantees, upon execution and delivery of this Indenture, the valid obligations of each Guarantor and to make this Indenture a valid and legally binding agreement of each Guarantor, in accordance with their and its terms.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE 1

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

SECTION 1.01    Definitions.

For all purposes of this Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

(b) all other terms used herein which are defined in the Trust Indenture Act, either directly or by reference therein, have the meanings assigned to them therein, and the terms “cash transaction” and “self-liquidating paper”, as used in TIA Section 311, shall have the meanings assigned to them in the rules of the Commission adopted under the Trust Indenture Act;

(c) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP (as herein defined); and

(d) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of any Notes sold in reliance on Rule 144A.

“Act,” when used with respect to any Holder, has the meaning specified in Section 1.04(a) of this Indenture.

“Additional Notes” has the meaning set forth in Section 3.03.

“Additional Settlement Consideration” has the meaning specified in Section 13.04(c) of this Indenture.

“Additional Shares” has the meaning specified in Section 13.05(a) of this Indenture.

“Adjusted Net Assets” has the meaning specified in Section 12.05 of this Indenture.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent” means any Note Registrar, co-registrar, Paying Agent, Exchange Agent, or additional paying or exchange agent.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Authenticating Agent” has the meaning specified in Section 6.12 of this Indenture.

“Bankruptcy Law” means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

“Blockage Notice” has the meaning specified in Section 14.03 of this Indenture.

“Board of Directors” means:

(1) with respect to a corporation, the Board of Directors of the corporation or any committee thereof duly authorized to act on behalf of the Board of Directors with respect to the relevant matter;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limit liability company, the Board of Directors of the managing member; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and, if required by this Indenture, delivered to the Trustee.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in The City of New York or the place of payment are authorized or obligated by law, regulation or executive order to close.

“Capital Stock” means

(1) in the case of a corporation, corporate stock,

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock,

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Class B Common Stock” means Class B common stock of Parent, par value $0.0001 per share.

“Class B Common Units” has the meaning specified in the Operating Agreement.

“Clause A Distribution” has the meaning specified in Section 13.06(c) of this Indenture.

“Clause B Distribution” has the meaning specified in Section 13.06(c) of this Indenture.

“Clause C Distribution” has the meaning specified in Section 13.06(c) of this Indenture.

“Clearstream” means Clearstream Banking, Société Anonyme, and its successors.

“Clearwire International” means Clearwire International, LLC, a Washington limited liability company.

“close of business” means 5:00 p.m., New York City time.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or, if at any time after the execution of this Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

“Common Stock” means the Class A common stock of Parent, par value $0.0001 per share, subject to Section 13.08 hereto.

“Company” means the Person named as the “Company” in the first paragraph of this Indenture, until a successor Person shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Company” shall mean such successor Person.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(a) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(b) to advance or supply funds

(1) for the purchase or payment of any such primary obligation, or

(2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Corporate Trust Office” means the principal corporate trust office of the Trustee, at which at any particular time its corporate trust business shall be administered, which office at the date of execution of this Indenture is located at Wilmington Trust, National Association, Corporate Capital Markets, 50 South Sixth Street, Suite 1290, Minneapolis, MN 55402-1544, Attention: Clearwire Communications LLC Administrator, except that with respect to presentation of the Notes for payment or for registration of transfer or exchange, such term shall mean the office or agency of the Trustee at which, at any particular time, its corporate agency business shall be conducted.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Defaulted Interest” has the meaning specified in Section 3.07 of this Indenture.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 3.11 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means The Depository Trust Company (“DTC”), its nominees and their respective successors.

“Designated First Lien Indebtedness” means any Obligations outstanding under the First-Priority Indentures.

“Distributed Property” has the meaning specified in Section 13.06(c) of this Indenture.

“Domestic Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than a Foreign Subsidiary.

“Effective Date” has the meaning specified in Section 13.05(c) of this Indenture.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equityholders’ Agreement” means the Equityholders Agreement dated as of the effective date of the Restated Certificate of Incorporation, by and among Parent, Sprint HoldCo, LLC, Eagle River Holdings, LLC, Comcast Wireless Investment I, Inc., Comcast Wireless Investment II, Inc., Comcast Wireless Investment III, Inc., Comcast Wireless Investment IV, Inc., Comcast Wireless Investment V, Inc., TWC Wireless Holdings I LLC, TWC Wireless Holdings II LLC, TWC Wireless Holdings III LLC, Google Inc., BHN Spectrum Investments, LLC, Intel Capital Wireless Investment Corporation 2008A, Intel Capital Wireless Investment Corporation 2008B, Intel Capital Wireless Investment Corporation 2008C, Intel Capital Corporation, Intel Capital (Cayman) Corporation, and Middlefield Ventures, Inc., as amended on December 8, 2010 (as the same may be further amended, amended and restated, supplemented or otherwise modified from time to time).

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system.

“Event of Default” has the meaning specified in Section 5.01 of this Indenture.

“Ex-Dividend Date” means the first date on which shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance or distribution in question, from Parent or, if applicable, from the seller of Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Exchange Agent” has the meaning specified in Section 10.02 of this Indenture. The Trustee will initially act as Exchange Agent.

“Exchange Date” has the meaning specified in Section 13.03(c) of this Indenture.

“Exchange Obligation” has the meaning specified in Section 13.01 of this Indenture.

“Exchange Privilege Condition” means either of the following shall have occurred: (a) the Merger Agreement shall have been terminated in accordance with its terms, or (b) the transactions contemplated by the Merger Agreement shall have been consummated.

“Exchange Rate” has the meaning specified in Section 13.01 of this Indenture.

“Exchange Shares” means any shares of Common Stock issuable upon exchange of the Notes pursuant to Article Thirteen.

“FCC” means the Federal Communications Commission and any successor thereto.

“FCC License” means any paging, mobile telephone, specialized mobile radio, microwave or personal communications services and any other license, permit, consent, certificate of compliance, franchise, approval, waiver or authorization granted or issued by the FCC, including any of the foregoing authorizing or permitting the acquisition, construction or operation of any Wireless Communications System.

“FCC License Rights” means any right, title or interest in, to or under any FCC License, whether directly or indirectly held, including, without limitation, any rights owned, granted, approved or issued directly or indirectly by the FCC or held, leased, licensed or otherwise acquired from or through any party (including without limitation any rights under Spectrum Leases).

“Fee Entitlement Termination” has the meaning given such term in the Merger Agreement.

“Fee Waiver” has the meaning given such term in the Merger Agreement.

“Finance Co” means the Person named as the “Finance Co” in the first paragraph of this Indenture, until a successor Person shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Finance Co” shall mean such successor Person.

“First-Priority Indentures” means the indentures pursuant to which the First-Priority Notes were issued.

“First-Priority Notes” means (i) the Issuers’ existing 12% Senior Secured Notes due 2015 outstanding on the Issue Date and (ii) the Issuers’ existing 14.75% First-Priority Senior Secured Notes due 2016 outstanding on the Issue Date.

“Foreign Subsidiary” means, with respect to any Person, (1) any Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia, and any Subsidiary of such Subsidiary and (2) Clearwire International.

“Fundamental Change” shall be deemed to have occurred if, after the Issue Date, any of the following occurs:

(1) (A) the consummation of any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, recapitalization or otherwise) in connection with which 90% or more of the Common Stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration 10% or more of which is not common stock that is listed on, or immediately after the transaction or event will be listed on, the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market; or

(B) Permitted Holders shall own, acquire or control (or have the right to own, acquire or control) shares of Common Stock that were issued by Parent to the public prior to the Issue Date to the extent any such shares constitute more than 1% of the shares of Common Stock outstanding as of the Issue Date; provided, that this clause (B) shall not apply to Sprint or its Affiliates; or

(C) either of the Issuers becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any “person” or “group” (within the meaning of Section 13(d) or Section 14(d)(2) of the Exchange Act or any successor provision) including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or other acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of a majority or more of the total voting power of the voting stock of Parent or any of its direct or indirect parents; or

(2) Parent is involved in a consolidation with or merger into any other person, or any merger of another person (other than one of its Subsidiaries) into Parent, or any other similar transaction or series of related transactions pursuant to which shares of Common Stock will be converted into cash, securities or other property or Parent sells, leases or transfers in one transaction or a series of related transactions all or substantially all of the property and assets of Parent and its Subsidiaries, taken as a whole; provided, however, that a Fundamental Change will not be deemed to have occurred pursuant to this clause (2) if at least 90% of the consideration received, excluding cash payments for fractional shares, by holders of Common Stock in the transaction or transactions under this clause (2) consists of shares of common stock that are listed on the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors) and as a result of this transaction or transactions, the Notes become convertible or exchangeable into such consideration; or

(3) Common Stock (or any other security into which the Notes become convertible or exchangeable in connection with a reorganization event of Parent) ceases to be listed on the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market; or

(4) Shareholders of Parent approve any plan for its liquidation, dissolution or termination;

provided, that any transaction with Sprint or its Affiliates, including, without limitation, the Sprint Merger, shall not constitute a Fundamental Change.

“Fundamental Change Issuer Notice” has the meaning specified in Section 11.02(c) of this Indenture.

“Fundamental Change Repurchase Date” has the meaning specified in Section 11.02(a) of this Indenture.

“Fundamental Change Repurchase Notice” has the meaning specified in Section 11.02(b) of this Indenture.

“Fundamental Change Repurchase Price” has the meaning specified in Section 11.02(a) of this Indenture.

“Funding Guarantor” has the meaning specified in Section 12.05 of this Indenture.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date. At any time after the Issue Date, the Issuers may elect to apply International Financial Reporting Standards (“IFRS”) accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Indenture); provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in this Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Issuers’ election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Issuers shall give notice of any such election made in accordance with this definition to the Trustee and the Holders of Notes.

“Global Note Legend” means the legend set forth in Section 2.03 hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means the Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bear the Global Note Legend and that have the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01 hereof.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuers’ obligations under this Indenture.

“Guarantee Blockage Notice” has the meaning specified in Section 15.03 of this Indenture.

“Guarantee Payment Blockage Period” has the meaning specified in Section 15.03 of this Indenture.

“Guarantor” means each Wholly Owned Domestic Subsidiary of the Company on the Issue Date and any other Persons that become guarantors under this Indenture in accordance with the terms of this Indenture.

“Guarantor Payment Default” has the meaning specified in Section 15.03 of this Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under

(a) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(b) other agreements or arrangements designed to manage, hedge or protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Holder” means a registered holder of Notes.

“Indebtedness” means, with respect to any Person,

(a) any indebtedness (including principal and premium) of such Person, whether or not contingent

(1) in respect of borrowed money;

(2) evidenced by bonds, Notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof);

(3) representing the deferred and unpaid balance of the purchase price of any property (including capitalized lease obligations), except any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business; or

(4) representing any interest rate Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person, other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(c) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person;

provided, however, that (x) Contingent Obligations incurred in the ordinary course of business, (y) Spectrum Leases or any guarantee of obligations under Spectrum Leases or FCC License Rights and (z) obligations under or in respect of Receivables Facilities shall be deemed not to constitute Indebtedness.

“Indenture” means this instrument as originally executed and as it may from time to time be supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof, including, for all purposes of this Indenture and any such supplemental indenture, the provisions of the Trust Indenture Act that are deemed to be part of and govern this instrument and any such supplemental indenture, respectively.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Interest Payment Date” means the Stated Maturity of an installment of interest on the Notes.

“Issue Date” means March 1, 2013.

“Issuer Request” or “Issuer Order” means a written request or order (which may be in the form of a standing order or request) delivered to the Trustee and signed in the name of each of the Issuers, in each case by any of the following Officers: Chairman, President, any Vice President, Treasurer or an Assistant Treasurer.

“Issuers” means the Persons named as the “Issuers” in the first paragraph of this Indenture, until successor Persons shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Issuers” shall mean such successor Persons.

“Issuers’ Cancellation Condition” means that a Fee Entitlement Termination shall have occurred and no Fee Waiver shall have been delivered within the required time period set forth in Section 6.3(c) of the Merger Agreement.

“Issuers’ Exchange Condition” means that the Merger Agreement shall have been terminated pursuant to Section 6.1(c)(iii) thereof.

“Last Reported Sale Price” of the Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded. If the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date as reported by OTC Markets Group, Inc. or a similar organization. If the Common Stock is not so quoted, the “Last Reported Sale Price” shall be the average of the midpoint of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Issuers for this purpose.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Maturity,” when used with respect to any Note, means the date on which the principal of such Note or an installment of principal becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, notice of repurchase or otherwise.

“Maturity Date” means June 1, 2018.

“Merger Agreement” has the meaning set forth in the Note Purchase Agreement.

“Merger Event” has the meaning specified in Section 13.08(a) of this Indenture.

“Non-U.S. Person” means a Person who is not a U.S. Person (as defined in Regulation S).

“Non-Guarantor Payment Default” has the meaning specified in Section 15.03 of this Indenture.

“Non-payment Default” has the meaning specified in Section 14.03 of this Indenture.

“Note Documents” means the Notes, the Guarantees and this Indenture.

“Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of December 17, 2012, as amended by the First Amendment to the Note Purchase Agreement, dated as of January 31, 2013, and the Second Amendment to the Note Purchase Agreement, dated as of February 26, 2013, among Parent, the Company, Finance Co and Sprint.

“Note Register” and “Note Registrar” have the respective meanings specified in Section 3.05.

“Notes” has the meaning stated in the first recital of this Indenture and more particularly means any Notes authenticated and delivered under this Indenture. The Notes, including the Additional Notes, shall be treated as a single class for all purposes of this Indenture, and unless the context otherwise requires, all references to the Notes shall include any Additional Notes.

“Notice of Exchange” has the meaning specified in Section 13.03(b) of this Indenture.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board of Directors, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company or Finance Co.

“Officers’ Certificate” means a certificate signed on behalf of the Issuers by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company that meets the requirements set forth in this Indenture.

“open of business” means 9:00 a.m., New York City time.

“Operating Agreement” means the Amended and Restated Operating Agreement of the Company, dated as of November 28, 2008, as amended, supplemented or otherwise modified from time to time.

“Opinion of Counsel” means, with respect to any Person, a written opinion reasonably acceptable to the Trustee from legal counsel. The counsel may be counsel for such Person, including an employee of such Person.

“Outstanding,” when used with respect to Notes, means, as of the date of determination, all Notes theretofore authenticated and delivered under this Indenture, except:

(i) Notes theretofore cancelled by the Trustee or delivered to the Trustee for cancellation;

(ii) Notes, or portions thereof, that have become due and payable (whether at the Maturity Date, upon any Fundamental Change Repurchase Date or upon exchange or otherwise) and for whose payment money in the necessary amount and shares of Common Stock (or other consideration due upon exchange), as applicable, has been theretofore deposited with the Trustee or any Paying Agent (other than the Issuers) in trust or set aside and segregated in trust by the Issuers (if any Issuer shall act as Paying Agent) for the Holders of such Notes; and

(iii) Notes which have been paid pursuant to Section 3.06 or in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture, other than any such Notes in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Notes are held by a bona fide purchaser in whose hands the Notes are valid obligations of the Issuers;

provided, however, that in determining whether the Holders of the requisite principal amount of Outstanding Notes have given any request, demand, authorization, direction, consent, notice or waiver hereunder, and for the purpose of making the calculations required by TIA Section 313, Notes owned by the Issuers or any other obligor upon the Notes or any Affiliate of the Company (other than Sprint) or such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in making such calculation or in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes which a Responsible Officer of the Trustee actually knows to be so owned shall be so disregarded.

“Parent” means Clearwire Corporation and its successors.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“pay its Guarantee” has the meaning specified in Section 15.03 of this Indenture.

“pay the Notes” has the meaning specified in Section 14.03 of this Indenture.

“Paying Agent” has the meaning specified in Section 10.02 of this Indenture. The Trustee will initially act as Paying Agent.

“Payment Blockage Notice” has the meaning specified in Section 14.03 of this Indenture.

“Payment Default” has the meaning specified in Section 14.03 of this Indenture.

“Permitted Holders” means (i) Sprint, Comcast Corporation, Bright House Networks, LLC and Intel Corporation, any of their respective successors and their respective Affiliates or (ii) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members, provided that in the case of such “group” and without giving effect to the existence of such “group” or any other “group,” such Persons specified in (i), collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities held by such “group”; provided, that for purposes of clause (1)(B) of the definition of Fundamental Change, Affiliate shall mean a direct or indirect Subsidiary of such Person or such

Person’s parent company or any Affiliate that such Person (or its parent company) can directly or indirectly control or otherwise cause to refrain from purchasing securities.

“Permitted Junior Securities” means:

(1) equity interests in the Company, any Guarantor or any direct or indirect parent of the Company; or

(2) unsecured debt securities that are subordinated to all Senior Indebtedness (and any debt securities issued in exchange for Senior Indebtedness) to substantially the same extent as, or to a greater extent than, the Notes and the related Guarantees are subordinated to Designated First Lien Indebtedness hereunder;

provided that the term “Permitted Junior Securities” shall not include any securities distributed pursuant to a plan of reorganization if the Indebtedness under Designated First Lien Indebtedness is treated as part of the same class as the Notes for purposes of such plan of reorganization; provided, further that to the extent that any Designated First Lien Indebtedness outstanding on the date of consummation of any such plan of reorganization is not paid in full in cash on such date, the holders of any Designated First Lien Indebtedness not so paid in full in cash have consented to the terms of such plan of reorganization.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 3.06 in exchange for a mutilated Note or in lieu of a lost, destroyed or stolen Note shall be deemed to evidence the same debt as the mutilated, lost, destroyed or stolen Note.

“Private Placement Legend” has the meaning specified in Section 2.03 of this Indenture.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Receivables Facility” means one or more receivables financing facilities, as amended from time to time, the Indebtedness of which is non-recourse (except for standard representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuers and the Guarantors pursuant to which the Issuers and/or any of their Subsidiaries sells their accounts receivable to a Person that is not a Guarantor.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock (or other security) have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors of Parent, by statute, by contract or otherwise).

“Reference Property” has the meaning specified in Section 13.08(a) of this Indenture.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the Issue Date, between the Issuers, the Guarantors, Parent and Sprint, as such agreement may be amended, modified or supplemented from time to time.

“Regular Record Date” has the meaning specified in Section 3.01 of this Indenture.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 903 of Regulation S.

“Responsible Officer,” when used with respect to the Trustee, means any vice president, any assistant treasurer, any trust officer or assistant trust officer, or any other officer of the Trustee customarily performing functions similar to those performed by any of the above-designated officers, in each case assigned by the Trustee to administer its corporate trust matters, and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend (which shall initially include all Notes issued to Sprint).

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Period” means the distribution compliance period applicable to domestic issuers set forth in Regulation S.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“Secured Notes” means, collectively, (i) the First Priority Notes and (ii) the Issuers’ 12% Second-Priority Secured Notes due 2017 outstanding on the Issue Date.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the Commission promulgated thereunder.

“Senior Indebtedness” means

(a) all Hedging Obligations (and guarantees thereof) permitted to be incurred under the terms of the indentures governing the Secured Notes;

(b) any other Indebtedness of the Issuers or any Guarantor permitted to be incurred under the terms of the indentures governing the Secured Notes, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes or any Guarantee; and

(c) all Obligations with respect to the items listed in the preceding clauses (a) and (b).

“Sprint Merger” means the transactions contemplated by the Merger Agreement.

“Significant Subsidiary” means any Guarantor that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date hereof. “Special Record Date” for the payment of any Defaulted Interest means a date fixed by the Trustee pursuant to Section 3.07.

“Spectrum Lease” any lease, license, agreement or other arrangement pursuant to which the Issuers or any Guarantor leases, licenses or otherwise acquires or obtains any rights, whether exclusive or non-exclusive, with respect to any FCC License, to which the Issuers or any Guarantor is now or may hereafter become a party, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Spin-Off” has the meaning specified in Section 13.06(c) of this Indenture.

“Sprint” means Sprint Nextel Corporation, a Kansas corporation.

“Stated Maturity” when used with respect to any Note or any installment of principal thereof or interest thereon, means the date specified in such Notes as the fixed date on which the principal of such Notes or such installment of principal or interest is due and payable.

“Stock Delivery Agreement” means the Stock Delivery Agreement, by and among the Issuers and Parent, dated the date hereof.

“Stock Price” has the meaning specified in Section 13.05(c) of this Indenture.

“Subordinated Indebtedness” means

(a) with respect to the Issuers, any Indebtedness of the Issuers which is by its terms subordinated in right of payment to the Notes, and

(b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to the Guarantee of such Guarantor.

“Subsidiary” means, with respect to any Person,

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2) any partnership, joint venture, limited liability company or similar entity of which

(x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y) such Person or any Subsidiary of such Person is a controlling general partner managing member of such entity.

“Successor Company” has the meaning specified in Section 8.01 of this Indenture.

“Successor Person” has the meaning specified in Section 8.02 of this Indenture.

“Trading Day” means a day on which (i) trading in the Common Stock generally occurs on the NASDAQ Global Select Market or, if the Common Stock is not then listed on the NASDAQ Global Select Market, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded and (ii) a Last Reported Sale Price for the Common Stock is available on such securities exchange or market; provided that if the Common Stock (or other security for which a closing sale price must be determined) is not so listed or traded, “Trading Day” means a Business Day.

“Trigger Event” has the meaning specified in Section 13.06(c) of this Indenture.

“Trust Indenture Act” or “TIA” means the Trust Indenture Act of 1939 as in force at the date as of which this Indenture was executed, except as provided in Section 9.05.

“Trustee” means the Person named as the “Trustee” in the first paragraph of this Indenture until a successor Trustee shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Trustee” shall mean such successor Trustee.

“unit of Reference Property” has the meaning specified in Section 13.08(a) of this Indenture.

“Valuation Period” has the meaning specified in Section 13.06(c) of this Indenture.

“Wholly Owned,” when referring to a Subsidiary of any Person, means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

“Wireless Communications System” means any system to provide telecommunications services, including, without limitation, specialized mobile radio system, radio paging system, mobile telephone system, cellular radio telecommunications system, conventional mobile telephone system, personal communications system, EBS/ITFS-based system or BRS/MDS/MMDS-based system, data transmission system or any other paging, mobile telephone, radio, microwave, communications, broadband or data transmission system.

SECTION 1.02    Compliance Certificates and Opinions.

Upon any application or request by the Issuers to the Trustee to take any action under any provision of this Indenture, the Issuers shall furnish to the Trustee an Officers’ Certificate stating that all conditions precedent, if any, provided for in this Indenture (including any covenant compliance with which constitutes a condition precedent) relating to the proposed action have been complied with and an Opinion of Counsel stating that in the opinion of such counsel all such conditions precedent, if any, have been complied with, except that in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this Indenture relating to such particular application or request, no additional certificate or opinion need be furnished.

Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than pursuant to Section 10.05(a)) shall include:

(1) a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of each such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

SECTION 1.03    Form of Documents Delivered to Trustee.

In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an officer of the Company or Finance Co may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any such certificate or opinion of counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of the Company or Finance Co stating that the information with respect to such factual matters is in the possession of the Company or Finance Co, as applicable, unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

SECTION 1.04    Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agents duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Issuers. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Issuers, if made in the manner provided in this Section.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by a signer acting in a capacity other than his individual capacity, such certificate or affidavit shall also constitute sufficient proof of authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c) The principal amount and serial numbers of Notes held by any Person, and the date of holding the same, shall be proved by the Note Register.

(d) If the Issuers shall solicit from the Holders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Issuers may, at their option, by or pursuant to a Board Resolution, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Issuers shall have no obligation to do so. Notwithstanding TIA Section 316(c), such record date shall be the record date specified in or pursuant to such Board Resolution, which shall be a date not earlier than the date 30 days prior to the first solicitation of Holders generally in connection therewith and not later than the date such solicitation is completed. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of Outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the Outstanding Notes shall be computed as of such record date; provided that no such authorization, agreement or consent by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than eleven months after the record date. Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee, the Issuers or any Guarantor in reliance thereon, whether or not notation of such action is made upon such Note.

SECTION 1.05    Notices, Etc., to Trustee, Issuers, Any Guarantor and Agent.

Any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by this Indenture to be made upon, given or furnished to, or filed with,

(1) the Trustee by any Holder or by the Issuers or any Guarantor shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing (which may be via facsimile) to or with the Trustee at Wilmington Trust, National Association, Corporate Capital Markets, 50 South Sixth Street, Suite 1290, Minneapolis, MN 55402-1544, Fax (612) 217-5651, Attention: Clearwire Communications LLC Administrator, or

(2) the Issuers or any Guarantor by the Trustee or by any Holder shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if made, given, furnished or delivered in writing and mailed, first-class postage prepaid, or delivered by recognized overnight courier, to the Issuers or such Guarantor addressed to it at the address of its principal office specified in the first paragraph, Attention: General Counsel, or at any other address previously furnished in writing to the Trustee by the Issuers or such Guarantor.

SECTION 1.06    Notice to Holders; Waiver.

Where this Indenture provides for notice of any event to Holders by the Issuers or the Trustee, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his address as it appears in the Note Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. Notices given by publication shall be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, shall be deemed given five calendar days after mailing.

In case by reason of the suspension of or irregularities in regular mail service or by reason of any other cause, it shall be impracticable to mail notice of any event to Holders when such notice is required to be given pursuant to any provision of this Indenture, then any manner of giving such notice as shall be satisfactory to the Trustee shall be deemed to be a sufficient giving of such notice for every purpose hereunder.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption) to a Noteholder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary for such Note (or its designee) pursuant to the applicable procedures of the Depositary.

Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

SECTION 1.07    Effect of Headings and Table of Contents.

The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

SECTION 1.08    Successors and Assigns.

All agreements of the Issuers in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 12.08 hereof.

SECTION 1.09    Separability Clause.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 1.10    Benefits of Indenture.

Nothing in this Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto, any Paying Agent, any Exchange Agent, any Note Registrar and their successors hereunder, the Holders and, with respect to any provisions hereof relating to the subordination of the Notes or the rights of holders of Designated First Lien Indebtedness, the holders of Designated First Lien Indebtedness, any benefit or any legal or equitable right, remedy or claim under this Indenture.

SECTION 1.11    Governing Law.

This Indenture, the Notes and any Guarantee shall be governed by and construed in accordance with the laws of the State of New York. This Indenture is subject to the provisions of the Trust Indenture Act that are referred to herein or are otherwise required to be part of this Indenture and shall, to the extent applicable, be governed by such provisions.

SECTION 1.12    Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to Trust Indenture Act Section 3.12(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuers, the Trustee, the Note Registrar and anyone else shall have the protection of Trust Indenture Act Section 3.12(c).

SECTION 1.13    Legal Holidays.

In any case where any Interest Payment Date, Fundamental Change Repurchase Date, Stated Maturity or Maturity of any Note shall not be a Business Day, then (notwithstanding any other provision of this Indenture or of the Notes) payment of principal (or premium, if any) or interest need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, Fundamental Change Repurchase Date or at the Stated Maturity or Maturity; provided that no interest shall accrue for the period from and after such Interest Payment Date, Fundamental Change Repurchase Date, Stated Maturity or Maturity, as the case may be.

SECTION 1.14    No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, incorporator or stockholder of the Issuers or any Guarantor or any of their parent companies shall have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Guarantees or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Note and the related Guarantee waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Guarantees. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

SECTION 1.15    Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with another provision which is required to be included in this Indenture by the TIA, the provision required by the TIA shall control. If any provision of this Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the latter provision shall be deemed to apply to this Indenture as so modified or excluded, as the case may be.

SECTION 1.16    Counterparts.

This Indenture may be executed in any number of counterparts, each of which shall be original; but such counterparts shall together constitute but one and the same instrument.

SECTION 1.17    USA Patriot Act.

The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act the Trustee and Agents, like all financial institutions and in order to help fight the funding of terrorism and money laundering, are required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this Indenture agree that they will provide the Trustee and the Agents with such information as they may request in order to satisfy the requirements of the USA Patriot Act.

SECTION 1.18    Waiver of Jury Trial.

EACH OF THE ISSUERS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 1.19    Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with its banking practices to resume performance as soon as practicable under the circumstances.

SECTION 1.20    Calculations.

Except as otherwise provided herein, the Issuers shall be responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determinations of the Last Reported Sale Prices of the Common Stock, accrued interest payable on the Notes and the Exchange Rate of the Notes. The Issuers shall make all these calculations in good faith and, absent manifest error, the Issuers’ calculations shall be final and binding on Holders of Notes. The Issuers shall provide a schedule of their calculations to each of the Trustee and the Exchange Agent, and each of the Trustee and Exchange Agent is entitled to rely conclusively upon the accuracy of the Issuers’ calculations without independent verification. The Trustee will forward the Issuers’ calculations to any Holder of Notes upon the request of that Holder at the sole cost and expense of the Issuers.

ARTICLE 2

NOTE FORMS

SECTION 2.01    Forms Generally.

The Notes shall be known and designated as “1.00% Exchangeable Notes due 2018” of the Issuers. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in minimum denominations of $1,000 and any integral multiple of $1,000 in excess thereof.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Issuers, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

Notes shall be printed, lithographed, typewritten or engraved on steel-engraved borders or may be produced in any other manner, all as determined by the Officers of the Issuers executing such Notes, as evidenced by their execution of such Notes.

Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and repurchases. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 3.11 hereof.

The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Global Note that are held by Participants through Euroclear or Clearstream.

SECTION 2.02    Form of Trustee’s Certificate of Authentication.

The Trustee shall, upon receipt of an Issuer Order, authenticate Notes for original issue that may be validly issued under this Indenture, including any Additional Notes. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Issuers pursuant to one or more Issuer Orders, except as provided in Section 3.06 hereof.

The Trustee may appoint an authenticating agent acceptable to the Issuers to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuers.

Subject to Section 6.11, the Trustee’s certificate of authentication shall be in substantially the following form:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION.

This is one of the Notes referred to in the within-mentioned Indenture.

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee
Dated:
By
Authorized Signatory

SECTION 2.03    Restrictive Legends.

To the extent required under applicable U.S. securities laws, each Note shall bear the following legend set forth below (the “Private Placement Legend”) on the face thereof:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE ISSUERS OR ANY SUBSIDIARY THEREOF, (B) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 903 OR RULE 904 UNDER THE SECURITIES ACT, (D) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (E) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

Each Global Note shall also bear the following legend on the face thereof:

UNLESS THIS CERTIFICATE IS PRESENTED, BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY OR SUCH OTHER REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL BECAUSE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN SECTION 3.11 OF THE INDENTURE.

Each Exchange Share shall bear the following (except to the extent that such legend is not required under applicable U.S. securities laws):

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE ISSUERS OR ANY SUBSIDIARY THEREOF, (B) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 903 OR RULE 904 UNDER THE SECURITIES ACT, (D) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (E) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

Each Regulation S Global Note and Exchange Share sold pursuant to Regulation S shall bear a legend in substantially the following form:

BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON, NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON, AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

Each Note issued hereunder that has more than a de minimis amount of original issue discount for U.S. Federal Income Tax purposes shall bear a legend in substantially the following form:

THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR SUCH NOTES BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO THE ISSUERS AT THE FOLLOWING ADDRESS: CLEARWIRE COMMUNICATIONS LLC, 1475 120TH AVENUE NE, BELLEVUE, WA 98005, ATTENTION: GENERAL COUNSEL, AND CLEARWIRE FINANCE, INC., 1475 120TH AVENUE NE, BELLEVUE, WA 98005, ATTENTION: GENERAL COUNSEL.

ARTICLE 3

THE NOTES

SECTION 3.01 Title and Terms.

The aggregate principal amount of Notes which may be authenticated and issued under this Indenture is not limited; provided, however, that any Additional Notes issued under this Indenture are issued in accordance with Section 3.03 hereof, as part of the same series as the Notes and pursuant to the terms of the Note Purchase Agreement; provided, further, that the first $120 million of Notes issued under this Indenture shall be issued in such a manner so as to be able to be cancelled pursuant Section 13.01(b) hereof.

The Notes shall be known and designated as the “1.00% Exchangeable Notes due 2018” of the Issuers. The Stated Maturity of the Notes shall be June 1, 2018, and the Notes shall bear interest at the rate of 1.00% per annum from the date of their issuance, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, payable on June 1 and December 1 in each year commencing on the first June 1 or December 1 to occur after the Notes have been issued and at said Stated Maturity, until the principal thereof is paid or duly provided for and to the Person in whose name the Note (or any predecessor Note) is registered at the close of business on the May 15 and November 15 (whether or not a Business Day) immediately preceding such Interest Payment Date (each, a “Regular Record Date”).

The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of the Issuers maintained for such purpose or, at the option of the Issuers, payment of interest may be made by check mailed or wire transfer to the Holders of the Notes at their respective addresses set forth in the Note Register of Holders; provided that all payments of principal, premium, if any, and interest, if any, with respect to Notes represented by one or more Global Notes registered in the name of or held by Depositary or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Issuers, the Issuers’ office or agency shall be the office of the trustee maintained for such purpose.

The Notes shall be subject to repurchase as provided in Article Eleven and exchangeable as provided in Article Thirteen.

The due and punctual payment of principal of, premium, if any, and interest on the Notes payable by the Issuers are irrevocably and unconditionally guaranteed, to the extent set forth herein, by each of the Guarantors.

SECTION 3.02 Denominations.

The Notes shall be issuable only in registered form without coupons and only in minimum denominations of $1,000 and any integral multiple of $1,000 in excess thereof.

SECTION 3.03 Execution, Authentication, Delivery and Dating.

The Notes shall be executed on behalf of the Company and Finance Co by any two Officers of each of Company and Finance Co. The signature of any Officer on the Notes may be manual or facsimile signatures of the present or any future such authorized officer and may be imprinted or otherwise reproduced on the Notes.

Notes bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Company and Finance Co shall bind the Company and Finance Co, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Notes or did not hold such offices at the date of such Notes.

At any time and from time to time after the execution and delivery of this Indenture, the Issuers may deliver Notes executed by the Issuers to the Trustee for authentication, together with an Issuer Order for the authentication and delivery of such Notes, and the Trustee in accordance with such Issuer Order shall authenticate and deliver such Notes.

On the Issue Date, the Issuers shall deliver the Notes in the aggregate principal amount set out in the applicable Draw Notice delivered in accordance with the Note Purchase Agreement (a copy of which shall be provided to the Trustee) and executed by the Issuers to the Trustee for authentication, together with an Issuer Order for the authentication and delivery of such Notes, directing the Trustee to authenticate the Notes and certifying that all conditions precedent to the issuance of Notes contained herein have been fully complied with, and the Trustee in accordance with such Issuer Order shall authenticate and deliver such Notes. At any time and from time to time after the Issue Date and in accordance with the Note Purchase Agreement, the Issuers may deliver additional Notes having identical terms and conditions to the Notes issued on the Issue Date (the “Additional Notes”) executed by the Issuers to the Trustee for authentication, together with an Issuer Order for the authentication and delivery of such Additional Notes, directing the Trustee to authenticate the Additional Notes and certifying that the issuance of such Additional Notes is in compliance with Article Ten hereof and that all other conditions precedent to the issuance of Notes contained herein and the Note Purchase Agreement have been fully complied with, and the Trustee in accordance with such Issuer Order shall authenticate and deliver such Additional Notes. In each case, the Trustee shall receive an Officers’ Certificate and an Opinion of Counsel of the Issuers that it may reasonably require in connection with such authentication of Notes. Such order shall specify the amount of Notes to be authenticated and the date on which the original issue of Notes is to be authenticated.

Each Note shall be dated the date of its authentication.

No Note shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose unless there appears on such Note a certificate of authentication substantially in the form provided for herein duly executed by the Trustee by manual signature of an authorized officer, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder and is entitled to the benefits of this Indenture.

In case an Issuer or any Guarantor, pursuant to Article Eight, shall be consolidated or merged with or into any other Person or shall convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, and the successor Person resulting from such consolidation, or surviving such merger, or into which such Issuer or such Guarantor shall have been merged, or the Person which shall have received a conveyance, transfer, lease or other disposition as aforesaid, shall have executed a supplemental indenture in the form of Exhibit D hereto with the Trustee pursuant to Article Eight, any of the Notes authenticated or delivered prior to such consolidation, merger, conveyance, transfer, lease or other disposition may, from time to time, at the request of the successor Person, be exchanged for other Notes executed in the name of the successor Person with such changes in phraseology and form as may be appropriate, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon Issuer Request of the successor Person, shall authenticate and deliver Notes as specified in such request for the purpose of such exchange. If Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section in exchange or substitution for or upon registration of transfer of any Notes, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time Outstanding for Notes authenticated and delivered in such new name.

SECTION 3.04 Temporary Notes.

Pending the preparation of definitive Notes, the Issuers may execute, and upon Issuer Order the Trustee shall authenticate and deliver, temporary Notes which are printed, lithographed, typewritten, mimeographed or otherwise produced, in any authorized denomination, substantially of the tenor of the definitive Notes in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations as the officers executing such Notes may determine, as conclusively evidenced by their execution of such Notes.

If temporary Notes are issued, the Issuers will cause definitive Notes to be prepared without unreasonable delay. After the preparation of definitive Notes, the temporary Notes shall be exchangeable for definitive Notes upon surrender of the temporary Notes at the office or agency of the Issuers designated for such purpose pursuant to Section 10.02, without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Issuers shall execute and the Trustee shall authenticate and deliver in exchange therefor a like principal amount of definitive Notes of authorized denominations. Until so exchanged, the temporary Notes shall in all respects be entitled to the same benefits under this Indenture as definitive Notes.

SECTION 3.05 Registration, Registration of Transfer and Exchange.

The Issuers shall cause to be kept at the Corporate Trust Office of the Trustee a register (the register maintained in such office and in any other office or agency designated pursuant to Section 10.02 being herein sometimes referred to as the “Note Register”) in which, subject to such reasonable regulations as it may prescribe, the Issuers shall provide for the registration of Notes and of transfers of Notes. The Note Register shall be in written form or any other form capable of being converted into written form within a reasonable time. At all reasonable times, the Note Register shall be open to inspection by the Trustee. The Trustee is hereby initially appointed as note registrar (the “Note Registrar”) for the purpose of registering Notes and transfers of Notes as herein provided.

Upon surrender for registration of transfer of any Note at the office or agency of the Issuers designated pursuant to Section 10.02, the Issuers shall execute, and upon Issuer Order the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denomination or denominations of a like aggregate principal amount.

At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination and of a like aggregate principal amount, upon surrender of the Notes to be exchanged at such office or agency. Whenever any Notes are so surrendered for exchange, the Issuers shall execute, and upon Issuer Order the Trustee shall authenticate and deliver, the Notes which the Holder making the exchange is entitled to receive.

All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Notes surrendered upon such registration of transfer or exchange.

Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Issuers) be duly endorsed, or be accompanied by written instruments of transfer, in form satisfactory to the Issuers, duly executed by the Holder thereof or his attorney duly authorized in writing.

No service charge shall be made for any registration of transfer or exchange or repurchase of Notes, but the Issuers may require payment of a sum sufficient to cover any taxes, fees or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Notes, other than exchanges pursuant to Sections 3.03, 3.04, 9.06 or 11.02 not involving any transfer.

SECTION 3.06 Mutilated, Destroyed, Lost and Stolen Notes.

If (i) any mutilated Note is surrendered to the Trustee, or (ii) the Issuers and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note, and there is delivered to the Issuers and the Trustee such security or indemnity as may be required by them to save each of them harmless, then, in the absence of notice to the Issuers or the Trustee that such Note has been acquired by a bona fide purchaser, the Issuers shall execute and upon Issuer Order the Trustee shall authenticate and deliver, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable or has been properly tendered for repurchase on a Fundamental Change Repurchase Date (and not withdrawn), as the case may be, or is to be exchanged pursuant to this Indenture, shall become mutilated or be destroyed, lost or stolen, the Issuer may, instead of issuing a substitute Note, the Issuers in its discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section, the Issuers may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.

Every new Note issued pursuant to this Section in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Issuers and each Guarantor, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

SECTION 3.07 Payment of Interest; Interest Rights Preserved.

Interest on any Note which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest at the office or agency of the Issuers maintained for such purpose pursuant to Section 10.02; provided, however, that, subject to Section 3.01 hereof, each installment of interest may at the Issuers’ option be paid by (i) mailing a check for such interest, payable to the Person entitled thereto pursuant to Section 3.08, to the address of such Person as it appears in the Note Register or (ii) transfer to an account located in the United States maintained by the payee.

Any interest on any Note which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date shall forthwith cease to be payable to the Holder on the Regular Record Date by virtue of having been such Holder, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Notes plus one percent (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) may be paid by the Issuers, at its election in each case, as provided in clause (1) or (2) below:

(1) The Issuers may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Issuers shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuers shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this clause provided. Thereupon the Trustee shall fix a Special Record Date for the payment of such Defaulted Interest which shall be not more than 15 days and not less than 10 days prior to the date of the proposed payment and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Trustee shall promptly notify the Issuers of such Special Record Date, and in the name and at the expense of the Issuers, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be given in the manner provided for in Section 1.06, not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been so given, such Defaulted Interest shall be paid to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the following clause (2).

(2) The Issuers may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Issuers to the Trustee of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this Section, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 3.08 Persons Deemed Owners.

Prior to the due presentment of a Note for registration of transfer, the Issuers, any Guarantor, the Trustee and any agent of the Issuers or the Trustee may treat the Person in whose name such Note is registered as the owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and (subject to Sections 3.05 and 3.07) interest on such Note and for all other purposes whatsoever, whether or not such Note be overdue, and none of the Issuers, the Trustee or any agent of the Issuers or the Trustee shall be affected by notice to the contrary.

SECTION 3.09 Cancellation.

All Notes surrendered for payment, repurchase, registration of transfer or exchange shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee and shall be promptly cancelled by it. The Issuers may at any time deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder which the Issuers may have acquired in any manner whatsoever, and may deliver to the Trustee (or to any other Person for delivery to the Trustee) for cancellation any Notes previously authenticated hereunder which the Issuers have not issued and sold, and all Notes so delivered shall be promptly cancelled by the Trustee. If the Issuers shall so acquire any of the Notes, however, such acquisition shall not operate as a redemption or satisfaction of the indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation. No Notes shall be authenticated in lieu of or in exchange for any Notes cancelled as provided in this Section, except as expressly permitted by this Indenture. All cancelled Notes held by the Trustee shall be disposed of by the Trustee in accordance with its customary procedures.

SECTION 3.10 Computation of Interest.

Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

SECTION 3.11 Book-Entry and Transfer Provisions.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Issuers for Definitive Notes if:

(1) the Depositary (a) notifies the Issuers that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Issuers fails to appoint a successor depositary;

(2) the Issuers, at their option, notify the Trustee in writing that they elect to cause the issuance of the Definitive Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the Notes and the beneficial owner thereof has requested such exchange. Upon the occurrence of either of the events described in Section 3.11(a)(1) or (2), Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 3.04 and 3.06 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to Sections 3.04 or 3.06 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 3.11(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 3.11(b) or (c) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person. No written orders or instructions shall be required to be delivered to the Note Registrar to effect the transfers described in this Section 3.11(b)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 3.11(b)(1) above, the transferor of such beneficial interest must deliver to the Note Registrar either:

(A) both:

(x) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(y) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B) both:

(x) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(y) instructions given by the Depositary to the Note Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (A) above.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 3.11(g) hereof.

(3) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 3.11(b)(2) above and:

(A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver to the Note Registrar a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver to the Note Registrar a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(c) Transfer or Exchange of Beneficial Interests in Restricted Global Notes for Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon receipt by the Note Registrar of the following documentation:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof;

(2) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(3) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(4) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 or another exemption from the registration requirements under the Securities Act (other than Rule 144A or Regulation S), a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(5) if such beneficial interest is being transferred to the Issuers or any of their Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(6) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 3.11(g) hereof, and the Issuers shall execute and upon Issuer Order the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 3.11(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Note Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 3.11(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein to the extent required under applicable U.S. securities laws.

(d) Transfer or Exchange of Restricted Definitive Notes to Beneficial Interests in Global Notes.

If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Global Note, then, upon receipt by the Note Registrar of the following documentation:

(C) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof;

(D) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(E) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(F) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 or another exemption from the registration requirements under the Securities Act (other than Rule 144A or Regulation S), a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(G) if such Restricted Definitive Note is being transferred to the Issuers or any of their Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(H) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of the appropriate Global Note.

(e) Transfer and Exchange of Restricted Definitive Notes for Restricted Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 3.11(e), the Note Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Note Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Note Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 3.11(e). Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Note Registrar receives the following:

(1) if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(2) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(3) if the transfer will be made pursuant to Rule 144 or another exemption from the registration requirements under the Securities Act (other than Rule 144A or Regulation S), to the Issuers or any Subsidiary thereof or pursuant to an effective registration statement under the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications required by item (3) thereof, if applicable.

(f) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 3.09 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(g) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Issuers will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Issuer Order in accordance with Section 2.02 hereof or at the Note Registrar’s request.

(2) No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 3.04, 9.03 and 11.02 hereof).

(3) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(4) Neither the Note Registrar nor the Issuers will be required to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(5) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuers may deem and treat the Person in whose name any Note is registered as the absolute owner of such

Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuers shall be affected by notice to the contrary.

(6) The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(7) All certifications, certificates and Opinions of Counsel required to be submitted to the Note Registrar pursuant to this Section 3.11 to effect a registration of transfer or exchange may be submitted by facsimile.

(8) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary Participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine compliance as to form with the express requirements hereof.

(9) Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.

SECTION 3.12 CUSIP Numbers.

The Issuers in issuing the Notes may use “CUSIP” numbers (if then generally in use) in addition to serial numbers, and, if so, the Trustee shall use such “CUSIP” numbers in addition to serial numbers in notices of repurchase or other notices to Holders as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such CUSIP numbers either as printed on the Notes or as contained in any notice of repurchase and that reliance may be placed only on the serial or other identification numbers printed on the Notes, and any such repurchase shall not be affected by any defect in or omission of such numbers. The Issuers will promptly notify the Trustee in writing of any change in the CUSIP numbers.

SECTION 3.13 Additional Notes.

The Notes issued on the Issue Date and any Additional Notes subsequently issued shall be treated as a single class for all purposes under this Indenture.

SECTION 3.14 Additional Interest.

The Issuers are parties to the Registration Rights Agreement, pursuant to which they are obligated to pay additional interest on the Notes upon the occurrence of certain events specified in the Registration Rights Agreement. The Company will pay such additional interest on regular Interest Payment Dates.

ARTICLE 4

SATISFACTION AND DISCHARGE

SECTION 4.01 Satisfaction and Discharge of Indenture.

This Indenture shall upon Issuer Request cease to be of further effect (except as to surviving rights of registration of transfer or exchange of Notes expressly provided for herein or pursuant hereto and except as provided in the last two paragraphs of this Section 4.01) and the Trustee, at the expense of the Issuers, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture when:

(1) either

(e) all Notes theretofore authenticated and delivered (other than (i) Notes which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 3.06 and (ii) Notes for whose payment money has theretofore been deposited in trust with the Trustee or any Paying Agent or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust, as provided in Section 10.03) have been delivered to the Trustee for cancellation; or

(f) all such Notes not theretofore delivered to the Trustee for cancellation have become due and payable (whether at the Maturity Date, upon any Fundamental Change Repurchase Date or upon exchange or otherwise) and the Issuers have irrevocably deposited or caused to be deposited with the Trustee as trust funds in the necessary amount and shares of Common Stock (or other consideration due upon exchange), as applicable, sufficient to pay and discharge the entire indebtedness on such Notes not theretofore delivered to the Trustee for cancellation, including any interest to the date of such deposit;

(2) no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) with respect to this Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit shall not result in a breach or violation of, or constitute a default under, any other instrument to which an Issuer or any Guarantor is a party or by which an Issuer or any Guarantor is bound;

(3) the Issuers have paid or caused to be paid all sums payable by it under this Indenture;

(4) the Issuers have delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money and Common Stock (or other consideration due upon Exchange), as applicable, toward the payment of such Notes; and

(5) the Issuers have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent herein to the satisfaction and discharge of this Indenture have been complied with.

Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Issuers to the Trustee under Section 6.07, the obligations of the Issuers to any Authenticating Agent under Section 6.12 and, if money shall have been deposited with the Trustee pursuant to subclause (b) of clause (1) of this Section, the obligations of the Trustee under Section 4.02 and the last paragraph of Section 10.03 shall survive such satisfaction and discharge.

SECTION 4.02 Application of Trust Money.

Subject to the provisions of the last paragraph of Section 10.03, all money deposited with the Trustee pursuant to Section 4.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including any Issuer acting as Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money in accordance with Section 4.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuers’ and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 4.01 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 4.01; provided that if the Issuers have made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of their obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 5

REMEDIES

SECTION 5.01 Events of Default.

“Event of Default”, wherever used herein, means one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) default in payment when due and payable, upon repurchase, acceleration or otherwise, of principal of, or premium, if any, on the Notes issued under this Indenture (whether or not prohibited by Article Fourteen or Fifteen hereof);

(2) default for 30 days or more in the payment when due of interest on or with respect to the Notes issued under this Indenture (whether or not prohibited by Article Fourteen or Fifteen hereof);

(3) failure by the Issuers to comply with their obligation to exchange or repurchase the Notes in accordance with the Indenture upon exercise of a Holder’s exchange or repurchase right;

(4) failure by the Issuers to issue a Fundamental Change Issuer Notice in accordance with Section 11.02(c) when due;

(5) failure by the any Issuer or any Guarantor to comply with its obligations under Article Eight for 30 days or more;

(6) failure by any Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding and issued under this Indenture to comply with any of its other agreements in this Indenture or the Notes (other than those specified in Section 5.01(1), (2), (3), (4) or (5) above);

(7) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuers or any Guarantor or the payment of which is guaranteed by the Issuers or any Guarantor, other than Indebtedness owed to the Issuers or any of their respective Subsidiaries, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(A) such default either (x) results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods); or (y) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $75.0 million or more at any one time outstanding;

(8) failure by the Issuers or any Significant Subsidiary to pay final judgments aggregating in excess of $75.0 million (other than any judgments covered by indemnities provided by Permitted Holders or insurance policies issued by reputable and creditworthy companies, so long as such Permitted Holders have not disputed in writing responsibility therefor or insurance providers have not disclaimed in writing coverage), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(9) any of the following events with respect to the Issuers or any Guarantor that is a Significant Subsidiary:

(A) the Issuers or any Guarantor that is a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law

(i) commences a voluntary case;

(ii) consents to the entry of an order for relief against it in an involuntary case;

(iii) consents to the appointment of a Custodian of it or for any substantial part of its property; or

(iv) takes any comparable action under any foreign laws relating to insolvency; or

(B) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Issuers or any Guarantor that is a Significant Subsidiary in an involuntary case;

(ii) appoints a Custodian of the Issuers or any Guarantor that is a Significant Subsidiary or for any substantial part of its property; or

(iii) orders the winding up or liquidation of the Issuers or any Guarantor that is a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 days; or

(10) any Guarantee of a Significant Subsidiary or group of Subsidiaries that taken together as of the latest audited consolidated financial statements for the Issuers and their Subsidiaries would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of this Indenture and the Guarantees) or is declared null and void in a judicial proceeding or any Guarantor that is a Significant Subsidiary or group of Guarantors that taken together as of the latest audited consolidated financial statements of the Issuers and their respective Subsidiaries would constitute a Significant Subsidiary denies or disaffirms its obligations under this Indenture, its Guarantee and the Issuers fail to cause such Guarantor or Guarantors, as the case may be, to rescind such denials or disaffirmations within 30 days;

provided, however, that a default under Section 5.01(5), (6) or (10) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified in Section 5.01(5), (6) or (10) after receipt of such notice.

SECTION 5.02 Acceleration of Maturity; Rescission and Annulment.

If an Event of Default (other than an Event of Default specified in Section 5.01(9) above) occurs and is continuing, then and in every such case the Trustee or the Holders of at least 25% in principal amount of the Outstanding Notes issued under this Indenture may declare the principal, premium, if any, interest and any other monetary obligations on all the Outstanding Notes to be due and payable immediately, by a notice in writing to the Issuers (and to the Trustee if given by Holders); provided, however, that so long as any Designated First Lien Indebtedness is outstanding, no such acceleration shall be effective until the earlier of:

(1) acceleration of any such Designated First Lien Indebtedness; or

(2) five Business Days after the giving of written notice of such acceleration to the Issuers and the administrative agent or trustee under such Designated First Lien Indebtedness.

Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, if an Event of Default specified in Section 5.01(9) above occurs and is continuing, then the principal amount of all Outstanding Notes shall ipso facto become and be immediately due and payable without any notice, declaration or other act on the part of the Trustee or any Holder.

At any time after a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter provided in this Article, the Holders of a majority in aggregate principal amount of the Outstanding Notes, by written notice to the Issuers and the Trustee, may rescind and annul such declaration and its consequences if:

(a) the Issuers have paid or deposited with the Trustee a sum sufficient to pay:

(A) all overdue interest on all Outstanding Notes,

(B) all unpaid principal of (and premium on) any Outstanding Notes which has become due otherwise than by such declaration of acceleration, and interest on such unpaid principal at the rate borne by the Notes plus one percent,

(C) to the extent that payment of such interest is lawful, interest on overdue interest at the rate borne by the Notes plus one percent, and

(D) all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and

(b) Events of Default, other than the non-payment of amounts of principal of (or premium, if any, on) or interest on Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 5.13, no such rescission shall affect any subsequent default or impair any right consequent thereon.

Notwithstanding the preceding paragraph, in the event of any Event of Default specified in Section 5.01(7) above, such Event of Default and all consequences thereof (excluding any resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 30 days after such Event of Default arose,

(x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, or

(y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default, or

(z) if the default that is the basis for such Event of Default has been cured.

SECTION 5.03 Collection of Indebtedness and Suits for Enforcement by Trustee.

The Issuers covenant that if:

(a) default is made in the payment of any installment of interest on any Note when such interest becomes due and payable and such default continues for a period of 30 days, or

(b) default is made in the payment of the principal of (or premium on) any Note at the Maturity thereof, the Issuers will, upon demand of the Trustee, pay to the Trustee for the benefit of the Holders of such Notes, the whole amount then due and payable on such Notes for principal (and premium, if any) and interest, and interest on any overdue principal (and premium, if any) and, to the extent that payment of such interest shall be legally enforceable, upon any overdue installment of interest, at the rate borne by the Notes plus one percent, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

If the Issuers fail to pay such amounts forthwith upon such demand, the Trustee, in its own name as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Issuers, any Guarantor or any other obligor upon the Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Issuers, any Guarantor or any other obligor upon the Notes, wherever situated.

If an Event of Default occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders under this Indenture and the Guarantees by such appropriate judicial proceedings as the Trustee shall deem necessary to protect and enforce any such rights, including seeking recourse against any Guarantor, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy, including but without limitation, seeking recourse against any Guarantor.

SECTION 5.04 Trustee May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Issuers or any other obligor including any Guarantor, upon the Notes or the property of the Issuers or of such other obligor or their creditors and the Trustee (irrespective of whether the principal of the Notes shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Trustee shall have made any demand on the Issuers for the payment of overdue principal, premium, if any, or interest) shall be entitled and empowered, by intervention in such proceeding or otherwise,

(i) to file and prove a claim for the whole amount of principal (and premium, if any) and interest owing and unpaid in respect of the Notes and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and of the Holders allowed in such judicial proceeding, and

(ii) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 6.07.

Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 5.05 Trustee May Enforce Claims Without Possession of Notes.

All rights of action and claims under this Indenture or the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name and as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders in respect of which such judgment has been recovered.

SECTION 5.06 Application of Money Collected.

Any money or property collected by the Trustee pursuant to this Article shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money on account of principal (or premium, if any) or interest, upon presentation of the Notes and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

FIRST: To the payment of all amounts due the Trustee under Section 6.07;

SECOND: To holders of Designated First Lien Indebtedness of the Issuers and, if such money or property has been collected from a Guarantor, to holders of Designated First Lien Indebtedness of such Guarantor, in each case to the extent required by Article Fourteen and/or Article Fifteen hereof, as applicable;

THIRD: To the payment of the amounts then due and unpaid for principal of (and premium, if any) and interest on the Notes in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on such Notes for principal (and premium, if any) and interest, respectively; and

FOURTH: The balance, if any, to the Issuers or any other obligor on the Notes, as their interests may appear or as a court of competent jurisdiction may direct in writing; provided that all sums due and owing to the Holders and the Trustee have been paid in full as required by this Indenture.

SECTION 5.07 Limitation on Suits.

No Holder of any Notes shall have any right to institute any proceeding, judicial or otherwise, with respect to this Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

(1) such Holder has previously given written notice to the Trustee of a continuing Event of Default;

(2) the Holders of not less than 25% in principal amount of the Outstanding Notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder;

(3) such Holder or Holders have offered to the Trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request;

(4) the Trustee for 30 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

(5) no direction inconsistent with such written request has been given to the Trustee during such 30-day period by the Holders of a majority or more in principal amount of the Outstanding Notes;

it being understood and intended that no one or more Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture or the Guarantees to affect, disturb or prejudice the rights of any other Holders, or to obtain or to seek to obtain priority or preference over any other Holders or to enforce any right under this Indenture or the Guarantees, except in the manner herein provided and for the equal and ratable benefit of all the Holders (it being further understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

SECTION 5.08 Unconditional Right of Holders to Receive Principal, Premium and Interest.

Notwithstanding any other provision in this Indenture, the Holder of any Note shall have the right, which is absolute and unconditional, to receive payment, as provided herein (including, if applicable, Article Eleven) and in such Note of the principal of (and premium, if any) and (subject to Section 3.07) interest on such Note on the respective Stated Maturities expressed in such Note and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such Holder.

SECTION 5.09 Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture or the Guarantees and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Issuers, any Guarantor, any other obligor of the Notes, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

SECTION 5.10 Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in the last paragraph of Section 3.06, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 5.11 Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

SECTION 5.12 Control by Holders.

The Holders of not less than a majority in principal amount of the Outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, provided that:

(1) such direction shall not be in conflict with any rule of law or with this Indenture,

(2) subject to Section 3.15 of the Trust Indenture Act, the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction, and

(3) the Trustee need not take any action which might involve it in personal liability or be unjustly prejudicial to the Holders not consenting.

(4) prior to taking any such action, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

SECTION 5.13 Waiver of Past Defaults.

Subject to Sections 5.08 and 9.02 and the last paragraph of Section 5.02, the Holders of not less than a majority in principal amount of the Outstanding Notes may on behalf of the Holders of all such Notes waive any past Default hereunder and its consequences, except a continuing Default or Event of Default (1) in respect of the payment of interest on, premium, if any, or the principal of any such Note held by a non-consenting Holder, or (2) in respect of a covenant or provision hereof which under Article Nine cannot be modified or amended without the consent of the Holder of each Outstanding Note affected.

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

SECTION 5.14 Waiver of Stay or Extension Laws.

Each of the Issuers, the Guarantors and any other obligor on the Notes covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and each of the Issuers, the Guarantors and any other obligor on the Notes (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE 6

THE TRUSTEE

SECTION 6.01 Duties of the Trustee.

(c) Except during the continuance of an Event of Default,

(1) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith or willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; but in the case of any such certificates or opinions specifically required by any provision hereof to be provided to it, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture, but not to verify the contents thereof.

(d) In case an Event of Default has occurred and is continuing of which a Responsible Officer of the Trustee has actual knowledge or of which written notice of such Event of Default shall have been given to the Trustee by the Issuers, any other obligor of the Notes or by any Holder, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(e) No provision of this Indenture shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that

(1) this paragraph (c) shall not be construed to limit the effect of paragraph (a) of this Section;

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts;

(3) the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of a majority in aggregate principal amount of the Outstanding Notes relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture; and

(4) no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(f) Whether or not therein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section.

SECTION 6.02 Notice of Defaults.

Within 90 (ninety) days after the earlier of receipt from the Issuers of notice of the occurrence of any Default or Event of Default hereunder or the date when such Default or Event of Default becomes known to the Trustee, the Trustee shall transmit, in the manner and to the extent provided in TIA Section 313(c), notice of such Default or Event of Default hereunder known to the Trustee, unless such Default or Event of Default shall have been cured or waived; provided, however, that, except in the case of a Default or Event of Default in the payment of the principal of (or premium, if any, on) or interest on any Note, the Trustee shall be protected in withholding such notice if and so long as a trust committee of Responsible Officers of the Trustee in good faith determine that the withholding of such notice is in the interest of the Holders.

SECTION 6.03 Certain Rights of Trustee.

Subject to the provisions of TIA Sections 315(a) through 315(d):

(1) the Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document (whether in original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper party or parties;

(2) any request or direction of the Issuers mentioned herein shall be sufficiently evidenced by an Issuer Request or Issuer Order and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution;

(3) whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officers’ Certificate;

(4) the Trustee may consult with counsel of its own selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(5) the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee reasonable security or indemnity satisfactory to it against the costs, expenses, losses and liabilities which might be incurred by it in compliance with such request or direction;

(6) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuers, personally or by agent or attorney at the expense of the Issuers and shall incur no liability of any kind by reason of such inquiry or investigation;

(7) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder;

(8) the Trustee shall not be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Indenture;

(9) the rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder;

(10) the Trustee may request that the Issuers deliver an Officers’ Certificate substantially in the Form of Exhibit E hereto setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded;

(11) in no event shall the Trustee be responsible or liable for special, indirect, punitive, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action;

(12) the Trustee shall not be liable for the actions or omissions of the Company, Finance Co, the Guarantors, or any other Person and without limiting the foregoing, the Trustee shall not be under any obligation to monitor, evaluate or verify compliance by the Company, Finance Co or the Guarantors with the terms hereof or the Note Documents;

(13) any permissive right of the Trustee to take or refrain from taking actions enumerated in this Indenture or the Note Documents shall not be construed as a duty; and

(14) the Trustee shall not be deemed to have notice or knowledge of any matter unless a Trust Officer has actual knowledge thereof or unless written notice thereof is received by the Trustee at the Corporate Trust Office and such notice references the Notes generally, the Company or this Indenture. Whenever reference is made in this Indenture to a Default or an Event of Default such reference shall, insofar as determining any liability on the part of the Trustee is concerned, be construed to refer only to a Default or an Event of Default of which the Trustee is deemed to have knowledge in accordance with this paragraph.

The Trustee shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

SECTION 6.04 Trustee Not Responsible for Recitals or Issuance of Notes.

The recitals contained herein and in the Notes, except for the Trustee’s certificates of authentication, shall be taken as the statements of the Issuers, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Indenture, the Note Documents, the Note Purchase Agreement or of the Notes, except that the Trustee represents that it is duly authorized to execute and deliver this Indenture, authenticate the Notes and perform its obligations hereunder and that the statements made by it in a “Statement of Eligibility” on Form T-1 supplied to the Issuers are true and accurate, subject to the qualifications set forth therein. The Trustee shall not be accountable for (i) the use or application by the Issuers of Notes or the proceeds thereof or (ii) the terms and conditions of the Note Purchase Agreement or compliance by the Issuers thereto.

SECTION 6.05 May Hold Notes.

The Trustee, any Paying Agent, any Note Registrar or any other agent of the Issuers or of the Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and, subject to TIA Sections 310(b) and 311, may otherwise deal with the Issuers with the same rights it would have if it were not the Trustee, Paying Agent, Note Registrar or such other agent; provided, however, that, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

SECTION 6.06 Money Held in Trust.

Money held by the Trustee in trust hereunder need not be segregated from other funds except to the extent required by law. The Trustee shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing with the Issuers.

SECTION 6.07 Compensation and Reimbursement.

The Issuers agree:

(1) to pay to the Trustee from time to time such compensation as shall be agreed in writing between the Issuers and the Trustee for all services rendered by it hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust);

(2) except as otherwise expressly provided herein, to reimburse the Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any provision of this Indenture or other Note Document (including the reasonable compensation and the expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as shall be determined to have been caused by its own negligence or willful misconduct; and

(3) to indemnify the Trustee and any predecessor Trustee (and each of their officers, directors, employees, counsel and agents) for, and to hold it harmless against, any and all loss, liability, claim, damage or expense, including taxes (other than the taxes based on the income of the Trustee) incurred without negligence or willful misconduct on its part, arising out of or in connection with the acceptance or administration of this trust and the performance of its duties under this Indenture and the Note Documents including the costs and expenses of defending itself against any claim regardless of whether the claim is asserted by the Issuers, a Guarantor, a Holder or any other Person or liability in connection with the exercise or performance of any of its powers or duties hereunder.

The obligations of the Issuers under this Section to compensate the Trustee, to pay or reimburse the Trustee for expenses, disbursements and advances and to indemnify and hold harmless the Trustee shall constitute additional indebtedness hereunder and shall survive the satisfaction and discharge of this Indenture and resignation or removal of the Trustee. As security for the performance of such obligations of the Issuers, the Trustee shall have a Lien prior to the Notes upon all property and funds held or collected by the Trustee as such, except funds held in trust for the payment of principal of (and premium, if any) or interest on particular Notes.

When the Trustee incurs expenses or renders services in connection with an Event of Default specified in Section 5.01(8), the expenses (including the reasonable charges and expenses of its counsel) of and the compensation for such services are intended to constitute expenses of administration under any applicable Federal or State bankruptcy, insolvency or other similar law.

The provisions of this Section shall survive the termination of this Indenture.

SECTION 6.08 Corporate Trustee Required; Eligibility.

There shall be at all times a Trustee hereunder which shall be eligible to act as Trustee under TIA Sections 310(a)(1), (2) and (5) and shall have a combined capital and surplus of at least $50,000,000. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of Federal, State, territorial or District of Columbia supervising or examining authority, then for the purposes of this Section, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section, it shall resign immediately in the manner and with the effect hereinafter specified in this Article.

SECTION 6.09 Resignation and Removal; Appointment of Successor.

(a) No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article shall become effective until the acceptance of appointment by the successor Trustee in accordance with the applicable requirements of Section 6.10.

(b) The Trustee may resign at any time by giving written notice thereof to the Issuers. Upon receiving such notice of resignation, the Issuers shall promptly appoint a successor trustee by written instrument executed by authority of the Board of Directors, a copy of which shall be delivered to the resigning Trustee and a copy to the successor trustee. If the instrument of acceptance by a successor Trustee required by Section 6.10 shall not have been delivered to the Trustee within 30 days after the giving of such notice of resignation, the resigning Trustee may petition, at the expense of the Issuers, any court of competent jurisdiction for the appointment of a successor Trustee.

(c) The Trustee may be removed at any time by Act of the Holders of not less than a majority in principal amount of the Outstanding Notes, delivered to the Trustee and to the Issuers. If the instrument of acceptance by a successor Trustee required by Section 6.10 shall not have been delivered to the Trustee within 30 days after the giving of such notice of resignation, the resigning Trustee may petition, at the expense of the Issuers, any court of competent jurisdiction for the appointment of a successor Trustee.

(d) If at any time:

(4) the Trustee shall fail to comply with the provisions of TIA Section 310(b) after written request therefor by the Issuers or by any Holder who has been a bona fide Holder of a Note for at least six months, or

(5) the Trustee shall cease to be eligible under Section 6.08 and shall fail to resign after written request therefor by the Issuers or by any Holder who has been a bona fide Holder of a Note for at least six months, or

(6) the Trustee shall become incapable of acting or shall be adjudged a bankrupt or insolvent or a receiver of the Trustee or of its property shall be appointed or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in any such case, (i) the Issuers, by a Board Resolution, may remove the Trustee, or (ii) subject to TIA Section 315(e), any Holder who has been a bona fide Holder of a Note for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(e) If the Trustee shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of Trustee for any cause, the Issuers, by a Board Resolution, shall promptly appoint a successor Trustee. If, within one year after such resignation, removal or incapability, or the occurrence of such vacancy, a successor Trustee shall be appointed by Act of the Holders of a majority in principal amount of the Outstanding Notes delivered to the Issuers and the retiring Trustee, the successor Trustee so appointed shall, forthwith upon its acceptance of such appointment, become the successor Trustee and supersede the successor Trustee appointed by the Issuers. If no successor Trustee shall have been so appointed by the Issuers or the Holders and accepted appointment in the manner hereinafter provided, any Holder who has been a bona fide Holder of a Note for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Trustee.

(f) The Issuers shall give notice of each resignation and each removal of the Trustee and each appointment of a successor Trustee to the Holders in the manner provided for in Section 1.06. Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office.

SECTION 6.10 Acceptance of Appointment by Successor.

(a) Every successor Trustee appointed hereunder shall execute, acknowledge and deliver to the Issuers and to the retiring Trustee an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Trustee; but, on request of the Issuers or the successor Trustee, such retiring Trustee shall, upon payment of its charges, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee and shall duly assign, transfer and deliver to such successor Trustee all property and money held by such retiring Trustee hereunder. Upon request of any such successor Trustee, the Issuers shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts.

(b) Upon request of any such successor Trustee, the Issuers shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all rights, powers and trusts referred to in paragraph (a) of this Section.

(c) No successor Trustee shall accept its appointment unless at the time of such acceptance such successor Trustee shall be qualified and eligible under this Article.

SECTION 6.11 Merger, Conversion, Consolidation or Succession to Business.

Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided such corporation shall be otherwise qualified and eligible under this Article, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any Notes shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes. In case at that time any of the Notes shall not have been authenticated, any successor Trustee may authenticate such

Notes either in the name of any predecessor hereunder or in the name of the successor Trustee. In all such cases such certificates shall have the full force and effect which this Indenture provides for the certificate of authentication of the Trustee shall have; provided, however, that the right to adopt the certificate of authentication of any predecessor Trustee or to authenticate Notes in the name of any predecessor Trustee shall apply only to its successor or successors by merger, conversion or consolidation.

SECTION 6.12 Appointment of Authenticating Agent.

At any time when any of the Notes remain Outstanding, the Trustee may appoint an authenticating agent or agents (each, an “Authenticating Agent”) with respect to the Notes which shall be authorized to act on behalf of the Trustee to authenticate Notes and the Trustee shall give written notice of such appointment to all Holders of Notes with respect to which such Authenticating Agent will serve, in the manner provided for in Section 1.06. Notes so authenticated shall be entitled to the benefits of this Indenture and shall be valid and obligatory for all purposes as if authenticated by the Trustee hereunder. Any such appointment shall be evidenced by an instrument in writing signed by a Responsible Officer of the Trustee, and a copy of such instrument shall be promptly furnished to the Issuers. Wherever reference is made in this Indenture to the authentication and delivery of Notes by the Trustee or the Trustee’s certificate of authentication, such reference shall be deemed to include authentication and delivery on behalf of the Trustee by an Authenticating Agent and a certificate of authentication executed on behalf of the Trustee by an Authenticating Agent. Each Authenticating Agent shall be acceptable to the Issuers and shall at all times be a corporation organized and doing business under the laws of the United States of America, any state thereof or the District of Columbia, authorized under such laws to act as Authenticating Agent, having a combined capital and surplus of not less than $50,000,000 and subject to supervision or examination by Federal or state authority. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of said supervising or examining authority, then for the purposes of this Section, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time an Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section, it shall resign immediately in the manner and with the effect specified in this Section.

Any corporation into which an Authenticating Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such Authenticating Agent shall be a party, or any corporation succeeding to all or substantially all the corporate agency or corporate trust business of an Authenticating Agent, shall continue to be an Authenticating Agent, provided such corporation shall be otherwise eligible under this Section, without the execution or filing of any paper or any further act on the part of the Trustee or the Authenticating Agent.

An Authenticating Agent may resign at any time by giving written notice thereof to the Trustee and to the Issuers. The Trustee may at any time terminate the agency of an Authenticating Agent by giving written notice thereof to such Authenticating Agent and to the Issuers. Upon receiving such a notice of resignation or upon such a termination, or in case at any time such Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section, the Trustee may appoint a successor Authenticating Agent which shall be acceptable to the Issuers and shall give written notice of such appointment to all Holders of Notes, in the manner provided for in Section 1.06. Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers and duties of its predecessor hereunder, with like effect as if originally named as an Authenticating Agent. No successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section.

The Issuers agrees to pay to each Authenticating Agent from time to time such compensation for its services under this Section as shall be agreed in writing between the Issuers and such Authenticating Agent.

If an appointment is made pursuant to this Section, the Notes may have endorsed thereon, in addition to the Trustee’s certificate of authentication, an alternate certificate of authentication in the following form:

This is one of the Notes designated therein referred to in the within-mentioned Indenture. WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:

as Authenticating Agent

By:

as Authorized Officer

ARTICLE 7

HOLDERS LISTS AND REPORTS BY TRUSTEE AND ISSUERS

SECTION 7.01 Issuers to Furnish Trustee Names and Addresses.

The Issuers will furnish or cause to be furnished to the Trustee

(c) semiannually, not more than five days after each Regular Record Date, a list, in such form as the Trustee may reasonably require, of the names and addresses of the Holders as of such Regular Record Date; and

(d) at such other times as the Trustee may reasonably request in writing, within 30 days after receipt by the Issuers of any such request, a list of similar form and content to that in paragraph (a) hereof as of a date not more than 15 days prior to the time such list is furnished; provided, however, that if and so long as the Trustee shall be the Note Registrar, no such list need be furnished.

SECTION 7.02 Disclosure of Names and Addresses of Holders.

Every Holder of Notes, by receiving and holding the same, agrees with the Issuers and the Trustee that none of the Issuers or the Trustee or any agent of either of them shall be held accountable by reason of the disclosure of any such information as to the names and addresses of the Holders in accordance with TIA Section 312, regardless of the source from which such information was derived, and that the Trustee shall not be held accountable by reason of mailing any material pursuant to a request made under TIA Section 312(b).

SECTION 7.03 Reports by Trustee.

Within 60 days after May 15 of each year commencing with the first May 15 after the first issuance of Notes pursuant to this Indenture, the Trustee shall transmit to the Holders of Notes (with a copy to the Issuers at the place of payment), in the manner and to the extent provided in TIA Section 313(c), a brief report dated as of such May 15 if required by TIA Section 313(a).

ARTICLE 8

MERGER, CONSOLIDATION OR SALE OF ALL OR SUBSTANTIALLY ALL ASSETS

SECTION 8.01 Issuers May Consolidate, Etc., Only on Certain Terms.

Neither Issuer may consolidate or merge with or into or wind up into (whether or not such Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions unless:

(1) such Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company, if other than such Issuer, expressly assumes all the obligations of such Issuer under this Indenture, the Notes pursuant to supplemental indentures;

(3) immediately after such transaction no Default or Event of Default exists;

(4) each Guarantor, unless it is the other party to the transactions described above, in which case Section 8.02(2) below shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under this Indenture and the Notes; and

(5) the Issuers shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with this Indenture.

The Successor Company shall succeed to, and be substituted for such Issuer under this Indenture and the Notes and such Issuer (if not the Successor Company) will be fully released from its obligations under this Indenture and the Notes. Notwithstanding the foregoing,

(a) any Subsidiary that is not a Guarantor may consolidate with, merge into or transfer all or part of its properties and assets to the Company or any Guarantor;

(b) any Guarantor may consolidate with, merge into or transfer all or part of its properties and assets to the Company or a Guarantor; and

(c) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Guarantor or the Company in another State of the United States.

SECTION 8.02 Guarantors May Consolidate, Etc., Only on Certain Terms.

Subject to Section 12.08 and the last paragraph of this Section 8.02, each Guarantor shall not, and the Issuers will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(2) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under this Indenture and such Guarantor’s Guarantee pursuant to supplemental indentures;

(3) immediately after such transaction no Default or Event of Default exists; and

(4) the Issuers shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with this Indenture.

Notwithstanding the foregoing, (i) any Guarantor may merge into or transfer all or part of its properties and assets to another Guarantor or the Company and (ii) any Subsidiary that is not a Guarantor may consolidate with, merge into or transfer all or part of its properties and assets to the Company or any Guarantor.

SECTION 8.03 Successor Substituted.

Subject to Section 12.08, upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the assets of the Issuers or any Guarantor in accordance with Sections 8.01 and 8.02 hereof, the successor Person formed by such consolidation or into which the Issuers or such Guarantor, as the case may be, is merged or the successor Person to which such sale, assignment, conveyance, transfer, lease or disposition is made, shall succeed to, and be substituted for, and may exercise every right and power of, the Issuers or such Guarantor, as the case may be, under this Indenture and/or the Guarantees, as the case may be, with the same effect as if such successor Person had been named as the Issuers or such Guarantor, as the case may be, herein and/or the Guarantees, as the case may be. When a successor Person assumes all obligations of its predecessor hereunder, the Notes or the Guarantees, as the case may be, such predecessor shall be released from all obligations; provided that in the event of a transfer or lease, the predecessor shall not be released from the payment of principal and interest or other obligations on the Notes or the Guarantees, as the case may be.

ARTICLE 9

SUPPLEMENTAL INDENTURES

SECTION 9.01 Amendments or Supplements Without Consent of Holders.

Notwithstanding the foregoing, without the consent of any Holder, the Issuers and any Guarantor (with respect to a Guarantee or this Indenture to which it is a party), when authorized by Board Resolutions of their respective Board of Directors, and the Trustee, at any time and from time to time, may amend or supplement this Indenture, any Guarantee and the Notes in form satisfactory to the Trustee, for any of the following purposes:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to comply with Article Eight hereof or to evidence the succession of another Person to the Company or to any Guarantor and to provide for the assumption of the Issuers’ or any Guarantor’s obligations to Holders, in each case in accordance with the terms hereof;

(4) to comply with Section 13.08 hereof;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the rights under this Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuers;

(7) to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee pursuant to the requirements of Sections 6.09 and 6.10; or

(8) to add a Guarantor under this Indenture.

SECTION 9.02 Amendments, Supplements or Waivers with Consent of Holders.

With the consent of the Holders of not less than a majority in principal amount of the Outstanding Notes, by Act of said Holders delivered to the Issuers and the Trustee, the Issuers, any Guarantor (with respect to any

Guarantee or this Indenture to which it is a party), when authorized by Board Resolutions of their respective Board of Directors, and the Trustee may amend or supplement this Indenture, any Guarantee or the Notes for the purpose of adding any provisions hereto or thereto, changing in any manner or eliminating any of the provisions or of modifying in any manner the rights of the Holders hereunder or thereunder and any existing Default, Event of Default or compliance with any provision of this Indenture or the Notes may be waived with the consent of the Holders of not less than a majority in principal amount of the Outstanding Notes, other than Notes beneficially owned by the Issuers or their Affiliates (other than Sprint) (including, without limitation, consents obtained in connection with a purchase of or tender offer or exchange offer for Notes); provided, however, that no such amendment, supplement or waiver shall, without the consent of the Holder of each Outstanding Note affected thereby:

(1) make any change that adversely affects the exchange or repurchase rights of any Notes;

(2) reduce the Fundamental Change Repurchase Price of any Note as calculated in accordance with Section 11.02 or amend or modify in any manner adverse to the Holders the Issuers’ obligation to make such payment, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(3) make any change that would reduce the Additional Shares deliverable upon a Fundamental Change as provided in Section 13.05 hereto;

(4) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(5) reduce the principal of or change the Maturity of any such Note or alter or waive the provisions with respect to the repurchase of the Notes (other than Section 11.02);

(6) reduce the rate of or change the time for payment of interest on any Note;

(7) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes issued under this Indenture, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in this Indenture or any guarantee which cannot be amended or modified without the consent of all Holders;

(8) make any Note payable in money other than that stated in the Notes;

(9) make any change in Section 5.13 or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(10) make any change in these amendment and waiver provisions;

(11) impair the right of any Holder to receive payment of principal of, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes; or

(12) make any change to or modify the ranking or subordination provisions of Notes and the Guarantees that would adversely affect the Holders.

The consent of the holders of the notes is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

SECTION 9.03 Execution of Amendments, Supplements or Waivers.

In executing, or accepting the additional trusts created by, any amendment, supplement or waiver permitted by this Article or the modifications thereby of the trusts created by this Indenture, the Trustee shall be provided with, and shall be fully protected in relying upon, an Officers’ Certificate and Opinion of Counsel stating that the execution of such amendment, supplement or waiver is authorized or permitted by this Indenture, that all conditions precedent thereto have been satisfied, and, to the extent applicable, that there is no material adverse effect on the Holders. The Trustee may, but shall not be obligated to, enter into any such amendment, supplement or waiver which affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise.

SECTION 9.04 Effect of Amendments, Supplements or Waivers.

Upon the execution of any supplemental indenture under this Article, this Indenture shall be modified in accordance therewith, and such amendment, supplement or waiver shall form a part of this Indenture for all purposes; and every Holder of Notes theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

SECTION 9.05 Conformity with Trust Indenture Act.

Every supplemental indenture executed pursuant to the Article shall conform to the requirements of the Trust Indenture Act as then in effect.

SECTION 9.06 Reference in Notes to Supplemental Indentures.

Notes authenticated and delivered after the execution of any supplemental indenture pursuant to this Article may, bear a notation in form satisfactory to the Trustee as to any matter provided for in such supplemental indenture. If the Issuers shall so determine, new Notes so modified as to conform, in the opinion of the Issuers, to any such supplemental indenture may be prepared and executed by the Issuers and authenticated and delivered by the Trustee in exchange for Outstanding Notes.

SECTION 9.07 Notice of Supplemental Indentures.

Promptly after the execution by the Issuers, any Guarantor and the Trustee of any supplemental indenture pursuant to the provisions of Section 9.02, the Issuers shall give notice thereof to the Holders of each Outstanding Note, in the manner provided for in Section 1.06, setting forth in general terms the substance of such supplemental indenture.

ARTICLE 10

COVENANTS

SECTION 10.01 Payment of Principal, Premium, if Any, and Interest.

The Issuers covenant and agree for the benefit of the Holders that they will duly and punctually pay the principal of (and premium, if any) and interest on the Notes in accordance with the terms of the Notes and this Indenture.

SECTION 10.02 Maintenance of Office or Agency.

The Issuers will maintain an office or agency where Notes may be presented or surrendered for payment or repurchase (the “Paying Agent”) or for exchange (the “Exchange Agent”), where Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The designated office of the Trustee shall be such office or agency of the Issuers, unless the Issuers shall designate and maintain some other office or agency for one or more of such purposes. The Issuers will give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Issuers hereby appoint the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation; provided, however, that no such designation or rescission shall in any manner relieve the Issuers of their obligation to maintain an office or agency for such purposes. The Issuers will give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency.

SECTION 10.03 Money for Notes Payments to Be Held in Trust.

If any Issuer shall at any time act as Paying Agent, it will, on or before each due date of the principal of (or premium, if any) or interest on any of the Notes, segregate and hold in trust for the benefit of the Persons entitled thereto a sum sufficient to pay the principal of (or premium, if any) or interest so becoming due until such sums shall be paid to such Persons or otherwise disposed of as herein provided and will promptly notify the Trustee of its action or failure so to act.

Whenever the Issuers shall have one or more Paying Agents for the Notes, it will, on or before each due date of the principal of (or premium, if any) or interest on any Notes, deposit with a Paying Agent a sum sufficient to pay the principal (and premium, if any) or interest so becoming due, such sum to be held in trust for the benefit of the Persons entitled to such principal, premium or interest, and (unless such Paying Agent is the Trustee) the Issuers will promptly notify the Trustee of such action or any failure so to act.

The Issuers will cause each Paying Agent (other than the Trustee) to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee, subject to the provisions of this Section, that such Paying Agent will:

(1) hold all sums held by it for the payment of the principal of (and premium, if any) or interest on Notes in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided;

(2) give the Trustee notice of any default by the Issuers (or any other obligor upon the Notes) in the making of any payment of principal (and premium, if any) or interest; and

(3) at any time during the continuance of any such default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by such Paying Agent.

The Issuers may at any time, for the purpose of obtaining the satisfaction and discharge of this Indenture or for any other purpose, pay, or by Issuer Order direct any Paying Agent to pay, to the Trustee all sums held in trust by the Issuers or such Paying Agent, such sums to be held by the Trustee upon the same trusts as those upon which such sums were held by the Issuers or such Paying Agent; and, upon such payment by any Paying Agent to the Trustee, such Paying Agent shall be released from all further liability with respect to such sums.

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of (or premium, if any) or interest on any Note and remaining unclaimed for two years after such principal, premium or interest has become due and payable shall be paid to the Issuers on Issuer Request, or (if then held by the Issuers) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as Trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, shall at the expense of the Issuers cause to be published once, in a newspaper published in the English language, customarily published on each Business Day and of general circulation in the Borough of Manhattan, The City of New York, notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such publication, any unclaimed balance of such money then remaining will be repaid to the Issuers.

SECTION 10.04 Corporate Existence.

Subject to Article Eight, the Issuers will do or cause to be done all things necessary to preserve and keep in full force and effect the corporate existence and that of each Guarantor and the corporate rights (charter and statutory) and franchises of the Issuers and each Guarantor; provided, however, that the Issuers shall not be required to preserve any such right or franchise if management of the Issuers shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuers and their respective Subsidiaries as a whole.

SECTION 10.05 Statement by Officers as to Default.

(g) The Issuers will deliver to the Trustee within 120 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Issuers and the Guarantors during the preceding fiscal year, has been made under the supervision of the signing officers with a view to determining whether it has kept, observed, performed and fulfilled, and has caused each of the Guarantors to keep, observe, perform and fulfill its obligations under this Indenture and further stating, as to each such officer signing such certificate, that, to the best of his or her knowledge, the Issuers during such preceding fiscal year, has kept, observed, performed and fulfilled, and has caused each of the Guarantors to keep, observe, perform and fulfill each and every such covenant contained in this Indenture and no Default or Event of Default occurred during such fiscal year, and at the date of such certificate there is no Default or Event of Default which has occurred and is continuing or, if such signers do know of such Default or Event of Default, the certificate shall describe its status, with particularity and that, to the best of his or her knowledge, no event has occurred and remains by reason of which payments on the account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action each is taking or proposes to take with respect thereto. The Officers’ Certificate shall also notify the Trustee should the Company elect to change the manner in which it fixes its fiscal year-end. For purposes of this Section 10.05(a), such compliance shall be determined without regard to any period of grace or requirement of notice under this Indenture.

(h) When any Default or Event of Default has occurred and is continuing under this Indenture, the Issuers shall deliver to the Trustee by registered or certified mail or facsimile transmission an Officers’ Certificate specifying such event, notice or other action within 10 Business Days of its occurrence.

SECTION 10.06 Reports and Other Information.

(d) So long as any Notes are outstanding, the Company shall be required to provide to the Trustee and Holders, without cost to the Trustee or any Holder:

(1) within 90 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K by a non-accelerated filer) after the end of each fiscal year, annual reports containing the information required to be contained in a filing with the Commission on Form 10-K, or any successor or comparable form, or required in such successor or comparable form;

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, quarterly reports containing the information required to be contained in a filing with the Commission on Form 10-Q or any successor or comparable form or required in such successor or comparable form; and

(3) promptly from time to time after the occurrence of an event that would require information about such event to be provided to the Commission on Form 8-K, or any successor or comparable form, a current report with such information; provided that unless otherwise required to be provided to Holders, current reports shall only be required with respect to the following Form 8-K Items (or its successor item): Item 1.01 (Entry into a Material Definitive Agreement), Item 1.02 (Termination of a Material Definitive Agreement), Item 1.03 (Bankruptcy or Receivership), Item 2.01 (Completion of Acquisition or Disposition of Assets), Item 2.03 (Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant), Item 2.04 (Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement), Item 2.05 (Costs Associated with Exit or Disposal Activities), Item 4.01 (Changes in Registrant’s Certifying Accountant), Item 4.02 (Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review), Item 5.01 (Changes in Control of Registrant), Items 5.02 (a), (b) and (c) (Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers) and Item 9.01 (Financial Statements and Exhibits, but only with respect to financial statements and pro forma financial information relating to transactions required to be reported pursuant to Item 2.01); provided, however, that unless otherwise required to be provided to Holders, no such current report shall be required to be furnished if the Company determines in its good faith judgment that such event is not material to Holders of Notes or the business, assets, operations, financial positions or prospects of the Company and its Subsidiaries, taken as a whole;

provided, however, that unless otherwise required to be provided to Holders:

(A) such reports required pursuant to Section 10.06(a)(1) shall not be required to include the information contemplated by Item 1B, Item 4, Item 5, Item 9A, Item 9A(T), Item 10 (but only with respect to information required by Items 405, 406 and 407 of Regulation S-K; provided, however, that such reports shall be required to present the information contemplated by Item 10 with exclusions consistent with the information in (or excluded from) the Issuers’ offering memorandum, dated December 3, 2010, with respect to their 8.25% Exchangeable Notes due 2040), Item 11, Item 13 (both only with respect to the information required by Item 407 of Regulation S-K; provided, however, that such reports shall be required to present the information contemplated by Items 11 and 13 with exclusions consistent with the information in (or excluded from) the Issuers’ offering memorandum, dated December 3, 2010, with respect to their 8.25% Exchangeable Notes due 2040) and Item 14 of Form 10-K, as in effect on the Issue Date;

(B) such reports required pursuant to Section 10.06(a)(2) shall not be required to include the information contemplated by Item 4 and Item 4T of Part I thereof and Item 2 and Item 4 of Part II of Form 10-Q, as in effect on the Issue Date; and

(C) such reports required pursuant to Section 10.06(a)(1), (2) and (3) (i) shall not be required to comply with Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the Commission, or Item 10(e) of Regulation S-K (with respect to any non-GAAP financial measures contained therein), in each case, as in effect on the Issue Date or any successor provision thereto, and (ii) shall not be required to comply with Items 402, 405, 406, 407 and 601 of Regulation S-K promulgated by the Commission, in each case, as in effect on the Issue Date or any successor provision thereto;

in each case, in a manner that complies in all material respects with the requirements specified in such form. The Company shall make the information referred to above in this clause (a) available by posting such information on a publicly accessible page on the Company’s website (or that of any of its parent companies). To the extent not satisfied by the foregoing, the Company shall agree that, for so long as any Notes are outstanding, it shall furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(e) The Issuers may satisfy their obligations in this Section 10.06 with respect to information relating to the Issuers by furnishing information relating to the Parent; provided that, with respect to any audited or unaudited financial statements, the same is accompanied by consolidating information that explains in reasonable detail the differences between the financial information relating to the Parent, on the one hand, and the information relating to the Issuers and the Subsidiaries on a stand-alone basis, on the other hand.

(f) If Parent or the Company has electronically filed with the Securities and Exchange Commission’s Next-Generation EDGAR system (or any successor system), the reports described in clause (a) above (including any consolidating information required by clause (b), unless otherwise provided to the Trustee and the Holders), the Issuers shall be deemed to have satisfied the foregoing requirements.

(g) The Issuers shall also hold quarterly conference calls for the Holders of the Notes to discuss financial information for the previous quarter. The conference call shall be following the last day of each fiscal quarter of the Issuers and not later than ten Business Days from the time that the Issuers distribute the financial information as set forth in Section 10.06(a)(1) and (2), as applicable above. No fewer than two Business Days prior to the conference call, the Issuers shall issue a press release announcing the time and date of such conference call and providing instructions for Holders, securities analysts and prospective investors to obtain access to such call. For the avoidance of doubt, the Issuers may satisfy the requirements of this paragraph by (i) combining the conference calls required above with the earnings conference calls of the Parent that are held on a quarterly basis with equity holders or (ii) holding the conference calls required above within the time period required as part of any earnings calls of the Issuers in accordance with past practice.

Nothing herein shall be construed so as to require the Issuers to include in such reports any information specified in Rule 3-10 or Rule 3-16 of Regulation S-X. Delivery of such reports, information and documents to the Trustee pursuant to this Section 10.06 is for informational purposes only, and the Trustee’s receipt thereof shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants under this Indenture (as to which the Trustee is entitled to certificates).

SECTION 10.07 Future Subsidiary Guarantors.

The Issuers shall cause each wholly-owned Domestic Subsidiary that (i) is formed or acquired following the Issue Date and (ii) executes a guarantee with respect to any other Indebtedness of the Parent or the Issuers, to execute and deliver to the Trustee a supplemental indenture pursuant to which such wholly-owned Domestic Subsidiary will unconditionally Guarantee (subject to Section 12.08), on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest in respect of the Notes on a senior secured basis and all other obligations under this Indenture.

ARTICLE 11

REPURCHASE OF NOTES UPON A FUNDAMENTAL CHANGE

SECTION 11.01 Sinking Fund.

There shall be no sinking fund provided for the Notes.

SECTION 11.02 Repurchase at Option of Holders Upon a Fundamental Change.

(a) If a Fundamental Change occurs at any time, each Holder shall have the right, at such Holder’s option, to require the Issuers to repurchase all of such Holder’s Notes, or any portion thereof that is equal to $1,000 or an integral multiple of $1,000, on the date (the “Fundamental Change Repurchase Date”) specified by the Issuers that is not less than 20 calendar days nor more than 35 calendar days (or such longer period required by law) following the date of the Fundamental Change Issuer Notice at a repurchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to, but excluding, the Fundamental Change Repurchase Date (the “Fundamental Change Repurchase Price”), unless the Fundamental Change Repurchase Date falls after a Regular Record Date but on or prior to the Interest Payment Date to which such Regular Record Date relates, in which case the Issuers shall instead pay the full amount of accrued and unpaid interest to Holders of record as of the preceding Regular Record Date and the Fundamental Change Repurchase Price shall be equal to 100% of the principal amount of Notes to be repurchased pursuant to this Article Eleven.

(b) Repurchases of Notes under this Section 11.02 shall be made, at the option of the Holder thereof, upon:

(i) delivery to the Paying Agent by a Holder of a duly completed notice (the “Fundamental Change Repurchase Notice”) in the form attached hereto as Exhibit G, if the Notes are certificated, or in compliance with the Depositary’s procedures for surrendering interests in Global Notes, if the Notes are Global Notes, in each case on or before the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date; and

(ii) delivery of the Notes, if the Notes are certificated, to the Paying Agent at any time after delivery of the Fundamental Change Repurchase Notice (together with all necessary endorsements for transfer) at the corporate trust office of the Paying Agent, or book-entry transfer of the Notes, if the Notes are Global Notes, in compliance with the procedures of the Depositary, in each case such delivery being a condition to receipt by the Holder of the Fundamental Change Repurchase Price therefor.

The Fundamental Change Repurchase Notice in respect of any Notes to be repurchased shall state:

(i) in the case of Definitive Notes, the certificate numbers of the Notes to be delivered for repurchase;

(ii) the portion of the principal amount of Notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

(iii) that the Notes are to be repurchased by the Issuers pursuant to the applicable provisions of the Notes and the Indenture;

provided, however, that if the Notes are Global Notes, the Fundamental Change Repurchase Notice must comply with appropriate Depositary procedures.

Notwithstanding anything herein to the contrary, any Holder delivering to the Paying Agent the Fundamental Change Repurchase Notice contemplated by this Section 11.02 shall have the right to withdraw, in whole or in part, such Fundamental Change Repurchase Notice at any time prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date by delivery of a written notice of withdrawal to the Paying Agent in accordance with Section 11.03.

The Paying Agent shall promptly notify the Issuers of the receipt by it of any Fundamental Change Repurchase Notice or written notice of withdrawal thereof.

(c) On or before the 20th calendar day after the occurrence of the effective date of a Fundamental Change, the Issuers shall provide to all Holders of Notes and the Trustee and the Paying Agent (in the case of a Paying Agent other than the Trustee) a notice (the “Fundamental Change Issuer Notice”) of the occurrence of the effective date of the Fundamental Change and of the repurchase right at the option of the Holders arising as a result thereof. Such notice shall be by first class mail or, in the case of Global Notes, in accordance with the applicable procedures of the Depositary. Simultaneously with providing such notice, the Issuers shall publish a notice containing the information set forth in the Fundamental Change Issuer Notice in a newspaper of general circulation in The City of New York or publish such information on the Company’s website or through such other public medium as the Issuers may use at that time. Each Fundamental Change Issuer Notice shall specify:

(i) the events causing the Fundamental Change;

(ii) the date of the Fundamental Change;

(iii) the last date on which a Holder may exercise the repurchase right pursuant to this Article Eleven;

(iv) the Fundamental Change Repurchase Price;

(v) the Fundamental Change Repurchase Date;

(vi) the name and address of the Paying Agent and the Exchange Agent, if applicable;

(vii) if applicable, the Exchange Rate and any adjustments to the Exchange Rate;

(viii) if applicable, that the Notes with respect to which a Fundamental Change Repurchase Notice has been delivered by a Holder may be exchanged only if the Holder withdraws the Fundamental Change Repurchase Notice in accordance with the terms of this Indenture; and

(ix) the procedures that Holders must follow to require the Issuers to repurchase their Notes.

No failure of the Issuers to give the foregoing notices and no defect therein shall limit the Holders’ repurchase rights or affect the validity of the proceedings for the repurchase of the Notes pursuant to this Section 11.02.

At the Issuers’ request, the Trustee shall give such notice in the Issuers’ name and at the Issuers’ expense; provided, however, that, in all cases, the text of such Fundamental Change Issuer Notice shall be prepared by the Issuers.

(d) Notwithstanding the foregoing, no Notes may be repurchased by the Issuers on any date at the option of the Holders upon a Fundamental Change if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a Default by the Issuers in the payment of the Fundamental Change Repurchase Price with respect to such Notes). The Paying Agent will promptly return to the respective Holders thereof any Definitive Notes held by it during the acceleration of the Notes (except in the case of an acceleration resulting from a Default by the Issuers in the payment of the Fundamental Change Repurchase Price with respect to such Notes) and shall deem to be cancelled any instructions for book-entry transfer of the Notes in compliance with the procedures of the Depositary, in which case, upon such return or cancellation, as the case may be, the Fundamental Change Repurchase Notice with respect thereto shall be deemed to have been withdrawn.

SECTION 11.03 Withdrawal of Fundamental Change Repurchase Notice.

(h) A Fundamental Change Repurchase Notice may be withdrawn (in whole or in part) by means of a written notice of withdrawal delivered to the corporate trust office of the Paying Agent in accordance with this Section 11.03 at any time prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date specifying:

(i) the principal amount of the Notes with respect to which such notice of withdrawal is being submitted,

(ii) if Definitive Notes have been issued, the certificate number of the Note in respect of which such notice of withdrawal is being submitted, and

(iii) the principal amount, if any, of such Note that remains subject to the original Fundamental Change Repurchase Notice, which portion must be in principal amounts of $1,000 or an integral multiple of $1,000;

provided, however, that if the Notes are Global Notes, the notice must comply with appropriate procedures of the Depositary.

SECTION 11.04 Deposit of Fundamental Change Repurchase Price.

(i) The Issuers will deposit with the Paying Agent, or if the Issuers are acting as Paying Agent, set aside, segregate and hold in trust as provided in Section 10.03 of this Indenture) on or prior to 11:00 a.m.,

New York City time, on the Fundamental Change Repurchase Date an amount of money sufficient to repurchase all of the Notes to be repurchased at the appropriate Fundamental Change Repurchase Price. Subject to receipt of funds and/or Notes by the Paying Agent, payment for Notes surrendered for repurchase (and not withdrawn prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date) will be made on the later of (i) the Fundamental Change Repurchase Date with respect to such Note (provided the Holder has satisfied the conditions in Section 11.02) and (ii) the time of book-entry transfer or the delivery of such Notes to the Trustee (or other Paying Agent appointed by the Issuers) by the Holder thereof in the manner required by Section 11.02 by mailing checks for the amount payable to the Holders of such Notes entitled thereto as they shall appear in the Note Register; provided, however, that payments to the Depositary shall be made by wire transfer of immediately available funds to the account of the Depositary or its nominee. The Trustee shall, promptly after such payment and upon written demand by the Issuers, return to the Issuers any funds in excess of the Fundamental Change Repurchase Price.

(j) If by 11:00 a.m. New York City time, on the Fundamental Change Repurchase Date, the Paying Agent holds money sufficient to make payment on all the Notes or portions thereof that are to be repurchased on such Fundamental Change Repurchase Date, then (i) such Notes will cease to be Outstanding, (ii) interest will cease to accrue on such Notes (whether or not book-entry transfer of the Notes has been made or the Notes have been delivered to the Trustee or Paying Agent) and (iii) all other rights of the Holders of such Notes will terminate (other than the right to receive the Fundamental Change Repurchase Price).

(k) Upon surrender of a Note that is to be repurchased in part pursuant to Section 11.02, the Issuers shall execute and the Trustee shall authenticate and deliver to the Holder a new Note in an authorized denomination equal in principal amount to the unrepurchased portion of the Note surrendered.

SECTION 11.05 Covenant to Comply with Applicable Laws Upon Repurchase of Notes.

In connection with any repurchase offer, the Issuers will, if required:

(h) comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act;

(i) file a Schedule TO or any successor or similar schedule; and

(j) otherwise comply with all federal and state securities laws in connection with any offer by the Issuers to repurchase the Notes;

in each case, so as to permit the rights and obligations under this Article Eleven to be exercised in the time and in the manner specified in this Article Eleven.

Notwithstanding the foregoing, to the extent the provisions of this Section 11.05 conflict with the provisions of the Securities Act, Exchange Act or any other federal or state securities laws, the Issuers shall comply with the provisions of the Securities Act, Exchange Act or such federal or state securities laws, as applicable.

ARTICLE 12

GUARANTEES

SECTION 12.01 Guarantees.

Each Guarantor hereby jointly and severally, unconditionally and irrevocably guarantees the Notes and obligations of the Issuers hereunder and thereunder, and guarantees to each Holder of a Note authenticated and delivered by the Trustee, and to the Trustee on behalf of such Holder, that: (a) the principal of (and premium, if any) and interest on the Notes will be paid in full when due, whether at Stated Maturity, by acceleration or otherwise (including, without limitation, the amount that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Law), together with interest on the overdue principal, if any, and interest on any overdue interest, to the extent lawful, and all other obligations of the Issuers to the Holders or the Trustee hereunder or thereunder will be paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or of any such other obligations, the same shall be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise, subject, however, in the case of clauses (a) and (b) above, to the limitation set forth in Section 12.04 hereof.

Each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, any release of any other Guarantor, the recovery of any judgment against the Issuers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

Each Guarantor hereby waives (to the extent permitted by law) the benefits of diligence, presentment, demand for payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuers, any right to require a proceeding first against the Issuers or any other Person, protest, notice and all demands whatsoever and covenants that the Guarantee of such Guarantor shall not be discharged as to any Note except by complete performance of the obligations contained in such Note, this Indenture and such Guarantee. Each Guarantor acknowledges that the Guarantee is a guarantee of payment and not of collection. Each of the Guarantors hereby agrees that, in the event of a default in payment of principal (or premium, if any) or interest on such Note, whether at its Stated Maturity, by acceleration, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of such Note, subject to the terms and conditions set forth in this Indenture, directly against each of the Guarantors to enforce such Guarantor’s Guarantee without first proceeding against the Issuers or any other Guarantor. Each Guarantor agrees that if, after the occurrence and during the continuance of an Event of Default, the Trustee or any of the Holders are prevented by applicable law from exercising their respective rights to accelerate the Maturity of the Notes, to collect interest on the Notes, or to enforce or exercise any other right or remedy with respect to the Notes, such Guarantor shall pay to the Trustee for the account of the Holder, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee or any of the Holders.

If any Holder or the Trustee is required by any court or otherwise to return to the Issuers or any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuers or any Guarantor, any amount paid by any of them to the Trustee or such Holder, the Guarantee of each of the Guarantors, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor further agrees that, as between each Guarantor, on the one hand, and the Holders and the Trustee on the other hand, (x) subject to this Article Twelve, the Maturity of the obligations guaranteed hereby may be accelerated as provided in Article Five hereof for the purposes of the Guarantee of such Guarantor notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligation as provided in Article Five hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of the Guarantee of such Guarantor.

Each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuers for liquidation, reorganization, should the Issuers become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuers’ assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes, whether as a

“voidable preference”, “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

SECTION 12.02 Severability.

In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 12.03 Ranking of Guarantee.

The Guarantee issued by any Guarantor shall be a senior obligation of such Guarantor. The Guarantees shall: (a) rank equally in right of payment with all existing and future Senior Indebtedness of the Guarantor, (b) be senior in right of payment to all existing and future Subordinated Indebtedness of each Guarantor, (c) be effectively subordinated to any secured Indebtedness of each Guarantor as to the assets security such Indebtedness, and (d) be expressly subordinated to Designated First Lien Indebtedness as described in Article Fifteen and (e) be structurally subordinated to Indebtedness and other liabilities of Subsidiaries of such Guarantor that do not Guarantee the Notes.

SECTION 12.04 Limitation of Guarantors’ Liability.

Each Guarantor and by its acceptance hereof each Holder confirms that it is the intention of all such parties that the guarantee by each such Guarantor pursuant to its Guarantee not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law or the provisions of its local law relating to fraudulent transfer or conveyance. To effectuate the foregoing intention, the Holders and each such Guarantor hereby irrevocably agree that the obligations of such Guarantor under its Guarantee shall be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to this Section 12.04, result in the obligations of such Guarantor under its Guarantee constituting such fraudulent transfer or conveyance.

SECTION 12.05 Contribution.

In order to provide for just and equitable contribution among the Guarantors, the Guarantors agree, inter se, that in the event any payment or distribution is made by any Guarantor (a “Funding Guarantor”) under a Guarantee, such Funding Guarantor shall be entitled to a contribution from all other Guarantors in a pro rata amount based on the Adjusted Net Assets (as defined below) of each Guarantor (including the Funding Guarantor) for all payments, damages and expenses incurred by that Funding Guarantor in discharging the Issuers’ obligations with respect to the Notes or any other Guarantor’s obligations with respect to the Guarantee of such Guarantor. “Adjusted Net Assets” of such Guarantor at any date shall mean the lesser of (x) the amount by which the fair value of the property of such Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under the Guarantee of such Guarantor at such date and (y) the amount by which the present fair salable value of the assets of such Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Guarantor on its debts (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), excluding debt in respect of the Guarantee of such Guarantor, as they become absolute and matured.

SECTION 12.06 Subrogation.

Each Guarantor shall be subrogated to all rights of Holders against the Issuers in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 12.01; provided, however, that, if an Event of

Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuers under this Indenture or the Notes shall have been paid in full.

SECTION 12.07 Reinstatement.

Each Guarantor hereby agrees (and each Person who becomes a Guarantor shall agree) that the Guarantee provided for in Section 12.01 shall continue to be effective or be reinstated, as the case may be, if at any time, payment, or any part thereof, of any obligations or interest thereon is rescinded or must otherwise be restored by a Holder to the Issuers upon the bankruptcy or insolvency of the Issuers or any Guarantor.

SECTION 12.08 Release of a Guarantor.

Notwithstanding the foregoing and the other provisions of this Indenture, each Guarantor shall be automatically and unconditionally released and discharged from all of its obligations under its Guarantee under this Article Twelve upon:

(a) any sale, exchange or transfer (by merger or otherwise) of Capital Stock (following which the applicable Guarantor is no longer a Subsidiary of any Issuer) or all or substantially all the assets of such Guarantor;

(b) the release or discharge of such Guarantor’s guarantee of Indebtedness which resulted in the requirement that such Guarantor provide a guarantee pursuant to Section 10.07, or

(c) if the Issuers’ obligations hereunder are discharged in accordance with Section 4.01.

Any Guarantor shall be released from all its obligations under its Guarantee in accordance with Section 8.03.

SECTION 12.09 Benefits Acknowledged.

Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and from its guarantee and waivers pursuant to its Guarantees under this Article Twelve.

ARTICLE 13

EXCHANGE OF NOTES

SECTION 13.01 Exchange Privilege.

(i) Subject to and upon compliance with the provisions of this Article Thirteen, upon Satisfaction of the Exchange Privilege Condition, each Holder of a Note shall have the right, at such Holder’s option, to exchange all or any portion (if the portion to be exchanged is $1,000 principal amount or an integral multiple thereof) of such Note at any time prior to the close of business on the Business Day immediately preceding the Maturity Date, at an initial exchange rate of 666.6700 shares of Common Stock (equivalent to an initial exchange price of approximately $1.50 per share) (subject to adjustment as provided in Sections 13.05 and 13.06, the “Exchange Rate”) per $1,000 principal amount of Notes (subject to the settlement provisions of Sections 13.03 and 13.04, the “Exchange Obligation”).

(j) Notwithstanding any provision to the contrary herein (but subject to Section 13.04(b)), (i) in the event that the Issuers’ Cancellation Condition shall be satisfied, the Issuers shall no longer be obligated to effect any exchange otherwise required or permitted herein in respect of the first $120 million principal amount of the Notes issued hereunder (or such lesser amount as shall then be outstanding) and the Holders thereof shall promptly deliver such Notes to the Issuers or Trustee for cancellation and the debt thereunder shall be extinguished upon such surrender, and (ii) in the event that the Issuers’ Exchange Condition shall be satisfied, at the option of the Issuers, the Issuers may cause all remaining outstanding Notes to be exchanged into shares of Common Stock at the Exchange Rate; provided that the option set forth in clause (ii) must be exercised by the Issuers’ within 15 Business Days of the satisfaction of the Issuers’ Exchange Condition. The Issuers will follow the procedures set forth in this Article 13 to settle the resulting Exchange Obligation. In the event the Holder does not surrender the Notes referred to in the option set forth in clause (i) for cancellation, the Issuers shall no longer have any obligation to pay principal and interest on such Notes after the date the Issuers’ Cancellation Condition was satisfied and such failure to pay such principal and interest shall not constitute an Event of Default.

SECTION 13.02 [reserved].

SECTION 13.03 Exchange Procedure.

(k) Upon exchange of any Note, the Issuers will settle the Exchange Obligation on the third Business Day immediately following the Exchange Date.

(l) Before any Holder of a Note shall be entitled to exchange the same as set forth above, such Holder shall (i) in the case of a Global Note, comply with the procedures of the Depositary in effect at that time and, if required, pay funds equal to interest payable on the next Interest Payment Date to which such Holder is not entitled and (ii) in the case of a Definitive Note (1) complete, manually sign and deliver an irrevocable notice to the Exchange Agent as set forth in the Form of Notice of Exchange (or a facsimile thereof) (a “Notice of Exchange”) attached as Exhibit F hereto at the office of the Exchange Agent and state in writing therein the principal amount of Notes to be exchanged and the name or names (with addresses) in which such Holder wishes the certificate or certificates for any shares of Common Stock to be delivered upon settlement of the Exchange Obligation to be registered, (2) surrender such Notes, duly endorsed to the Issuers or in blank (and accompanied by appropriate endorsement and transfer documents), at the office of the Exchange Agent, (3) if required, furnish appropriate endorsements and transfer documents. The Trustee (and if different, the Exchange Agent) shall notify the Issuers of any exchange pursuant to this Article Thirteen on the Exchange Date for such exchange. No Notice of Exchange with respect to any Notes may be surrendered by a Holder thereof if such Holder has also delivered a Fundamental Change Repurchase Notice to the Issuers in respect of such Notes and not validly withdrawn such Fundamental Change Repurchase Notice in accordance with Section 11.02.

If more than one Note shall be surrendered for exchange at one time by the same Holder, the Exchange Obligation with respect to such Notes shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof to the extent permitted thereby) so surrendered.

(m) A Note shall be deemed to have been exchanged immediately prior to the close of business on the date (the “Exchange Date”) that the Holder has complied with the requirements set forth in subsection (b) above. The Issuers shall issue or cause to be issued, and deliver to the Exchange Agent or to such Holder, or such Holder’s nominee or nominees, certificates or a book-entry transfer through the Depositary for the full number of shares of Common Stock to which such Holder shall be entitled in satisfaction of the Issuers’ Exchange Obligation.

(n) In case any Note shall be surrendered for partial exchange, the Company shall execute and the Trustee shall authenticate and deliver to or upon the written order of the Holder of the Note so surrendered a new Note or Notes in authorized denominations in an aggregate principal amount equal to the unexchanged portion of the surrendered Note, without payment of any service charge by the exchanging Holder but, if required by the Issuers or Trustee, with payment of a sum sufficient to cover any transfer tax or similar governmental charge required by law or that may be imposed in connection therewith as a result of the name of the Holder of the new Notes issued upon such exchange being different from the name of the Holder of the old Notes surrendered for such exchange.

(o) Except as provided in Section 13.06, no adjustment shall be made for dividends on any shares issued upon the exchange of any Note as provided in this Article Thirteen.

(p) Upon the exchange of an interest in a Global Note, the Trustee, or the Custodian at the direction of the Trustee, shall make a notation on such Global Note as to the reduction in the principal amount represented thereby. The Issuers shall notify the Trustee in writing of any exchange of Notes effected through any Exchange Agent other than the Trustee.

(q) Notwithstanding anything herein to the contrary, if any Note is exchanged after 5:00 p.m., New York City time, on a Regular Record Date for the payment of interest, the Holder of such Note at 5:00 p.m., New York City time, on such Regular Record Date will receive the full amount of interest payable on such Note on the corresponding Interest Payment Date notwithstanding the exchange. Notes surrendered for exchange during the period from 5:00 p.m., New York City time, on any Regular Record Date to 9:00 a.m., New York City time, on the immediately following Interest Payment Date must be accompanied by funds equal to the amount of interest payable on the Notes so exchanged; provided that no such payment need be made:

(i) if the Issuers have specified a Fundamental Change Repurchase Date during such period;

(ii) to the extent of any overdue interest, if any overdue interest exists at the time of exchange of such Note; or

(iii) in respect of any exchange for which the related Exchange Date occurs after the close of business on the Record Date immediately preceding the Maturity Date.

SECTION 13.04 Settlement upon Exchange.

(a) The Issuers shall settle each exchange of Notes by delivering a number of shares of Common Stock equal to the then applicable Exchange Rate, and paying to the converting Holder any accrued and unpaid interest to the date of settlement. Parent and the Issuers have entered into a Stock Delivery Agreement, dated as of the Issue Date, whereby Parent has agreed to issue to the Issuers the number of shares of Common Stock necessary to deliver to all Holders upon exchange of Notes.

(b) Notwithstanding anything to the contrary herein, with respect to any Note (or portion thereof) held, beneficially or of record, by Sprint or its Affiliates or any Member (as defined in the Operating Agreement) or its Affiliates, upon exchange of such Note, Sprint or such Affiliates shall, at their election, by notice delivered to the Issuers concurrently with the Notice of Exchange, receive in lieu of Common Stock issuable upon exchange, such number of shares of Class B Common Stock and Class B Common Units which, upon exchange thereof pursuant to the Operating Agreement, Equityholders’ Agreement, Clearwire’s Amended and Restated Certificate of Incorporation and the Stock Delivery Agreement shall entitle Sprint or such Affiliates to receive such number of shares of Common Stock equal to the Conversion Rate on the Conversion Date.

(c) Following the Effectiveness Deadline (as defined in the Registration Rights Agreement), if the Common Stock is not on the Exchange Date covered by a valid and effective registration statement of Parent on Form S-3 that enables the resale of such shares by the Holder without restriction under the Securities Act or such shares delivered to the Holder are not otherwise freely tradeable without restriction under the Securities Act, the Issuers shall deliver to such Holder an additional 0.03 shares of Common Stock for each share of Common Stock that would otherwise have been due upon such exchange (the “Additional Settlement Consideration”). Any Additional Settlement Consideration will be delivered at the time of the delivery of Common Stock that would otherwise have been due upon exchange. Notwithstanding the foregoing, no such Additional Settlement Consideration shall be delivered with respect to any Exchange Shares if the reason such shares are not covered by a resale registration statement is due either to the Holder’s failure to comply with the delivery of information or other requirements contained in the Registration Rights Agreement or, if the Holder has complied with the delivery of information and other requirements contained in the Registration Rights Agreement, the ten Business Day period during which Parent may supplement the prospectus or amend the registration statement to add the stockholder as a selling stockholder has not expired and/or Parent is not required to supplement the prospectus or amend the registration statement pursuant to the terms of the Registration Rights Agreement because it has done so three or more times during that quarter.

(d) [reserved].

(e) Upon exchange, a Holder shall not receive any separate cash payment for accrued and unpaid interest, if any, except as set forth in Section 3.07. The Issuers’ settlement of the Exchange Obligation shall be deemed to satisfy in full its obligation to pay the principal amount of the Note and accrued and unpaid interest, if any, to, but not including, the Exchange Date. As a result, accrued and unpaid interest, if any, to, but not including, the Exchange Date shall be deemed to be paid in full rather than cancelled, extinguished or forfeited.

(f) The Issuers shall not issue any fractional share of Common Stock upon exchange of the Notes and shall instead pay cash in lieu of any fractional share of Common Stock due upon exchange based on the Last Reported Sale Price of the Common Stock on the Exchange Date.

SECTION 13.05 Increased Exchange Rate Applicable to Certain Notes Surrendered in Connection with Fundamental Changes.

(a) If a Fundamental Change occurs and a Holder elects to exchange its Notes in connection with such Fundamental Change, the Issuers shall, under the circumstances described below, increase the Exchange Rate for the Notes so surrendered for exchange by a number of additional shares of Common Stock (the “Additional Shares”), as described below. An exchange of Notes shall be deemed for these purposes to be “in connection with” such Fundamental Change if the relevant Notice of Exchange is received by the Exchange Agent from, and including, the Effective Date of the Fundamental Change up to, and including, the Business Day immediately prior to the related Fundamental Change Repurchase Date.

(b) The Issuers shall notify the Holders of Notes of the Effective Date of any Fundamental Change and issue a press release announcing such Effective Date no later than five Business Days after such Effective Date.

(c) The number of Additional Shares, if any, by which the Exchange Rate shall be increased shall be determined by reference to the table below, based on the date on which the Fundamental Change occurs or becomes effective (the “Effective Date”) and the price (the “Stock Price”) paid (or deemed to be paid) per share of the Common Stock in the Fundamental Change. If the holders of the Common Stock receive only cash in a Fundamental Change described in clause (2) of the definition of Fundamental Change, the Stock Price shall be the cash amount paid per share. Otherwise, the Stock Price shall be the average of the Last Reported Sale Prices of the Common Stock over the five Trading Day period ending on, and including, the Trading Day immediately preceding the Effective Date of the Fundamental Change. The Board of Directors of the Company shall make appropriate adjustments to the Stock Price, in its good faith determination, to account for any adjustment to the Exchange Rate that becomes effective, or any event requiring an adjustment to the Exchange Rate where the Ex-Dividend Date of the event occurs, during such five consecutive Trading Day period.

(d) The Stock Prices set forth in the column headings of the table below shall be adjusted as of any date on which the Exchange Rate of the Notes is otherwise adjusted. The adjusted Stock Prices shall equal the Stock Prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Exchange Rate immediately prior to such adjustment giving rise to the Stock Price adjustment and the denominator of which is the Exchange Rate as so adjusted. The number of Additional Shares set forth in the table below shall be adjusted in the same manner and at the same time as the Exchange Rate as set forth in Section 13.06.

(e) The following table sets forth the number of Additional Shares to be received per $1,000 principal amount of Notes pursuant to this Section 13.05 for each Stock Price and Effective Date set forth below:

	Stock Price
Effective Date	$1.40	$1.50	$1.75	$2.00	$2.25	$2.50	$2.75	$3.00	$3.25	$3.50	$3.75	$4.00
December 15,
2012	47.6190	42.7693	26.3664	20.7368	17.5800	15.4593	13.9573	12.7630	11.7721	10.9236	10.1861	9.5486
2013	47.6190	46.8286	26.0259	17.9593	14.6106	13.0501	11.7268	10.7063	9.8675	9.1564	8.5426	8.0066
2014	47.6190	51.9006	26.1567	15.0548	11.9191	10.2109	9.2362	8.4203	7.7579	7.2002	6.7192	6.2991
2015	47.6190	56.1513	25.7562	12.1003	8.0533	7.1005	6.4257	5.8786	5.4265	5.0382	4.7024	4.4083
2016	47.6190	56.0006	21.3396	7.4128	4.3049	3.7085	3.3722	3.0896	2.8518	2.6479	2.4714	2.3170
2017	47.6190	0.0000	0.0002	0.0000	0.0000	0.0001	0.0000	0.0000	0.0001	0.0000	0.0000	0.0000

The exact Stock Prices and Effective Dates may not be set forth in the table above, in which case:

(i) if the Stock Price is between two Stock Prices in the table above or the Effective Date is between two Effective Dates in the table, the number of Additional Shares shall be determined by a straight-line interpolation between the number of Additional Shares set forth for the higher and lower Stock Prices and the earlier and later Effective Dates, as applicable, based on a 365-day year;

(ii) if the Stock Price is greater than $4.00 per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above pursuant to subsection (d) above), no Additional Shares shall be added to the Exchange Rate; and

(iii) if the Stock Price is less than $1.40 per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above pursuant to subsection (d) above), no Additional Shares shall be added to the Exchange Rate.

Notwithstanding the foregoing, in no event shall the total number of shares of Common Stock issuable upon exchange exceed 714.2890 per $1,000 principal amount of Notes, subject to adjustment in the same manner as the Exchange Rate pursuant to Section 13.06.

Nothing in this Section 13.05 shall prevent an adjustment to the Exchange Rate pursuant to Section 13.06 in respect of a Fundamental Change.

SECTION 13.06 Adjustment of Exchange Rate.

The Exchange Rate shall be adjusted from time to time by the Issuers if any of the following events occurs, except that the Issuers shall not make any adjustments to the Exchange Rate if Holders of the Notes participate (other than in the case of a share split or share combination), at the same time and upon the same terms as holders of the Common Stock and solely as a result of holding the Notes, in any of the transactions described in this Section 13.06, without having to exchange their Notes, as if they held a number of shares of Common Stock equal to the Exchange Rate, multiplied by the principal amount (expressed in thousands) of Notes held by such Holder.

(a) If shares of Common Stock are issued exclusively as a dividend or distribution on shares of Common Stock, or if Parent effects a share split or share combination, the Exchange Rate shall be adjusted based on the following formula:

where,

ER0 = the Exchange Rate in effect immediately prior to the open of business on the Ex-Dividend Date, or immediately prior to the open of business on the effective date of such share split or share combination, as applicable;

ER’ = the Exchange Rate in effect immediately after the open of business on such Ex-Dividend Date or immediately after the open of business on such effective date, as applicable;

OS0 = the number of shares of Common Stock outstanding immediately prior to the open of business on such Ex-Dividend Date or immediately prior to the open of business on such effective date, as applicable; and

OS’ = the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this Section 13.06(a) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this Section 13.06(a) is declared but not so paid or made, the Exchange Rate shall be immediately readjusted, effective as of the date the Board of Directors of Parent determines not to pay such dividend or distribution, to the Exchange Rate that would then be in effect if such dividend or distribution had not been declared.

(b) If all or substantially all holders of Common Stock are entitled to receive any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of the Common Stock at a price per share that is less than the average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, the Exchange Rate shall be increased based on the following formula:

where,

ER0 = the Exchange Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such issuance;

ER’ = the Exchange Rate in effect immediately after the open of business on such Ex-Dividend Date;

OS0 = the number of shares of Common Stock outstanding immediately prior to the open of business on such Ex-Dividend Date;

X = the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y = the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this Section 13.06(b) shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the close of business on the Ex-Dividend Date for such issuance. To the extent that shares of the Common Stock are not delivered after the expiration of such rights, options or warrants, the Exchange Rate shall be decreased to the Exchange Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so issued, the Exchange Rate shall be decreased to the Exchange Rate that would then be in effect had the adjustment pursuant to this Section 13.06(b) not occurred.

For purposes of this Section 13.06(b), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the Common Stock at less than such average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the date of announcement for such issuance, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or exchange thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors of the Company.

(c) If any dividend or distribution of shares of Parent’s Capital Stock, evidences of indebtedness, other assets or property or rights, options or warrants to acquire its Capital Stock or other securities, to all or substantially all holders of the Common Stock, excluding (i) dividends, distributions or issuances as to which an adjustment was effected pursuant to Section 13.06(a) or Section 13.06(b), (ii) dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to Section 13.06(d), and (iii) Spin-Offs as to which the provisions set forth below in this Section 13.06(c) shall apply (any of such shares of Capital Stock, evidences of indebtedness, other assets or property or rights, options or warrants to acquire Capital Stock or other securities of Parent, the “Distributed Property”), then the Exchange Rate shall be increased based on the following formula:

where,

ER0 = the Exchange Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

ER’ = the Exchange Rate in effect immediately after the open of business on such Ex-Dividend Date;

SP0 = the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV = the fair market value (as determined by the Board of Directors of Parent) of the Distributed Property with respect to each outstanding share of the Common Stock on the Ex-Dividend Date for such distribution.

Any increase made under this Section 13.06(c) above shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. If such distribution is not so paid or made, the Exchange Rate shall be decreased to the Exchange Rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0”(as defined above), in lieu of the foregoing increase, each Holder of a Note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of the Common Stock receive the Distributed Property, the amount and kind of Distributed Property such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Exchange Rate in effect on the Ex-Dividend Date for the distribution. If the Board of Directors of Parent determines the “FMV” (as defined above) of any distribution for purposes of this Section 13.06(c) by reference to the actual or when-issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Dividend Date for such distribution.

With respect to an adjustment pursuant to this Section 13.06(c) where there has been a payment of a dividend or other distribution on the Common Stock of shares of Parent’s Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of Parent, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”) the Exchange Rate shall be increased based on the following formula:

where,

ER0 = the Exchange Rate in effect immediately prior to the end of the Valuation Period;

ER’ = the Exchange Rate in effect immediately after the end of the Valuation Period;

FMV0 = the average of the Last Reported Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Common Stock applicable to one share of the Common Stock (determined by reference to the definition of Last Reported Sale Price as set forth in Section 1.01 as if references therein to

Common Stock were to such Capital Stock or similar equity interest) over the first 10 consecutive Trading Day period after, and including, the Ex-Dividend Date of the Spin-Off (the “Valuation Period”); and

MP0 = the average of the Last Reported Sale Prices of the Common Stock over the Valuation Period.

The adjustment to the Exchange Rate under the preceding paragraph shall occur on the last Trading Day of the Valuation Period; provided that in respect of any exchange during the Valuation Period, references in the portion of this Section 13.06(c) related to Spin-Offs to 10 Trading Days shall be deemed to be replaced with such lesser number of Trading Days as have elapsed between the Ex-Dividend Date of such Spin-Off and the Exchange Date in determining the Exchange Rate.

For purposes of this Section 13.06(c) (and subject in all respects to Section 13.12), rights, options or warrants distributed by Parent to all holders of the Common Stock entitling them to subscribe for or purchase shares of Parent’s Capital Stock, including the Common Stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of the Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of the Common Stock, shall be deemed not to have been distributed for purposes of this Section 13.06(c) (and no adjustment to the Exchange Rate under this Section 13.06(c) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Exchange Rate shall be made under this Section 13.06(c). If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the date of this Indenture, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Ex-Dividend Date with respect to new rights, options or warrants with such rights (in which case the existing rights, options or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the immediately preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Exchange Rate under this Section 13.06(c) was made, (1) in the case of any such rights, options or warrants that shall all have been redeemed or purchased without exercise by any holders thereof, upon such final redemption or purchase (x) the Exchange Rate shall be readjusted as if such rights, options or warrants had not been issued and (y) the Exchange Rate shall then again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or purchase price received by a holder or holders of Common Stock with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Common Stock as of the date of such redemption or purchase, and (2) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Exchange Rate shall be readjusted as if such rights, options and warrants had not been issued.

For purposes of Section 13.06(a), Section 13.06(b) and this Section 13.06(c), any dividend or distribution to which this Section 13.06(c) is applicable that also includes one or both of:

(A) a dividend or distribution of shares of Common Stock to which Section 13.06(a) is applicable (the “Clause A Distribution”); or

(B) a dividend or distribution of rights, options or warrants to which Section 13.06(b) is applicable (the “Clause B Distribution”),

then (1) such dividend or distribution, other than the Clause A Distribution and the Clause B Distribution, shall be deemed to be a dividend or distribution to which this Section 13.06(c) is applicable (the “Clause C Distribution”) and any Exchange Rate adjustment required by this Section 13.06(c) with respect to such Clause C

Distribution shall then be made, and (2) the Clause A Distribution and Clause B Distribution shall be deemed to immediately follow the Clause C Distribution and any Exchange Rate adjustment required by Section 13.06(a) and Section 13.06(b) with respect thereto shall then be made, except that, if determined by the Company (I) the “Ex-Dividend Date” of the Clause A Distribution and the Clause B Distribution shall be deemed to be the Ex-Dividend Date of the Clause C Distribution and (II) any shares of Common Stock included in the Clause A Distribution or Clause B Distribution shall be deemed not to be “outstanding immediately prior to the open of business on such Ex-Dividend Date or immediately after the close of business on such effective date, as applicable” within the meaning of Section 13.06(a) or “outstanding immediately prior to the open of business on such Ex- Dividend Date or immediately after the close of business on such effective date, as applicable” within the meaning of Section 13.06(b).

(d) If any cash dividend or distribution (other than in connection with a liquidation, dissolution or winding up) is made to all or substantially all holders of the Common Stock, the Exchange Rate shall be adjusted based on the following formula:

where,

ER0 = the Exchange Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution;

ER’ = the Exchange Rate in effect immediately after the open of business on the Ex-Dividend Date for such dividend or distribution;

SP0 = the Last Reported Sale Price of the Common Stock on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and

C = the amount in cash per share distributed to holders of its Common Stock.

Any increase pursuant to this Section 13.06(d) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution. If such dividend or distribution is not so paid, the Exchange Rate shall be decreased, effective as of the date the Board of Directors of Parent determines not to make or pay such dividend or distribution, to the Exchange Rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SPo”(as defined above), in lieu of the foregoing increase, each Holder of a Note shall receive, for each $1,000 principal amount of Notes, at the same time and upon the same terms as holders of shares of the Common Stock, the amount of cash that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Exchange Rate on the Record Date for such cash dividend or distribution.

(e) If Parent or any of its respective Subsidiaries or Affiliates, other than any Permitted Holder, make a payment in respect of a tender offer (which for the avoidance of doubt shall not include any open market buybacks or purchases that are not tender offers) or exchange offer for the Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of the Common Stock exceeds the Last Reported Sale Price of the Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Exchange Rate shall be increased based on the following formula:

where,

ER0 = the Exchange Rate in effect immediately prior to the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

ER’ = the Exchange Rate in effect immediately after the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration (as determined by the Board of Directors of Parent) paid or payable for shares of Common Stock purchased in such tender or exchange offer;

OS0 = the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender offer or exchange offer);

OS’ = the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP’ = the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on the Trading Day next succeeding the date such tender or exchange offer expires.

The adjustment to the Exchange Rate under this Section 13.06(e) shall occur at the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires; provided that in respect of any exchange within the 10 Trading Days immediately following, and including, the expiration date of any tender or exchange offer, references in this Section 13.06(e) with respect to 10 Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed between the date that such tender or exchange offer expires and the Exchange Date in determining the Exchange Rate.

(f) Except as stated herein, the Company shall not be required to adjust the Exchange Rate for the issuance of shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock or the right to purchase shares of Common Stock or such convertible or exchangeable securities.

(g) In addition to those adjustments required by clauses (a), (b), (c), (d) and (e) of this Section 13.06, and to the extent permitted by applicable law and the rules and regulations of the NASDAQ Stock Market, the Issuers from time to time may increase the Exchange Rate by any amount for a period of at least 20 Business Days if the Board of Directors determines that such increase would be in the Issuers’ best interest. In addition, the Issuers may (but are not required to), to the extent permitted by applicable law and the rules and regulations of the NASDAQ Stock Market, increase the Exchange Rate to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event. Whenever the Exchange Rate is increased pursuant to either of the preceding two sentences, the Issuers shall mail to the Holder of each Note at its last address appearing on the Note Register a notice of the increase at least 15 days prior to the date the increased Exchange Rate takes effect, and such notice shall state the increased Exchange Rate and the period during which it will be in effect.

(h) Notwithstanding anything to the contrary in this Article Thirteen, the Exchange Rate shall not be adjusted:

(i) unless the adjustment would result in a change in the Exchange Rate of at least 1%; provided, however, that any adjustment which by reason of the foregoing is not required to be made shall be carried forward and such carried forward adjustment shall be made to the Exchange Rate, regardless of whether the aggregate adjustment is less than 1%, on the Exchange Date for any Notes;

(ii) upon the issuance of any shares of Common Stock pursuant to a plan for the reinvestment of dividends or interest or for a change in the par value of the Common Stock or a change to no par value of the Common Stock;

(iii) upon the issuance of any shares of the Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Notes were first issued; or

(iv) for accrued and unpaid interest.

(i) All calculations and other determinations under this Article Thirteen shall be made by the Issuers and shall be made to the nearest one ten-thousandth (1/10,000) of a share.

(j) Whenever the Exchange Rate is adjusted as herein provided, the Company shall promptly file with the Trustee (and the Exchange Agent if not the Trustee) an Officers’ Certificate setting forth the Exchange Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a Responsible Officer of the Trustee shall have received such Officers’ Certificate, the Trustee shall not be deemed to have knowledge of any adjustment of the Exchange Rate and may assume without inquiry that the last Exchange Rate of which it has knowledge is still in effect. Promptly after delivery of such certificate, the Issuers shall prepare a notice of such adjustment of the Exchange Rate setting forth the adjusted Exchange Rate and the date on which each adjustment becomes effective and shall mail such notice of such adjustment of the Exchange Rate to each Holder at its last address appearing on the Note Register of this Indenture. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(k) For purposes of this Section 13.06, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of Parent so long as Parent does not pay any dividend or make any distribution on shares of Common Stock held in the treasury of Parent, but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

SECTION 13.07 Adjustments of Prices.

Whenever any provision of this Indenture requires the Issuers to calculate the Last Reported Sale Prices or the Stock Price over a span of multiple days, the Board of Directors of the Company shall make appropriate adjustments to each to account for any adjustment to the Exchange Rate that becomes effective, or any event requiring an adjustment to the Exchange Rate where the Ex-Dividend Date or Record Date of the event occurs, at any time during the period when such Last Reported Sale Prices or Stock Prices are to be calculated.

SECTION 13.08 Effect of Recapitalizations, Reclassifications and Changes of the Common Stock.

(a) In the case of:

(i) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a change in par value of the Common Stock, or from par value to no par value of the Common Stock, or from no par value to par value of the Common Stock or a subdivision or combination),

(ii) any consolidation, merger or combination involving Parent,

(iii) any sale, lease or other transfer to a third party of the consolidated assets of Parent and Parent’s Subsidiaries substantially as an entirety, or

(iv) any statutory share exchange,

in each case as a result of which the Common Stock would be exchanged into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Merger Event”), then, at and after the effective time of such Merger Event, the right to exchange each $1,000 principal amount of Notes shall be changed into a right to exchange such principal amount of Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Exchange Rate immediately prior to such Merger Event would have owned or been entitled to receive (the “Reference Property,” with each “unit of

Reference Property” meaning the kind and amount of Reference Property that a holder of one share of Common Stock is entitled to receive) upon such Merger Event and, prior to or at the effective time of such Merger Event, the Issuers or the successor or purchasing Person, as the case may be, shall execute with the Trustee a supplemental indenture permitted under Section 9.01 hereto providing for such change in the right to exchange each $1,000 principal amount of Notes.

If the Merger Event causes the Common Stock to be exchanged into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), then (i) the Reference Property into which the Notes will be exchangeable shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election, and (ii) the unit of Reference Property for purposes of the immediately preceding paragraph shall refer to the consideration referred to in clause (i) attributable to one share of Common Stock. The Issuers shall notify Holders, the Trustee and the Exchange Agent (if other than the Trustee) of such weighted average as soon as practicable after such determination is made.

To the extent that the Notes become exchangeable into the right to receive cash, interest will not accrue on such cash.

Such supplemental indenture described in the third immediately preceding paragraph shall provide for adjustments that shall be as nearly equivalent as is possible to the adjustments provided for in this Article Thirteen. If, in the case of any Merger Event, the Reference Property includes shares of stock, securities or other property or assets (including cash or any combination thereof) of a Person other than the successor or purchasing corporation, as the case may be, in such Merger Event, then such supplemental indenture shall also be executed by such other Person and shall contain such additional provisions to protect the interests of the Holders as the Board of Directors of the Company shall reasonably consider necessary by reason of the foregoing, including to the extent required by the Board of Directors of the Company and practicable the provisions providing for the purchase rights set forth in Article Eleven.

(b) In the event the Issuers shall execute a supplemental indenture pursuant to Section 13.08(a), the Issuers shall promptly file with the Trustee an Officers’ Certificate briefly stating the reasons therefore, the kind or amount of cash, securities or property or asset that will comprise the Reference Property after any such Merger Event, any adjustment to be made with respect thereto and that all conditions precedent have been complied with, and shall promptly mail notice thereof to all Holders. The Issuers shall cause notice of the execution of such supplemental indenture to be mailed to each Holder, at its address appearing on the Note Register provided for in this Indenture, within 20 days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such supplemental indenture.

(c) Neither Issuer shall become a party to any Merger Event unless its terms are consistent with this Section 13.08. None of the foregoing provisions shall affect the right of a holder of Notes to exchange its Notes into shares of Common Stock as set forth in Section 13.01 and Section 13.03 prior to the effective date of such Merger Event.

(d) The above provisions of this Section shall similarly apply to successive Merger Events.

SECTION 13.09 Certain Covenants.

(a) Each Issuer covenants that it shall not deliver any shares of Common Stock upon exchange of Notes that will not be upon issuance fully paid and non-assessable by Parent and free from all taxes, liens and charges with respect to the issue thereof.

(b) Each Issuer further covenants that if at any time the Common Stock shall be listed on any national securities exchange or automated quotation system, it shall take whatever action is required, so long as the Common Stock shall be so listed on such exchange or automated quotation system, to ensure that any Common Stock issuable upon exchange of the Notes is so listed.

SECTION 13.10 Responsibility of Trustee.

The Trustee and any other Exchange Agent shall not at any time be under any duty or responsibility to any Holder to determine the Exchange Rate (or any adjustment thereto) or whether any facts exist that may require any adjustment (including any increase) of the Exchange Rate, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed, or herein or in any supplemental indenture provided to be employed, in making the same. The Trustee and any other Exchange Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities, property or cash that may at any time be issued or delivered upon the exchange of any Notes; and the Trustee and any other Exchange Agent make no representations with respect thereto. Neither the Trustee nor any Exchange Agent shall be responsible for any failure of the Issuers to transfer or deliver any shares of Common Stock or stock certificates or other securities or property or cash upon the surrender of any Notes for the purpose of exchange or to comply with any of the duties, responsibilities or covenants of the Issuers contained in this Article. Without limiting the generality of the foregoing, neither the Trustee nor any Exchange Agent shall be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture entered into pursuant to Section 13.08 relating either to the kind or amount of shares of stock or securities or property (including cash) receivable by Holders upon the exchange of their Notes after any event referred to in such Section 13.08 or to any adjustment to be made with respect thereto, but, subject to the provisions of Section 6.01 hereto, may accept (without any independent investigation) as conclusive evidence of the correctness of any such provisions, and shall be protected in relying upon, the Officers’ Certificate (which the Issuers shall be obligated to file with the Trustee prior to the execution of any such supplemental indenture) with respect thereto.

SECTION 13.11 Notice to Holders Prior to Certain Actions.

In case of any:

(a) action by the Issuers, one of their respective Subsidiaries or Parent that would require an adjustment in the Exchange Rate pursuant to Section 13.06 or Section 13.12; or

(b) Merger Event; or

(c) voluntary or involuntary dissolution, liquidation or winding-up of any of the Issuers, any of their respective Subsidiaries or Parent; then, in each case (unless notice of such event is otherwise required pursuant to another provision of this Indenture), the Issuers shall cause to be filed with the Trustee and the Exchange Agent (if other than the Trustee) and to be mailed to each Holder at its address appearing on the Note Register, as promptly as possible but in any event at least 20 days prior to the applicable date hereinafter specified, a notice stating (i) the date on which a record is to be taken for the purpose of such action by either Issuer or one of their respective Subsidiaries or, if a record is not to be taken, the date as of which the holders of Common Stock of record are to be determined for the purposes of such action by any Issuer or one of their respective Subsidiaries, or (ii) the date on which such Merger Event, dissolution, liquidation or winding-up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Merger Event, dissolution, liquidation or winding-up. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such action by either Issuer or one of their respective Subsidiaries, Merger Event, dissolution, liquidation or winding-up.

SECTION 13.12 Stockholder Rights Plans.

To the extent that the Company has a rights plan in effect upon exchange of the Notes, each share of Common Stock issued upon such exchange shall be entitled to receive the appropriate number of rights, if any, and the certificates representing the Common Stock issued upon such exchange shall bear such legends, if any, in each case as may be provided by the terms of any such stockholder rights plan, as the same may be amended from time to time. If at the time of exchange, however, the rights have separated from the shares of Common Stock in accordance with the provisions of the applicable stockholder rights plan so that the Holders would not be entitled to receive any rights in respect of Common Stock issuable upon exchange of the Notes, the Exchange Rate shall be adjusted at the time of separation as if Parent distributed to all or substantially all holders of Common Stock shares of Capital Stock of Parent, evidences of its indebtedness, other assets or property or rights, options or warrants to acquire its Capital Stock or other securities as provided in Section 13.06(c), subject to readjustment in the event of the expiration, termination or redemption of such rights.

ARTICLE 14

SUBORDINATION

SECTION 14.01 Agreement to Subordinate.

The Issuers, and each Holder by accepting a Note agrees, that the payment of all Obligations owing in respect of the Notes is subordinated in right of payment, to the extent and in the manner provided in this Article Fourteen, to the prior payment in full of all existing and future Designated First Lien Indebtedness of the Issuers and that the subordination is for the benefit of and enforceable by the holders of such Designated First Lien Indebtedness. The Notes shall in all respects rank pari passu in right of payment with all existing and future Senior Indebtedness of the Issuers, and will be senior in right of payment to all existing and future Subordinated Indebtedness of the Issuers. All provisions of this Article Fourteen shall be subject to Section 14.12.

SECTION 14.02 Liquidation, Dissolution, Bankruptcy.

Upon any payment or distribution of the assets of any Issuer to creditors upon a total or partial liquidation or a total or partial dissolution of any Issuer or in a reorganization of or similar proceeding relating to any Issuer or such Issuer’s property:

(i) the holders of Designated First Lien Indebtedness of the Issuers shall be entitled to receive payment in full in cash of such Designated First Lien Indebtedness before Holders shall be entitled to receive any payment; and

(ii) until the Designated First Lien Indebtedness of the Issuers is paid in full in cash, any payment or distribution to which Holders would be entitled but for the subordination provisions of this Indenture shall be made to holders of such Designated First Lien Indebtedness as their interests may appear, except that Holders may receive Permitted Junior Securities.

SECTION 14.03 Default on Designated First Lien Indebtedness of the Issuers.

The Issuers shall not pay principal of, premium, if any, or interest on the Notes (or pay any other Obligations relating to the Notes, including fees, costs, expenses, indemnities and rescission or damage claims) or make any deposit pursuant to Article Four hereof and may not purchase, redeem or otherwise retire any Notes (collectively, “pay the Notes”) (except in the form of Permitted Junior Securities) if either of the following occurs (a “Payment Default”):

(i) any Obligation on any Designated First Lien Indebtedness of the Issuers is not paid in full in cash when due (after giving effect to any applicable grace period); or

(ii) any other default on Designated First Lien Indebtedness of the Issuers occurs and the maturity of such Designated First Lien Indebtedness Notes is accelerated in accordance with its terms;

unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated First Lien Indebtedness has been paid in full in cash; provided, however, that the Issuers shall be entitled to pay the Notes without regard to the foregoing if the Issuers and the Trustee receive written notice approving such payment from the trustee, agent or representative (if any) (the “Representative”) of all Designated First Lien Indebtedness with respect to which the Payment Default has occurred and is continuing.

During the continuance of any default (other than a Payment Default) (a “Non-Payment Default”) with respect to any Designated First Lien Indebtedness of the Issuers pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Issuers shall not pay the Notes (except in the form of Permitted Junior Securities) for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to the Issuers) of written notice (a “Blockage Notice”) of such Non-Payment Default from the Representative of such Designated First Lien Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period shall end earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Issuers from the Person or Persons who gave such Blockage Notice; (ii) because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or (iii) because such Designated First Lien Indebtedness has been discharged or repaid in full in cash.

Notwithstanding the provisions described in the immediately preceding two sentences (but subject to the provisions contained in the first sentence of this Section 14.03 and Section 14.02 hereof), unless the holders of such Designated First Lien Indebtedness or the Representative of such Designated First Lien Indebtedness shall have accelerated the maturity of such Designated First Lien Indebtedness or a Payment Default has occurred and is continuing, the Issuers shall be entitled to resume paying the Notes after the end of such Payment Blockage Period. The Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of defaults with respect to Designated First Lien Indebtedness of the Issuers during such period. However, in no event shall the total number of days during which any Payment Blockage Period or Periods on the Notes is in effect exceed 179 days in the aggregate during any consecutive 360-day period, and there must be at least 181 days during any consecutive 360-day period during which no Payment Blockage Period is in effect. Notwithstanding the foregoing, however, no default that existed or was continuing on the date of delivery of any Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Blockage Notice unless such default shall have been waived for a period of not less than 90 days (it being acknowledged that any subsequent action, or any breach of any financial covenants during the period after the date of delivery of a Blockage Notice, that, in either case, would give rise to a Non-Payment Default pursuant to any provisions under which a Non-Payment Default previously existed or was continuing shall constitute a new Non-Payment Default for this purpose).

SECTION 14.04 Acceleration of Payment of Notes.

If payment of the Notes is accelerated because of an Event of Default, the Issuers shall promptly notify the holders of Designated First Lien Indebtedness of the Issuers or the Representative of the First Priority Notes of the acceleration; provided that any failure to give such notice shall have no effect whatsoever on the provisions of this Article Fourteen. If any Designated First Lien Indebtedness of the Issuers is outstanding, the Issuers may not pay the Notes until five Business Days after the Representatives of all the issuers of such Designated First Lien Indebtedness receive notice of such acceleration and, thereafter, may pay the Notes only if this Indenture otherwise permits payment at that time.

SECTION 14.05 When Distribution Must Be Paid Over.

If a distribution is made to Holders that, due to the subordination provisions, should not have been made to them, such Holders are required to hold it in trust for the holders of Designated First Lien Indebtedness of the Issuers and pay it over to them as their interests may appear.

SECTION 14.06 Subrogation.

After all Designated First Lien Indebtedness of the Issuers is paid in full and until the Notes are paid in full, Holders shall be subrogated to the rights of holders of such Designated First Lien Indebtedness to receive distributions applicable to such Designated First Lien Indebtedness. A distribution made under this Article Fourteen to holders of such Designated First Lien Indebtedness which otherwise would have been made to Holders is not, as between the Issuers and Holders, a payment by the Issuers on such Designated First Lien Indebtedness.

SECTION 14.07 Relative Rights.

This Article Fourteen defines the relative rights of Holders and holders of Designated First Lien Indebtedness of the Issuers. Nothing in this Indenture shall:

(i) impair, as between the Issuers and Holders, the obligation of the Issuers, which is absolute and unconditional, to pay principal of and interest on the Notes in accordance with their terms;

(ii) prevent the Trustee or any Holder from exercising its available remedies upon a Default, subject to the rights of holders of Designated First Lien Indebtedness of the Issuers to receive payments or distributions otherwise payable to Holders and such other rights of such holders of Designated First Lien Indebtedness as set forth herein; or

(iii) affect the relative rights of Holders and creditors of the Issuers other than their rights in relation to holders of Designated First Lien Indebtedness.

SECTION 14.08 Subordination May Not Be Impaired by Issuers.

No right of any holder of Designated First Lien Indebtedness of the Issuers to enforce the subordination of the Indebtedness evidenced by the Notes shall be impaired by any act or failure to act by the Issuers or by its failure to comply with this Indenture.

SECTION 14.09 Rights of Trustee and Paying Agent.

Notwithstanding Section 14.03 hereof, the Trustee or any Paying Agent may continue to make payments on the Notes and shall not be charged with knowledge of the existence of facts that would prohibit the making of any payments unless, not less than two Business Days prior to the date of such payment, a Responsible Officer of the Trustee receives notice satisfactory to him that payments may not be made under this Article Fourteen. The Issuer, the Note Registrar, the Paying Agent, a Representative or a holder of Designated First Lien Indebtedness of the Issuers shall be entitled to give the notice; provided, however, that, if an issue of Designated First Lien Indebtedness of the Issuers has a Representative, only such Representative shall be entitled to give the notice.

The Trustee in its individual or any other capacity shall be entitled to hold Designated First Lien Indebtedness of the Issuers with the same rights it would have if it were not Trustee. The Note Registrar and the Paying Agent shall be entitled to do the same with like rights. The Trustee shall be entitled to all the rights set forth in this Article Fourteen with respect to any Designated First Lien Indebtedness of the Issuers which may at any time be held by it, to the same extent as any other holder of such Designated First Lien Indebtedness, and nothing in Article Five shall deprive the Trustee of any of its rights as such holder. Nothing in this Article Fourteen shall apply to claims of, or payments to, the Trustee under or pursuant to Section 607 hereof or any other Section of this Indenture.

SECTION 14.10 Distribution or Notice to Representative.

Whenever a distribution is to be made or a notice given to holders of Designated First Lien Indebtedness of the Issuers, the distribution may be made and the notice given to their Representative (if any).

SECTION 14.11 Article Fourteen Not To Prevent Events of Default or Limit Right To Accelerate.

The failure to make a payment pursuant to the Notes by reason of any provision in this Article Fourteen shall not be construed as preventing the occurrence of a Default. Nothing in this Article Fourteen shall have any effect on the right of the Holders or the Trustee to accelerate the maturity of the Notes.

SECTION 14.12 Trust Moneys Not Subordinated.

Notwithstanding anything contained herein to the contrary, payments from money held in trust by the Trustee for the payment of principal of and interest on the Notes pursuant to Article Four hereof shall not be subordinated to the prior payment of any Designated First Lien Indebtedness of the Issuers or subject to the restrictions set forth in this Article Fourteen, and none of the Holders shall be obligated to pay over any such amount to the Issuers or any holder of Designated First Lien Indebtedness of the Issuers or any other creditor of the Issuers, provided that the subordination provisions of this Article Fourteen were not violated at the time the applicable amounts were deposited in trust pursuant to Article Four hereof.

SECTION 14.13 Trustee Entitled To Rely.

Upon any payment or distribution pursuant to this Article Fourteen, the Trustee and the Holders shall be entitled to rely (a) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 14.02 hereof are pending, (b) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Trustee or to the Holders or (c) upon the Representatives of Designated First Lien Indebtedness of the Issuers for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of such Designated First Lien Indebtedness and other Indebtedness of the Issuers, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article Fourteen. In the event that the Trustee determines, in good faith, that evidence is required with respect to the right of any Person as a holder of Designated First Lien Indebtedness of the Issuers to participate in any payment or distribution pursuant to this Article Fourteen, the Trustee shall be entitled to request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of such Designated First Lien Indebtedness Notes held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Article Fourteen, and, if such evidence is not furnished, the Trustee shall be entitled to defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment. The provisions of Sections 601 and 603 hereof shall be applicable to all actions or omissions of actions by the Trustee pursuant to this Article Fourteen.

SECTION 14.14 Trustee To Effectuate Subordination.

A Holder by its acceptance of a Note agrees to be bound by this Article Fourteen and authorizes and expressly directs the Trustee, on his behalf, to take such action as may be necessary or appropriate to effectuate the subordination between the Holders and the holders of Designated First Lien Indebtedness of the Issuers as provided in this Article Fourteen and appoints the Trustee as attorney-in-fact for any and all such purposes.

SECTION 14.15 Trustee Not Fiduciary for Holders of Designated First Lien Indebtedness of the Issuers.

The Trustee shall not be deemed to owe any fiduciary duty to the holders of Designated First Lien Indebtedness of the Issuers and shall not be liable to any such holders if it shall mistakenly pay over or distribute to Holders or the Issuers or any other Person, money or assets to which any holders of Designated First Lien Indebtedness of the Issuers shall be entitled by virtue of this Article Fourteen or otherwise.

SECTION 14.16 Reliance by Holders of Designated First Lien Indebtedness of the Issuers on Subordination Provisions.

Each Holder by accepting a Note acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Designated First Lien Indebtedness of the Issuers, whether such Designated First Lien Indebtedness was created or acquired before or after the issuance of the Notes, to acquire and continue to hold, or to continue to hold, such Designated First Lien Indebtedness and such holder of such Designated First Lien Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, Designated First Lien Indebtedness.

Without in any way limiting the generality of the foregoing paragraph, the holders of Designated First Lien Indebtedness of the Issuers may, at any time and from time to time, without the consent of or notice to the Trustee or the Holders, without incurring responsibility to the Trustee or the Holders and without impairing or releasing the subordination provided in this Article Fourteen or the obligations hereunder of the Holders to the holders of Designated First Lien Indebtedness of the Issuers, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Designated First Lien Indebtedness of the Issuers, or otherwise amend or supplement in any manner Designated First Lien Indebtedness of the Issuers, or any instrument evidencing the same or any agreement under which Designated First Lien Indebtedness of the Issuers is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Designated First Lien Indebtedness of the Issuers; (iii) release any Person liable in any manner for the payment or collection of Designated First Lien Indebtedness of the Issuers; and (iv) exercise or refrain from exercising any rights against the Issuers and any other Person.

ARTICLE 15

SUBORDINATION OF GUARANTEES

SECTION 15.01 Agreement to Subordinate.

Each Guarantor agrees, and each Holder by accepting a Note agrees, that the obligations of such Guarantor under its Guarantee are subordinated in right of payment, to the extent and in the manner provided in this Article Fifteen, to the prior payment in full of all existing and future Designated First Lien Indebtedness of such Guarantor and that the subordination is for the benefit of and enforceable by the holders of such Designated First Lien Indebtedness. A Guarantor’s obligations under its Guarantee shall in all respects rank pari passu in right of payment with all existing and future Senior Indebtedness of such Guarantor and will be senior in right of payment to all existing and future Subordinated Indebtedness of such Guarantor, as applicable. All provisions of this Article Fifteen shall be subject to Section 15.12.

SECTION 15.02 Liquidation, Dissolution, Bankruptcy.

Upon any payment or distribution of the assets of a Guarantor to creditors upon a total or partial liquidation or a total or partial dissolution of such Guarantor or in a reorganization of or similar proceeding relating to such Guarantor’s property:

(i) the holders of Designated First Lien Indebtedness of such Guarantor shall be entitled to receive payment in full in cash of such Designated First Lien Indebtedness before Holders shall be entitled to receive any payment; and

(ii) until the Designated First Lien Indebtedness of such Guarantor is are paid in full in cash, any payment or distribution to which Holders would be entitled but for the subordination provisions of this Indenture shall be made to holders of such Designated First Lien Indebtedness as their interests may appear, except that Holders may receive Permitted Junior Securities.

SECTION 15.03 Default on Designated First Lien Indebtedness of a Guarantor.

A Guarantor shall not make any payment pursuant to its Guarantee (or pay any other Obligations relating to its Guarantee, including fees, costs, expenses, indemnities and rescission or damage claims owing to Holders thereof) and may not purchase, redeem or otherwise retire any Notes (collectively, “pay its Guarantee”) (except in the form of Permitted Junior Securities) if either of the following occurs (a “Guarantor Payment Default”):

(i) any Obligation on any Designated First Lien Indebtedness of such Guarantor is not paid in full in cash when due (after giving effect to any applicable grace period); or

(ii) any other default on Designated First Lien Indebtedness of such Guarantor occurs and the maturity of such Designated First Lien Indebtedness is accelerated in accordance with its terms;

unless, in either case, the Guarantor Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated First Lien Indebtedness has been paid in full in cash; provided, however, that such Guarantor shall be entitled to pay its Guarantee without regard to the foregoing if such Guarantor and the Trustee receive written notice approving such payment from the Representatives of all Designated First Lien Indebtedness with respect to which the Guarantor Payment Default has occurred and is continuing.

During the continuance of any default (other than a Guarantor Payment Default) (a “Non-Guarantor Payment Default”) with respect to any Designated First Lien Indebtedness of a Guarantor p pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, such Guarantor shall not pay its Guarantee (except in the form of Permitted Junior Securities) for a period (a “Guarantee Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to such Guarantor and the Issuers) of written notice (a “Guarantee Blockage Notice”) of such Non-Guarantor Payment Default from the Representative of such Designated First Lien Indebtedness specifying an election to effect a Guarantee Payment Blockage Period and ending 179 days thereafter. The Guarantee Payment Blockage Period shall end earlier if such Guarantee Payment Blockage Period is terminated (i) by written notice to the Trustee, the relevant Guarantor and the Issuers from the Person or Persons who gave such Guarantee Blockage Notice; (ii) because the default giving rise to such Guarantee Blockage Notice is cured, waived or otherwise no longer continuing; or (iii) because such Designated First Lien Indebtedness has been discharged or repaid in full in cash.

Notwithstanding the provisions described in the immediately preceding two sentences (but subject to the provisions contained in the first sentence of this Section 15.03 and Section 15.02 hereof), unless the holders of such Designated First Lien Indebtedness or the Representative of such Designated First Lien Indebtedness shall have accelerated the maturity of such Designated First Lien Indebtedness or a Guarantor Payment Default has occurred and is continuing, the relevant Guarantor shall be entitled to resume paying its Guarantee after the end of such Guarantee Payment Blockage Period. Each Guarantee shall not be subject to more than one Guarantee Payment Blockage Period in any consecutive 360-day period irrespective of the number of defaults with respect to Designated First Lien Indebtedness of the relevant Guarantor during such period. However, in no event shall the total number of days during which any Guarantee Payment Blockage Period or Periods on a Guarantee is in effect exceed 179 days in the aggregate during any consecutive 360-day period, and there must be at least 181 days during any consecutive 360-day period during which no Guarantee Payment Blockage Period is in effect. Notwithstanding the foregoing, however, no default that existed or was continuing on the date of delivery of any Guarantee Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Guarantee Blockage Notice unless such default shall have been waived for a period of not less than 90 days (it being acknowledged that any subsequent action, or any breach of any financial covenants during the period after the date of delivery of a Guarantee Blockage Notice, that, in either case, would give rise to a Non-Guarantor Payment Default pursuant to any provisions under which a Non-Guarantor Payment Default previously existed or was continuing shall constitute a new Non-Guarantor Payment Default for this purpose).

SECTION 15.04 Demand for Payment.

If payment of the Notes is accelerated because of an Event of Default and a demand for payment is made on a Guarantor pursuant to Article Twelve, the Issuers or such Guarantor shall promptly notify the holders of Designated First Lien Indebtedness of such Guarantor or the Representative of such Designated First Lien Indebtedness of such demand; provided that any failure to give such notice shall have no effect whatsoever on the provisions of this Article Fifteen. If any Designated First Lien Indebtedness of a Guarantor is outstanding, such Guarantor may not pay its Guarantee until five Business Days after the Representatives of all the issuers of such Designated First Lien Indebtedness receive notice of such acceleration and, thereafter, may pay its Guarantee only if this Indenture otherwise permits payment at that time.

SECTION 15.05 When Distribution Must Be Paid Over.

If a distribution is made to Holders that, due to the subordination provisions, should not have been made to them, such Holders are required to hold it in trust for the holders of Designated First Lien Indebtedness of the relevant Guarantor and pay it over to them as their interests may appear.

SECTION 15.06 Subrogation.

After all Designated First Lien Indebtedness of a Guarantor is paid in full and until the Notes are paid in full, Holders shall be subrogated to the rights of holders of such Designated First Lien Indebtedness to receive distributions applicable to such Designated First Lien Indebtedness. A distribution made under this Article Fifteen to holders of such Designated First Lien Indebtedness which otherwise would have been made to Holders is not, as between the relevant Guarantor and Holders, a payment by such Guarantor on such Designated First Lien Indebtedness.

SECTION 15.07 Relative Rights.

This Article Fifteen defines the relative rights of Holders and holders of Designated First Lien Indebtedness of a Guarantor. Nothing in this Indenture shall:

(i) impair, as between such Guarantor and Holders, the obligation of such Guarantor, which is absolute and unconditional, to make payments under its Guarantee in accordance with its terms;

(ii) prevent the Trustee or any Holder from exercising its available remedies upon a default by such Guarantor under its obligations with respect to its Guarantee, subject to the rights of holders of Designated First Lien Indebtedness of such Guarantor to receive payments or distributions otherwise payable to Holders and such other rights of such holders of the Designated First Lien Indebtedness as set forth herein; or

(iii) affect the relative rights of Holders and creditors of such Guarantor other than their rights in relation to holders of the Designated First Lien Indebtedness.

SECTION 15.08 Subordination May Not Be Impaired by a Guarantor.

No right of any holder of Designated First Lien Indebtedness of a Guarantor to enforce the subordination of the obligations of such Guarantor under its Guarantee shall be impaired by any act or failure to act by such Guarantor or by its failure to comply with this Indenture.

SECTION 15.09 Rights of Trustee and Paying Agent.

Notwithstanding Section 14.03 hereof, the Trustee or any Paying Agent may continue to make payments on the Notes and shall not be charged with knowledge of the existence of facts that would prohibit the making of any payments unless, not less than two Business Days prior to the date of such payment, a Responsible Officer of the Trustee receives notice satisfactory to him that payments may not be made under this Article Fifteen. A Guarantor, the Note Registrar, the Paying Agent, a Representative or a holder of Designated First Lien Indebtedness of such Guarantor shall be entitled to give the notice; provided, however, that, if an issue of Designated First Lien Indebtedness of such Guarantor has a Representative, only such Representative shall be entitled to give the notice.

The Trustee in its individual or any other capacity shall be entitled to hold Designated First Lien Indebtedness of a Guarantor with the same rights it would have if it were not Trustee. The Note Registrar and the Paying Agent shall be entitled to do the same with like rights. The Trustee shall be entitled to all the rights set forth in this Article Fifteen with respect to any Designated First Lien Indebtedness of a Guarantor which may at any time be held by it, to the same extent as any other holder of such Designated First Lien Indebtedness; and nothing in Article Five shall deprive the Trustee of any of its rights as such holder. Nothing in this Article Fifteen shall apply to claims of, or payments to, the Trustee under or pursuant to Section 607 hereof or any other Section of this Indenture.

SECTION 15.10 Distribution or Notice to Representative.

Whenever a distribution is to be made or a notice given to holders of Designated First Lien Indebtedness of a Guarantor, the distribution may be made and the notice given to their Representative (if any).

SECTION 15.11 Article Fifteen Not To Prevent Events of Default or Limit Right To Demand Payment.

The failure of a Guarantor to make a payment pursuant to its Guarantee by reason of any provision in this Article Fifteen shall not be construed as preventing the occurrence of a default by such Guarantor under its Guarantee. Nothing in this Article Fifteen shall have any effect on the right of the Holders or the Trustee to make a demand for payment on a Guarantor pursuant to Article Twelve hereof.

SECTION 15.12 Trust Moneys Not Subordinated.

Notwithstanding anything contained herein to the contrary, payments from money held in trust by the Trustee for the payment of principal of and interest on the Notes pursuant to Article Four hereof shall not be subordinated to the prior payment of any Designated First Lien Indebtedness of any Guarantor or subject to the restrictions set forth in this Article Fifteen, and none of the Holders shall be obligated to pay over any such amount to such Guarantor or any holder of Designated First Lien Indebtedness of such Guarantor or any other creditor of such Guarantor, provided that the subordination provisions of this Article Fifteen were not violated at the time the applicable amounts were deposited in trust pursuant to Article Four hereof.

SECTION 15.13 Trustee Entitled To Rely.

Upon any payment or distribution pursuant to this Article Fifteen, the Trustee and the Holders shall be entitled to rely (a) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 15.02 hereof are pending, (b) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Trustee or to the Holders or (c) upon the Representatives of Designated First Lien Indebtedness of a Guarantor for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of such Designated First Lien Indebtedness and other Indebtedness of such Guarantor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article Fifteen. In the event that the Trustee determines, in good faith, that evidence is required with respect to the right of any Person as a holder of Designated First Lien Indebtedness of a Guarantor to participate in any payment or distribution pursuant to this Article Fifteen, the Trustee shall be entitled to request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of such Designated First Lien Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Article Fifteen, and, if such evidence is not furnished, the Trustee shall be entitled to defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment. The provisions of Sections 601 and 603 hereof shall be applicable to all actions or omissions of actions by the Trustee pursuant to this Article Fifteen.

SECTION 15.14 Trustee To Effectuate Subordination.

A Holder by its acceptance of a Note agrees to be bound by this Article Fifteen and authorizes and expressly directs the Trustee, on his behalf, to take such action as may be necessary or appropriate to effectuate the subordination between the Holders and the holders of Designated First Lien Indebtedness of a Guarantor as provided in this Article Fifteen and appoints the Trustee as attorney-in-fact for any and all such purposes.

SECTION 15.15 Trustee Not Fiduciary for Holders of Designated First Lien Indebtedness of Guarantors.

The Trustee shall not be deemed to owe any fiduciary duty to the holders of Designated First Lien Indebtedness of a Guarantor and shall not be liable to any such holders if it shall mistakenly pay over or distribute to Holders or such Guarantor or any other Person, money or assets to which any holders of Designated First Lien Indebtedness of such Guarantor shall be entitled by virtue of this Article Fifteen or otherwise.

SECTION 15.16 Reliance by Holders of Designated First Lien Indebtedness of a Guarantor on Subordination Provisions.

Each Holder by accepting a Note acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Designated First Lien Indebtedness of a Guarantor, whether such Designated First Lien Indebtedness was created or acquired before or after the issuance of the Notes, to acquire and continue to hold, or to continue to hold, such Designated First Lien Indebtedness and such holder of such Designated First Lien Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Designated First Lien Indebtedness.

Without in any way limiting the generality of the foregoing paragraph, the holders of Designated First Lien Indebtedness of a Guarantor may, at any time and from time to time, without the consent of or notice to the Trustee or the Holders, without incurring responsibility to the Trustee or the Holders and without impairing or releasing the subordination provided in this Article Fifteen or the obligations hereunder of the Holders to the holders of Designated First Lien Indebtedness of such Guarantor, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Designated First Lien Indebtedness of such Guarantor, or otherwise amend or supplement in any manner Designated First Lien Indebtedness of such Guarantor, or any instrument evidencing the same or any agreement under which Designated First Lien Indebtedness of such Guarantor is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Designated First Lien Indebtedness of such Guarantor; (iii) release any Person liable in any manner for the payment or collection of Designated First Lien Indebtedness of such Guarantor; and (iv) exercise or refrain from exercising any rights against such Guarantor and any other Person.

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed all as of the day and year first above written.

CLEARWIRE COMMUNICATIONS LLC

By: /s/ Hope F. Cochran

Name: Hope F. Cochran    Title: Chief Financial Officer

CLEARWIRE FINANCE, INC.

By: /s/ Hope F. Cochran

Name: Hope F. Cochran    Title: Chief Financial Officer

[Exchangeable Notes Indenture]

GUARANTORS:

CLEARWIRE LEGACY LLC

CLEARWIRE XOHM LLC

By: Clearwire Communications LLC, as manager

By: /s/ Hope F. Cochran

Name: Hope F. Cochran

Title: Chief Financial Officer

CLEAR MANAGEMENT SERVICES LLC

CLEAR WIRELESS, LLC

CLEARWIRE IP HOLDINGS LLC

CLEARWIRE SPECTRUM HOLDINGS III LLC

By: Clearwire Communications LLC, as manager

By: /s/ Hope F. Cochran

Name: Hope F. Cochran

Title: Chief Financial Officer

CLEAR GLOBAL SERVICES LLC

CLEAR PARTNER HOLDINGS LLC

By: Clear Wireless LLC, as member

By: /s/ Hope F. Cochran

Name: Hope F. Cochran

Title: Chief Financial Officer

CLEARWIRE TELECOMMUNICATIONS SERVICES, LLC

FIXED WIRELESS HOLDINGS, LLC

CLEARWIRE SPECTRUM HOLDINGS II LLC

CLEARWIRE SPECTRUM HOLDINGS LLC

By: Clearwire Legacy LLC, as member

By: /s/ Hope F. Cochran

Name: Hope F. Cochran

Title: Chief Financial Officer

[Exchangeable Notes Indenture]

ALDA WIRELESS HOLDINGS, LLC

AMERICAN TELECASTING DEVELOPMENT, LLC

AMERICAN TELECASTING OF ANCHORAGE, LLC

AMERICAN TELECASTING OF BEND, LLC

AMERICAN TELECASTING OF COLUMBUS, LLC

AMERICAN TELECASTING OF DENVER, LLC

AMERICAN TELECASTING OF FORT MYERS, LLC

AMERICAN TELECASTING OF FT. COLLINS, LLC

AMERICAN TELECASTING OF GREEN BAY, LLC

AMERICAN TELECASTING OF LANSING, LLC

AMERICAN TELECASTING OF LINCOLN, LLC

AMERICAN TELECASTING LITTLE ROCK, LLC

AMERICAN TELECASTING OF LOUISVILLE, LLC

AMERICAN TELECASTING OF MEDFORD, LLC

AMERICAN TELECASTING OF MICHIANA, LLC

AMERICAN TELECASTING OF MONTEREY, LLC

AMERICAN TELECASTING OF REDDING, LLC

AMERICAN TELECASTING OF SANTA BARBARA, LLC

AMERICAN TELECASTING OF SEATTLE, LLC

AMERICAN TELECASTING OF SHERIDAN, LLC

AMERICAN TELECASTING OF YUBA CITY, LLC

ATI OF SANTA ROSA, LLC

ATI SUB, LLC

ATL MDS, LLC

BAY AREA CABLEVISION, LLC

BROADCAST CABLE, LLC

FRESNO MMDS ASSOCIATES, LLC

KENNEWICK LICENSING, LLC

NSAC, LLC

PCTV GOLD II, LLC

PCTV OF SALT LAKE CITY, LLC

PCTV SUB, LLC

PEOPLE’S CHOICE TV OF ALBUQUERQUE, LLC

PEOPLE’S CHOICE TV OF HOUSTON, LLC

PEOPLE’S CHOICE TV OF ST. LOUIS, LLC

SPEEDCHOICE OF DETROIT, LLC

SCC X, LLC

SPEEDCHOICE OF PHOENIX, LLC

SPRINT (BAY AREA), LLC

TDI ACQUISITION SUB, LLC

[Exchangeable Notes Indenture]

TRANSWORLD TELECOM II, LLC

WAVEPATH SUB, LLC

WBS OF AMERICA, LLC

WBS OF SACRAMENTO, LLC

WBSFP LICENSING, LLC

WBSY LICENSING, LLC

WCOF, LLC

WIRELESS BROADBAND SERVICES OF AMERICA, LLC

By: Clearwire XOHM LLC, as manager

By: /s/ Hope F. Cochran

Name: Hope F. Cochran

Title: Chief Financial Officer

[Exchangeable Notes Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee

By: /s/ Jane Schweiger

Name: Jane Schweiger

Title: Vice President

[Exchangeable Notes Indenture]

Guarantors

Clearwire Legacy LLC

Clearwire XOHM LLC

Fixed Wireless Holdings, LLC

Alda Wireless Holdings, LLC

American Telecasting Development, LLC

American Telecasting of Anchorage, LLC

American Telecasting of Bend, LLC

American Telecasting of Columbus, LLC

American Telecasting of Denver, LLC

American Telecasting of Fort Myers, LLC

American Telecasting of Ft. Collins, LLC

American Telecasting of Green Bay, LLC

American Telecasting of Lansing, LLC

American Telecasting of Lincoln, LLC

American Telecasting of Little Rock, LLC

American Telecasting of Louisville, LLC

American Telecasting of Medford, LLC

American Telecasting of Michiana, LLC

American Telecasting of Monterey, LLC

American Telecasting of Redding, LLC

American Telecasting of Santa Barbara, LLC

American Telecasting of Seattle, LLC

American Telecasting of Sheridan, LLC

American Telecasting of Yuba City, LLC

ATI of Santa Rosa, LLC

ATI Sub, LLC

ATL MDS, LLC

Bay Area Cablevision, LLC

Broadcast Cable, LLC

Fresno MMDS Associates, LLC

Kennewick Licensing, LLC

NSAC, LLC

PCTV Gold II, LLC

PCTV of Salt Lake City, LLC

PCTV Sub, LLC

People’s Choice TV of Albuquerque, LLC

People’s Choice TV of Houston, LLC

People’s Choice TV of St. Louis, LLC

SCC X, LLC

SpeedChoice of Detroit, LLC

SpeedChoice of Phoenix, LLC

Subsidiary Guarantors-1

Sprint (Bay Area), LLC

TDI Acquisition Sub, LLC

Transworld Telecom II, LLC

Wavepath Sub, LLC

WBSFP Licensing, LLC

WBS of America, LLC

WBS of Sacramento, LLC

WBSY Licensing, LLC

WCOF, LLC

Wireless Broadband Services of America, LLC

Clear Management Services LLC

Clearwire Spectrum Holdings LLC

Clearwire Spectrum Holdings II LLC

Clearwire Spectrum Holdings III LLC

Clearwire Telecommunications Services, LLC

Clear Global Services LLC

Clear Partner Holdings LLC

Clear Wireless LLC

Clearwire IP Holdings LLC

Subsidiary Guarantors-2

EXHIBIT A

[FACE OF NOTE] CLEARWIRE COMMUNICATIONS LLC and CLEARWIRE FINANCE, INC. 1.00% Exchangeable Note due 2018

No.	CUSIP No.
$

CLEARWIRE COMMUNICATIONS LLC, a Delaware limited liability company (the “Company”) and CLEARWIRE FINANCE, INC., a Delaware corporation (“Finance Co” and, together with the Company, the “Issuers,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, promise to pay to [            ], or its registered assigns, the principal sum of Dollars ($ ), on June 1, 2018.

Interest Rate:	1.00% per annum.
Interest Payment Dates:	June 1 and December 1 of each year commencing [—], 20[—].
Regular Record Dates:	May 15 and November 15 of each year.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Issuers have caused this Note to be signed manually or by facsimile by its duly authorized officers.

CLEARWIRE COMMUNICATIONS LLC

By:

    Name:

    Title:

By:

    Name:

    Title:

CLEARWIRE FINANCE, INC.

By:

    Name:

    Title:

By:

    Name:

    Title:

(Form of Trustee’s Certificate of Authentication)

This is one of the 1.00% Exchangeable Notes due 2018 referred to in the within-mentioned Indenture.

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:

    Authorized Signatory

Dated:

[REVERSE SIDE OF NOTE]

CLEARWIRE COMMUNICATIONS LLC

and

CLEARWIRE FINANCE, INC.

1.00% Exchangeable Note due 2018

1. Principal and Interest.

The Issuers will pay the principal of this Note on June 1, 2018.

The Issuers promise to pay interest on the principal amount of this Note on each Interest Payment Date, as set forth below, at the rate of 1.00% per annum (subject to adjustment as provided below).

Interest will be payable semi-annually (to the Holders of record of the Notes (or any Predecessor Notes) at the close of business on May 15 or November 15 immediately preceding the Interest Payment Date) on each Interest Payment Date, commencing [—], 20[—].

Interest on this Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from [—], 20[—]; provided that, if there is no existing default in the payment of interest and if this Note is authenticated between a Regular Record Date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such Interest Payment Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

The Issuers shall pay interest on overdue principal and premium, if any, and interest on overdue installments of interest, to the extent lawful, at a rate per annum equal to the rate of interest applicable to the Notes plus one percent.

2. Method of Payment.

The Issuers will pay interest (except defaulted interest) on the principal amount of the Notes on each June 1 and December 1 to the Persons who are Holders (as reflected in the Note Register at the close of business on May 15 and November 15 immediately preceding the Interest Payment Date), in each case, even if the Note is cancelled on registration of transfer or registration of exchange after such Regular Record Date; provided that, with respect to the payment of principal, the Issuers will make payment to the Holder that surrenders this Note to any Paying Agent on or after June 1, 2018.

The Issuers will pay principal (premium, if any) and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Issuers may pay principal (premium, if any) and interest by its check payable in such money. The Issuers may pay interest on the Notes either (a) by mailing a check for such interest to a Holder’s registered address (as reflected in the Note Register) or (b) by wire transfer to an account located in the United States maintained by the payee. If a payment date is a date other than a Business Day at a place of payment, payment may be made at that place on the next succeeding day that is a Business Day and no interest shall accrue for the intervening period.

3. Paying Agent, Exchange Agent and Note Registrar.

Initially, the Trustee will act as Paying Agent, Exchange Agent and Note Registrar. The Issuers may change any Paying Agent, Exchange Agent or Note Registrar upon written notice thereto. The Issuers, any Subsidiary or any Affiliate of any of them may act as Paying Agent, Exchange Agent, Note Registrar or co-registrar.

4. Indenture; Limitations.

The Issuers issued the Notes under an Indenture dated as of [—], 20[—] (the “Indenture”), among the Issuers, the Guarantors and Wilmington Trust National Association, as trustee (the “Trustee”). Capitalized terms herein are used as defined in the Indenture unless otherwise indicated. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture shall control.

5. Redemption.

The Notes are not subject to redemption at the option of the Issuers or through the operation of any sinking fund.

6. Repurchase.

If a Fundamental Change occurs at any time, each Holder shall have the right, at such Holder’s option, to require the Issuers to repurchase all of such Holder’s Notes, or any portion thereof that is equal to $1,000 or an integral multiple of $1,000, on the date specified by the Issuers that is not less than 20 calendar days nor more than 35 calendar days (or such longer period required by law) following the date of the Fundamental Change Issuer Notice at a repurchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to, but excluding, the Fundamental Change Repurchase Date, unless the Fundamental Change Repurchase Date falls after a Regular Record Date but on or prior to the Interest Payment Date to which such Regular Record Date relates, in which case the Issuers shall instead pay the full amount of accrued and unpaid interest to Holders of record as of the preceding Regular Record Date and the Fundamental Change Repurchase Price shall be equal to 100% of the principal amount of Notes to be repurchased.

7. Exchange.

Subject to and upon compliance with the provisions of the Indenture, upon satisfaction of the Exchange Privilege Condition, each Holder of a Note shall have the right, at such Holder’s option, to exchange all or any portion (if the portion to be exchanged is $1,000 principal amount or an integral multiple thereof) of such Note at any time prior to the close of business on the Business Day immediately preceding the Maturity Date, at an initial exchange rate of 666.6700 shares of Common Stock (equivalent to an initial exchange price of approximately $1.50 per share) (subject to adjustment as provided in the Indenture) per $1,000 principal amount of Notes (subject to the settlement provisions in Sections 13.03 and 13.04 of the Indenture). Notwithstanding any provision to the contrary herein, in the event that the Issuers’ Exchange Condition shall be satisfied, (i) $120 million principal amount of the Notes (or such lesser amount as shall then be outstanding) shall no longer be exchangeable and shall automatically, and without any further action required of any party, be immediately cancelled and the debt thereunder extinguished, and (ii) at the option of the Issuers, the Issuers may cause all remaining outstanding Notes to be exchanged into shares of Common Stock at the Exchange Rate; provided that the option set forth in clause (ii) must be exercised by the Issuers’ within 15 Business Days of the satisfaction of the Issuers’ Exchange Condition. The Issuers shall settle each exchange of Notes by delivering shares of Common Stock (other than in the case of Sprint and its Affiliates, which shall, at their election, by notice delivered to the Issuers concurrently with the Notice of Exchange, receive in lieu of Common Stock issuable upon exchange, such number of shares of Class B Common Stock and Class B Common Units which, upon exchange thereof pursuant to the Operating Agreement, Equityholders’ Agreement, Clearwire’s Amended and Restated Certificate of Incorporation and Stock Delivery Agreement shall entitle Sprint or such Affiliates to receive such number of shares of Common Stock equal to the Conversion Rate on the Conversion Date). The Issuers shall not issue any fractional share of Common Stock upon exchange of the Notes and shall instead pay cash in lieu of any fractional share of Common Stock issuable upon exchange based on the Last Reported Sale Price of the Common Stock on the Exchange Date.

8. Denominations; Transfer; Exchange.

The Notes are in registered form without coupons, in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. A Holder may register the transfer or exchange of Notes in accordance with the Indenture. The Note Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.

8. Persons Deemed Owners.

A registered Holder may be treated as the owner of a Note for all purposes.

9. Unclaimed Money.

If money for the payment of principal (premium, if any) or interest remains unclaimed for two years, the Trustee and the Paying Agent will pay the money back to the Issuers at their written request. After that, Holders entitled to the money must look to the Issuers for payment, unless an abandoned property law designates another Person, and all liability of the Trustee and such Paying Agent with respect to such money shall cease.

10. Discharge Prior to Repurchase, Exchange or Maturity.

If the Notes have become due and payable (whether at the Maturity Date, upon any Fundamental Change Repurchase Date or upon exchange or otherwise) and the Issuers irrevocably deposit, or cause to be deposited, with the Trustee either money and shares of Common Stock (or other consideration due upon exchange, as applicable), sufficient to pay the then outstanding principal of (and premium, if any) and, in the case of an exchange, the amount of any consideration due to Holders upon such exchange, and accrued interest on the Notes to the Repurchase, Exchange or Maturity Date, the Issuers will be discharged from their obligations under the Indenture and the Notes, except in certain circumstances for certain covenants thereof.

11. Amendment; Supplement; Waiver.

Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Outstanding Notes, and any existing Default or compliance with any provision may be waived with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Notes. Without notice to or the consent of any Holder, the parties thereto may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency and make any change that does not adversely affect the rights of any Holder.

12. Successor Persons.

When a successor Person or other entity assumes all the obligations of its predecessor under the Notes and the Indenture, the predecessor Person will be released from those obligations.

13. Remedies for Events of Default.

If an Event of Default, as defined in the Indenture, occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Outstanding Notes may declare all the Notes to be immediately due and payable. If a bankruptcy or insolvency default with respect to the Issuers or any Guarantor that is a Significant Subsidiary occurs and is continuing, the Notes automatically become immediately due and payable. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity reasonably satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of at least a majority in aggregate principal amount of the Outstanding Notes may direct the Trustee in its exercise of any trust or power.

14. Guarantees.

The Issuers’ obligations under the Notes are fully, irrevocably and unconditionally guaranteed on a senior basis, to the extent set forth in the Indenture, by each of the Guarantors.

15. Trustee Dealings with Issuers.

The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may make loans to, accept deposits from, perform services for, and otherwise deal with, the Issuers and their Affiliates as if it were not the Trustee.

16. Authentication.

This Note shall not be valid until the Trustee signs the certificate of authentication on the other side of this Note.

17. Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A (= Uniform Gifts to Minors Act).

The Issuers will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to CLEARWIRE COMMUNICATIONS LLC, 1475 120TH AVENUE NE, BELLEVUE, WA 98005, ATTENTION: GENERAL COUNSEL, or CLEARWIRE FINANCE, INC., 1475 120TH AVENUE NE, BELLEVUE, WA 98005, ATTENTION: GENERAL COUNSEL.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Clearwire Communications LLC

1475 120th Avenue NE,

Bellevue, WA 98005

Clearwire Finance, Inc.

1475 120th Avenue NE,

Bellevue, WA 98005

Wilmington Trust, National Association Corporate Capital Markets

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402-1544

Fax: (612) 217-5651

Attention: Clearwire Communications LLC

Administrator

Re: 1.00% Exchangeable Notes due 2018

Reference is hereby made to the Indenture, dated as of [__] (the “Indenture”), among Clearwire Communications LLC (the “Company”), Clearwire Finance, Inc. (“Finance Co,” and together with the Company, the “Issuers”), the Guarantors party thereto and Wilmington Trust NATIONAL ASSOCIATION, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

(the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $ in such Note[s] or interests (the “Transfer”), to (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. o Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

2. £ Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

3. £ Check and complete if Transferee will take delivery of a beneficial interest in a Definitive Note or a Global Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) o such Transfer is being effected pursuant to Rule 144 under the Securities Act or pursuant to another exemption from the registration requirements under the Securities Act (other than Rule 144A or Regulation S) (Specify such exemption if other than Rule 144:            );

or

(b) o such Transfer is being effected to the Issuers or a subsidiary thereof;

or

(c) o such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.

Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will, to the extent required under applicable U.S. securities laws, be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Notes and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1. The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a) o a beneficial interest in the:

(i) o 144A Global Note (CUSIP ), or

(ii) o Regulation S Global Note (CUSIP ), or

(b) o a Restricted Definitive Note.

2. After the Transfer the Transferee will hold:

[CHECK ONE]

(a) o a beneficial interest in the:

(i) o 144A Global Note (CUSIP ), or

(ii) o Regulation S Global Note (CUSIP ), or

(iii) o unrestricted Global Note (CUSIP ), or

(b) o a Restricted Definitive Note, or

(c) o an unrestricted Definitive Note

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Clearwire Communications LLC

1475 120th Avenue NE,

Bellevue, WA 98005

Clearwire Finance, Inc.

1475 120th Avenue NE,

Bellevue, WA 98005

Wilmington Trust, National Association

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402-1544

Re: 1.00% Exchangeable Notes due 2018

(CUSIP )

Reference is hereby made to the Indenture, dated as of [—], 20[—] (the “Indenture”), among Clearwire Communications LLC (the “Company”), Clearwire Finance, Inc. (“Finance Co,” and together with the Company, the “Issuers”), the Guarantors party thereto and Wilmington Trust NATIONAL ASSOCIATION, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

            , (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $ in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a) o Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) £ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [144A Global Note / Regulation S Global Note] with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

EXHIBIT D

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of , 20 , among (the “New Guarantor”), a [Delaware] corporation , Clearwire Communications LLC (the “Company”) and Clearwire Finance, Inc. (together with the Company, the “Issuers”) and Wilmington Trust, National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuers have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of [—], 20[—], providing for the issuance of 1.00% Exchangeable Notes due 2018 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the New Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The New Guarantor hereby agrees as follows:

(a) the New Guarantor hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture. The New Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

(b) the New Guarantor agrees, on a joint and several basis with all the existing Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee the Obligations pursuant to Article Twelve of the Indenture on a senior basis.

3. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, stockholder or agent of the New Guarantor, as such, shall have any liability for any obligations of the Issuers or any New Guarantor under the Notes, any Note Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

4. NEW YORK LAW TO GOVERN. SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

5. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the New Guarantor and the Issuers.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:             , 20

[NEW GUARANTOR]

By:
Name:
Title:

CLEARWIRE COMMUNICATIONS LLC

By:
Name:
Title:

CLEARWIRE FINANCE, INC.

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION as Trustee

By:
Authorized Signatory

EXHIBIT E

INCUMBENCY CERTIFICATE

The undersigned, , being the of (the “Issuer”) does hereby certify that the individuals listed below are qualified and acting officers of the Issuer as set forth in the right column opposite their respective names and the signatures appearing in the extreme right column opposite the name of each such officer is a true specimen of the genuine signature of such officer and such individuals have the authority to execute documents to be delivered to, or upon the request of, Wilmington Trust, National Association, as Trustee under the Indenture dated as of [—], by and among the Issuer,             , the Guarantors party thereto from time to time and Wilmington Trust, National Association.

Name	Title	Signature

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Certificate as of the day of             , 20         .

Name:

Title:

EXHIBIT F

FORM OF NOTICE OF EXCHANGE

Clearwire Communications LLC

1475 120th Avenue NE,

Bellevue, WA 98005

Clearwire Finance, Inc.

1475 120th Avenue NE,

Bellevue, WA 98005

Wilmington Trust, National Association

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402-1544

The undersigned registered owner of this Note hereby exercises the option to exchange this Note, or the portion hereof (that is $1,000 principal amount or an integral multiple thereof) below designated, in accordance with the terms of the Indenture referred to in this Note, and directs that any cash payable and any shares of Common Stock issuable and deliverable upon such exchange, and any Notes representing any unexchanged principal amount hereof, be issued and delivered to the registered Holder hereof unless a different name has been indicated below. If any shares of Common Stock or any portion of this Note not exchanged are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer or similar taxes in accordance with Section 13.03 of the Indenture.

The undersigned hereby certifies that [CHECK ONE OF (1), (2) OR (3)]:

(1) o The beneficial owner of the Note(s) upon whose behalf the option to exchange is being made is a “qualified institutional buyer” within the meaning of Rule 144A or the Note(s) are being exchanged for one or more accounts by a Person who exercises sole investment discretion and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A;

(2) o The beneficial owner of the Note(s) upon whose behalf the option to exchange is being made is a “non-U.S. person” within the meaning of Regulation S under the Securities Act; or

(3) o Neither of the foregoing.

The undersigned agrees to provide to the Issuers additional information upon request to enable the Issuers to determine whether the issuance of Common Stock, if any, upon settlement of the exchange qualifies for an exemption from the registration requirements of the Securities Act.

Dated:

Signature(s) Signature Guarantee Signature(s) must be guaranteed by an eligible Guarantor Institution (banks, stock brokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15 if shares of Common Stock are to be issued, or Notes are to be delivered, other than to and in the name of the registered holder. Fill in for registration of shares if to be issued, and Notes if to be delivered, other than to and in the name of the registered holder:

Please print name and address:

(Name)

(Street Address)

(City, State and Zip Code)

Principal amount to be exchanged (if less than all): $            .000

NOTICE: The above signature(s) of the Holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

Social Security or Other Taxpayer Identification Number

EXHIBIT G

FORM OF REPURCHASE NOTICE

Clearwire Communications LLC

1475 120th Avenue NE,

Bellevue, WA 98005

Clearwire Finance, Inc.

1475 120th Avenue NE,

Bellevue, WA 98005

Wilmington Trust, National Association

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402-1544

The undersigned registered owner of this Note hereby acknowledges receipt of a notice from Clearwire Communications LLC and Clearwire Finance, Inc. (collectively, the “Issuers”) regarding the right of Holders to elect to require the Issuers to repurchase the Notes and requests and instructs the Issuers to pay to the registered holder hereof in accordance with the applicable provisions of the Indenture referred to in this Note, with respect to a Fundamental Change, if such Fundamental Change Repurchase Date does not fall during the period after a Regular Record Date and on or prior to the corresponding Interest Payment Date, accrued and unpaid interest, if any, thereon to, but excluding, such Fundamental Change Repurchase Date.

The certificate numbers of the Notes to be repurchased are as set forth below:

Dated:

Signature(s)

Social Security or Other Taxpayer Identification Number

Principal amount to be repaid (if less than all):

$            .000

NOTICE: The above signature(s) of the Holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

Annex H

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement” ) is made and entered into as of March 1, 2013 among CLEARWIRE CORPORATION, a Delaware Corporation (the “Parent” ), CLEARWIRE COMMUNICATIONS LLC, a Delaware limited liability company (the “Company” ), and CLEARWIRE FINANCE, INC., a Delaware corporation (“Finance Co” and, together with the Company, the “Issuers”), the entities listed on Schedule 1 hereto (as defined below) (the “Guarantors”) and SPRINT NEXTEL CORPORATION (the “Purchaser”).

The Issuers, the Parent and the Purchaser are parties to a Note Purchase Agreement, dated December 17, 2012, as amended by the First Amendment to the Note Purchase Agreement, dated as of January 31, 2013, and the Second Amendment to the Note Purchase Agreement, dated as of February 26, 2013 (as amended, the “Purchase Agreement” ), which provides for the sale by the Issuers to the Purchaser of up to $800,000,000 aggregate principal amount of the Issuers’ 1.00% Exchangeable Notes due 2018, of which $80,000,000 aggregate principal amount thereof will be issued on the date hereof (the “Initial Notes”), with the remainder to be issued in accordance with the terms of, and subject to certain conditions contained, in the Purchase Agreement (the “Additional Notes” and, together with the Initial Notes, the “Notes”).

In order to induce the Purchaser to enter into the Purchase Agreement, each of the Issuers, the Guarantors and the Parent has agreed to provide to the Purchaser and its direct and indirect transferees the registration rights set forth in this Agreement.

In consideration of the foregoing, the parties hereto agree as follows:

1. Definitions. Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Purchase Agreement. As used in this Agreement, the following capitalized defined terms shall have the following meanings:

“Additional Notes” shall have the meaning set forth in the preamble to this Agreement.

“Advice” shall have the meaning set forth in the last paragraph of Section 3 hereof.

“Affiliate” has the same meaning as given to that term in Rule 405 under the Securities Act or any successor rule thereunder.

“Automatic Shelf Registration Statement” shall mean a Registration Statement filed by a Well-Known Seasoned Issuer which shall become effective upon filing thereof pursuant to General Instruction I.D of Form S-3.

“Business Day” means any day other than a Saturday, a Sunday, or a day on which banking institutions in New York, New York are authorized or required by law or executive order to remain closed.

“Class A Common Stock” means Class A common stock of the Parent, par value $0.0001 per share.

“Class B Common Stock” means Class B common stock of the Parent, par value $0.0001 per share.

“Class B Units” means Class B common units of the Company.

“Common Shares” means the shares of common stock of the Parent, par value $0.0001 per share, which are deliverable upon (a) exchange of the Notes or (b) the exchange by the Purchaser of Class B Common Stock and Class B Units issued to the Purchaser upon exchanges of the Notes.

“Company” shall have the meaning set forth in the preamble to this Agreement and also includes the Company’s successors and permitted assigns.

“Effective Date” shall mean the date the initial Shelf Registration Statement becomes effective or, in the case of designation of an Automatic Shelf Registration Statement as the Shelf Registration Statement, the date a Prospectus is first made available thereunder for use by the Holders.

“Effectiveness Deadline” shall mean the 135th day following the Trigger Date.

“Effectiveness Period” shall have the meaning set forth in Section 2(a)(iv) hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the SEC thereunder.

“Filing Deadline” shall mean the 45th day following the Trigger Date.

“Finance Co” shall have the meaning set forth in the preamble to this Agreement and also includes the Finance Co’s successors and permitted assigns.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Holder” shall mean the Purchaser, for so long as the Purchaser own any Registrable Securities, and the Purchaser’s respective successors, assigns and direct and indirect transferees who become registered owners of Registrable Securities.

“Indemnified Person” shall have the meaning set forth in Section 4(c) hereof.

“Indemnifying Person” shall have the meaning set forth in Section 4(c) hereof.

“Indenture” shall mean the Indenture dated as of the Initial Issue Date among the Issuers, the Guarantors and the Trustee, pursuant to which the Notes are being issued, and in accordance with which the Exchange Securities (as defined in the Purchase Agreement) may be issued, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof.

“Initial Issue Date” shall mean the date of original issuance of the Initial Notes.

“Initial Notes” shall have the meaning set forth in the preamble to this Agreement.

“Inspectors” shall have the meaning set forth in Section 3(j) hereof.

“Liquidated Damages” shall have the meaning set forth in Section 2(e) hereof.

“Majority Holders” shall mean the Holders collectively holding a majority of the aggregate amount of Common Shares that have been issued and/or may be issued in future.

“Notes” shall have the meaning set forth in the preamble to this Agreement.

“Parent” shall have the meaning set forth in the preamble to this Agreement and also includes the Parent’s successors and permitted assigns.

“Person” shall mean an individual, partnership, corporation, trust or unincorporated organization, limited liability corporation, or a government or agency or political subdivision thereof.

“Prospectus” shall mean the prospectus included in a Shelf Registration Statement, including any preliminary prospectus, any issuer “free writing prospectus,” as such term is defined in Rule 433 under the Securities Act, and any such prospectus as amended or supplemented by any prospectus supplement, including a prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by a Shelf Registration Statement, and by all other amendments and supplements to a prospectus, including post-effective amendments, and, in each case, including all documents incorporated by reference therein.

“Purchaser” shall have the meaning set forth in the preamble to this Agreement.

“Purchase Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Questionnaire” shall have the meaning set forth in Section 2(a)(ii) hereof.

“Records” shall have the meaning set forth in Section 3(j) hereof.

“Registration Default” shall have the meaning set forth in Section 2(e) hereof.

“Registrable Securities” shall mean the Common Shares; provided, however, that the Common Shares shall cease to be Registrable Securities upon the earliest of (l) a Shelf Registration Statement with respect to such Common Shares for the resale thereof having been declared effective under the Securities Act and such Common Shares having been disposed of pursuant to such Shelf Registration Statement (2) such Common Shares having ceased to be outstanding.

“Registration Expenses” shall mean any and all expenses incident to performance of or compliance by the Issuers, the Guarantors and the Parent with this Agreement, including without limitation: (i) all SEC or FINRA registration and filing fees, (ii) all fees and expenses incurred in connection with compliance with state securities or blue sky laws (including reasonable fees and disbursements of one counsel for Holders as a group (which counsel shall be selected by the Majority Holders and which counsel may also be counsel for the Purchaser) in connection with blue sky qualification of any of the Registrable Securities) and compliance with the rules of FINRA, (iii) all expenses of any Persons in preparing or assisting in preparing, word processing, printing and distributing any Shelf Registration Statement, any Prospectus and any amendments or supplements thereto, and in preparing or assisting in preparing, printing and distributing any securities sales agreements and other documents relating to the performance of and compliance with this Agreement, (iv) all rating agency fees, (v) the reasonable fees and disbursements of the Trustee and its counsel, (vi) the fees and disbursements of counsel for the Issuers, the Guarantors, the Parent and, in the case of a Shelf Registration Statement, the reasonable fees and disbursements of one counsel for the Holders (which counsel shall be selected by the Majority Holders and which counsel may also be counsel for the Purchaser), (vii) the fees and disbursements of the independent certified public accountants of the Issuers, the Guarantors and the Parent, including the expenses of any “comfort” letters required by or incident to the performance of and compliance with this Agreement, and (viii) the reasonable fees and expenses of any special experts retained by the Issuers, the Guarantors or the Parent in connection with the Shelf Registration Statement.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Registration” shall mean a registration effected pursuant to Section 2(a) hereof.

“Shelf Registration Statement” shall mean a “shelf” registration statement of the Parent pursuant to the provisions of Section 2(a) hereof which covers Registrable Securities on Form S-3 or, if not then available to the Parent, on another appropriate form under Rule 415 under the Securities Act, or any similar rule that may be adopted by the SEC, and all amendments and supplements to such registration statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all documents incorporated by reference therein.

“Suspension Period” shall have the meaning set forth in Section 2(a)(iv).

“Trigger Date” shall mean the earlier of (i) date on which the Purchase Agreement is terminated in accordance with its terms and (ii) October 1, 2013.

“Trustee” shall mean the trustee with respect to the Notes under the Indenture.

“Well-Known Seasoned Issuer” shall have the meaning set forth in Rule 405 under the Securities Act.

2. Registration Under the Securities Act.

(a) Shelf Registration.

(i) The Parent shall file or cause to be filed (or otherwise designate an existing Shelf Registration Statement previously filed with the SEC, if applicable, as) a Shelf Registration Statement providing for the sale by the Holders of all of the Registrable Securities, on or prior to the Filing Deadline. If the Shelf Registration Statement is not an Automatic Shelf Registration Statement, the Parent shall use its reasonable best efforts to have such Shelf Registration Statement declared effective by the SEC as promptly as practicable after filing thereof, but in any event on or prior to the Effectiveness Deadline. If the Shelf Registration Statement is an Automatic Shelf Registration Statement, the Parent shall use its reasonable best efforts to prepare and file a supplement to the Prospectus to cover resales of the Registrable Securities by the Holders as promptly as practicable after filing thereof, but in any event on or prior to the Effectiveness Deadline.

(ii) Notwithstanding any other provision hereof, no Holder of Registrable Securities shall be entitled to include any of its Registrable Securities in any Shelf Registration Statement pursuant to this Agreement unless and until such Holder agrees in writing to be bound by all of the provisions of this Agreement applicable to such Holder and the Holder furnishes to the Issuers and the Parent a fully completed notice and questionnaire in the form attached hereto as Appendix A (the “Questionnaire”) and such other information in writing as the Issuers and the Parent may reasonably request in writing for use in connection with the Shelf Registration Statement or Prospectus included therein and in any application to be filed with or under state securities laws. Each of the Issuers and the Parent shall issue a press release through a reputable national newswire service of its filing (or intention to designate an Automatic Shelf Registration Statement, if applicable, as) the Shelf Registration Statement and of the anticipated Effective Date thereof. In order to be named as a selling securityholder in the Prospectus at the time it is first made available for use, each Holder must furnish the completed Questionnaire and such other information that the Issuers and the Parent may reasonably request in writing, if any, to the Issuers and the Parent in writing no later than the tenth Business Day prior to the anticipated Effective Date as announced in the press release. Each Holder as to which any Shelf Registration is being effected agrees to furnish to the Issuers and the Parent all information with respect to such Holder necessary to make the information previously furnished to the Issuers and the Parent by such Holder not materially misleading.

(iii) From and after the Effective Date, upon receipt of a completed Questionnaire, and such other information that the Issuers and the Parent may reasonably request in writing, if any, each of the Issuers and the Parent will use its reasonable best efforts to file as promptly as reasonably practicable but in any event on or prior to the tenth Business Day after receipt of such information (or, if a Suspension Period is then in effect or initiated within five Business Day following the date of receipt of such information, the tenth Business Day following the end of such Suspension Period) either (i) if then permitted by the Securities Act or the rules and regulations thereunder (or then-current SEC interpretations thereof), a supplement to the Prospectus naming such Holder as a selling securityholder and containing such other information as necessary to permit such Holder to deliver the Prospectus to purchasers of the Holder’s Common Shares, or (ii) if it is not then permitted under the Securities Act or the rules and regulations thereunder (or then-current SEC interpretations thereof) to name such Holder as a selling securityholder in a supplement to the Prospectus, a post-effective amendment to the Shelf Registration Statement or an additional Shelf Registration Statement as necessary for such Holder to be named as a selling securityholder in the Prospectus contained therein to permit such Holder to deliver the Prospectus to purchasers of the Holder’s Common Shares (subject, in the case of either clause (i) or clause (ii), to the Issuers’ and the Parent’s right to suspend use of the Shelf Registration Statement as described in Section 2(a)(iv) hereof). The Issuers and the Parent shall not be required to file more than three supplements to the Prospectus, post-effective amendments or additional Shelf-Registration Statements in any fiscal quarter for all Holders.

(iv) The Parent agrees to use its reasonable best efforts to keep the Shelf Registration Statement continuously effective and the Prospectus usable for resales until there are no Registrable Securities outstanding (the “Effectiveness Period” ); provided, however, that for an aggregate of 45 days or less (whether or not consecutive) in any three-month period, and for an aggregate of 90 days or less (whether or not consecutive) in any 12-month period, the Issuers and the Parent shall be permitted, by giving written notice to the Holders of Registrable Securities, to suspend sales thereof if the Shelf Registration Statement is no longer effective or usable for resales due to circumstances relating to pending corporate developments, public filings with the SEC and similar events, or because the Prospectus contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make statements therein not misleading (any period of suspension hereunder, a “Suspension Period”). The Issuers and the Parent need not specify the nature of the event giving rise to a suspension in any notice to Holders of the existence of such a suspension. Each Holder, by its accepting of the Notes, agrees to hold any such suspension notice in response to a notice of a proposed sale in confidence. However, if the disclosure giving rise to a Suspension Period relates to a proposed or pending material business transaction, the disclosure of which the board of directors of the Parent determines in good faith would be reasonably likely to impede the Parent’s ability to consummate such transaction, or would otherwise be seriously detrimental to the Parent and its subsidiaries taken as whole, the Issuers and the Parent may extend the Suspension Period from 45 days to 60 days in any three-month period or from 90 days to 120 days in any 12-month period. If any Shelf Registration Statement ceases to be effective or usable for resales by Holders for any reason (other than by reason of any such Holder’s failure to provide a Questionnaire, in which case the provisions of Section 2(a)(ii) or 2(a)(iii) hereof shall apply) at any time during the Effectiveness Period, each of the Issuers and the Parent shall, subject to the proviso above relating to Suspension Periods, use its reasonable best efforts to promptly cause such Shelf Registration Statement to become effective under the Securities Act, and in any event shall, within ten Business Days of such cessation of effectiveness or usability (or if applicable after the end of the Suspension Period), (i) file with the SEC one or more supplements to the Prospectus, post-effective amendments or reports under the Exchange Act in a manner reasonably expected to obtain the withdrawal of any order suspending the effectiveness of such Shelf Registration Statement, or (ii) file with the SEC an additional Shelf Registration Statement. If a post-effective amendment or an additional Shelf Registration Statement is filed, Parent shall use its reasonable best efforts to (A) cause such post-effective amendment or Shelf Registration Statement to become effective under the Securities Act as promptly as practicable after such filing, but in no event later than 30 days, in the case of a post-effective amendment, and 60 days, in the case of a Shelf Registration Statement, after the date Parent is required to file such post-effective amendment or new Shelf Registration Statement, and (B) keep such post-effective amendment or Shelf Registration Statement continuously effective until the end of the Effectiveness Period.

(v) If the Shelf Registration Statement is not an Automatic Shelf Registration Statement, the Issuers and the Parent shall not permit any securities other than (i) the Parent’s issued and outstanding securities currently possessing registration rights and (ii) the Registrable Securities to be included in the Shelf Registration. The Issuers and the Parent will provide to each Holder named therein a reasonable number of copies of the Prospectus which is a part of the Shelf Registration Statement, notify each such Holder of the Effective Date and take such other actions as are required to permit unrestricted resales of the Registrable Securities by such Holder.

Each of the Issuers and the Parent further agrees to supplement or amend the Shelf Registration Statement or supplement the Prospectus if and as required by the rules, regulations or instructions applicable to the registration form used by the Issuers and the Parent for such Shelf Registration Statement or by the Securities Act or by any other rules and regulations thereunder for shelf registrations, and each of the Issuers and the Parent agrees to furnish to the Holders of Registrable Securities copies of any such supplement or amendment promptly after its being used or filed with the SEC.

(b) Listing. The Parent will use reasonable efforts to cause the Common Shares to be listed or otherwise eligible for full trading privileges on the principal national securities exchange (currently the NASDAQ Global Select Market) on which the Class A Common Stock is then listed, in each case not later than the date on which a Registration Statement covering such shares becomes effective or such shares are issued by the Parent to a Holder, whichever is later. The Parent will promptly notify the Holders of, and confirm in writing, the delisting of the Common Shares by such exchange.

(c) Expenses. The Issuers, the Guarantors and the Parent shall, jointly and severally, pay all Registration Expenses in connection with any Shelf Registration Statement filed pursuant to Section 2(a) hereof. The Holders shall bear all discounts or commissions attributable to the sale of Registrable Securities by the Holders, or any legal fees and expenses of counsel to the Holders and any broker/dealer or other financial intermediary or agent engaged by Holders and all other expenses incurred in connection with the performance by the Holders of their obligations under the terms of this Agreement.

(d) Effective Shelf Registration Statement. If, after the Effective Date the offering of Registrable Securities pursuant to a Shelf Registration Statement is interfered with by any stop order, injunction or other order or requirement of the SEC or any other governmental agency or court, such Shelf Registration Statement will be deemed not to have been effective during the period of such interference, until the offering of Registrable Securities pursuant to such Shelf Registration Statement may legally resume. Each of the Issuers and the Parent will be deemed not to have used its reasonable best efforts to cause a Shelf Registration Statement to become, or to remain, effective during the requisite period if it voluntarily takes any action that would result in any such Shelf Registration Statement not being declared effective or that would result in the Holders of Registrable Securities covered thereby not being able to offer and sell such Registrable Securities during that period, unless such action is required by applicable law or permitted by Section 2(a)(iv) hereof.

(e) Liquidated Damages. In the event that:

(i) a Shelf Registration Statement is not filed with the SEC or designated as such by the Parent, as applicable, on or prior to the Filing Deadline, then liquidated damages (“Liquidated Damages” ) shall accrue on the principal amount of the Notes at a rate equal to 0.25% per annum for the first 60-day period from the day following such Filing Deadline, and thereafter at a rate per annum of 0.50% of the principal amount of the Notes;

(ii) (x) a Shelf Registration Statement is not declared effective by the SEC, or (y) if the Issuers and the Parent shall have designated a previously filed and effective Shelf Registration Statement as the Shelf Registration Statement for purposes of this Agreement, the Issuers and the Parent shall not have filed a supplement to the Prospectus to cover resales of the Registrable Securities by the Holders, in the case of either (x) or (y), on or prior to the Effectiveness Deadline, then Liquidated Damages shall accrue on the principal amount of the Notes at a rate equal to 0.25% per annum for the first 60-day period from the day following such Effectiveness Deadline, and thereafter at a rate per annum of 0.50% of the principal amount of the Notes;

(iii) following the Effective Date, a Shelf Registration Statement is filed and has become effective under the Securities Act, but then ceases to be effective (without being succeeded immediately by an additional Shelf Registration Statement that is filed and immediately becomes effective) or usable for the offer and sale of the Registrable Securities, other than as a result of a requirement to file a post-effective amendment or supplement to the Prospectus to make changes to the information regarding selling securityholders or the plan of distribution provided for therein, and (1) the Parent does not cure the lapse of effectiveness or usability within ten Business Days (or, if a Suspension Period is then in effect, within ten Business Days following the expiration of such Suspension Period), or (2) if any Suspension Period or Periods, when aggregated, exceed 45 days (or, if applicable, 60 days) in any three-month period or 90 days (or, if applicable, 120 days) in any 12-month period, then, commencing with the 46th day (or, if applicable, the 61st day) in such three-month period or the 91st day (or, if applicable, the 121st day) in such 12-month period, as the case may be, then Liquidated Damages shall accrue on the principal amount of the Notes at a rate equal to 0.25% per annum for the first 60-day period from the day following the 45th or 90th day, as the case may be, and thereafter at a rate per annum of 0.50% of the principal amount of the Notes (each of the events described in clauses (i) through (iii) above, a “Registration Default”);

provided, however, that in no event shall Liquidated Damages accrue at a rate per annum exceeding 0.50% of the principal amount of the Notes; and provided further that Liquidated Damages on the principal amount of the Notes as a result thereof shall cease to accrue:

(1) upon the filing or designation of a Shelf Registration Statement (in the case of clause (i) above);

(2) upon the Effective Date (in the case of clause (ii) above); or

(3) upon such time as the Shelf Registration Statement which had ceased to remain effective or usable for resales again becomes effective and usable for resales (in the case of clause (iii) above).

Any amounts of Liquidated Damages due pursuant to Section 2(e) will be payable in cash on the next succeeding interest payment date to Holders on the relevant record dates for the payment of interest. Liquidated Damages on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

Notwithstanding any provision in this Agreement, in no event shall Liquidated Damages accrue to holders of Common Shares issued upon exchange of Notes. If any Note ceases to be outstanding during any period for which Liquidated Damages are accruing, the Issuers and the Parent will prorate the Liquidated Damages payable with respect to such Note.

The Issuers shall provide the Trustee prompt written notice of any Registration Default giving rise to the payment of Liquidated Damages and of the cure of any such Registration Default such that Liquidated Damages have ceased to accrue.

(f) Specific Enforcement. Without limiting the remedies available to the Holders, each of the Issuers and the Parent acknowledges that any failure by it to comply with its obligations under Section 2(a) hereof may result in material irreparable injury to the Holders for which there is no adequate remedy at law, that it would not be possible to measure damages for such injuries precisely and that, in the event of any such failure, any Holder may obtain such relief as may be required to specifically enforce the Issuers’ and the Parent’s obligations under Section 2(a) hereof.

3. Registration Procedures. In connection with the obligations of the Issuers and the Parent, as applicable, with respect to the Shelf Registration Statement pursuant to Section 2(a) hereof, each of the Issuers, the Guarantors and the Parent, as applicable, shall use its reasonable best efforts to:

(a) prepare and file with the SEC or designate a Shelf Registration Statement as prescribed by Section 2(a)(i) hereof within the relevant time period specified in Section 2(a)(i) hereof on the appropriate form under the Securities Act, which form shall (i) be selected by the Parent, (ii) be available for the sale of the Registrable Securities by the selling Holders thereof, and (iii) comply as to form in all material respects with the requirements of the applicable form and include or incorporate by reference all financial statements required by the SEC to be filed therewith; the Parent shall use its reasonable best efforts to cause such Shelf Registration Statement to become effective and remain effective and the Prospectus usable for resales in accordance with Section 2 hereof;

(b) prepare and file with the SEC such amendments and post-effective amendments to the Shelf Registration Statement as may be necessary to keep such Shelf Registration Statement effective for the Effectiveness Period, and cause each Prospectus to be supplemented, if so determined by the Parent or requested by the SEC and subject to the provisions of Section 2(a)(iv) hereof, by any required prospectus supplement and as so supplemented, to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act, and comply with the provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder applicable to it with respect to the disposition of all securities covered by a Shelf Registration Statement during the Effectiveness Period in accordance with the intended method or methods of distribution by the selling Holders thereof described in this Agreement;

(c) (i) furnish to each Holder of Registrable Securities included in the Shelf Registration Statement without charge, as many copies of each Prospectus, including each preliminary prospectus, and any amendment or supplement thereto, and such other documents as such Holder may reasonably request, in order to facilitate the public sale or other disposition of the Registrable Securities and (ii) consent to the use of the Prospectus or any amendment or supplement thereto by each of the selling Holders of Registrable Securities included in the Shelf Registration Statement in connection with the offering and sale of the Registrable Securities covered by the Prospectus or any amendment or supplement thereto;

(d) register or qualify the Registrable Securities under all applicable state securities or “blue sky” laws of such jurisdictions by the time the applicable Shelf Registration Statement has become effective under the Securities Act as any Holder of Registrable Securities covered by a Shelf Registration Statement shall reasonably request in writing in advance of such date of effectiveness, and do any and all other acts and things which may be reasonably necessary or advisable to enable such Holder to consummate the disposition in each such jurisdiction of such Registrable Securities owned by such Holder; provided, however, that the Parent shall not be required to (i) qualify as a foreign entity or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify but for this Section 3(d), (ii) file any general consent to service of process in any jurisdiction where it would not otherwise be subject to such service of process or (iii) subject itself to taxation in any such jurisdiction if it is not then so subject;

(e) promptly notify each Holder of Registrable Securities who has properly submitted a Questionnaire and promptly confirm such notice in writing (i) when a Shelf Registration Statement has become effective and when any post-effective amendments thereto become effective, (ii) of the issuance by the SEC or any state securities authority of any stop order suspending the effectiveness of a Shelf Registration Statement or the qualification of the Registrable Securities in any jurisdiction described in Section 3(d) hereof or the initiation of any proceedings for that purpose, (iii) of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (iv) of the reasonable determination of the Issuers and the Parent that a post-effective amendment to the Shelf Registration Statement would be appropriate;

(f) obtain the withdrawal of any order suspending the effectiveness of the Shelf Registration Statement as soon as practicable and in any event as required by Section 2 or 3 herefore, and promptly notify each Holder of the withdrawal of any such order;

(g) furnish to each Holder of Registrable Securities who has properly submitted a Questionnaire, without charge, at least one conformed copy of the Shelf Registration Statement relating to such Shelf Registration and any post-effective amendment thereto (without documents incorporated therein by reference or exhibits thereto, unless requested);

(h) cooperate with the selling Holders of Registrable Securities to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends and registered in such names as the selling Holders or the underwriters may reasonably request at least two Business Days prior to the closing of any sale of Registrable Securities pursuant to the Shelf Registration Statement;

(i) promptly after the occurrence of any event specified in Section 3(e)(ii) or 3(e)(iii) (subject to the grace periods set forth in Section 2(a)(iv)) hereof, prepare a supplement or post-effective amendment to the Shelf Registration Statement or the related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities, such Prospectus will not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and the Issuers and the Parent shall notify each Holder to suspend use of the Prospectus as promptly as practicable after the occurrence of such an event, and each Holder hereby agrees to suspend use of the Prospectus until the Parent has amended or supplemented the Prospectus to correct such misstatement or omission;

(j) make reasonably available for inspection by a representative of the Holders of the Registrable Securities, (collectively, the “Inspectors”), at the offices where normally kept, during the Issuers’ and the Parent’s normal business hours, all financial and other records, pertinent organizational and operational documents and properties of the Issuers, the Parent and their respective subsidiaries (collectively, the “Records” ) as shall be reasonably necessary to enable them to exercise any applicable due diligence responsibilities, and cause the officers, trustees and employees of the Parent and its subsidiaries to supply all relevant information in each case reasonably requested by any such Inspector in connection with such Shelf Registration Statement. If the Parent and the Issuers, in good faith, notify the Inspectors that any Records or information are confidential, such Records or information shall not be disclosed to any Inspector except where (i) the release of such Records or information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction or is necessary in connection with any action, suit or proceeding or (ii) such Records or information previously has been made generally available to the public, and each such Holder agrees that Records and information obtained by it as a result of such inspections shall be kept confidential and shall not be used by it as the basis for any market transactions in the securities of the Issuers or the Parent unless and until such is made generally available to the public through no fault of an Inspector or a Holder; and each such Holder of such Registrable Securities further agrees that it will, upon learning that disclosure of such Records or information is sought in a court of competent jurisdiction, or in connection with any action, suit or proceeding, give notice to the Issuers and the Parent and allow the Issuers and the Parent at their expense to undertake appropriate action to prevent disclosure of the Records and information deemed confidential;

(k) comply with all applicable rules and regulations of the SEC so long as any provision of this Agreement shall be applicable;

(l) cooperate with each seller of Registrable Securities covered by a Shelf Registration Statement and their respective counsel in connection with any filings required to be made with FINRA;

(m) if reasonably requested by any Holder of Registrable Securities covered by a Registration Statement, promptly incorporate in a prospectus supplement or post-effective amendment such information with respect to such Holder as such Holder reasonably requests to be included therein and make filings of such prospectus supplement or such post-effective amendment as required by Section 2 hereof; and

(n) the Issuers and the Parent may require each seller of Registrable Securities as to which any registration is being effected to furnish to it such information regarding such seller as may be required by the staff of the SEC to be included in a Shelf Registration Statement; the Issuers and the Parent may exclude from such registration the Registrable Securities of any seller who unreasonably fails to furnish such information within a reasonable time after receiving such request; and the Issuers and the Parent shall have no obligation to register under the Securities Act the Registrable Securities of a seller who so fails to furnish such information.

Each Holder agrees that, upon receipt of a Suspension Period notification pursuant to Section 2(a)(iv) hereof, or upon receipt of any notice from the Issuers or the Parent of the occurrence of any event specified in Section 3(e)(ii), 3(e)(iii), or 3(e)(iv) hereof, such Holder will forthwith discontinue disposition of Registrable Securities pursuant to a Shelf Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 3(i) hereof or until it is advised in writing (the “Advice”) by the Issuers or the Parent that the use of the applicable Prospectus may be resumed.

4. Indemnification and Contribution. (1) The Issuers, the Guarantors and the Parent agree, jointly and severally, to indemnify and hold harmless the Purchaser and each other Holder, their respective affiliates, directors and officers and each Person, if any, who controls the Purchaser or any Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, legal fees and other reasonable expenses incurred in connection with any suit, action or proceeding or any claim asserted, as such fees and expenses are incurred), joint or several, that arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or any Prospectus or any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except insofar as such losses, claims, damages or liabilities arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to the Purchaser or any other Holder furnished to the Issuers, the Guarantors or the Parent in writing by the Purchaser or any other selling Holder expressly for use therein.

(b) Each Holder agrees, severally and not jointly, to indemnify and hold harmless the Issuers, the Guarantors, the Parent and the other selling Holders, their respective affiliates, the partners of the Issuers, the Guarantors or the Parent, each officer of the Parent who signed the Registration Statement and each Person, if any, who controls the Issuers, the Guarantors or the Parent, and any other selling Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the indemnity set forth in paragraph (a) above, but only with respect to any losses, claims, damages or liabilities that arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to such Holder furnished to the Issuers, the Guarantors or the Parent in writing by such Holder expressly for use in any Registration Statement and any Prospectus.

(c) If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any Person in respect of which indemnification may be sought pursuant to either paragraph (a) or (b) above, such Person (the “Indemnified Person”) shall promptly notify the Person against whom such indemnification may be sought (the “Indemnifying Person”) in writing; provided that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have under this Section 4 except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided, further, that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have to an Indemnified Person otherwise than under this Section 4. If any such proceeding shall be brought or asserted against an Indemnified Person and it shall have notified the Indemnifying Person thereof, the Indemnifying Person shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others entitled to indemnification pursuant to this Section 4 that the Indemnifying Person may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding, as incurred. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the contrary; (ii) the Indemnifying Person has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person; (iii) the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Person; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood and agreed that the Indemnifying Person shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons, and that all such fees and expenses shall be reimbursed as they are incurred. Any such separate firm (x) for any Holder, its affiliates, directors and officers and any control Persons of such Holder shall be designated in writing by the Majority Holders and (y) in all other cases shall be designated in writing by the Issuers or the Parent. The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify each Indemnified Person from and against any loss or liability by reason of such settlement or judgment. The Indemnified Person shall notify the Indemnifying Person promptly upon any such settlement or final judgment. Notwithstanding the foregoing sentence, if at any time an Indemnified Person shall have requested that an Indemnifying Person reimburse the Indemnified Person for fees and expenses of counsel as contemplated by this paragraph, the Indemnifying Person shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by the Indemnifying Person of such request and (ii) the Indemnifying Person shall not have reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement. No Indemnifying Person shall, without the written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnification could have been sought hereunder by such Indemnified Person, unless such settlement (A) includes an unconditional release of such Indemnified Person, in form and substance reasonably satisfactory to such Indemnified Person, from all liability on claims that are the subject matter of such proceeding and (B) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

(d) If the indemnification provided for in paragraphs (a) and (b) above is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Person under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Parent, the Issuers and the Guarantors from the offering of the Notes, on the one hand, and by the Holders from receiving Notes or Common Shares (including Common Shares registered under the Securities Act), on the other hand, or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Issuers, the Guarantors or the Parent on the one hand and the Holders on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Issuers, the Guarantors or the Parent on the one hand and the Holders on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Issuers, the Guarantors, the Parent or by the Holders and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) The Issuers, the Guarantors, the Parent, the Purchaser and the other Holders agree that it would not be just and equitable if contribution pursuant to this Section 4 were determined by pro rata allocation (even if the Holders were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (d) above. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages and liabilities referred to in paragraph (d) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Person in connection with any such action or claim. Notwithstanding the provisions of this Section 4, in no event shall a Holder be required to contribute any amount in excess of the amount by which the gross proceeds received by such Holder from the sale of Common Shares exceeds the amount of any damages that such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(f) The remedies provided for in this Section 4 are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Person at law or in equity.

(g) The indemnity and contribution provisions contained in this Section 4 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of the Purchaser or any other Holder, their respective affiliates or any Person controlling the Purchaser or any other Holder, or by or on behalf of the Issuers, the Guarantors or the Parent, their respective affiliates or the officers or directors of or any Person controlling the Issuers, the Guarantors or the Parent, (iii) acceptance of any of Common Shares and (iv) any sale of Registrable Securities pursuant to a Shelf Registration Statement.

5. Underwritten Registration; Participation Therein. In no event will the method of distribution of the Registrable Securities take the form of an underwritten offering without the prior written consent of the Parent (which consent shall not be unreasonably withheld, conditioned or delayed). No Holder may participate in an underwritten registration hereunder unless such Holder (a) agrees to sell such Holder’s Registrable Securities on the basis provided in the underwriting arrangement approved by the Persons entitled hereunder to approve such arrangements and (b) completes and executes all reasonable questionnaires, powers of attorney, indemnities, underwriting agreements, lockup letters and other documents reasonably required under the terms of such underwriting arrangements. In connection with an underwritten registration hereunder and at its expense the Parent will use commercially reasonable efforts to obtain (i) a comfort letter from the Parent’s independent registered public accountants in customary form and covering such matters of the type customarily covered by comfort letters, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement and (ii) an opinion or opinions from counsel for the Parent dated the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinions will be reasonably satisfactory to the managing underwriter(s) and their respective counsel.

6. Selection of Underwriters. The Holders of Registrable Securities covered by the Shelf Registration Statement who desire to do so may sell the Common Shares covered by such Shelf Registration in an underwritten offering, subject to the provisions of Sections 3(1) and 5 hereof. In any such underwritten offering, the underwriter or underwriters and manager or managers that will administer the offering will be selected by the Holders of a majority in aggregate principal amount or number, as the context requires, of the Registrable Securities included in such offering; provided, however, that such underwriters and managers must be reasonably satisfactory to the Issuers and the Parent.

7. Miscellaneous.

(a) No Inconsistent Agreements. Except for the Merger Agreement and the agreements contemplated thereby, none of the Issuers, the Guarantors or the Parent has entered into, and will not enter into, any agreement that is inconsistent with the rights granted to the Holders of Registrable Securities in this Agreement or otherwise conflicts with the provisions hereof. The rights granted to the Holders hereunder do not in any way conflict with and are not inconsistent with the rights granted to the holders of the Issuers’ or the Parent’s other issued and outstanding securities under any such agreements.

(b) Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the Issuers and the Parent have obtained the written consent of Holders of a majority in aggregate principal amount or number, as the context requires, of the outstanding Registrable Securities affected by such amendment, modification, supplement, waiver or departure; provided that no amendment, modification or supplement or waiver or consent to the departure with respect to the provisions of Section 4 hereof shall be effective as against any Holder of Registrable Securities unless consented to in writing by such Holder of Registrable Securities. Notwithstanding the foregoing sentence, (i) this Agreement may be amended, without the consent of any Holder of Registrable Securities, by written agreement signed by the Issuers, the Parent and the Purchaser, to cure any ambiguity, correct or supplement any provision of this Agreement that may be inconsistent with any other provision of this Agreement or to make any other provisions with respect to matters or questions arising under this Agreement which shall not be inconsistent with other provisions of this Agreement and (ii) this Agreement may be amended, modified or supplemented, and waivers and consents to departures from the provisions hereof may be given, by written agreement signed by the Issuers, the Parent and the Purchaser to the extent that any such amendment, modification, supplement, waiver or consent is, in their reasonable judgment, necessary or appropriate to comply with applicable law (including any interpretation of the Staff of the SEC) or any change therein.

(c) Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand-delivery, registered first-class mail, telex, telecopier, or any courier guaranteeing overnight delivery (i) if to a Holder, at the most current address given by such Holder to the Issuers or the Parent by means of a notice given in accordance with the provisions of this Section 7(d), which address initially is, with respect to the Purchaser, the address set forth in the Purchase Agreement; and (ii) if to the Issuers, the Parent or the Guarantors, initially at the Issuers’ address set forth in the Purchase Agreement and thereafter at such other address, notice of which is given in accordance with the provisions of this Section 7(d).

All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt is acknowledged, if telecopied; and on the next Business Day, if timely delivered to an air courier guaranteeing overnight delivery.

(d) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors, assigns and transferees of the Purchaser, including, without limitation and without the need for an express assignment, subsequent Holders; provided, however, that nothing herein shall be deemed to permit any assignment, transfer or other disposition of Registrable Securities in violation of the terms of the Purchase Agreement, the indenture relating to the Notes or the charter of the Parent. If any transferee of any Holder shall acquire Registrable Securities, in any manner, whether by operation of law or otherwise, such Registrable Securities shall be held subject to all of the terms of this Agreement, and by taking and holding such Registrable Securities, such Person shall be conclusively deemed to have agreed to be bound by and to perform all of the terms and provisions of this Agreement and such Person shall be entitled to receive the benefits hereof.

(e) Third Party Beneficiaries. Each Holder shall be a third party beneficiary of the agreements made hereunder among the Issuers, the Guarantors, the Parent and the Purchaser, and the Purchaser shall have the right to enforce such agreements directly to the extent it deems such enforcement necessary or advisable to protect its rights or the rights of other Holders hereunder.

(f) Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(g) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(h) GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THE VALIDITY AND INTERPRETATION OF THIS AGREEMENT, AND THE TERMS AND CONDITIONS SET FORTH HEREIN, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY PROVISIONS RELATING TO CONFLICTS OF LAWS. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE MATTERS CONTEMPLATED HEREBY, IRREVOCABLY WAIVES ANY DEFENSE OF LACK OF PERSONAL JURISDICTION AND IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(i) Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

(j) Registrable Securities Held by the Parent or its Affiliates. Whenever the consent or approval of Holders of a specified percentage of Registrable Securities is required hereunder, Registrable Securities held by the Parent or any of its Affiliates (other than the Purchaser) shall not be counted in determining whether such consent or approval was given by the Holders of such required percentage.

(k) No Other Obligation to Register. Except as otherwise expressly provided in this Agreement, the Issuers and the Parent shall have no obligation to the Holders to register the Registrable Securities under the Securities Act.

(l) Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be the complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein, with respect to such subject matter. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Very truly yours,

CLEARWIRE CORPORATION

By:	/s/ Hope F. Cochran
Name:	Hope F. Cochran
Title:	Chief Financial Officer

CLEARWIRE COMMUNICATIONS LLC

By:	/s/ Hope F. Cochran
Name:	Hope F. Cochran
Title:	Chief Financial Officer

CLEARWIRE FINANCE, INC.

By:	/s/ Hope F. Cochran
Name:	Hope F. Cochran
Title:	Chief Financial Officer

GUARANTORS:

CLEARWIRE LEGACY LLC CLEARWIRE XOHM LLC

By:	Clearwire Communications, LLC, as manager

By:	/s/ Hope F. Cochran
Name:	Hope F. Cochran
Title:	Chief Financial Officer

CLEAR MANAGEMENT SERVICES LLC

CLEAR WIRELESS, LLC CLEARWIRE IP HOLDINGS LLC CLEARWIRE SPECTRUM HOLDINGS III LLC

By:	Clearwire Communications, LLC, as manager

By:	/s/ Hope F. Cochran
Name:	Hope F. Cochran
Title:	Chief Financial Officer

CLEAR GLOBAL SERVICES LLC
CLEAR PARTNER HOLDINGS LLC By: Clear Wireless LLC, as member

By:	/s/ Hope F. Cochran
Name:	Hope F. Cochran
Title:	Chief Financial Officer

CLEARWIRE TELECOMMUNICATIONS SERVICES, LLC

FIXED WIRELESS HOLDINGS, LLC CLEARWIRE SPECTRUM HOLDINGS II LLC CLEARWIRE SPECTRUM HOLDINGS LLC

By:	Clearwire Legacy LLC, as member

By:	/s/ Hope F. Cochran
Name:	Hope F. Cochran
Title:	Chief Financial Officer

ALDA WIRELESS HOLDINGS, LLC

AMERICAN TELECASTING DEVELOPMENT, LLC

AMERICAN TELECASTING OF ANCHORAGE, LLC

AMERICAN TELECASTING OF BEND, LLC

AMERICAN TELECASTING OF COLUMBUS, LLC

AMERICAN TELECASTING OF DENVER, LLC

AMERICAN TELECASTING OF FORT MYERS, LLC

AMERICAN TELECASTING OF FT. COLLINS, LLC

AMERICAN TELECASTING OF GREEN BAY, LLC

AMERICAN TELECASTING OF LANSING, LLC

AMERICAN TELECASTING OF LINCOLN, LLC

AMERICAN TELECASTING LITTLE ROCK, LLC

AMERICAN TELECASTING OF LOUISVILLE, LLC

AMERICAN TELECASTING OF MEDFORD, LLC

AMERICAN TELECASTING OF MICHIANA, LLC

AMERICAN TELECASTING OF MONTEREY, LLC

AMERICAN TELECASTING OF REDDING, LLC

AMERICAN TELECASTING OF SANTA BARBARA, LLC

AMERICAN TELECASTING OF SEATTLE, LLC

AMERICAN TELECASTING OF SHERIDAN, LLC

AMERICAN TELECASTING OF YUBA CITY, LLC

ATI OF SANTA ROSA, LLC

ATI SUB, LLC

ATL MDS, LLC

BAY AREA CABLEVISION, LLC

BROADCAST CABLE, LLC

FRESNO MMDS ASSOCIATES, LLC

KENNEWICK LICENSING, LLC

NSAC, LLC

PCTV GOLD II, LLC

PCTV OF SALT LAKE CITY, LLC

PCTV SUB, LLC

PEOPLE’S CHOICE TV OF ALBUQUERQUE, LLC

PEOPLE’S CHOICE TV OF HOUSTON, LLC

PEOPLE’S CHOICE TV OF ST. LOUIS, LLC

SPEEDCHOICE OF DETROIT, LLC

SCC X, LLC

SPEEDCHOICE OF PHOENIX, LLC

SPRINT (BAY AREA), LLC

TDI ACQUISITION SUB, LLC

TRANSWORLD TELECOM II, LLC

WAVEPATH SUB, LLC

WBS OF AMERICA, LLC

WBS OF SACRAMENTO, LLC

WBSFP LICENSING, LLC

WBSY LICENSING, LLC

WCOF, LLC

WIRELESS BROADBAND SERVICES OF AMERICA, LLC

By:	Clearwire XOHM LLC, as manager

By:	/s/ Hope F. Cochran
Name:	Hope F. Cochran
Title:	Chief Financial Officer

CONFIRMED AND ACCEPTED, as of the date first above written:

SPRINT NEXTEL CORPORATION

By:	/s/ Charles R. Wunsch
Name:	Charles R. Wunsch
Title:	Senior Vice President, General Counsel and Corporate Secretary

Schedule 1

Guarantors

CLEARWIRE LEGACY LLC

CLEARWIRE XOHM LLC

CLEAR MANAGEMENT SERVICES LLC

CLEAR WIRELESS, LLC

CLEARWIRE IP HOLDINGS LLC

CLEARWIRE SPECTRUM HOLDINGS III LLC

CLEAR GLOBAL SERVICES LLC

CLEAR PARTNER HOLDINGS LLC

CLEARWIRE TELECOMMUNICATIONS SERVICES, LLC

FIXED WIRELESS HOLDINGS, LLC

CLEARWIRE SPECTRUM HOLDINGS II LLC

CLEARWIRE SPECTRUM HOLDINGS LLC

ALDA WIRELESS HOLDINGS, LLC

AMERICAN TELECASTING DEVELOPMENT, LLC

AMERICAN TELECASTING OF ANCHORAGE, LLC

AMERICAN TELECASTING OF BEND, LLC

AMERICAN TELECASTING OF COLUMBUS, LLC

AMERICAN TELECASTING OF DENVER, LLC

AMERICAN TELECASTING OF FORT MYERS, LLC

AMERICAN TELECASTING OF FT. COLLINS, LLC

AMERICAN TELECASTING OF GREEN BAY, LLC

AMERICAN TELECASTING OF LANSING, LLC

AMERICAN TELECASTING OF LINCOLN, LLC

AMERICAN TELECASTING LITTLE ROCK, LLC

AMERICAN TELECASTING OF LOUISVILLE, LLC

AMERICAN TELECASTING OF MEDFORD, LLC

AMERICAN TELECASTING OF MICHIANA, LLC

AMERICAN TELECASTING OF MONTEREY, LLC

AMERICAN TELECASTING OF REDDING, LLC

AMERICAN TELECASTING OF SANTA BARBARA, LLC

AMERICAN TELECASTING OF SEATTLE, LLC

AMERICAN TELECASTING OF SHERIDAN, LLC

AMERICAN TELECASTING OF YUBA CITY, LLC

ATI OF SANTA ROSA, LLC

ATI SUB, LLC

ATL MDS, LLC

BAY AREA CABLEVISION, LLC

BROADCAST CABLE, LLC

FRESNO MMDS ASSOCIATES, LLC

KENNEWICK LICENSING, LLC

NSAC, LLC

PCTV GOLD II, LLC

PCTV OF SALT LAKE CITY, LLC

PCTV SUB, LLC

PEOPLE’S CHOICE TV OF ALBUQUERQUE, LLC

PEOPLE’S CHOICE TV OF HOUSTON, LLC

PEOPLE’S CHOICE TV OF ST. LOUIS, LLC

SPEEDCHOICE OF DETROIT, LLC

SCC X, LLC

SPEEDCHOICE OF PHOENIX, LLC

SPRINT (BAY AREA), LLC

TDI ACQUISITION SUB, LLC

TRANSWORLD TELECOM II, LLC

WAVEPATH SUB, LLC

WBS OF AMERICA, LLC

WBS OF SACRAMENTO, LLC

WBSFP LICENSING, LLC

WBSY LICENSING, LLC

WCOF, LLC

WIRELESS BROADBAND SERVICES OF AMERICA, LLC

Appendix A

Form of Selling Securityholder Notice and Questionnaire

The undersigned beneficial holder of 1.00% Exchangeable Notes due 2018 (the “Notes”) of Clearwire Communications LLC (the “Company”) and Clearwire Finance, Inc. (“Finance Co” and, together with the Company, the “Issuers”) or Registrable Securities (as defined in the Registration Rights Agreement), understands that Parent has filed or intends to file with the Securities and Exchange Commission a registration statement (the “Shelf Registration Statement”) for the registration and resale under Rule 415 of the Securities Act of 1933, as amended, of the Registrable Securities in accordance with the terms of the Registration Rights Agreement, dated as of             , 20            (the “Registration Rights Agreement”), among the Issuers, Parent, the guarantors party thereto (the “Guarantors”) and the Purchaser named therein. A copy of the Registration Rights Agreement is available from Parent upon request at the address set forth below. All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Registration Rights Agreement.

Each beneficial owner of Registrable Securities is entitled to the benefits of the Registration Rights Agreement. In order to sell or otherwise dispose of any Registrable Securities pursuant to the Shelf Registration Statement, a beneficial owner of Registrable Securities generally will be required to be named as a Selling Securityholder (as defined below) in the related prospectus, deliver a prospectus to purchasers of Registrable Securities and be bound by those provisions of the Registration Rights Agreement applicable to such beneficial owner (including certain indemnification provisions as described below). Beneficial owners are encouraged to complete, exe-cute and deliver this Questionnaire prior to the effectiveness of the Shelf Registration Statement so that such beneficial owners may be named as Selling Securityholders in the related prospectus at the time of effectiveness. Any beneficial owner of Registrable Securities wishing to include its Registrable Securities must deliver to Parent a properly completed and signed Questionnaire.

Certain legal consequences arise from being named as Selling Securityholders in the Shelf Registration Statement and the related prospectus. Accordingly, holders and beneficial owners of Registrable Securities are advised to consult their own securities law counsel regarding the con-sequences of being named or not being named as a Selling Securityholder in the Shelf Registration Statement and the related prospectus.

Notice

The undersigned beneficial owner (the “Selling Securityholder”) of Registrable Securities hereby gives notice to the Issuers and Parent of its intention to sell or otherwise dispose of Registrable Securities beneficially owned by it and listed below in Item 3(b) pursuant to the Shelf Registration Statement at some point. The undersigned, by signing and returning this Notice and Questionnaire, understands that it will be bound by the terms and conditions of this Notice and Questionnaire and the Registration Rights Agreement.

Pursuant to the Registration Rights Agreement, the undersigned has agreed to indemnify and hold harmless the Issuers, Parent, the Guarantors, and the other selling Holders, their respective affiliates, the partners of the Issuers, the Guarantors or the Parent, each officer of the Parent who signed the Registration Statement and each Person, if any, who controls the Issuers, the Guarantors or the Parent, and any other selling Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from and against some losses arising in connection with statements concerning the undersigned made in the Registration Statement or the related prospectus in reliance upon the information provided in this Questionnaire.

The undersigned hereby provides the following information to the Issuers and Parent and represents and warrants that such information is accurate and complete:

Questionnaire

1. (a) Full Legal Name of Selling Securityholder:

(b) Full Legal Name of Registered Holder (if not the same as (a) above) through which Registrable Securities listed in Item (3) below are held:

(c) Full Legal Name of DTC Participant (if applicable and if not the same as (b) above) through which Registrable Securities listed in Item (3) below are held:

2. Address for Notices to Selling Securityholder:

Telephone:

Fax:

Email address:

Contact Person:

3. Beneficial Ownership of Registrable Securities:

Except as set forth below in this Item (3), the undersigned Selling Securityholder does not beneficially own any Registrable Securities.

(a) Number of shares of Registrable Securities (as defined in the Registration Rights Agreement) beneficially owned:

(b) Number of shares of the Registrable Securities which the undersigned wishes to be included in the Shelf Registration Statement:

4. Beneficial Ownership of other Clearwire Corporation securities owned by the Selling Securityholder:

Except as set forth below in this Item (4), the undersigned is not the beneficial or registered owner of any securities of Clearwire Corporation other than the Registrable Securities listed above in Item (3).

(a) Type and amount of other securities beneficially owned by the Selling Securityholder:

(b) CUSP No(s). of such other securities beneficially owned:

5. Relationship with Clearwire Corporation:

(a) Have you or any of your affiliates, officers, directors or principal equity holders (owners of 5% or more of the equity securities of the Selling Securityholder) held any position or office or have you had any other material relationship with Clearwire Corporation (or its predecessors or affiliates) within the past three years?

£ Yes.

£ No.

(b) If so, please state the nature and duration of your relationship with Clearwire Corporation:

6. (a) Broker-Dealer Status

Is the Selling Securityholder a broker-dealer registered pursuant to Section 15 of the Exchange Act?

£ Yes.

£ No.

Note that we will be required to identify any registered broker-dealer as an underwriter in the prospectus. If so, please answer the remaining questions in this section.

If the Selling Securityholder is a registered broker-dealer, please indicate whether the Selling Securityholder purchased its Registrable Securities for investment or acquired them as transaction-based compensation for investment banking or similar services.

If the Selling Securityholder is a registered broker-dealer and received its Registrable Securities other than as transaction-based compensation, Parent is required to identify you as an underwriter in the Shelf Registration Statement and related prospectus.

(b) Affiliation with Broker-Dealers:

Is the Selling Securityholder an affiliate of a registered broker-dealer? For purposes of this Item 5(b), an “affiliate” of a specified person or entity means a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person or entity specified.

£ Yes.

£ No.

If so, please answer the remaining questions in this section.

(i) Please describe the affiliation between the Selling Securityholder and any registered broker-dealers:

(ii) If the Notes were purchased by the Selling Securityholder other than in the ordinary course of business, please describe the circumstances:

(iii) If the Selling Securityholder, at the time of its purchase of Registrable Securities, has had any agreements or understandings, directly or indirectly, with any person to distribute the Registrable Securities, please describe such agreements or understandings:

Note that if the Selling Securityholder is an affiliate of a broker-dealer and did not purchase its notes in the ordinary course of business or at the time of the purchase had any agreements or understandings, directly or indirectly, to distribute the securities, we must identify the Selling Securityholder as an underwriter in the prospectus.

7. Nature of Beneficial Holding. The purpose of this question is to identify the ultimate natural person(s) or publicly held entity that exercise(s) sole or shared voting or disparities power over the Registrable Securities.

(a) Is the Selling Securityholder a natural person?

£ Yes.

£ No.

(b) Is the Selling Securityholder required to file, or is it a wholly owned subsidiary of a company that is required to file, periodic and other reports (for example, Forms 10-K, 10-Q and 8-K) with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Exchange Act?

£ Yes.

£ No.

(c) State whether the Selling Securityholder is an investment company, or a subsidiary of an investment company, registered under the Investment Company Act of 1940, as amended:

£ Yes.

£ No.

(d) If a subsidiary, please identify the publicly held parent entity:

If you answered “No” to questions (a), (b) and (c) above, please identify the controlling per-son(s) of the Selling Securityholder (the “Controlling Entity”). If the Controlling Entity is not a natural person or a publicly held entity, please identify each controlling person(s) of such Controlling Entity. This process should be repeated until you reach natural persons or a publicly held entity that exercise sole or shared voting or disparities power over the Registrable Securities:

*** PLEASE NOTE THAT THE SECURITIES AND EXCHANGE COMMISSION REQUIRES THAT THESE NATURAL PERSONS BE NAMED IN THE PROSPECTUS ***

If you need more space for this response, please attach additional sheets of paper. Please be sure to indicate your name and the number of the item being responded to on each such additional sheet of paper, and to sign each such additional sheet of paper before attaching it to this Questionnaire. Please note that you may be asked to answer additional questions depending on your responses to the above questions.

8. Plan of Distribution:

Except as set forth below, the undersigned (including its donees or pledgees) intends to distribute the Registrable Securities listed above in Item (3) pursuant to the Shelf Registration Statement only as follows (if at all): such Registrable Securities may be sold from time to time directly by the undersigned or alternatively through underwriters, broker-dealers or agents. If the Registrable Securities are sold through underwriters, broker-dealers or agents, the Selling Securityholder will be responsible for underwriting discounts or commissions or agent’s commissions. Such Registrable Securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Registrable Securities may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or services or in the over-the-counter market or (iv) through the writing of options. The Selling Securityholder may pledge or grant a security interest in some or all of the Registrable Securities owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the Registrable Securities from time to time pursuant to the prospectus. The Selling Securityholder also may transfer and donate shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling Securityholder for purposes of the prospectus.

State any exceptions here:

Note: In no event may such method(s) of distribution take the form of an underwritten offering of the Registrable Securities without the prior agreement of Clearwire Corporation (which agreement shall not be unreasonably withheld, conditioned or delayed).

By returning this Questionnaire, the selling securityholder will be deemed to be aware of the foregoing interpretation.

9. Securities Received From Named Selling Securityholder:

Did the Selling Securityholder receive its Registrable Securities listed above in Item 3 as a transferee from selling securityholder(s) previously identified in the Shelf Registration Statement?

£ Yes.

£ No.

If so, please answer the remaining questions in this section.

(i) Did the Selling Securityholder receive such Registrable Securities listed above in Item (3) from the named selling securityholder(s) prior to the effectiveness of the Shelf Registration Statement?

£ Yes.

£ No.

Identify below the name(s) of the selling securityholder(s) from whom the Selling Securityholder received the Registrable Securities listed above in Item (3) and the date on which such securities were received.

The undersigned acknowledges that it understands its obligation to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M thereunder (or any successor rules or regulations), in connection with any offering of Registrable Securities pursuant to the Shelf Registration Statement. The undersigned agrees that neither it nor any person acting on its behalf will engage in any transaction in violation of such provisions.

The Selling Securityholder hereby acknowledges its obligations under the Registration Rights Agreement to indemnify and hold harmless certain persons set forth therein.

Pursuant to the Registration Rights Agreement, the Issuers, Parent and the Guarantors have agreed under certain circumstances to indemnify the Selling Securityholders against certain liabilities.

In accordance with the undersigned’s obligation under the Registration Rights Agreement to provide such information as may be required by law for inclusion in the Shelf Registration Statement, the undersigned agrees to provide any additional information the Issuers and Parent may reasonably request and to promptly notify the Issuers and Parent of any inaccuracies or changes in the information provided that may occur at any time while the Shelf Registration Statement remains effective. All notices hereunder and pursuant to the Registration Rights Agreement shall be made in writing by hand-delivery, first-class mail, or air courier guaranteeing overnight delivery as follows:

To the Issuers and Parent:

Clearwire Corporation

1475 120th Ave. NE

Bellevue, Washington 98005

Attention: Legal Department

In the event any Selling Securityholder transfers all or any portion of the Registrable Securities listed in Item 3 above after the date on which such information is provided to the Issuers and Parent, the Selling Securityholder will notify the transferee(s) at the time of transfer of its rights and obligations under this Questionnaire and the Registration Rights Agreement.

By signing this Questionnaire, the undersigned consents to the disclosure of the information contained herein in its answers to items (1) through (7) above and the inclusion of such information in the Shelf Registration Statement, the related prospectus and any state securities or Blue Sky applications. The undersigned understands that such information will be relied upon by the Issuers and Parent without independent investigation or inquiry in connection with the preparation or amendment of the Shelf Registration Statement, the related prospectus and any state securities or Blue Sky applications.

Once this Questionnaire is executed by the Selling Securityholder and received by the Issuers and Parent, the terms of this Questionnaire and the representations and warranties contained herein shall be binding on, shall inure to the benefit of, and shall be enforceable by the respective successors, heirs, personal representatives and assigns of the Issuers and Parent and the Selling Securityholder with respect to the Registrable Securities beneficially owned by such Selling Securityholder and listed in Item (3) above. This Questionnaire shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflicts-of-laws provisions thereof.

IN WITNESS WHEREOF, the undersigned, by authority duly given, has caused this Questionnaire to be executed and delivered either in person or by its authorized agent.

Dated:

Beneficial Owner:

By:
Name:
Title:

Please return the completed and executed notice and questionnaire to:

Clearwire Corporation

1475 120th Ave. NE

Bellevue, Washington 98005

Attention: Legal Department

Annex I

STOCK DELIVERY AGREEMENT

This agreement (“Agreement”) is made and entered into as of March 1, 2013 by and among Clearwire Communications LLC, a Delaware limited liability company (“Clearwire Communications”), Clearwire Finance, Inc., a Delaware corporation (“Clearwire Finance” and together with Clearwire Communications, the “Issuers”), and Clearwire Corporation, a Delaware corporation (“Parent”).

WHEREAS, Parent is the managing member of Clearwire Communications, and Clearwire Communications is the sole owner of Clearwire Finance;

WHEREAS, the Issuers and Parent have entered into a Note Purchase Agreement dated as of December 17, 2012, as amended by the First Amendment to the Note Purchase Agreement, dated as of January 31, 2013, and the Second Amendment to the Note Purchase Agreement, dated as of February 26, 2013, (as amended, the “Purchase Agreement”) with Sprint Nextel Corporation (the “Purchaser”), providing for the issuance and sale by the Issuers pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), of up to $800 million in aggregate principal amount of the Issuers’ 1.00% Exchangeable Notes due 2018 (the “Notes”) to the Purchaser, which Notes are exchangeable under certain circumstances into shares of Class A common stock, par value $0.0001 per share, of Parent (the “Class A Shares”) or, at the Purchaser’s option, Class B common stock of the Parent (the “Class B Shares”) and Class B common units of Clearwire Communications; and

NOW, THEREFORE, in consideration of the foregoing and in consideration of the mutual covenants contained herein, the parties agree as follows:

Agreement

1.If the Issuers are required or choose to deliver Class A Shares to the holders of the Notes in accordance with the terms of the Notes and the Indenture, dated as of March 1, 2013 (the “Indenture”), by and among the Issuers, the guarantors party thereto, and Wilmington Trust, National Association, as trustee (the “Trustee”), related to the Notes, then, to the extent necessary to enable the Issuers to satisfy such obligation, Parent agrees to issue to the holders of the Notes the number of Class A Shares that the Issuers are obligated to deliver, and the Issuers hereby direct Parent to deliver, or cause to be delivered, such Class A Shares to the holders of the Notes on behalf of the Issuers in accordance with the Indenture. Any Class A Shares delivered by Parent to the holders of the Notes on behalf of the Issuers shall be upon issuance fully paid and non-assessable by Parent and free from all taxes, liens and charges with respect to the issue thereof.

2. If the Class A Shares are listed on a national securities exchange or automated quotation system, Parent agrees to use its reasonable best efforts to cause the Class A Shares required to be delivered by the Issuers to the holders of the Notes upon exchange of the Notes to be listed on such national securities exchange or automated quotation system.

3. If the Issuers are required or choose to deliver Class B Units and Class B Shares to the holders of the Notes in accordance with the terms of the Notes and the Indenture, then, to the extent necessary to enable the Issuers to satisfy such obligation, the Issuers agree to deliver to the holders of the Notes the number of Class B Units that they are required to deliver and Parent agrees to issue to the holders of the Notes the number of Class B Shares that the Issuers are obligated to deliver, and the Issuers hereby direct Parent to deliver, or cause to be delivered, such Class B Shares to the holders of the Notes on behalf of the Issuers in accordance with the Indenture. Any Class B Units and Class B Shares delivered by the Issuers and Parent to the holders of the Notes on behalf of the Issuers shall be upon issuance by the Issuers or Parent free from all taxes, liens and charges with respect to the issue thereof and, in the case of the Class B Shares, fully paid and non-assessable.

4. Parent hereby agrees that if Parent issues “restricted securities” (within the meaning of Rule 144(a)(3) under the Act) to holders of the Notes pursuant to paragraph 1 hereof, Parent shall make available and deliver to such holders such information and reports as Clearwire Communications would be required pursuant to the Indenture to provide to such holders of the Notes; provided that if Parent or Clearwire Communications has electronically filed with the Securities and Exchange Commission’s Next-Generation EDGAR system (or any successor system) the reports described in Section 10.06(a) of the Indenture (including any consolidating information required by Section 10.06(b) of the Indenture, unless otherwise provided to the Trustee and the Holders), Parent and the Issuers shall be deemed to have satisfied the requirements of this paragraph 3.

5. Parent hereby agrees to notify the Issuers promptly upon the occurrence of any event that would cause an adjustment to the amount of Class A Shares or Class B Units and Class B Shares, as applicable, required to be delivered by the Issuers upon exchange of the Notes as set forth in the Indenture.

6. Upon any such issuance of Class A Shares, Clearwire Communications shall, in accordance with Section 7.6 and Section 7.7 of its Amended and Restated Operating Agreement (as amended, the “Operating Agreement”), issue to Parent on a concurrent basis a number of (a) “Voting Units” and a number of “Class A Common Units,” (each as defined in the Operating Agreement) in each case equal to the number of Class A Shares so issued. Upon any such issuance of Class B Units and Class B Shares, Clearwire Communications shall, in accordance with Section 7.7 of its Operating Agreement issue to Parent on a concurrent basis a number of “Voting Units” (as defined in the Operating Agreement) equal to the number of Class B Shares so issued.

7. The Issuers hereby agree to indemnify Parent and each of its directors and officers (each, an “Indemnified Party”) against, and agree to hold, save and defend each Indemnified Party harmless from, any loss, expense or damage (including, without limitation, reasonable attorneys’ fees and expenses and court costs actually incurred) suffered or incurred by an Indemnified Party by reason of anything such Indemnified Party may in good faith do or refrain from doing for or on behalf of the Issuers pursuant to this Agreement; provided, however, that the Issuers shall not be required to indemnify an Indemnified Party for any loss, expense or damage that such Indemnified Party may suffer or incur as a result of its willful misconduct or gross negligence.

8. Miscellaneous.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF.

(b) Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Indenture.

(c) In the event that any claim of inconsistency between this Agreement and the terms of the Indenture arise, as they may from time to time be amended, the terms of the Indenture shall control.

(d) If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an agreement among us to the full extent permitted by applicable law.

(e) The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights to any other person, except that the holders of the Notes shall be deemed third-party beneficiaries of this Agreement and shall be entitled to enforce the provisions of this Agreement as if they were parties hereto.

(f) This Agreement may not be assigned by either party without the prior written consent of both parties.

(g) Notwithstanding paragraph 7(e) herein, the Issuers and Parent may amend, modify or waive any provision of this Agreement without the consent of the holders of the Notes. If any provision of this Agreement is amended, modified or waived, Clearwire Communications shall promptly thereafter notify the holders of the Notes and the Trustee of such amendment, modification or waiver.

[The remainder of the page has been left blank intentionally.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year above written.

CLEARWIRE COMMUNICATIONS LLC

By:	/s/ Hope F. Cochran
Name:	Hope F. Cochran
Title:	Chief Financial Officer

CLEARWIRE FINANCE, INC.

By:	/s/ Hope F. Cochran
Name:	Hope F. Cochran
Title:	Chief Financial Officer

CLEARWIRE CORPORATION

By:	/s/ Hope F. Cochran
Name:	Hope F. Cochran
Title:	Chief Financial Officer

[Signature Page for Stock Delivery Agreement]

Annex J

December 16, 2012

Special Committee of the Board of Directors

Clearwire Corporation

1425 120th Avenue NE

Bellevue, WA 98005

Audit Committee of the Board of Directors

Clearwire Corporation

1425 120th Avenue NE

Bellevue, WA 98005

Ladies and Gentlemen:

We understand that Clearwire Corporation (the “Company”) proposes to enter into (i) an Agreement and Plan of Merger, by and among the Company, Sprint Nextel Corporation (“Acquiror”) and Collie Acquisition Corp. (“Merger Sub”), a wholly owned subsidiary of Acquiror (the “Merger Agreement”), pursuant to which, among other things, (a) Merger Sub will be merged with and into the Company (the “Transaction”) and (b) each share of Class A common stock, par value $0.000l per share (the “Shares”), of the Company that is issued and outstanding immediately prior to the effective time of the Transaction (other than (x) Shares held by any holder who properly demands appraisal rights in respect of such Shares and has not effectively withdrawn such demand immediately prior to the effective time, (y) Shares held by Acquiror, SOFTBANK CORP. (“SoftBank”) and their respective affiliates and (z) Shares held by the Company or any wholly owned subsidiary of the Company or held in the Company’s treasury) will be converted into the right to receive an amount in cash equal to $2.97 (the “Consideration”) and (ii) a Note Purchase Agreement, by and among the Company, certain affiliates of the Company and Acquiror, pursuant to which Acquiror will purchase from certain affiliates of the Company exchangeable notes in the aggregate principal amount of up to $800 million (the “Interim Financing”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

The Special Committee of the Board of Directors of the Company (the “Special Committee”) has requested our opinion as to the fairness, from a financial point of view, to the holders of Shares (other than Acquiror, SoftBank and their respective affiliates) of the Consideration to be paid to such holders pursuant to the Merger Agreement.

We have acted as financial advisor to the Special Committee in connection with, and have participated in certain of the negotiations leading to, the Transaction. We will receive a fee for our services in connection with the Transaction, a substantial portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.

We are a securities firm engaged directly and through affiliates in a number of investment banking, financial advisory and merchant banking activities. We have not in the past two years provided investment banking or

Special Committee of the Board of Directors

Audit Committee of the Board of Directors

Clearwire Corporation

December 16, 2012

other services to the Company. We have not in the past two years provided, and are not currently providing, investment banking or other services to Acquiror or SoftBank. We may provide investment banking or other services to the Company, Acquiror, SoftBank or their respective affiliates in the future, for which we may receive compensation.

In connection with this opinion, we have reviewed, among other things: (i) a draft, dated December 14, 2012, of the Merger Agreement (the “Draft Agreement”) and certain documents related to the Interim Financing; (ii) the Annual Reports on Form 10-K of the Company for the years ended December 31, 2009, 2010 and 2011; (iii) certain interim reports to stockholders, including Quarterly Reports on Form l0-Q of the Company; (iv) certain publicly available research analyst reports for the Company; (v) certain other communications from the Company to its stockholders; and (vi) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company, including certain financial forecasts, analyses and projections relating to the Company prepared by management of the Company and furnished to us by the Company (the “Internal Data”). We have conducted discussions with members of the senior management and representatives of the Company regarding their assessment of the Internal Data, the Interim Financing and the strategic rationale for the Transaction. We have also reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared that data with similar data for certain other companies, the securities of which are publicly traded, and we compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant. In addition, we conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

We have not assumed any responsibility for independent verification of any of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with the consent of the Special Committee, relied upon such information as being complete and accurate. In that regard, we have assumed, at the direction of the Special Committee, that the Internal Data has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and we have relied, at the direction of the Special Committee, on the Internal Data for purposes of our analysis and this opinion. We express no view or opinion as to the Internal Data or the assumptions on which it is based. In addition, at the direction of the Special Committee, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company. We have assumed, at the direction of the Special Committee, that the final executed Merger Agreement will not differ in any respect material to our analysis or this opinion from the Draft Agreement reviewed by us and that the Transaction will be consummated in accordance with the terms of the Merger Agreement, without the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion. In addition, we have assumed that in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction condition or other change will be imposed, the effect of which would be material to our analysis or this opinion. We have not evaluated and do not express any opinion as to the solvency or fair value of the Company, or the ability of the Company to pay its obligations when they come due, or as to the impact of the Transaction on such matters under any state, federal, or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.

Special Committee of the Board of Directors

Audit Committee of the Board of Directors

Clearwire Corporation

December 16, 2012

We express no view herein as to, and our opinion does not address, the Company’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. In connection with our engagement and at the direction of the Special Committee, we were requested to approach, and we held discussions with, selected third parties to solicit indications of interest in the possible acquisition of certain assets of the Company. This opinion is limited to and addresses only the fairness, from a financial point of view, to the holders of Shares (other than Acquiror, SoftBank and their respective affiliates), as of the date hereof, of the Consideration to be paid to such holders pursuant to the Merger Agreement. We have not been asked to, nor do we, express any view herein on, and our opinion does not address, any other term or aspect of the Merger Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any term or aspect of the Interim Financing or any other agreements or arrangements contemplated by the Merger Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any other class of securities, creditors, or other constituencies of the Company or any party. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the Transaction, whether relative to the Consideration to be paid to the holders of the Shares pursuant to the Merger Agreement or otherwise. Our opinion is necessarily based on economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. Our opinion does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote or otherwise act with respect to the Transaction or any other matter.

Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Special Committee and the Audit Committee of the Board of Directors of the Company in connection with and for purposes of their consideration of the Transaction. This opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion, as of the date hereof, that the Consideration to be paid to the holders of the Shares pursuant to the Merger Agreement is fair, from a financial point of view, to such holders (other than Acquiror, SoftBank and their respective affiliates).

Very truly yours,

CENTERVIEW PARTNERS LLC

Annex K

December 16, 2012

The Board of Directors of

Clearwire Corporation

1475 120th Avenue Northeast

Bellevue, Washington 98005

Members of the Board of Directors:

We understand that Clearwire Corporation, a Delaware corporation (the “Company”), proposes to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Agreement”), with Sprint Nextel Corporation, a Kansas corporation (“Parent”), and Collie Acquisition Corp. (“Merger Sub”), a Delaware corporation and wholly-owned subsidiary of Parent, pursuant to which Merger Sub will be merged with and into the Company in a merger (the “Merger”) in which all of the issued and outstanding shares of Class A common stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”), other than shares owned by Parent or any direct or indirect wholly owned subsidiary of Parent and Dissenting Shares (as defined in the Agreement), will be converted into the right to receive $2.97 per share, in cash without interest (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement and terms used herein and not defined shall have the meanings ascribed thereto in the Agreement.

The Board of Directors has asked us whether, in our opinion, the Merger Consideration to be received by the holders of shares of Class A Common Stock (other than Parent or Softbank, any of their respective direct or indirect wholly owned subsidiaries and any holder of Dissenting Shares) is fair, from a financial point of view, to such holders.

In connection with rendering our opinion, we have, among other things:

(i) reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant, including publicly available research analysts’ estimates;

(ii) reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to the Company prepared and furnished to us by management of the Company;

(iii) reviewed certain non-public projected financial data relating to the Company prepared and furnished to us by management of the Company (the “Management Projections”);

(iv) discussed with management of the Company, the Company’s past and current operations, financial projections and current financial condition, including the Company’s liquidity position and capital needs (and including management’s views on the risks and uncertainties related to the foregoing);

(v) reviewed the reported prices and the historical trading activity of the shares of Class A Common Stock;

(vi) compared the valuation multiples relating to the Merger with those of certain other transactions that we deemed relevant;

(vii) reviewed a draft of the Agreement dated December 14, 2012, which we have assumed is in substantially final form and from which we assume the final form will not vary in any material respect to our analysis;

(viii) reviewed drafts of the Note Purchase Agreement and the indenture relating to the Notes, each dated December 14, 2012, which we have assumed are in substantially final form and from which we assume the final form will not vary in any material respect to our analysis; and

(ix) performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the Management Projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company under the business assumptions reflected therein. We express no view as to any projected financial data relating to the Company or the assumptions on which they are based.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Merger will be satisfied without material waiver or modification thereof. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Merger or materially reduce the benefits to the holders of the Class A Common Stock in the Merger.

We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion. You have advised us that the Company does not expect to generate cumulative positive cash flows during the next twelve months, that the Company will need to raise substantial additional capital to fund its business and meet its financial obligations beyond the next twelve months and that the ability of the Company to successfully fulfill its additional capital needs in a timely manner is uncertain. In arriving at our opinion, we have taken these views into account, as well as the impact of the Company’s liquidity position and capital needs on the execution of the Company’s business plan.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of the Class A Common Stock (other than Parent or Softbank, any of their respective direct or indirect wholly owned subsidiaries and any holder of Dissenting Shares), from a financial point of view, of the Merger Consideration. We do not express any view on, and our opinion does not address, the fairness of the proposed Merger to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Merger Consideration or otherwise. We do not express any view on, and our opinion does not address, the fairness of the transactions contemplated by the Note Purchase Agreement or the values of the constituent elements of that transaction. We have assumed that any modification to the structure of the transaction will not affect our analysis in any material respect. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the shares of Class A Common Stock or any business combination or other extraordinary transaction involving the Company. This letter, and our opinion, does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Merger, including as to how any holder of shares of Class A Common Stock should vote or act in respect of the Merger. We express no opinion herein as to the price at which shares of the Company will trade at any time. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

We have acted as financial advisor to the Company in connection with the Merger and will earn a fee for our services upon the public announcement by the Company of the Company’s execution of the Agreement. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. We will also be entitled to receive a success fee if the Merger is consummated. During the two year period prior to the date hereof, no material relationship existed between Evercore Group L.L.C. and its affiliates and Parent pursuant to which compensation was received by Evercore Group L.L.C. or its affiliates as a result of such a relationship. We may provide financial or other services to the Company or Parent or their respective affiliates in the future and in connection with any such services we may receive compensation.

In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company, Parent and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

This letter, and the opinion expressed herein is addressed to, and for the information and benefit of, the Board of Directors in connection with their evaluation of the proposed Merger. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except the Company may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Company to its stockholders relating to the Merger; provided, however, that all references to us or our opinion in any such document and the description or inclusion of our opinion therein shall be subject to our prior consent with respect to form and substance, which consent shall not be unreasonably withheld or delayed.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of the shares of Class A Common Stock (other than Parent or Softbank, any of their respective direct or indirect wholly owned subsidiaries and any holder of Dissenting Shares).

Very truly yours,

EVERCORE GROUP L.L.C.
By:
Daniel B. Mendelow
Senior Managing Director

Annex L

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex M

Form of Amendment to the Amended and Restated Certificate of Incorporation

AMENDMENT TO

CLEARWIRE CORPORATION RESTATED CERTIFICATE OF INCORPORATION

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CLEARWIRE CORPORATION

Clearwire Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation (hereinafter called the “Corporation”) is Clearwire Corporation.

2. The date of filing the original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware was May 14, 2008.

3. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware with an effective time of 1:00 a.m. Eastern Standard Time on November 28, 2008 (the “Restated Charter”).

4. The Restated Charter was amended by the filing of Certificates of Amendment with the Secretary of State of the State of Delaware on November 26, 2008, December 21, 2009 and January 9, 2012.

5. The Restated Charter is hereby amended by striking out the first sentence of Section 4.1 thereof and by substituting in lieu of said sentence the following new first sentence in Section 4.1:

Section 4.1 Capitalization. The total number of shares of all classes of stock that the Corporation is authorized to issue is 5,453,325,044 shares, consisting of 15,000,000 shares of Preferred Stock, par value $.0001 per share (“Preferred Stock”), 3,019,162,522 shares of Class A Common Stock, par value $.0001 per share (“Class A Common Stock”), and 2,419,162,522 shares of Class B Common Stock, par value $.0001 per share (“Class B Common Stock”) together with the Class A Common Stock, the “Common Stock”).

6. The foregoing amendment was duly adopted in accordance with Sections 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Certificate of Incorporation of Clearwire Corporation as of the day of                     , 2013.

CLEARWIRE CORPORATION

By:

Name:
Title:

M-1

THIS IS A PRELIMINARY PROXY CARD W H I T E P R O X Y C A R D YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to special meeting day. VOTE BY INTERNET – WWW.CESVOTE.COM Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time the day prior to the special meeting date. Have your proxy card in hand when you access the web site and follow the instructions to create an electronic voting instruction form. OR VOTE BY TELEPHONE – 1-888-693-8683 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day prior to the special meeting date. Have your proxy card in hand when you call and then follow the instructions. OR VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided to: Clearwire Corporation, c/o MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING: THE PROXY STATEMENT IS AVAILABLE AT HTTP://WWW.VIEWOURMATERIAL.COM/CLWR CONTROL NUMBER If submitting a proxy by mail, please sign and date the card below and fold and detach card at perforation before mailing. PROXY CARD CLEARWIRE CORPORATION THIS PROXY IS SOLICITED BY BOARD OF DIRECTORS SPECIAL MEETING OF STOCKHOLDERS [ ], 2013 The stockholder(s) hereby appoint(s) Erik E. Prusch, Broady R. Hodder and Hope F. Cochran, and each of them singly, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock and/or Class B Common Stock of Clearwire Corporation that the stockholder(s) is/are entitled to vote at the Special Meeting of stockholders of Clearwire Corporation to be held at [ ] PDT on [ ], at [ ], and any adjournments or postponements thereof. Signature Signature (Capacity) Date NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If stockholder is a corporation, please sign full corporate name by authorized officers, giving full title as such. If a partnership, please sign in partnership name by authorized person, giving full title as such Continued and to be signed on the reverse side

CLEARWIRE CORPORTION SPECIAL MEETING OF STOCKHOLDERS SIGN, DATE AND MAIL YOUR PROXY TODAY, UNLESS YOU HAVE VOTED BY INTERNET OR TELEPHONE. IF YOU HAVE NOT VOTED BY INTERNET OR TELEPHONE, PLEASE DATE, MARK, SIGN AND RETURN THIS PROXY PROMPTLY. YOUR VOTE, WHETHER BY INTERNET, MAIL OR TELEPHONE, MUST BE RECEIVED NO LATER THAN 11:59 P.M. EASTERN TIME THE DAY PRIOR TO THE SPECIAL MEETING TO BE INCLUDED IN THE VOTING RESULTS. ALL VALID PROXIES RECEIVED PRIOR TO THE MEETING WILL BE VOTED. If submitting a proxy by mail, please sign and date the card and fold and detach card at perforation before mailing. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors recommendations to vote FOR proposals 1 through 5. The Board of Directors recommends you vote FOR Proposals 1 through 5. 1. Adoption of the Agreement and Plan of Merger, dated as of December 17, 2012, as amended from time to time, which we refer to as the Merger Agreement, by and among Sprint Nextel Corporation, which we refer to as Sprint, Collie Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Sprint, which we refer to as Merger Sub, and the Company. FOR AGAINST ABSTAIN 2. The approval of the Charter Amendment Proposal: 2A: Amendment to the Company’s amended and restated certificate of incorporation to increase the Company’s authorized shares of Class A common stock, par value $0.0001 per share, which we refer to as the Class A Common Stock, by 1,019,162,522 shares. FOR AGAINST ABSTAIN 2B: Amendment to the Company’s amended and restated certificate of incorporation to increase the Company’s authorized shares of Class B common stock, par value $0.0001 per share, which we refer to as the Class B Common stock, by 1,019,162,522 shares. FOR AGAINST ABSTAIN 3. The approval of the NASDAQ Authorization Proposal: 3A: Authorization of the issuance of the Class A Common Stock that may be issued upon exchange of Clearwire Communications, LLC’s and Clearwire Finance, Inc.’s 1.00% Exchangeable Notes due 2018, or issued upon the exchange of the Class B Interests issued upon exchange of the 1.00% Exchangeable Notes due 2018 in accordance with Rule 5635(d) of the NASDAQ Listing Rules. FOR AGAINST ABSTAIN 3B: Authorization of the issuance of the Class B Common Stock that may be issued upon exchange of Clearwire Communications, LLC’s and Clearwire Finance, Inc.’s 1.00% Exchangeable Notes due 2018 in accordance with Rule 5635(d) of the NASDAQ Listing Rules. FOR AGAINST ABSTAIN 4. Adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement, to amend the Certificate of Incorporation or to authorize the issuance of additional Class A Common Stock. FOR AGAINST ABSTAIN 5. Advisory approval vote on certain compensation arrangements for the Company’s named executive officers in connection with the merger. FOR AGAINST ABSTAIN Continued and to be signed on the reverse side